As filed with the Securities and Exchange Commission on June 25, 2021

Registration Statement No. 333-256173

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

Amendment No. 1
to
Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________

Tortoise Acquisition Corp. II*
(Exact Name of Registrant as Specified in Its Charter)

_____________________________

Cayman Islands*	6770	98-1550630
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5100 W. 115th Place
Leawood, KS 66211
(913) 981-1020

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________

Vincent T. Cubbage
5100 W. 115th Place
Leawood, KS 66211
(913) 981-1020

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________

Copies to:
Brenda Lenahan E. Ramey Layne Vinson & Elkins L.L.P. 1114 Avenue of the Americas, 32nd Floor New York, NY 10036 (212) 237-0000	James DeGraw Volta Industries, Inc. General Counsel and Chief Administrative Officer 155 De Haro Street San Francisco, CA 94103 (415) 583-3805	Amanda Galton Albert W. Vanderlaan Hari Raman Orrick Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105 (415) 773-5700

_____________________________

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(9)
Common Stock(3)	34,500,000	$10.025	(4)	$345,862,500	$37,733.60
Redeemable Warrants(5)	8,625,000	$1.825	(6)	$15,740,625	$1,717.30
Common Stock(7)	144,019,942	$10.025	(4)	$1,443,799,918.55	$157,518.57
Common Stock issuable upon exercise of TortoiseCorp public warrants(8)	8,625,000	$10.025	(4)	$86,465,625	$9,433.40
Total				$1,891,868,668.55	$206,402.87	(10)

____________

(1)      Immediately prior to the consummation of the Business Combination described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Tortoise Acquisition Corp. II, a Cayman Islands exempted company (“TortoiseCorp”), intends to effect a deregistration under the Cayman Islands Companies Law (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which TortoiseCorp’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by TortoiseCorp (after the Domestication), the continuing entity following the Domestication, which will be renamed “Volta Inc.” upon the effective time of the Domestication, as further described in the proxy statement/prospectus. As used herein, “Volta” refers to TortoiseCorp after the Domestication and/or the consummation of the Business Combination, including after such change of name, as applicable.

(2)      Pursuant to Rule 416(a) of the Securities Act, there are also being registered  an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)      The number of shares of common stock of Volta being registered represents the number of Class A ordinary shares of TortoiseCorp that were registered pursuant to the registration statements on Form S-1 (333-248269 and 333-248725) (together, the “IPO Registration Statement”) and offered by TortoiseCorp in its initial public offering (the “TortoiseCorp public shares”). The TortoiseCorp public shares will be automatically converted by operation of law into shares of Volta Class A common stock (which will each carry one vote per share) in the Domestication.

(4)      Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of TortoiseCorp (the company to which Volta will succeed following the Domestication) on the NYSE on May 10, 2021 ($10.025 per Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(5)      The number of redeemable warrants to acquire shares of common stock of Volta being registered represents the number of redeemable warrants to acquire Class A ordinary shares of TortoiseCorp that were registered pursuant to the IPO Registration Statement referenced in note (3) above and offered by TortoiseCorp in its initial public offering (the “TortoiseCorp public warrants”). The TortoiseCorp public warrants will be automatically converted by operation of law into redeemable warrants to acquire shares of Volta Class A common stock in the Domestication.

(6)      Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of TortoiseCorp (the company to which Volta will succeed following the Domestication) on the NYSE on May 10, 2021 ($1.825 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(7)      The number of shares of common stock of Volta being registered represents the sum of (a) 101,240,276 shares of Volta Class A common stock to be issued in connection with the Business Combination described herein, (b) 11,431,899 shares of Volta Class B common stock (including restricted stock awards) to be issued in connection with the Business Combination described herein, (c) 20,712,774 shares of Volta Class A common stock that may be reserved for issuance in respect of Volta Class A options issued in exchange for outstanding Volta options and in respect of Volta warrants issued in exchange for outstanding Volta warrants, (d) the issuance of up to 134,993 shares of Volta Class B common stock that may be reserved for issuance in respect of Volta Class B options and (e) 10,500,000 shares of Volta Class B common stock reserved for issuance upon the settlement of certain restricted stock units to be issued pursuant to Volta’s 2021 Founder Incentive Plan and that may be issued after such date pursuant to the terms of the Business Combination described herein.

(8)      The number of shares of common stock of Volta being registered represents the number of shares issuable upon the exercise of the TortoiseCorp public warrants.

(9)      Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

(10)    Previously paid.

*         Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration under Article 206 of the Cayman Islands Companies Law (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by TortoiseCorp (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Volta Inc.” upon the effective time of the Domestication.

_____________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED JUNE 25, 2021

PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF TORTOISE ACQUISITION CORP. II
PROSPECTUS FOR
165,078,050 SHARES OF CLASS A COMMON STOCK,
22,066,892 SHARES OF CLASS B COMMON STOCK AND
8,625,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK
OF TORTOISE ACQUISITION CORP. II (AFTER ITS DOMESTICATION AS A
CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL
BE RENAMED “VOLTA INC.” IN CONNECTION WITH THE BUSINESS
COMBINATION DESCRIBED HEREIN)

The board of directors of Tortoise Acquisition Corp. II, a Cayman Islands exempted company (“TortoiseCorp” and, after the Domestication and Business Combination as described below, “New Volta”), has unanimously approved (a) the domestication of TortoiseCorp as a Delaware corporation (the “Domestication”) and (b) the Business Combination Agreement and Plan of Reorganization, dated as of February 7, 2021 (the “Business Combination Agreement”), by and among TortoiseCorp, SNPR Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of TortoiseCorp (“First Merger Sub”), SNPR Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of TortoiseCorp (“Second Merger Sub”), and Volta Industries, Inc., a Delaware corporation (“Volta”), a copy of which is attached to this proxy statement/prospectus as Annex A.

In connection with the Domestication, prior to the closing of the Business Combination (as defined below): (a) each then issued and outstanding Class A ordinary share, par value $0.0001 (the “Class A Ordinary Shares”), and each then issued and outstanding Class B ordinary share, par value $0.0001 (the “Class B Ordinary Shares”), of TortoiseCorp will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001, of New Volta (the “New Volta Class A Common Stock”); (b) each then issued and outstanding warrant of TortoiseCorp (the “TortoiseCorp Warrants”) will convert automatically into a warrant to purchase one share of New Volta Class A Common Stock (the “New Volta Warrants”), pursuant to that certain warrant agreement by and between TortoiseCorp and Continental Stock Transfer & Trust Company; (c) each then issued and outstanding unit of TortoiseCorp (the “TortoiseCorp Units”) will convert automatically into a unit of New Volta (the “New Volta Units”), each consisting of one share of New Volta Class A Common Stock and one-fourth of one New Volta Warrant; (d) a dual class structure will be implemented and New Volta will be authorized to issue shares of Class B common stock, par value $0.0001 per share (the “New Volta Class B Common Stock” and, together with New Volta Class A Common Stock, the “New Volta Common Stock”), that will carry voting rights in the form of ten votes per each such share of New Volta Class B Common Stock; and (e) after its Domestication, TortoiseCorp will immediately be renamed “Volta Inc.”

Promptly following the consummation of the Domestication, pursuant to the Business Combination Agreement, (a) First Merger Sub will merge with and into Volta (the “First Merger”), with Volta surviving the merger as a wholly owned subsidiary of New Volta (the time at which the First Merger becomes effective, the “Effective Time”), and (b) as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Volta (as the surviving entity of the First Merger) will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Second Merger Sub surviving the merger as a wholly owned subsidiary of New Volta.

At the Effective Time, (a) each outstanding share of Volta’s Class B Common Stock, par value $0.001 per share (the “Volta Class B Common Stock”), including each share of Volta’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock (collectively, the “Volta Preferred Stock”) that will be converted into shares of Volta Class B Common Stock immediately prior to the Effective Time, but excluding shares of Volta’s outstanding unvested restricted Volta Class B Common Stock (collectively, the “Volta Restricted Stock”), will be cancelled and automatically converted into the right to receive the number of shares of New Volta Class A Common Stock, equal to the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus); (b) each share of Volta’s Class A Common Stock, par value $0.001 per share (“Volta Class A Common Stock” and together with Volta Class B Common Stock, “Volta Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding shares of Volta Restricted Stock) will be cancelled and automatically converted into the right to receive the number of shares of New Volta Class B Common Stock equal to the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus); (c) each warrant to purchase shares of Volta Preferred Stock or Volta Common Stock (the “Volta Warrants”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into a warrant to acquire a number of shares of New Volta Class A Common Stock based on the applicable exchange ratio and at a specified price (each determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus); (d) each award of Volta Restricted Stock that is outstanding immediately prior to the Effective Time will be converted into an award (the “New Volta Restricted Stock”) with respect to a number of restricted shares of New Volta Class A Common Stock or New Volta Class B Common Stock, as applicable, based on the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus); and (e) each option to purchase shares of Volta Class A Common Stock or Volta Class B Common Stock (the “Volta Options”), whether or not exercisable and whether or not vested, that is outstanding immediately prior to the Effective Time will automatically be converted into an option to purchase a number of shares of New Volta Class A Common Stock (each a “New Volta Class A Option”) or New Volta Class B Common Stock (each a “New Volta Class B Option”), as applicable (each such option, a “New Volta Option”), based on the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in this proxy statement/prospectus). See the section entitled “The Business Combination” of this proxy statement/prospectus for further information on the consideration being paid to the stockholders of Volta.

This prospectus covers 165,078,050 shares of New Volta Class A Common Stock (including Class A Ordinary Shares, Class B Ordinary Shares, Volta Class B Common Stock and Volta Preferred Stock that will convert into shares of New Volta Class A Common Stock in connection with the Domestication and Business Combination, and shares issuable upon exercise or vesting of the New Volta Warrants, New Volta Restricted Stock and New Volta Class A Options), 11,566,892 shares of New Volta Class B Common Stock (including Volta Class A Common Stock that will convert into shares of New Volta Class B Common Stock and shares issuable upon the exercise or vesting of New Volta Restricted Stock and New Volta Class B Options) to be issued in connection with the Business Combination, 8,625,000 New Volta Warrants and 10,500,000 shares of New Volta Class B Common Stock reserved for issuance upon the settlement of certain restricted stock units to be issued pursuant to the Founder Plan (as defined below) and that may be issued after such date pursuant to the terms of the Business Combination described herein. The number of shares of New Volta Common Stock that this prospectus covers represents the maximum number of shares that may be issued to holders of shares Volta Common Stock, Volta Warrants, Volta Restricted Stock and Volta Options in connection with the Business Combination (as more fully described in this proxy statement/prospectus), together with the shares issued or issuable to the existing holders of TortoiseCorp Units, Class A Ordinary Shares, Class B Ordinary Shares and TortoiseCorp Warrants in connection with the Domestication and Business Combination.

The TortoiseCorp Units, Class A Ordinary Shares and TortoiseCorp Warrants are currently listed on the New York Stock Exchange under the symbols “SNPR.U,” “SNPR” and “SNPR WS,” respectively. TortoiseCorp intends to apply to list the shares of New Volta Class A Common Stock and the New Volta Warrants on the New York Stock Exchange under the symbols “VLTA” and “VLTA WS,” respectively, upon the closing of the Business Combination. At the closing of the Business Combination, each New Volta Unit will separate into its components consisting of one share of New Volta Class A Common Stock and one-fourth of one New Volta Warrant.

This proxy statement/prospectus provides shareholders of TortoiseCorp with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of TortoiseCorp. We encourage you to read this entire document, including the annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 41 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated           , 2021, and
is first being mailed to TortoiseCorp’s shareholders on or about           , 2021

TORTOISE ACQUISITION CORP. II

5100 W. 115th Place
Leawood, KS 66211

Dear Shareholders of Tortoise Acquisition Corp. II:

You are cordially invited to attend the extraordinary general meeting of Tortoise Acquisition Corp. II, a Cayman Islands exempted company (“TortoiseCorp” and, after the Domestication and Business Combination, as described below, “New Volta”), which will be held in person on           , 2021, at          , Eastern time, at the offices of Vinson & Elkins L.L.P., located at 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036, or such other date, time and place to which such meeting may be adjourned. In the interest of public health, and due to the impact of the ongoing COVID-19 pandemic, we are also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and our Amended and Restated Memorandum and Articles of Association (the “Existing Organizational Documents”).

At the extraordinary general meeting, TortoiseCorp will ask its shareholders to consider and vote upon a proposal to approve by ordinary resolution and adopt the Business Combination Agreement and Plan of Reorganization, dated as of February 7, 2021 (the “Business Combination Agreement” and, such proposal, the “Business Combination Proposal”), by and among TortoiseCorp, SNPR Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of TortoiseCorp (“First Merger Sub”), SNPR Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of TortoiseCorp (“Second Merger Sub”), and Volta Industries, Inc., a Delaware corporation (“Volta”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Business Combination Agreement provides for, among other things, following the domestication of TortoiseCorp as described below, (a) the merger of First Merger Sub with and into Volta (the “First Merger”), with Volta surviving the merger as a wholly owned subsidiary of New Volta (the time at which the First Merger becomes effective, the “Effective Time”), and (b) as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, the merger of Volta (as the surviving entity of the First Merger) with and into Second Merger Sub (the “Second Merger” and, together with the First Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Second Merger Sub surviving the merger as a wholly owned subsidiary of New Volta.

As a condition to the consummation of the Business Combination, the board of directors of TortoiseCorp has unanimously approved, and TortoiseCorp will ask its shareholders to consider and vote upon a proposal to approve by special resolution under Cayman Islands law, a change of TortoiseCorp’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

In connection with the Domestication, prior to the closing of the Business Combination: (a) each then issued and outstanding Class A ordinary share, par value $0.0001 (the “Class A Ordinary Shares”), and each then issued and outstanding Class B ordinary share, par value $0.0001 (the “Class B Ordinary Shares”), of TortoiseCorp will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001, of New Volta (the “New Volta Class A Common Stock”); (b) each then issued and outstanding warrant of TortoiseCorp (the “TortoiseCorp Warrants”) will convert automatically into a warrant to purchase one share of New Volta Class A Common Stock (the “New Volta Warrants”) pursuant to that certain warrant agreement by and between TortoiseCorp and Continental Stock Transfer & Trust Company; (c) each then issued and outstanding unit of TortoiseCorp (the “TortoiseCorp Units”) will convert automatically into a unit of New Volta (the “New Volta Units”), each consisting of one share of New Volta Class A Common Stock and one-fourth of one New Volta Warrant; (d) a dual class structure will be implemented and New Volta will be authorized to issue shares of Class B common stock, par value $0.0001 per share (the “New Volta Class B Common Stock” and, together with New Volta Class A Common Stock the “New Volta Common Stock”), that will carry voting rights in the form of ten votes per such share; and (e) after its Domestication, TortoiseCorp will immediately be renamed “Volta Inc.” For additional information about the Domestication, please see the section entitled “Proposal No. 2 — The Domestication Proposal” in the accompanying proxy statement/prospectus.

At the Effective Time, (a) each outstanding share of Volta’s Class B Common Stock, par value $0.001 per share (the “Volta Class B Common Stock”), including each share of Volta’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock (collectively, the “Volta Preferred Stock”) that will be converted into shares of Volta Class B Common Stock immediately prior to the Effective Time, but excluding shares of Volta’s outstanding unvested restricted Volta Class A Common Stock (as defined below) and outstanding unvested restricted Volta Class B Common Stock (collectively, the “Volta Restricted Stock”), will be cancelled and automatically converted into the right to receive the number of shares of New Volta Class A Common Stock, equal to the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in the accompanying proxy statement/prospectus); (b) each share of Volta’s Class A Common Stock, par value $0.001 per share (“Volta Class A Common Stock” and, together with the Volta Class B Common Stock, “Volta Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding shares of Volta Restricted Stock) will be cancelled and automatically converted into the right to receive the number of shares of New Volta Class B Common Stock equal to the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in the accompanying proxy statement/prospectus); (c) each warrant to purchase shares of Volta Preferred Stock or Volta Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into a warrant to acquire a number of shares of New Volta Class A Common Stock based on the applicable exchange ratio and at a specified price (each determined in accordance with the Business Combination Agreement and as further described in the accompanying proxy statement/prospectus); (d) each award of Volta Restricted Stock that is outstanding immediately prior to the Effective Time will be converted into an award (the “New Volta Restricted Stock”) with respect to a number of restricted shares of New Volta Class A Common Stock or New Volta Class B Common Stock, as applicable, based on the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in the accompanying proxy statement/prospectus); and (e) each option to purchase shares of Volta Class A Common Stock or Volta Class B Common Stock (the “Volta Options”), whether or not exercisable and whether or not vested, that is outstanding immediately prior to the Effective Time will automatically be converted into an option to purchase a number of shares of New Volta Class A Common Stock or New Volta Class B Common Stock, as applicable (each such option, a “New Volta Option”), based on the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in the accompanying proxy statement/prospectus). See the section entitled “The Business Combination” of the accompanying proxy statement/prospectus for further information on the consideration being paid to the stockholders of Volta.

In addition to the Business Combination Proposal, TortoiseCorp’s shareholders will also be asked to consider and vote upon (a) a proposal to approve by special resolution the change of TortoiseCorp’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”); (b) a proposal to approve by special resolution the replacement of the Existing Organizational Documents and adoption of the proposed certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed new bylaws (the “Proposed Bylaws”) of New Volta (the “Organizational Documents Proposal”); (c) nine separate proposals to approve, on a non-binding advisory basis, by ordinary resolution material differences between the Existing Organizational Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws of New Volta (collectively, the “Advisory Organizational Documents Proposals”); (d) a proposal to approve by ordinary resolution, for purposes of complying with the applicable listing rules of the New York Stock Exchange, the issuance and sale of 30,000,000 shares of New Volta Class A Common Stock in a private offering of securities to certain investors in connection with the Business Combination, which shall occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement (the “PIPE Proposal”); (e) a proposal to approve by ordinary resolution and adopt the New Volta 2021 Equity Incentive Plan and material terms thereunder, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D (the “2021 Plan Proposal”); (f) a proposal to approve by ordinary resolution and adopt the New Volta Founder Incentive Plan and material terms thereunder, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E (the “Founder Plan Proposal”); (g) a proposal to approve by ordinary resolution and adopt the Employee Stock Purchase Plan, including the authorization of the initial share reserve thereunder, a copy of which is attached to the accompanying proxy statement/prospectus as Annex F (the “ESPP Proposal”); (h) a proposal for the holders of Class B Ordinary Shares to elect, effective immediately after the Effective Time, three directors to serve until the

2022 annual meeting of stockholders, three directors to serve until the 2023 annual meeting of stockholders and two directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”); and (i) a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal, the ESPP Proposal and the Director Election Proposal, the “Proposals”).

We may not consummate the Business Combination unless and until the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus. The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal, the ESPP Proposal the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Under the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors and therefore the Director Election Proposal. Approval of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

In connection with the Business Combination, certain related agreements have been, or will be, entered into on or prior to the closing of the Business Combination, including (a) the Stockholder Support Agreement, dated as of February 7, 2021; (b) certain Lock-Up Agreements, dated as of February 7, 2021; (c) the amended and restated registration rights agreement substantially in the form attached to the Business Combination Agreement as Exhibit A (the “Amended and Restated Registration Rights Agreement”); (d) the Letter Agreement, dated as of September 10, 2020, providing that, among other things, the parties thereto will vote their Class B Ordinary Shares in favor of the Business Combination Agreement and the Business Combination; (e) the Sponsor Letter Agreement by and among Volta, TortoiseCorp, Tortoise Sponsor II LLC and certain holders of Class B Ordinary Shares, dated as of February 7, 2021; and (f) the Subscription Agreements, dated as of February 7, 2021, pursuant to which certain investors have agreed to purchase an aggregate of 30,000,000 shares of New Volta Class A Common Stock, for a purchase price of $10.00 per share (the “Private Placement Financing”).

Pursuant to the Existing Organizational Documents, holders of Class A Ordinary Shares issued as part of the TortoiseCorp Units in the initial public offering of TortoiseCorp (the “public shares” and, holders of such public shares, the “public shareholders”), other than public shareholders that held Class B Ordinary Shares prior to such initial public offering (the “initial shareholders”), may request that TortoiseCorp redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of TortoiseCorp Units must elect to separate the TortoiseCorp Units into the underlying Class A Ordinary Shares and TortoiseCorp Warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their TortoiseCorp Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the TortoiseCorp Units into the underlying public shares and warrants, or if a holder holds TortoiseCorp Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company,

TortoiseCorp’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to TortoiseCorp in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, New Volta will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of TortoiseCorp’s initial public offering relating to such public shares, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Volta Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of such 20% limit would not be redeemed for cash.

Tortoise Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”), and TortoiseCorp’s officers and directors have agreed to (a) vote all of their Class A Ordinary Shares and Class B Ordinary Shares in favor of the Business Combination Agreement and the Business Combination and (b) waive their anti-dilution rights with respect to their Class B Ordinary Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price applicable to public shares that are redeemed. As of the date of the accompanying proxy statement/prospectus, the initial shareholders own approximately 20% of the issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares in the aggregate.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement if the closing conditions are not met. In addition, in no event will TortoiseCorp redeem public shares in an amount that would cause New Volta’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the Private Placement Financing.

TortoiseCorp is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by TortoiseCorp’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of TortoiseCorp’s shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 41 of the accompanying proxy statement/prospectus.

After careful consideration, the boards of directors of TortoiseCorp and Volta have each unanimously approved the Business Combination Agreement and related transactions and the board of directors of TortoiseCorp has approved the other proposals described in this proxy statement/prospectus and determined that it is advisable to consummate the Business Combination. The board of directors of TortoiseCorp recommends that its shareholders vote “FOR” the approval of the Business Combination Agreement, “FOR” the Domestication, “FOR” the issuance of New Volta Class A Common Stock and New Volta Class B Common Stock to be issued in connection with the Domestication, the Business Combination and the Private Placement Financing and “FOR” the other proposals described in the accompanying proxy statement/prospectus.

The approval of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal, the ESPP Proposal the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Under the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors and therefore the Director Election Proposal. Approval of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Your vote is very important, regardless of the number of Class A Ordinary Shares you own. To ensure your representation at the extraordinary general meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Please submit your proxy promptly, whether or not you expect to attend the extraordinary general meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting virtually or in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. You can also attend the extraordinary general meeting and vote in person or online. Even if you have previously voted by submitting a proxy pursuant to any of the methods noted above, you may withdraw your proxy and vote in person or online.

More information about TortoiseCorp, Volta and the proposed transactions is included in the accompanying proxy statement/prospectus. TortoiseCorp urges you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO TORTOISECORP’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

______________________________________________ Vincent T. Cubbage
Chief Executive Officer and President

The accompanying proxy statement/prospectus is dated , 2021 and is first being mailed to the shareholders of TortoiseCorp on or about that date.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION OR THE OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

TORTOISE ACQUISITION CORP. II

5100 W. 115th Place
Leawood, KS 66211

NOTICE OF EXTRAORDINARY GENERAL MEETING
OF TORTOISE ACQUISITION CORP. II

To Be Held On             , 2021

To the Shareholders of Tortoise Acquisition Corp. II:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Tortoise Acquisition Corp. II, a Cayman Islands exempted company (“TortoiseCorp,” “we,” “our,” “us” or the “Company” and, after the Domestication and Business Combination, as described below, “New Volta”), will be held in person on             , 2021, at           , Eastern time, at the offices of Vinson & Elkins L.L.P., located at 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036, or at such other date, time and place to which such meeting may be adjourned. In the interest of public health, and due to the impact of the ongoing COVID-19 pandemic, we are also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and our Amended and Restated Memorandum and Articles of Association (the “Existing Organizational Documents”). At the extraordinary general meeting, TortoiseCorp shareholders will be asked to consider and vote upon the following proposals:

•        Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to (a) approve by ordinary resolution and adopt the Business Combination Agreement and Plan of Reorganization, dated as of February 7, 2021 (the “Business Combination Agreement”), by and among TortoiseCorp, SNPR Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of TortoiseCorp (“First Merger Sub”), SNPR Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of TortoiseCorp (“Second Merger Sub”), and Volta Industries, Inc., a Delaware corporation (“Volta”), pursuant to which (i) First Merger Sub will merge with and into Volta (the “First Merger”), with Volta surviving the merger as a wholly owned subsidiary of New Volta (the time at which the First Merger becomes effective, the “Effective Time”), and (ii) as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Volta (as the surviving entity of the First Merger) will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Second Merger Sub surviving the merger as a wholly owned subsidiary of New Volta, and (b) approve by ordinary resolution the Business Combination, including the issuance and reservation for issuance of shares in connection therewith (such proposal, the “Business Combination Proposal”) (Proposal No. 1). A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

•        Proposal No. 2 — The Domestication Proposal — To consider and vote upon a proposal to approve by special resolution, the change of TortoiseCorp’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) (such proposal, the “Domestication Proposal”) (Proposal No. 2).

•        Proposal No. 3 — The Organizational Documents Proposal — To consider and vote upon a proposal to approve by special resolution the replacement of the Existing Organizational Documents with the proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New Volta, which, if approved, would take effect at the time of the Domestication (such proposal, the “Organizational Documents Proposal”) (Proposal No. 3).

•        Proposal No. 4 — The Advisory Organizational Documents Proposals — To consider and vote upon nine separate proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Organizational Documents, which are being presented separately in accordance with

U.S. Securities and Exchange Commission guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions (collectively, the “Advisory Organizational Documents Proposals”) (Proposal No. 4).

•        Proposal No. 5 — The PIPE Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the New York Stock Exchange, the issuance and sale of 30,000,000 shares of New Volta Class A Common Stock in a private offering of securities to certain investors in connection with the Business Combination, which shall occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement (the “PIPE Proposal”) (Proposal No. 5).

•        Proposal No. 6 — The 2021 Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the New Volta 2021 Equity Incentive Plan (the “2021 Plan”) and material terms thereunder (the “2021 Plan Proposal”) (Proposal No. 6). A copy of the 2021 Plan is attached to the accompanying proxy statement/prospectus as Annex D.

•        Proposal No. 7 — The Founder Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the New Volta Founder Incentive Plan (the “Founder Plan”) and material terms thereunder (the “Founder Plan Proposal”) (Proposal No. 7). A copy of the Founder Plan is attached to the accompanying proxy statement/prospectus as Annex E.

•        Proposal No. 8 — The ESPP Proposal — To consider and vote upon a proposal to approve the Employee Stock Purchase Plan, including the authorization of the initial share reserve under the Employee Stock Purchase Plan (the “ESPP” and the proposal, the “ESPP Proposal”) (Proposal No. 8). A copy of the ESPP is attached to the accompanying proxy statement/prospectus as Annex F.

•        Proposal No. 9 — The Director Election Proposal — For the holders of Class B Ordinary Shares to consider and vote upon a proposal to elect, effective immediately after the effective time of the Second Merger, three directors to serve until the 2022 annual meeting of stockholders, three directors to serve until the 2023 annual meeting of stockholders and two directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”) (Proposal No. 9).

•        Proposal No. 10 — The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal, the ESPP Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal, the ESPP Proposal and the Director Election Proposal, the “Proposals”) (Proposal No. 10).

Each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

Only holders of record of Class A ordinary shares, par value $0.0001 (the “Class A Ordinary Shares”) and Class B ordinary shares, par value $0.0001 (the “Class B Ordinary Shares”) of TortoiseCorp at the close of business on           , 2021 are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting and any adjournments thereof.

TortoiseCorp is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by TortoiseCorp’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of TortoiseCorp’s shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 41 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of TortoiseCorp has unanimously approved the Business Combination Agreement and related transactions and the other Proposals described in this proxy statement/prospectus, and has determined that it is advisable to consummate the Business Combination. The board of directors of TortoiseCorp recommends that its shareholders vote “FOR” the approval of the Business Combination Agreement, “FOR” the Domestication, “FOR” the issuance of New Volta Class A Common Stock and New Volta Class B Common Stock to be issued in connection with the Domestication, the Business Combination and the Private Placement Financing and “FOR” the other Proposals described in the accompanying proxy statement/prospectus.

Pursuant to the Existing Organizational Documents, a holder of Class A Ordinary Shares issued as part of the units sold in TortoiseCorp’s initial public offering (the “public shares” and, holders of such public shares the “public shareholders”), other than public shareholders that held Class B Ordinary Shares prior to TortoiseCorp’s initial public offering (the “initial shareholders”) may request that TortoiseCorp redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(a)     hold public shares, or if you hold public shares through TortoiseCorp units sold in the initial public offering of TortoiseCorp (the “TortoiseCorp Units”), you elect to separate your TortoiseCorp Units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(b)    submit a written request to Continental Stock Transfer & Trust Company, TortoiseCorp’s transfer agent, in which you (i) request that New Volta redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(c)     deliver your public shares to Continental Stock Transfer & Trust Company, TortoiseCorp’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on           , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of TortoiseCorp Units must elect to separate the units into the underlying Class A Ordinary Shares and warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their TortoiseCorp Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds TortoiseCorp Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, TortoiseCorp’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to TortoiseCorp in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, New Volta will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of TortoiseCorp’s initial public offering relating to such public shares, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Volta Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

The approval of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Under the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors and therefore the Director Election Proposal. Approval of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF ORDINARY SHARES OF TORTOISECORP YOU OWN. To ensure your representation at the extraordinary general meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions maintained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly, whether or not you expect to attend the meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you received from your broker, bank or other nominee.

The board of directors of TortoiseCorp has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Advisory Organizational Documents Proposals, “FOR” the PIPE Proposal, “FOR” the 2021 Plan Proposal, “FOR” the Founder Plan Proposal, “FOR ALL NOMINEES” in the Director Election Proposal and “FOR” the Adjournment Proposal.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our Proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

, 2021

By Order of the Board of Directors

Vincent T. Cubbage Chief Executive Officer and President

i

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus, without charge, by written or oral request to our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Telephone: (800) 662-5200
(banks and brokers call collect at (203) 658-9400)
Email: SNPR.info@investor.morrowsodali.com

To obtain timely delivery of requested materials, you must request the documents no later than five business days prior to the date of the extraordinary general meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement/prospectus to:

•        “Business Combination” are to the First Merger, the Second Merger and all other transactions contemplated by the Business Combination Agreement;

•        “Business Combination Agreement” are to that certain Business Combination Agreement and Plan of Reorganization, dated as of February 7, 2021, by and among TortoiseCorp, First Merger Sub, Second Merger Sub and Volta;

•        “Class A Ordinary Shares” are to our Class A ordinary shares, par value $0.0001 per share;

•        “Class B Ordinary Shares” are to our Class B ordinary shares, par value $0.0001 per share;

•        “Closing” are to the closing of the Business Combination;

•        “Closing Date” are to the date on which the Closing occurs;

•        “Code” are to the Internal Revenue Code of 1986, as amended;

•        “Conversion” are to the conversion of each share of Volta Preferred Stock into a number of shares of Volta Class B Common Stock immediately prior to the Effective Time at the then-effective conversion rate as calculated pursuant to the Volta Charter;

•        “Effective Time” are to the date and time at which the First Merger becomes effective;

•        “Exchange Ratio” are to the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) 130,000,000 by (b) the Volta Outstanding Shares;

•        “Existing Organizational Documents” are to TortoiseCorp’s Amended and Restated Memorandum and Articles of Association dated and effective as of September 10, 2020;

•        “extraordinary general meeting” are to the extraordinary general meeting of TortoiseCorp that is the subject of this proxy statement/prospectus and any adjournments thereof;

•        “First Merger” are to the merger of First Merger Sub with and into Volta, with Volta surviving the merger as a wholly owned subsidiary of New Volta;

•        “First Merger Sub” are to SNPR Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of TortoiseCorp;

•        “Forward Purchase Agreement” are to the Forward Purchase Agreement, dated August 31, 2021, by and between TortoiseCorp and CIBC National Trust Company;

•        “Founder Shares” are to the outstanding Class B Ordinary Shares;

•        “Historical Rollover Shareholders” are to the holders of shares of New Volta Common Stock that will be issued in exchange for all outstanding shares of Volta Common Stock in the Business Combination;

•        “HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•        “Initial Business Combination” are to TortoiseCorp’s initial merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities after the Initial Public Offering. If consummated, the Business Combination will constitute TortoiseCorp’s Initial Business Combination;

•        “Initial Public Offering” or “IPO” are to TortoiseCorp’s initial public offering of units, which closed on September 15, 2020;

•        “initial shareholders” are to the holders of our Founder Shares, which includes our Sponsor, our independent directors and Tortoise Borrower;

•        “IRS” are to the Internal Revenue Service;

•        “management” or our “management team” are to our officers and directors;

•        “New Private Placement Investors” are to investors in the Private Placement Financing;

•        “New Volta” are to (a) prior to giving effect to the Domestication and the Business Combination, TortoiseCorp, and (b) after giving effect to the Domestication and the Business Combination, Volta Inc.;

•        “New Volta Class A Common Stock” are to the shares of Class A common stock, par value $0.0001 per share, of New Volta (after the Domestication as a corporation in the State of Delaware);

•        “New Volta Class B Common Stock” are to the shares of Class B common stock, par value $0.0001 per share, of New Volta (after the Domestication as a corporation in the State of Delaware);

•        “New Volta Common Stock” are to shares of New Volta Class A Common Stock and New Volta Class B Common Stock;

•        “New Volta Options” are to the options to purchase shares of New Volta Class A Common Stock or New Volta Class B Common Stock into which the Volta Options will convert at the Effective Time;

•        “New Volta Preferred Stock” are to the shares of preferred stock, par value $0.0001 per share, of New Volta;

•        “New Volta Units” are to the units of New Volta, each consisting of one share of New Volta Class A Common Stock and one-fourth of one New Volta Warrant, into which the TortoiseCorp Units will convert upon consummation of the Domestication;

•        “New Volta Warrants” are to the warrants to purchase shares of New Volta Class A Common Stock into which the TortoiseCorp Warrants and Volta Warrants will convert upon consummation of the Domestication and at the Effective Time, respectively;

•        “NYSE” are to the New York Stock Exchange;

•        “Ordinary Shares” are to the Class A Ordinary Shares and the Class B Ordinary Shares;

•        “Private Placement Financing” are to the private offering of securities of TortoiseCorp to certain investors pursuant to separate subscription agreements in connection with the Business Combination;

•        “Private Placement Funds” are to the proceeds from the Private Placement Financing;

•        “Private Placement Shares” are to the shares of New Volta Class A Common Stock that will be issued in the Private Placement Financing;

•        “private placement warrants” are to the warrants issued to Tortoise Borrower in a private placement simultaneously with the closing of our IPO;

•        “public shareholders” are to the holders of our public shares;

•        “public shares” are to our Class A Ordinary Shares sold as part of the TortoiseCorp Units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•        “public warrants” are to the warrants sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•        “Requisite Volta Stockholder Approval” are to the affirmative vote or consent of (a) the holders of a majority of the outstanding shares of Volta Class A Common Stock and Volta Preferred Stock, voting together as a single class on an as-converted basis, (b) holders of a majority of the outstanding shares of Volta Class A Common Stock, voting as a single class, and (c) the holders of a majority of the outstanding shares of Volta Preferred Stock, voting as a single class;

•        “SEC” are to the U.S. Securities and Exchange Commission;

v

•        “Second Merger” are to the merger of Volta (as the surviving entity of the First Merger) with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of New Volta;

•        “Second Merger Sub” are to SNPR Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of TortoiseCorp;

•        “Sponsor” are to Tortoise Sponsor II LLC, a Cayman Islands limited liability company;

•        “Tortoise” are to TortoiseEcofin Investments, LLC, a Delaware limited liability company, and its consolidated subsidiaries;

•        “Tortoise Borrower” are to TortoiseEcofin Borrower, LLC, a Delaware limited liability company and an affiliate of our Sponsor;

•        “Tortoise Funds” are to the investment vehicles for which Tortoise provides asset management services;

•        “TortoiseCorp” are to Tortoise Acquisition Corp. II, a Cayman Islands exempted company;

•        “TortoiseCorp Board” are to the board of directors of TortoiseCorp;

•        “TortoiseCorp Preference Shares” are to TortoiseCorp’s preference shares, par value $0.0001 per share;

•        “TortoiseCorp Public Securities” are to Class A Ordinary Shares and TortoiseCorp Warrants;

•        “TortoiseCorp Units” are to our units sold in the IPO, each of which consists of one Class A Ordinary Share and one-fourth of one public warrant;

•        “TortoiseCorp Warrants” are to (a) prior to giving effect to the Domestication and the Business Combination, the public warrants and the private placement warrants, and (b) after giving effect to the Domestication and the Business Combination, the warrants to purchase shares of New Volta Class A Common Stock that the public warrants and private placement warrants will convert into upon consummation of the Domestication and the Business Combination;

•        “Trust Account” are to the trust account maintained by JP Morgan Chase Bank, N.A. that holds the proceeds (including interest not previously released to TortoiseCorp for working capital purposes) from the IPO and a concurrent private placement of private placement warrants to Tortoise Borrower;

•        “U.S. GAAP” are to the generally accepted accounting principles in the United States;

•        “Volta” are to Volta Industries, Inc., a Delaware corporation;

•        “Volta Board” are to the board of directors of Volta;

•        “Volta Charter” are to the Amended and Restated Certificate of Incorporation of Volta dated December 22, 2020, as the same may be amended, supplemented or modified from time to time;

•        “Volta Class A Common Stock” are to the shares of Volta’s Class A Common Stock, par value $0.001 per share;

•        “Volta Class B Common Stock” are to the shares of Volta’s Class B Common Stock, par value $0.001 per share;

•        “Volta Common Stock” are to shares of Volta Class A Common Stock and Volta Class B Common Stock;

•        “Volta Non-Plan Options” are to all options to purchase shares of Volta Class B Common Stock granted outside the terms and conditions of the Volta Option Plan;

•        “Volta Options” are to all outstanding options to purchase shares of Volta Class A Common Stock or Volta Class B Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Effective Time under the Volta Option Plan (not including any Volta Warrants or Volta Non-Plan Options);

•        “Volta Option Plan” are to the Volta Industries, Inc. 2014 Equity Incentive Plan, adopted December 15, 2014 and last amended December 26, 2018, as such Equity Incentive Plan may have been amended, supplemented or modified from time to time;

•        “Volta Outstanding Shares” are to the total number of shares of Volta Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Volta Common Stock basis (including any shares of Volta Restricted Stock), and including, without limitation or duplication, (a) the number of shares of Volta Class B Common Stock issuable upon conversion of the Volta Preferred Stock pursuant to the Conversion, (b) the number of shares of Volta Common Stock that are issuable upon the net exercise of Volta Options and Volta Non-Plan Options that are unexpired, issued and outstanding as of immediately prior to the Effective Time, assuming that the fair market value of one share of Volta Common Stock issuable pursuant to a Volta Option or Volta Non-Plan Option in accordance with the terms of such Volta Option or Volta Non-Plan Option equals (x) the Exchange Ratio multiplied by (y) $10.00, and (c) the number of shares of Volta Common Stock that are issuable upon the net exercise of Volta Warrants that are unexpired, issued and outstanding as of immediately prior to the Effective Time, assuming that the fair market value of one share of Volta Common Stock issuable pursuant to a Volta Warrant in accordance with the terms of such Volta Warrant equals the (x) Exchange Ratio multiplied by (y) $10.00;

•        “Volta Preferred Stock” are to the Volta Series A Preferred Stock, the Volta Series B Preferred Stock, the Volta Series C Preferred Stock, the Volta Series C-1 Preferred Stock, the Volta Series C-2 Preferred Stock, the Volta Series D Preferred Stock and the Volta Series D-1 Preferred Stock;

•        “Volta Restricted Stock” are to the outstanding unvested restricted shares of Volta Common Stock issued pursuant to the Volta Option Plan, including any shares of Volta Common Stock issued pursuant to early-exercised Volta Options to purchase shares of Volta Common Stock;

•        “Volta Series A Preferred Stock” are to the shares of Volta Preferred Stock designated as Series A Preferred Stock in the Volta Charter;

•        “Volta Series B Preferred Stock” are to the shares of Volta Preferred Stock designated as Series B Preferred Stock in the Volta Charter;

•        “Volta Series C Preferred Stock” are to the shares of Volta Preferred Stock designated as Series C Preferred Stock in the Volta Charter;

•        “Volta Series C-1 Preferred Stock” are to the shares of Volta Preferred Stock designated as Series C-1 Preferred Stock in the Volta Charter;

•        “Volta Series C-2 Preferred Stock” are to the shares of Volta Preferred Stock designated as Series C-2 Preferred Stock in the Volta Charter;

•        “Volta Series D Preferred Stock” are to the shares of Volta Preferred Stock designated as Series D Preferred Stock in the Volta Charter;

•        “Volta Series D-1 Preferred Stock” are to the shares of Volta Preferred Stock designated as Series D-1 Preferred Stock in the Volta Charter; and

•        “Volta Warrants” are to the warrants to purchase Volta Common Stock outstanding immediately prior to the Effective Time.

•        “Warrant Agreement” are to the Warrant Agreement, dated September 10, 2020, between TortoiseCorp and Continental Stock Transfer & Trust Company, as warrant agent.

Unless otherwise specified, the voting and economic interests of TortoiseCorp shareholders set forth in this proxy statement/prospectus (a) assume (i) that no public shareholders elect to have their public shares redeemed, (ii) that there are no other issuances of equity interests of TortoiseCorp or Volta and no repurchases of Volta Restricted Stock, (iii) none of TortoiseCorp’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market and (iv) that there are no exercises of Volta Options or Volta Warrants and (b) do not take into account TortoiseCorp Warrants that will remain outstanding following the Business Combination and which may be exercised at a later date.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Business Combination” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information included in this proxy statement/prospectus, but does not include all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the extraordinary general meeting.

•        TortoiseCorp is a blank check company incorporated on July 24, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. For more information about TortoiseCorp, see the section entitled “Information About TortoiseCorp.” When you consider the TortoiseCorp Board’s recommendation of the Proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of TortoiseCorp shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. See the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information. The TortoiseCorp Board was aware of and considered these interests, among other matters, in recommending that TortoiseCorp shareholders vote “FOR” each of the Proposals.

•        There are currently 34,500,000 Class A Ordinary Shares and 8,625,000 Class B Ordinary Shares issued and outstanding. In addition, there are currently 14,558,333 TortoiseCorp Warrants outstanding, consisting of 8,625,000 public warrants and 5,933,333 private placement warrants. Each whole TortoiseCorp Warrant entitles the holder to purchase one whole Class A Ordinary Share for $11.50 per share. The TortoiseCorp Warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination (or any other Initial Business Combination) and (b) 12 months from the closing of our IPO and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, TortoiseCorp may redeem the outstanding warrants, in whole and not in part, for cash in accordance with, and subject to the terms of, the Warrant Agreement. The private placement warrants, however, are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. For more information about the terms of the warrants, see the subsection entitled “Description of Securities — Public Warrants.”

•        Volta, a Delaware corporation, was founded in 2010 by Scott Mercer, its Chief Executive Officer, and Christopher Wendel, who subsequently joined as co-founder and President. Volta primarily owns, operates and maintains EV charging stations and has expanded its network across the United States to include more than 1,700 chargers across 24 territories and states that generated over 165,000 charging sessions per month on average for the three months ended March 31, 2021, forming one of the most utilized charging networks in the United States. For more information about Volta, see the sections entitled “Information About Volta” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta.”

•        On February 7, 2021, we and our wholly owned subsidiaries, First Merger Sub and Second Merger Sub, entered into the Business Combination Agreement with Volta. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•        Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, First Merger Sub will merge with and into Volta, with Volta surviving the First Merger as a wholly owned subsidiary of New Volta, and as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Volta (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of New Volta. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

•        At the Closing, it is anticipated that 101,240,276 shares of New Volta Class A Common Stock and 11,431,899 shares of New Volta Class B Common Stock will be issued to the Historical Rollover Shareholders in the Business Combination in exchange for all outstanding shares of Volta Common Stock (including shares of Volta Preferred Stock converted in the Conversion). It is also anticipated that we will reserve for issuance up to 20,712,774 shares of New Volta Class A Common Stock and 134,993 shares of New Volta Class B Common Stock in respect of New Volta Options issued in exchange for outstanding pre-merger Volta Options and in respect of New Volta Warrants issued in exchange for outstanding pre-merger Volta Warrants. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

•        Unless lawfully waived by the parties to the Business Combination Agreement, the Closing is subject to a number of conditions set forth in the Business Combination Agreement, including, among others, receipt of the requisite TortoiseCorp shareholder approval of the Business Combination Agreement, the Business Combination and certain other proposals at the extraordinary general meeting, as contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement.”

•        The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or for other reasons in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the subsection entitled “The Business Combination — Termination.”

•        The proposed Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•        Pursuant to the Private Placement Financing, we have agreed to issue and sell to certain investors, and those investors have agreed to buy from us, in connection with the Closing, an aggregate of 30,000,000 shares of New Volta Class A Common Stock at a purchase price of $10.00 per share for an aggregate commitment of $300,000,000. Such New Volta Class A Common Stock would be valued at approximately $          , based on the closing price of our Class A Ordinary Shares of $           per share on            , 2021.

•        Under our Existing Organizational Documents, in connection with the Business Combination, our public shareholders may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Existing Organizational Documents. As of March 31, 2021, this would have amounted to $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of New Volta following the completion of the Business Combination and will not participate in the future growth of New Volta, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the extraordinary general meeting. For more information regarding these procedures, see the subsection entitled “Extraordinary General Meeting — Redemption Rights.”

•        We anticipate that, upon completion of the Business Combination, the ownership of New Volta will be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	88,728,871	50.9%	1,907,872	16.7%	37.3%
Public shareholders	34,500,000	19.8%	—	—	12.0%
New Private Placement Investors	30,000,000	17.2%	—	—	10.4%
Initial shareholders	8,625,000	4.9%	—	—	3.0%
Scott Mercer(2)	5,862,393	3.4%	7,176,406	62.8%	26.9%
Christopher Wendel(3)	6,649,012	3.8%	2,347,621	20.5%	10.4%
Total	174,365,276	100.0%	11,431,899	100.0%	100.0%

_________

(1)     The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)     Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock.

(3)     Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

The number of shares and the interests set forth above (a) assume (i) that no public shareholders elect to have their public shares redeemed, (ii) that there are no other issuances of equity interests of TortoiseCorp or Volta and no repurchases of Volta Restricted Stock, (iii) none of TortoiseCorp’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market and (iv) that there are no exercises of Volta Options or Volta Warrants and (b) do not take into account TortoiseCorp Warrants that will remain outstanding following the Business Combination and which may be exercised at a later date. As a result of the Business Combination, the economic and voting interests of our public shareholders will decrease. If we assume that half of the outstanding public shares, i.e., 17,250,000 public shares, are redeemed and the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, the ownership of New Volta upon completion of the Business Combination will be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	88,728,871	56.5%	1,907,872	16.7%	39.7%
Public shareholders	17,250,000	11.0%	—	—	6.4%
New Private Placement Investors	30,000,000	19.1%	—	—	11.1%
Initial shareholders	8,625,000	5.5%	—	—	3.2%
Scott Mercer(2)	5,862,393	3.7%	7,176,406	62.8%	28.6%
Christopher Wendel(3)	6,649,012	4.2%	2,347,621	20.5%	11.1%
Total	157,115,276	100.0%	11,431,899	100.0%	100.0%

_________

(1)     The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

x

(2)     Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock.

(3)     Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

Alternatively, if we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” i.e., 34,500,000 public shares are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, the ownership of New Volta upon completion of the Business Combination will be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	88,728,871	63.4%	1,907,872	16.7%	42.4%
Public shareholders	—	—	—	—	—
New Private Placement Investors	30,000,000	21.4%	—	—	11.8%
Initial shareholders	8,625,000	6.2%	—	—	3.4%
Scott Mercer(2)	5,862,393	4.2%	7,176,406	62.8%	30.5%
Christopher Wendel(3)	6,649,012	4.8%	2,347,621	20.5%	11.9%
Total	139,865,276	100.0%	11,431,899	100.0%	100.0%

____________

(1)      The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)      Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock.

(3)      Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

The ownership percentages with respect to New Volta set forth above do not take into account TortoiseCorp Warrants that will remain outstanding immediately following the Business Combination, but do include the Founder Shares, which will convert into New Volta Class A Common Stock upon an Initial Business Combination. If the facts are different than these assumptions, the percentage ownership retained by TortoiseCorp’s existing shareholders in New Volta following the Business Combination will be different. For example, if we assume that all outstanding 8,625,000 public warrants and 5,933,333 private placement warrants were exercisable and exercised following completion of the Business Combination and further assume that no public shareholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New Volta would be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	88,728,871	47.0%	1,907,872	16.7%	35.6%
Public shareholders	43,125,000	22.8%	—	—	14.2%
New Private Placement Investors	30,000,000	15.9%	—	—	9.9%
Initial shareholders	14,558,333	7.7%	—	—	4.8%
Scott Mercer(2)	5,862,393	3.1%	7,176,406	62.8%	25.6%
Christopher Wendel(3)	6,649,012	3.5%	2,347,621	20.5%	9.9%
Total	188,923,609	100.0%	11,431,899	100.0%	100.0%

____________

(1)      The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)      Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock.

(3)      Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

The TortoiseCorp Warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination (or any other Initial Business Combination) and (b) 12 months from the closing of our IPO and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Additionally, if we (a) assume (i) that no public shareholders elect to have their public shares redeemed, (ii) that there are no other issuances of equity interests of TortoiseCorp or Volta and no repurchases of Volta Restricted Stock, (iii) none of TortoiseCorp’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market, (iv) the issuance of all 20,712,774 shares of New Volta Class A Common Stock that will be reserved in respect of New Volta Options issued in exchange for outstanding pre-merger Volta Options and in respect of New Volta Warrants issued in exchange for outstanding pre-merger Volta Warrants and (v) the issuance of all 134,993 shares of New Volta Class B Common Stock that will be reserved in respect of New Volta Options issued in exchange for outstanding pre-merger Volta Options and (b) do not take into account TortoiseCorp Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of New Volta would be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	108,936,646	55.8%	1,907,872	16.5%	41.2%
Public shareholders	34,500,000	17.7%	—	—	11.1%
New Private Placement Investors	30,000,000	15.4%	—	—	9.7%
Initial shareholders	8,625,000	4.4%	—	—	2.8%
Scott Mercer(2)	6,367,392	3.3%	7,311,399	63.2%	25.6%
Christopher Wendel(3)	6,649,012	3.4%	2,347,621	20.3%	9.7%
Total	195,078,050	100.0%	11,566,892	100.0%	100.0%

____________

(1)      The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)      Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock, (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock and (c) 504,999 shares of New Volta Class A Common Stock and 134,993 shares of New Volta Class B Common Stock issuable upon the exercise of New Volta Options issued in exchange for Volta Options.

(3)      Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

Please see the subsection and section entitled “Summary of the Proxy Statement/Prospectus — Ownership of New Volta After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The TortoiseCorp Board considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination. For more information about the TortoiseCorp Board’s decision-making process, see the subsection entitled “The Business Combination — The TortoiseCorp Board’s Reasons for the Approval of the Business Combination.”

In addition to voting on the proposal to approve and adopt the Business Combination Agreement and the Business Combination (the “Business Combination Proposal”) at the extraordinary general meeting, TortoiseCorp’s shareholders will also be asked to vote on the approval of:

•        the change of TortoiseCorp’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);

•        the proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New Volta, the post-Domestication company, which if approved, would take effect at the time of the Domestication (the “Organizational Documents Proposal”);

•        on a non-binding advisory basis, certain governance provisions in the Proposed Organizational Documents, which are being presented separately in accordance with the SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as nine separate proposals (collectively, the “Advisory Organizational Documents Proposals”);

•        for purposes of complying with applicable listing rules of the NYSE, the issuance and sale to the New Private Placement Investors of 30,000,000 shares of New Volta Class A Common Stock in the Private Placement Financing, which shall occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement (the “PIPE Proposal”);

•        the New Volta 2021 Equity Incentive Plan (the “2021 Plan”) and material terms thereunder (the “2021 Plan Proposal”);

•        the New Volta Founder Incentive Plan (the “Founder Plan”) and material terms thereunder (the “Founder Plan Proposal”);

•        the Employee Stock Purchase Plan (the “ESPP”), including the authorization of the initial share reserve thereunder (the “ESPP Proposal”);

•        the election, effective immediately after the Effective Time, of three directors to serve until the 2022 annual meeting of stockholders, three directors to serve until the 2023 annual meeting of stockholders and two directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”); and

•        the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal, the ESPP Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal, the ESPP Proposal and the Director Election Proposal, the “Proposals”).

For more information, see the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Domestication Proposal,” “Proposal No. 3 — The Organizational Documents Proposal,” “Proposal No. 4 — The Advisory Organizational Documents Proposals,” “Proposal No. 5 — The PIPE Proposal,” “Proposal No. 6 — The 2021 Plan Proposal,” “Proposal No. 7 — The Founder Plan Proposal,” “Proposal No. 8 — The ESPP Proposal,” “Proposal No. 9 — The Director Election Proposal” and “Proposal No. 10 — The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the extraordinary general meeting, including the proposed Business Combination. The following questions and answers do not include all the information that is important to TortoiseCorp shareholders. We urge TortoiseCorp shareholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

QUESTIONS AND ANSWERS ABOUT TORTOISECORP’S EXTRAORDINARY GENERAL MEETING AND THE BUSINESS COMBINATION

Q:     Why am I receiving this proxy statement/prospectus?

A:     TortoiseCorp is sending this proxy statement/prospectus to its shareholders to help them decide how to vote their Ordinary Shares with respect to the matters to be considered at the extraordinary general meeting. TortoiseCorp shareholders are being asked to consider and vote upon, among other things, a proposal to (a) approve and adopt the Business Combination Agreement, pursuant to which First Merger Sub will merge with and into Volta, with Volta surviving the First Merger as a wholly owned subsidiary of New Volta, and as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as First Merger, Volta (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of New Volta, (b) approve the First Merger, Second Merger and the other transactions contemplated by the Business Combination Agreement and (c) approve, for purposes of complying with applicable listing rules of the NYSE, (i) the issuance in connection with the Domestication and the Business Combination of up to an aggregate of 144,365,276 shares of New Volta Class A Common Stock and 4,562,259 shares of New Volta Class B Common Stock to the Historical Rollover Shareholders, (ii) the issuance and sale to the New Private Placement Investors of 30,000,000 shares of New Volta Class A Common Stock in the Private Placement Financing, which shall occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement, (iii) the issuance of up to 20,712,774 shares of New Volta Class A Common Stock that may be reserved for issuance in respect of New Volta Class A Options issued in exchange for outstanding Volta Options and in respect of New Volta Warrants issued in exchange for outstanding Volta Warrants and (iv) the issuance of up to 6,869,640 shares of New Volta Class B Common Stock that may be reserved for issuance in respect of New Volta Restricted Stock and New Volta Class B Options. The Business Combination cannot be completed unless TortoiseCorp shareholders approve the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) at the extraordinary general meeting.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus and its annexes include important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of at least a majority of the holders of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Under the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors and therefore the Director Election Proposal. Each of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of at least a two-thirds majority of the holders of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class.

As a condition to the Business Combination, TortoiseCorp will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware. As a result of and upon the effective time of the

Domestication, prior to the Effective Time: (a) each then issued and outstanding Class A Ordinary Share and each then issued and outstanding Class B Ordinary Share will convert automatically, on a one-for-one basis, into a share of New Volta Class A Common Stock; (b) each then issued and outstanding TortoiseCorp Warrant will convert automatically into a New Volta Warrant pursuant to the Warrant Agreement; (c) each then issued and outstanding TortoiseCorp Unit will convert automatically into a New Volta Unit, each consisting of one share of New Volta Class A Common Stock and one-fourth of one New Volta Warrant; (d) a dual class structure will be implemented and New Volta will be authorized to issue New Volta Class B Common Stock that will carry voting rights in the form of ten votes per such share; and (e) TortoiseCorp will immediately be renamed “Volta Inc.”

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:     What is being voted on at the extraordinary general meeting?

A:     TortoiseCorp shareholders will vote on the following proposals at the extraordinary general meeting.

•        The Business Combination Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the Business Combination Agreement and the transactions contemplated thereby, including the issuance and reservation for issuance of shares in connection therewith (Proposal No. 1).

•        The Domestication Proposal — To consider and vote upon a proposal to approve by special resolution, the change of TortoiseCorp’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (Proposal No. 2).

•        The Organizational Documents Proposal — To consider and vote upon a proposal to approve by special resolution the Proposed Certificate of Incorporation and the Proposed Bylaws of New Volta, which, if approved, would take effect at the effective time of the Domestication (Proposal No. 3).

•        The Advisory Organizational Documents Proposals — To consider and vote upon nine separate proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Organizational Documents, which are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions (Proposal No. 4).

•        The PIPE Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the NYSE, the issuance and sale of 30,000,000 shares of New Volta Class A Common Stock in the Private Placement Financing, which shall occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement (Proposal No. 5).

•        The 2021 Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the 2021 Plan and material terms thereunder (Proposal No. 6).

•        The Founder Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution and adopt the Founder Plan and material terms thereunder (Proposal No. 7).

•        The ESPP Proposal — To consider and vote upon a proposal to approve the ESPP, including the authorization of the initial share reserve thereunder (Proposal No. 8).

•        The Director Election Proposal — For the holders of Class B Ordinary Shares to consider and vote upon a proposal to elect, effective immediately after the effective time of the Business Combination, three directors to serve until the 2022 annual meeting of stockholders, three directors to serve until the 2023 annual meeting of stockholders and two directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (Proposal No. 9).

•        The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the other Proposals (Proposal No. 10).

Q:     Are the Proposals conditioned on one another?

A:     We may not consummate the Business Combination unless the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

Q:     What will happen in the Business Combination?

A:     On February 7, 2021, TortoiseCorp, First Merger Sub and Second Merger Sub entered into the Business Combination Agreement with Volta. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, (a) First Merger Sub will merge with and into Volta, with Volta surviving the First Merger as a wholly owned subsidiary of New Volta, and (b) as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Volta (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of New Volta. At the Closing, it is anticipated that 101,240,276 shares of New Volta Class A Common Stock and 11,431,899 shares of New Volta Class B Common Stock will be issued to the Historical Rollover Shareholders in the Business Combination in exchange for all outstanding shares of Volta Common Stock. It is also anticipated that we will reserve for issuance up to 20,712,774 shares of New Volta Class A Common Stock and 134,993 shares of New Volta Class B Common Stock in respect of New Volta Options issued in exchange for outstanding pre-merger Volta Options and in respect of New Volta Warrants issued in exchange for outstanding pre-merger Volta Warrants. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

Q:     Why is TortoiseCorp proposing the Business Combination?

A:     TortoiseCorp was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving TortoiseCorp and one or more businesses or entities.

On September 15, 2020, TortoiseCorp completed its IPO of 34,500,000 TortoiseCorp Units, including 4,500,000 TortoiseCorp Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, with each TortoiseCorp Unit consisting of one Class A Ordinary Share and one-fourth of one warrant, where each whole warrant is exercisable to purchase one Class A Ordinary Share at a price of $11.50 per share, generating gross proceeds to TortoiseCorp of $345,000,000. The underwriters were granted a 45-day option from the date of the final prospectus relating to the IPO to purchase up to 4,500,000 additional units to cover over-allotments, if any, at $10.00 per unit, less underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on September 11, 2020. Since the IPO, TortoiseCorp’s activity has been limited to the search for a prospective Initial Business Combination.

The TortoiseCorp Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including its review of the results of the due diligence conducted by TortoiseCorp’s management and TortoiseCorp’s advisors. As a result, the TortoiseCorp Board concluded that a transaction with Volta would present the most attractive opportunity to maximize value for TortoiseCorp’s shareholders. Please see the subsection entitled “The Business Combination — The TortoiseCorp Board’s Reasons for the Approval of the Business Combination.”

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions in the Business Combination Agreement, including the approval by our shareholders of the Condition Precedent Proposals. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement.”

Q:     How will we be managed and governed following the Business Combination?

A:     Immediately after the Closing, the TortoiseCorp Board will be divided into three separate classes, designated as follows:

•        the Class I directors will be Martin Lauber, Scott Mercer and John Tough and their terms will expire at the annual meeting of stockholders to be held in 2022;

•        the Class II directors will be Vince Cubbage, Bonita Stewart and Christopher Wendel and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•        the Class III directors will be Eli Aheto and Kathy Savitt and their terms will expire at the annual meeting of stockholders to be held in 2024.

It is anticipated that Scott Mercer will be designated Chairperson of the New Volta board of directors (the “New Volta Board”) immediately after the Closing.

For additional information, please see the section entitled “Management After the Business Combination.”

Q:     Will TortoiseCorp obtain new financing in connection with the Business Combination?

A:     The New Private Placement Investors have committed to purchase from TortoiseCorp 30,000,000 shares of New Volta Class A Common Stock, for an aggregate purchase price of approximately $300 million in the Private Placement Financing.

Q:     What equity stake will our current shareholders and the holders of our Founder Shares hold in New Volta following the consummation of the Business Combination?

A:     We anticipate that, upon completion of the Business Combination, the ownership of New Volta will be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	88,728,871	50.9%	1,907,872	16.7%	37.3%
Public shareholders	34,500,000	19.8%	—	—	12.0%
New Private Placement Investors	30,000,000	17.2%	—	—	10.4%
Initial shareholders	8,625,000	4.9%	—	—	3.0%
Scott Mercer(2)	5,862,393	3.4%	7,176,406	62.8%	26.9%
Christopher Wendel(3)	6,649,012	3.8%	2,347,621	20.5%	10.4%
Total	174,365,276	100.0%	11,431,899	100.0%	100.0%

_________

(1)     The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)     Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock.

(3)     Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

The number of shares and the interests set forth above (a) assume (i) that no public shareholders elect to have their public shares redeemed, (ii) that there are no other issuances of equity interests of TortoiseCorp or Volta and no repurchases of Volta Restricted Stock, (iii) none of TortoiseCorp’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market and (iv) that there are no exercises of Volta Options or Volta Warrants and (b) do not take into account TortoiseCorp Warrants that will remain outstanding following the Business Combination and may be exercised at a later date. As a result of the Business Combination, the economic and voting interests of our public shareholders will decrease. If we assume that half of the outstanding public shares, i.e., 17,250,000 public shares, are redeemed and the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, the ownership of New Volta upon completion of the Business Combination will be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	88,728,871	56.5%	1,907,872	16.7%	39.7%
Public shareholders	17,250,000	11.0%	—	—	6.4%
New Private Placement Investors	30,000,000	19.1%	—	—	11.1%
Initial shareholders	8,625,000	5.5%	—	—	3.2%
Scott Mercer(2)	5,862,393	3.7%	7,176,406	62.8%	28.6%
Christopher Wendel(3)	6,649,012	4.2%	2,347,621	20.5%	11.1%
Total	157,115,276	100.0%	11,431,899	100.0%	100.0%

_________

(1)     The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)     Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock.

(3)     Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

Alternatively, if we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” i.e., 34,500,000 public shares are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, the ownership of New Volta upon the Closing will be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	88,728,871	63.4%	1,907,872	16.7%	42.4%
Public shareholders	—	—	—	—	—
New Private Placement Investors	30,000,000	21.4%	—	—	11.8%
Initial shareholders	8,625,000	6.2%	—	—	3.4%
Scott Mercer(2)	5,862,393	4.2%	7,176,406	62.8%	30.5%
Christopher Wendel(3)	6,649,012	4.8%	2,347,621	20.5%	11.9%
Total	139,865,276	100.0%	11,431,899	100.0%	100.0%

_________

(1)     The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)     Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock.

(3)     Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

The ownership percentages with respect to New Volta set forth above do not take into account TortoiseCorp Warrants that will remain outstanding immediately following the Business Combination, but do include the Founder Shares, which will convert into New Volta Class A Common Stock upon an Initial Business Combination. If the facts are different than these assumptions, the percentage ownership retained by TortoiseCorp’s existing shareholders in New Volta following the Business Combination will be different. For example, if we assume that all outstanding 8,625,000 public warrants and 5,933,333 private placement warrants were exercisable and exercised following completion of the Business Combination and further assume that no public shareholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New Volta would be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	88,728,871	47.0%	1,907,872	16.7%	35.6%
Public shareholders	43,125,000	22.8%	—	—	14.2%
New Private Placement Investors	30,000,000	15.9%	—	—	9.9%
Initial shareholders	14,558,333	7.7%	—	—	4.8%
Scott Mercer(2)	5,862,393	3.1%	7,176,406	62.8%	25.6%
Christopher Wendel(3)	6,649,012	3.5%	2,347,621	20.5%	9.9%
Total	188,923,609	100.0%	11,431,899	100.0%	100.0%

_________

(1)     The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)     Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock.

(3)     Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

The TortoiseCorp Warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination (or any other Initial Business Combination) and (b) 12 months from the closing of our IPO and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Additionally, if we (a) assume (i) that no public shareholders elect to have their public shares redeemed, (ii) that there are no other issuances of equity interests of TortoiseCorp or Volta and no repurchases of Volta Restricted Stock, (iii) none of TortoiseCorp’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market, (iv) the issuance of all 20,712,774 shares of New Volta Class A Common Stock that will be reserved in respect of New Volta Options issued in exchange for outstanding pre-merger Volta Options and in respect of New Volta Warrants issued in exchange for outstanding pre-merger Volta Warrants and (v) the issuance of all 134,993 shares of New Volta Class B Common Stock that will be reserved in respect of New Volta Options issued in exchange for outstanding pre-merger Volta Options and (b) do not take into account TortoiseCorp Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of New Volta would be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	108,936,646	55.8%	1,907,872	16.5%	41.2%
Public shareholders	34,500,000	17.7%	—	—	11.1%
New Private Placement Investors	30,000,000	15.4%	—	—	9.7%
Initial shareholders	8,625,000	4.4%	—	—	2.8%
Scott Mercer(2)	6,367,392	3.3%	7,311,399	63.2%	25.6%
Christopher Wendel(3)	6,649,012	3.4%	2,347,621	20.3%	9.7%
Total	195,078,050	100.0%	11,566,892	100.0%	100.0%

_________

(1)     The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)     Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock, and (c) 504,999 shares of New Volta Class A Common Stock and 134,993 shares of New Volta Class B Common Stock issuable upon the exercise of New Volta Options issued in exchange for Volta Options.

(3)     Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

Please see the subsection and section entitled “Summary of the Proxy Statement/Prospectus — Ownership of New Volta After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:     Why is TortoiseCorp proposing the Domestication?

A:     The TortoiseCorp Board believes that there are significant advantages to TortoiseCorp’s shareholders that will arise as a result of a change of TortoiseCorp’s domicile to the State of Delaware. Further, the TortoiseCorp Board believes that any direct benefit that the General Corporation Law of the State of Delaware (the “DGCL”) provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. The TortoiseCorp Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of TortoiseCorp and its shareholders, including (a) the prominence, predictability and flexibility of the DGCL, (b) Delaware’s well-established principles of corporate governance and (c) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Proposal No. 2 — The Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, TortoiseCorp will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which TortoiseCorp will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to the Closing of the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of holders of a majority of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Q:     How will the Domestication affect my Ordinary Shares, TortoiseCorp Warrants and TortoiseCorp Units?

A:     As a result of and upon the effective time of the Domestication, prior to the Effective Time: (a) each then issued and outstanding Class A Ordinary Share and each then issued and outstanding Class B Ordinary Share of TortoiseCorp will convert automatically, on a one-for-one basis, into a share of New Volta Class A Common Stock; (b) each then issued and outstanding TortoiseCorp Warrant will convert automatically into a New Volta Warrant to purchase one share of New Volta Class A Common Stock pursuant to the Warrant Agreement; (c) each then issued and outstanding TortoiseCorp Unit will convert automatically into a New Volta Unit, each consisting of one share of New Volta Class A Common Stock and one-fourth of one New Volta Warrant; (d) a dual class structure will be implemented and New Volta will be authorized to issue shares of New Volta Class B Common Stock that will carry voting rights in the form of ten votes per such share; and (e) after the Domestication, TortoiseCorp will immediately be renamed “Volta Inc.” For additional information about the Domestication, please see the section entitled “Proposal No. 2 — The Domestication Proposal” in this proxy statement/prospectus.

Q:     What are the U.S. federal income tax consequences of the Domestication?

A:     As discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders,” the Domestication should qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”). Section 367(b) of the Code, which applies to the domestication of a foreign corporation in certain Reorganizations and imposes

U.S. federal income tax on certain U.S. persons in connection with transactions that otherwise would generally be tax-free, may apply with respect to U.S. Holders (as defined below) on the date of the Domestication. Consequently, for U.S. federal income tax purposes:

•        a U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of TortoiseCorp Warrants) Class A Ordinary Shares with 10% or more of the total combined voting power of all classes of TortoiseCorp shares entitled to vote or 10% or more of the total value of all classes of TortoiseCorp shares, generally will be required to include in income as a deemed dividend paid by TortoiseCorp the “all earnings and profits amount” attributable to such U.S. Holder, as discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b)”;

•        a U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of TortoiseCorp Warrants) Class A Ordinary Shares with a fair market value of at least $50,000 (but less than 10% of the total combined voting power of all classes of TortoiseCorp shares entitled to vote and less than 10% of the total value of all classes of TortoiseCorp shares) will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder, as discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b)”; and

•        a U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of TortoiseCorp Warrants) Class A Ordinary Shares with a fair market value of less than $50,000 (as well as less than 10% of the total combined voting power of all classes of TortoiseCorp shares entitled to vote and less than 10% of the total value of all classes of TortoiseCorp shares) generally should not be required to recognize any gain or loss in connection with the Domestication or to include any part of the “all earnings and profits amount” in income.

Further, the Domestication could be a taxable event for U.S. Holders under the “passive foreign investment company” (or “PFIC”) provisions of the Code. Because TortoiseCorp is a blank-check company with no current active business, based upon the composition of its income and assets, and upon review of its financial statements, TortoiseCorp believes that it may be considered a PFIC for the 2020 taxable year and may be considered a PFIC for its current taxable year (which is expected to end on the date of the Domestication).

If certain PFIC regulations were finalized (including retroactively after the date of the Domestication) in their currently proposed form, such U.S. Treasury regulations may require taxable gain recognition by a U.S. Holder with respect to its exchange of Class A Ordinary Shares and TortoiseCorp Warrants, as applicable, for New Volta Class A Common Stock and New Volta Warrants in the Domestication if TortoiseCorp were classified as a PFIC at any time during such U.S. Holder’s holding period for such Class A Ordinary Shares or TortoiseCorp Warrants, as applicable. The tax on any such recognized gain would be imposed based on a complex set of computational rules. Such rules are discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules.” However, a U.S. Holder may be able to avoid the PFIC gain and certain other tax consequences associated with PFIC status with respect to its Class A Ordinary Shares (but not its TortoiseCorp Warrants) if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules”) in the first taxable year in which such U.S. Holder held (or was deemed to hold) Class A Ordinary Shares and in which TortoiseCorp was classified as a PFIC or (ii) makes a Mark-to-Market Election (as defined and described below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules”) with respect to its Class A Ordinary Shares. Generally, neither election is available with respect to the TortoiseCorp Warrants.

TortoiseCorp does not expect the Domestication to result in any material U.S. federal income tax consequences to Non-U.S. Holders (as defined below). However, Non-U.S. Holders may become subject to U.S. federal income withholding taxes on any dividends paid (or deemed paid) in respect of such Non-U.S. Holder’s shares of New Volta Class A Common Stock after the Domestication.

The rules governing the U.S. federal income tax treatment of the Domestication are complex and will depend on a holder’s particular circumstances. All holders of TortoiseCorp Public Securities are urged to consult with, and rely solely upon, their tax advisors regarding the potential tax consequences to them of the Domestication, including the effects of Section 367(b) of the Code, the application of the PFIC rules, and the tax consequences if the Domestication were to fail to qualify as a Reorganization. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the discussion below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders.”

Q:     Why is TortoiseCorp proposing the PIPE Proposal?

A:     TortoiseCorp is proposing the PIPE Proposal in order to comply with NYSE listing rules, which require shareholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. In connection with the Private Placement Financing, we may issue up to an aggregate of 30,000,000 shares of New Volta Class A Common Stock to the New Private Placement Investors. Because we may issue 20% or more of our outstanding voting power and outstanding Ordinary Shares in connection with the Private Placement Financing, we are required to obtain shareholder approval of such issuances pursuant to NYSE listing rules. See the section entitled “Proposal No. 5 — The PIPE Proposal” for additional information.

Q:     Did the TortoiseCorp Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     No. The TortoiseCorp Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. TortoiseCorp’s officers and directors have experience in evaluating the operating and financial merits of businesses and companies, as well as experience in mergers and acquisitions. In analyzing and evaluating the proposed Business Combination, TortoiseCorp’s officers and directors relied on their own general experience as well as certain sector experience and advice provided by advisors and consultants engaged by TortoiseCorp. Accordingly, investors should take into account, and are assuming the risk that, the TortoiseCorp Board, in relying on their own experience or the experience of TortoiseCorp’s officers, advisors and consultants, may not have properly valued the proposed Business Combination or Volta’s business.

Q:     What happens if I sell my Class A Ordinary Shares before the extraordinary general meeting?

A:     The record date for the extraordinary general meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Class A Ordinary Shares after the record date, but before the extraordinary general meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting. However, you will not be able to seek redemption of your Class A Ordinary Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your Class A Ordinary Shares prior to the record date, you will have no right to vote those shares at the extraordinary general meeting or seek redemption of those shares.

Q:     How has the announcement of the Business Combination affected the trading price of the TortoiseCorp Units, Class A Ordinary Shares and public warrants?

A:     The closing price of the TortoiseCorp Units, Class A Ordinary Shares and public warrants on February 5, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $13.61, $12.64 and $3.50, respectively. On                       , 2021 the trading date immediately prior to the date of this proxy statement/prospectus, the TortoiseCorp Units, Class A Ordinary Shares and public warrants closed at $                       , $             and $             , respectively.

Q:     Following the Business Combination, will TortoiseCorp’s securities continue to trade on a stock exchange?

A:     Yes. We anticipate that, following the Business Combination, the New Volta Class A Common Stock and New Volta Warrants will continue trading on the NYSE under the new symbols “VLTA” and “VLTA WS,” respectively. Our units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security following the Business Combination.

Q:     What vote is required to approve the Proposals presented at the extraordinary general meeting?

A:     The approval of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Under the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors and therefore the Director Election Proposal. Approval of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Q:     May the Sponsor or TortoiseCorp’s directors, officers, advisors or any of their respective affiliates purchase public shares in connection with the Business Combination?

A:     In connection with the shareholder vote to approve the proposed Business Combination, our Sponsor, directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase public shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. For more information, see the subsection entitled “The Business Combination — Potential Purchases of Public Shares.”

Q:     How many votes do I have at the extraordinary general meeting?

A:     Our shareholders are entitled to one vote at the extraordinary general meeting for each Class A Ordinary Share or Class B Ordinary Share held of record as of                           , 2021, the record date for the extraordinary general meeting. As of the close of business on the record date, there were 34,500,000 outstanding Class A Ordinary Shares, which are held by our public shareholders, and 8,625,000 outstanding Class B Ordinary Shares, which are held by our initial shareholders.

Q:     What constitutes a quorum at the extraordinary general meeting?

A:     Holders of a majority in voting power of Class A Ordinary Shares and Class B Ordinary Shares issued and outstanding and entitled to vote at the extraordinary general meeting, present in person, online or by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the extraordinary general meeting. As of the record date for the extraordinary general meeting, 21,562,501 Class A Ordinary Shares and Class B Ordinary Shares, in the aggregate, would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each Proposal.

Q:     How will our Sponsor, directors and officers vote?

A:     Our Sponsor, directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination and the other Proposals. Currently, they own approximately 20% of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares, in the aggregate. Please see the subsection entitled “The Business Combination — Related Agreements — Sponsor Letter.”

Q:     What interests do the current officers and directors have in the Business Combination?

A:     When you consider the TortoiseCorp Board’s recommendation of the Proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. See the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information. The TortoiseCorp Board was aware of and considered these interests, among other matters, in recommending that TortoiseCorp shareholders vote “FOR” each of the Proposals. These interests include, among other things:

•        the fact that Tortoise Borrower, an affiliate of our Sponsor, holds 5,933,333 private placement warrants that would expire worthless if an Initial Business Combination is not consummated;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

•        the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares, including 105,000 Founder Shares which were subsequently transferred to our independent directors, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $                        , based on the closing price of our Class A Ordinary Shares of $                         per share on                         , 2021;

•        the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Units sold in the IPO and the substantial number of shares of New Volta Class A Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Volta Class A Common Stock trades below the price initially paid for the Units in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•        if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        the anticipated continuation of Vincent T. Cubbage as a director after the Business Combination;

•        the fact that our independent directors own an aggregate of 105,000 Founder Shares that were transferred from our Sponsor, which if unrestricted and freely tradeable would be valued at approximately $                      , based on the closing price of our Class A Ordinary Shares of $                           per share on                          , 2021;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•        the fact that our Sponsor, Tortoise Borrower, and our officers and directors will lose their entire investment in us if an Initial Business Combination is not completed. At the closing of our Initial Business Combination with Volta, we anticipate that Tortoise Borrower will own 5,933,333 private placement warrants and our Sponsor will hold 8,520,000 of the total 8,625,000 Founder Shares issued and outstanding. In addition, Tortoise Borrower has made available to us a working capital promissory note for up to $1,000,000 to enable us to pay our expenses, of which $         is outstanding as of         , 2021. The ability of TortoiseCorp to repay the amounts drawn under the working capital promissory note is dependent upon the completion of our Initial Business Combination. The table set forth below sets out the total investment made by Tortoise Borrower and our Sponsor for the private placement warrants and the Founder Shares and the value of such securities, based on the closing price of our public warrants and our Class A Ordinary Shares as of         , 2021:

Name of Holder	Security	Total Capital Contribution	Value as of , 2021
Tortoise Borrower	Private placement warrants	$8,900,000	$
Sponsor	Founder Shares	$25,000	$

In addition, the members of our Sponsor include Tortoise Borrower and our officers, all of whom made a capital contribution in our Sponsor in exchange for their respective membership interests therein. Tortoise Borrower’s and our officers’ membership interests in our Sponsor provide them with an indirect economic interest in the total number of Founder Shares anticipated to be held by our Sponsor as of the completion of our Initial Business Combination with Volta. Our Sponsor transferred 35,000 Founder Shares to each of our independent directors at the closing of our IPO. The table set forth below summarizes the direct or indirect interest Tortoise Borrower and our officers and directors (or family trusts related to such persons) hold in the Founder Shares along with the total capital contributions made by Tortoise Borrower and our officers and directors for their direct or indirect interests in the Founder Shares and the value of such interests based on the closing price of the Class A Ordinary Shares as of          , 2021, all of which would be lost if an Initial Business Combination is not completed by us within the required time period:

Name	Position	Total Capital Contribution	Value as of , 2021
Tortoise Borrower	N/A	$11,401	$
Vincent T. Cubbage	Chairman and Chief Executive Officer	$4,325	$
Stephen Pang	Director and Chief Financial Officer	$2,375	$
Juan Jose Daboub	Independent Director	$0.00	$
Karin McKinnell Leidel	Independent Director	$0.00	$
Sidney Tassin	Independent Director	$0.00	$
Steven Schnitzer	Vice President, General Counsel and Secretary	$2,500	$
Darrell Brock, Jr.	Vice President, Business Development	$2,375	$
Evan Zimmer	Vice President, Finance	$925	$

Q:     What happens if I vote against the Business Combination Proposal?

A:     Under the Existing Organizational Documents, if the Business Combination Proposal is not approved and we do not otherwise consummate an alternative Initial Business Combination within 24 months from the closing of the Initial Public Offering, or 27 months from the closing of the Initial Public Offering if we have executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within 24 months from the closing of the Initial Public Offering but have not completed an Initial Business Combination within such 24-month period (the “Combination Period”), we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public shareholders.

Q:     Do I have redemption rights?

A:     Pursuant to the Existing Organizational Documents, a public shareholder may request that TortoiseCorp redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•        hold public shares or, if you hold public shares through TortoiseCorp Units, you elect to separate your TortoiseCorp Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•        submit a written request to Continental Stock Transfer & Trust Company, TortoiseCorp’s transfer agent, in which you (i) request that New Volta redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

•        deliver your public shares to Continental Stock Transfer & Trust Company, TortoiseCorp’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on                        , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of TortoiseCorp Units must elect to separate the TortoiseCorp Units into the underlying Class A Ordinary Shares and public warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their TortoiseCorp Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds TortoiseCorp Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, TortoiseCorp’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to TortoiseCorp in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, New Volta will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account relating to such public shares, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Volta Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your Class A Ordinary Shares for or against or abstain from voting on the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by shareholders who will redeem their shares and no longer remain shareholders.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must (a) if you hold your Class A Ordinary Shares through TortoiseCorp Units, elect to separate your TortoiseCorp Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares and (b) prior to 5:00 p.m., Eastern time, on                         , 2021 (two business days before the extraordinary general meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004-1561
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Notwithstanding the foregoing, a public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 20% threshold. Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public shareholder or group will not be redeemed for cash. In order to determine whether a shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other shareholder, TortoiseCorp will require each public shareholder seeking to exercise redemption rights to certify to TortoiseCorp whether such shareholder is acting in concert or as a group with any other shareholder. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Holders of outstanding TortoiseCorp Units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold TortoiseCorp Units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your TortoiseCorp Units, you must instruct such nominee to separate your TortoiseCorp Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of TortoiseCorp Units to be split and the nominee holding such TortoiseCorp Units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant TortoiseCorp Units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the TortoiseCorp Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the email address or address listed under the question “Who can help answer my questions?” below.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The receipt of cash by a U.S. Holder of New Volta Class A Common Stock in redemption of such stock will be a taxable event for U.S. federal income tax purposes. Please see the discussion below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Redemption of New Volta Class A Common Stock” for additional information. U.S. Holders of New Volta Class A Common Stock considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors with respect to the U.S. federal income tax consequences of exercising such redemption rights.

Additionally, because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to their New Volta Class A Common Stock, U.S. Holders exercising their redemption rights with respect to their New Volta Class A Common Stock will be subject to the potential tax consequences of the Domestication, including the effects of Section 367(b) of the Code and the application of the PFIC rules to the Domestication. The tax considerations with respect to the Domestication are discussed more fully below under the caption “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders.”

All holders of TortoiseCorp Public Securities considering exercising their redemption rights with respect to their New Volta Class A Common Stock are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Domestication and the exercise of their redemption rights.

Q:     If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:     No. The holders of TortoiseCorp Warrants have no redemption rights with respect to such warrants.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     No. There are no appraisal rights available to holders of Class A Ordinary Shares, Class B Ordinary Shares or TortoiseCorp Warrants in connection with the Business Combination or Domestication under Cayman Islands law or the DGCL.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     If the Business Combination Proposal is approved, we intend to use a portion of the funds held in the Trust Account to pay (a) any transaction costs associated with the Business Combination Agreement and Business Combination, (b) taxes and deferred underwriting discounts and commissions from the IPO and (c) for any redemptions of public shares. The remaining balance in the Trust Account, together with Private Placement Funds, will be used for general corporate purposes of New Volta. See the section entitled “The Business Combination” for additional information.

Q:     What are the material U.S. federal income tax consequences to Holders (as defined below) of New Volta Class A Common Stock and New Volta Warrants as a result of the Business Combination?

A:     Holders of New Volta Class A Common Stock and New Volta Warrants will retain their shares of New Volta Class A Common Stock and New Volta Warrants in the Business Combination, will not receive any consideration in connection with the Business Combination and will not receive any additional shares of New Volta Class A Common Stock or additional New Volta Warrants in the Business Combination. As a result, there should be no material U.S. federal income tax consequences to Holders of New Volta Class A Common Stock and New Volta Warrants as a result of the Business Combination, regardless of whether the Business Combination qualifies as a Reorganization. Furthermore, although the Business Combination is intended to qualify as a Reorganization, and Volta and New Volta intend to report the Business Combination consistent with such qualification, such treatment is not a condition to Volta’s or New Volta’s obligation to complete the Business Combination. See “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — The Business Combination” and “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of Non-U.S. Holders — The Business Combination.”

Q:     What happens if the Business Combination is not consummated or is terminated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the subsection entitled “The Business Combination — Termination” for additional information regarding the parties’ specific termination rights. In accordance with the Existing Organizational Documents, if an Initial Business Combination is not consummated within the Combination Period, we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the TortoiseCorp Board, liquidate and dissolve, subject in each case of (b) and (c) above to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

We expect that the amount of any distribution our public shareholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to our obligations under the Cayman Islands law to provide for claims of creditors and other requirements of applicable law. Holders of our Founder Shares have waived any right to any liquidating distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to the outstanding TortoiseCorp Warrants. Accordingly, the TortoiseCorp Warrants will expire worthless.

Q:     When is the Business Combination expected to be consummated?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the extraordinary general meeting to be held on                         , 2021, provided that all the requisite shareholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions for the completion of the Business Combination, see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement.”

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information included in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of Class A Ordinary Shares or Class B Ordinary Shares on                          , 2021, the record date for the extraordinary general meeting, you may vote with respect to the Proposals in person or online at the virtual extraordinary general meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person or online, obtain a proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the extraordinary general meeting?

A:     At the extraordinary general meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Proposals.

Q:     What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by us without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each Proposal being submitted to a vote of the shareholders at the extraordinary general meeting.

Q:     If I am not going to attend the extraordinary general meeting in person or online, should I submit my proxy card instead?

A:     Yes. Whether you plan to attend the extraordinary general meeting or not, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the Proposals presented to our shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have submitted my executed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to us at the address listed below so that it is received by us prior to the extraordinary general meeting or by attending the extraordinary general meeting and voting in person or online. You also may revoke your proxy by sending a notice of revocation to us, which must be received prior to the extraordinary general meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form that you receive in order to cast your vote with respect to all of your shares.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Telephone: (800) 662-5200
(banks and brokers call collect at (203) 658-9400)
Email: SNPR.info@investor.morrowsodali.com

To obtain timely delivery, our shareholders must request the materials no later than five business days prior to the extraordinary general meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to our transfer agent at least two business days prior to the extraordinary general meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004-1561
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     The TortoiseCorp Board is soliciting your proxy to vote your Class A Ordinary Shares and Class B Ordinary Shares on all matters scheduled to come before the extraordinary general meeting. We will pay the cost of soliciting proxies for the extraordinary general meeting. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies for the extraordinary general meeting. We have agreed to pay Morrow Sodali LLC a fee of $35,000, plus disbursements. We will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A Ordinary Shares and Class B Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Class A Ordinary Shares and Class B Ordinary Shares and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not include all of the information that is important to you. To better understand the Domestication, the Business Combination and the Proposals to be considered at the extraordinary general meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”

Parties to the Business Combination

Tortoise Acquisition Corp. II

TortoiseCorp is a Cayman Islands exempted company formed on July 24, 2020 for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving TortoiseCorp and one or more businesses. Upon the Closing, we intend to change our name from “Tortoise Acquisition Corp. II” to “Volta Inc.”

Our Class A Ordinary Shares, public warrants and TortoiseCorp Units, consisting of one Class A Ordinary Share and one-fourth of one warrant, are traded on the NYSE under the ticker symbols “SNPR,” “SNPR WS” and “SNPR.U,” respectively. We have applied to continue the listing of the New Volta Class A Common Stock and New Volta Warrants on the NYSE under the symbols “VLTA” and “VLTA WS” respectively, upon the Closing. The New Volta Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

The mailing address of TortoiseCorp’s principal executive office is 5100 W. 115th Place, Leawood, KS 66211, and our telephone number is (913) 981-1020.

Volta Industries, Inc.

Founded in 2010 by Scott Mercer, its Founder and Chief Executive Officer, and Christopher Wendel, who subsequently joined Volta as co-founder and President, Volta primarily owns, operates and maintains EV charging stations and has expanded its network across the United States to include more than 1,700 chargers across 24 territories and states that have generated over 165,000 charging sessions per month on average for the three months ended March 31, 2021, forming one of the most utilized charging networks in the United States. To take advantage of the expected growth opportunity presented by the EV market, which we define as delivering the most value for its commercial partners, Volta intends to rapidly expand its network of charging stations, using its proprietary data-driven planning tools to identify high-traffic, high visibility site partner locations that it believes would benefit most from its EV charging solutions, garner the highest usage from Volta’s driving community.

Volta’s business entails partnering with real estate and retail partners with national and regional multi-site portfolios of commercial and retail properties, as well as municipalities and local business owners, to locate and deploy its EV charging stations in premier locations. The site hosts Volta partners with span a wide array of industries and locations, including retail centers, grocery stores, pharmacies, movie theaters, parking lots, healthcare/medical facilities, municipalities, sport and entertainment venues, parks and recreation areas, restaurants, schools and universities, certain transit and fueling locations and office buildings and other locations. Volta signs long-term contracts for properties and grows its footprint over time as its station utilization justifies further capital investment in its EV charging infrastructure. Unique to Volta’s model, its network has the ability to draw on several sources of revenue to build earlier and higher unit economics than other solutions currently available in the market, by tapping into multiple commercial opportunities at any given site: a unique sponsorship asset, real-estate partners’ investment considerations and ultimately, user and network fees.

For more information about Volta, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta” and “Information About Volta” and the financial statements of Volta included herein.

The Domestication

As a condition to the consummation of the Business Combination, the TortoiseCorp Board has unanimously approved a change of TortoiseCorp’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

As a result of and upon the effective time of the Domestication, prior to the Effective Time: (a) each then issued and outstanding Class A Ordinary Share and each then issued and outstanding Class B Ordinary Share will convert automatically, on a one-for-one basis, into a share of New Volta Class A Common Stock; (b) each then issued and outstanding TortoiseCorp Warrant will convert automatically into a New Volta Warrant pursuant to the Warrant Agreement; (c) each then issued and outstanding TortoiseCorp Unit will convert automatically into a New Volta Unit, each consisting of one share of New Volta Class A Common Stock and one-fourth of one New Volta Warrant; (d) a dual class structure will be implemented and New Volta will be authorized to issue shares of New Volta Class B Common Stock that will carry voting rights in the form of ten votes per such share; and (e) after the Domestication, TortoiseCorp will immediately be renamed “Volta Inc.” For additional information about the Domestication, please see the section entitled “Proposal No. 2 — The Domestication Proposal.”

The Business Combination

On February 7, 2021, we entered into the Business Combination Agreement with First Merger Sub, Second Merger Sub and Volta. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, First Merger Sub will merge with and into Volta, with Volta surviving the First Merger as a wholly owned subsidiary of New Volta and as soon as practicable, but in any event within three days following the Effective Time, Volta (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of New Volta.

Immediately prior to the Effective Time and subject to receipt of the requisite approval of Volta’s stockholders, Volta will cause each share of Volta Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into shares of Volta Class B Common Stock at the then-effective conversion rate in accordance with the terms of the Volta Charter. Following the Conversion, there will be no outstanding shares of Volta Preferred Stock and each holder of Volta Preferred Stock will thereafter cease to have any rights with respect to such securities.

At the Effective Time, by virtue of the Business Combination and without any action on the part of TortoiseCorp, First Merger Sub, Second Merger Sub, Volta or the holders of any of Volta’s securities:

•        each share of Volta Class B Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Volta Class B Common Stock resulting from the Conversion, but excluding shares of Volta Restricted Stock) will be cancelled and converted into the right to receive the number of shares of New Volta Class A Common Stock equal to the Exchange Ratio;

•        each share of Volta Class A Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Volta Restricted Stock) will be cancelled and converted into the right to receive the number of shares of New Volta Class B Common Stock equal to the Exchange Ratio;

•        all shares of Volta Common Stock and Volta Preferred Stock held in the treasury of Volta will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

•        each share of First Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the surviving entity of the First Merger;

•        each Volta Warrant that is outstanding and unexercised immediately prior to the Effective Time will be automatically converted into a warrant to purchase a number of shares of New Volta Class A Common Stock equal to the product of (a) the number of shares of Volta Common Stock subject to such Volta Warrant and (b) the Exchange Ratio, rounding down to the nearest whole number of shares, at an exercise price per share equal to (i) the exercise price per share for the shares of Volta Common Stock subject to such Volta Warrant divided by (ii) the Exchange Ratio, rounding up to the nearest whole cent;

•        each share of Volta Restricted Stock that is outstanding immediately prior to the Effective Time will be converted into an award of a number of restricted shares of New Volta Class A Common Stock or New Volta Class B Common Stock, as applicable (each, a share of “New Volta Restricted Stock”), equal to the product of (a) the number of shares of Volta Restricted Stock subject to such award and (b) the Exchange Ratio (which award will remain subject to the same vesting and repurchase terms as such Volta Restricted Stock, except that any per share repurchase price applicable to such New Volta Restricted Stock shall be equal to the quotient obtained by dividing (i) the per share repurchase price applicable to the Volta Restricted Stock by (ii) the Exchange Ratio, rounded up to the nearest cent);

•        each Volta Option that is outstanding immediately prior to the Effective Time will be automatically converted into a New Volta Option to purchase a number of shares of New Volta Class A Common Stock or New Volta Class B Common Stock, as applicable, equal to the product of (a) the number of shares of Volta Common Stock subject to such Volta Option immediately prior to the Effective Time and (b) the Exchange Ratio, rounding down to the nearest whole number of shares, at an exercise price per share equal to (i) the exercise price per share for the shares of Volta Common Stock subject to such Volta Option divided by (ii) the Exchange Ratio, rounding up to the nearest whole cent (which option will remain subject to the same vesting terms as such Volta Option); and

•        each Volta Non-Plan Option that is outstanding and unexercised immediately prior to the Effective Time shall, in Volta’s sole discretion, either (i) be automatically cancelled for no consideration as of the Effective Time, or (ii) automatically, without any action on the part of the holder thereof or Volta and effective as of the Effective Time, be assumed and converted into an option to purchase a number of shares of New Volta Class A Common Stock equal to the product of (a) the number of shares of Volta Common Stock subject to such Volta Non-Plan Option immediately prior to the Effective Time and (b) the Exchange Ratio, rounding down to the nearest whole number of shares, at an exercise price per share equal to (i) the exercise price per share for the shares of Volta Common Stock subject to such Volta Non-Plan Option divided by (ii) the Exchange Ratio, rounding up to the nearest whole cent (which option will remain subject to the same vesting terms as such Volta Non-Plan Option).

For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the section entitled “The Business Combination.”

Conditions to the Closing

The obligations of Volta, TortoiseCorp, First Merger Sub and Second Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

•        the written consent of the requisite stockholders of Volta (the “Written Consent Parties”) in favor of the approval and adoption of the Business Combination Agreement, the Business Combination and all other transactions contemplated by the Business Combination Agreement (the “Written Consent”) having been delivered to TortoiseCorp;

•        the Condition Precedent Proposals having each been approved and adopted by the requisite affirmative vote of TortoiseCorp shareholders at the extraordinary general meeting in accordance with this proxy statement/prospectus, the DGCL, Cayman Islands law, TortoiseCorp’s Existing Organizational Documents and the rules and regulations of the NYSE;

•        no governmental authority having enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting the consummation of the Business Combination and such transactions;

•        all required filings under the HSR Act having been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act having expired or been terminated;

•         the Registration Statement on Form S-4 (the “Registration Statement”) of which this proxy statement/prospectus forms a part having been declared effective and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC;

•        the shares of New Volta Class A Common Stock to be issued pursuant to the Business Combination Agreement and in connection with the Domestication and the Private Placement Financing having been listed on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Closing Date; and

•        TortoiseCorp having at least $5,000,001 of net tangible assets after giving effect to the redemption of public shares by TortoiseCorp’s public shareholders, in accordance with the Existing Organizational Documents.

The obligations of TortoiseCorp, First Merger Sub and Second Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

•        the accuracy of the representations and warranties of Volta as determined in accordance with the Business Combination Agreement;

•        Volta having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•        Volta having delivered to TortoiseCorp a customary officer’s certificate, dated as of the Closing, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

•        no Volta Material Adverse Effect (as defined below) having occurred between the date of the Business Combination Agreement and the Effective Time;

•        other than those persons identified in the Business Combination Agreement as continuing directors, all members of the Volta Board and the boards of directors of its subsidiaries shall have executed written resignations effective as of the Effective Time;

•        at least two days prior to the Closing, Volta having delivered to TortoiseCorp in a form reasonably acceptable to TortoiseCorp, a properly executed certification that shares of Volta Common Stock are not “U.S. real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by New Volta with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; and

•        Volta having delivered to TortoiseCorp the audited consolidated balance sheet of Volta and its subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations and cash flows of Volta and its subsidiaries for such years, each audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (the “Volta Audited Financial Statements”).

The obligations of Volta to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Effective Time of the following additional conditions:

•        the accuracy of the representations and warranties of TortoiseCorp, First Merger Sub and Second Merger Sub as determined in accordance with the Business Combination Agreement;

•        each of TortoiseCorp, First Merger Sub and Second Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Effective Time;

•        TortoiseCorp having delivered to Volta a certificate, dated the date of the Closing, signed by the President of TortoiseCorp, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

•        no TortoiseCorp Material Adverse Effect (as defined below) having occurred between the date of the Business Combination Agreement and the Effective Time;

•        other than Vincent T. Cubbage, all members of the TortoiseCorp Board shall have executed written resignations effective as of the Effective Time;

•        TortoiseCorp having delivered a copy of the A&R Registration Rights Agreement (as defined below) duly executed by TortoiseCorp and its shareholders party thereto;

•        TortoiseCorp having made all necessary and appropriate arrangements with Continental Stock Transfer & Trust Company, acting as trustee, to have all of the funds in the Trust Account disbursed to TortoiseCorp immediately prior to the Effective Time, and all such funds released from the Trust Account being available for immediate use by TortoiseCorp in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of TortoiseCorp’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination;

•        as of the Closing, after consummation of the Private Placement Financing and after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders, TortoiseCorp having cash on hand equal to or in excess of $225,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination and Private Placement Financing); and

•        the Domestication having been completed.

Regulatory Matters

Under the HSR Act and rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration or early termination of the 30-day waiting period following the parties’ submission of Notification and Report Forms with the Antitrust Division and the FTC. On February 22, 2021, the parties filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The waiting period expired on March 24, 2021 at 11:59 p.m. Eastern time.

At any time before or after consummation of the Business Combination, notwithstanding expiration or termination of the waiting period under the HSR Act, the Antitrust Division or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. TortoiseCorp cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other governmental authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, TortoiseCorp cannot assure you as to its result.

Neither TortoiseCorp nor Volta is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than as required under the HSR Act. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Related Agreements

Stockholder Support Agreement

On February 7, 2021, TortoiseCorp, Volta and the Written Consent Parties entered into a Stockholder Support Agreement (the “Stockholder Support Agreement”), pursuant to which the Written Consent Parties agreed to vote all of their shares of Volta Common Stock and Volta Preferred Stock in favor of the approval and adoption of the Business Combination Agreement and the Business Combination, including agreeing to execute the Written Consent within 48 hours of the Registration Statement becoming effective. Additionally, such Written Consent Parties agreed, among other things, not to, prior to the Effective Time, (a) transfer any of their shares of Volta Common Stock and Volta Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. The Stockholder Support Agreement will terminate upon the earlier to occur of: (a) the Effective Time, (b) the date of the termination of the Business Combination Agreement in accordance with its terms and (c) the effective date of a written agreement of TortoiseCorp and the Written Consent Parties terminating the Stockholder Support Agreement.

A&R Registration Rights Agreement

In connection with the Closing, that certain Registration Rights Agreement, dated September 10, 2020, among TortoiseCorp and certain persons and entities holding securities of TortoiseCorp (the “IPO Registration Rights Agreement”), will be amended and restated and TortoiseCorp, certain persons and entities holding securities of TortoiseCorp prior to the Closing (the “Initial Holders”) and certain persons and entities receiving New Volta Class A Common Stock or instruments exercisable for New Volta Class A Common Stock in connection with the Business Combination (the “New Holders” and, together with the Initial Holders, the “Registration Rights Holders”) will enter into an amended and restated registration rights agreement substantially in the form attached to the Business Combination Agreement as Exhibit A (the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, New Volta will agree that, within 30 calendar days after the consummation of the Business Combination, New Volta will file with the SEC (at New Volta’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and New Volta will use its commercially reasonable best efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, certain of the Registration Rights Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders will be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by New Volta if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Lock-Up Agreements

On February 7, 2021, the founders of Volta entered into a Lock-Up Agreement (the “Lock-Up Agreement”) with TortoiseCorp and Volta, pursuant to which they agreed, subject to certain customary exceptions, not to effect any (a) direct or indirect sale, assignment, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, pledge, hypothecation, disposition, loan or other transfer, with respect to any shares of New Volta Class A Common Stock or New Volta Class B Common Stock held by them immediately after the Effective Time, including any shares of New Volta Class A Common Stock or New Volta Class B Common Stock issuable upon the exercise of New Volta Options or New Volta Warrants to purchase shares of New Volta Class A Common Stock or New Volta Class B Common Stock held by them immediately following the Closing or (b) publicly announce any intention to effect any transaction specified in clause (a), in each case, until the date that is the earlier of (i) one year after the Closing Date and (ii) the earlier to occur of, subsequent to the Closing Date, (x) the first date on which the last reported sale price of the New Volta Class A Common Stock equals or exceeds $12.00 per share (as equitably adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing and (y) the date on which there is consummated a subsequent liquidation, merger, share exchange or other similar transaction which results in all of New Volta’s stockholders having the right to exchange their shares of New Volta Class A Common Stock for cash, securities or other property.

The Proposed Bylaws will include transfer restrictions on the New Volta securities issued to Volta stockholders in connection with the First Merger, including New Volta securities issued upon the settlement or exercise of New Volta Restricted Stock or New Volta Options that were automatically converted from equity awards of Volta outstanding immediately prior to the Effective Time, for a period of six months after the Closing.

Sponsor Letter

On February 7, 2021, the initial shareholders entered into a letter agreement (the “Sponsor Letter”) with TortoiseCorp and Volta pursuant to which, among other things, the initial shareholders agreed to (a) waive the anti-dilution rights set forth in Article 17.3 of the Existing Organizational Documents, (b) comply with the non-solicitation provisions in the Business Combination Agreement and (c) vote all Ordinary Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Business Combination.

Private Placement Financing

On February 7, 2021, TortoiseCorp entered into separate subscription agreements (each a “Subscription Agreement” and collectively, the “Subscription Agreements”) with each of the New Private Placement Investors, pursuant to which the New Private Placement Investors agreed to purchase, and TortoiseCorp agreed to sell to the New Private Placement Investors, an aggregate of 30,000,000 Private Placement Shares for a purchase price of $10.00 per share and an aggregate purchase price of $300,000,000, in the Private Placement Financing.

The closing of the sale of the Private Placement Shares pursuant to the Subscription Agreements will take place substantially concurrently with the Closing and is contingent upon, among other customary closing conditions, the subsequent consummation of the Business Combination. The purpose of the Private Placement Financing is to raise additional capital for use by the post-combination company following the Closing.

Pursuant to the Subscription Agreements, TortoiseCorp agreed that, within 30 calendar days after the consummation of the Business Combination, New Volta will file with the SEC (at New Volta’s sole cost and expense) a registration statement registering the resale of the Private Placement Shares (the “Private Placement Resale Registration Statement”), and New Volta will use its commercially reasonable efforts to have the Private Placement Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) 60 calendar days (or 90 calendar days if the SEC notifies New Volta that it will review the Private Placement Resale Registration Statement) following the Closing and (b) the tenth business day after the SEC notifies New Volta that the Private Placement Resale Registration Statement will not be reviewed or will not be subject to further review.

For more information about the Subscription Agreements, see the subsection entitled “The Business Combination — Related Agreements — Private Placement Financing.”

Interests of Certain Persons in the Business Combination

Interests of Sponsor and TortoiseCorp Directors and Officers

In considering the recommendation of the TortoiseCorp Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that Tortoise Borrower, an affiliate of our Sponsor, holds 5,933,333 private placement warrants that would expire worthless if an Initial Business Combination is not consummated;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

•        the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares, including 105,000 Founder Shares which were subsequently transferred to our independent directors, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $        , based on the closing price of our Class A Ordinary Shares of $        per share on        , 2021;

•        the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Units sold in the IPO and the substantial number of shares of New Volta Class A Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Volta Class A Common Stock trades below the price initially paid for the Units in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•        if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        the anticipated continuation of Vincent T. Cubbage as a director after the Business Combination;

•        the fact that our independent directors own an aggregate of 105,000 Founder Shares that were transferred from our Sponsor, which if unrestricted and freely tradeable would be valued at approximately $        , based on the closing price of our Class A Ordinary Shares of $        per share on        , 2021;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•        the fact that our Sponsor, Tortoise Borrower, and our officers and directors will lose their entire investment in us if an Initial Business Combination is not completed. At the closing of our Initial Business Combination with Volta, we anticipate that Tortoise Borrower will own 5,933,333 private placement warrants and our Sponsor will hold 8,520,000 of the total 8,625,000 Founder Shares issued and outstanding. In addition, Tortoise Borrower has made available to us a working capital promissory note for up to $1,000,000 to enable us to pay our expenses, of which $          is outstanding as of         , 2021. The ability of TortoiseCorp to repay the amounts drawn under the working capital promissory note is dependent upon the completion of our Initial Business Combination. The table set forth below sets out the total investment made by Tortoise Borrower and our Sponsor for the private placement warrants and the Founder Shares and the value of such securities, based on the closing price of our public warrants and our Class A Ordinary Shares as of         , 2021:

Name of Holder	Security	Total Capital Contribution	Value as of , 2021
Tortoise Borrower	private placement warrants	$8,900,000	$
Sponsor	Founder Shares	$25,000	$

In addition, the members of our Sponsor include Tortoise Borrower and our officers, all of whom made a capital contribution in our Sponsor in exchange for their respective membership interests therein. Tortoise Borrower’s and our officers’ membership interests in our Sponsor provide them with an indirect economic interest in the total number of Founder Shares anticipated to be held by our Sponsor as of the completion of our Initial Business Combination with Volta. Our Sponsor transferred 35,000 Founder Shares to each of our independent directors at the closing of our IPO. The table set forth below summarizes the direct or indirect interest Tortoise Borrower and our officers and directors (or family trusts related to such persons) hold in the Founder Shares along with the total capital contributions made by Tortoise Borrower and our officers and directors for their direct or indirect interests in the Founder Shares and the value of such interests based on the closing price of the Class A Ordinary Shares as of         , 2021, all of which would be lost if an Initial Business Combination is not completed by us within the required time period:

Name	Position	Total Capital Contribution	Value as of , 2021
Tortoise Borrower	N/A	$11,401	$
Vincent T. Cubbage	Chairman and Chief Executive Officer	$4,325	$
Stephen Pang	Director and Chief Financial Officer	$2,375	$
Juan Jose Daboub	Independent Director	$0.00	$
Karin McKinnell Leidel	Independent Director	$0.00	$
Sidney Tassin	Independent Director	$0.00	$
Steven Schnitzer	Vice President, General Counsel and Secretary	$2,500	$
Darrell Brock, Jr.	Vice President, Business Development	$2,375	$
Evan Zimmer	Vice President, Finance	$925	$

Reasons for the Approval of the Business Combination

After careful consideration, the TortoiseCorp Board recommends that our shareholders vote “FOR” the approval of the Business Combination Proposal.

For a more complete description of our reasons for the approval of the Business Combination and the recommendation of the TortoiseCorp Board, see the subsections entitled “The Business Combination — The TortoiseCorp Board’s Reasons for the Approval of the Business Combination.”

Redemption Rights

Pursuant to the Existing Organizational Documents, a public shareholder may request that TortoiseCorp redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•        hold public shares or, if you hold public shares through TortoiseCorp Units, you elect to separate your TortoiseCorp Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•        submit a written request to Continental Stock Transfer & Trust Company, TortoiseCorp’s transfer agent, in which you (i) request that New Volta redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

•        deliver your public shares to Continental Stock Transfer & Trust Company, TortoiseCorp’s transfer agent, physically or electronically through the DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on         , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of TortoiseCorp Units must elect to separate the TortoiseCorp Units into the underlying Class A Ordinary Shares and public warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their TortoiseCorp Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the TortoiseCorp Units into the underlying public shares and public warrants, or if a holder holds TortoiseCorp Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, TortoiseCorp’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to TortoiseCorp in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, New Volta will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account relating to such public shares, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to $10.00 per issued and outstanding public share. Each redemption of Class A Ordinary Shares by our public shareholders will decrease the amount in our Trust Account. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Volta Class A Common Stock that will be redeemed immediately after consummation of the Business Combination. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Ownership of New Volta After the Closing

We anticipate that, upon completion of the Business Combination, the ownership of New Volta will be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	88,728,871	50.9%	1,907,872	16.7%	37.3%
Public shareholders	34,500,000	19.8%	—	—	12.0%
New Private Placement Investors	30,000,000	17.2%	—	—	10.4%
Initial shareholders	8,625,000	4.9%	—	—	3.0%
Scott Mercer(2)	5,862,393	3.4%	7,176,406	62.8%	26.9%
Christopher Wendel(3)	6,649,012	3.8%	2,347,621	20.5%	10.4%
Total	174,365,276	100.0%	11,431,899	100.0%	100.0%

____________

(1)      The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)      Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock.

(3)      Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

The number of shares and the interests set forth above (a) assume (i) that no public shareholders elect to have their public shares redeemed, (ii) that there are no other issuances of equity interests of TortoiseCorp or Volta and no repurchases of Volta Restricted Stock, (iii) none of TortoiseCorp’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market and (iv) that there are no exercises of Volta Options or Volta Warrants and (b) do not take into account TortoiseCorp Warrants that will remain outstanding following the Business Combination and may be exercised at a later date. As a result of the Business Combination, the economic and voting interests of our public shareholders will decrease. If we assume that half of the outstanding public shares, i.e., 17,250,000 public shares, are redeemed and the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, the ownership of New Volta upon completion of the Business Combination will be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	88,728,871	56.5%	1,907,872	16.7%	39.7%
Public shareholders	17,250,000	11.0%	—	—	6.4%
New Private Placement Investors	30,000,000	19.1%	—	—	11.1%
Initial shareholders	8,625,000	5.5%	—	—	3.2%
Scott Mercer(2)	5,862,393	3.7%	7,176,406	62.8%	28.6%
Christopher Wendel(3)	6,649,012	4.2%	2,347,621	20.5%	11.1%
Total	157,115,276	100.0%	11,431,899	100.0%	100.0%

____________

(1)      The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)      Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock.

(3)      Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

Alternatively, if we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” i.e., 34,500,000 public shares are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, the ownership of New Volta upon completion of the Business Combination will be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	88,728,871	63.4%	1,907,872	16.7%	42.4%
Public shareholders	—	—	—	—	—
New Private Placement Investors	30,000,000	21.4%	—	—	11.8%
Initial shareholders	8,625,000	6.2%	—	—	3.4%
Scott Mercer(2)	5,862,393	4.2%	7,176,406	62.8%	30.5%
Christopher Wendel(3)	6,649,012	4.8%	2,347,621	20.5%	11.9%
Total	139,865,276	100.0%	11,431,899	100.0%	100.0%

____________

(1)      The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)      Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock.

(3)      Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

The ownership percentages with respect to New Volta set forth above do not take into account TortoiseCorp Warrants that will remain outstanding immediately following the Business Combination, but do include the Founder Shares, which will convert into New Volta Class A Common Stock upon an Initial Business Combination. If the facts are different than these assumptions, the percentage ownership retained by TortoiseCorp’s existing shareholders in New Volta following the Business Combination will be different. For example, if we assume that all outstanding 8,625,000 public warrants and 5,933,333 private placement warrants were exercisable and exercised following completion of the Business Combination and further assume that no public shareholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New Volta would be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	88,728,871	47.0%	1,907,872	16.7%	35.6%
Public shareholders	43,125,000	22.8%	—	—	14.2%
New Private Placement Investors	30,000,000	15.9%	—	—	9.9%
Initial shareholders	14,558,333	7.7%	—	—	4.8%
Scott Mercer(2)	5,862,393	3.1%	7,176,406	62.8%	25.6%
Christopher Wendel(3)	6,649,012	3.5%	2,347,621	20.5%	9.9%
Total	188,923,609	100.0%	11,431,899	100.0%	100.0%

____________

(1)      The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)      Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock.

(3)      Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

The TortoiseCorp Warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination (or any other Initial Business Combination) and (b) 12 months from the closing of our IPO and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Additionally, if we (a) assume (i) that no public shareholders elect to have their public shares redeemed, (ii) that there are no other issuances of equity interests of TortoiseCorp or Volta and no repurchases of Volta Restricted Stock, (iii) none of TortoiseCorp’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market, (iv) the issuance of all 20,712,774 shares of New Volta Class A Common Stock that will be reserved in respect of New Volta Options issued in exchange for outstanding pre-merger Volta Options and in respect of New Volta Warrants issued in exchange for outstanding pre-merger Volta Warrants and (v) the issuance of all 134,993 shares of New Volta Class B Common Stock that will be reserved in respect of

New Volta Options issued in exchange for outstanding pre-merger Volta Options and (b) do not take into account TortoiseCorp Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of New Volta would be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	108,936,646	55.8%	1,907,872	16.5%	41.2%
Public shareholders	34,500,000	17.7%	—	—	11.1%
New Private Placement Investors	30,000,000	15.4%	—	—	9.7%
Initial shareholders	8,625,000	4.4%	—	—	2.8%
Scott Mercer(2)	6,367,392	3.3%	7,311,399	63.2%	25.6%
Christopher Wendel(3)	6,649,012	3.4%	2,347,621	20.3%	9.7%
Total	195,078,050	100.0%	11,566,892	100.0%	100.0%

____________

(1)      The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)      Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock, (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock and (c) 504,999 shares of New Volta Class A Common Stock and 134,993 shares of New Volta Class B Common Stock issuable upon the exercise of New Volta Options issued in exchange for Volta Options.

(3)      Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of New Volta Following the Business Combination

Assuming the Director Election Proposal is approved at the extraordinary general meeting, we expect the New Volta Board to be comprised of Scott Mercer, Christopher Wendel, Eli Aheto, Vincent T. Cubbage, Martin Lauber, Katherine Savitt, Bonita Stewart and John Tough.

Expected Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, TortoiseCorp will be treated as the “acquired” company for financial reporting purposes. See the subsection entitled “The Business Combination — Expected Accounting Treatment.”

Appraisal Rights

Appraisal Rights of TortoiseCorp Shareholders

There are no appraisal rights available to holders of Class A Ordinary Shares, Class B Ordinary Shares or TortoiseCorp Warrants in connection with the Business Combination or Domestication under Cayman Islands law or the DGCL.

Other TortoiseCorp Proposals

In addition to the proposal to approve by ordinary resolution and adopt the Business Combination Agreement and the Business Combination, our shareholders will be asked to vote upon (a) a proposal to approve by special resolution the change of TortoiseCorp’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware; (b) a proposal to approve by special resolution and adopt the Proposed Organizational Documents; (c) nine separate proposals to approve, on a non-binding advisory basis, by ordinary resolution material differences between the Existing Organizational Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws of New Volta; (d) a proposal to approve by ordinary resolution, for purposes of complying with the applicable listing rules of the NYSE, (i) the issuance of up to an aggregate of 144,365,276 shares of New Volta Class A Common Stock and 4,562,259 shares of New Volta Class B Common Stock in connection with the Domestication and the Business Combination, (ii) the issuance and sale of 30,000,000 shares of New Volta Class A Common Stock in the Private Placement Financing, which shall occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement, (iii) the issuance of up to 20,712,774 shares of New Volta Class A Common Stock that may be reserved for issuance in respect of New Volta Class A Options issued in exchange for outstanding Volta Options and in respect of New Volta Warrants issued in exchange for outstanding Volta Warrants and (iv) the issuance of up to 6,869,640 shares of New Volta Class B Common Stock that may be reserved for issuance in respect of New Volta Restricted Stock and New Volta Class B Options; (e) a proposal to approve by ordinary resolution and adopt the 2021 Plan; (f) a proposal to approve by ordinary resolution and adopt the Founder Plan; (g) a proposal for the holders of the Class B Ordinary Shares to elect, effective immediately after the effective time of the Second Merger, three directors to serve until the 2022 annual meeting of stockholders, three directors to serve until the 2023 annual meeting of stockholders and two directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal; and (h) a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more Proposals at the extraordinary general meeting. For more information, see the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Domestication Proposal,” “Proposal No. 3 — The Organizational Documents Proposal,” “Proposal No. 4 — The Advisory Organizational Documents Proposals,” “Proposal No. 5 — The PIPE Proposal,” “Proposal No. 6 — The 2021 Plan Proposal,” “Proposal No. 7 — The Founder Plan Proposal,” “Proposal No. 8 — The ESPP Proposal,” Proposal No. 9 — The Director Election Proposal” and “Proposal No. 10 — The Adjournment Proposal” for more information.

Date, Time and Place of Extraordinary General Meeting

The extraordinary general meeting will be held in person on         , 2021, at         , Eastern time, at the offices of Vinson & Elkins L.L.P., located at 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036, or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the Proposals. In the interest of public health, and due to the impact of the ongoing COVID-19 pandemic, we are also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and the Existing Organizational Documents.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the virtual extraordinary general meeting if you owned Class A Ordinary Shares or Class B Ordinary Shares at the close of business on        , 2021, which is the record date for the extraordinary general meeting. You are entitled to one vote for each Class A Ordinary Shares or Class B Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 43,125,000 Class A Ordinary Shares and Class B Ordinary Shares outstanding in the aggregate, of which 34,500,000 were public shares and 8,625,000 were Founder Shares held by the initial shareholders.

Proxy Solicitation

Proxies may be solicited by mail. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares online if it revokes its proxy before the extraordinary general meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the subsection entitled “Extraordinary General Meeting — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum of our shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if holders of a majority our Class A Ordinary Shares and Class B Ordinary Shares entitled to vote thereat attend in person, online or by proxy at the extraordinary general meeting. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Under the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors and therefore the Director Election Proposal. Approval of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Closing is conditioned on the approval of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation to TortoiseCorp Shareholders

The TortoiseCorp Board believes that each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal is in the best interests of TortoiseCorp and our shareholders and recommends that our shareholders vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the shareholders at the extraordinary general meeting. For more information, see the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Domestication Proposal,” “Proposal No. 3 — The Organizational Documents Proposal,” “Proposal No. 4 — The Advisory Organizational Documents Proposals,” “Proposal No. 5 — The PIPE Proposal,” “Proposal No. 6 — The 2021 Plan Proposal,” “Proposal No. 7 — The Founder Plan Proposal,” “Proposal No. 8 — The ESPP Proposal,” “Proposal No. 9 — The Director Election Proposal” and “Proposal No. 10 — The Adjournment Proposal.”

When you consider the recommendation of the TortoiseCorp Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as shareholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Summary Risk Factors

In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to Volta’s business and industry and the Business Combination are summarized below.

•        Volta is an early stage company with a history of losses and expects to incur significant expenses and losses for the foreseeable future.

•        Volta has experienced rapid growth and expects to invest in growth for the foreseeable future. If it fails to manage growth effectively, its business, operating results and financial condition could be adversely affected.

•        Failure to expand Volta’s geographic footprint and to build scalable and robust processes could harm its prospects for growth, and Volta may never successfully do so or achieve or sustain profitability.

•        Volta currently faces competition in both the EV charging market and in its content sales activities, and expects to face significant competition in the future as these markets evolve.

•        Volta depends upon strong relationships with real estate and retail partners to build out its charging network and increased competition or loss of a partner could adversely impact Volta’s business.

•        Volta derives a significant portion of its revenues from sponsored content on its charging stations, which fluctuates and is subject to market conditions outside of its control, and Volta may not be able to place content in certain geographies until it has achieved scale in such geographies.

•        Volta relies on a limited number of suppliers and manufacturers for the manufacture and supply of its charging stations, some of which are also early stage companies. A loss of any of these partners or defects in or failure of the products with which they supply Volta could negatively affect Volta’s business.

•        Volta’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as Volta expands the scope of such services with other parties.

•        Volta faces risks related to natural disasters and health pandemics, which could have a material adverse effect on its business and results of operations. For example, impacts to Volta’s business as a result of the ongoing COVID-19 pandemic included slow-down of permitting and construction activities during shutdowns, shut-down of properties where Volta’s stations are located, drop off in media spend, shut-down of offices and a transition to remote work forces, impacting revenue potential and usage.

•        If Volta is unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, its ability to compete and successfully grow its business could be harmed.

•        Any continued expansion by Volta into international markets will expose it to additional tax, compliance, market and other risks and there can be no assurance that any such expansion will be successful.

•        Government regulation of outdoor media may restrict Volta’s content sales activities.

•        Volta’s management has limited experience in operating a public company and the requirements of being a public company may strain Volta’s resources, divert management’s attention and affect its ability to attract and retain qualified board members and officers.

•        Volta may need to raise additional funds and these funds may not be available when needed.

•        Volta’s forecasted operating results and projections and its estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

•        Volta is dependent upon the availability of electricity at its charging sites and could be adversely affected by utility rate adjustments and cost increases, delays or new or increased taxation or other restrictions on the availability or cost of electricity.

•        Volta’s future growth and success is correlated with and thus dependent upon the continuing rapid adoption of and demand for EVs by businesses and drivers.

•        The reduction, modification or elimination of rebates, tax credits and other financial incentives and benefits associated with the EV industry could cause reduced demand for EVs and EV charging stations.

•        The EV charging market is characterized by rapid technological change, which requires Volta to continue to develop new products and product innovations and maintain and expand its intellectual property portfolio.

•        Volta’s charging stations and mobile application platform could contain undetected defects, errors or bugs in hardware or software and, as an emerging technology, the full operating life of the equipment in Volta’s charging stations is not fully known and may malfunction through repeated use, which could result in property damage or injury and adversely affect Volta’s brand, business, financial condition and results of operations.

•        Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service.

•        Growing Volta’s business and user base depends upon the effective operation of Volta’s mobile applications with mobile operating systems, networks and standards that Volta does not control.

•        Volta may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive, and its business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

•        The expected shift in Volta’s business model to pay-for-use and the requirement of mobile check-ins may impact Volta’s ability to retain driver interest, content partners and site hosts.

•        Volta’s charging stations include components that depend on semiconductor supply chains that are currently unable to meet demand and as a result Volta may experience delays in the delivery of its product from its manufacturers, impeding its intended installation and deployment plans.

•        If Volta fails to offer high-quality support to site partners and drivers, its business and reputation may suffer.

•        Volta may be unable to collect and leverage customer data in all geographic locations, and this limitation may impact research and development, content sales, partnership relations and operations.

•        The occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement.

•        The outcome of any legal proceedings that may be instituted against TortoiseCorp following announcement of the Business Combination and the possibility of third-party claims against the Trust Account.

•        The inability to complete the Business Combination due to the failure to obtain approval of the shareholders of TortoiseCorp, or satisfy the other conditions to closing in the Business Combination Agreement.

•        The risk that TortoiseCorp may not be able to consummate the Private Placement Financing.

•        The risk that the proposed Business Combination disrupts current plans and operations of Volta or TortoiseCorp as a result of the announcement and consummation of the Business Combination.

•        The possibility that COVID-19 may hinder TortoiseCorp’s ability to consummate the Business Combination.

SELECTED HISTORICAL FINANCIAL DATA OF VOLTA

The following selected historical financial information and other data for Volta set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta” and Volta’s historical unaudited and audited consolidated financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.

The selected historical consolidated financial information and other data presented below for the three months ended March 31, 2021 and March 31, 2020 have been derived from Volta’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus and for the years ended December 31, 2020 and December 31, 2019 have been derived from Volta’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Statement of Operations Data

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
REVENUES
Service revenue	$4,231,349	$3,100,866	$15,719,852	$13,434,486
Product revenue	299,037	337,282	2,891,854	1,492,345
Other revenue	210,000	464,189	838,719	338,778
Total revenues	4,740,386	3,902,337	19,450,425	15,265,609
COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization)	4,608,554	3,486,977	17,386,477	10,662,591
Costs of products (exclusive of depreciation and amortization)	456,946	498,871	4,450,224	2,535,526
Selling, general and administrative (exclusive of depreciation and amortization)	60,857,317	10,580,585	44,079,959	28,429,401
Depreciation and amortization	2,173,215	1,443,018	6,468,791	3,655,234
Other operating expenses	119,735	9,997	16,079	4,730,528
Total costs and expenses	68,215,767	16,019,448	72,401,530	50,013,280
LOSS FROM OPERATIONS	(63,475,381)	(12,117,111)	(52,951,105)	(34,747,671)
Interest expense, net	1,687,076	1,086,966	18,360,506	4,997,680
Other expense, net	112,238	(76,380)	998,170	894,302
NET LOSS BEFORE INCOME TAXES	(65,274,695)	(13,127,697)	(72,309,781)	(40,639,653)
Income tax expense	—	—	9,096	12,963
NET LOSS	(65,274,695)	(13,127,697)	(72,318,877)	(40,652,616)

Weighted-average Class A Common Stock outstanding, basic and diluted	6,373,206	6,373,206	6,373,206	6,373,206
Net loss per Class A Common Stock, basic and diluted	$(5.10)	$(1.71)	$(9.39)	$(5.33)
Weighted-average Class B Common Stock outstanding, basic and diluted	6,421,799	1,294,175	1,332,295	1,251,598
Net loss per Class B Common Stock, basic and diluted	$(5.10)	$(1.71)	$(9.39)	$(5.33)

Balance Sheet Data

	Three Months Ended March 31,	Year Ended December 31,
	2021	2020	2019
Total current assets	$79,197,245	$81,426,631	$41,417,749
Total assets	195,200,533	178,891,354	102,911,077
Total liabilities	145,867,055	138,096,337	104,478,837
Total mezzanine equity	210,029,724	182,599,047	75,608,294
Total stockholder’s deficit	(160,696,246)	(141,804,030)	(77,176,054)

Statement of Cash Flows Data

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
Net cash used in Operating Activities	$(16,559,105)	$(11,904,569)	$(54,590,488)	$(23,697,763)
Net cash used in Investing Activities	(8,583,952)	(3,650,862)	(19,645,499)	(24,809,641)
Net cash provided by Financing Activities	$19,809,379	$15,936,631	$122,283,884	$47,246,728

SELECTED HISTORICAL FINANCIAL DATA OF TORTOISECORP

The selected historical statements of operations data of TortoiseCorp for the period from July 24, 2020 (inception) through December 31, 2020 and the historical balance sheet data as of December 31, 2020 are derived from TortoiseCorp’s audited financial statements included elsewhere in this proxy statement/prospectus.

TortoiseCorp’s historical results are not necessarily indicative of the results that may be expected in the future and TortoiseCorp’s results for the period from July 24, 2020 (inception) through December 31, 2020 are not necessarily indicative of the results that may be expected for any other period. The information below is only a summary and should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TortoiseCorp” and “Information about TortoiseCorp” and the financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

	For the three months ended March 31, 2021	For the period from July 24, 2020 (inception) through December 31, 2020 (As restated)
General and administrative expenses	$(2,773,007)	$(326,955)
Administrative expenses – related party	(30,000)	(36,667)
Change in fair value of warrant liabilities	$(7,017,250)	$(27,068,170)
Financing costs – derivative warrant liabilities	—	(611,620)
Net gain from investments held in Trust Account	$8,035	$—
Net income (loss)	$(9,812,222)	$(28,043,412)
Basic and diluted weighted average shares outstanding, Class A	34,500,000	34,500,000
Basic and diluted net income per share, Class A	$—	$—
Basic and diluted weighted average shares outstanding, Class B	8,625,000	8,625,000
Basic and diluted net loss per share, Class B	$(1.14)	$(3.25)
	As of March 31, 2021 (Unaudited)	As of December 31, 2020 (As restated)
Balance Sheet Data
Total assets	$345,635,107	$346,381,148
Total liabilities	66,631,172	57,554,991
Class A Ordinary Shares; 27,400,393 and 28,382,615 shares subject to possible redemption at $10.00 per share at March 31, 2021 and December 31, 2020, respectively	274,003,930	283,826,150
Total shareholders’ equity	5,000,005	5,000,007

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data (the “selected pro forma information”) gives effect to the Business Combination described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, TortoiseCorp is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Volta will represent a continuation of the financial statements of Volta with the Business Combination being treated as the equivalent of Volta issuing stock for the net assets of TortoiseCorp, accompanied by a recapitalization. The net assets of TortoiseCorp will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Volta in future reports of New Volta.

The selected unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives pro forma effect to the Business Combination as if it had occurred on March 31, 2021. The selected unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2021 and the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020.

The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of New Volta and the accompanying notes, in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” both appearing elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements of TortoiseCorp and Volta and related notes included elsewhere in this proxy statement/prospectus. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what New Volta’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of New Volta.

The following table presents selected pro forma information after giving effect to the Business Combination, presented under two scenarios:

•        Assuming No Redemptions Scenario — this scenario assumes that none of the public shareholders exercise their right to have their Class A Ordinary Shares redeemed for cash; and

•        Assuming Maximum Redemptions Scenario — this scenario assumes that 34,500,000 Class A Ordinary Shares are redeemed for an aggregate payment of $345.0 million, which is the maximum number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.00 per share based on the Trust Account balance as of March 31, 2021 with TortoiseCorp still having: (a) cash on hand equal to or in excess of $225.0 million and (b) at least $5,000,001 of net tangible assets, after giving effect to the Private Placement Financing and deducting all amounts to be paid pursuant to the exercise of redemption rights, as required to consummate the Business Combination.

The following table summarizes the pro forma New Volta Common Stock issued and outstanding immediately after the Business Combination:

	No Redemptions Scenario		Maximum Redemptions Scenario
	Shares	%	Shares	%
New Volta Class A Common Stock
TortoiseCorp Public Shareholders (holders of Class A Ordinary Shares)	34,500,000	18.6%	—	—%
TortoiseCorp Initial Shareholders (holders of Class B Ordinary Shares)	8,625,000	4.6%	8,625,000	5.7%
New Private Placement Investors	30,000,000	16.1%	30,000,000	19.8%
Volta Historical Rollover Shareholders(1)	101,240,276	54.5%	101,240,276	66.9%
New Volta Class A Common Stock	174,365,276	93.8%	139,865,276	92.4%

	No Redemptions Scenario		Maximum Redemptions Scenario
	Shares	%	Shares	%
New Volta Class B Common Stock
Volta Historical Rollover Shareholders(2)	11,431,899	6.2%	11,431,899	7.6%
Total Shares of New Volta Class A Common Stock & New Volta Class B Common Stock Outstanding at Closing	185,797,175	100.0%	151,297,175	100.0%

____________

(1)      Includes former holders of Volta Class B Common Stock and Volta Preferred Stock (on an as-converted basis).

(2)      Includes former holders of Volta Class A Common Stock (on an as-converted basis).

The two alternative levels of additional redemptions assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding public warrants as such securities are not exercisable until 30 days after the Closing.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

	Pro Forma Combined (Assuming No Redemptions Scenario)	Pro Forma Combined (Assuming Maximum Redemptions Scenario)
	(in actuals)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
For the three months ended March 31, 2021
Revenue	$4,740,386	$4,740,386
Net loss	(75,094,952)	(75,094,952)
Net loss per share – New Volta Common Stock – basic and diluted	$(0.40)	$(0.50)
Weighted-average New Volta Class A Common Stock outstanding – basic and diluted	174,365,276	139,865,276
Weighted-average New Volta Class B Common Stock outstanding – basic and diluted	11,431,899	11,431,899
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
For the year ended December 31, 2020
Revenue	$19,450,425	$19,450,425
Net loss	$(100,362,289)	$(100,362,289)
Net loss per share – New Volta Common Stock – basic and diluted	$(0.54)	$(0.66)
Weighted-average New Volta Class A Common Stock outstanding – basic and diluted	174,365,276	139,865,276
Weighted-average New Volta Class B Common Stock outstanding – basic and diluted	11,431,899	11,431,899
Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of March 31, 2021
Total assets	$782,577,762	$437,569,727
Total liabilities	$196,818,223	$196,818,223
Total shareholders’ deficit	$585,759,539	$240,751,504

RISK FACTORS

The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Volta and our business, financial condition and prospects following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta,” the financial statements of Volta and the notes to the financial statements of Volta included herein.

Risks Related to Volta’s Business

Volta is an early stage company with a history of losses and expects to incur significant expenses and losses for the foreseeable future.

Volta has a history of operating losses. Volta incurred a net loss of $65.3 million for the three months ended March 31, 2021, and as of March 31, 2021, Volta had an accumulated deficit of approximately $220.3 million. Volta believes it will continue to incur operating and net losses each quarter for the foreseeable future. Even if Volta achieves profitability in any quarter, there can be no assurance that Volta will be able to maintain profitability. Volta’s potential profitability is particularly dependent upon the continued adoption of electric vehicles (“EVs”) by drivers and fleet operators, the continued availability of, and Volta’s continued eligibility for, governmental incentives and credits associated with EV charging stations, Volta’s ability to receive anticipated benefits from any upfront capital expenditures it incurs to develop and expand its charging network, the absence of changes in law or regulation relating to the EV charging industry that disproportionately benefit Volta’s competitors or that require significant changes to Volta’s products, services or business model, the impact of laws and regulations, or the absence of changes in law or regulation, that restrict or otherwise adversely impact Volta’s ability to conduct its content-delivery activities, the recognition by content partners, site hosts and other business partners of the benefits of Volta’s content offerings and, in each case, the hosting and utilization of Volta’s chargers, any of which may not occur at the levels Volta currently anticipates or at all.

Failure to effectively expand Volta’s sales, marketing and operational team could harm its ability to grow its business and strategic partnerships and achieve broader market acceptance of its products and services.

Volta’s ability to grow its business and charging network and strategic partnerships to achieve broader market acceptance with site hosts, content partners and drivers, grow revenue and achieve and sustain profitability will depend, to a significant extent, on its ability to effectively expand its sales, content, marketing, technology and operational teams and capabilities. Volta relies on its site acquisition and content sales and marketing teams to expand its commercial footprint and obtain new content partners, respectively, in order to grow its EV charging business, and Volta relies on its network planning, engineering, site development, operations and project management personnel to build out and serve new sites. Volta also relies on its technology team, which is currently being scaled, to continue to develop improvements, enhancements and new functionality in its EV charging stations, mobile application platform and network planning tools. Volta plans to continue to expand in these functional areas but it may not be able to recruit and hire a sufficient number of competent personnel with the requisite skills, technical expertise and experience, which may adversely affect its ability to expand such capabilities. The hiring process can be costly and time-consuming, and new employees may require significant training and time before they achieve full productivity. Recent hires and planned hires may not become as productive as quickly as anticipated, and Volta may be unable to hire or retain sufficient numbers of qualified individuals. In the event that Volta’s employees join a labor union, higher employee costs and increased risk of work stoppages or strikes could result. Any failure to recruit, train, incentivize and retain a sufficient number of qualified personnel and to have such personnel attain desired productivity levels within a reasonable period of time and in a cost-effective manner could harm Volta’s growth prospects and ability to achieve or sustain profitability, and have an adverse effect on its business, financial condition and results of operations. See also “— If Volta is unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, its ability to compete and successfully grow its business would be harmed.”

Failure to expand Volta’s geographic footprint and to build scalable and robust processes could harm its prospects for growth and profitability, and Volta may never successfully do so or achieve or sustain profitability.

Volta’s ability to achieve significant revenue growth and profitability in the future will depend, in large part, on its success in expanding its business both within its existing markets and to additional markets and geographies and building scalable and robust processes to manage its business and operations. If prospective commercial partners, such as site hosts and content partners in such existing and new markets and geographies do not perceive Volta’s product and service offerings to be of value to them or Volta’s EV charging stations and services are not favorably received by them or by drivers in such markets, Volta may not be able to attract and retain such business partners and successfully expand in its existing markets and to new markets and geographies.

In addition, if Volta is not able to build scalable and robust processes to manage its existing business operations and prospective growth and expansion, it may fail to satisfy and retain its existing business partners and drivers that utilize its charging stations and may not be able to attract new business partners and driver interest in additional markets and, as a result, Volta’s ability to maintain and/or grow its business and achieve or sustain profitability will be adversely affected. For example, site hosts may elect not to adopt Volta’s products or services for many reasons, including a perception that they or their customers are unlikely to derive sufficient value from Volta’s EV charging services, that Volta’s content services will not sufficiently drive customer engagement at such host site, that the local community objects to Volta’s stations due to their size, display screens or otherwise, that competitors provide a better value or experience or that service issues are not satisfactorily resolved. Retention and expansion of site host, content partner and driver interest and engagement will also be dependent on the quality, effectiveness and perception of Volta’s customer service and operations and any failure by Volta to offer high quality support to its business partners and users of its charging stations could adversely affect Volta’s business, reputation and growth prospects. See also “— Customer-Related Risks — If Volta fails to offer high-quality support to site partners and drivers, its business and reputation will suffer.”

If Volta is not able to build robust and scalable processes to manage its existing business operations and prospective growth and expansion, it may be unable to successfully compete in retaining existing business partners and drivers that use its charging stations and attracting new business partners and drivers in existing and new markets and geographies. Any such failure to compete or expand its business would adversely affect Volta’s business, prospects, financial condition and results of operations and ability to achieve or sustain profitability.

Volta currently faces competition from a number of companies in the EV charging market, and expects to face significant competition in the future as the market for EV charging evolves.

The EV charging market is relatively new and Volta currently faces competition from a number of companies. Volta believes its current competitors to its EV charging owner-operator business activities are EVgo Services LLC, Electrify America LLC (“Electrify America”), Tesla Inc. (“Tesla”), EVBox Group, ChargePoint, Inc., Rivian Automotive Inc., Pod Point Limited, EVConnect, Inc., Engie SA and Blink Charging Co., or charging networks being developed by OEMs or in partnership with any of the aforementioned competitors. The principal competitive factors in the EV charging industry include capital efficient deployment; revenue lines and diversity of revenue opportunities; charger utilization and pricing to drivers; charger network reliability, scale and local density; charger count, charger locations and accessibility; charger connectivity to EVs and ability to charge all models and standards; speed of charging relative to expected vehicle dwell times at the location; software-enabled services offerings and overall business partner and driver experience; operator brand, track record and reputation; access to equipment vendors and service providers; installation expertise and costs; and policy incentives. Large initial stage markets require significant early capital expenditures, engagement across verticals and driver engagement to gain market share, and ongoing effort to scale product and service offerings, channels, installers, teams and processes. There are also competitors, in particular those with limited funding, experience or commitment to quality assurance, that could cause poor experiences, hampering overall EV adoption or trust in any particular provider of charging services. Further, Volta’s current or potential competitors may be acquired by third parties with different commercial objectives and imperatives and greater available resources.

In addition, there are other means for charging EVs, which could affect the level of demand for charging at Volta’s charging stations. For example, Tesla continues to build out its supercharger network across the United States for Tesla vehicles, which could reduce overall demand for new Volta charging stations at sites that host Tesla chargers or reduce utilization of existing Volta charging stations located at the same sites. Tesla may also open its supercharger network to support charging of non-Tesla EVs in the future, which could further reduce demand for charging on Volta’s stations. Municipalities may also determine to provide additional public charging options, including by converting existing electricity infrastructure into public EV charging points, or determine to limit or reduce permitting for new EV charging stations due to perceived oversaturation or concerns relating to electric grid capacity, any of which could potentially reduce Volta’s serviceable markets. In addition, retailers, utilities or other site hosts or commercial, municipal and federal fleet businesses may opt to become owners and operators of public or private EV charging equipment and purchase that equipment and associated management software directly from other vendors in the marketplace.

Additionally, future changes in charging preferences and technologies; the development of inductive EV charging capabilities; battery chemistries, ultralong-range batteries or energy storage technologies, industry standards or applications; driver behavior; autonomous driving; increased focus on non-automotive transit alternatives, including mobility hubs and micromobility options in major markets; or battery EV efficiency may develop in ways that limit Volta’s future share gains in desirable markets or slow the growth of Volta’s addressable or serviceable market. Competitors may be able to respond more quickly and effectively than Volta to new or changing site host or driver preferences and other opportunities, technologies, standards or regulatory requirements, may be eligible for favorable governmental incentives that are not available to Volta and/or may be better equipped to initiate or withstand substantial price or technological competition. In addition, competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace.

The EV charging business may become more competitive, pressuring future increases in utilization and margins. Competition is still developing and is expected to increase as the number of EVs sold increases. In addition, further competition has in the past and may in the future arise from regulatory or judicial action. For example, one of Volta’s current competitors is Electrify America, a subsidiary of Volkswagen. Electrify America was formed as part of Volkswagen’s consent decree with the U.S. Environmental Protection Agency in connection with its diesel emissions issue. Volkswagen was forced to commit $2 billion to Electrify America and the expansion of its EV charger network over a ten-year period, which began in January 2017. Electrify America expects to install (or have under development) approximately 800 public EV charging sites with approximately 3,500 chargers by December 2021 and is currently approaching completion of cycle 2 of its 4-cycle spending program. Because Electrify America’s expansion of its EV charger network is mandated by the consent decree and not necessarily done in a manner designed to maximize economic return, Electrify America’s rate of expansion may outpace Volta’s and limit Volta’s serviceable market or increase Volta’s costs to install or operate its charging stations, including due to charger saturation or grid efficiency concerns in the markets that Electrify America is servicing or into which it is expanding.

Barriers to entry in the EV charging market may erode as a result of government intervention, leading to more competitors or existing competitors becoming better positioned to succeed. In addition, in some jurisdictions, Volta may see competition from local utilities who may be interested in, and receive regulatory approval for, ownership of public EV charging equipment, from various owners of non-networked Level 2 chargers, and from new entrants into the U.S. EV charging market. Further, Volta’s competitors may not be subject to the same regulatory requirements as Volta, such as those relating to Volta’s digital display screens and content offerings, providing them with greater flexibility as to placement and expansion of their EV charging networks and facilitating their competition with Volta.

New competitors or alliances may emerge in the future that are better financed or have greater access to capital than Volta, secure greater market share, have proprietary technologies that site hosts or drivers prefer, have more effective marketing abilities and/or face different financial hurdles, which could put Volta at a competitive disadvantage. Further, Volta’s current strategic initiatives and contracts with major business partners and key site hosts may fail to result in a sustainable competitive advantage for Volta. Future competitors could also be better positioned to serve certain segments of Volta’s current or future target markets, which could create price pressure or erode Volta’s market share. In light of these factors, current or potential drivers that use Volta’s charging stations may utilize charging services of competitors, resulting in reduced demand for Volta’s charging stations and for content offerings among existing and prospective site hosts and content partners. If Volta fails to adapt to changing market conditions or continue to compete successfully with current charging providers or new competitors, its growth will be inhibited, adversely affecting its business, financial condition and results of operations.

Volta also faces intense competition in its content-delivery activities and expects to continue to face significant competition as the market for out-of-home and digital display media evolves.

The place-based digital media industry is fragmented, consisting of a few traditional companies operating on a national basis, such as Outfront Media, Inc., Clear Channel Outdoor Holdings, Inc., Lamar Advertising Company, JCDecaux Group, Intersection Media, LLC and Destination Media, Inc., as well as new, digitally forward, omni-channel platforms like Google, Facebook and Twitter, and hundreds of smaller regional and local companies operating a limited number of displays in a single or a few local geographic markets. Volta competes with all of these companies for its content partners. Content rates also vary greatly from market-to-market and on a format-by-format basis, creating various opportunities for competition on pricing. If Volta’s competitors offer media displays at rates below the rates Volta charges, it could lose potential content partners and could be pressured or unable, due to content format, market differences or otherwise, to reduce its rates below those currently charged to attract or retain content partners. In addition, installation of digital displays by Volta or its competitors at a pace or location that exceeds the ability of the market to derive new revenues from those displays could also have an adverse effect on Volta’s business, financial condition and results of operations.

In particular, competition in the place-based digital media industry and the content rates Volta is able to charge are based on a number of different factors, including location, size of display, market and total number of impressions delivered by a display or group of displays. The number of impressions delivered by Volta’s displays are measured by Geopath, Inc. (“Geopath”), an independent third-party organization that provides audience measurement for the out-of-home and place-based media industries. Geopath leverages a range of data sources, including anonymous location and trip data from connected vehicles and smartphones, to understand the number of people passing a display during a defined period of time. Due to how total impressions are calculated, Volta’s ability to generate additional content revenue from the placement of multiple charging stations equipped with digital displays at any one site may be limited, as a greater number of displays in close proximity may not yield additional impressions. Similarly, saturation of out-of-home and digital displays at any given site, including those of Volta’s competitors, may put pricing pressure on Volta’s content offerings at that site or reduce the number of displays government authorities are willing to permit. The competitive or regulatory pressures caused by market saturation and the method of calculating the number of and pricing for impressions could limit Volta’s ability to expand its content offerings in any market and have an adverse effect on Volta’s business, financial condition and results of operations.

Volta’s content services also compete with other media, including online, mobile and social media content platforms and traditional platforms (such as television, radio, print and direct mail marketers). In addition, Volta competes with a wide variety of out-of-home media, including media in shopping centers, grocery stores, movie theaters, transit locations and sports and entertainment venues, among other locations. Advertisers compare relative costs of available media, including the average cost per thousand impressions, particularly when delivering a message to customers with distinct demographic characteristics. In competing with other media, the out-of-home and place-based media industry relies on its relative cost efficiency and its ability to reach specific markets, geographic areas and/or demographics. Further, as digital media technology continues to develop, Volta’s competitors in the place-based media industry may be able to offer products or services that are, or that are seen to be, substantially similar to or better than Volta’s. This may force Volta to compete in different ways and incur additional costs and/or expend resources in order to remain competitive. If Volta’s competitors are more successful than Volta is in developing digital content products, diversifying the placement of their digital displays to maximize additional impressions or in attracting and retaining content partners, Volta’s business, financial condition and results of operations could be adversely affected.

Volta has experienced rapid growth and expects to invest in growth for the foreseeable future. If it fails to manage growth effectively, its business, operating results and financial condition could be adversely affected.

Volta has experienced rapid growth in recent periods. For example, the number of full-time employees has grown from 64 as of December 31, 2018 to 145 as of December 31, 2020. Volta also continues to invest in the development and enhancement of its technology, products and mobile application platform. The growth and expansion of its business has placed and continues to place a significant strain on management, business operations, financial condition and infrastructure and corporate culture. In addition, the COVID-19 pandemic caused Volta to substantially freeze 2020 hiring activity beginning in the first quarter of 2020 and take other remedial actions, including employees working from home, to address prospective impacts of the pandemic, which have placed further strain on Volta’s resources and its ability to effectively manage and continue its growth efforts and development and enhancement of its products and services. See also “— Volta faces risks related to natural disasters and health pandemics, which could have a material adverse effect on its business and results of operations. For example, impacts to Volta’s business as a result of the ongoing COVID-19 pandemic included slow-down of permitting and construction activities during shutdowns, shut-down of properties where Volta’s stations are located, drop off in content spend, shut-down of offices and a transition to remote work forces, impacting revenue potential and usage.”

To manage growth in operations and personnel, Volta will need to continue to improve its operational, financial and management controls and reporting systems and procedures, and to successfully integrate new personnel hired while Volta’s employees continue to work from home. Failure to manage growth effectively could result in difficulty or delays in attracting new business partners, declines in quality or user satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of business partners, information security vulnerabilities or other operational difficulties, any of which could adversely affect Volta’s business performance and operating results. For example, Volta is in the process of expanding its mobile application functionality to include, among other things, payment processing features and other enhancements. If Volta’s technology team, which is in an early stage of growth, does not have sufficient resources or capabilities to successfully enable such functionality and Volta is not able to appropriately expand its technology team, Volta’s ability to grow its business could be adversely affected. Volta’s strategy is based on a combination of growth and maintenance of strong performance of its existing EV charging network and content offerings, and any inability to scale, to continue to provide a favorable experience for its content partners, site hosts and drivers or to manage operations at its charging sites may negatively impact Volta’s growth trajectory.

In addition, in the event of continued fast growth, Volta’s information technology systems and internal control over financial reporting and procedures may not be adequate to support its operations and may introduce opportunities for data security incidents that may interrupt business operations and permit bad actors to obtain unauthorized access to business or user information. Volta may also face risks to the extent such bad actors infiltrate the information technology infrastructure of its contractors. See also “— Unauthorized disclosure of personal or sensitive data or confidential information, whether through a breach of Volta’s computer systems or otherwise, could severely hurt its business.” Further, as a public company, Volta will be required to maintain effective disclosure controls and procedures and internal control over financial reporting, and the failure to do so could have an adverse effect on its business. See also “— The requirements of being a public company may strain Volta’s resources, divert management’s attention and affect its ability to attract and retain qualified board members and officers.”

Volta depends upon strong relationships with real estate and retail partners to build out its charging network and increased competition or loss of a partner could adversely impact Volta’s business, financial condition and results of operations.

Volta depends on establishing and maintaining strong long-term relationships with real estate and retail partners and site hosts with national and regional multi-site portfolios of commercial and retail properties to build out its charging network. Such site hosts can span a wide array of industries and locations, including retail centers, grocery stores, pharmacies, movie theaters, parking lots, healthcare/medical facilities, municipalities, sports and entertainment venues, parks and recreation areas, restaurants, schools and universities, certain transit and fueling locations and office buildings and other locations and could potentially include hotels, airports, automobile dealers, other transportation hubs and other locations drivers visit day-to-day, any of which may have differing interests and incentives in partnering with an EV charging provider like Volta. If site hosts believe the benefits offered by Volta’s competitors exceed those provided by Volta or that they would not benefit from the content-delivery elements of Volta’s business model, Volta may lose access to high quality property owners necessary to drive and sustain its future growth and profitability. In addition, the loss of a partner with a multi-site portfolio of properties could have an outsized impact on Volta’s business if Volta is not able to enter into agreements with additional site hosts to build out its charging network. Such competition or the loss of key partners could have an adverse effect on Volta’s business, financial condition and results of operations.

Volta derives a significant portion of its revenues from content sales on its charging stations, which fluctuate and are subject to market conditions outside of its control, and Volta may not be able to sell its content services in certain geographies until Volta has achieved scale in such geographies.

Volta derives a significant portion of its revenues from providing content space on its EV charging stations equipped with digital displays. For example, Volta’s Behavior and Commerce revenue, which is principally generated through the delivery of content across the charging network by site and content partners, accounted for 74.5% and 45.8% of Volta’s total revenue for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, as compared to 21.1% and 52.7%, respectively, for its Network Development revenue. A decline in the economic prospects of media buyers, the economy in general or the economy of any individual geographic market or industry, particularly a market in which Volta conducts substantial business or an industry, such as the retail, automotive, consumer packaged goods or professional services industries, from which Volta derives a significant portion of its content revenues, could alter current or prospective buyers’ spending priorities. In addition, natural disasters, acts of terrorism, disease outbreaks (such as the ongoing COVID-19 pandemic), civil unrest, hostilities, regulatory enforcement or changes in law or enforcement practices, political uncertainty, trade policies (such as tariffs), shifts in market demographics, extraordinary weather events (such as hurricanes, earthquakes, blizzards and wildfires), technological changes and power outages could interrupt Volta’s ability to build, deploy, and/or display content on its charging stations, and/or lead to a reduction in economic certainty and content expenditures by Volta’s existing or prospective content partners. See also “— Volta faces risks related to natural disasters and health pandemics, which could have a material adverse effect on its business and results of operations. For example, impacts to Volta’s business as a result of the ongoing COVID-19 pandemic included slow-down of permitting and construction activities during shutdowns, shut-down of properties where Volta’s stations are located, drop off in content spend, shut-down of offices and a transition to remote work forces, impacting revenue potential and usage.” In addition, content partners may decide to reduce or postpone content spend due to factors outside their and Volta’s control. For example, disruptions to semiconductor supply chains may reduce automobile suppliers’ ability to introduce or manufacture vehicles, leading them to reduce or postpone content spend. Any reduction in media expenditures could adversely affect Volta’s business, financial condition or results of operations. Further, media expenditure patterns may be impacted by any of these factors. For example, buyers’ expenditures may be made with less advance notice and may become difficult to forecast from period to period.

Volta’s content business has experienced and is expected to continue to experience fluctuations as Volta continues to scale its EV charging footprint in various markets, including as a result of seasonality due to, among other things, seasonal buying patterns and seasonal influences on media markets. Typically, content spend is highest in the fourth quarter, during the holiday shopping season, and lowest in the first quarter, as advertisers adjust their spending following the holiday shopping season and prepare annual budgets. In addition, until Volta has achieved sufficient scale of its content-driven charging stations in a given market to be able to deliver a meaningful amount of impressions to its content partners, Volta may have difficulties in securing content contracts for that market, which may also lead to fluctuations in its content revenues or an inability to meet its projections of anticipated content revenue. Further, the placement of multiple charging stations at a given site may only yield incremental additional content revenues if the stations are in close proximity or in less desirable locations on a property and do not deliver independent impressions for Volta’s content partners. The effects of such occurrences may make it difficult to estimate future operating results based on the previous results of any specific quarter, which may make it difficult to plan capital expenditures and expansion, could affect operating results and could have an adverse effect on Volta’s business, financial condition and results of operations.

Content-based restrictions on outdoor media by regulators and site partners may further restrict the categories of content that Volta can display on its charging stations.

Restrictions on outdoor media of certain products, services or other content are or may be imposed by federal, state and local laws and regulations, as well as contracts with Volta’s site hosts that provide site hosts with approval rights over content or restrict certain content from being displayed at those sites. For example, tobacco products have been effectively banned from outdoor media in most jurisdictions and state and local governments in some cases limit outdoor media of alcohol. Further, certain municipalities and site hosts may limit issue-based outdoor media, place restrictions on media off-site or off-premises products or services or limit the display of content deemed competitive to existing site host tenants. Content-based restrictions could cause a reduction in Volta’s content revenues by limiting the content partners Volta is able to provide media services to and, more broadly, such restrictions or any expanded restrictions that could be adopted in the future could cause an increase in available space on the existing inventory of displays in the outdoor media industry, which could have an adverse effect on Volta’s business, financial condition and results of operations.

Volta relies on a limited number of suppliers and manufacturers for the manufacture and supply of Volta’s charging stations, some of which are also early stage companies. A loss of any of these partners or defects in or failure of the products with which they supply Volta could negatively affect Volta’s business.

Volta relies on a limited number of suppliers and manufacturers for the manufacture and supply of its charging stations, including in some cases only a single supplier for some products and components, some of which are also early stage companies. Peerless-AV, which assembles Volta’s charging stations, was Volta’s principal supplier for the year ended December 31, 2020 and the three months ended March 31, 2021, accounting for 75% and 73.6% of Volta’s supply-related expenditures for such periods, respectively. For the year ended December 31, 2020 and the three months ended March 31, 2021, no other supplier or manufacturer for the supply or manufacture of Volta’s charging stations accounted for greater than approximately 10% of Volta’s supply-related expenditures over the applicable period. See also “Information About Volta — COVID-19 Impact.” This reliance on a limited number of suppliers and manufacturers, including those that are early stage companies that may face challenges in maintaining their existing operations, increases Volta’s risk of supply failure or interruption, since it may not have proven reliable alternative or replacement suppliers or manufacturers beyond these key parties. In the event of interruption, it may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. In addition, if certain components are only available from a single supplier that experiences a supply interruption or ceases operations, compatible replacement components may not be available at reasonable prices or at all, requiring Volta to redesign its EV charging stations for compatibility with available replacement components. Thus, Volta’s business could be adversely affected if one or more of its suppliers or manufacturers is impacted by any interruption at a particular location or if any such suppliers or manufacturers that are early stage companies are not able to continue in operation. In addition, supply chain disruptions may also negatively affect its media revenue potential, through a delay in its ability to deploy stations or a reduction of content spend by content partners, such as automobile manufacturers, who may experience supply chain disruptions as well.

As the demand for public EV charging increases, the charging equipment vendors may also not be able to dedicate sufficient supply chain, production or sales channel capacity to keep up with the required pace of charging infrastructure expansion. Equipment vendors may experience decreased availability of key materials or components or otherwise encounter supply chain disruptions in obtaining the necessary inputs to meet their delivery obligations to Volta. In addition, as the EV market grows, the industry may be exposed to deteriorating design requirements, undetected faults or the erosion of testing standards by charging equipment and component suppliers, which may adversely impact the performance, reliability and lifecycle cost of the chargers. If Volta experiences a significant increase in demand for its charging stations, or if it needs to replace an existing supplier or manufacturer, it may not be possible to supplement or replace them on acceptable terms or at all, which may undermine its ability to deliver and install additional charging stations in a timely manner and could require the redesign or redevelopment of Volta’s technologies, any of which could have an adverse effect on Volta’s business and revenues. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build charging stations or deliver specified components for such charging stations in sufficient volume. Identifying suitable suppliers and manufacturers could be an extensive process that requires Volta to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant suppliers or manufacturers could have an adverse effect on Volta’s business, financial condition and results of operations.

The use of suppliers and manufacturers outside of the United States would create additional operational and financial risks for Volta’s business.

As Volta’s business continues to grow, Volta may elect to engage with manufacturers and suppliers outside of the U.S., including potentially in China, for the manufacture and supply of Volta’s charging stations or related components. The use of suppliers and manufacturers outside of the U.S. entails a variety of risks, including currency exchange fluctuations, challenges in oversight of manufacturing activity and quality control, tariffs and other trade barriers, unexpected changes in U.S. or local legal or regulatory requirements relating to such manufacture and supply, difficulties in obtaining export licenses or in overcoming other trade barriers, laws and business practices favoring local companies in the event of any supply failure or interruption, political and economic instability, difficulties protecting intellectual property rights, difficulties in pursuing legal judgments in the event of disputes or failures to supply, risks of delivery delays and significant taxes or other burdens of complying with U.S. and local laws that may be applicable to such arrangements.

Further, there is a risk that the U.S. could require that charging equipment be manufactured in the U.S. in order to access federal financial support or secure contracts with the federal government. If Volta engages with manufacturers and suppliers outside of the U.S., Volta would then have to source equipment from alternative vendors in the U.S. or work with vendors who have manufacturing capacity in the U.S. to participate in certain covered federal programs. In addition, new tariffs and policy incentives could be put in place by the U.S. that favor equipment manufactured by or assembled at American factories, which may increase the costs of continuing to source products or components from international manufacturers and suppliers. In the event Volta engages with manufacturers or suppliers outside of the U.S., including as a single source for any products or components, any such changes in policy or regulation or the associated risks with engaging with such manufacturers or suppliers could have an adverse effect on Volta’s business, financial condition and results of operations.

Volta’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as Volta expands the scope of such services with other parties.

Volta is typically responsible for the installation of its charging stations at its partners’ sites. These installations are typically performed by electrical and civil contractors engaged and managed by Volta under the oversight of Volta’s construction project managers and site management personnel. The installation of charging stations at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection, insurance requirements and related matters, as well as various local and other governmental approvals and permits that may vary by jurisdiction. Working with contractors may also require Volta or its site hosts to comply with additional rules, working conditions and other requirements imposed by property owners or other third parties, which can add costs and complexity to an installation project. Working with contractors may also result in Volta’s direct or indirect dependence upon companies with unionized workforces, including suppliers, and any resulting additional costs, including from potential work stoppages or strikes, could have an adverse effect on Volta’s business, financial condition or results of operations. In addition, building codes, accessibility requirements, utility interconnect specifications, review, approval or study lead time or regulations may hinder EV charger installation and can end up taking additional time and costing more in order to meet the code requirements. Increased demand for the components necessary to install charging stations could also lead to higher installation costs. Further, for sites that require the installation of new electricity service by utilities to enable the placement of Volta’s DCFC or other chargers, the additional cost of installation or the length of time it could take the utility to install the new electricity service could further impact Volta’s ability to complete the installation on schedule and at its anticipated cost and could adversely impact Volta’s business arrangements or relationships with its site hosts.

Accidents or damage to charging equipment or components arising from the installation process could also cause additional delays and result in liability or claims against Volta or its site hosts. Damage to property or other utilities, such as water pipes, electrical cables, gas lines or other infrastructure, whether resulting from Volta’s installation efforts or external factors (such as weather damage) during the course of the installation process, could also lead to explosion risk or other damage to the host site, any of which may not be covered by insurance fully or at all, and could lead to further delays and liability, as well as reputational harm for Volta, which could reduce future demand for Volta’s charging stations and related services. Meaningful delays or cost overruns caused by Volta’s vendor supply chains, contractors, or inability of local utilities and approving agencies to cope with the level of activity may also impact Volta’s ability to obtain or recognize revenue from its EV charging stations, including revenue from the sale of content on its charging stations, and/or impact Volta’s relationships with its site hosts and content partners, either of which could impact Volta’s business and profitability.

In addition, if Volta’s contractors are unable to provide timely, thorough and quality installation-related services and fall behind on their construction schedules, Volta’s site hosts and other business partners could become dissatisfied with Volta’s products and services. As the demand for public EV charging increases and qualification requirements for contractors become more stringent, Volta may also encounter shortages in the number of qualified contractors available to complete all of Volta’s desired installations. In addition, while Volta’s contracts typically do not permit its contractors to file liens against Volta’s site hosts’ properties, if Volta fails to timely pay its contractors, they may file such liens notwithstanding such contractual terms and Volta would be required to remove them and its relationship with the site host could be adversely affected.

Volta’s business model is predicated on the presence of qualified and capable electrical and civil contractors and subcontractors in the new markets it intends to enter. There is no guarantee that there will be an adequate supply of such partners. A shortage in the number of qualified contractors may impact the viability of Volta’s business plan, increase risks around the quality of works performed and increase costs if outside contractors are brought into a new market. Further, changes to existing or new licensing requirements for Volta’s contractors may increase Volta’s installation costs or result in further shortages of appropriately licensed contractors to conduct Volta’s installations.

In addition, Volta’s network expansion plan relies on its site development efforts, and its business is exposed to risks associated with receiving site control and access necessary for the installation of the charging station and operation of the charging equipment, electrical interconnection and power supply at identified locations sufficient to host chargers and on a timely basis. Volta does not own the land at the charging sites and generally relies on agreements with site hosts that convey the right to install, own and operate the charging equipment on the site. Volta may not be able to renew the site agreements or retain site control. The process of establishing or extending site control and access could take longer or become more competitive. As the EV market grows, competition for premium sites may intensify, the power distribution grid may require upgrading and electrical interconnection with local utilities may become competitive, all of which may lead to delays in installation and/or commissioning. As a result, Volta may be exposed to increased interconnection costs and utility fees, as well as delays, which may slow the growth of Volta’s charging network expansion.

Volta faces risks related to natural disasters and health pandemics, which could have a material adverse effect on its business and results of operations. For example, impacts to Volta’s business as a result of the ongoing COVID-19 pandemic included slow-down of permitting and construction activities during shutdowns, shut-down of some properties where Volta’s stations are located, drop off in content spend, shut-down of offices and a transition to remote work forces, impacting revenue potential and usage.

Volta faces risks related to natural disasters and health pandemics, including the COVID-19 pandemic and any related COVID-19 variants that may arise from time-to-time, which could have a material adverse effect on its business, financial condition and results of operations. The impact of COVID-19, including changes in driver and business behavior, pandemic fears and market downturns and restrictions on business and individual activities, has created significant volatility in the global and domestic economies and led to reduced economic activity. The spread of COVID-19 has created charging equipment supply chain and shipping constraints, a slow-down in permitting and construction activities and has delayed the installation of new chargers. The COVID-19 pandemic has also resulted in the shut-down of, or significantly reduced the use of, various properties and retail and commercial sites where Volta’s chargers are located, such as retail centers, movie theaters, stadiums, schools and universities, certain transit and fueling locations and office buildings and other locations, which has adversely affected the usage of Volta’s charging stations.

Further, the change in driver behavior resulting from the prolonged COVID-19 shut-downs has also impacted content spend, particularly for outdoor digital displays such as those on Volta’s charging stations, and has and may continue to result in decreased content revenue for Volta. Such changes in driver behavior and the continuing uncertainty as to when and to what extent normal economic and operating activities will resume may also adversely affect Volta’s ability to generate revenue, secure new site locations with existing business partners and secure new real estate and retail partners and site hosts with national and regional multi-site portfolios of commercial and retail properties as such prospective partners continue to evaluate the impact of the COVID-19 pandemic on their businesses and any resulting changes in their business models. In addition, COVID-19 has also disrupted the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers and has led to a decrease in vehicle sales, including EV sales, in markets around the world. Any sustained downturn in demand for EVs or continued impact on driver behavior, including a failure of drivers to return to pre-pandemic retail purchasing and transit behaviors or of employers to return to in-person workplace activities, could harm Volta’s business and negatively impact the growth of its charging network.

The pandemic has resulted in government authorities implementing numerous measures to try to contain COVID-19, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders and business shutdowns. These measures adversely impacted Volta’s employees and operations and the operations of its site hosts, suppliers, vendors and business partners and negatively impacted demand for EV charging. In addition, the shut-down of government offices in the markets in which Volta operates has resulted in a slow-down in permitting and construction activities and delayed the installation of new chargers, which may negatively impact Volta’s relationships with its site hosts and have an adverse effect on Volta’s ability to generate revenue from such charging stations. These measures by government authorities may remain in place for a significant period of time and may continue to adversely affect Volta’s site development and charger installation plans, sales, marketing and content-delivery activities, business and results of operations.

Volta has modified its business practices in response to the COVID-19 pandemic and currently has all non-essential personnel work from home. Volta has implemented various safety protocols for essential personnel who must leave their homes for work, requiring the use of protective face masks and social distancing, and has restricted work-related airline travel. Volta may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, site hosts, contractors, suppliers, vendors and other business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by COVID-19 or otherwise be satisfactory to government authorities. The transition to remote working has also placed further strain on Volta’s ability to effectively manage and maintain its corporate culture and integration of its work force. For example, the COVID-19 pandemic caused Volta to substantially freeze 2020 hiring activity in the first quarter of 2020 to address prospective impacts of the pandemic, which placed further strain on Volta’s resources and its ability to manage its continuing growth efforts and development and enhancement of its products and services. As Volta resumes hiring activity in 2021, Volta may face difficulties integrating new team members while employees continue to work from home, which may result in further challenges to Volta’s growth efforts and operations. If significant portions of Volta’s workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, its operations will be negatively impacted. Furthermore, if significant portions of drivers are subject to stay at home orders or otherwise work remotely or are not travelling via EV for sustained periods of time, user demand for charging and related services will decline and Volta may not be able to secure new partners to expand its charging network.

The extent to which the COVID-19 pandemic impacts Volta’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration, spread and severity of the pandemic, the actions to contain COVID-19 or treat its impact or the impact of any COVID-19 variants, and when and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of site hosts, contractors, suppliers, vendors, permitting agencies, utilities and business partners to perform, including third-party suppliers’ ability to provide components and materials used in charging stations or in providing installation or maintenance services. If Volta is not able to obtain needed components and materials for the manufacture and installation of its charging stations, or if any of its key suppliers and manufacturers are not able to continue in operation as a result of the COVID-19 pandemic, Volta’s business would be adversely affected. See also “— Volta relies on a limited number of suppliers and manufacturers for the manufacture and supply of Volta’s charging stations, some of which are also early stage companies. A loss of any of these partners or defects in or failure of the products with which they supply Volta could negatively affect Volta’s business.” Even after the COVID-19 pandemic subsides, Volta may continue to experience an adverse impact to its business as a result of the pandemic’s global economic impact, including any recession that has occurred or may occur in the future. Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in customer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could each have a material adverse effect on the demand for Volta’s products and services.

If Volta is unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, its ability to compete and successfully grow its business would be harmed.

Volta’s success depends on the continuing services of key employees, including members of its management team. The loss of any of these individuals could have a material adverse effect on Volta’s business, financial condition and results of operations. Volta’s success also depends, in part, on its continuing ability to identify, hire, attract, train and develop and retain highly qualified personnel. The inability to do so effectively would adversely affect its business. Competition for employees can be intense, particularly in the San Francisco Bay Area where Volta is headquartered, and the ability to attract, hire and retain them depends on Volta’s ability to provide competitive compensation. In addition, Volta competes for qualified personnel with its other competitors in the EV charging industry, who may seek to hire Volta’s employees from time to time due to their industry expertise. Volta may not be able to attract, assimilate, develop or retain qualified personnel in the future, and failure to do so could adversely affect its business, including its growth prospects and ability to expand into new markets and geographies. See also “— Failure to effectively expand Volta’s sales, marketing and operational team could harm its ability to grow its business and strategic partnerships and achieve broader market acceptance of its products and services.”

Any continued expansion by Volta into international markets will expose it to additional tax, compliance, market and other risks and there can be no assurance that any such expansion will be successful.

Although Volta’s primary operations are currently in the United States, Volta’s strategy includes the continued expansion of its business into international markets, including countries in addition to Germany and France in the European Union (“EU”) and potential other markets in North America, and Volta may develop contractual relationships with parts and manufacturing suppliers outside of the U.S. See also “— The use of suppliers and manufacturers outside of the United States would create additional operational and financial risks for Volta’s business.” If Volta elects to expand into these or any other international markets, managing this expansion will require additional resources and controls, the recruiting and hiring of critical personnel and development of local infrastructure, identification of key business partners and site hosts and competition with existing participants in the local EV charging markets, which may be well established at the time of Volta’s entry. Volta’s international expansion could also subject it to risks associated with international operations, including:

•        conformity with applicable business customs, including translation into foreign languages and associated expenses;

•        lack of availability of or restricted access to government incentives and subsidies;

•        changes to its business model from that deployed in the United States due to differing local laws, regulations or user habits;

•        cost of alternative power sources, which could vary meaningfully outside the United States;

•        difficulties in establishing, staffing and managing foreign operations in an environment of diverse culture, laws and business practices, and the increased travel, infrastructure and legal and compliance costs associated with international operations;

•        installation challenges, including those associated with local licensing and permitting requirements;

•        differing driving habits and transportation modalities in other markets;

•        differing levels of demand among prospective site hosts and content partners;

•        compliance with local restrictions and regulations on outdoor digital displays, including content and location-based restrictions that may impact the placement of Volta’s content-driven charging stations or Volta’s ability to engage with local content partners;

•        compliance with multiple, potentially conflicting and changing governmental laws, regulations, certifications and permitting processes including environmental, banking, employment, tax, information security, privacy and data protection laws and regulations such as the EU General Data Protection Regulation (“GDPR”), national legislation implementing the same and changing requirements for legally transferring data out of the European Economic Area;

•        compliance with U.S. and foreign anti-bribery laws including the Foreign Corrupt Practices Act (“FCPA”) and the United Kingdom Anti-Bribery Act;

•        conforming products to various international regulatory and safety requirements as well as charging and other electric infrastructures;

•        difficulties in collecting payments in foreign currencies and associated foreign currency exposure, which may result in losses from remeasurement;

•        restrictions on repatriation of earnings;

•        difficulties in translating foreign-currency denominated financial results into Volta’s consolidated financial statements, which may result in losses from translation;

•        challenges in obtaining intellectual property protection, policing the unauthorized use of intellectual property or pursuing enforcement of intellectual property rights outside of the United States;

•        challenges in securing branding rights in new jurisdictions, including in the event of similar or conflicting brands existing in local markets, as well as any changes to branding driven by local considerations;

•        compliance with potentially conflicting and changing laws of taxing jurisdictions and compliance with applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws; and

•        regional economic and political conditions.

In addition, any continued expansion is likely to involve the incurrence of significant upfront capital expenditures. As a result of these risks, any potential future international expansion efforts Volta may pursue may not be successful, and Volta may not be able to recover the benefit of any upfront costs or capital expenditures it incurs. If Volta commits substantial resources to any such expansion efforts and such efforts are not successful, Volta’s business, financial condition and results of operations could be adversely affected. In addition, a failure to expand into additional international markets could limit Volta’s ability to grow its business and achieve and sustain profitability.

Volta’s management has limited experience in operating a public company.

Many Volta executive officers have limited experience in the management of a publicly-traded company. The management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the company’s operations. Volta may not have adequate personnel with the appropriate level of knowledge, experience and training in accounting policies, compliance practices or internal controls required of public companies. The development and implementation of the standards and controls and the hiring of experienced personnel necessary to achieve the level of accounting standards required of a public company may require expenditures greater than expected, and a delay could impact Volta’s ability or prevent it from accurately and timely reporting its operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). It is possible that Volta will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods. See also “— Failure to build Volta’s finance infrastructure and improve its accounting systems and controls could impair Volta’s ability to comply with the financial reporting and internal controls requirements for publicly traded companies.”

The requirements of being a public company may strain Volta’s resources, divert management’s attention and affect its ability to attract and retain qualified board members and officers.

As a public company after the completion of the Business Combination, Volta will be subject to the reporting requirements of the Exchange Act, the listing requirements of the NYSE, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase its legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on Volta’s systems and resources. The Exchange Act requires, among other things, that Volta file annual, quarterly and current reports with respect to its business and results of operations and maintain effective disclosure controls and procedures and internal control over financial reporting. To maintain and, if required, improve Volta’s disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. Similar resources and management oversight may also be required to monitor regulatory developments at the SEC that may impose new disclosure requirements. As a result, management’s attention may be diverted from other business concerns, which could harm Volta’s business and results of operations. Although Volta has already hired additional employees in preparation for these heightened requirements, it may need to hire more employees or engage additional consultants to assist in public company compliance matters, which would increase its costs and expenses.

Volta has identified material weaknesses in its internal control over financial reporting. If Volta is unable to remediate these material weaknesses, or if Volta identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of Volta’s consolidated financial statements or cause Volta to fail to meet its periodic reporting obligations.

As a public company, New Volta will be required to provide management’s attestation on internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If Volta is not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject it to adverse regulatory consequences and could harm investor confidence.

In connection with the preparation and audit of Volta’s consolidated financial statements for the years ended December 31, 2020 and 2019, material weaknesses were identified in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Volta’s annual or interim financial statements will not be prevented or detected on a timely basis. The following deficiencies in internal control over financial reporting were identified as material weaknesses:

•        Volta did not design and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to appropriately analyze, record and disclose complex technical accounting matters, including equity transactions and asset retirement obligations, commensurate with its accounting and reporting requirements.

•        Volta did not maintain a sufficient complement of personnel to ensure appropriate segregation of duties to ensure that all journal entries and reconciliations were reviewed by an individual other than the preparer. Additionally, the Chief Financial Officer had inappropriate access rights in the general ledger system.

•        Volta did not design and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to appropriately prevent, detect or correct material misstatements which resulted in a high volume of correcting journal entries recorded subsequent to year-end; and

•        Volta did not design and maintain effective controls over certain information technology general controls for information systems that are relevant to the preparation of its consolidated financial statements. Specifically, Volta did not design and maintain program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately during migration.

The material weakness related to formal accounting policies, procedures and controls resulted in adjustments to several accounts and disclosures. Each of these material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

Volta has begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include hiring additional accounting and financial reporting personnel and implementing additional policies, procedures and controls.

In order to maintain and improve the effectiveness of its internal control over financial reporting, Volta has expended, and anticipates that New Volta will continue to expend, significant resources, including accounting-related costs and significant management oversight. New Volta’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. At such time, New Volta’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect the business and operating results after the Business Combination and could cause a decline in the price of New Volta Class A Common Stock.

Failure to build Volta’s finance infrastructure and improve its accounting systems and controls could impair Volta’s ability to comply with the financial reporting and internal controls requirements for publicly traded companies.

As a public company after completion of the Business Combination, Volta will operate in an increasingly demanding regulatory environment, which will require it to comply with the Sarbanes-Oxley Act, the regulations of the NYSE, the rules and regulations of the SEC, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for Volta to produce reliable financial reports and are important to help prevent and detect financial fraud. Commencing with its fiscal year ending the year in which the Business Combination is completed, Volta must perform system and process evaluation and testing of its internal controls over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Volta as a privately-held company. Prior to the Closing of the Business Combination, Volta has never been required to test its internal controls within a specified period and, as a result, it may experience difficulty in meeting these reporting requirements in a timely manner. Further, as an emerging growth company, Volta’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404 until the date Volta is no longer an emerging growth company and is an accelerated filer. At such time, Volta’s independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of Volta are documented, designed or operating.

Testing and maintaining these controls can divert Volta’s management’s attention from other matters that are important to the operation of its business. If Volta is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if it is unable to maintain proper and effective internal controls, Volta may not be able to produce timely and accurate financial statements. If Volta identifies new, different or additional material weaknesses in its internal control over financial reporting or is unable to assert that its internal control over financial reporting is effective, or if Volta’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal controls over financial reporting when Volta no longer qualifies as an emerging growth company and is an accelerated filer, or if Volta cannot otherwise provide reliable financial reports or prevent fraud, investors may lose confidence in the accuracy and completeness of Volta’s financial reports and the market price of its common stock could be adversely affected, and Volta could become subject to sanctions or investigations by the SEC, NYSE or other regulatory authorities, which could require additional financial and management resources.

Volta may need to raise additional funds and these funds may not be available when needed.

Volta may need to raise additional capital in the future to further scale its business and expand to additional markets. Volta may raise additional funds through the issuance of equity, equity-related or debt securities, through obtaining credit from government or financial institutions or by engaging in joint ventures or other alternative forms of financing. Volta cannot be certain that additional funds will be available on favorable terms when required, or at all. If Volta cannot raise additional funds when needed, its financial condition, results of operations, business and prospects could be materially and adversely affected. If Volta raises funds through the issuance of debt securities or through loan arrangements, the terms of such debt securities or loan arrangements could require significant interest payments, contain covenants that restrict Volta’s business, or contain other unfavorable terms. In addition, to the extent Volta raises funds through the sale of additional equity securities, Volta stockholders would experience additional dilution.

Volta’s headquarters and a large number of its EV chargers are located in active earthquake, tornado, hurricane, fire and other natural disaster zones; an earthquake, a wildfire or other natural disaster or resource shortages, including public safety power shut-offs that have occurred and will continue to occur in California and other markets, could disrupt and harm its operations and those of Volta’s site hosts and drivers that use its chargers.

Volta is headquartered in the San Francisco Bay Area and its headquarters, a majority of its team and a large number of its EV chargers are located in active earthquake and fire zones. The occurrence of a natural disaster such as an earthquake, tornado, hurricane, blizzard or ice storm (such as the recent ice storms in Texas), drought, flood, fire (such as the recent extensive wildfires in California), localized extended outages of critical utilities (such as California’s public safety power shut-offs) or transportation systems, or any critical resource shortages could cause a significant interruption in its business, damage or destroy its facilities or inventory, and cause it to incur significant costs, any of which could harm its business, financial condition and results of operations. The insurance Volta maintains may not be adequate to cover losses in any particular case. In addition, rolling public safety power shut offs can affect user acceptance of EVs, as EV charging may be unavailable at the desired times, or at all, during these events. If these events persist, the demand for EVs could decline, which would result in reduced demand for EV charging solutions and could adversely affect Volta’s business, financial condition and results of operations.

Volta’s forecasted operating results and projections rely in large part upon assumptions, analyses and internal estimates developed by Volta’s management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Volta’s actual operating results may differ materially and adversely from those forecasted or projected.

Volta’s forecasted operating results and projections are subject to significant uncertainty and rely in large part upon assumptions, analyses and internal estimates developed by Volta’s management, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Volta’s actual operating results may differ materially and adversely from those forecasted or projected. Realization of the results forecasted will depend on the successful implementation by the combined company of Volta’s proposed business plan, and policies and procedures consistent with the assumptions. Future results will also be affected by events and circumstances beyond the combined company’s control, for example, the competitive environment, the combined company’s executive team, rapid technological change, economic and other conditions in the markets in which Volta proposes to operate, governmental regulation, uncertainties inherent in product development and testing, Volta’s future financing needs and its ability to grow and to manage growth effectively. In particular, Volta’s forecasts and projections include forecasts and estimates relating to the expected size and growth of the markets in which Volta operates or seeks to enter. See “— Volta’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.” Volta’s forecasts and projections also assume that Volta is able to perform its obligations under its commercial contracts. See “— Volta relies on a limited number of suppliers and manufacturers for the manufacture and supply of Volta’s charging stations, some of which are also early stage companies. A loss of any of these partners or defects in or failure of the products with which they supply Volta could negatively affect Volta’s business.” For the reasons described above, it is likely that the actual results of Volta’s operations will be different from the results forecasted and those differences may be material and adverse. The forecasts were prepared by Volta’s management and have not been certified or examined by an accountant. Neither TortoiseCorp nor Volta has any duty to update the financial projections included in this proxy statement/prospectus.

Volta’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the COVID-19 pandemic, as well as changing projections as to EV adoption rates. The estimates and forecasts included in this proxy statement/prospectus relating to the size and expected growth of the target market, market demand, EV adoption across individual market verticals and use cases, content demand, ability of charging infrastructure to address charging demand and related pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity for EV charging throughput or Volta market share capture are difficult to predict. The estimated addressable markets may not materialize in the timeframe of the projections included herein, if ever, and even if the markets meet the size estimates and growth estimates presented in this proxy statement/prospectus, Volta’s business could fail to grow at similar rates.

Volta’s charging stations are often located in outdoor areas that are publicly accessible and may be exposed to weather-related damage, inadvertent accidents or vandalism or misuse by drivers or other individuals, which could increase Volta’s replacement and maintenance costs.

Volta’s EV chargers are typically located in publicly accessible outdoor areas and may be subject to damage from a number of sources. Volta’s chargers are subject to exposure to the elements and weather-related impacts and wear and tear, as well as the risk of inadvertent or accidental damage by drivers or from other vehicles, including due to vehicle collisions or charger misuse. Volta’s charging stations may also be exposed to intentional damage and abuse, including vandalism or other intentional property damage, any of which would increase wear and tear of the charging equipment and could result in such equipment being irreparably damaged or destroyed. Such damage or increased wear and tear could shorten the usable lifespan of the chargers and require Volta to increase its spending on replacement and maintenance costs, and could result in site hosts reconsidering the value of hosting Volta EV charging stations at their sites. In addition, the cost of any such damage may not be covered by Volta’s insurance in full or at all and, in the event of repeated damage to Volta’s charging equipment, Volta’s insurance premiums could increase and it could be subject to additional insurance costs or may not be able to obtain insurance at all, any of which could have an adverse effect on its business. See also “— Volta maintains certain levels of insurance; Volta may, however, face claims from time to time that could exceed its insurance coverage or not fall within its coverage.”

Volta is dependent upon the availability of electricity at its current and future charging sites or upon the installation of new electricity service at host sites by utilities. Cost increases, delays, new or increased taxation and/or other restrictions on the availability or cost of electricity could adversely affect Volta’s business, financial condition and results of operations.

The operation and development of Volta’s charging network is generally dependent upon the availability of electricity at its charging sites at a reasonable cost, which is beyond its control, and, for certain of Volta’s charging stations, upon the installation of new electricity service at host sites by utilities. Volta’s charging sites, including those using existing site electricity and those for which new electricity service is being installed, are affected by problems accessing electricity sources, such as planned or unplanned power outages. In recent years, shortages of electricity have resulted in increased costs to users and interruptions in service. For example, California has experienced rolling blackouts due to excessive demands on the electrical grid or as precautionary measures against the risk of wildfire, Texas recently experienced widespread outages, rolling blackouts and electricity price spikes arising from cold weather conditions and other markets in which Volta operates can experience significant power outages from time to time. Climate change may increase the frequency of such weather-related energy security issues. In the event of a power outage or shortage, Volta will typically be dependent on the utility company and/or the site host to restore power or provide power at a reasonable cost. In addition, if Volta’s EV charging stations are not able to deliver charging to drivers due to problems with availability of electricity, equipment failure or otherwise, drivers will not be able to charge their EVs at Volta’s EV charging stations and Volta may be unable to meet its contractual commitments to its content partners (for example, if charging station displays are not operational). Any power outage, particularly any prolonged power outage, could result in drivers losing confidence in EV charging, dissatisfaction among Volta’s site hosts and content partners and adversely affect Volta’s business, financial condition and results of operations.

In addition, changes in utility electricity pricing, new and restrictive constructs from regulations or additional taxation applicable to electricity pricing, or changes to, or to the interpretation of, existing federal, state or local laws relating to electricity pricing or availability, may adversely impact future operating results. For example, Volta currently provides free EV charging to drivers as part of its business model. If the free charging offered by Volta were to become subject to taxation due to the implementation of new laws or regulations or changes in interpretation of existing laws or regulations, Volta’s revenues would be adversely affected. As Volta develops its paid charging features and services, pricing restrictions may also limit its ability to implement its desired pricing schemes or may intensify competitive pressures on the electricity pricing Volta can offer. Alternatively, if Volta’s EV charging stations, and in particular its Direct Current Fast Charging stations (“DCFCs”), experience high utilization, Volta may become subject to “demand charges” on the electricity it provides to drivers under existing commercial utility rate structures, and the demand charges may be substantial.

Further, utility rates may change in a way that adversely affects EV charging or in a way that may limit Volta’s ability to access certain beneficial rate schedules. Utilities or other regulated entities with monopoly power could also receive authority to provide charging services that result in an anti-competitive advantage relative to Volta and other private sector operators. Any such changes, surcharges or new and restrictive constructs or taxation could adversely affect Volta’s business, financial condition and results of operations.

While Volta to date has not made material acquisitions, should it pursue acquisitions in the future, it would be subject to risks associated with acquisitions.

Volta may acquire additional assets, products, technologies or businesses that are complementary to its existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into Volta’s own business would require attention from management and could result in a diversion of resources from its existing business, which in turn could have an adverse effect on its operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, the incurrence of additional indebtedness, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant. To date, Volta has no experience with material acquisitions and the integration of acquired assets, businesses and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could adversely affect Volta’s business, financial condition and results of operations.

Volta maintains certain levels of insurance; Volta may, however, face claims from time to time that could exceed its insurance coverage or not fall within its coverage.

Volta maintains insurance policies for its charging stations and its corporate assets. This insurance coverage protects Volta in the event it suffers losses resulting from negligence, theft, fraud or other similar events or from business interruptions caused by such events. Volta may be subject to claims that users of its charging stations have been injured or harmed by or while using its products, including false claims or erroneous reports relating to safety, security or privacy issues, or that personal property has been damaged by or as a result of use of its charging stations. See also “— Risks Related to Volta’s Technology, Intellectual Property and Infrastructure — Volta’s charging stations and mobile application platform could contain undetected defects, errors or bugs in hardware or software and, as an emerging technology, the full operating life of the equipment in Volta’s charging stations is not fully known and may malfunction through repeated use, any of which could result in property damage or bodily injury. If any of Volta’s or its competitors’ charging stations cause property damage or bodily injury, whether as the result of operator misuse, defect, malfunction or otherwise, the public may develop a negative perception of EVs, EV charging, or Volta and its brand image, which would adversely affect Volta’s business, financial condition and results of operations.” Although Volta maintains insurance to help protect it from the risk of such claims, such insurance may not be sufficient or may not apply to all situations. Further, Volta’s insurance claims could be denied for various reasons, causing Volta to bear the full cost of any losses or liabilities. In addition, Volta maintains insurance policies for its directors and officers. However, such insurance is significantly costly and may not be sufficient or adequately cover potential losses and may also be subject to denial of claims.

Risks Related to the EV Market

Volta’s future growth and success is correlated with and thus dependent upon the continuing rapid adoption of and demand for EVs by businesses and drivers. In addition, the success of alternative fuels, competing technologies or alternative transportation options or technologies could undermine Volta’s prospects.

Volta’s future growth is ultimately dependent upon the adoption of and demand for EVs both by businesses and drivers. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, increasing driver choice as it relates to available EV models, their pricing and performance, evolving government regulation and industry standards, changing driver preferences and behaviors, intensifying levels of concern related to environmental issues and governmental initiatives related to climate change and the environment generally. In addition, the success of alternative fuels, competing technologies or alternative transportation options or technologies could result in the increased adoption of such fueling models or alternative technologies in place of EVs and EV charging and adversely affect Volta’s business and prospects for future growth.

Volta’s revenues are derived in part from EV drivers’ driving and charging behavior. Potential shifts in behavior may include but are not limited to changes in annual vehicle miles traveled, preferences for urban versus suburban versus rural and public versus private charging, demand from rideshare or urban delivery fleets and the emergence of autonomous vehicles and/or new forms of mobility. Although demand for EVs has grown in recent years, there is no guarantee of continuing future demand.

In addition, the EV fueling model is different from gasoline and other fuel models, requiring behavior changes and education of businesses, drivers, regulatory bodies, local utilities and other stakeholders. Further developments in, and improvements in affordability of, alternative technologies, such as renewable diesel, biodiesel, ethanol, hydrogen fuel cells or compressed or renewable natural gas, proliferation of hybrid powertrains involving such alternative fuels or improvements in the fuel economy of internal combustion engine (“ICE”) vehicles, whether as the result of regulation or otherwise, may materially and adversely affect demand for EVs and EV charging stations in some market verticals. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. Local jurisdictions may also impose restrictions on urban driving due to congestion, which may prioritize and accelerate micromobility trends and slow EV adoption growth. Finally, the currently-paused litigation between the state of California and the National Highway Transit Safety Administration (“NHTSA”) could impact California’s ability to set fuel economy standards that encourage the adoption of EVs, which are followed by many other states, should the Biden Administration not substantially modify NHTSA and the United States Environmental Protection Agency (“EPA”) current rules on preemption in its pending reconsideration of these rules.

If the market for EVs develops more slowly than expected, or if demand for EVs decreases or if any of the above cause or contribute to automakers reducing the availability of EV models or cause or contribute to drivers or businesses no longer purchasing EVs or purchasing fewer of them, Volta’s growth could be reduced and its business, prospects, financial condition and results of operations could be adversely affected. The market for EVs could be affected by numerous factors, such as:

•        perceptions about EV features, quality, driver experience, safety, performance and cost;

•        perceptions about the limited range over which EVs may be driven on a single battery charge and about availability and access to sufficient public EV charging stations;

•        developments of and improvements in faster charging technologies;

•        developments in, and improvements in affordability of, and public perception of, alternative technologies, such as renewable diesel, biodiesel, ethanol, hydrogen fuel cells or compressed or renewable natural gas;

•        competition, including from other types of alternative fuel vehicles (such as hydrogen fuel cell vehicles), plug-in hybrid EVs and high fuel-economy ICE vehicles;

•        increases in fuel efficiency in legacy ICE and hybrid vehicles;

•        volatility in the price of gasoline and diesel at the pump;

•        concerns regarding the stability of the electrical grid;

•        the decline of an EV battery’s ability to hold a charge over time;

•        availability of service for EVs;

•        availability of critical minerals for EV batteries and related infrastructure;

•        drivers’ perception about the convenience, speed and cost of EV charging;

•        government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to EVs, EV charging stations or decarbonization generally;

•        concerns relating to end of life of EV charging infrastructure and the costs of replacing and recycling outdated EV charging stations, including potential environmental impact;

•        relaxation of government mandates or quotas regarding the sale of EVs;

•        the number, price and variety of EV models available for purchase; and

•        concerns about the future viability of EV manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since they have historically and may continue to be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. Furthermore, because fleet operators often make large purchases of EVs, this cyclicality and volatility in the automotive industry may be more pronounced with commercial purchasers, and any significant decline in demand from these customers could reduce demand for EV charging and Volta’s products and services.

While many global original equipment manufacturers (“OEMs”) and several new market entrants have announced plans for new EV models, the lineup of EV models expected to come to market over the next several years may not materialize in that timeframe or may fail to attract sufficient customer demand. Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in reduced demand for EV charging solutions and therefore adversely affect Volta’s business, financial condition and results of operations.

The batteries used in EVs are manufactured from raw materials, including rare earth minerals such as lithium, that may be subject to price fluctuations, shortages or interruptions of supply due to currency fluctuations, trade barriers, tariffs or other general economic or political conditions, the occurrence of any of which may adversely affect the demand for EVs and as a result the demand for Volta’s charging stations.

Volta’s success is tied directly to the ability of EV manufacturers to produce EVs that attract drivers. Rare earth minerals are among the key raw materials necessary for the production of the batteries used in EVs. Prices for rare earth minerals, most notably lithium, have been volatile and may, together with other key components, increase significantly as a result of an increased demand for materials required to manufacture and assemble battery cells. In addition, rare earth minerals are affected by other factors beyond its control such as currency fluctuations, trade barriers, tariffs, interest rates, exchange rates, inflation or deflation, global and regional supply and demand for rare earth minerals and products and the political and economic conditions of countries that produce rare earth minerals and products. Some of the rare earth minerals used to manufacture batteries for EVs are sourced from other countries, including potentially China. Changes in global political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in China or other countries where these rare earth minerals are purchased could adversely impact EV manufacturers’ ability to obtain or produce batteries for their EVs in sufficient quantities, in a timely manner or at a commercially reasonable cost. Diminished availability, delays in production or higher costs passed on to customers may adversely affect the growth of the EV market and demand for EVs, which could adversely affect demand for Volta’s charging stations.

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. The reduction, modification or elimination of such benefits could cause reduced demand for EVs and EV charging stations, which would adversely affect Volta’s business, financial condition and results of operations.

The U.S. federal government and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits and other financial incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits and other financial incentives to significantly lower the effective costs associated with EVs and EV charging stations. However, these incentives may expire on a particular date, end when the allocated funding is exhausted or be reduced or terminated as a matter of regulatory or legislative policy. Any reduction in rebates, tax credits or other financial incentives could negatively affect the EV market and adversely impact demand for EVs and EV charging stations, which could adversely affect Volta’s business, financial condition, results of operations and expansion potential.

In particular, in connection with the production, delivery, placement into service and ongoing operation of its charging stations, Volta earns and expects to continue to earn various tradable regulatory credits, in particular California’s Low-Carbon Fuel Standard (“LCFS”) credits, as well as carbon credits under comparable LCFS programs in other states. Volta earns revenue from the sale of these credits, and expects to continue to sell future credits, to entities that generate deficits under the LCFS programs and are obligated to purchase the credits and use them to offset their deficits or emissions, primarily petroleum refiners and marketers, and other entities that can use the credits to comply with the program requirements. However, there is no guarantee that such credits will continue to be available for sale, including at prices forecasted by Volta, or that regulatory restrictions would not be imposed on the proceeds from the sale of such credits in the future. For example, LCFS credit pricing may fluctuate and may come under pressure if clean fuels, possibly including EVs, achieve a higher-than-expected market penetration. Further, Volta may not be able to market all LCFS credits, may have to sell LCFS credits at below projected prices or may not be able to sell LCFS credits at all. Additionally, the price at which the regulatory credits can be sold may not be known at the time the activities that generate the credits are undertaken. As a result, Volta bears the risk of any change in pricing of the credits between the time that the activities that generate the credits are undertaken and the time the credits are monetized, which Volta may not be able to mitigate through hedging transactions. LCFS program rules may also be revised in the future in ways that disadvantage certain types of clean fuels, including charging electricity used in EVs, or may not be extended further. In addition, Volta relies on various internally-developed and third-party software reporting tools to calculate the regulatory credits earned from Volta’s charging network. Any failure by Volta to accurately calculate such credits, either due to a failure by Volta or any third-party software that it uses, could adversely affect Volta’s ability to sell, and the revenue it derives from the sale of, these credits and adversely affect Volta’s business and financial condition.

Additionally, tax credits available under Section 30C of the Code for the installation of certain EV charging equipment are presently set to expire at the end of 2021. Congress is considering extending the availability of those tax credits beyond 2021 as well as the applicability of those tax credits. Should Congress fail to do so, or provide for a narrow application of those credits, Volta may not be able to realize anticipated benefits from those credits. Any failure of Congress to extend the availability or applicability of those credits and any limitations imposed on Volta’s ability to derive any revenue or other income from those tax credits could adversely affect Volta’s business and financial condition.

Further, new tariffs and policies that could incentivize overbuilding of infrastructure may also have a negative impact on the economics of Volta’s charging stations. If Volta does not have the necessary tax or other attributes to obtain the benefits of or monetize any such credits and Volta’s existing competitors or new market entrants are able to do so on favorable terms or more efficiently, such competitors or new market entrants may be able to offer more favorable economics to business partners and drivers than Volta. If Volta is not eligible for grants or other incentives under any available programs, while Volta’s competitors are, it may adversely affect Volta’s competitiveness or results of operations.

The EV charging market is characterized by rapid technological change, which requires Volta to continue to develop new products and product innovations and maintain and expand its intellectual property portfolio. Any delays in such developments could adversely affect market adoption of Volta’s products and its business, financial condition and results of operations.

Continuing technological changes in battery and other EV technologies could adversely affect adoption of current EV charging technology, continuing and increasing reliance on EV charging infrastructure and/or the use of Volta’s products and services. In addition, evolving legal and regulatory requirements may drive further changes to EV charging technologies. Volta’s future success will depend in part upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, to maintain and expand its existing intellectual property portfolio and to introduce a variety of new product and services offerings to address the changing needs of the EV charging market.

As EV technologies change, Volta may need to upgrade or adapt its charging station technology and introduce new products and services in order to serve vehicles that have the latest technology, in particular battery technology, which could involve substantial costs. In addition, changes in federal and state regulatory requirements, such as California’s Electric Vehicle Charging Stations Open Access Act, which regulates credit card payment functionality on EV charging stations, could require Volta to develop and adopt technologies for its charging stations that Volta would otherwise not adopt, in order to ensure it remains in compliance with applicable law. Even if Volta is able to keep pace with changes in technology and develop new products and services, its research and development expenses could increase, its financial condition and results of operations could be adversely affected and its prior products could become obsolete more quickly than expected.

Volta cannot guarantee that any new EV charging stations it develops will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new charging stations that appeal to Volta’s site hosts and content partners and meet driver demand could damage Volta’s relationships with its business partners and lead them to seek alternative products or services. Delays in introducing new products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential business partners and drivers to use Volta’s competitors’ products or services.

If Volta is unable to devote adequate resources to develop improvements or enhancements to its existing charging stations or cannot otherwise successfully develop new products or services that meet the requirements of its business partners and drivers that use its EV charging stations on a timely basis or that remain competitive with technological alternatives, its products and services could lose market share, its revenue could decline, it may experience higher operating losses and its business, prospects, financial condition and results of operations could be adversely affected.

Risks Related to Volta’s Technology, Intellectual Property and Infrastructure

Volta’s charging stations and mobile application platform could contain undetected defects, errors or bugs in hardware or software and, as an emerging technology, the full operating life of the equipment in Volta’s charging stations is not fully known and may malfunction through repeated use, any of which could result in property damage or bodily injury. If any of Volta’s or its competitors’ charging stations cause property damage or bodily injury, whether as the result of operator misuse, defect, malfunction or otherwise, the public may develop a negative perception of EVs, EV charging or Volta and its brand image, which could adversely affect Volta’s business, financial condition and results of operations.

Volta is developing and operating in an emerging technology sector and the operating life of its charging station equipment and technologies is not fully known. Volta’s charging stations could contain undetected defects, errors or bugs in hardware or software or could malfunction through repeated use, exposure to the elements, vandalism or misuse or the passage of time, any of which could result in property damage or bodily injury. See also “— Risks Related to Volta’s Business — Volta’s charging stations are often located in outdoor areas that are publicly accessible and may be exposed to weather-related damage, inadvertent accidents or vandalism or misuse by drivers or other individuals, which could increase Volta’s replacement and maintenance costs.” If any of Volta’s charging stations cause property damage or bodily injury, whether due to undetected defects, errors or bugs or external circumstances, Volta may be subject to legal claims by site hosts and/or drivers that use its charging stations and its brand and reputation could be adversely affected, which could adversely affect its business, financial condition and results of operations. In addition, if any EV charging stations owned or operated by Volta’s competitors cause property damage or bodily injury, the public may develop a negative perception of EVs and the EV charging industry generally, which could adversely affect Volta’s brand and reputation even if the incident was not related to Volta’s products or services.

If Volta is subject to claims that its charging stations have malfunctioned and persons were injured or purported to be injured, any insurance that Volta carries may not be sufficient or may not apply to all situations to cover all expenses arising from or in connection with such claims. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, or third-party installers, such vendors may not assume responsibility for such malfunctions. Further, Volta relies on some single source suppliers and manufacturers, some of which are also early stage companies, the unavailability or failure of which can pose risks to supply chain or product shipping situations. See “— Risks Related to Volta’s Business — Volta relies on a limited number of suppliers and manufacturers for the manufacture and supply of Volta’s charging stations, some of which are also early stage companies. A loss of any of these partners or defects in or failure of the products with which they supply Volta could negatively affect Volta’s business.” If such malfunctions or injuries arise from components sourced from such suppliers or manufacturers, such suppliers or manufacturers may not have the financial capability to address their responsibility for any such malfunctions. In addition, Volta’s site hosts could be subjected to claims as a result of such incidents and may bring legal claims against Volta to attempt to hold it liable. Any of these events could adversely affect Volta’s brand, relationships with its site hosts and content partners, its reputation with drivers and its business, financial condition and results of operations.

Furthermore, Volta’s mobile application platform, which was recently developed by Volta, is complex and includes a number of licensed third-party commercial and open-source software libraries. Volta’s mobile application and other software platforms have contained defects and errors and may in the future contain undetected defects or errors. Volta is continuing to evolve the features and functionality of its mobile application platform through updates and enhancements, including, in particular, to include additional check-in and payment processing features, and there can be no assurance that Volta’s efforts to enhance existing features or develop new functionality for its mobile application will be successful at all or without introducing additional defects or errors that may not be detected until after deployment to users. Volta is also continuing to scale its technology team, which may not be successful in developing a robust, defect-free platform. If Volta’s products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result, which could result in complaints from Volta’s business partners and drivers that use its products, lawsuits and adversely impact Volta’s brand and reputation.

As part of its service offerings, Volta also licenses certain predictive software to third parties to help them predict electricity grid needs and identify prospective EV charging penetration over time. Defects and errors in such software offerings, including as a result of the limited capacity of Volta’s currently scaling technology team, could harm Volta’s reputation with such utility companies and lead to loss of business and revenues.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect Volta’s business, financial condition and results of operations:

•        expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•        loss of existing or potential business partners;

•        interruptions or delays in sales;

•        delayed or lost revenue;

•        delay or failure to attain market acceptance;

•        delay in the development or release of new functionality or improvements;

•        negative publicity and reputational harm, including with drivers that use Volta’s charging stations, leading to decreased demand for its products and services among its site hosts and content partners;

•        sales credits or refunds;

•        exposure of confidential, personal or proprietary information;

•        diversion of development and customer service resources;

•        breach of warranty claims;

•        legal claims under applicable laws, rules and regulations; and

•        the expense and risk of litigation.

Volta also faces the risk that any contractual protections it seeks to include in its agreements with site hosts, construction partners, content partners, suppliers and manufacturers are rejected, not implemented uniformly or may not fully or effectively protect from claims by such business partners or other third parties. Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty or other similar claim could have an adverse effect on Volta’s business, financial condition and results of operations. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

In addition, Volta relies on some open-source software and libraries for development of its products and services and may continue to rely on similar licenses. Third parties may assert a copyright claim against Volta regarding its use of such software or libraries, which could lead to the adverse results listed above. Use of such software or libraries may also force Volta to provide third parties, at no cost, the source code to its proprietary software, which may decrease revenue and lessen any competitive advantage Volta has due to the secrecy of its source code.

Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm Volta’s business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions in Volta’s EV charging stations, ad servers or internal systems could lead to interruption and delays in Volta’s services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking, phishing attacks or denial of service, against online networks have become more prevalent and may occur on Volta’s systems. Volta’s content-driven EV charging stations also contain digital displays and some contain cameras that may be susceptible to security breaches, cyber-attacks and hacking. In addition, as Volta implements payment card processing capabilities in its mobile application and charging stations, it may collect additional sensitive data that could be subject to data breach or targeting by bad actors. Any attempts by cyber attackers to disrupt Volta’s services or systems or to access and disrupt the operation of its EV charging stations, including by broadcasting content that may be deemed offensive or inappropriate or accessing and collecting charging station camera footage, if successful, could harm its business, introduce liability to data subjects, result in lawsuits or claims against Volta, result in the misappropriation of funds, be expensive to remedy, damage its reputation or brand and adversely affect its relationships with its site hosts, content partners, the payment card industry and drivers that use Volta’s charging stations. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Even with the security measures implemented by Volta that are designed to detect and protect against cyber-attacks, and any additional measures Volta may implement or adopt in the future, Volta’s facilities and systems, and those of Volta’s EV charging stations and third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, burglary, human errors, acts of vandalism or other events. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and Volta may not be able to cause the implementation or enforcement of such preventions with respect to its third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure, including on Volta’s charging stations, may, in addition to other losses, harm Volta’s reputation, brand and ability to attract customers.

Volta has and may in the future experience service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. Volta relies on carrier networks to support reliable operation, management and maintenance of its charger network, and charging session management and driver authentication depend, and payment processing will depend, on reliable connections with wireless communications networks. As a result, Volta’s operations depend on a handful of public carriers and are exposed to disruptions related to network outages and other communications issues on the carrier networks. See “— Risks Related to Volta’s Technology, Intellectual Property and Infrastructure — Interruptions, delays in service or inability to increase capacity with Volta’s cloud service providers could impair the use or functionality of Volta’s EV charging stations and other services, harm its business and subject it to liability.” If Volta’s EV charging stations or mobile application platform are unavailable when drivers attempt to access EV charging, they may seek other charging options from Volta’s competitors, which could reduce demand for its solutions from its site hosts and content partners.

There are several factors ranging from human error to data corruption that could materially impact the efficacy of any processes and procedures designed to enable Volta to recover from a disaster or catastrophe, including by lengthening the time services are partially or fully unavailable. For example, Volta relies on a centralized ad server for purposes of delivering its content across its EV charging network. A disruption of Volta’s ad server due to cyber-attack, human error, natural catastrophe or otherwise could result in Volta being unable to meet its obligations to its content partners, resulting in significant loss of revenue and reputational harm with Volta’s business partners. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular cyber-attack, disaster or catastrophe or other disruption, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which could adversely affect Volta’s business, financial condition and results of operations.

Unauthorized disclosure of personal or sensitive data or confidential information, whether through a breach of Volta’s computer systems or otherwise, could severely hurt its business.

Some aspects of Volta’s business involve or are expected in the future to involve the collection, receipt, use, storage, processing and transmission of personal information (of drivers that use its mobile applications, including names, addresses, e-mail addresses and, if Volta enhances its mobile application platform to include payment processing capability, payment and financial information through its payment processors), temporary footage from cameras in certain of its charging stations, driver preferences and confidential information and personal data about Volta’s customers and employees, its suppliers and Volta, some of which is entrusted to third-party service providers and vendors. For example, Volta currently collects and uses anonymized utilization data relating to its charging stations when drivers “check in” to use charging stations, including charging session time, duration and kWh delivered, to facilitate its network planning and internal forecasting efforts. In addition, drivers may voluntarily elect to provide personal data, including e-mail address and vehicle make and model, through Volta’s mobile application. Volta also obtains anonymized visitation and mobile location data from third parties to further enable its charging network planning and development by better understanding foot and vehicle traffic in and around site partner locations and points of interest. As Volta continues to develop its mobile application, Volta intends to request that users opt in to provide additional information such as phone numbers and zip codes to facilitate better customer service. Volta increasingly relies on commercially available systems, software, tools (including encryption technology) and monitoring to provide security and oversight for processing, transmission, storage and protection of confidential information and personal data.

Despite the security measures Volta has in place, its EV charging stations, facilities, computing equipment (including laptops and tablets) and systems, and those of third parties with which Volta does business, may be vulnerable to security breaches, acts of vandalism and theft, computer viruses, misplaced or lost data, programming and/or human errors, or other similar events, and there is no guarantee that inadvertent or unauthorized use or disclosure will not occur or that third parties will not gain unauthorized access to this type of confidential information and personal data. See also “— Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm Volta’s business.”

Electronic security attacks designed to gain access to personal, sensitive or confidential information data by breaching mission critical systems of large organizations are constantly evolving, and high profile electronic security breaches leading to unauthorized disclosure of confidential information or personal data have occurred recently at a number of major U.S. companies. Attempts by computer hackers or other unauthorized third parties to penetrate or otherwise gain access to Volta’s computer systems or the systems of third parties with which Volta does business, or to the digital displays, camera feeds or other functions of Volta’s EV charging stations through cyber-attacks, hacking, fraud or other means of deceit, if successful, may result in the misappropriation of personal information, data, confidential business information and, following Volta’s implementation of payment processing functionality, payment information. Hardware, software or applications Volta utilizes may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. In addition, Volta’s employees, contractors or third parties with which Volta does business or to which Volta outsources business operations may attempt to circumvent its security measures in order to misappropriate such information and data, and may purposefully or inadvertently cause a breach or other compromise involving such information and data. Despite advances in security hardware, software and encryption technologies, the methods and tools used to obtain unauthorized access, disable or degrade service or sabotage systems are constantly changing and evolving, and may be difficult to anticipate or detect for long periods of time. Volta is implementing and updating its processes and procedures to protect against unauthorized access to, or use of, secured data and to prevent data loss. However, the ever-evolving threats mean Volta and its third-party service providers and vendors must continually evaluate and adapt their respective systems, procedures, controls and processes, and there is no guarantee that they will be adequate to safeguard against all data security breaches, misappropriating of confidential information, or misuses of personal data. Moreover, because techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, Volta and its suppliers or vendors may be unable to anticipate these techniques or to implement adequate preventative or mitigation measures.

Despite Volta’s precautions, an electronic security breach in Volta’s systems (or in the systems of third parties with which Volta does business) that results in the unauthorized release of personally identifiable information regarding business partners, users, employees or other individuals or other sensitive data could nonetheless occur and lead to serious disruption of Volta’s operations, financial losses from remedial actions, loss of business or potential liability, including possible punitive damages and significant harm to Volta’s reputation with its business partners and drivers that use its charging stations. As a result, Volta could be subject to demands, claims and litigation by private parties, and investigations, related actions and penalties by regulatory authorities. In addition, Volta could incur significant costs in notifying affected persons and entities and otherwise complying with the multitude of federal, state and local laws and regulations relating to the unauthorized access to, or use or disclosure of, personal information.

Finally, any perceived or actual unauthorized access to, or use or disclosure of, such information could harm Volta’s reputation, substantially impair its ability to attract and retain business partners and maintain the trust of drivers for the use of its EV charging stations and have an adverse impact on Volta’s business, financial condition and results of operations.

In addition, as the regulatory environment relating to companies’ obligation to protect such sensitive data becomes increasingly rigorous, with new and constantly changing requirements applicable to Volta’s business, compliance with those requirements could result in additional costs, and a material failure on its part to comply could subject Volta to fines or other regulatory sanctions and potentially to lawsuits. Any of the foregoing could have an adverse effect on Volta’s business, prospects, financial condition and results of operations.

Growing Volta’s business and user base depends upon the effective operation of Volta’s mobile applications with mobile operating systems, networks and standards that Volta does not control.

Volta is dependent on the interoperability of its mobile applications with popular mobile operating systems that Volta does not control, such as Google’s Android and Apple’s iOS, and any changes in such systems that degrade the functionality of Volta’s application or give preferential treatment to competitive applications and products could adversely affect the usage of Volta’s applications on mobile devices. Additionally, in order to deliver high quality mobile products, it is important that Volta’s products work well with a range of mobile technologies, systems, networks and standards that Volta does not control. For example, Volta is in discussions with OEMs to integrate its mobile application platform into EV user interfaces, which may operate on differing and proprietary operating systems. Any failure to build business relationships with such OEMs or to successfully implement any necessary changes to Volta’s mobile application to ensure interoperability with such operating systems, including as a result of the limited capacity of Volta’s currently scaling technology team, may adversely affect Volta’s ability to grow its business. Volta may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with the technologies, systems, networks or standards used by such key participants, which could have an adverse effect on Volta’s business, financial condition and results of operations.

Volta may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive.

From time to time, the holders of intellectual property rights may assert their rights and urge Volta to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. There can be no assurance that Volta will be able to mitigate the risk of potential suits or other legal demands by competitors or other third parties. Accordingly, Volta may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase Volta’s operating expenses. In addition, if Volta is determined to have or believes there is a high likelihood that it has infringed upon or misappropriated a third party’s intellectual property rights, it may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services it offers, to pay substantial damages and/or royalties, to redesign its products and services and/or to establish and maintain alternative branding. In addition, to the extent that Volta’s business partners become the subject of any allegation or claim regarding the infringement or misappropriation of intellectual property rights related to Volta’s products and services, Volta may be required to indemnify such business partners. If Volta were required to take one or more such actions, its business, prospects, financial condition and results of operations could be adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Volta’s business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

Volta’s success depends, at least in part, on Volta’s ability to protect its core technology and intellectual property. To accomplish this, Volta relies on, and plans to continue relying on, a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, its technology, though Volta is currently in the early stages of securing its portfolio of core technology and intellectual property. In addition, as Volta considers continued international expansion, including to the EU, Volta may encounter conflicts with existing EU market participants that have similar branding or have secured rights to copyrights or trademarks that Volta holds in the U.S., which may limit its ability to strengthen its brand in the EU and generally. Failure to adequately protect its technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of Volta’s competitive advantage and a decrease in revenue which would adversely affect its business, prospects, financial condition and results of operations.

The measures Volta takes to protect its technology intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•        any patent applications Volta submits may not result in the issuance of patents;

•        the scope of issued patents may not be broad enough to protect proprietary rights;

•        any issued patents may be challenged by competitors and/or invalidated by courts or governmental authorities;

•        the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;

•        current and future competitors may circumvent patents or independently develop similar trade secrets or works of authorship, such as software;

•        know-how and other proprietary information Volta purports to hold as a trade secret may not qualify as a trade secret under applicable laws; and

•        proprietary designs and technology embodied in Volta’s products may be discoverable by third-parties through means that do not constitute violations of applicable laws.

Patent, trademark and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of its intellectual property in foreign jurisdictions may be difficult or impossible. Therefore, Volta’s intellectual property rights may not be as strong or as easily enforced outside of the United States, including in jurisdictions to which Volta may desire to expand its business.

Further, competitors, suppliers or vendors may, in certain instances, be free to create variations or derivative works of Volta technology and intellectual property, and those derivative works may become directly competitive with Volta’s offerings. Finally, Volta may not be able to leverage, or obtain ownership of, all technology and intellectual property developed by Volta’s vendors, suppliers and design consultants in connection with the design and manufacture of Volta’s products, thereby jeopardizing Volta’s ability to obtain a competitive advantage over its competitors.

The current lack of industry standards may lead to uncertainty, additional competition and further unexpected costs.

The EV industry is new and evolving, as are the standards governing EV charging which have not had the benefit of time-tested use cases. These immature industry standards could result in future incompatibilities and issues that could require significant resources and/or time to remedy. Currently, many EVs do not use standardized charging inputs, including for DCFC, such that the charging ports available of EV charging stations may not serve all makes and models of EVs. Utilities and other large market participants also mandate their own adoption of specifications that have not become widely adopted in the industry, may hinder innovation or slow new product or new feature introduction. If Volta’s EV charging stations are not able to serve all models of EVs, or the EV industry develops new charging standards that are incompatible with Volta’s current charging stations, Volta may be required to redesign and redeploy charging stations compatible with the new industry standards, which may require significant capital expenditures and could adversely affect Volta’s business, financial condition and results of operations.

In addition, automobile manufacturers, such as Tesla, may choose to develop and promulgate their own proprietary charging standards and systems, which could lock out competitors’ EV charging stations from being compatible with Tesla’s or such other automobile manufacturers’ vehicles, or to use their size and market position to influence the market, which could limit Volta’s market and ability to provide charging to drivers that use such EVs, negatively impacting its business. The charging stations developed by Tesla and such other automobile manufacturers may still be able to service other models of EVs, which could impact site host demand for Volta charging stations and, as a result, impact content partner demand for Volta’s content services.

Further, should regulatory bodies later impose a standard that is not compatible with Volta’s infrastructure or products, it may incur significant costs to adapt its business model to the new regulatory standard. For example, Volta could be required to make additional expenditures to develop multiple types of charging stations in order to remain eligible for regulatory credits and incentives, such as LCFS. Any changes in Volta’s business model or products driven by changing regulatory requirements may require significant time and expense to address and, as a result, may have an adverse effect on its business, financial condition or results of operations.

Interruptions, delays in service or inability to increase capacity with Volta’s cloud service providers could impair the use or functionality of Volta’s EV charging stations and other services, harm its business and subject it to liability.

Volta currently serves its business partners and drivers using third-party cloud service providers, primarily Amazon Web Services and Google, as well as others. Any outage or failure of such cloud services could negatively affect Volta’s product connectivity and performance, including the ad server that delivers Volta’s content across all of its EV charging stations. Further, Volta depends on connectivity from its charging stations to its data network through cellular service and virtual private networking providers, such as AT&T and Verizon. Any incident affecting a cloud service provider’s network or a cellular and/or virtual private networking services provider’s infrastructure or operations, whether caused by fire, flood, storm, earthquake, power loss, telecommunications failures, breach of security protocols, computer viruses and disabling devices, failure of access control mechanisms, natural disasters, war, criminal act, military actions, terrorist attacks and other similar events could negatively affect the use, functionality or availability of Volta’s EV charging stations and services.

Any damage to, or failure of, Volta’s systems, or those of its third-party cloud service providers, could interrupt or hinder the use or functionality of its services, including its ability to meet obligations to its content partners and deliver content across its EV charging network. Impairment of or interruptions in Volta’s ability to deliver content or in the operation of its mobile application or charging stations may reduce revenue, subject it to claims and litigation and adversely affect its ability to attract new content partners and site hosts. Volta’s business will also be harmed if its business partners and drivers that use its charging stations believe its products and services are unreliable.

Volta expects to incur research and development costs and devote significant resources to developing new products, which could significantly reduce its profitability and may never result in revenue to Volta.

Volta’s future growth depends on penetrating new markets, adapting existing products to any new or developing EV charging industry standards and driver requirements and preferences and introducing new or enhanced EV charging stations that achieve market acceptance. Volta plans to incur significant research and development costs in the future as part of its efforts to design, develop, manufacture and introduce new products and enhance existing products. Further, Volta’s research and development program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.

Volta intends to continue to incur costs and devote significant resources to the research and development of machine learning-driven predictive software tools, such as its PredictEVTM tool, which could significantly reduce its profitability and may never be commercialized or result in revenue to Volta.

Volta uses its propriety machine learning-driven network planning tool to facilitate planning of its future expansion efforts and site, strategic partner and user targeting and currently derives revenue from the licensing of its PredictEVTM software tool to utility companies, channel partners and other third parties. Volta intends to continue to devote significant resources to the research and development of additional machine learning-driven predictive software tools that are complementary to its business model and to seek opportunities to commercialize such tools through licensing, subscription or other arrangements to generate revenue. Volta may incur substantial research and development costs as part of its efforts to design, develop and introduce such new predictive software tools, which could significantly reduce its profitability. In addition, Volta’s efforts may not produce successful results and, if completed, its predictive tools may not achieve market acceptance, create additional revenue or become profitable and may not provide benefits for Volta’s business efforts. Further, Volta may elect to discontinue such efforts at any time and may not receive any return on its investment in such efforts and the costs it incurs in connection with such research and development activities and the development of such predictive software.

Customer-Related Risks

The expected shift in Volta’s business model from free EV charging to pay-for-use and the requirement of mobile check-ins may impact Volta’s ability to retain driver interest in its charging stations and adversely affect content partner and site host demand.

Volta currently offers sponsored charging on most of its EV charging stations, which results in free electricity for drivers. As Volta’s EV charging network and business model continue to expand and evolve, Volta intends to introduce an ability for drivers to earn free charging or use paid charging services on more of its charging stations, as well as idle fees for EVs that remain connected to a charging station beyond a specified period of time after charging is complete. If Volta switches from a sponsored EV charging to a pay-for-use model, it may lose market share with drivers who have become accustomed to Volta’s free-to-driver sponsored charging and do not wish to use paid charging services, or prefer the paid charging services of Volta’s competitors. In addition, Volta does not currently require drivers to check in on its mobile application in order to use its EV charging stations but intends to require this in the near future. This requirement may cost Volta market share with drivers who have become accustomed to charging without checking in. The anticipated transition to a paid charging model, as well as the implementation of mobile check-in features, if they prove to be unpopular with drivers, may also result in reduced demand for Volta’s charging stations from its site partners, if site hosts believe the shift will lead to decreased utilization of Volta charging stations by drivers and lower driver engagement at their sites. Further, if Volta is not able to successfully integrate its anticipated payment processing or check-in features into its mobile application platform, either at all or without errors or defects, or such features do not operate reliably or in a manner that is convenient and easy to use, drivers may consider Volta’s charging services to be unreliable or undesirable and may elect to use competitors’

chargers. See also “— Risks Related to Volta’s Technology, Intellectual Property and Infrastructure — Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm Volta’s business.”

The transition to a pay-for-use model may also subject Volta to additional regulatory and payment card industry requirements associated with its payment model, which may require it to implement additional changes to its EV charging stations and may impact the price at which it is able to provide EV charging to drivers, further impacting demand for charging on Volta’s charging stations. Any decrease in driver demand for Volta’s EV charging stations may impact demand for its charging stations among site hosts, and Volta’s inability to expand its charging station footprint in existing and new markets may have an adverse impact on its ability to generate and grow content revenue from its charging network. If Volta is not able to appropriately market its new charging station payment and check-in features and to continue to retain and enhance its brand and reputation among business partners and drivers, its brand and reputation could be harmed and its business, financial condition and results of operations could be adversely affected.

If Volta fails to offer high-quality support to site partners and drivers, its business and reputation could suffer.

Once Volta charging stations have been installed, site hosts and drivers will rely on Volta to provide support services to resolve any issues that might arise in the future. Rapid and high-quality customer and equipment support is important so host sites can provide charging services and drivers can receive reliable charging for their EVs. The importance of high-quality customer and equipment support will increase as Volta seeks to expand its business and pursue new business partners and geographies and to enhance the functionality of its EV charging stations and mobile application, including its addition of paid charging and payment processing features. If Volta does not quickly resolve issues and provide effective support and adequately expand its construction project manager team, its ability to retain business partners and driver demand for its charging stations could suffer and its brand and reputation could be harmed.

Volta may be unable to collect and leverage customer data in all geographic locations, and this limitation may impact research and development, content sales, partnership relations and operations.

Volta relies on data collected through its EV charging stations or its mobile application. Volta uses this data in connection with the research, development and analysis of its technologies, creating and delivering value-add customer services, including the predictive software offering it licenses to certain utilities, and in assessing future charger locations as well as charging site capacities and utilization. Volta’s inability to obtain necessary rights to use this data or freely transfer this data could result in delays or otherwise negatively impact Volta’s research and development and expansion efforts and limit Volta’s ability to derive revenues from its content or other value-add customer services. For instance, user privacy regulations may limit Volta’s ability to make intelligent, data driven business decisions, conduct microtargeting marketing strategies for charger station placement and content revenue generation or provide other microtargeting based offerings to Volta’s content partners, site hosts and other business partners.

Volta’s success in the licensing of its PredictEVTM tool as a software as a service (“SaaS”) offering will depend on its ability to attract new licensing customers and retain existing licensing customers. If Volta’s licensing customers do not renew their subscriptions or if Volta fails to attract new licensing customers, Volta’s business, financial condition and results of operations may be adversely affected.

In addition to its EV charging offerings, Volta licenses its proprietary PredictEVTM planning software to utility companies, channel partners and other third parties through a software as a service offering. In order for Volta to continue to generate revenue from the licensing of its PredictEVTM tool, it is important that its existing customers renew their subscriptions when the contract term expires, that Volta continue to develop additional subscription services to offer to customers and that Volta attract additional partners that are interested in licensing the PredictEVTM tool. Customers may decide not to renew their subscriptions with a similar contract period or at the same prices or terms. Customer retention may decline or fluctuate, and Volta may be unsuccessful in attracting new licensing customers, as a result of a number of factors, including satisfaction with software and features, functionality and accuracy, as well as features and pricing of competing predictive software products or reductions in spending levels among current or prospective customers. If licensing customers do not renew their subscriptions or if they renew on less favorable terms, or if Volta is unable to attract new customers for the licensing of its PredictEVTM tool, Volta’s business, financial condition and results of operations may be adversely affected.

Financial and Accounting-Related Risks

Volta’s financial condition and results of operations are likely to fluctuate on a quarterly basis in future periods, which could cause its results for a particular period to fall below expectations, resulting in a decline in the price of New Volta Common Stock.

Volta’s financial condition and results of operations have fluctuated in the past and may continue to fluctuate in the future due to a variety of factors, many of which are beyond its control.

In addition to the other risks described herein, the following factors could also cause Volta’s financial condition and results of operations to fluctuate on a quarterly basis:

•        the timing and volume of new sales;

•        fluctuations in service costs, particularly due to unexpected costs of servicing and maintaining charging stations;

•        the timing of new product introductions, which can initially have lower gross margins;

•        weaker than anticipated demand for charging stations, whether due to changes in government incentives and policies or due to other conditions;

•        fluctuations in sales and marketing or research and development expenses;

•        supply chain interruptions and manufacturing or delivery delays;

•        the timing and availability of new products relative to Volta’s commercial partners’ and investors’ expectations;

•        the length of the sales and installation cycle for a particular site partner;

•        the impact of COVID-19 on Volta’s workforce, or those of its commercial partners, suppliers or vendors or on customers;

•        disruptions in sales, production, service or other business activities or Volta’s inability to attract and retain qualified personnel; and

•        unanticipated changes in federal, state, local or foreign government incentive programs, which can affect demand for EVs.

Fluctuations in operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, revenue, and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of the New Volta Common Stock.

Volta’s reported financial results may be negatively impacted by changes in U.S. GAAP.

U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change.

Risks Related to Legal Matters and Regulations

Government regulation of outdoor media may restrict Volta’s content activities.

U.S. federal, state and local regulations have a significant impact on the outdoor media industry and may have an impact on Volta’s content activities. Construction, repair, maintenance, lighting, upgrading, height, size, spacing, the location and permitting of outdoor digital displays and the use of new technologies for changeable displays, such as digital displays, may be regulated by federal, state and local governments, and, from time to time, governments have prohibited or significantly limited the construction of new outdoor media displays or structures. Since digital displays have been developed and introduced relatively recently into the market on a large scale, existing regulations that currently do not apply to them by their terms could be revised or new regulations could be enacted to impose greater restrictions on digital displays due to alleged concerns over aesthetics or driver safety, which could make it more difficult for Volta to expand its content-driven EV charging stations to new locations and markets or could require Volta to remove display-enabled stations from existing installed locations. In addition, Volta’s failure to comply with these or any future regulations that become applicable to its digital displays could have an adverse impact on the effectiveness of its displays or their attractiveness to Volta’s business partners as a media medium. As a result, Volta’s business, financial condition and results of operations could be adversely affected.

Further, a number of state and local governments have implemented or initiated taxes, fees and registration requirements in an effort to decrease or restrict the number of outdoor signs and/or to raise revenue. Several jurisdictions have imposed such taxes as a percentage of outdoor media revenue generated in that jurisdiction or based on the size and type of display technology. Volta expects various jurisdictions to continue to try to impose such taxes as a way of increasing revenue. The increased imposition of these measures or their application to Volta’s digital displays, and Volta’s inability to overcome any such measures, could reduce its operating income if those outcomes result in restrictions on the use of preexisting displays or limit Volta’s ability to expand its content-driven EV charging stations to new sites and markets. Changes in laws and regulations affecting outdoor media or digital displays, or changes in the interpretation of those laws and regulations, at any level of government, could have a significant financial impact on Volta by requiring Volta to make significant expenditures to ensure compliance or otherwise limiting or restricting its content sales activities and could have an adverse effect on Volta’s business, financial condition and results of operations.

Privacy concerns and laws, or other applicable regulations, may adversely affect Volta’s business.

National and local governments and agencies in the jurisdictions in which Volta operates or may operate in the future and in which Volta’s commercial partners operate have adopted, are considering adopting or may adopt laws and regulations regarding the collection, use, storage, processing and disclosure of information regarding users and other individuals, which could impact Volta’s ability to offer services in certain jurisdictions, including additional jurisdictions in which it may wish to expand its operations. Laws and regulations relating to the collection, use, disclosure, security and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction. The costs of compliance with, and other burdens imposed by, laws, regulations, standards and other obligations relating to privacy, data protection and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards and other obligations may limit the use and adoption of Volta’s charging stations and other offerings, reduce overall demand, lead to regulatory investigations, litigation and significant fines, penalties or liabilities for actual or alleged noncompliance, or slow the pace at which Volta closes sales transactions, any of which could harm Volta’s business, financial condition or results of operations. Moreover, if Volta or any of its employees or contractors fail or are believed to fail to adhere to appropriate practices regarding commercial partners’ or users’ data, it may damage its reputation and brand.

Additionally, existing laws, regulations, standards and other obligations may be interpreted in new and differing manners in the future, and may be inconsistent among jurisdictions. Future laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, regulations, standards and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure and transfer for Volta and its commercial partners. For example, California adopted the California Consumer Privacy Protection Act (the “CCPA”) and the California State Attorney General has begun enforcement actions against various parties alleged to have failed to comply with the CCPA.

The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection and information security that are applicable to the businesses of Volta’s commercial partners, suppliers and vendors may adversely affect their ability and willingness to process, handle, store, use and transmit certain types of information, such as demographic and other personal information. If Volta or its commercial partners, suppliers or vendors are unable to transfer data between and among jurisdictions in which they operate, it could result in delays in the sale or installation of, or decrease demand for, Volta’s products and services or require Volta to modify or restrict some of its products or services.

In addition to government activity, privacy advocacy groups, the technology industry and other industries have established or may establish various new, additional or different self-regulatory standards that may place additional burdens on technology companies. Drivers and commercial partners may expect that Volta will meet voluntary certifications or adhere to other standards established by them or third parties. If Volta is unable to maintain these certifications or meet these standards, it could reduce demand for its solutions and adversely affect its business.

Failure to comply with laws relating to employment could subject Volta to penalties and other adverse consequences.

Volta is subject to various employment-related laws in the jurisdictions in which its employees are based. It faces risks if it fails to comply with applicable United States federal or state wage laws and wage laws of the international jurisdictions where it currently operates or may operate in the future. Any violation of applicable wage laws or other labor- or employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations and damages or penalties which could have a materially adverse effect on Volta’s reputation, business, financial condition and results of operations. In addition, responding to any such proceedings may result in a significant diversion of management’s attention and resources, significant defense costs and the incurrence of other professional fees.

Volta is, and will continue to be, subject to environmental, health and safety laws and regulations that could result in increased compliance costs or additional operating costs or construction costs and restrictions.

Volta and its operations, as well as those of Volta’s contractors and suppliers, are and will be subject to certain federal, state and local environmental laws and regulations, including laws relating to the use, handling, storage, transportation and disposal of hazardous substances and wastes, as well as electronic wastes and hardware, whether hazardous or not. Volta or others in Volta’s supply chain may be required to obtain permits and comply with procedures that impose various restrictions and obligations that could have adverse effects on Volta’s operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for Volta’s operations or on a timeline that meets Volta’s commercial obligations, it may adversely impact Volta’s business.

Environmental and health and safety laws and regulations can be complex and may be subject to change through future amendments to such laws at the supranational, national, sub-national and/or local level or other new or modified regulations that may be implemented under existing laws. The nature and extent of any changes in these laws, rules, regulations and permits may be uncertain and unpredictable and could have an adverse effect on Volta’s business, financial condition and results of operations. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste or batteries, could cause additional expenditures, restrictions and delays in connection with Volta’s operations as well as other future projects, the extent of which cannot be predicted. Additionally, Volta could be regulated as a retail electric service provider in the future.

Volta currently relies on third parties to ensure compliance with certain environmental laws, including those related to the disposal of hazardous and non-hazardous wastes, to include end-of-life disposal or recycling. Any failure to properly handle or dispose of such wastes, regardless of whether such failure is Volta’s or its contractors, may result in liability under environmental laws, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), under which liability may be imposed, without regard to fault or degree of contribution, for the investigation and clean-up of contaminated sites as well as impacts to human health and damages to natural resources. The costs of liability with respect to contamination could have a material adverse effect on Volta’s business, financial condition or results of operations. Additionally, Volta may not be able to secure contracts with third parties and contractors to continue their key supply chain and disposal services for its business, which may result in increased costs for compliance with environmental laws and regulations.

Separately, Volta and its operations are subject to an increasing number of laws and regulations regarding Environmental, Social and Governance (“ESG”) matters. For example, the FTC has published guidance, the FTC “Green Guides,” regarding the marketing of products or services as using renewable energy or resulting in carbon offsets. Volta may also be subject to various supply chain requirements regarding, among other things, conflict minerals and labor practices. Volta may be required to incur substantial costs to comply with these requirements, and the failure to comply may result in substantial fines or other penalties that may adversely impact Volta’s business, financial condition or results of operations.

Volta is or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject Volta to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect its business, results of operations, financial condition and reputation.

Volta is or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which it conducts or in the future may conduct activities, including the FCPA and other anti-corruption laws and regulations. The FCPA prohibits Volta and its officers, directors, employees and business partners acting on its behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations could adversely affect Volta’s business, results of operations, financial condition and reputation. Volta’s policies and procedures designed to ensure compliance with these regulations may not be sufficient and its directors, officers, employees, representatives, consultants, agents and business partners could engage in improper conduct for which it may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject Volta to whistleblower complaints, adverse media coverage, investigations and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect Volta’s business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact Volta’s business and investments in its common stock.

Risks Relating to Ownership of the New Volta Common Stock after the Closing of the Business Combination

The dual class structure of New Volta’s Common Stock has the effect of concentrating voting control with Scott Mercer and Christopher Wendel, Volta’s co-founders, members of the Volta Board and its Chief Executive Officer and President, respectively. This will limit or preclude your ability to influence corporate matters, including the outcome of important transactions, including a change in control.

Shares of New Volta Class B Common Stock will have ten votes per share, while shares of New Volta Class A Common Stock will have one vote per share. Scott Mercer and Christopher Wendel, Volta’s co-founders, members of the Volta Board and its Chief Executive Officer and President, respectively, will hold all of the issued and outstanding shares of New Volta Class B Common Stock following the Closing of the Business Combination. Accordingly, Messrs. Mercer and Wendel will hold approximately 37.3% of the voting power of New Volta’s capital stock on a fully-diluted basis (assuming, among other things, that no public shareholders elect to have their public shares redeemed) and will be able to control matters submitted to its stockholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of New Volta’s assets or other major corporate transactions. Messrs. Mercer and Wendel may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of New Volta, could deprive its stockholders of an opportunity to receive a premium for their capital stock as part of a sale of New Volta and might ultimately affect the market price of shares of New Volta Class A Common Stock. For information about New Volta’s dual class structure, see the section titled “Description of Securities.”

New Volta’s dual class structure may depress the trading price of New Volta’s Class A Common Stock.

New Volta cannot predict whether its dual class structure will result in a lower or more volatile market price of the New Volta Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, pursuant to which companies with multiple classes of shares of common stock are excluded. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of New Volta’s Common Stock may cause stockholder advisory firms to publish negative commentary about New Volta’s corporate governance practices or otherwise seek to cause New Volta to change its capital structure. Any such exclusion from indices or any actions or publications by stockholder advisory firms critical of New Volta’s corporate governance practices or capital structure could adversely affect the value and trading market of the New Volta Class A Common Stock.

Volta has never paid cash dividends on its capital stock, and New Volta does not anticipate paying dividends in the foreseeable future.

Volta has never paid cash dividends on its capital stock and currently intends to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of the New Volta Board and will depend on New Volta’s financial condition, operating results, capital requirements, general business conditions and other factors that the New Volta Board may deem relevant. As a result, capital appreciation, if any, of New Volta’s Class A Common Stock will be the sole source of gain for the foreseeable future.

The stock price following the Closing of the Business Combination will be volatile, and you may not be able to sell shares at or above the price at the Closing.

After the Closing of the Business Combination, the trading price of the New Volta Class A Common Stock and New Volta Warrants will be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond New Volta’s control. These factors include:

•        actual or anticipated fluctuations in operating results;

•        failure to meet or exceed financial estimates and projections of the investment community or that New Volta provides to the public;

•        issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

•        announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•        operating and share price performance of other companies in the industry or related markets;

•        the timing and magnitude of investments in the growth of the business;

•        actual or anticipated changes in laws and regulations;

•        additions or departures of key management or other personnel;

•        increased labor costs;

•        disputes or other developments related to intellectual property or other proprietary rights, including litigation;

•        the ability to market new and enhanced solutions on a timely basis;

•        sales of substantial amounts of the New Volta Class A Common Stock by New Volta’s directors, executive officers or significant stockholders or the perception that such sales could occur;

•        changes in capital structure, including future issuances of securities or the incurrence of debt; and

•        general economic, political and market conditions.

In addition, the stock market in general, and the stock prices of technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of New Volta Class A Common Stock, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

Anti-takeover provisions contained in the Proposed Organizational Documents and applicable laws could impair a takeover attempt.

Upon the Closing of the Business Combination, the Proposed Organizational Documents will afford certain rights and powers to the New Volta Board that could contribute to the delay or prevention of an acquisition that it deems undesirable. New Volta will also be subject to Section 203 of the DGCL and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that have the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of New Volta Class A Common Stock, and could also affect the price that some investors are willing to pay for the New Volta Class A Common Stock. See also “Description of the Securities.”

New Volta is subject to risks related to taxation in the United States.

Significant judgments based on interpretations of existing tax laws or regulations are required in determining New Volta’s provision for income taxes. New Volta’s effective income tax rate could be adversely affected by various factors, including, but not limited to, changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax policies, laws, regulations or rates, changes in the level of non-deductible expenses (including share-based compensation), changes in the location of New Volta’s operations, changes in New Volta’s future levels of research and development spending, mergers and acquisitions or the results of examinations by various tax authorities. Although New Volta believes its tax estimates are reasonable, if the IRS or any other taxing authority disagrees with the positions taken on its tax returns, New Volta could have additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect New Volta’s business and future profitability.

New Volta is a U.S. corporation and thus subject to U.S. corporate income tax on its worldwide income. Further, since New Volta’s operations and customers are located throughout the United States, New Volta will be subject to various U.S. state and local taxes. U.S. federal, state, local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to New Volta and may have an adverse effect on its business and future profitability.

For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as New Volta) from 21% to 28%. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect New Volta’s business and future profitability.

As a result of plans to expand New Volta’s business operations, including to jurisdictions in which tax laws may not be favorable, its obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect New Volta’s after-tax profitability and financial results.

In the event that New Volta’s business expands domestically or internationally, its effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect New Volta’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of New Volta’s business.

Additionally, after the Business Combination, New Volta may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. New Volta’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on New Volta’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with New Volta’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If New Volta does not prevail in any such disagreements, New Volta’s profitability may be affected.

New Volta’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

New Volta’s ability to utilize its net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards (“NOLs”) to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three year period. If Volta has experienced an ownership change at any time since its incorporation, New Volta may be subject to limitations on its ability to utilize its existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, the Business Combination and future changes in New Volta’s stock ownership, which may be outside of New Volta’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit New Volta’s use of accumulated state tax attributes. As a result, even if New Volta earns net taxable income in the future, its ability to use its pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to New Volta.

Volta received a loan as part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and Volta’s application for such loan could in the future be determined to have been impermissible which could adversely impact its business and reputation.

On April 27, 2020, Volta received a Small Business Administration (“SBA”) loan in the amount of $3.2 million with fixed interest of 1% per annum as part of the CARES Act (the “PPP Loan”). Although under the CARES Act Volta may be eligible to apply for forgiveness of all loan proceeds used to pay payroll costs, rent, utilities and other qualifying expenses, provided that it retains a certain number of employees and maintains compensation within certain regulatory parameters of the PPP, Volta plans to repay the PPP Loan in full following the consummation of the Business Combination.

In applying for the PPP Loan, Volta was required to certify, among other things, that the then current economic uncertainty made the PPP Loan necessary to support its ongoing operations. Volta made these certifications in good faith after analyzing, among other things, the requirements of the PPP Loan, Volta’s then-current business activity and its ability to access other sources of liquidity sufficient to support its ongoing operations in a manner that would not be significantly detrimental to its business. Volta believes that it satisfied all eligibility criteria for the PPP Loan, and that its receipt of the PPP Loan was consistent with the broad objectives of the CARES Act. The certification regarding necessity described above did not at the time contain any objective criteria and continues to be subject to interpretation. If, despite Volta’s good-faith belief that it has satisfied all eligibility requirements for the PPP Loan, Volta is later determined to have violated any of the laws or governmental regulations that apply to it in connection with the PPP Loan, or it is otherwise determined that it was ineligible to receive the PPP Loan, Volta may be subject to civil, criminal and administrative penalties. Any violations or alleged violations may result in adverse publicity and damage to Volta’s reputation, a review or audit by the SBA or other government entity or claims under the False Claims Act. These events could consume significant financial and management resources and could have a material adverse effect on Volta’s business, results of operations and financial condition.

Risks Related to TortoiseCorp and the Business Combination

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to TortoiseCorp prior to the Business Combination and to New Volta and its subsidiaries following the Business Combination.

Following the consummation of the Business Combination, New Volta’s sole material asset will be its direct and indirect interests in its subsidiaries and, accordingly, New Volta will be dependent upon distributions from its subsidiaries to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on the New Volta Common Stock.

New Volta is a holding company and, subsequent to the completion of the Business Combination, will have no material assets other than its direct and indirect equity interests in its subsidiaries. New Volta will have no independent means of generating revenue. To the extent New Volta’s subsidiaries have available cash, New Volta will cause its subsidiaries to make distributions of cash to pay taxes, cover New Volta’s corporate and other overhead expenses and pay dividends, if any, on the New Volta Common Stock. To the extent that New Volta needs funds and its subsidiaries fail to generate sufficient cash flow to distribute funds to New Volta or are restricted from making such distributions or payments under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, New Volta’s liquidity and financial condition could be materially adversely affected.

Subsequent to the consummation of the Business Combination, New Volta may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on Volta, we cannot assure you that this diligence revealed all material issues that may be present in Volta, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of our control will not later arise. As a result, following the consummation of the Business Combination, New Volta may be forced to write-down or write-off assets, restructure its operations or incur impairment or other charges that could result in losses. Even if our due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on New Volta’s liquidity, the fact that New Volta reports charges of this nature could contribute to negative market perceptions about New Volta following the completion of the Business Combination or its securities. In addition, charges of this nature may cause New Volta to be unable to obtain future financing on favorable terms or at all.

Our Sponsor, directors and officers have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by public shareholders in connection with an initial business combination, our Sponsor, directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination. As of the date hereof, our Sponsor and independent directors own shares equal to approximately 20.0% of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares in the aggregate, all of which are subject to an agreement to vote in favor of the Business Combination. As a result, if only the minimum amount of shares needed to establish a quorum are present and all such shares are actually voted on the Business Combination Proposal, only an additional 2,156,251, or approximately 6.3%, of the outstanding Class A Ordinary Shares would need to be voted in favor of the Business Combination in order for the Business Combination to be approved. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if our Sponsor, directors and officers agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in accordance with the majority of the votes cast by our public shareholders.

Our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally.

When considering the TortoiseCorp Board’s recommendation that our shareholders vote in favor of the approval of the Business Combination Proposal, our shareholders should be aware that our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. These interests include:

•        the fact that Tortoise Borrower, an affiliate of our Sponsor, holds 5,933,333 private placement warrants that would expire worthless if an Initial Business Combination is not consummated;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

•        the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares, including 105,000 Founder Shares which were subsequently transferred to our independent directors, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $            , based on the closing price of our Class A Ordinary Shares of $             per share on             , 2021;

•        the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Units sold in the IPO and the substantial number of shares of New Volta Class A Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Volta Class A Common Stock trades below the price initially paid for the Units in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•        if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        the anticipated continuation of Vincent T. Cubbage as a director after the Business Combination;

•        the fact that our independent directors own an aggregate of 105,000 Founder Shares that were transferred from our Sponsor, which if unrestricted and freely tradeable would be valued at approximately $          , based on the closing price of our Class A Ordinary Shares of $ per share on             , 2021;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•        the fact that our Sponsor, Tortoise Borrower, and our officers and directors will lose their entire investment in us if an Initial Business Combination is not completed. At the closing of our Initial Business Combination with Volta, we anticipate that Tortoise Borrower will own 5,933,333 private placement warrants and our Sponsor will hold 8,520,000 of the total 8,625,000 Founder Shares issued and outstanding. In addition, Tortoise Borrower has made available to us a working capital promissory note for up to $1,000,000 to enable us to pay our expenses, of which $             is outstanding as of             , 2021. The ability of TortoiseCorp to repay the amounts drawn under the working capital promissory note is dependent upon the completion of our Initial Business Combination. The table set forth below sets out the total investment made by Tortoise Borrower and our Sponsor for the private placement warrants and the Founder Shares and the value of such securities, based on the closing price of our public warrants and our Class A Ordinary Shares as of             , 2021:

Name of Holder	Security	Total Capital Contribution	Value as of , 2021
Tortoise Borrower	private placement warrants	$8,900,000	$
Sponsor	Founder Shares	$25,000	$

In addition, the members of our Sponsor include Tortoise Borrower and our officers, all of whom made a capital contribution in our Sponsor in exchange for their respective membership interests therein. Tortoise Borrower’s and our officers’ membership interests in our Sponsor provide them with an indirect economic interest in the total number of Founder Shares anticipated to be held by our Sponsor as of the completion of our Initial Business Combination with Volta. Our Sponsor transferred 35,000 Founder Shares to each of our independent directors at the closing of our IPO. The table set forth below summarizes the direct or indirect interest Tortoise Borrower and our officers and directors (or family trusts related to such persons) hold in the Founder Shares along with the total capital contributions made by Tortoise Borrower and our officers and directors for their direct or indirect interests in the Founder Shares and the value of such interests based on the closing price of the Class A Ordinary Shares as of             , 2021, all of which would be lost if an Initial Business Combination is not completed by us within the required time period:

Name	Position	Total Capital Contribution	Value as of , 2021
Tortoise Borrower	N/A	$11,401	$
Vincent T. Cubbage	Chairman and Chief Executive Officer	$4,325	$
Stephen Pang	Director and Chief Financial Officer	$2,375	$
Juan Jose Daboub	Independent Director	$0.00	$
Karin McKinnell Leidel	Independent Director	$0.00	$
Sidney Tassin	Independent Director	$0.00	$
Steven Schnitzer	Vice President, General Counsel and Secretary	$2,500	$
Darrell Brock, Jr.	Vice President, Business Development	$2,375	$
Evan Zimmer	Vice President, Finance	$925	$

For additional information, see “The Business Combination — Interests of Certain Persons in the Business Combination — Interests of Sponsor and TortoiseCorp Directors and Officers.”

Our officers and directors may have conflicts of interest in determining whether to present business opportunities to us or another entity with which they are, or may become, affiliated.

Until we consummate an Initial Business Combination, we intend to engage in the business of identifying and combining with one or more businesses. Our Sponsor, officers and directors are, or may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business.

Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Our Existing Organizational Documents provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

In the absence of the “corporate opportunity” waiver in our Existing Organizational Documents, certain candidates may not be able to serve as an officer or director for us. We believe we substantially benefit from having representatives who bring significant, relevant and valuable experience to our management, and, as a result, the inclusion of the “corporate opportunity” waiver in our Existing Organizational Documents provides us with greater flexibility to attract and retain the officers and directors that we feel are the best candidates.

However, the personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause our directors and officers to prioritize a different business combination over finding a suitable acquisition target for our business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest, which could negatively impact the timing for a business combination.

Our initial shareholders hold a significant number of Class B Ordinary Shares and an affiliate of our Sponsor holds a significant number of our warrants. They will lose their entire investment in us if we do not complete the Business Combination or any other Initial Business Combination.

Our Sponsor and our independent directors hold all of our 8,625,000 Founder Shares, representing 20% of the total outstanding shares upon completion of our IPO. The Founder Shares will be worthless if we do not complete the Business Combination or any other Initial Business Combination within the Combination Period. In addition, an affiliate of our Sponsor holds an aggregate of 5,933,333 private placement warrants that will also be worthless if we do not complete an Initial Business Combination within the Combination Period.

The Founder Shares are identical to the Class A Ordinary Shares included in the TortoiseCorp Units, except that (a) the Founder Shares and the Class A Ordinary Shares into which the Founder Shares convert upon an Initial Business Combination are subject to certain transfer restrictions, (b) our Sponsor, officers and directors have entered into that certain Letter Agreement, dated as of September 10, 2020 (the “Letter Agreement”), with us, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founder Shares and any public shares they own in connection with the completion of an Initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an Initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete an Initial Business Combination within the Combination Period) and (c) the Founder Shares are automatically convertible into shares of our Class A Ordinary Shares at the time of an Initial Business Combination.

The personal and financial interests of our Sponsor, officers and directors may have influenced their motivation in identifying and selecting the Business Combination, completing the Business Combination and influencing the operation of New Volta following the Business Combination.

We and Volta will incur significant transaction expenses and transition costs in connection with the Business Combination.

We and Volta have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or will be paid by New Volta following the Closing. Our transaction expenses as a result of the Business Combination are currently estimated at approximately $             million, including approximately $12.1 million in deferred underwriting discounts and commissions to the underwriters of our IPO. TortoiseCorp expects to incur fees and expenses of $30,800,000 in the aggregate, $26,200,000 of which are contingent on the completion of the Business Combination, and Volta expects to incur fees and expenses of $             in the aggregate as a result of the Business Combination, including $             million of expenses that are contingent on completion of the Business Combination.

We may be subject to business uncertainties while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on Volta and, consequently, on TortoiseCorp. These uncertainties may impair Volta’s ability to attract, retain and motivate key personnel and could cause third parties that deal with Volta to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of issues relating to such uncertainty or a desire not to remain with the business, New Volta’s business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts Volta from making certain expenditures and taking other specified actions without the consent of TortoiseCorp until the Business Combination occurs. These restrictions may prevent Volta from pursuing attractive business opportunities that may arise prior to the Closing. For additional information please see the subsection entitled “The Business Combination — Conduct of Business Pending the Business Combination.”

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what the actual financial position or results of operations of New Volta would have been for the periods presented.

The unaudited pro forma condensed combined financial information for New Volta following the Business Combination in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Volta’s actual financial position or results of operations would have been for the periods presented had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: (a) approval by TortoiseCorp’s shareholders and Volta’s stockholders, (b) TortoiseCorp having at least $5,000,001 of net tangible assets as of the effective time of the consummation of the Business Combination, (c) the expiration or termination of the waiting period under the HSR Act, (d) the listing of the shares of New Volta Class A Common Stock to be issued in connection with the Closing and the Private Placement Financing on the NYSE (or another national securities exchange mutually agreed by the parties to the Business Combination Agreement) and the effectiveness of this Registration Statement and (e) TortoiseCorp having cash on hand, after distribution of the Trust Fund and deducting all amounts to be paid pursuant to the exercise of redemption rights, at least $225,000,000. For additional information, please see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement.” In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after shareholder approval, or TortoiseCorp or Volta may elect to terminate the Business Combination Agreement in certain other circumstances. For additional information please see the subsection entitled “The Business Combination — Termination.”

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by our Existing Organizational Documents and applicable laws. For example, it is a condition to our obligation to close the Business Combination that certain of Volta’s representations and warranties be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time. However, if the TortoiseCorp Board determines that it is in the best interests of TortoiseCorp to proceed with the Business Combination notwithstanding the fact that a condition is not met, then the TortoiseCorp Board may elect to waive that condition and close the Business Combination. For additional information please see the subsection entitled “The Business Combination — TortoiseCorp, First Merger Sub and Second Merger Sub Conditions.”

The exercise of discretion by TortoiseCorp’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of TortoiseCorp’s shareholders.

In the period leading up to the consummation of the Business Combination, other events may occur that, pursuant to the Business Combination Agreement, would require TortoiseCorp to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that it is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of the business of Volta, a request by Volta and its management to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on the business of Volta and could entitle TortoiseCorp to terminate the Business Combination Agreement. In any such circumstance, it would be in the discretion of TortoiseCorp, acting through the TortoiseCorp Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the TortoiseCorp directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the TortoiseCorp directors between what he or she may believe is best for TortoiseCorp and TortoiseCorp’s shareholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, TortoiseCorp does not believe there will be any changes or waivers that TortoiseCorp’s directors and officers would be likely to make after TortoiseCorp shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the shareholders, TortoiseCorp will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of TortoiseCorp’s shareholders with respect to the Business Combination Proposal.

If we are unable to complete the Business Combination or any other Initial Business Combination within the Combination Period, our public shareholders may receive only $10.00 per share on the liquidation of our Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify us against), and the TortoiseCorp Warrants will expire worthless.

If we are unable to complete the Business Combination or any other Initial Business Combination within the Combination Period, our public shareholders may receive only $10.00 per share on the liquidation of our Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify us against (as described below)), and the TortoiseCorp warrants will expire worthless.

If third parties bring claims against us, the proceeds held in our Trust Account could be reduced and the per share redemption amount received by our public shareholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. Although no third parties have refused to execute an agreement waiving such claims to the monies held in the Trust Account to date, if any third party refuses to execute such an agreement in the future, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, either if we are unable to complete an Initial Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with an Initial Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per public share and (b) the actual amount per public share held in the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (a) $10.00 per public share and (b) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed, and any persons who may become officers or directors prior to an Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (a) we have sufficient funds outside of the Trust Account or (b) we consummate an Initial Business Combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the TortoiseCorp Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the TortoiseCorp Board and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. In addition, the TortoiseCorp Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Even if we consummate the Business Combination, there is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants is $11.50 per Class A Ordinary Share. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, they may expire worthless.

We may amend the terms of the public warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants. As a result, the exercise price of the public warrants could be increased, the exercise period could be shortened and the number of our Class A Ordinary Shares purchasable upon exercise of a public warrant could be decreased, all without a holder’s approval.

The public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the public warrants, convert the public warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of New Volta Class A Common Stock purchasable upon exercise of a public warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (a) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (c) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us for cash so long as they are held by the initial purchasers or their permitted transferees.

In addition, we may redeem your warrants after they become exercisable for a number of Class A Ordinary Shares determined based on the redemption date and the fair market value of our Class A Ordinary Shares. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A Ordinary Shares had your warrants remained outstanding.

Because certain of our Class A Ordinary Shares and public warrants currently trade as TortoiseCorp Units consisting of one Class A Ordinary Share and one-fourth of one warrant, the TortoiseCorp Units may be worth less than units of other blank check companies.

Each TortoiseCorp Unit contains one-fourth of one warrant. Pursuant to the Warrant Agreement, no fractional warrants will be issued upon separation of the TortoiseCorp Units, and only whole warrants will trade. This is different from other blank check companies similar to ours whose units include one share of common stock and one warrant to purchase one whole share. This unit structure may cause the TortoiseCorp Units to be worth less than if each included a warrant to purchase one whole share. We have established the components of the TortoiseCorp Units in this way in order to reduce the dilutive effect of the warrants upon completion of an Initial Business Combination since the warrants will be exercisable in the aggregate for one-fourth of the number of shares compared to units that each contain a whole warrant to purchase one share, thus making us, we believe, a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause the TortoiseCorp Units to be worth less than if they included a warrant to purchase one whole share.

We may issue a substantial number of additional Ordinary Shares or TortoiseCorp Preference Shares to complete the Business Combination or under an employee incentive plan after completion of the Business Combination. Any such issuances would dilute the interest of our shareholders and likely present other risks.

We may issue additional Ordinary Shares or TortoiseCorp Preference Shares to complete the Business Combination or under an employee incentive plan after completion of the Business Combination. The issuance of additional Ordinary Shares or TortoiseCorp Preference Shares:

•        may significantly dilute the equity interests of our investors;

•        may subordinate the rights of holders of Ordinary Shares if TortoiseCorp Preference Shares are issued with rights senior to those afforded our Ordinary Shares;

•        could cause a change in control if a substantial number of Ordinary Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•        may adversely affect prevailing market prices for TortoiseCorp Units, Class A Ordinary Shares and/or the public warrants.

The NYSE may delist the New Volta securities from trading on its exchange, which could limit investors’ ability to make transactions in New Volta securities and subject us to additional trading restrictions.

We cannot assure you that New Volta securities will continue to be listed on the NYSE after the Business Combination. In connection with the Business Combination, New Volta will be required to demonstrate compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements, in order to continue to maintain the listing of New Volta securities on the NYSE. For instance, New Volta’s stock price would generally be required to be at least $4.00 per share, its aggregate market value would be required to be at least $150 million and the market value of its publicly held shares would be required to be at least $40 million. We cannot assure you that New Volta will be able to meet those initial listing requirements at that time. New Volta’s continued eligibility for listing may depend on, among other things, the number of our public shares that are redeemed prior to the consummation of the Business Combination.

If the NYSE delists New Volta securities from trading on its exchange and we are not able to list such securities on another national securities exchange, we expect New Volta securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for New Volta securities;

•        reduced liquidity for New Volta securities;

•        a determination that the New Volta Class A Common Stock is a “penny stock” which will require brokers trading in the New Volta Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because the TortoiseCorp Units, Class A Ordinary Shares and public warrants are listed on the NYSE, the TortoiseCorp Units, Class A Ordinary Shares and public warrants qualify as covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on the NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

The TortoiseCorp Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

The TortoiseCorp Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of the TortoiseCorp Board in valuing Volta and assuming the risk that the TortoiseCorp Board may not have properly valued the business. The lack of a third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact TortoiseCorp’s ability to consummate the Business Combination.

Sales of a substantial number of Class A Ordinary Shares in the public market could occur at any time and a significant portion of New Volta’s total outstanding shares will be restricted from immediate resale following the consummation of the Business Combination, but may be sold into the market in the near future. This could cause the market price of our Class A Ordinary Shares or, after the consummation of the Business Combination, the New Volta Class A Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of Class A Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Ordinary Shares. After the Business Combination (and assuming no redemptions by our public shareholders of public shares), our Sponsor and our current officers and directors will hold approximately 4.9% of the New Volta Class A Common Stock, including the 8,625,000 shares of New Volta Class A Common Stock into which the Founder Shares will convert (or 6.2% of the New Volta Class A Common Stock, assuming a maximum redemption by our public shareholders of 100% of the public shares). Pursuant to the terms of the Letter Agreement entered into at the time of the IPO, and reaffirmed in the Sponsor Letter, the Founder Shares (which will be converted into shares of New Volta Class A Common Stock in connection with the Domestication), as well as shares of New Volta Class A Common Stock held by Volta’s co-founders, may not be transferred until the earlier to occur of (a) one year after the Closing or (b) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of the New Volta Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, the shares of New Volta Class A Common Stock into which the Founder Shares convert, and any New Volta securities held by Volta’s co-founders, will be released from these transfer restrictions. Pursuant to the A&R Registration Rights Agreement, New Volta will agree that, within 30 calendar days after the Closing, New Volta will file with the SEC (at New Volta’s sole cost and expense) the Resale Registration Statement, and New Volta will use its commercially reasonable efforts to have the Resale Registration Statement become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Registration Rights Holders can demand up to three underwritten offerings and will be entitled to customary piggyback registration rights.

Further, pursuant to the Subscription Agreements, TortoiseCorp agreed that, within 30 calendar days after the consummation of the Business Combination, New Volta will file with the SEC (at New Volta’s sole cost and expense) the Private Placement Resale Registration Statement, and New Volta will use its reasonable best efforts to have the Private Placement Resale Registration Statement declared effective as soon as practicable after the filing thereof. This registration statement will also cover shares issuable upon exercise of the public warrants. The sale of shares under the Private Placement Resale Registration is likely to have an adverse effect on the trading price of the New Volta Class A Common Stock.

Additionally, New Volta will likely register for resale shares subject to the converted Volta Options and shares under the 2021 Plan and Founder Plan, as well as shares subject to converted Volta Warrants and shares held by Volta’s affiliates that were subject to a lock-up. The shares of New Volta Class A Common Stock issued to the Historical Rollover Shareholders will be subject to certain transfer restrictions following the consummation of the Business Combination. The sale of a substantial number of shares of New Volta Class A Common Stock after the release of any applicable transfer restrictions or pursuant to a resale registration is likely to have an adverse effect on the trading price of the New Volta Class A Common Stock.

For more information about the A&R Registration Rights Agreement and Subscription Agreements, see the subsections entitled “The Business Combination — Related Agreements — A&R Registration Rights Agreement” and “The Business Combination — Related Agreements — Private Placement Financing.”

If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the Closing may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which our shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New Volta securities could contribute to the loss of all or part of your investment. Accordingly, the valuation ascribed to our Class A Ordinary Shares in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of New Volta securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of New Volta securities following the Business Combination may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to New Volta;

•        changes in the market’s expectations about New Volta’s operating results;

•        success of competitors;

•        New Volta’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning New Volta or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to New Volta;

•        New Volta’s ability to market new and enhanced products and technologies on a timely basis;

•        changes in laws and regulations affecting New Volta’s business;

•        New Volta’s ability to meet compliance requirements;

•        commencement of, or involvement in, litigation involving New Volta;

•        changes in New Volta’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of New Volta Class A Common Stock available for public sale;

•        any major change in the New Volta Board or management;

•        sales of substantial amounts of New Volta Class A Common Stock by New Volta’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities either before or after the consummation of the Business Combination irrespective of our operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New Volta following the Business Combination could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of New Volta’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about New Volta, its business or its market, or if they change their recommendations regarding the New Volta Class A Common Stock adversely, the price and trading volume of the New Volta Class A Common Stock could decline.

The trading market for the New Volta Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about New Volta, its business, its market or its competitors. If any of the analysts who may cover New Volta following the Business Combination change their recommendation regarding the New Volta Class A Common Stock adversely, or provide more favorable relative recommendations about its competitors, the price of the New Volta Class A Common Stock would likely decline. If any analyst who may cover New Volta following the Business Combination were to cease their coverage or fail to regularly publish reports on New Volta, we could lose visibility in the financial markets, which could cause the stock price or trading volume of New Volta securities to decline.

Our Sponsor, directors, officers, advisors or any of their respective affiliates may elect to purchase public shares from public shareholders, which may influence the vote on the Business Combination Proposal and reduce the public “float” of our Class A Ordinary Shares.

Our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase public shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser.

In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of public shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of our public shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on the NYSE or any other national securities exchange. See the subsection entitled “The Business Combination — Potential Purchases of Public Shares” for a description of how our Sponsor, directors, officers, advisors or any of their respective affiliates will select which shareholders or warrant holders to purchase securities from in any private transaction.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete the Business Combination, and our results of operations.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our shareholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following September 15, 2025, the fifth anniversary of our IPO, (ii) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Ordinary Shares or, after the consummation of the Business Combination, the shares of New Volta Class A Common Stock that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Class A Ordinary Shares or the New Volta Class A Common Stock less attractive because we will rely on these exemptions. If some investors find our Class A Ordinary Shares or the New Volta Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares or the New Volta Class A Common Stock and our share price may be more volatile.

The TortoiseCorp Warrants and Founder Shares may have an adverse effect on the market price of our Class A Ordinary Shares and make it more difficult to effectuate our Business Combination.

We issued warrants to purchase 8,625,000 Class A Ordinary Shares as part of the TortoiseCorp Units. We also issued 5,933,333 private placement warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share.

Our initial shareholders currently own an aggregate of 8,625,000 Founder Shares. The Founder Shares are convertible into Class A Ordinary Shares on a one-for-one basis, subject to adjustment for share splits, share dividends, reorganizations, recapitalizations and the like and subject to further adjustment as set forth herein. In addition, if our Sponsor makes any working capital loans, it may convert those loans into up to an additional 1,000,000 private placement warrants, at the price of $1.50 per warrant. Any issuance of a substantial number of additional Class A Ordinary Shares upon exercise of these warrants and conversion rights will increase the number of issued and outstanding Class A Ordinary Shares and reduce the value of the Class A Ordinary Shares issued to complete the Business Combination. Therefore, the TortoiseCorp Warrants and Founder Shares may make it more difficult to effectuate the Business Combination or increase the cost of acquiring Volta.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination even if a substantial majority of our shareholders do not agree.

The Existing Organizational Documents do not provide a specified maximum redemption threshold, except that in no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules). As a result, we may be able to complete the Business Combination even though a substantial majority of our public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, officers, directors, advisors or any of their respective affiliates. In the event the aggregate cash consideration we would be required to pay for all of the Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, all of the Class A Ordinary Shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate Initial Business Combination.

Our shareholders will have reduced ownership and voting interests after the Business Combination and will exercise less influence over management.

Upon the issuance of the shares of New Volta Class A Common Stock to the Historical Rollover Shareholders and the New Private Placement Investors and the issuance of shares of New Volta Class B Common Stock to Volta’s co-founders and certain other holders, current holders of Ordinary Shares will be diluted. Following the consummation of the Business Combination and the Private Placement Financing, without taking into account TortoiseCorp Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, current holders of Ordinary Shares would own 18.6% of the outstanding New Volta Common Stock and, as a result of the higher voting rights of the New Volta Class B Common Stock, would control 12.0% of the voting power of New Volta.

The market price of shares of New Volta Class A Common Stock after the Business Combination may be affected by factors different from those currently affecting the price of the Class A Ordinary Shares.

Upon completion of the Business Combination, our shareholders and Volta stockholders will become holders of New Volta Class A Common Stock. Prior to the Business Combination, TortoiseCorp has limited operations. Upon completion of the Business Combination, TortoiseCorp’s results of operations will depend upon the performance of the Volta business, which is affected by factors that are different from those currently affecting the results of operations of TortoiseCorp.

The Business Combination may be materially adversely affected by the COVID-19 pandemic.

In December 2019, COVID-19 was reported to have surfaced in Wuhan, China. COVID-19 has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization (“WHO”) declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020, the WHO characterized the outbreak as a “pandemic.” The COVID-19 outbreak has resulted, and a significant outbreak of other infectious diseases could result, in a widespread health crisis that could adversely affect the economies and financial markets worldwide. Additionally, our ability to consummate the Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the outbreak of COVID-19 or its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit our ability to have meetings with potential investors or affect the ability of Volta’s personnel, vendors and service providers to negotiate and consummate the Business Combination in a timely manner. The extent to which COVID-19 impacts the Business Combination will depend on the efficacy and distribution of recently developed COVID-19 vaccines and future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate the Business Combination may be materially adversely affected. See also “— Risks Related to Volta’s Business — Volta faces risks related to health pandemics, which could have a material adverse effect on its business and results of operations. For example, impacts to Volta’s business as a result of the ongoing COVID-19 pandemic included slow-down of permitting and construction activities during shutdowns, shut-down of properties where Volta’s stations are located, drop off in media spend, shut-down of offices and a transition to remote work forces, impacting revenue potential and usage.”

We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Consideration for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on September 15, 2020, our warrants were accounted for as equity within our balance sheet. After discussion and evaluation, including with our registered public accounting firm and our audit committee, and taking into consideration the SEC Staff Statement, we have concluded that our warrants should be presented as liabilities with subsequent fair value remeasurement.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We have concluded that we had a material weakness in our internal control over financial reporting as of March 31, 2021 and December 31, 2020 related to the accounting for a significant and unusual transaction related to the warrants we issued in connection with our Initial Public Offering. This material weakness resulted in a material misstatement of our derivative warrant liabilities, change in fair value of derivative warrant liabilities, Class A Ordinary Shares subject to possible redemption, accumulated deficit and related financial disclosures for the affected periods.

To respond to this material weakness, we have devoted, and plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance our system of evaluating and implementing the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. However, if we are unable to remediate our material weakness in a timely manner or we identify additional material weaknesses, we may be unable to provide required financial information in a timely and reliable manner and we may incorrectly report financial information. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our Class A Ordinary Shares are listed, the SEC or other regulatory authorities. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. In either case, there could result a material adverse effect on our business. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect our reputation or investor perceptions of us, which could have a negative effect on the trading price of our Class A Ordinary Shares. In addition, we will incur additional costs to remediate material weaknesses in our internal control over financial reporting.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

Risks Related to Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to TortoiseCorp prior to the Business Combination and to New Volta and its subsidiaries following the Business Combination.

Upon consummation of the Business Combination, the rights of the holders of New Volta Common Stock arising under the DGCL as well as the Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Class A Ordinary Shares arising under Cayman Islands law as well as the Existing Organizational Documents.

Upon consummation of the Business Combination, the rights of holders of New Volta Common Stock will arise under the Proposed Organizational Documents as well as the DGCL. The Proposed Organizational Documents and the DGCL contain provisions that differ in some respects from those in the Existing Organizational Documents and under Cayman Islands law and, therefore, some rights of holders of New Volta Common Stock could differ from the rights that holders of Class A Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Volta becomes involved in costly litigation, which could have a material adverse effect on New Volta.

In addition, there are differences between the Proposed Organizational Documents and the Existing Organizational Documents. For a more detailed description of the rights of holders of New Volta Common Stock and how they may differ from the rights of holders of Class A Ordinary Shares, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Volta are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus, and we urge you to read them.

The Proposed Organizational Documents will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a more favorable judicial forum for disputes with New Volta or its directors, officers, employees or stockholders.

The Proposed Organizational Documents will require, to the fullest extent permitted by law, that derivative actions brought in name of New Volta, actions against directors, officers and employees for breach of fiduciary duty and other similar actions must be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, any state court situated in the State of Delaware or, if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware. However, the Proposed Organizational Documents will also provide that (a) such exclusive forum provision shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction, and (b) unless New Volta consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. New Volta intends to enforce this provision, but it does not know whether courts in other jurisdictions will agree with this decision or enforce it.

Any person or entity purchasing or otherwise acquiring any interest in shares of New Volta capital stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Organizational Documents. The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Volta or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Volta may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

U.S. Holders may recognize income for U.S. federal income tax purposes as a result of the Domestication.

U.S. Holders (as defined below) may recognize gain or a deemed dividend for U.S. federal income tax purposes as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to their New Volta Class A Common Stock, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication.

As discussed more fully below under the subsection entitled “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders,” the Domestication should qualify as a Reorganization. Section 367(b) of the Code, which applies to the domestication of a foreign corporation in a Reorganization, may apply with respect to U.S. Holders on the date of the Domestication and could require certain of such U.S. Holders to recognize gain (but not loss) with respect to the Domestication unless a certain election is made to include the “all earnings and profits amount” attributable to such U.S. Holder, as discussed more fully below under the subsection entitled “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b).”

Additionally, if TortoiseCorp were to be treated as a PFIC for U.S. federal income tax purposes, certain U.S. holders may be subject to adverse tax consequences as a result of the Domestication. If finalized (including retroactively after the date of the Domestication) in their currently proposed form, proposed U.S. Treasury regulations may require gain recognition by a U.S. Holder with respect to its exchange of Class A Ordinary Shares and TortoiseCorp Warrants, as applicable, for New Volta Class A Common Stock and New Volta Warrants in the Domestication. See the subsection entitled “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules.” A U.S. Holder may be able to avoid the PFIC gain and certain other tax consequences associated with PFIC status with respect to its Class A Ordinary Shares (but not its TortoiseCorp Warrants) if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below under “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules”) in the first taxable year in which such U.S. Holder held (or was deemed to hold) Class A Ordinary Shares and in which TortoiseCorp was classified as a PFIC or (ii) makes a Mark-to-Market Election with respect to its Class A Ordinary Shares. Generally, neither election is available with respect to the TortoiseCorp Warrants.

The rules governing the U.S. federal income tax treatment of the Domestication are complex and will depend on a holder’s particular circumstances. All holders of TortoiseCorp Public Securities are urged to consult with, and rely solely upon, their tax advisors regarding the potential tax consequences to them of the Domestication, including the effects of Section 367(b) of the Code, the application of the PFIC rules, and if the Domestication were to fail to qualify as a Reorganization. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the subsection entitled “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders.” Upon consummation of the Business Combination, the rights of holders of New Volta Class A Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Class A Ordinary Shares arising under Cayman Islands law as well as the Existing Organizational Documents.

Risks Related to the Redemption

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its public shares (including the shares of New Volta Class A Common Stock into which the public shares will convert upon the effectiveness of the Domestication) in the future following the completion of the Business Combination or any alternative Initial Business Combination. Certain events following the consummation of the Business Combination may cause an increase in the price of New Volta Class A Common Stock and may result in a lower value realized now than a shareholder might realize in the future had the shareholder redeemed their shares. Similarly, if a shareholder does not redeem their shares, the shareholder will bear the risk of ownership of the New Volta Class A Common Stock after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult, and rely solely upon, the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account.

In order to exercise their redemption rights, holders of public shares are required to submit a request in writing and deliver their shares (either physically or electronically) to our transfer agent at least two business days prior to the extraordinary general meeting. Shareholders electing to redeem their shares will receive their pro rata portion of the Trust Account, including interest not previously released to us to pay our taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination. If a shareholder fails to comply with the redemption requirements specified in this proxy statement/prospectus in a timely manner, they may not be entitled to redeem their Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” for additional information on how to exercise your redemption rights.

Shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as more fully described in the subsection entitled “Extraordinary General Meeting — Redemption Rights,” tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through DTC prior to 5:00 p.m., Eastern time, on             , 2021. In order to obtain a physical stock certificate, a shareholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

In addition, holders of outstanding TortoiseCorp Units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold TortoiseCorp Units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the TortoiseCorp Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your TortoiseCorp Units, you must instruct such nominee to separate your TortoiseCorp Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of TortoiseCorp Units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant TortoiseCorp Units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the TortoiseCorp Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

If a public shareholder fails to receive notice of TortoiseCorp’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

TortoiseCorp will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite TortoiseCorp’s compliance with these rules, if a public shareholder fails to receive TortoiseCorp’s proxy materials, such shareholder may not become aware of the opportunity to redeem its public shares. In addition, the proxy materials that TortoiseCorp will furnish to holders of its public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a shareholder fails to comply with these or any other procedures, its public shares may not be redeemed.

If TortoiseCorp is unable to consummate the Business Combination or any other Initial Business Combination within the Combination Period, the public shareholders may be forced to wait beyond such date before redemption from the Trust Account.

If TortoiseCorp is unable to consummate the Business Combination or any other Initial Business Combination within the Combination Period, TortoiseCorp will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of TortoiseCorp’s remaining shareholders and the TortoiseCorp Board, liquidate and dissolve, subject in each case of (b) and (c) above to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

The U.S. federal income tax treatment of the redemption of New Volta Class A Common Stock as a sale of such New Volta Class A Common Stock depends on a shareholder’s specific facts.

The U.S. federal income tax treatment of a redemption of New Volta Class A Common Stock will depend on whether the redemption qualifies as a sale of such New Volta Class A Common Stock under Section 302 of the Code, which will depend largely on the total number of shares of New Volta Class A Common Stock treated as held by the shareholder electing to redeem its New Volta Class A Common Stock (including any stock constructively owned by the holder including as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or the Private Placement Financing) relative to all of our shares of New Volta Class A Common Stock outstanding before and after the redemption. If such redemption is not treated as a sale of New Volta Class A Common Stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution. For more information about the U.S. federal income tax treatment of the redemption of New Volta Class A Common Stock, see the subsection entitled “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Redemption of New Volta Class A Common Stock” or “The Business Combination — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of Non-U.S. Holders — Redemption of New Volta Class A Common Stock,” as applicable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this proxy statement/prospectus, regarding the proposed Business Combination, TortoiseCorp’s ability to consummate the Business Combination, the benefits of the transaction, the post-combination company’s future financial performance following the Business Combination and the post-combination company’s strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us or New Volta that may cause our or New Volta’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, TortoiseCorp disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this proxy statement/prospectus. TortoiseCorp cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of TortoiseCorp.

In addition, TortoiseCorp cautions you that the forward-looking statements regarding TortoiseCorp and the post-combination company, which are included in this proxy statement/prospectus, are subject to the following factors:

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•        the outcome of any legal proceedings that have been or may be instituted against TortoiseCorp following announcement of the Business Combination;

•        the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of TortoiseCorp, or satisfy the other conditions to closing in the Business Combination Agreement;

•        the ability to obtain or maintain the listing of New Volta Class A Common Stock on the NYSE following the Business Combination;

•        the risk that TortoiseCorp may not be able to consummate the Private Placement Financing;

•        the risk that the proposed Business Combination disrupts current plans and operations of Volta or TortoiseCorp as a result of the announcement and consummation of the Business Combination;

•        New Volta’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of New Volta to grow and manage growth profitably following the Business Combination;

•        costs related to the Business Combination;

•        New Volta’s success in retaining or recruiting, or changes in, its officers, key employees or directors following the Business Combination;

•        the possibility of third-party claims against the Trust Account;

•        changes in applicable laws or regulations;

•        the possibility that COVID-19 may hinder TortoiseCorp’s ability to consummate the Business Combination;

•        the possibility that COVID-19 may adversely affect the results of operations, financial position and cash flows of TortoiseCorp, Volta or New Volta;

•        the risk that New Volta may fail to effectively build scalable and robust processes to manage the growth of its business and to expand its geographic footprint;

•        intense competition faced by New Volta in the EV charging market and in its content activities;

•        the possibility that New Volta is not able to build on and develop strong relationships with real estate and retail partners to build out its charging network and content partners to expand its content sales activities;

•        market conditions, including seasonality, that may impact the demand for EVs and EV charging stations or content on New Volta’s digital displays;

•        any potential loss of, or defects in products or components supplied by, New Volta’s suppliers and manufacturers, some of which are single source suppliers and may also be early stage companies;

•        risks, cost overruns and delays associated with construction and installation of New Volta’s charging stations;

•        risks associated with any future expansion by New Volta into additional international markets;

•        new or changing government regulation, for example a reduction in incentives from governments or utilities, may adversely impact New Volta’s current business activities or reduce demand for EVs;

•        cost increases, delays or new or increased taxation or other restrictions on the availability or cost of electricity;

•        rapid technological change in the EV industry may require New Volta to continue to develop new products and product innovations, which it may not be able to do successfully or without significant cost;

•        any undetected defects, errors or bugs in New Volta’s charging stations or mobile application platform;

•        the risk that New Volta’s shift to a pay-for-use business model and the requirement of mobile check-ins adversely impacts Volta’s ability to retain driver interest, content partners and site hosts;

•        the EV market may not continue to grow as expected;

•        the impact of competing technologies that could reduce the demand for EVs;

•        data security breaches or other network outages; and

•        the possibility that TortoiseCorp or New Volta may be adversely affected by other economic, business or competitive factors.

Should one or more of the risks or uncertainties described in this proxy statement/prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in TortoiseCorp’s periodic filings with the SEC, including its Amendment No. 1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and subsequently filed quarterly reports on Form 10-Q. TortoiseCorp’s SEC filings are available publicly on the SEC’s website at http://www.sec.gov.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 present the combination of the historical financial information of TortoiseCorp (as restated) and Volta after giving effect to the Business Combination, Private Placement Financing, and related adjustments described in the accompanying notes. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical unaudited condensed balance sheet of TortoiseCorp as of March 31, 2021 and the historical unaudited condensed consolidated balance sheet of Volta as of March 31, 2021 on a pro forma basis as if the Business Combination had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 combines the historical unaudited condensed statement of operations of TortoiseCorp for the three months ended March 31, 2021 and the historical unaudited condensed consolidated statement of operations of Volta for the three months ended March 31, 2021 on a pro forma basis as if the Business Combination had been consummated on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the period ended December 31, 2020 combines the historical audited statement of operations of TortoiseCorp for the period from July 24, 2020 (inception) through December 31, 2020 (as restated) and the historical audited consolidated statement of operations of Volta for the year ended December 31, 2020 on a pro forma basis as if the Business Combination had been consummated on January 1, 2020, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The historical financial information of TortoiseCorp was derived from the unaudited financial statements of TortoiseCorp as of and for the three months ended March 31, 2021, as well as the audited financial statements of TortoiseCorp as of and for the period from July 24, 2020 (inception) through December 31, 2020 (as restated), included elsewhere in this proxy statement/prospectus. The historical financial information of Volta was derived from the unaudited financial statements of Volta as of and for the three months ended March 31, 2021 and the audited consolidated financial statements of Volta as of and for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. This information should be read together with TortoiseCorp’s and Volta’s audited financial statements and related notes, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TortoiseCorp,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta” and other financial information included elsewhere in this proxy statement/prospectus.

Introduction

TortoiseCorp is a blank check company incorporated on July 24, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar transaction with one or more businesses or entities. On September 15, 2020, TortoiseCorp consummated its Initial Public Offering of 34,500,000 TortoiseCorp Units, including 4,500,000 TortoiseCorp Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per unit, generating gross proceeds of $345.0 million. Each TortoiseCorp Unit consists of one Class A Ordinary Share and one-fourth of one public warrant, for a total of 8,625,000 public warrants. Simultaneously with the Initial Public Offering, TortoiseCorp completed the private sale of 5,933,333 private placement warrants at a price of $1.50 per warrant in a private placement to Tortoise Borrower, generating gross proceeds of approximately $8.9 million. Each whole public warrant and private placement warrant entitles the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share. TortoiseCorp also issued a total of 8,625,000 Class B Ordinary Shares.

Upon the closing of the Initial Public Offering and the sale of the private placement warrants, $345.0 million of the net proceeds was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee and was available to be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by TortoiseCorp, until the earlier of: (a) the completion of an Initial Business Combination and (b) the distribution of the Trust Account. TortoiseCorp has 24 months from the closing of the Initial Public Offering, or 27 months from the closing of the Initial Public Offering if it has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within 24 months from the closing of the Initial Public Offering, but has not completed an Initial Business Combination within such 24-month period, to complete an Initial Business Combination, which would include the Business Combination.

Volta, formed in Hawaii in 2010 and incorporated in Delaware on December 15, 2014, is headquartered in San Francisco, California. Volta is a holding company for its wholly-owned subsidiaries which are domiciled in California, Canada and Europe. Volta operates a managed network of charging stations for electric vehicles across the United States. Volta’s vision is to create EV charging networks that capitalize on and catalyze the shift from combustion-powered miles to electric miles by placing stations where drivers go, work and shop. Volta’s revenue is derived by selling content on the charging network, monetizing the utilization of the stations and selling, installing and maintaining charging stations.

On February 7, 2021, TortoiseCorp and its wholly owned subsidiaries, First Merger Sub and Second Merger Sub, entered into the Business Combination Agreement with Volta. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, First Merger Sub will merge with and into Volta, with Volta surviving the First Merger as a wholly owned subsidiary of New Volta, and as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Volta (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of New Volta. In connection with the Business Combination, current security holders of TortoiseCorp and Volta will become security holders of New Volta. Following the Business Combination, the New Volta Class A Common Stock and New Volta Warrants will continue trading on the NYSE under the new symbols “VLTA” and “VLTA WS,” respectively, and New Volta will continue as a publicly-listed entity. Prior to the closing of the Business Combination, TortoiseCorp will domesticate as a Delaware corporation.

Description of the Business Combination

As noted above, the unaudited pro forma condensed combined financial information contained herein assumes that TortoiseCorp’s shareholders approve the proposed Business Combination. TortoiseCorp cannot predict how many of its public shareholders will exercise their right to have their Class A Ordinary Shares redeemed for cash. As a result, the unaudited pro forma condensed combined financial information is presented under two different redemption scenarios, which produce different allocations of total New Volta equity interests between holders of Ordinary Shares. As described in greater detail below, the first scenario, or “no redemptions scenario,” assumes that none of the public shareholders will exercise their right to have their Class A Ordinary Shares redeemed for cash, and the second scenario, or “maximum redemptions scenario,” assumes that holders of the maximum number of Class A Ordinary Shares that can be redeemed for cash will exercise their right to have their Class A Ordinary Shares redeemed for cash, with TortoiseCorp still having: (1) cash on hand equal to or in excess of $225.0 million, and (2) at least $5,000,001 of net tangible assets, after deducting all amounts to be paid pursuant to the exercise of redemption rights, as required to consummate the Business Combination. The residual cash of TortoiseCorp remaining after any redemption of public shares and the Private Placement Financing will be retained by New Volta. The expected cash balance of New Volta under the no redemptions scenario and maximum redemptions scenario is $644.4 million and $299.4 million, respectively. The actual results will likely be within the parameters described by the two scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Volta is considered to be the accounting acquirer, as further discussed in “Note 1 — Basis of Presentation” of this unaudited pro forma condensed combined financial information.

In connection with the Domestication and prior to the Effective Time, the total issued and outstanding 34,500,000 Class A Ordinary Shares and 8,625,000 Class B Ordinary Shares as of March 31, 2021 will convert automatically, on a one-for-one basis, into shares of New Volta Class A Common Stock. Each issued and outstanding public warrant and private placement warrant will convert automatically into a New Volta Warrant pursuant to the Warrant Agreement, entitling the holder to purchase one share of New Volta Class A Common Stock at an exercise price of $11.50. A dual class structure will be implemented and New Volta will be authorized to issue shares of New Volta Class B Common Stock that will carry voting rights in the form of ten votes per share. Upon the domestication, TortoiseCorp will immediately be renamed “Volta Inc.”

Each share of Volta Class A Common Stock issued and outstanding immediately prior to the Business Combination will be converted to New Volta Class B Common Stock based on the Exchange Ratio. Each share of Volta Class B Common Stock issued and outstanding immediately prior to the Business Combination will be converted into New Volta Class A Common Stock based on the Exchange Ratio. Each share of Volta Preferred Stock issued and outstanding immediately prior to the Business Combination will, immediately prior to the Effective Time, be converted into shares of Volta Class B Common Stock at the then-effective conversion rate in accordance with the terms of the Volta Charter, which shares of Volta Class B Common Stock will be converted into New Volta Class A Common Stock based on the Exchange Ratio. Each outstanding and unexercised Volta Warrant will automatically be converted into a warrant to acquire a number of shares of New Volta Class A Common Stock based on the Exchange Ratio, rounding the resulting number of shares down to the nearest whole number. Volta Options outstanding prior to the Business Combination will be converted into an option to purchase a number of shares of New Volta Class A Common Stock or New Volta Class B Common Stock, as applicable, equal to the Exchange Ratio. Volta Non-Plan Options outstanding and unexercised will be converted into an option to purchase shares of New Volta Class A Common Stock equal to the Exchange Ratio. Following the conversion of the Volta Options, Volta Non-Plan Options, Volta Warrants and Volta Restricted Stock described above, the resulting New Volta Options, New Volta Warrants and New Volta Restricted Stock conversions will be at an exercise price per share equal to (a) the exercise price per share for the shares of Volta Common Stock subject to such converted Volta Options, Volta Non-Plan Options, Volta Warrants or Volta Restricted Stock, as applicable, divided by (b) the Exchange Ratio, rounding up to the nearest whole cent.

Upon the consummation of the Business Combination, the Historical Rollover Shareholders will have the right to receive shares of New Volta Class A Common Stock or New Volta Class B Common Stock, as applicable, at a deemed value of $10.00 per share after giving effect to the Exchange Ratio of 1.2052, obtained by dividing (a) 130,000,000 by (b) the aggregate amount of Volta Outstanding Shares prior to the Business Combination. The amount of Volta Outstanding Shares, comprised of the total number of shares of Volta Common Stock outstanding immediately prior to the Business Combination, expressed on a fully-diluted and as-converted to Volta Common Stock basis, was 107,864,958 shares. Accordingly, an estimated 101,240,276 and 11,431,899 shares of New Volta Class A Common Stock and New Volta Class B Common Stock, respectively, will be issued and outstanding immediately after the consummation of the Business Combination. An estimated 35,271,107 and 134,993 shares of New Volta Class A Common Stock and New Volta Class B Common Stock, respectively, will be reserved for the potential future issuance upon the exercise of New Volta Options and New Volta Warrants. An additional 10,500,000 shares of New Volta Class B Common Stock will be reserved for issuance upon the settlement of certain restricted stock units to be issued pursuant to Volta’s 2021 Founder Incentive Plan.

In addition, in connection with the Business Combination, New Volta is proposing to implement two incentive plans, the 2021 Plan and the Founder Plan, which will be effective upon closing of the Business Combination, subject to approval by TortoiseCorp shareholders, in place of the existing Volta Option Plan. The purpose of the 2021 Plan and the Founder Plan is to provide eligible employees, directors, consultants and the founders the opportunity to receive stock-based incentive awards in order to encourage them to contribute materially to New Volta’s growth and to align the economic interests of such persons with those of its stockholders. The financial impact of the 2021 Plan and the Founder Plan has not been included in the unaudited pro forma condensed combined financial statement as it cannot be reliably estimated at this stage. See “Proposal No. 6 — The 2021 Plan Proposal” and “Proposal No. 7 — The Founder Plan Proposal” contained elsewhere in this proxy statement/prospectus for further information.

For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

The following table summarizes the pro forma shares of New Volta Common Stock outstanding under the no redemptions scenario and the maximum redemptions scenario, excluding the potential dilutive effect of exercise of TortoiseCorp Warrants:

	No Redemptions Scenario		Maximum Redemptions Scenario
	Shares	%	Shares	%
New Volta Class A Common Stock
TortoiseCorp Public Shareholders (holders of Class A Ordinary Shares)	34,500,000	18.6%	—	—%
TortoiseCorp Initial Shareholders (holders of Class B Ordinary shares)	8,625,000	4.6%	8,625,000	5.7%
New Private Placement Investors	30,000,000	16.1%	30,000,000	19.8%
Volta Historical Rollover Shareholders(1)	101,240,276	54.5%	101,240,276	66.9%
New Volta Class A Common Stock	174,365,276	93.8%	139,865,276	92.4%
New Volta Class B Common Stock
Volta Historical Rollover Shareholders(2)	11,431,899	6.2%	11,431,899	7.6%
Total Shares of New Volta Class A Common Stock & New Volta Class B Common Stock Outstanding at Closing	185,797,175	100.0%	151,297,175	100.0%

____________

(1)                          Includes former holders of Volta Class B Common Stock and Volta Preferred Stock (on an as-converted basis).

(2)                          Includes former holders of Volta Class A Common Stock (on an as-converted basis).

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 under both the no redemptions scenario and maximum redemptions scenario and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021, as well as the year ended December 31, 2020, are based on the historical financial statements of TortoiseCorp (as restated) and Volta. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2021
(In U.S. dollars, except share data)

							No Redemptions Scenario			Maximum Redemptions Scenario
	Volta (Historical)	Volta Pro Forma Adjustments	Volta As Adjusted	TortoiseCorp (Historical)	Reclassification Adjustments		Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash	$53,472,655	$—	$53,472,655	$184,438	$—		$590,711,682	(A)	$644,368,775	$245,703,647	(A)	$299,360,740
Accounts receivable, less allowance for doubtful accounts	5,906,810	—	5,906,810	—	—		—		5,906,810	—		5,906,810
Inventory	5,569,261	—	5,569,261	—	—		—		5,569,261	—		5,569,261
Prepaid partnership costs – current	8,534,843	—	8,534,843	—	—		—		8,534,843	—		8,534,843
Prepaid expenses and other current assets	5,713,676	—	5,713,676	—	442,634	(C)	(3,961,525)	(G)	2,194,785	(3,961,525)	(G)	2,194,785
Prepaid expenses	—	—	—	442,634	(442,634)	(C)	—		—	—		—
Total current assets	79,197,245	—	79,197,245	627,072	—		586,750,157		666,574,474	241,742,122		321,566,439

Operating lease right-of-use asset, net	53,361,003	—	53,361,003	—	—		—		53,361,003	—		53,361,003
Property and equipment, net	52,740,002	—	52,740,002	—	—		—		52,740,002	—		52,740,002
Note receivable – employee	9,358,913	—	9,358,913	—	—		—		9,358,913	—		9,358,913
Other non-current assets	543,370	—	543,370	—	—		—		543,370	—		543,370
Cash held in Trust Account	—	—	—	345,008,035	—		(345,008,035)	(B)	—	(345,008,035)	(B)	—
Total assets	$195,200,533	$—	$195,200,533	$345,635,107	$—		$241,742,122		$782,577,762	$(103,265,913)		$437,569,727

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,399,584	$—	$10,399,584	$2,196,772	$—		$(2,087,548)	(G)	$10,508,808	$(2,087,548)	(G)	$10,508,808
Accounts payable – due to related party	234,444	—	234,444	—	—		—		234,444	—		234,444
Accrued expenses and other current liabilities	21,602,436	—	21,602,436	—	—		(1,367,456)	(G)	20,234,980	(1,367,456)	(G)	20,234,980
Operating lease liability – current portion	8,077,869	—	8,077,869	—	—		—		8,077,869	—		8,077,869
Deferred revenue	7,148,804	—	7,148,804	—	—		—		7,148,804	—		7,148,804
Term loans payable – current	14,406,472	—	14,406,472	—	–		—		14,406,472	—		14,406,472
Accrued expenses	—	—	—	—	—		—		—	—		—
Total current liabilities	61,869,609	—	61,869,609	2,196,772	—		(3,455,004)		60,611,377	(3,455,004)		60,611,377

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
As of March 31, 2021
(In U.S. dollars, except share data)

						No Redemptions Scenario			Maximum Redemptions Scenario
	Volta (Historical)	Volta Pro Forma Adjustments	Volta As Adjusted	TortoiseCorp (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Term loans payable, net of unamortized debt issuance costs and current term loan payable	36,697,952	—	36,697,952	—	—	—		36,697,952	—		36,697,952
Operating lease liability – non-current portion	40,511,336	—	40,511,336	—	—	—		40,511,336	—		40,511,336
Other non-current liabilities	6,788,158	—	6,788,158	—	—	—		6,788,158	—		6,788,158
Deferred legal fees	—	—	—	150,000	—	(150,000)	(E)	—	(150,000)	(E)	—
Deferred underwriting commissions	—	—	—	12,075,000	—	(12,075,000)	(D)	—	(12,075,000)	(D)	—
Derivative warrant liabilities	$—	$—	$—	$52,209,400	$—	$—		$52,209,400			$52,209,400
Total liabilities	145,867,055	—	145,867,055	66,631,172	—	(15,680,004)		196,818,223	(15,680,004)		196,818,223

TortoiseCorp Class A Ordinary Shares subject to possible redemption at $10.00 per share	$—	$—	$—	$274,003,930	$—	$(274,003,930)	(F)	$—	$(274,003,930)	(F)	$—
Volta Redeemable convertible Preferred Stock	210,029,724	—	210,029,724	—	—	(210,029,724)	(F)	—	(210,029,724)	(F)	—

TortoiseCorp Class A Ordinary Shares, $0.0001 par value	—	—	—	710	—	16,727	(F)	17,437	13,277	(F)	13,987
TortoiseCorp Class B Ordinary Shares, $0.0001 par value	—	—	—	863	—	280	(F)	1,143	280	(F)	1,143
Volta Common Stock	1,032	—	1,032	—	—	(1,032)	(F)	—	(1,032)	(F)	—
Additional paid-in capital	59,614,628	—	59,614,628	42,854,066	—	701,496,623	(F)	808,965,317	356,492,038	(F)	458,960,732
Accumulated deficit	(220,311,906)	—	(220,311,906)	—	—	2,087,548	(F)	(218,224,358)	2,087,548	(F)	(218,224,358)
Retained earnings (accumulated deficit)	—	—	—	(37,855,634)	—	37,855,634	(F)	—	37,855,634	(F)	—
Total stockholders’ equity (deficit)	$(160,696,246)	$—	$(160,696,246)	$5,000,005	$—	$741,455,780		$585,759,539	$396,447,745		$240,751,504

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$195,200,533	$—	$195,200,533	$345,635,107	$—	$241,742,122		$782,577,762	$(103,265,913)		$437,569,727

Unaudited Pro Forma Condensed Combined Statement of Operations
For the three months ended March 31, 2021
(In U.S. dollars, except share and per share data)

	Volta Three Months Ended March 31, 2021 (Historical)	Volta Pro Forma Adjustments	Volta As Adjusted	TortoiseCorp Three Months Ended March 31, 2021 (Historical)	Reclassification Adjustments		No Redemptions Scenario			Maximum Redemptions Scenario
							Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
REVENUES
Service revenue	4,231,349	—	4,231,349	—	—		—		4,231,349	—		4,231,349
Product revenue	299,037	—	299,037	—	—		—		299,037	—		299,037
Other revenue	210,000	—	210,000	—	—		—		210,000	—		210,000
Total revenues	4,740,386	—	4,740,386	—	—		—		4,740,386	—		4,740,386

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization shown below)	4,608,554	—	4,608,554	—	—		—		4,608,554	—		4,608,554
Costs of products (exclusive of depreciation and amortization shown below)	456,946	—	456,946	—	—		—		456,946	—		456,946
General and administrative expenses	—	—	—	2,773,007	(2,773,007)	(AA)	—		—	—		—
Administrative expenses – related party	—	—	—	30,000	(30,000)	(AA)	—		—	—		—
Selling, general and administrative	60,857,317	—	60,857,317	—	2,803,007	(AA)	—		63,660,324	—		63,660,324
Depreciation and amortization	2,173,215	—	2,173,215	—	—		—		2,173,215	—		2,173,215
Other operating expenses	119,735	—	119,735	—	—		—		119,735	—		119,735
Total costs and expenses	68,215,767	—	68,215,767	2,803,007	—		—		71,018,774	—		71,018,774
Loss from operations	(63,475,381)	—	(63,475,381)	(2,803,007)	—		—		(66,278,388)	—		(66,278,388)
OTHER EXPENSES
Interest expenses, net	1,687,076	—	1,687,076	—	—		—		1,687,076	—		1,687,076
Other expenses, net	112,238	—	112,238	—	—		—		112,238	—		112,238
Change in fair value of derivative warrant liabilities				7,017,250					7,017,250			7,017,250
Net gain from investments held in Trust Account				(8,035)			8,035	(BB)	—	8,035	(BB)	—
Total other expenses	1,799,314	—	1,799,314	7,009,215	—		8,035		8,816,564	(8,035)		8,816,564

Unaudited Pro Forma Condensed Combined Statement of Operations — (Continued)
For the three months ended March 31, 2021
(In U.S. dollars, except share and per share data)

	Volta Three Months Ended March 31, 2021 (Historical)	Volta Pro Forma Adjustments	Volta As Adjusted	TortoiseCorp Three Months Ended March 31, 2021 (Historical)	Reclassification Adjustments	No Redemptions Scenario		Maximum Redemptions Scenario
						Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
LOSS BEFORE INCOME TAXES	(65,274,695)	—	(65,274,695)	(9,812,222)	—	(8,035)	(75,094,952)	(8,035)	(75,094,952)
Income tax expenses	—	—	—	—	—	—	—	—	—
NET LOSS	(65,274,695)	—	(65,274,695)	(9,812,222)	—	(8,035)	(75,094,952)	(8,035)	(75,094,952)

EARNINGS PER SHARE(1)
Weighted-average Class A Common Stock outstanding, basic and diluted	6,373,206			34,500,000			174,365,276		139,865,276
Net loss per Class A Common Stock, basic and diluted	$(5.10)			$—			$(0.40)		$(0.50)
Weighted-average Class B Common Stock outstanding, basic and diluted	6,421,799			8,625,000			11,431,899		11,431,899
Net loss per Class B Common Stock, basic and diluted	$(5.10)			$(3.25)			$(0.40)		$(0.50)

____________

(1)      For more information on Volta Earnings Per Share and TortoiseCorp Earnings Per Share, see Volta’s historical unaudited condensed consolidated financial statements for the three months ended March 31, 2021 and the related notes thereto contained elsewhere in this proxy statement/prospectus and TortoiseCorp’s historical unaudited condensed financial statements for the three months ended March 31, 2021 and the related notes thereto contained elsewhere in this proxy statement/prospectus, respectively.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the period ended December 31, 2020
(In U.S. dollars, except share and per share data)

	Volta Year Ended December 31, 2020 (Historical)	Volta Pro Forma Adjustments	Volta As Adjusted	TortoiseCorp for the period from July 24, 2020 (inception) through December 31, 2020 (As restated)	Reclassification Adjustments			No Redemptions Scenario		Maximum Redemptions Scenario
								Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
REVENUES
Service revenue	15,719,852	—	15,719,852	—	—			—	15,719,852	—	15,719,852
Product revenue	2,891,854	—	2,891,854	—	—			—	2,891,854	—	2,891,854
Other revenue	838,719	—	838,719	—	—			—	838,719	—	838,719
Total revenues	19,450,425	—	19,450,425	—	—			—	19,450,425	—	19,450,425

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization shown below)	17,386,477	—	17,386,477	—	—			—	17,386,477	—	17,386,477
Costs of products (exclusive of depreciation and amortization shown below)	4,450,224	—	4,450,224	—	—			—	4,450,224	—	4,450,224
General and administrative expenses	—	—	—	326,955	(326,955)	(AA	)	—	—	—	—
Administrative expenses – related party	—	—	—	36,667	(36,667)	(AA	)	—	—	—	—
Selling, general and administrative	44,079,959	—	44,079,959	—	363,622	(AA	)	—	44,443,581	—	44,443,581
Depreciation and amortization	6,468,791	—	6,468,791	—	—			—	6,468,791	—	6,468,791
Other operating expenses	16,079	—	16,079	—	—			—	16,079	—	16,079
Total costs and expenses	72,401,530	—	72,401,530	363,622	—			—	72,765,152	—	72,765,152
Loss from operations	(52,951,105)	—	(52,951,105)	(363,622)	—			—	(53,314,727)	—	(53,314,727)
OTHER EXPENSES
Interest expenses, net	18,360,506	—	18,360,506	—	—			—	18,360,506	—	18,360,506
Other expenses, net	998,170	—	998,170	—	611,620	(AA	)	—	1,609,790	—	1,609,790
Change in fair value of derivative warrant liabilities	—	—	—	27,068,170	—			—	27,068,170	—	27,068,170
Financing costs	—	—	—	611,620	(611,620)	(AA	)	—	—	—	—
Total other expenses	19,358,676	—	19,358,676	27,679,790	—			—	47,038,466	—	47,038,466

Unaudited Pro Forma Condensed Combined Statement of Operations — (Continued)
For the period ended December 31, 2020
(In U.S. dollars, except share and per share data)

	Volta Year Ended December 31, 2020 (Historical)	Volta Pro Forma Adjustments	Volta As Adjusted	TortoiseCorp for the period from July 24, 2020 (inception) through December 31, 2020 (As restated)	Reclassification Adjustments	No Redemptions Scenario		Maximum Redemptions Scenario
						Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
LOSS BEFORE INCOME TAXES	(72,309,781)	—	(72,309,781)	(28,043,412)	—	—	(100,353,193)	—	(100,353,193)
Income tax expenses	9,096	—	9,096	—	—	—	9,096	—	9,096
NET LOSS	(72,318,877)	—	(72,318,877)	(28,043,412)	—	—	(100,362,289)	—	(100,362,289)

EARNINGS PER SHARE(2)
Weighted-average Class A Common Stock outstanding, basic and diluted	6,373,206			34,500,000			174,365,276		139,865,276
Net loss per Class A Common Stock, basic and diluted	(9.39)			—			(0.54)		(0.66)
Weighted-average Class B Common Stock outstanding, basic and diluted	1,332,295			8,625,000			11,431,899		11,431,899
Net loss per Class B Common Stock, basic and diluted	(9.39)			(3.25)			(0.54)		(0.66)

____________

(2)      For more information on Volta Earnings Per Share and TortoiseCorp Earnings Per Share, see Volta’s historical audited consolidated financial statements for the year ended December 31, 2020 and the related notes thereto contained elsewhere in this proxy statement/prospectus and TortoiseCorp’s audited financial statements for the year ended December 31, 2020 and the related notes thereto contained elsewhere in this proxy statement/prospectus, respectively.

Note 1 — Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination (including, for the avoidance of doubt, the Conversion and the Domestication) had been consummated on March 31, 2021 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2020, the beginning of the earliest period presented, in case of the unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with U.S. GAAP. Operations prior to the Business Combination will be presented as those of Volta in future reports of New Volta.

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, TortoiseCorp will be treated as the “acquired” company and Volta will be treated as the acquirer for financial statement reporting purposes. Volta has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Volta’s existing stockholders will hold the majority of the ownership and voting rights of the post-combination company. The relative voting rights of the stockholders of the post-combination company will be equivalent to equity ownership (each share of New Volta Class A Common Stock has one vote per share), except for New Volta Class B Common Stock, which will carry ten votes per share. Under the no redemptions scenario, TortoiseCorp shareholders, including the public shareholders, the initial shareholders and the New Private Placement Investors, will hold a total of 25.3% of the voting power of the post-combination company compared to a 74.7% voting interest to be held by the Historical Rollover Shareholders. Under the maximum redemptions scenario, the initial shareholders and the New Private Placement Investors will hold a total of 15.2% of the voting power of the post-combination company compared to an 84.8% voting interest to be held by the Historical Rollover Shareholders. The public shareholders will not hold any shares or voting interest.

•        The New Volta Board will be composed of eight directors, with former Volta stockholders having the ability to elect or appoint a majority of the directors.

•        Volta’s senior management will be the majority of the senior management of New Volta.

Accordingly, for accounting purposes, the financial statements of New Volta will represent a continuation of the financial statements of Volta with the acquisition being treated as the equivalent of Volta issuing stock for the net assets of TortoiseCorp, accompanied by a recapitalization. The net assets of TortoiseCorp will be stated at historical cost, with no goodwill or other intangible assets recorded.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to New Volta additional paid-in capital and are assumed to be cash settled.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•        TortoiseCorp’s unaudited condensed balance sheet as of March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•        Volta’s unaudited condensed consolidated balance sheet as of March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•        TortoiseCorp’s unaudited statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•        Volta’s unaudited consolidated statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•        TortoiseCorp’s audited statement of operations for the period from July 24, 2020 (inception) through December 31, 2020 (as restated) and the related notes included elsewhere in this proxy statement/prospectus; and

•        Volta’s audited consolidated statement of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that TortoiseCorp believes are reasonable under the circumstances. The unaudited pro forma condensed combined adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. TortoiseCorp believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Based on its initial analysis, management did not identify any differences in accounting policies between TortoiseCorp and Volta that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies. Upon consummation of the Business Combination, New Volta’s management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, New Volta’s management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Volta.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Volta. They should be read in conjunction with the historical financial statements and notes thereto of TortoiseCorp (as restated) and Volta included elsewhere in this proxy statement/prospectus.

In May 2020, the SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 became effective on January 1, 2021. This Pro Forma financial information is presented in accordance with the guidance in Release No. 33-10786.

Note 2 — Pro Forma Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021:

(A) Cash.    Represents pro forma adjustments to cash to reflect the following:

	No Redemptions Scenario	Maximum Redemptions Scenario
	(In Actuals)
Cash balance of TortoiseCorp prior to Business Combination	$184,438	$184,438
Cash balance of Volta prior to Business Combination	$53,472,655	$53,472,655

Transaction Accounting Adjustments
TortoiseCorp Cash held in Trust Account(1)	345,008,035	—
Proceeds from Private Placement Financing(2)	300,000,000	300,000,000
Payment of transaction costs(3)	(42,071,353)	(42,071,353)
Payment of deferred underwriting commissions(4)	(12,075,000)	(12,075,000)
Payment of deferred legal fees(5)	(150,000)	(150,000)
Total Transaction Accounting Adjustments	$590,711,682	$245,703,647
Total cash balance after the Business Combination	$644,368,775	$299,360,740

____________

(1)      Reflects the release of cash equivalents held in the Trust Account inclusive of accrued interest and to reflect that the cash equivalents are available to effectuate the Business Combination.

(2)      Reflects the net proceeds of $300.0 million from the issuance and sale of 30.0 million shares of New Volta Class A Common Stock at $10.00 per share in the Private Placement Financing pursuant to the Subscription Agreements.

(3)      Reflects payment of transaction costs.

(4)      Represents the payment of deferred underwriting costs incurred as part of the TortoiseCorp IPO.

(5)      Reflects the payment of deferred legal fees incurred as part of the TortoiseCorp IPO.

(B) Trust Account.    Represents release of the restricted cash held in the Trust Account upon consummation of the Business Combination to fund the closing of the Business Combination.

(C) Reclassification.    Reflects the reclassification of TortoiseCorp’s accrued expenses and prepaid expenses to align with the balance sheet presentation of Volta.

(D) Underwriting Commissions.    Represents the payment of deferred underwriting commissions costs incurred by TortoiseCorp in consummating its Initial Public Offering.

(E) Legal Fees.    Represents the payment of deferred legal fee costs incurred by TortoiseCorp in consummating its Initial Public Offering.

(F) Impact on Equity.    The following table represents the impact of the Business Combination on the number of shares of New Volta Class A Common Stock and New Volta Class B Common Stock, and represents the total equity of New Volta assuming no redemptions by the public shareholders:

	Common Stock
	Number of Shares				Par Value
	Class A Ordinary Shares	Class B Ordinary Shares	Volta, Inc. Class A Common Stock	Volta, Inc. Class B Common Stock	Class A Ordinary Shares	Class B Ordinary Shares	Volta, Inc. Class A Common Stock	Volta, Inc. Class B Common Stock	Stockholders’ Equity (Volta)	Additional Paid in Capital	Retained Earnings (TortoiseCorp)	Accumulated Deficit (Volta)
Pre-Business Combination – TortoiseCorp permanent equity	27,400,393	8,625,000			$2,740	$863				$42,854,066	$(37,855,634)
Pre-Business Combination – TortoiseCorp temporary equity	7,099,607				710
Conversion of Class B Ordinary Shares to New Volta Class A Common Stock	8,625,000	(8,625,000)			863	(863)
Reclassification of Class A Stock to Volta, Inc.	(43,125,000)		43,125,000		(4,313)		4,313
Private Placement Financing			30,000,000				3,000			299,997,000
Shares issued to Volta stockholders as consideration in Business Combination			101,240,276	11,431,899			10,124	1,143		(11,267)
Class A Preferred (66,927,034 shares outstanding)									210,029,724
Volta Common Stock outstanding (comprised of 9,485,479 Class A and 17,075,850 Class B)									1,032
Pre-Business Combination – Volta										59,614,628		(220,311,906)
Balances after share exchanges in Business Combination	—	—	174,365,276	11,431,899	—	—	17,437	1,143	210,030,756	402,454,427	(37,855,634)	(220,311,906)
Elimination of historical retained earnings of TortoiseCorp										(37,855,634)	37,855,634
Payment of transaction costs										(44,665,422)		2,087,548
Reclassification of TortoiseCorp Class A Ordinary Shares subject to redemption, assuming no redemptions										274,001,190
Elimination of historical Volta Stockholders’ Preferred Stock									(210,029,724)	210,029,724
Elimination of historical Volta Stockholders’ Common Stock									(1,032)	1,032
Post-Business Combination	—	—	174,365,276	11,431,899	$—	$—	$17,437	$1,143	$—	$803,965,317	$—	$(218,224,358)

In case of maximum redemption by holders of the Class A Ordinary Shares, the following table represents the impact of the Business Combination on the number of shares of New Volta Class A Common Stock and New Volta Class B Common Stock, and represents the total equity of New Volta assuming maximum redemption by the public shareholders:

	Common Stock
	Number of Shares				Par Value
	Class A Ordinary Shares	Class B Ordinary Shares	Volta, Inc. Class A Common Stock	Volta, Inc. Class B Common Stock	Class A Ordinary Shares	Class B Ordinary Shares	Volta, Inc. Class A Common Stock	Volta, Inc. Class B Common Stock	Stockholders’ Equity (Volta)	Additional Paid in Capital	Retained Earnings (TortoiseCorp)	Accumulated Deficit (Volta)
Pre-Business Combination – TortoiseCorp permanent equity	27,400,393	8,625,000			$2,740	$863				$42,854,066	$(37,855,634)
Pre-Business Combination – TortoiseCorp temporary equity	7,099,607				710
Less Redemption: 100% of 34.5 million Class A Ordinary Shares	(34,500,000)				(3,450)
Conversion of Class B Ordinary Shares to New Volta Class A Common Stock	8,625,000	(8,625,000)			863	(863)
Conversion of Class A Ordinary Shares to New Volta Class A Common Stock	(8,625,000)		8,625,000		(863)		863
Private Placement Financing			30,000,000				3,000			299,997,000
Shares issued to Volta stockholders as consideration in Business Combination			101,240,276	11,431,899			10,124	1,143		(11,267)
Volta Common Stock outstanding (comprised of 9,485,479 Class A and 17,075,850 Class B)									1,032
Pre-Business Combination – Volta (as adjusted)									210,029,724	59,614,628		(220,311,906)
Balances after share exchanges in Business Combination	—	—	139,865,276	11,431,899	—	—	13,987	1,143	210,030,756	402,454,427	(37,855,634)	(220,311,906)
Elimination of historical retained earnings of TortoiseCorp										(37,855,634)	37,855,634
Payment of transaction costs										(44,665,422)		2,087,548
Reclassification of TortoiseCorp Class A Ordinary Shares subject to redemption, assuming max redemptions										(71,003,395)
Elimination of historical Volta Stockholders’ Preferred Stock									(210,029,724)	210,029,724
Elimination of historical Volta Stockholders’ Common Stock									(1,032)	1,032
Post-Business Combination	—	—	139,865,276	11,431,899	$—	$—	$13,987	$1,143	$—	$458,960,732	$—	$(218,224,358)

(G) Non-recurring expenses.    Reflects the non-recurring transaction expenses recorded by TortoiseCorp and Volta, including $2,087,548 of TortoiseCorp accrued transaction expenses, $1,367,456 of Volta accrued transaction expenses and $3,961,525 of deferred transaction costs that were recognized in other current assets by Volta.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

(AA) Reclassification.    Reflects the reclassification of TortoiseCorp Administrative expenses — related party, general and administrative expenses and financing costs to align with the statement of operations presentation of Volta.

(BB) Gain on Investments.    Represents the elimination of the net gain on investments held in the Trust Account to close the Business Combination.

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for TortoiseCorp and Volta, respectively, and unaudited pro forma condensed combined per share information of New Volta after giving effect to the Business Combination, presented under two scenarios:

•        Assuming No Redemptions Scenario — this scenario assumes that none of the public shareholders exercise their right to have their Class A Ordinary Shares redeemed for cash; and

•        Assuming Maximum Redemptions Scenario — this scenario assumes that 34,500,000 Class A Ordinary Shares are redeemed for an aggregate payment of $345.0 million, which is the maximum number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.00 per share based on the Trust Account balance as of March 31, 2021 with TortoiseCorp still having: (a) cash on hand equal to or in excess of $225.0 million and (b) at least $5,000,001 of net tangible assets, after giving effect to the Private Placement Financing and deducting all amounts to be paid pursuant to the exercise of redemption rights, as required to consummate the Business Combination.

The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2021. The weighted average shares outstanding and net loss per share information reflect the Business Combination as if it had occurred on January 1, 2020.

This information is only a summary and should be read in conjunction with the historical financial statements of TortoiseCorp (as restated) and Volta and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of TortoiseCorp and Volta is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date of period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of TortoiseCorp and Volta would have been had the companies been combined during the periods presented.

	TortoiseCorp (Historical)	Volta (Historical)	Pro Forma Combined(3)
			(Assuming No Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)
As of and for the Three Months Ended March 31, 2021(1)
Book Value per share – Class A Ordinary Shares(2)	$0.70
Book Value per share – Class A Common Stock and Class B Common Stock(2)		$(6.05)	$3.15	$1.59
Net income (loss) per Class A Ordinary Share – basic and diluted	$—
Weighted average outstanding Class A Ordinary Shares – basic and diluted	34,500,000
Net loss per Class B Ordinary Share – basic and diluted	$(1.14)
Weighted average outstanding Class B Ordinary Shares – basic and diluted	8,625,000
Net loss per Class A Common Stock – basic and diluted		$(5.10)	$(0.40)	$(0.50)
Weighted average outstanding Class A Common Stock – basic and diluted		6,373,206	174,365,276	139,865,276
Net loss per Class B Common Stock – basic and diluted		$(5.10)	$(0.40)	$(0.50)
Weighted average outstanding Class B Common Stock – basic and diluted		6,421,799	11,431,899	11,431,899

As of and for the Year Ended December 31, 2020(1)
Book Value per share – Class A Ordinary Shares(2)	$0.82
Book Value per share – Class A Common Stock and Class B Common Stock(2)		$(6.93)	$3.33	$1.81
Net income (loss) per Class A Ordinary Share – basic and diluted	$—
Weighted average outstanding Class A Ordinary Shares – basic and diluted	34,500,000
Net loss per Class B Ordinary Share – basic and diluted	$(3.25)
Weighted average outstanding Class B Ordinary Shares – basic and diluted	8,625,000
Net loss per Class A Common Stock – basic and diluted		$(9.39)	$(0.54)	$(0.66)
Weighted average outstanding Class A Common Stock – basic and diluted		6,373,206	174,365,276	139,865,276
Net loss per Class B Common Stock – basic and diluted		$(9.39)	$(0.54)	$(0.66)
Weighted average outstanding Class B Common Stock – basic and diluted		1,332,295	11,431,899	11,431,899

____________

(1)      There were no cash dividends declared in the periods presented.

(2)      Book value per share is calculated as (a) total permanent equity divided by (b) the total number of Class A Ordinary Shares or total Volta Class A Common Stock and Volta Class B Common Stock outstanding classified in permanent equity, as applicable.

(3)      As of March 31, 2021 and December 31, 2020, the outstanding shares of New Volta Class A Common Stock and New Volta Class B Common Stock under the no redemptions scenario and maximum redemptions scenario, respectively, are assumed to be outstanding for the full first fiscal quarter of 2021 and the full fiscal year of 2020.

MARKET PRICE AND DIVIDEND INFORMATION

TortoiseCorp

The TortoiseCorp Units, Class A Ordinary Shares and public warrants are currently listed on the NYSE under the symbols “SNPR.U,” “SNPR” and “SNPR WS,” respectively.

The closing price of the TortoiseCorp Units, Class A Ordinary Shares and public warrants on February 5, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $13.61, $12.64 and $3.50, respectively. As of               , 2021, the record date for the extraordinary general meeting, the most recent closing price for TortoiseCorp Units, Class A Ordinary Shares and TortoiseCorp Warrants was $              , $               and $              , respectively.

Holders of the TortoiseCorp Units, Class A Ordinary Shares and TortoiseCorp Warrants should obtain current market quotations for their securities. The market price of TortoiseCorp’s securities could vary at any time before the Business Combination.

Holders

As of              , 2021, there were                holders of record of TortoiseCorp Units,                holders of record of our Class A Ordinary Shares,                holders of record of our Class B Ordinary Shares and                holders of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose TortoiseCorp Units, public shares and public warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

TortoiseCorp has not paid any cash dividends on the Ordinary Shares to date and does not intend to pay cash dividends prior to the consummation of the Business Combination. The payment of cash dividends in the future will be dependent upon New Volta’s revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New Volta Board.

Volta

Historical market price information for Volta is not provided because there is no public market for Volta’s securities. For more information regarding Volta’s liquidity and capital resources, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta.”

EXTRAORDINARY GENERAL MEETING

General

We are furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by the TortoiseCorp Board for use at the extraordinary general meeting to be held on               , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about               , 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.

All shareholders as of the record date, or their duly appointed proxies, may attend the extraordinary general meeting. For the purpose of satisfying requirements of Cayman Islands law, the extraordinary general meeting will be conducted at a physical location. However, in light of the health risks associated with the ongoing COVID-19 pandemic, we are also providing a live webcast of the extraordinary general meeting via a virtual shareholder meeting format. To support the well-being of our shareholders, directors and officers, we encourage you to attend the extraordinary general meeting virtually via live webcast by visiting               .

Our virtual extraordinary general meeting format uses technology designed to increase shareholder access, save TortoiseCorp and our shareholders time and money and provide our shareholders rights and opportunities to participate in the virtual extraordinary general meeting similar to those they would have at the in-person extraordinary general meeting, at no cost. In addition to online attendance, we provide shareholders with an opportunity to hear all portions of the official extraordinary general meeting as conducted by the TortoiseCorp Board, submit written questions and comments during the extraordinary general meeting and vote online during the open poll portion of the extraordinary general meeting. We welcome your suggestions on how we can make our virtual extraordinary general meeting more effective and efficient.

Shareholders will have multiple opportunities to submit questions to TortoiseCorp for the extraordinary general meeting. Shareholders who wish to submit a question in advance may do so by pre-registering online and then selecting the chat box link. Shareholders also may submit questions live during the meeting. Questions pertinent to extraordinary general meeting matters may be recognized and answered during the extraordinary general meeting in our discretion, subject to time constraints. We reserve the right to edit or reject questions that are inappropriate for extraordinary general meeting matters. In addition, we will offer live technical support for all shareholders attending the extraordinary general meeting virtually.

To attend online and participate in the extraordinary general meeting, shareholders of record will need to visit              and enter the control number provided on your proxy card, regardless of whether you pre-registered.

Date, Time and Place

The extraordinary general meeting will be held in person on               , 2021, at              , Eastern time, at the offices of Vinson & Elkins L.L.P., located at 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036, or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the Proposals. In the interest of public health, and due to the impact of the ongoing COVID-19 pandemic, we are also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and the Existing Organizational Documents.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned Ordinary Shares, i.e., Class A Ordinary Shares or Class B Ordinary Shares, at the close of business on              , 2021, which is the record date for the extraordinary general meeting. You are entitled to one vote for each Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 43,125,000 Class A Ordinary Shares and Class B Ordinary Shares outstanding in the aggregate, of which 34,500,000 were public shares and 8,625,000 were Founder Shares held by the initial shareholders.

Vote of our Sponsor and the Directors and Officers of TortoiseCorp

Our Sponsor, directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination and the other Proposals. As of the date hereof, our Sponsor and independent directors own shares equal to approximately 20.0% of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares in the aggregate, all of which are subject to an agreement to vote in favor of the Business Combination. As a result, if only the minimum amount of shares needed to establish a quorum are present and all such shares are actually voted on the Business Combination Proposal, only an additional 2,156,251, or approximately 6.3%, of the outstanding Class A Ordinary Shares would need to be voted in favor of the Business Combination in order for the Business Combination to be approved.

Our Sponsor, directors and officers have waived any redemption rights, including with respect to Class A Ordinary Shares purchased in our IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares held by our Sponsor and our independent directors have no redemption rights upon our liquidation and will be worthless if we do not effect an Initial Business Combination within the Combination Period. However, our Sponsor, directors and officers are entitled to redemption rights upon our liquidation with respect to any Class A Ordinary Shares they may own.

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum of our shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote thereat attend in person, online or by proxy at the extraordinary general meeting. Abstentions will count as present for the purposes of establishing a quorum.

The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Under the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors and therefore the Director Election Proposal. Approval of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of the holders of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Accordingly, a shareholder’s failure to vote in person, online or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Closing is conditioned on the approval of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation to TortoiseCorp Shareholders

After careful consideration, the TortoiseCorp Board recommends that our shareholders vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the shareholders at the extraordinary general meeting.

For a more complete description of our reasons for the approval of the Business Combination and the recommendation of the TortoiseCorp Board, see the subsection entitled “The Business Combination — The TortoiseCorp Board’s Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each Class A Ordinary Share and each Class B Ordinary Share that you own in your name entitles you to one vote on each of the Proposals for the extraordinary general meeting. Your one or more proxy cards show the number of Class A Ordinary Shares and Class B Ordinary Shares that you own. There are several ways to vote your Class A Ordinary Shares and Class B Ordinary Shares:

•        You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not virtually attend the extraordinary general meeting, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting.

•        You can attend the extraordinary general meeting and vote in person or online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your Class A Ordinary Shares or Class B Ordinary Shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your Class A Ordinary Shares or Class B Ordinary Shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the extraordinary general meeting or at such meeting by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify our secretary, in writing, before the extraordinary general meeting that you have revoked your proxy; or

•        you may attend the extraordinary general meeting, revoke your proxy and vote in person or online, as indicated above.

No Additional Matters May Be Presented at the Extraordinary General Meeting

The extraordinary general meeting has been called to consider only the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal. Under the Existing Organizational Documents, other than procedural matters incident to the conduct of the extraordinary general meeting, no other matters may be considered at the extraordinary general meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the extraordinary general meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Class A Ordinary Shares or Class B Ordinary Shares, you may call Morrow Sodali LLC, our proxy solicitor, at (800) 662-5200 (banks and brokerage firms, please call collect at (203) 658-9400).

Redemption Rights

Pursuant to the Existing Organizational Documents, a public shareholder may request that TortoiseCorp redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(a)     hold public shares or, if you hold public shares through TortoiseCorp Units, you elect to separate your TortoiseCorp Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(b)    submit a written request to Continental Stock Transfer & Trust Company, TortoiseCorp’s transfer agent, in which you (i) request that New Volta redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(c)     deliver your public shares to Continental Stock Transfer & Trust Company, TortoiseCorp’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on               , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of TortoiseCorp Units must elect to separate the TortoiseCorp Units into the underlying Class A Ordinary Shares and public warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their TortoiseCorp Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the TortoiseCorp Units into the underlying public shares and public warrants. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of TortoiseCorp Units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the TortoiseCorp Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights. If a holder holds TortoiseCorp Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, TortoiseCorp’s transfer agent, directly and instruct it to do so.

The redemption rights include the requirement that a holder must identify itself to TortoiseCorp in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, New Volta will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account relating to such public shares, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to $10.00 per issued and outstanding public share. Each redemption of Class A Ordinary Shares by our public shareholders will decrease the amount in our Trust Account. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Volta Class A Common Stock that will be redeemed immediately after consummation of the Business Combination.

Prior to exercising redemption rights, shareholders should verify the market price of our Class A Ordinary Shares as they may receive higher proceeds from the sale of their Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your Class A Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, our future growth following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an Initial Business Combination within the Combination Period, we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the public shareholders and the public warrants will expire worthless.

Appraisal Rights

There are no appraisal rights available to holders of Class A Ordinary Shares, Class B Ordinary Shares or TortoiseCorp Warrants in connection with the Business Combination or Domestication under Cayman Islands law or the DGCL.

Proxy Solicitation Costs

We are soliciting proxies on behalf of the TortoiseCorp Board. This solicitation is being made by mail but also may be made by telephone or in person. TortoiseCorp and its directors, officers and employees may also solicit proxies in person. We will file with the SEC all scripts and other electronic communications as proxy soliciting materials. TortoiseCorp will bear the cost of the solicitation.

We have engaged Morrow Sodali LLC to assist in the proxy solicitation process. We will pay that firm a fee of $35,000, plus disbursements. We will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement and the transactions contemplated thereby, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Business Combination Agreement as characterizations of the actual state of facts about the respective parties. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

General: Structure of the Business Combination

On February 7, 2021, TortoiseCorp, First Merger Sub, Second Merger Sub and Volta entered into the Business Combination Agreement, pursuant to which First Merger Sub will merge with and into Volta, with Volta surviving the First Merger as a wholly owned subsidiary of New Volta, and as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Volta (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of New Volta. The terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Business Combination, are summarized below.

The First Merger and Second Merger will be consummated by the filing of certificates of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filings or upon such later time as may be agreed by the parties and specified in such certificates of merger. The parties will hold the Closing immediately prior to such filing of the certificate of merger with respect to the First Merger on the Closing Date, which date will occur as promptly as practicable, but in no event later than three business days, following the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date, time or place as TortoiseCorp and Volta may mutually agree.

Conversion of Securities

Immediately prior to the Effective Time and subject to receipt of the requisite approval of Volta’s stockholders, Volta will cause each share of Volta Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into shares of Volta Class B Common Stock at the then-effective conversion rate in accordance with the terms of the Volta Charter. Following the Conversion, there will be no outstanding shares of Volta Preferred Stock and each holder of Volta Preferred Stock will thereafter cease to have any rights with respect to such securities.

At the Effective Time, by virtue of the Business Combination and without any action on the part of TortoiseCorp, First Merger Sub, Second Merger Sub, Volta or the holders of any of Volta’s securities:

•        each share of Volta Class B Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Volta Class B Common Stock resulting from the Conversion, but excluding shares of Volta Restricted Stock) will be cancelled and converted into the right to receive the number of shares of New Volta Class A Common Stock equal to the Exchange Ratio;

•        each share of Volta Class A Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Volta Restricted Stock) will be cancelled and converted into the right to receive the number of shares of New Volta Class B Common Stock equal to the Exchange Ratio;

•        all shares of Volta Common Stock and Volta Preferred Stock held in the treasury of Volta will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

•        each share of First Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the surviving entity of the First Merger;

•        each Volta Warrant that is outstanding and unexercised immediately prior to the Effective Time will be automatically converted into a warrant to purchase a number of shares of New Volta Class A Common Stock equal to the product of (a) the number of shares of Volta Common Stock subject to such Volta Warrant and (b) the Exchange Ratio, rounding down to the nearest whole number of shares, at an exercise price per share equal to (i) the exercise price per share for the shares of Volta Common Stock subject to such Volta Warrant divided by (ii) the Exchange Ratio, rounding up to the nearest whole cent;

•        each share of Volta Restricted Stock that is outstanding immediately prior to the Effective Time will be converted into an award of a number of shares of New Volta Restricted Stock equal to the product of (a) the number of shares of Volta Restricted Stock subject to such award and (b) the Exchange Ratio (which award will remain subject to the same vesting and repurchase terms as such Volta Restricted Stock, except that any per share repurchase price applicable to such New Volta Restricted Stock shall be equal to the quotient obtained by dividing (i) the per share repurchase price applicable to the Volta Restricted Stock by (ii) the Exchange Ratio, rounded up to the nearest cent);

•        each Volta Option that is outstanding immediately prior to the Effective Time will be automatically converted into a New Volta Option to purchase a number of shares of New Volta Class A Common Stock or New Volta Class B Common Stock equal to the product of (a) the number of shares of Volta Common Stock subject to such Volta Option immediately prior to the Effective Time and (b) the Exchange Ratio, rounding down to the nearest whole number of shares, at an exercise price per share equal to (i) the exercise price per share for the shares of Volta Common Stock subject to such Volta Option divided by (ii) the Exchange Ratio, rounding up to the nearest whole cent (which option will remain subject to the same vesting terms as such Volta Option); and

•        each Volta Non-Plan Option that is outstanding and unexercised immediately prior to the Effective Time shall, in Volta’s sole discretion, either (i) be automatically cancelled for no consideration as of the Effective Time, or (ii) automatically, without any action on the part of the holder thereof or Volta and effective as of the Effective Time, be assumed and converted into an option to purchase a number of shares of New Volta Class A Common Stock equal to the product of (a) the number of shares of Volta Common Stock subject to such Volta Non-Plan Option immediately prior to the Effective Time and (b) the Exchange Ratio, rounding down to the nearest whole number of shares, at an exercise price per share equal to (i) the exercise price per share for the shares of Volta Common Stock subject to such Volta Non-Plan Option divided by (ii) the Exchange Ratio, rounding up to the nearest whole cent (which option will remain subject to the same vesting terms as such Volta Non-Plan Option).

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of TortoiseCorp, Merger Sub and Volta relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and will not survive the Closing. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement and should not be relied on by you as characterizations of the actual state of facts about the respective parties.

The Business Combination Agreement contains representations and warranties made by Volta to TortoiseCorp, First Merger Sub and Second Merger Sub relating to a number of matters, including the following:

•        organization and qualification to do business;

•        subsidiaries;

•        certificate of incorporation and bylaws;

•        capitalization;

•        authority to enter into the Business Combination Agreement;

•        absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents;

•        permits and compliance;

•        financial statements;

•        absence of certain changes or events since December 31, 2019;

•        absence of litigation;

•        employee benefit plans;

•        labor and employment matters;

•        real property and title to assets;

•        intellectual property;

•        taxes;

•        environmental matters;

•        material contracts;

•        customers, vendors and suppliers;

•        insurance;

•        approval of the board and stockholders;

•        certain business practices;

•        interested party transactions and side letter agreements;

•        inapplicability of the Exchange Act;

•        brokers;

•        product warranty and products liability;

•        sexual harassment and misconduct; and

•        exclusivity of the representations and warranties made by Volta.

The Business Combination Agreement contains representations and warranties made by TortoiseCorp, First Merger Sub and Second Merger Sub to Volta relating to a number of matters, including the following:

•        corporate organization;

•        organizational documents;

•        capitalization;

•        authority to enter into the Business Combination Agreement;

•        absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents;

•        compliance;

•        proper filing of documents with the SEC, financial statements and compliance with the Sarbanes-Oxley Act;

•        business activities and absence of certain changes or events since September 10, 2020;

•        absence of litigation;

•        approval of the board and the shareholders;

•        no prior operations of First Merger Sub and Second Merger Sub;

•        brokers;

•        the Trust Account;

•        employees;

•        taxes;

•        the listing of Class A Ordinary Shares, TortoiseCorp Warrants and TortoiseCorp Units;

•        insurance;

•        intellectual property;

•        agreements, contracts and commitments;

•        title to property;

•        inapplicability of the Investment Company Act of 1940, as amended (the “Investment Company Act”);

•        private placements; and

•        investigation and reliance.

No Survival

The representations, warranties, covenants, obligations any other agreements of Volta, TortoiseCorp, First Merger Sub and Second Merger Sub contained in the Business Combination Agreement or any certificate or instrument delivered pursuant to the Business Combination Agreement will terminate at the Effective Time, and only the covenants and agreements that by their terms survive the Effective Time and certain miscellaneous provisions of the Business Combination Agreement will survive the Effective Time.

Closing

The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing, but are subject to the satisfaction or waiver of those conditions at such time).

Conduct of Business Pending the Business Combination

Pursuant to the Business Combination Agreement, Volta agreed that, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement, except as (a) expressly contemplated by the Business Combination Agreement or any ancillary agreement thereto, (b) set forth in Volta’s Schedules, and (c) required by applicable law, unless TortoiseCorp shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed), it will:

•        conduct its business, and cause its subsidiaries to conduct their respective businesses, in the ordinary course of business and in a manner consistent with past practice; and

•        in all material respects, use its reasonable best efforts to preserve substantially intact the business organization of Volta and its subsidiaries, to keep available the services of the current officers, key employees and consultants of Volta and its subsidiaries and to preserve the current relationships of Volta and its subsidiaries with customers, suppliers and other persons with which Volta or any of its subsidiaries has significant business relations.

In addition to the general covenants above, Volta agreed that prior to the Effective Time, except as (a) expressly contemplated by the Business Combination Agreement or any ancillary agreement, (b) set forth in Volta’s Schedules or (c) as required by applicable law, it will not, and will cause its subsidiaries not to, without the prior written consent of TortoiseCorp (which consent may not be unreasonably withheld, conditioned or delayed):

•        amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock of Volta or any subsidiary of Volta, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Volta or any subsidiary of Volta, provided that (x) the exercise or settlement of any Volta Options in effect on the date of the Business Combination Agreement and (y) commitments to grant, or grants, of any equity awards to any new employees or new hires of Volta or any subsidiary, including any commitments to grant equity awards pursuant to the 2021 Plan, will not require the consent of TortoiseCorp; or (b) any material assets of Volta or any subsidiary of Volta, in each case, except for (i) issuances, sales, pledges, dispositions of, grants or encumbrances by a subsidiary of Volta to or for the benefit of Volta or a subsidiary of Volta and (ii) pledges and encumbrances of any shares of any class of capital stock of, or material assets of, Volta or one of its subsidiaries to secure obligations under Volta’s term loan;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or distributions made by one of Volta’s subsidiaries to Volta or one of its other subsidiaries;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

•        (a) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $5,000,000; or (b) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, except for (i) advances, loans or other incurrence of indebtedness of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of Volta or its subsidiaries not to exceed 5,000,000 and (ii) any such indebtedness among Volta and its subsidiaries or among its subsidiaries;

•        other than in the ordinary course of business (a) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director or executive officer, (b) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or executive officer, or (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director or executive officer;

•        adopt, materially amend and/or terminate any material employee benefit plan except as may be required by applicable law, is necessary in order to consummate the Business Combination or health and welfare plan renewals in the ordinary course of business;

•        materially amend Volta’s accounting policies or procedures other than reasonable and usual amendments in the ordinary course of business or as required by U.S. GAAP;

•        (a) amend any material tax return; (b) change any material method of tax accounting; (c) make, change or rescind any material election related to taxes; or (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

•        (a) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Volta’s or any of its subsidiary’s material rights thereunder, in each case in a manner that is adverse to Volta or any subsidiary, taken as a whole, except in the ordinary course of business or (b) enter into any contract or agreement that would have been a material contract had it been entered into prior to the date of the Business Combination Agreement, other than (x) in the ordinary course of business consistent with past practice or (y) solely among Volta and its subsidiaries or among its subsidiaries;

•        fail to maintain the existence of, or use reasonable efforts to protect Volta-owned intellectual property;

•        other than in the ordinary course of business, enter into any contract, agreement or arrangement that obligates Volta or any of its subsidiaries to develop any intellectual property related to the business of Volta or the products that would be owned by the counterparty to such contract, agreement or arrangement;

•        intentionally permit any material item of Volta-owned intellectual property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Volta-owned intellectual property;

•        waive, release, assign, settle or compromise any litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $3,000,000 individually or $5,000,000 in the aggregate;

•        enter into any material new line of business outside of the business conducted by Volta or its subsidiaries as of the date of the Business Combination Agreement;

•        voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Volta and any of its subsidiaries and their assets and properties;

•        fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any permit Volta held as of the date of the Business Combination Agreement that is material to the conduct of the business of Volta and its subsidiaries taken as a whole; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Notwithstanding anything to the contrary in the Business Combination Agreement, prior to the Closing nothing will prevent Volta from taking or failing to take any commercially reasonable action, including the establishment of any commercially reasonable policy, procedure or protocol, in response to COVID-19 or measures implemented by applicable governmental authorities related to COVID-19, so long as, in each instance, prior to taking any such action that would otherwise violate the interim operating covenants contained in the Business Combination Agreement, Volta, to the extent reasonably practicable under the circumstances, provides TortoiseCorp with advance notice of such anticipated action and consults with TortoiseCorp in good faith with respect to such action, and (x) no such actions or failure to take such actions will be deemed to violate or breach the interim operating covenants contained in the Business Combination Agreement in any way, and (y) all such actions or failure to take such actions will be deemed to constitute an action taken in the ordinary course of business.

Pursuant to the Business Combination Agreement, TortoiseCorp agreed that, except as expressly contemplated by the Business Combination Agreement or any ancillary agreement (including entering into the Subscription Agreements and consummating the Private Placement Financing) and except as required by applicable law or in connection with the Domestication, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement, unless Volta otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), TortoiseCorp will, and will cause First Merger Sub and Second Merger Sub to, conduct their respective businesses in the ordinary course of business and in a manner consistent with past practice. In addition, TortoiseCorp, First Merger Sub and Second Merger Sub have agreed that between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement, subject to specified exceptions, they will not, without the prior written consent of Volta (which may not be unreasonably withheld, conditioned or delayed):

•        amend or otherwise change the Existing Organizational Documents, the organizational documents of First Merger Sub or the organizational documents of Second Merger Sub or form any subsidiary of TortoiseCorp other than First Merger Sub and Second Merger Sub;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to the Existing Organizational Documents;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Ordinary Shares or TortoiseCorp Warrants except for redemptions from the Trust Account and conversions of the Class B Ordinary Shares that are required pursuant to the Existing Organizational Documents;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of TortoiseCorp, First Merger Sub or Second Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of TortoiseCorp, First Merger Sub or Second Merger Sub, except in connection with the Private Placement Financing and the conversion of the Class B Ordinary Shares pursuant to the Existing Organizational Documents;

•        (a) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party; or (b) enter into any strategic joint ventures, partnerships or alliances with any other person or make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned subsidiary or joint venture;

•        incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of TortoiseCorp, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except a working capital loan from the Sponsor or an affiliate thereof or certain of TortoiseCorp’s officers and directors to finance TortoiseCorp’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement;

•        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in U.S. GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;

•        amend any material tax return;

•        change any material method of tax accounting;

•        make, change or rescind any material election related to taxes;

•        settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

•        liquidate, dissolve, reorganize or otherwise wind up the business and operations of TortoiseCorp, First Merger Sub or Second Merger Sub;

•        enter into, amend, or terminate (other than terminations in accordance with their terms) any contract with any director, officer or affiliate of TortoiseCorp, First Merger Sub or Second Merger Sub, or waive any material right in connection therewith (other than working capital loans made by Sponsor in accordance with the Business Combination Agreement);

•        hire any employee or adopt or enter into any employee benefit plan;

•        amend the Trust Agreement or any other agreement related to the Trust Account; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements

Registration Statement; Proxy Statement

As promptly as practicable after the execution of the Business Combination Agreement, TortoiseCorp agreed to prepare and file with the SEC this Registration Statement in connection with providing TortoiseCorp’s shareholders with the opportunity to exercise their redemption rights and the registration under the Securities Act of the shares of New Volta Class A Common Stock and New Volta Class B Common Stock to be issued or issuable (i) in the Domestication and (ii) to the stockholders of Volta pursuant to the Business Combination Agreement, including the shares of New Volta Class A Common Stock issuable upon exercise of the New Volta Warrants in accordance with their terms, which Registration Statement includes a proxy statement in preliminary form relating to the extraordinary general meeting (including any adjournment thereof) to be held to consider the Proposals.

Consent Solicitation; Written Consent

As promptly as practicable following the date upon which this Registration Statement becomes effective, Volta agreed to solicit the Requisite Volta Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, the Volta Board will set a record date for determining the stockholders of Volta entitled to provide such written consent and Volta will prepare an information statement (the “Information Statement”), which Information Statement shall include a description of the appraisal rights of the shareholders of Volta available under Section 262 of the DGCL and the dissenters’ rights of the shareholders of Volta available under Chapter 13 of the Corporations Code of the State of California, along with such other information as is required thereunder and pursuant to applicable law. Volta agreed to use reasonable best efforts to cause certain of the Written Consent Parties to duly execute and deliver the Written Consent in respect of the shares of Volta Common Stock beneficially owned by such Written Consent Parties in accordance with Section 228 of the DGCL within 48 hours of this Registration Statement becoming effective. As promptly as practicable following the execution and delivery of the Written Consent by the Written Consent Parties to Volta, Volta will deliver to TortoiseCorp a copy of such Written Consent. If the Written Consent Parties fail to deliver the Written Consent to Volta within 48 hours of this Registration Statement becoming effective (a “Written Consent Failure”), TortoiseCorp will have the right to terminate the Business Combination Agreement.

Notwithstanding (a) the making of any inquiry or proposal with respect to an Alternative Transaction (as defined below) or (b) anything to the contrary contained in the Business Combination Agreement, unless the Business Combination Agreement has been earlier validly terminated, (i) in no event will Volta or any of Volta’s subsidiaries execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate the Business Combination Agreement in connection therewith and (ii) Volta will otherwise remain subject to the terms of the Business Combination Agreement, including Volta’s obligation to use reasonable best efforts to cause each Written Consent Party to duly execute and deliver the Written Consent and to otherwise solicit the Requisite Volta Stockholder Approval.

TortoiseCorp’s Extraordinary General Meeting

TortoiseCorp agreed to call and hold the extraordinary general meeting as promptly as practicable after the date on which this Registration Statement becomes effective for the purpose of voting solely upon the Proposals, and to use its reasonable best efforts to hold the extraordinary general meeting as soon as practicable after the date on which this Registration Statement becomes effective (after, in each case, taking into account a reasonable period of time as TortoiseCorp deems necessary to solicit proxies); provided, that TortoiseCorp may (or, upon the receipt of a request to do so from Volta, will) postpone or adjourn the extraordinary general meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the TortoiseCorp Board that such adjournment is necessary to solicit additional proxies to obtain approval of the Proposals or otherwise take actions consistent with TortoiseCorp’s obligations. TortoiseCorp has agreed to use its reasonable best efforts to obtain the approval of the Proposals at the extraordinary general meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Proposals, and to take all other action necessary or advisable to secure the required vote or consent of its shareholders. TortoiseCorp agreed, through the TortoiseCorp Board, to recommend to its shareholders that they approve the Proposals and to include the recommendation of the TortoiseCorp Board in this proxy statement/prospectus.

Notwithstanding (a) the making of any inquiry or proposal with respect to an Alternative Transaction or (b) anything to the contrary contained in the Business Combination Agreement, unless the Business Combination Agreement has been earlier validly terminated, (i) in no event will TortoiseCorp, First Merger Sub or Second Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate the Business Combination Agreement in connection therewith and (ii) TortoiseCorp, First Merger Sub and Second Merger Sub will otherwise remain subject to the terms of the Business Combination Agreement, including TortoiseCorp’s obligation to use reasonable best efforts to obtain the approval of the Proposals at the extraordinary general meeting.

Exclusivity

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the valid termination of the Business Combination Agreement, none of Volta, TortoiseCorp, First Merger Sub or Second Merger Sub will, and Volta, TortoiseCorp, First Merger Sub and Second Merger Sub will cause their respective subsidiaries and its and their respective representatives not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d)

of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving TortoiseCorp or Volta, as the case may be, and any other corporation, partnership or other business organization other than Volta and its subsidiaries or TortoiseCorp, as the case may be (an “Alternative Transaction”), (ii) in the case of Volta, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Volta or any of its subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of their respective representatives to take any such action. Each of Volta, on the one hand, and TortoiseCorp, First Merger Sub and Second Merger Sub, on the other hand, agreed to, and to direct their respective affiliates and representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the execution of the Business Combination Agreement with respect to any Alternative Transaction. Any violation of the foregoing restrictions by TortoiseCorp, First Merger Sub, Second Merger Sub or their respective affiliates or representatives will be deemed to be a breach under the Business Combination Agreement.

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the valid termination of the Business Combination Agreement, each of Volta and TortoiseCorp agreed to notify the other party promptly (but in no event later than twenty-four (24) hours) after receipt of any (i) inquiry or proposal with respect to an Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an Alternative Transaction or (iii) request for non-public information relating to the party or any of its subsidiaries, or for access to the business, properties, assets, personnel, books or records of Volta or any of its subsidiaries by any third party, in each case that is related to an inquiry or proposal with respect to an Alternative Transaction. In such notice, the party giving the notice will, to the extent not prohibited by the terms of any confidentiality obligations existing as of the date of the Business Combination Agreement, identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The party who received the inquiry shall keep the other party informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

If either party receives any inquiry or proposal as described above, then that party has agreed to promptly (and in no event later than twenty-four (24) hours after they become aware of such inquiry or proposal) notify such inquirer in writing that the party receiving the inquiry is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

Stock Exchange Listing

TortoiseCorp will use its reasonable best efforts to cause the New Volta Class A Common Stock to be issued in connection with the Business Combination (including the shares of New Volta Class A Common Stock to be issued in connection with the Domestication and the shares of New Volta Class A Common Stock to be issued in the Private Placement Financing) and the New Volta Warrants to be approved for listing on the NYSE at the Closing. Until the Closing, TortoiseCorp will use its reasonable best efforts to keep the TortoiseCorp Units, Class A Ordinary Shares and TortoiseCorp Warrants listed for trading on the NYSE.

Payment of Transaction Costs

All expenses incurred in connection with the Business Combination Agreement and the Business Combination will be paid by the party incurring such expenses, whether or not the Business Combination is consummated; provided that if Closing does occur, TortoiseCorp will pay or cause to be paid as soon as reasonably practicable upon consummation of the First Merger and release of proceeds from the Trust Account (a) the unpaid expenses of Volta incurred in connection with the Business Combination Agreement and the Business Combination and (b) any expenses of First Merger Sub, Second Merger Sub or their respective affiliates incurred in connection with the Business Combination Agreement and the Business Combination.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•        Volta and TortoiseCorp providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•        director and officer indemnification;

•        prompt notification of certain matters;

•        Volta, TortoiseCorp, First Merger Sub and Second Merger Sub using reasonable best efforts to consummate the Business Combination;

•        the Private Placement Financing;

•        public announcements relating to the Business Combination;

•        the intended tax treatment of the Business Combination;

•        cooperation regarding any filings required under the HSR Act;

•        TortoiseCorp making disbursements from the Trust Account;

•        TortoiseCorp taking all necessary action so that immediately after the Effective Time the TortoiseCorp Board will be comprised of the individuals set forth in the Director Election Proposal;

•        TortoiseCorp keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities law;

•        Volta using reasonable best efforts to terminate or amend certain agreements with its stockholders;

•        Volta using reasonable best efforts to deliver the Volta Audited Financial Statements;

•        the cooperation of Volta’s officers and employees regarding the Private Placement Financing and marketing of the transactions contemplated by the Business Combination Agreement; and

•        TortoiseCorp’s adoption of new bylaws in connection with the Domestication.

Conditions to Closing of the Business Combination Agreement

Mutual Conditions

The obligations of Volta, TortoiseCorp, First Merger Sub and Second Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

•        the Written Consent having been delivered to TortoiseCorp;

•        the Condition Precedent Proposals having each been approved and adopted by the requisite affirmative vote of TortoiseCorp shareholders at the extraordinary general meeting in accordance with this proxy statement/prospectus, the DGCL, Cayman Islands law, TortoiseCorp’s Existing Organizational Documents and the rules and regulations of the NYSE;

•        no governmental authority having enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting the consummation of the Business Combination and such transactions;

•        all required filings under the HSR Act having been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act having expired or been terminated;

•        the Registration Statement having been declared effective and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC;

•        the shares of New Volta Class A Common Stock to be issued pursuant to the Business Combination Agreement and in connection with the Domestication and Private Placement Financing having been listed on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Closing Date; and

•        TortoiseCorp having at least $5,000,001 of net tangible assets after giving effect to the redemption of public shares by TortoiseCorp’s public shareholders, in accordance with TortoiseCorp’s organizational documents.

TortoiseCorp, First Merger Sub and Second Merger Sub Conditions

The obligations of TortoiseCorp, First Merger Sub and Second Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

•        the accuracy of the representations and warranties of Volta as determined in accordance with the Business Combination Agreement;

•        Volta having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•        Volta having delivered to TortoiseCorp a customary officer’s certificate, dated as of the Closing, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

•        no Volta Material Adverse Effect having occurred between the date of the Business Combination Agreement and the Effective Time;

•        other than those persons identified in the Business Combination Agreement as continuing directors, all members of the Volta Board and the boards of directors of its subsidiaries shall have executed written resignations effective as of the Effective Time;

•        at least two days prior to the Closing, Volta having delivered to TortoiseCorp in a form reasonably acceptable to TortoiseCorp, a properly executed certification that shares of Volta Common Stock are not “U.S. real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by New Volta with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; and

•        Volta having delivered to TortoiseCorp the Volta Audited Financial Statements.

Some of the conditions to TortoiseCorp’s obligations are qualified by the concept of a “Volta Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Volta Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would be reasonably expected to materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of Volta and its subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by Volta of its obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Volta Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or U.S. GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Volta and its subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical or social conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 virus or any mutation thereof, and including the impact of such pandemics on the health of any officer, employee or consultant of the Volta or its subsidiaries), social unrest (including protests, demonstrations, riots, arson, conflagration, looting, boycotts) and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Volta or its subsidiaries as required by the Business Combination Agreement or any ancillary agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (vi) will not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the transactions contemplated thereby), (vii) any failure to meet any internal or external projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) will not prevent a determination that any Effect underlying such failure has resulted in a Volta Material Adverse Effect, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which TortoiseCorp has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement, except in the cases of clauses (i) through (iv), to the extent that Volta and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which Volta and its subsidiaries operate.

Volta Conditions

The obligations of Volta to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Effective Time of the following additional conditions:

•        the accuracy of the representations and warranties of TortoiseCorp, First Merger Sub and Second Merger Sub as determined in accordance with the Business Combination Agreement;

•        each of TortoiseCorp, First Merger Sub and Second Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Effective Time;

•        TortoiseCorp having delivered to Volta a certificate, dated the date of the Closing, signed by the President of TortoiseCorp, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

•        no TortoiseCorp Material Adverse Effect having occurred between the date of the Business Combination Agreement and the Effective Time;

•        other than Vincent T. Cubbage, all members of the TortoiseCorp Board shall have executed written resignations effective as of the Effective Time;

•        TortoiseCorp having delivered a copy of the A&R Registration Rights Agreement duly executed by TortoiseCorp and its shareholders party thereto;

•        TortoiseCorp having made all necessary and appropriate arrangements with Continental Stock Transfer & Trust Company, acting as trustee, to have all of the funds in the Trust Account disbursed to TortoiseCorp immediately prior to the Effective Time, and all such funds released from the Trust Account being available for immediate use to TortoiseCorp in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of TortoiseCorp’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination;

•        as of the Closing, after consummation of the Private Placement Financing and after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders, TortoiseCorp having cash on hand equal to or in excess of $225,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination and Private Placement Financing); and

•        the Domestication having been completed.

Some of the conditions to Volta’s obligations are qualified by the concept of a “TortoiseCorp Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “TortoiseCorp Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or is reasonably expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of TortoiseCorp, or (b) would prevent, materially delay or materially impede the performance by TortoiseCorp, First Merger Sub or Second Merger Sub of their respective obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a TortoiseCorp Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or U.S. GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which TortoiseCorp operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical or social conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 virus or any mutation thereof, and including the impact of such pandemics on the health of any officer, employee or consultant of TortoiseCorp), social unrest (including protests, demonstrations, riots, arson, conflagration, looting, boycotts) and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by TortoiseCorp as required by the Business Combination Agreement or any ancillary agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (provided that this clause (vi) will not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from the Business Combination Agreement or the Business Combination), or (vii) any actions taken, or failures to take action, or such other changed or events, in each case, which Volta has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement, except in the cases of clauses (i) through (iv), to the extent that TortoiseCorp is materially disproportionately affected thereby as compared with other participants in the industry in which TortoiseCorp operates.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the transactions contemplated thereby by the shareholders of Volta or TortoiseCorp, as follows:

•        by mutual written consent of TortoiseCorp and Volta;

•        by either TortoiseCorp or Volta if the Effective Time shall not have occurred prior to the date that is 210 days after February 7, 2021 (as such date may be extended pursuant to the terms of the Business Combination Agreement, the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Business Combination on or prior to the Outside Date; provided, further, that in the event that any law is enacted after the date of the execution of the Business Combination Agreement extending the applicable waiting period under the HSR Act, the Outside Date will automatically be extended by the length of any such extension;

•        by either TortoiseCorp or Volta if any governmental authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

•        by either TortoiseCorp or Volta if any of the Condition Precedent Proposals fails to receive the requisite vote for approval at the extraordinary general meeting (subject to any adjournment or recess of such meeting;

•        by TortoiseCorp, in the event of a Written Consent Failure;

•        by TortoiseCorp upon a breach of any representation, warranty, covenant or agreement on the part of Volta set forth in the Business Combination Agreement, or if any representation or warranty of Volta shall have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (a “Terminating Volta Breach”); provided, that TortoiseCorp has not waived such Terminating Volta Breach and TortoiseCorp, First Merger Sub and Second Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Volta Breach is curable by Volta, TortoiseCorp may not terminate the Business Combination Agreement for so long as Volta continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by TortoiseCorp to Volta;

•        by Volta upon a breach of any representation, warranty, covenant or agreement on the part of TortoiseCorp, First Merger Sub or Second Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of TortoiseCorp, First Merger Sub or Second Merger Sub shall have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (a “Terminating TortoiseCorp Breach”); provided, that Volta has not waived such Terminating TortoiseCorp Breach and Volta is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating TortoiseCorp Breach is curable by TortoiseCorp, First Merger Sub and Second Merger Sub, Volta may not terminate the Business Combination Agreement for so long as TortoiseCorp, First Merger Sub and Second Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Volta to TortoiseCorp; or

•        by TortoiseCorp if Volta shall have failed to deliver the Volta Audited Financial Statements to TortoiseCorp within 60 business days of the execution of the Business Combination Agreement; provided, however, that if Volta is not able, after exercising reasonable best efforts, to deliver the Volta Audited Financial Statements by such date, then Volta may deliver the Volta Audited Financial Statements to TortoiseCorp by the date that is 90 days from the date of the execution of the Business Combination Agreement without giving rise to a right of termination by TortoiseCorp; provided, further, that in the event of any extension pursuant to the foregoing proviso, there shall be a corresponding extension to the Outside Date.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful breach of the Business Combination Agreement by a party thereto.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements have been or will be filed with the SEC at a future date. Shareholders and other interested parties are urged to read such Related Agreements in their entirety.

Stockholder Support Agreement

On February 7, 2021, TortoiseCorp, Volta and the Written Consent Parties entered into the Stockholder Support Agreement, pursuant to which the Written Consent Parties agreed to vote all of their shares of Volta Common Stock and Volta Preferred Stock in favor of the approval and adoption of the Business Combination Agreement and the Business Combination, including agreeing to execute the Written Consent within 48 hours of the Registration Statement becoming effective. Additionally, such Written Consent Parties agreed, among other things, not to, prior to the Effective Time, (a) transfer any of their shares of Volta Common Stock and Volta Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. The Stockholder Support

Agreement will terminate upon the earlier to occur of: (a) the Effective Time, (b) the date of the termination of the Business Combination Agreement in accordance with its terms and (c) the effective date of a written agreement of TortoiseCorp and the Written Consent Parties terminating the Stockholder Support Agreement.

A&R Registration Rights Agreement

In connection with the Closing, the IPO Registration Rights Agreement will be amended and restated and TortoiseCorp and the Registration Rights Holders will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, New Volta will agree that, within 30 calendar days after the consummation of the Business Combination, New Volta will file with the SEC (at New Volta’s sole cost and expense) the Resale Registration Statement, and New Volta will use its commercially reasonable best efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, certain of the Registration Rights Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders will be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by New Volta if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Lock-Up Agreements

On February 7, 2021, the founders of Volta entered into the Lock-Up Agreement with TortoiseCorp and Volta, pursuant to which they agreed, subject to certain customary exceptions, not to effect any (a) direct or indirect sale, assignment, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, pledge, hypothecation, disposition, loan or other transfer, with respect to any shares of New Volta Class A Common Stock or New Volta Class B Common Stock held by them immediately after the Effective Time, including any shares of New Volta Class A Common Stock or New Volta Class B Common Stock issuable upon the exercise of New Volta Options or New Volta Warrants to purchase shares of New Volta Class A Common Stock or New Volta Class B Common Stock held by them immediately following the Closing or (b) publicly announce any intention to effect any transaction specified in clause (a), in each case, until the date that is the earlier of (i) one year after the Closing Date and (ii) the earlier to occur of, subsequent to the Closing Date, (x) the first date on which the last reported sale price of the New Volta Class A Common Stock equals or exceeds $12.00 per share (as equitably adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing and (y) the date on which there is consummated a subsequent liquidation, merger, share exchange or other similar transaction which results in all of New Volta’s stockholders having the right to exchange their shares of New Volta Class A Common Stock for cash, securities or other property.

The Proposed Bylaws will include transfer restrictions on the New Volta securities issued to Volta stockholders in connection with the First Merger for a period of six months after the Closing.

Sponsor Letter

On February 7, 2021, the initial shareholders entered into the Sponsor Letter with TortoiseCorp pursuant to which, among other things, the initial shareholders agreed to, (a) waive the anti-dilution rights set forth in Article 17.3 of the Existing Organizational Documents, (b) comply with the non-solicitation provisions in the Business Combination Agreement and (c) vote all TortoiseCorp Ordinary Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Business Combination.

Private Placement Financing

In connection with the execution of the Business Combination Agreement, on February 7, 2021, TortoiseCorp entered into separate Subscription Agreements with each of the New Private Placement Investors, pursuant to which the New Private Placement Investors agreed to purchase, and TortoiseCorp agreed to sell to the New Private Placement Investors, an aggregate of 30,000,000 Private Placement Shares for a purchase price of $10.00 per share and an aggregate purchase price of $300,000,000, in the Private Placement Financing.

The closing of the sale of the Private Placement Shares pursuant to the Subscription Agreements will take place substantially concurrently with the Closing and is contingent upon, among other customary closing conditions, the subsequent consummation of the Business Combination. The purpose of the Private Placement Financing is to raise additional capital for use by the post-combination company following the Closing.

Pursuant to the Subscription Agreements, TortoiseCorp agreed that, within 30 calendar days after the consummation of the Business Combination, New Volta will file with the SEC (at New Volta’s sole cost and expense) the Private Placement Resale Registration Statement, and New Volta will use its commercially reasonable efforts to have the Private Placement Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) 60 calendar days (or 90 calendar days if the SEC notifies New Volta that it will review the Private Placement Resale Registration Statement) following the Closing and (b) the tenth business day after the SEC notifies New Volta that the Private Placement Resale Registration Statement will not be reviewed or will not be subject to further review.

Background of the Business Combination

The terms of the business combination were the result of extensive negotiations between representatives of TortoiseCorp and Volta. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

TortoiseCorp is a Cayman Islands exempted company formed on July 24, 2020 for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. TortoiseCorp’s business strategy is to identify and complete a business combination with a company that is playing an active role in providing solutions to reduce emissions and/or improve the sustainability of products and industries, along with making a positive impact on the communities that it serves by employing efficient and innovative business practices. The proposed business combination with Volta was the result of a search for a potential transaction utilizing the broad network of contacts and corporate relationships developed by TortoiseCorp management.

On September 15, 2020, TortoiseCorp completed its IPO of 34,500,000 TortoiseCorp Units, including 4,500,000 TortoiseCorp Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, with each TortoiseCorp Unit consisting of one Class A Ordinary Share and one-fourth of one public warrant, generating gross proceeds to TortoiseCorp of $345,000,000. Simultaneously with the closing of the IPO, TortoiseCorp completed the private sale of 5,933,333 private placement warrants to Tortoise Borrower, generating gross proceeds to us of approximately $8,900,000. There are a total of 14,558,333 whole public warrants and private placement warrants outstanding, and each whole TortoiseCorp Warrant is exercisable to purchase one Class A Ordinary Share at a price of $11.50 per share.

Following the closing of our IPO, TortoiseCorp management commenced an active search for businesses or assets to acquire for the purpose of consummating our Initial Business Combination. We reviewed self-generated ideas, explored ideas with the underwriters from our IPO, and contacted, and were contacted by, a number of individuals and entities with respect to over 60 potential Business Combination opportunities across a wide array of industry sectors or technologies, including businesses engaged in or involving renewable fuels, transportation, energy storage, renewable power and energy efficiency.

By January 7, 2021, the date on which TortoiseCorp and Volta agreed, subject to certain limited exceptions, to enter into exclusive negotiations with respect to a potential Business Combination, TortoiseCorp conducted due diligence and discussions (including by participating in investor presentations) with the senior executives, stockholders or sponsors of, or investment advisors to, 12 Initial Business Combination candidates (the “Other Potential Acquisitions”). TortoiseCorp management conducted site visits with respect to certain of the Other Potential Acquisitions.

In connection with TortoiseCorp’s due diligence evaluation of and discussions with the Other Potential Acquisitions:

•        TortoiseCorp focused its efforts primarily on bilateral discussions with the key decision-makers of each of the Other Potential Acquisitions regarding a potential transaction, although four of the Other Potential Acquisitions became involved in auction processes led by investment banks after TortoiseCorp began its initial review or, in some cases, commenced auction processes when TortoiseCorp began its initial review;

•        TortoiseCorp entered into nine non-disclosure agreements with potential target companies, including Volta and Parties A, B and C described below, for the evaluation of a possible Initial Business Combination (collectively, the “Target Non-Disclosure Agreements”). Each Target Non-Disclosure Agreement was entered into on customary terms and conditions and, among other things, restricted the disclosure of confidential information and limited the rights of a party to use the confidential information except for the purpose of evaluating a possible transaction. In addition, each Target Non-Disclosure Agreement included a customary trust account waiver pursuant to which the potential target company waived any right, title, interest or claim in, to or against the Trust Account and agreed not to seek recourse against the Trust Account for any reason. None of the Target Non-Disclosure Agreements contained a standstill provision or any so-called “don’t ask, don’t waive” provision; and

•        TortoiseCorp submitted formal indications of interest and/or draft letters of intent to three of the Other Potential Acquisitions with an initial indication of value ranging from approximately $800 million to $1.8 billion.

Due to the progression of the discussions with Volta, as well as TortoiseCorp Board’s conclusion that a transaction with Volta would present the most attractive opportunity for TortoiseCorp’s shareholders, the TortoiseCorp Board ultimately determined that a business combination with Volta was the most attractive potential transaction for TortoiseCorp. The decision to pursue a business combination with Volta over the Other Potential Acquisitions was generally the result of, but not limited to, one or more of the following factors:

•        the belief by TortoiseCorp that the Other Potential Acquisitions did not fully meet the investment criteria of TortoiseCorp, which included, among other things, candidates that would benefit from TortoiseCorp’s management’s structuring expertise, insight and capital markets expertise, exhibit a need for capital to achieve the company’s growth strategy, are at an inflection point, have attractive opportunities to grow the business and would be well-received by public investors;

•        a difference in valuation expectations between TortoiseCorp and the senior executives and stockholders of, or advisors to, the Other Potential Acquisitions;

•        TortoiseCorp’s assessment of the likelihood of raising capital to finance the incremental capital needs of the Other Potential Acquisitions at the indicative valuation with institutional investors through a private investment in public equity (a “PIPE”);

•        a determination by TortoiseCorp that the Other Potential Acquisitions were not prepared to satisfy accounting and other requirements applicable to publicly listed companies following an Initial Business Combination and listing on a national securities exchange, or generally not prepared to operate as a publicly listed company due to a variety of factors;

•        a lack of conviction in the commitment by the Other Potential Acquisitions to reduce carbon emissions or improve sustainability of products or services;

•        a belief by TortoiseCorp that Volta possessed a superior management team that was well-prepared and positioned to execute on its business plan; and

•        the determination by TortoiseCorp and our Sponsor that Volta, including its business and business prospects, was of superior quality to the Other Potential Acquisitions.

On September 16, 2020, a representative of Goldman, Sachs & Co. LLC (“Goldman Sachs”), who served as one of TortoiseCorp’s underwriters in its IPO, contacted Vince Cubbage, TortoiseCorp’s Chief Executive Officer, to discuss a private company engaged in the EV charging station sector that would align with TortoiseCorp’s goal of decarbonization and sustainability. On that same day, Stephen Pang, Chief Financial Officer of TortoiseCorp, held a telephone conference with another representative of Goldman Sachs regarding a recently-announced special purpose acquisition company transaction in the EV charging space. The discussion focused on the strong level of interest among institutional investors for investment opportunities in the EV charging sector.

Following Goldman Sachs’ conversations with Mr. Cubbage and Mr. Pang, Goldman Sachs sent an email on September 16, 2020 introducing Christopher Wendel, President and co-founder of Volta, to Messrs. Cubbage and Pang, and the gentlemen agreed to hold an introductory teleconference between senior representatives of their organizations the following week.

On September 18, 2020, TortoiseCorp and Volta executed a mutual confidentiality agreement to facilitate confidential discussions between the parties and the sharing of confidential information between the parties and their respective representatives. The mutual confidentiality agreement did not restrict TortoiseCorp or Volta from engaging in discussions regarding a strategic transaction (or, in the case of TortoiseCorp, an Initial Business Combination) with any other party.

On that same day and after the confidentiality agreement was entered into, representatives of Goldman Sachs held a teleconference with Mr. Cubbage and Mr. Pang to discuss Volta’s business model, EV charging station technology and geographic footprint, management team and long-term growth plans. Goldman Sachs also reviewed the future capital needs of Volta as well as a proposed Series D private financing round (the “Volta Series D Financing”) as to which it was advising Volta, together with the timetable for such capital raise.

On September 21, 2020, representatives of Volta, including Scott Mercer, Volta’s founder and Chief Executive Officer, Mr. Wendel, Drew Lipsher, Volta’s Chief Strategy Officer, and Andrew Cornelia, Volta’s Chief of Staff, hosted an introductory video conference call with Messrs. Cubbage and Pang and other members of the TortoiseCorp management team to provide an introduction to Volta’s business, operations, technology, long-term strategy, competitive landscape and timetable for the proposed Volta Series D Financing. TortoiseCorp management also provided to Volta’s management team a brief introduction to TortoiseCorp’s business strategy and organizational structure as well as the expected attributes of a potential business combination between Volta and TortoiseCorp.

Following calls between representatives of Goldman Sachs and members of TortoiseCorp’s management on September 22 and September 23, 2020 to discuss the business of Volta and the financial model used by Volta in connection with the Volta Series D Financing, a follow-up video conference was held on September 24, 2020, where Messrs. Mercer, Wendel, Lipsher and Cornelia provided further details of an investor presentation regarding Volta’s business and the amount of the proposed Volta Series D Financing. During that video conference, members of TortoiseCorp discussed the public market receptivity to recent EV charging related transactions and the possibility of a business combination between TortoiseCorp and Volta following the close of the proposed Volta Series D Financing. After discussing the benefits to Volta of additional working capital sourced from TortoiseCorp’s trust fund and other capital TortoiseCorp could raise from institutional investors in connection with the transaction, TortoiseCorp requested Volta management provide updated financial projections to model Volta’s longer-term growth prospects using such capital. Following such call, Messrs. Cubbage and Pang called Barclays Capital, Inc. (“Barclays”), an underwriter in TortoiseCorp’s IPO, to discuss the prospect of Barclays serving as financial advisor to TortoiseCorp in connection with a potential business combination with Volta and to evaluate preliminarily the likelihood of interest by institutional investors in providing additional capital to finance Volta’s business plan through a PIPE that would close simultaneously with the Business Combination.

On September 25, 2020, TortoiseCorp and a diversified electric power producer (“Party A”) entered into a Target Non-Disclosure Agreement for the purpose of evaluating the possibility of an Initial Business Combination. Thereafter, representatives of TortoiseCorp conducted site visits and preliminary due diligence regarding the business of Party A.

On September 28, 2020, Messrs. Cubbage and Pang had a conference call with Mr. Wendel. During that call, Mr. Cubbage expressed TortoiseCorp’s interest in exploring a potential business combination with Volta and discussed next steps for an onsite visit in San Francisco to meet the full executive team.

Between September 29, 2020 and October 4, 2020, TortoiseCorp’s management held several calls with representatives of Barclays, including industry and coverage specialists, to discuss the prospects of a business combination with Volta and to review the financial model used by Volta in connection with the then contemplated Volta Series D Financing. These discussions covered a range of factors, including Volta’s business, pre-money valuation ranges, the out-of-home media market, the EV charging station market, the regulatory environment, the competitive landscape and Volta’s growth strategy and current and prospective sources of revenue.

During a visit to Volta’s headquarters by TortoiseCorp management on October 7, 2020, Volta’s management made presentations to TortoiseCorp regarding Volta’s EV charging station technology, third-party vendors relied upon by Volta including vendors that assist Volta with the permitting, construction and installation of Volta’s EV charging stations, the financial model being used by Volta in connection with the contemplated Volta Series D Financing, Volta’s research and development budget, competitive landscape, outlook for the EV charging station sector and the regulatory environment, plans and strategies for continued international expansion and public-company preparedness. During that site visit, Mr. Cubbage explained the merits of a transaction with TortoiseCorp, including the benefits to Volta from accelerating its growth strategy in the fast-growing EV charging station market with the proceeds from TortoiseCorp’s trust funds together with additional capital TortoiseCorp could raise in a PIPE offering, the timetable to negotiate and close a possible business combination and certain accounting and regulatory requirements applicable to publicly-traded companies as well as, in general, public-company readiness. Representatives of Goldman Sachs also gave an update on the status and closing timetable of the proposed Volta Series D Financing.

Throughout the period of October 8, 2020 through November 24, 2020, TortoiseCorp management participated in numerous conference calls with representatives of each of Volta, Goldman Sachs and Barclays to discuss a financial projection model prepared by Volta reflecting a business combination between Volta and TortoiseCorp, which was received by TortoiseCorp on October 8, 2020, and sensitivities to the business cases, potential valuations of Volta, the status of the planned Volta Series D Financing and various diligence matters. After Mr. Cubbage explained how a business combination between Volta and TortoiseCorp would meet the objectives and strategy of both companies, Mr. Wendel advised Mr. Cubbage during a call on November 18, 2020 that Volta was interested in discussing a business combination with TortoiseCorp in earnest, but not until the completion of the Volta Series D Financing. During this period, TortoiseCorp management also engaged in preliminary discussions with leading management consulting firms and technology and engineering firms to evaluate the expertise of such firms for the purpose of assisting TortoiseCorp in its due diligence investigation of Volta as well as the EV charging station sector.

During the third week of October 2020 and following the review of certain diligence information made available by Party A to TortoiseCorp, representatives of TortoiseCorp visited certain site locations of Party A and participated in a management presentation by members of Party A’s senior management team.

On November 6, 2020, TortoiseCorp and a company supplying products and services used in the decarbonization of the transportation industry (“Party B”) entered into a Target Non-Disclosure Agreement for the purpose of evaluating the possibility of an Initial Business Combination.

On November 20, 2020, TortoiseCorp and a company engaged in developing and supplying energy efficient technologies (“Party C”) entered into a Target Non-Disclosure Agreement for the purpose of evaluating the possibility of an Initial Business Combination.

Following the review of preliminary diligence information made available to TortoiseCorp by Party B and a presentation by Party B’s management, on November 20, 2020, TortoiseCorp delivered a non-binding indication of interest regarding a possible Initial Business Combination with Party B pursuant to a process letter from investment advisors to Party B. The indication of interest letter proposed a business combination based on a preliminary enterprise value of Party B of between $1.3 billion to $1.5 billion and further contemplated TortoiseCorp delivering to the combined company $345 million capital from the Trust Account (subject to required redemptions) and an additional $200 million from a private capital raise to close concurrent with the closing of the potential transaction. The valuation proposed by TortoiseCorp was based on projected financial information supplied by Party B at a preliminary stage of TortoiseCorp’s evaluation of the potential transaction without TortoiseCorp providing input on such projections or any assumptions underlying such projections. TortoiseCorp’s non-binding indication of interest letter advised Party B that TortoiseCorp would be prepared to negotiate the terms of a letter of intent should TortoiseCorp be selected as the party with which Party B desired to transact, and that TortoiseCorp would require party B to cease negotiations regarding a potential transaction with all other parties at the time that Party B and TortoiseCorp entered into a letter of intent. TortoiseCorp and Party B decided not to continue discussions regarding a potential transaction after TortoiseCorp delivered its non-binding indication of interest.

On November 25, 2020, TortoiseCorp delivered an initial draft of a non-binding (and unsigned) letter of intent regarding a proposed Initial Business Combination between TortoiseCorp and Party A. The draft letter of intent proposed a business combination based on a proposed enterprise value of Party A of approximately $1.8 billion and further contemplated TortoiseCorp delivering to the combined company $345 million of capital from the Trust Account (subject to required redemptions) plus an unspecified amount of additional capital to be raised by TortoiseCorp in a private placement to be completed concurrent with the closing of the potential Initial Business Combination. The valuation proposed by TortoiseCorp was based on projected financial information supplied by Party A at a preliminary stage of TortoiseCorp’s evaluation of the potential transaction without TortoiseCorp providing input on such projections or any assumptions underlying such projections. The draft letter of intent also contemplated that TortoiseCorp would have the right to appoint one person to the board of directors of the combined company and that the completion of the transaction would be subject to customary closing conditions, including the completion of due diligence and receipt of a to-be-agreed upon minimum amount of proceeds from the completion of the proposed private capital raise. In addition, the proposed letter of intent contemplated that Party A would cease negotiations regarding a potential transaction with all other parties for a period of 90 days commencing upon the execution of such letter of intent.

Also on November 25, 2020, TortoiseCorp delivered a letter to Volta, in which TortoiseCorp expressed its interest in combining with Volta, set out TortoiseCorp’s management team’s long history of successfully completing mergers and acquisitions and PIPE financings and expressed a preliminary pre-money valuation of Volta in the range of $1.0 billion to $1.2 billion, subject to completion of confirmatory due diligence and Volta meeting its current business plan and certain peer company benchmark trading performance. In the letter, Mr. Cubbage proposed that TortoiseCorp would raise an additional $200 million in a PIPE offering, in addition to TortoiseCorp’s $345 million of trust funds that would be available to the combined company after closing (assuming no redemptions), to further fund Volta’s growth plans. TortoiseCorp also advised Volta that it would be prepared to enter into a letter of intent with Volta and complete its due diligence investigation of Volta once Volta and TortoiseCorp reached mutual agreement on the pre-money valuation of Volta, provided Volta agreed to negotiate exclusively with TortoiseCorp regarding a potential business combination.

Throughout the period of November 25, 2020 to January 6, 2021, TortoiseCorp management (a) continued to analyze the business of Volta and its competitors as well as the current regulatory environment together with anticipated changes in government policy to encourage the growth of EV charging stations and (b) held several discussions with Barclays regarding the valuation of Volta and the feasibility of a $200 million (or more) PIPE offering. In addition, and during this same period, members of TortoiseCorp’s management had conference calls with members of Volta’s senior management team to discuss the status of the Volta Series D Financing and the desire of both TortoiseCorp and Volta to reach agreement on the framework for entering exclusivity and negotiating a potential transaction by late December 2020 or early January 2021.

Throughout the end of November and through the first two weeks of December 2020, representatives of TortoiseCorp and Party A held several conversations regarding a potential timetable for completing an Initial Business Combination. Following such discussions, TortoiseCorp ended its evaluation of a potential transaction with Party A.

On December 14, 2020 and following the review of certain diligence information made available by Party C to TortoiseCorp, representatives of TortoiseCorp met with Party C at its principal offices for a site visit and a management presentation by members of Party C’s senior management team.

On December 17, 2020, Goldman Sachs delivered to TortoiseCorp discussion materials for a conference call between the parties. On that day, representatives of management of Volta and TortoiseCorp, together with representatives of Goldman Sachs, held a conference call to discuss the materials, including the status and scheduled closing date of the pending Volta Series D Financing, the overall draft timetable for a potential business combination between Volta and TortoiseCorp, the projected launch date of the marketing of the anticipated PIPE offering, requested access to a virtual data room containing more complete confidential information relating to Volta and its business and affairs and the allocation of work streams among the parties and their advisors.

Also on December 17, 2020, TortoiseCorp delivered a non-binding indication of interest to Party C regarding a possible Initial Business Combination. The indication of interest letter expressed TortoiseCorp’s interest in pursuing a transaction with Party C but did not set out any valuation terms on account of TortoiseCorp’s lack of sufficient financial and other diligence information regarding Party C. However, TortoiseCorp’s indication of interest letter contemplated TortoiseCorp delivering to the combined company at closing $345 million of capital from the Trust Account (subject to required redemptions) and an additional $250 million from a private capital raise to close concurrently with the closing of the potential transaction.

Following receipt of TortoiseCorp’s non-binding indication of interest, Party C held a conference call with TortoiseCorp on December 22, 2020 during which Party C requested that TortoiseCorp provide an initial view on the enterprise value of Party C’s business. TortoiseCorp subsequently delivered a letter to Party C in which TortoiseCorp proposed an enterprise value of Party C of approximately $800 million. The valuation proposed by TortoiseCorp was based on projected financial information supplied by Party C at a preliminary stage of TortoiseCorp’s evaluation of the potential transaction without TortoiseCorp providing input on such projections or any assumptions underlying such projections. After discussions between the parties regarding TortoiseCorp’s valuation letter, TortoiseCorp and Party C decided not to continue discussions regarding a potential transaction.

On December 23, 2020, Mr. Wendel informed Mr. Cubbage that Volta had closed the Volta Series D Financing at a pre-money valuation for Volta of approximately $650 million and would now provide data room access to the TortoiseCorp management team.

On December 28, 2020, TortoiseCorp management and Barclays held a conference call with representatives of Goldman Sachs to discuss views on valuation of the proposed business combination based on relative trading values of comparable companies, transaction multiples and appropriate discounts to those multiples for a new company entering the public markets at the time of a business combination announcement.

On December 29, 2020, Mr. Cubbage and certain other members of TortoiseCorp’s management team held a conference call with Messrs. Mercer and Wendel together with representatives of Goldman Sachs to discuss the pre-money valuation range of Volta. During that call, Tortoise proposed a pre-money valuation of Volta in the range of $1.25 billion to $1.35 billion, and Mr. Cubbage advised Messrs. Mercer and Wendel that TortoiseCorp would send to Volta a draft of a letter of intent that sets out the general framework of a business combination. Mr. Cubbage informed Mr. Wendel that TortoiseCorp would not be prepared to execute a letter of intent unless Volta agreed to negotiate exclusively with TortoiseCorp with respect to a possible business combination. Mr. Wendel advised Mr. Cubbage that Volta would be prepared to agree to exclusivity provided TortoiseCorp also agreed to reciprocal exclusivity. Mr. Cubbage advised Mr. Wendel that an exclusive undertaking on the part of TortoiseCorp would be acceptable but only with respect to businesses operating in the EV charging station sector.

Later in the day on December 29, 2020, Mr. Cubbage sent a draft of a non-binding letter of intent to Mr. Wendel setting out the general framework for a potential business combination between Volta and TortoiseCorp. The draft of TortoiseCorp’s non-binding letter proposed: (a) a pre-money equity value of Volta equal to $1.3 billion and contemplated a business combination in which a single class of common stock of TortoiseCorp would be issued in exchange for all outstanding shares of common stock and preferred stock (or equity rights with respect thereto) held by the Historical Rollover Shareholders; (b) an exclusive negotiating period of the later of 60 days and the date that would be five days after Volta delivered to TortoiseCorp certain audited financial statements, except that TortoiseCorp’s exclusive negotiating covenant applied solely to businesses that were engaged in the EV charging business sector; (c) that TortoiseCorp would issue an additional $200 million of common shares in a PIPE offering to provide additional working capital to the combined company on a post-closing basis; (d) a post-closing, single-class, board of directors consisting of nine directors, two of which would be nominated by the Sponsor and seven of which would be nominated by Volta; (e) restrictions on the ability of certain Historical Rollover Shareholders to sell TortoiseCorp shares (i.e., a lock-up) issued to them in a business combination for a period of 180-days following the closing thereof, except that Messrs. Mercer and Wendel would be subject to a lock-up for a period of two (2) years following the closing of a business combination (subject to their right to sell an unspecified number of shares commencing on the expiration date of the lock-up applicable to the Founder Shares); (f) an equity incentive plan for the officers, directors and employees of Volta in the range of 5% to 10% of the total pro forma issued and outstanding shares of capital stock of the combined company as of the date of the closing of a business combination; (g) that an unspecified group of key management members enter into employment agreements with the combined company, with the terms of agreements and the key management members to be agreed upon by the parties at a later date; (h) a condition that neither party would have an obligation to close the business combination unless TortoiseCorp had at closing an amount of cash from its trust funds (after giving effect to all required redemptions) and proceeds from the sale of shares in a PIPE offering equal to, in the aggregate, $200 million (i.e., the minimum cash closing condition); and (i) other terms customary for a transaction of the type contemplated by TortoiseCorp’s proposed business combination. TortoiseCorp also proposed that it would re-domicile as a Delaware corporation immediately prior to closing the proposed business combination. The $1.3 billion pre-money valuation offered by TortoiseCorp (after consultation with its financial advisor) was a valuation based on TortoiseCorp’s internally-developed discount to the financial model presented to TortoiseCorp by Volta on October 8, 2020, which discount focused principally on a reduction in the number of installed charging stations over a five-year period of time ending 2025 that translated into a reduction in revenue of 14%, 35%, 42%, 44% and 45% for years 2021 through 2025, respectively. TortoiseCorp’s offered valuation was also based on the acceleration of Volta’s business plan using TortoiseCorp’s trust funds and the proceeds from the proposed PIPE offering and valuation benchmarking of various peer companies including the estimated valuation implications of recently-completed comparable transactions. See “Proposal No. 1 — The Business Combination — The TortoiseCorp Board’s Reasons for the Approval of the Business Combination.”

Throughout the period of December 27, 2020 through February 6, 2021, TortoiseCorp and its legal and financial advisors and industry consultants conducted their due diligence investigation regarding Volta, including a review of due diligence materials posted by Volta to the virtual data room.

On December 30, 2020, Mr. Wendel called Mr. Cubbage to convey Volta’s initial reactions to TortoiseCorp’s proposed letter of intent, during which call the parties discussed certain aspects of the proposed business combination, including TortoiseCorp’s proposed $1.3 billion pre-money valuation of Volta, lock-up restrictions and the $200 million minimum cash closing condition.

On December 31, 2020, representatives of Volta sent comments to the draft letter of intent to TortoiseCorp. Volta tentatively accepted the $1.3 billion pre-money valuation but proposed various revisions and additional provisions to TortoiseCorp’s initial proposal, including: (a) a shorter time period for exclusive negotiations and, with respect to TortoiseCorp, a requirement that TortoiseCorp’s exclusive negotiating obligation apply to business combination candidates engaged in any business sector rather than only the EV charging business sector; (b) a dual-class common stock structure, with Messrs. Mercer and Wendel (and certain other Historical Rollover Shareholders) exchanging their Volta shares for shares of the combined company possessing an unspecified number of higher votes per share and the other Historical Rollover Shareholders exchanging their Volta shares for shares of the combined company possessing one vote per share; (c) a management incentive compensation plan for certain key members of management, with the size of and participants in the plan to be agreed upon at a later date and with awards to vest based on certain stock trading triggers; (d) a staggered board structure, consisting of three classes of directors; (e) that all Historical Rollover Shareholders agree, with respect to the shares of stock of the combined company issued to them in the business combination, to a lock-up for a period of 180-days after the closing of the business combination, but that the lock-up applicable to shares of the combined company issued to Messrs. Mercer and Wendel would expire contemporaneously with the expiration of the lock-up applicable to the Founder Shares; (f) an equity incentive plan for the officers, directors and employees of Volta equal to 10% (rather than in the range of 5% to 10%) of the total pro forma issued and outstanding shares of capital stock of the combined company as of the date of the closing of the business combination; (g) that only Volta have the right to condition its obligation to close the business combination on TortoiseCorp satisfying the minimum cash closing condition and that, in any event, the amount of cash needed to satisfy this condition was an issue for the parties to agree upon; (h) that TortoiseCorp would be required to close the business combination regardless of whether Volta suffered a material adverse effect; and (i) that the Sponsor would be required to forfeit an unspecified number of Founder Shares in the event that (i) the minimum cash closing condition is not satisfied or (ii) if the trading price of the combined company’s common stock trades at a price (which price had not been specified by Volta) for a certain period of time post-closing. Volta also indicated that it desired to discuss whether $200 million was the appropriate amount of capital to be raised by TortoiseCorp in the proposed PIPE offering.

Over the next few days, representatives of Volta and TortoiseCorp spoke by telephone regarding various comments reflected in Volta’s revised draft of the letter of intent delivered to TortoiseCorp on December 31, 2020. On January 3, 2021, TortoiseCorp delivered to Volta and Goldman Sachs a revised draft of a letter of intent, in which TortoiseCorp accepted Volta’s December 31, 2020 draft letter of intent, except: (a) TortoiseCorp offered a 45-day exclusivity period, which would automatically extend to 75 days from the date of execution of the letter of intent if by the 45th day, TortoiseCorp confirmed in writing that nothing in its due diligence investigation had caused TortoiseCorp to lower its $1.3 billion pre-money valuation of Volta; (b) TortoiseCorp offered to engage in exclusive negotiations with respect to EV charging station businesses and further offered not to engage in material due diligence with respect to a potential acquisition candidate engaged in other lines of business; (c) TortoiseCorp offered to consider an additional management incentive plan for unidentified key members of management, with such awards to vest based on terms to be negotiated; (d) TortoiseCorp offered to raise $200 million of capital in the proposed PIPE offering, with the understanding that the parties would cooperate with the other’s reasonable request to increase the PIPE offering to $300 million (or such other amount as the parties may otherwise agree), subject to investor interest; (e) TortoiseCorp indicated its willingness to consider a dual-class common stock voting structure subject to further discussions; (f) TortoiseCorp rejected a staggered or classified board structure; (g) TortoiseCorp proposed that certain founders of Volta would be prohibited from selling, once their lock-up period expired, more than 25% of the shares issued to them in the Business Combination during any six-month period; and (h) TortoiseCorp proposed a minimum cash closing amount equal to the amount of the PIPE offering plus $34.5 million, and that this condition would be a mutual closing condition. In addition, TortoiseCorp rejected Volta’s requests to eliminate as a condition to TortoiseCorp’s obligation to close the non-occurrence of a material adverse effect upon Volta, as well as any commitment on the part of TortoiseCorp to forfeit any Founder Shares based on the minimum cash closing condition not being satisfied or otherwise.

On January 4, 2021, representatives of the senior management team of Volta and TortoiseCorp, together with their legal advisers and Goldman Sachs, held a conference call to discuss TortoiseCorp’s latest draft of the letter of intent, including among other matters the duration of the exclusivity period as well as TortoiseCorp’s exclusivity obligations, the combined company’s post-closing board and capital stock structure (including the dual-class capital structure then in effect under Volta’s existing constituent documents) and the minimum cash closing condition and the mutuality of such condition. Following such call, Steven Schnitzer, TortoiseCorp’s General Counsel, spoke with Volta’s outside counsel to discuss the terms of TortoiseCorp’s exclusivity obligations and reached tentative agreement upon a framework for TortoiseCorp’s exclusivity obligations.

On January 5, 2021, Volta delivered a revised draft of the letter of intent, accepting TortoiseCorp’s January 3rd draft letter of intent, except that: (a) Volta offered a 30-day exclusivity period, which would automatically extend to 75 days from the date of execution of the letter of intent if the parties had commenced the PIPE offering marketing process by the end of the initial 30-day period; (b) TortoiseCorp would agree to negotiate exclusively with Volta during the exclusivity period and not engage in discussions regarding a potential business combination with a third party engaged in any line of business, subject to certain exceptions; (c) Volta proposed a $175 million PIPE offering, but agreed that the parties would cooperate with the other’s reasonable request to increase the PIPE offering to an unspecified greater amount as the parties may agree, subject to investor interest; (d) Volta required the post-closing combined company to adopt a dual-class voting capital structure, with Messrs. Mercer and Wendel and certain other Historical Rollover Shareholders exchanging their Volta shares for common stock of the combined company possessing a larger (but unspecified) number of votes per share than the other class of common stock of the combined company; (e) Volta required the post-closing board of the combined company to continue with TortoiseCorp’s classified board structure; (f) Volta rejected limiting the right of certain founders to sell, after the agreed upon lock-up period expires, no more than 25% of the shares issued to them in the Business Combination during any six-month period; (g) Volta would engage a compensation consultant to discuss the parameters of the general incentive compensation plan, a long-term incentive plan for certain key members of management and certain other equity compensation awards to certain members of management, and TortoiseCorp and Volta would consider adopting such plans and awards; and (h) Volta proposed a minimum cash closing amount of $225 million, but that satisfaction of such condition would be a condition only to Volta’s obligation to close the business combination.

Later that same day, TortoiseCorp delivered a revised draft of the non-binding letter of intent in which it accepted Volta’s latest draft, except that: (a) TortoiseCorp would have no obligation to give certain notices to Volta in connection with unsolicited offers submitted to TortoiseCorp during the exclusivity period by third parties in respect of a potential business combination; (b) TortoiseCorp would agree that the common shares of the combined company to be held by Messrs. Mercer and Wendel and certain other Historical Rollover Shareholders would possess a higher vote on a post-closing basis relative to the common shares held by other shareholders of the combined company so long as such high-vote shares convert into low-vote shares at a time to be mutually agreed upon by the parties during the negotiation of the definitive documents; and (c) TortoiseCorp would agree to the $225 million cash closing condition as proposed by Volta with the understanding that the PIPE offering would be increased to a minimum of $225 million, subject to investor interest in the offering. Throughout the negotiations of the letter of intent, the parties had not discussed or agreed upon the number of votes to be assigned to the high-vote shares.

On January 6, 2021, Mr. Wendel telephoned Mr. Cubbage to indicate that Volta had accepted TortoiseCorp’s latest draft letter of intent and that the Volta Board had approved such draft. Later that day, following a meeting held by TortoiseCorp’s management with the TortoiseCorp Board to discuss the terms and conditions of the letter of intent including the valuation of Volta, the TortoiseCorp Board approved the latest draft of the letter of intent.

On that same day, Volta and TortoiseCorp, together with representatives of Goldman Sachs and Barclays, held a conference call to review the timetable for the proposed business combination, the process and timetable for wall crossing PIPE investors and the timetable for the completion of due diligence by TortoiseCorp and its advisors and industry consultants.

On January 7, 2021, TortoiseCorp and Volta entered into the non-binding letter of intent. On that same day, TortoiseCorp had a diligence call with its outside legal counsel, Vinson & Elkins L.L.P. (“Vinson & Elkins”), which sent TortoiseCorp’s updated due diligence request list to Volta’s outside legal advisors, Orrick Herrington & Sutcliffe LLP (“Orrick”). In addition and later that day, Barclays entered into a confidentiality agreement with TortoiseCorp relating to the proposed business combination and PIPE offering.

On January 8, 2021, representatives of TortoiseCorp, Barclays and Vinson & Elkins met by teleconference with Goldman Sachs to review the timetable relating to various aspects of the transaction, including the launch of the PIPE offering marketing process, distribution of initial drafts of a business combination agreement and other principal transaction documents and the completion of diligence by TortoiseCorp and its advisors and consultants.

On January 12, 2021, representatives of Volta, TortoiseCorp, Goldman Sachs and Barclays held a teleconference to review an updated and final version of a financial projection model for the combined company upon closing of the business combination reflecting the use of funds in the Trust Account and proceeds from the PIPE offering and incremental capital from the Volta Series D Financing, along with Volta’s business plan and operating budget, together with internal, unaudited prospective financial information for the post-business combination combined company prepared by Volta on January 11, 2021 as set forth under “Proposal No. 1 — The Business Combination — Unaudited Prospective Financial Information.” The final projection model resulted from discussions among representatives of Volta, TortoiseCorp, Goldman Sachs and Barclays and reflected a reduction in the number of charging stations installed as well as adjustments related to tax equity thereby reducing Network Development revenue, a reduction in advertising content across the charging network by site and content partners thereby reducing Behavior and Commerce revenue, a reduction in utilization of the charging stations thereby reducing Charging Network Operations revenue and a reduction in licensing or servicing fees thereby reducing Network Intelligence revenue. The final projection model reflected a reduction in revenue over a five-year period ending in 2025 in relation to the initial combined company financial projections presented by Volta to TortoiseCorp on October 8, 2020 of 25%, 31%, 46%, 50% and 49% for years 2021 through 2025, respectively. For further information regarding Volta’s revenue sources, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta — Business Overview.”

On January 13, 2021, Goldman Sachs distributed to TortoiseCorp and Barclays an initial draft of an investor presentation relating to Volta and the Business Combination to be used for the PIPE offering marketing process. Throughout the period of January 13, 2021 to January 20, 2021, representatives of Volta and TortoiseCorp, together with their respective legal and financial advisors at different stages of the process, met during multiple drafting sessions to discuss and revise drafts of the PIPE offering investor presentation.

On January 14, 2021, representatives of TortoiseCorp and Vinson & Elkins met by teleconference with representatives of Volta and Orrick to review certain historical information relating to Volta and other due diligence matters.

On January 15, 2021, representatives of Volta and TortoiseCorp held a teleconference to discuss the timetable for the launch of the PIPE offering marketing process as well as the market valuation of other companies in the EV charging station sector. During such call, Volta’s representative discussed Volta’s view of its market value given both its current business prospects as well as market conditions due in part to the stated priorities of the new federal government administration. Volta also discussed feedback they had received from current Volta investors and potential PIPE investors as to market valuations expected to be received by certain Volta competitors that were thought to be in the capital raising process at that time. Volta reiterated its management team’s support for a potential business combination with TortoiseCorp but conveyed that certain Volta investors and members of the Volta Board were beginning to question whether TortoiseCorp’s indicated value was sufficient.

On January 15, 2021 and January 18, 2021, TortoiseCorp management held separate meetings with the TortoiseCorp Board to discuss, among other things, the engagement of Barclays and Goldman Sachs as co-placement agents for the proposed PIPE offering (collectively, the “Placement Agents”) and Barclays as financial advisor and capital markets advisor to TortoiseCorp in connection with the proposed business combination. During such meetings, members of senior management of TortoiseCorp provided an update with respect to the results of their due diligence investigation regarding Volta. During the January 18, 2021 meeting, Mr. Cubbage discussed recent telephone conversations he had with representatives of Volta and a representative of Goldman Sachs regarding a request by the Volta Board for TortoiseCorp to increase its pre-money valuation of Volta.

On January 17, 2021, representatives of Goldman Sachs, Barclays, Volta and TortoiseCorp held a teleconference to discuss the current version of the PIPE offering investor presentation, potential target investors and the timetable for the launch of the PIPE offering marketing process.

On January 19, 2021, TortoiseCorp engaged Goldman Sachs and Barclays as Placement Agents and Barclays as TortoiseCorp’s financial advisor. On that same day, representatives of the Placement Agents began to wall cross targeted investors that may have an interest in discussing, on a confidential basis, participation in the Private Placement Financing.

On January 20, 2021, Vinson & Elkins distributed to Orrick an initial draft of the Business Combination Agreement, and the Placement Agents posted the Private Placement Financing investor presentation to a virtual data room for review by potential New Private Placement Investors.

After the close of business on January 22, 2021, the Placement Agents held an update conference call with TortoiseCorp and Volta, during which the Placement Agents informed the parties that that there was a high degree of interest from the investors that had participated in the initial Private Placement Financing marketing meetings. Between January 22 and January 24, 2021, Mr. Cubbage had separate teleconferences with representatives of Goldman Sachs, Mr. Wendel and John Tough, a director of the Volta Board, in which Volta discussed TortoiseCorp potentially increasing its pre-money valuation of Volta, with Mr. Cubbage initially rejecting the proposal. After further consideration, the Volta Board agreed that the pre-money valuation of Volta would not be increased above the valuation agreed to in the executed letter of intent.

On January 22, 2021, representatives of TortoiseCorp had a diligence call with Vinson & Elkins, and following such call, Vinson & Elkins sent to Orrick a supplemental diligence request list.

During calls between January 22 and January 24, 2021, representatives of Volta discussed with representatives of TortoiseCorp additional details as to an existing arrangement to which Messrs. Wendel and Mercer were party, which entitled Messrs. Mercer and Wendel to certain proceeds from Volta upon the completion by Volta of a strategic transaction (the “Volta Management Carveout Plan”). Following further discussion regarding these issues, TortoiseCorp and Volta agreed that it would be in the best interests of the combined company if Volta terminated at the Closing the existing Volta Management Carveout Plan to remove that agreement as an over-hang on the combined company. Representatives of TortoiseCorp proposed that if Messrs. Wendel and Mercer would agree to terminate the Volta Management Carveout Plan at Closing, TortoiseCorp would agree to issue at Closing to Messrs. Wendel and Mercer equity under a restricted stock award in an amount and upon vesting terms mutually acceptable to the parties.

On January 27, 2021, Orrick distributed to Vinson & Elkins Volta’s initial comments to the Business Combination Agreement.

On January 29, 2021, TortoiseCorp management updated the TortoiseCorp Board regarding the status of the potential business combination. During the meeting, TortoiseCorp management provided an overview of the issues raised by Volta in its revised draft of the Business Combination Agreement, reviewed the status of the diligence work being conducted by management and TortoiseCorp’s advisors and industry consultants and discussed the recent negotiations between Mr. Cubbage and Volta and its representatives regarding a potential increase to the pre-money valuation of Volta. TortoiseCorp management also updated the TortoiseCorp Board regarding the proposed arrangement to issue additional restricted equity to Messrs. Mercer and Wendel subject to the termination of the Volta Management Carveout Plan upon closing of the Business Combination.

That same day, TortoiseCorp’s management met by teleconference with Vinson & Elkins to discuss Volta’s comments to the draft Business Combination Agreement.

Throughout the period of January 30, 2021 through February 6, 2021, TortoiseCorp and Volta and their respective legal advisors held various teleconferences and exchanged several drafts of the Business Combination Agreement to resolve open issues, which focused principally on: (a) identifying a group of Historical Rollover Shareholders that would enter into the Stockholder Support Agreement under which the Written Consent Parties would agree to vote all of their shares of Volta Common Stock and Volta Preferred Stock in favor of the approval and adoption of the Business Combination Agreement and the Business Combination; (b) the inclusion of an express ability of the boards of directors of TortoiseCorp and Volta to change their recommendations to their respective shareholders regarding approval of the Business Combination; (c) whether to compute the number of shares of the combined company available to be issued to the Historical Rollover Shareholders using the treasury share method when taking into account outstanding, in-the-money, options and warrants of Volta; (d) Volta’s operating covenants between signing and Closing; (e) the terms and conditions of the Founder Plan to be adopted in exchange for termination of the Volta Management Carveout Plan; (f) the circumstances under which high-vote shares of the combined company issued to certain Historical Rollover Shareholders (consisting principally of Messrs. Mercer and Wendel) in the Business Combination will convert into low-vote shares, with such high-vote shares possessing ten votes per share and all other shares possessing one vote per share as proposed by Volta; (g) the composition of the New Volta Board; (h) whether loans made by the Sponsor to TortoiseCorp for expenses would convert at Closing into equity of New Volta or be repaid in cash; (i) certain termination rights including the right of TortoiseCorp to terminate the Business Combination Agreement should Volta fail to deliver its audited financial statements by an agreed-upon date; and (j) certain representations and warranties and closing conditions.

On January 31, 2021, Vinson & Elkins delivered to Orrick initial drafts of (a) the A&R Registration Rights Agreement under which certain Historical Rollover Shareholders would be granted registration rights similar to the registration rights granted to the Sponsor (and certain related parties) in connection with the IPO, (b) the Stockholder Support Agreement and (c) Lock-Up Agreements under which Messrs. Mercer and Wendel would agree not to transfer, subject to certain customary exceptions, the shares of the combined company issued to them in the Business Combination until the expiration of the lock-up period applicable to the Founder Shares.

On that same day, Mr. Cubbage had a teleconference with Messrs. Mercer and Wendel to discuss the terms of the Founder Plan and other incentive compensation awards to each of them, along with the vesting provisions thereof. During such teleconference, the parties tentatively agreed that the Founder Plan would provide an incentive award to each of Mr. Mercer and Mr. Wendel equal to approximately 2% of the combined company’s shares (on a fully diluted basis) after giving effect to the Closing of the Business Combination, subject to certain continued service requirements.

On February 1, 2021, Mr. Wendel sent to TortoiseCorp a proposal for an omnibus incentive compensation plan to be adopted by the combined company, setting out customary terms and conditions for incentive compensation awards of stock options, stock appreciation rights, restricted stock or units or other equity rights to the officers, directors, employees and other eligible plan participants in the amount of up to ten percent of the fully diluted capital of the combined company at Closing. On that same day, the Placement Agents reported to TortoiseCorp and Volta on the current indications of interest from potential investors in the Private Placement Financing.

Also on February 1, 2021, Volta delivered to TortoiseCorp an initial draft of its disclosure schedules to the Business Combination Agreement. Throughout the remainder of the week, Volta and TortoiseCorp and their legal advisors exchanged revised drafts of such disclosure schedules.

On February 3, 2021, TortoiseCorp management held a meeting with the TortoiseCorp Board, during which Mr. Schnitzer reviewed the transaction agreements to be entered into by the parties in connection with the Business Combination and the TortoiseCorp Board reviewed the results of diligence by TortoiseCorp’s management, advisors and industry consultants.

Also on February 3, 2021, senior members of management of Volta and TortoiseCorp together with representatives of Vinson & Elkins and Orrick held a teleconference to review a wide range of due diligence matters relating to Volta.

On that same day, representatives of the Placement Agents reported to Volta and TortoiseCorp the final indications of interest from potential investors in the Private Placement Financing, and Volta and TortoiseCorp agreed to increase the Private Placement Financing to $300 million (or 30,000,000 shares of New Volta Class A Common Stock).

On February 4, 2021, TortoiseCorp reached substantial agreement with interested investors on the terms and conditions of the Subscription Agreements. On that same day, TortoiseCorp management held a meeting with the TortoiseCorp Board, which representatives of Vinson & Elkins and Barclays attended. Vinson & Elkins reported on the results of its due diligence investigation of Volta and reviewed the material terms of the Business Combination Agreement (including the dual-class capital structure of the combined company) and the other transaction agreements, including the Stockholder Support Agreement, the A&R Registration Rights Agreement, the Lock-Up Agreement, the Subscription Agreements and the Sponsor Letter to be entered into by the Sponsor and the Company’s independent directors under which they would agree, among other things, to vote their shares of the Company in favor of the Business Combination. During this meeting, Mr. Cubbage also reported on the terms and conditions of equity awards to Messrs. Mercer and Wendel including under the Founder Plan. At such meeting, Barclays reviewed the financial projections of Volta and the sources and uses of capital, and presented its valuation analysis of Volta based on benchmarking of various peer companies including the estimated valuation implications of recently completed comparable transactions. Barclays also reviewed the Private Placement Financing marketing process and advised that indications of interest from interested investors far exceeded the amount of capital TortoiseCorp and Volta had proposed to raise in the Private Placement Financing.

Also on February 4, 2021, Mr. Cubbage had a teleconference with Mr. Wendel to discuss the size of the 2021 Plan and certain other terms and conditions of the plan proposed by Volta, including an annual evergreen provision that would automatically replenish the plan by five percent of the shares outstanding at the end of the applicable year.

On February 4, 2021, the Volta Board, at an executive session held via video conference, unanimously approved the Business Combination Agreement, the other transaction documents (in each case in substantially final forms), the Business Combination and all related transactions.

On February 5, 2021, TortoiseCorp and Volta reached substantial agreement on the most recent draft of the Business Combination Agreement and the other transaction documents. At a meeting of the TortoiseCorp Board held on that same day, representatives of Vinson & Elkins reviewed the principal terms and conditions of the Business Combination Agreement and the other transaction documents as well as the fiduciary duties of the TortoiseCorp Board and the board and shareholder approvals required to approve the Business Combination and related transactions. Mr. Cubbage and other members of management updated the TortoiseCorp Board regarding recent changes regarding the terms and conditions of the Business Combination and related transactions, and Mr. Cubbage provided an overview of the overall rationale for the Business Combination and the benefits of the proposed transaction to TortoiseCorp’s shareholders. Vinson & Elkins also reviewed a draft of unanimous written consent resolutions proposed to be adopted by the TortoiseCorp Board to approve the Business Combination, the Business Combination Agreement and the related transaction agreements. At such meeting, the TortoiseCorp Board unanimously expressed support for the Business Combination with Volta.

On that same day, the Placement Agents posted the final Business Combination Agreement and an updated investor presentation to the Private Placement Financing virtual data room. The documents posted to the data room reflected, among other things, changes in the pro forma capitalization table resulting from the equity awards to be granted under the Founder Plan and certain other incentive equity awards.

Late in the evening of February 5, 2021, Mr. Schnitzer delivered a communication to the TortoiseCorp Board regarding final changes to be agreed to by the parties in certain of the transaction documents, including the disclosure schedules and the Proposed Organizational Documents to govern the combined company upon the Closing.

On February 6, 2021, representatives of Volta and TortoiseCorp held several telephone conferences to finalize the terms and conditions of the equity compensation awards to Messrs. Mercer and Wendel under the 2021 Plan as well as the terms and conditions of the Founder Plan. Throughout that day, Vinson & Elkins and Orrick exchanged final drafts of Volta’s disclosure schedules as well as the Proposed Organizational Documents.

On February 7, 2021, the TortoiseCorp Board unanimously approved the Business Combination Agreement.

On February 7, 2021, TortoiseCorp and Volta entered into the Business Combination Agreement and the related transaction agreements. TortoiseCorp also entered into Subscription Agreements with the New Private Placement Investors for the purchase of $300 million of New Volta Class A Common Stock in connection with the Private Placement Financing.

Before the market opened on February 8, 2021, TortoiseCorp and Volta announced in a joint press release the Business Combination and the $300 million Private Placement Financing together with the execution of the Business Combination Agreement.

Shortly following the announcement of the Business Combination, TortoiseCorp delivered a letter to each party with which TortoiseCorp entered into a Target Non-Disclosure Agreement (other than Volta) advising such party that TortoiseCorp was terminating its evaluation of a possible transaction with such party.

The TortoiseCorp Board’s Reasons for the Approval of the Business Combination

The TortoiseCorp Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the TortoiseCorp Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The TortoiseCorp Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the TortoiseCorp Board may have given different weight to different factors. This explanation of the reasons for the TortoiseCorp Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the TortoiseCorp Board reviewed the results of the due diligence conducted by TortoiseCorp’s management and TortoiseCorp’s advisors and consultants, which included:

•        meetings and calls with Volta’s management regarding its business model, operations and forecasts;

•        a legal due diligence review conducted by Vinson & Elkins which included, among other things, a review of material contracts, intellectual property matters and other legal matters and documents posted to a virtual data room, conference calls with Volta and its attorneys and certain public record searches regarding Volta;

•        a tax due diligence review conducted by WithumSmith+Brown, PC;

•        comparisons to select public companies in the same business sector as Volta, including EV charging companies such as ChargePoint, EVBox, EVgo and Blink Charging (collectively the “Comparable EV Charging Companies”); EV technology companies including, Tesla; and clean energy technology companies, including Enphase Energy Inc., SolarEdge Technologies, Inc. and Array Technologies, Inc. (collectively the “Comparable Clean Energy Technology Companies” and, together with the Comparable EV Charging Companies and Tesla, the “Comparable Companies”);

•        review of analysis prepared by, and discussions with, TortoiseCorp’s advisors and consultants;

•        consultation with legal and financial advisors, industry experts and regulatory agencies;

•        financial and valuation analysis of Volta and the Business Combination; and

•        review of the financial statements of Volta.

In approving the Business Combination, the TortoiseCorp Board determined not to obtain a fairness opinion. The officers and directors of TortoiseCorp have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of TortoiseCorp’s Financial Advisor and Industry Consultants, enabled them to make the necessary analyses and determinations regarding the Business Combination.

The factors considered by the TortoiseCorp Board included, but were not limited to, the following:

•        Market Opportunity.    The TortoiseCorp Board noted the increasing demand for and adoption of EVs, as well as the significant decline in the projected battery cost curve. The TortoiseCorp Board determined that Volta has an opportunity to capitalize on the burgeoning EV charging station market.

•        Volta’s Commerce-Driven Business Model.    The TortoiseCorp Board considered Volta’s commerce-driven business model. Volta’s charging network is the only network designed to increase traffic to and user spending at site partners.

•        Volta’s Strong Customer Demand.    The TortoiseCorp Board considered the national real estate footprint and portfolio of long-term contracts that Volta has with leading grocery store chains and real estate investment trusts including Giant Food, Albertsons Companies, Kroger and Brookfield Properties.

•        Volta’s Revenue Diversity and Unit Economics.    The TortoiseCorp Board considered Volta’s multiple revenue streams and the expectation that Volta’s charging stations will grow in value as its network scales due to the impact of network effects.

•        Volta’s Scale and Market Share.    The TortoiseCorp Board noted that Volta has a proprietary data-driven planning tool, PredictEVTM that utilizes machine-learning to predict the current and future need for charging services, which allows Volta to maximize the efficiency and impact of new locations for its charging network.

•        Financial Condition.    The TortoiseCorp Board also considered factors such as Volta’s outlook, development and financial plan, as well as valuations and trading of publicly traded companies and valuations of precedent combinations and combination targets in similar and adjacent sectors and the fact that after consummation of the Business Combination (and assuming no redemptions), Volta would have enough cash on hand to fund the planned expansion of its charging infrastructure through 2025.

•        Operating History and Management Team.    The TortoiseCorp Board considered the fact that Volta has a ten-year operating history, which has enabled it to build a strong management team that is expected to remain with the post-combination company and continue to seek to execute Volta’s strategy.

•        Terms of the Business Combination Agreement.    The TortoiseCorp Board reviewed the financial and other terms of the Business Combination Agreement and determined that they were the product of arm’s-length negotiations among the parties.

•        Independent Director Role.    TortoiseCorp’s independent directors, Sidney Tassin, Karin McKinnell Leidel and Juan Jose Daboub, were all present at each meeting of the TortoiseCorp Board held to consider or approve the Business Combination with Volta, and all took an active role in guiding TortoiseCorp management as TortoiseCorp evaluated and negotiated the proposed terms of the Business Combination. Following an active and detailed evaluation, the TortoiseCorp Board’s independent directors unanimously approved, as members of the TortoiseCorp Board, the Business Combination Agreement and the Business Combination.

In addition, the TortoiseCorp Board determined that the Business Combination satisfies the investment criteria that the TortoiseCorp Board identified in connection with the IPO. For more information, see the subsection entitled “The Business Combination — Background of the Business Combination.”

In the course of its deliberations, the TortoiseCorp Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•        Early Stage Company Risk.    That Volta is an early stage company with a history of losses, and that Volta will incur significant expenses and continuing losses for the near term.

•        Growth Risk.    That Volta needs to continue to aggressively expand its team and geographic footprint and build scalable and robust processes to achieve its projected growth, and the risk that Volta may fail to do so or achieve or sustain profitability.

•        Competitive Risk.    That Volta currently faces competition from a number of companies and expects to face significant competition in the future as the market for EV charging develops.

•        Supplier and Manufacturer Risk.    That Volta relies on a limited number of suppliers and manufacturers for its charging stations.

•        Public Company Risk.    The risks that are associated with being a publicly traded company that is in its early, developmental stage.

•        Benefits May Not Be Achieved Risk.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Redemption Risk.    The risk that a significant number of TortoiseCorp’s shareholders elect to redeem their shares in connection with the consummation of the Business Combination, which would reduce the amount of cash available to the post-combination company to fund its business plan following the Closing.

•        Shareholder Vote Risk.    The risk that TortoiseCorp’s shareholders may fail to provide the votes necessary to approve the Business Combination.

•        Litigation Risk.    The risk of potential litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Closing Conditions Risk.    The risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within TortoiseCorp’s control.

•        No Third-Party Valuation Risk.    That TortoiseCorp did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

•        Fees, Expenses and Time Risk.    The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of Volta management and TortoiseCorp management required to complete the Business Combination.

•        Other Risks.    Various other risk factors associated with Volta’s business, as described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the TortoiseCorp Board also considered that the officers and directors of TortoiseCorp have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of TortoiseCorp’s shareholders. TortoiseCorp’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the TortoiseCorp Board, the Business Combination Agreement and the Business Combination. For more information, see the subsection entitled “— Interests of Certain Persons in the Business Combination.”

The TortoiseCorp Board concluded that the potential benefits that it expects TortoiseCorp and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the TortoiseCorp Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Business Combination and the other transactions contemplated by the Business Combination Agreement are in the best interests of TortoiseCorp’s shareholders, (b) approved, adopted and declared advisable the Business Combination Agreement and the transactions contemplated thereby and (c) recommended that the shareholders of TortoiseCorp approve each of the Proposals.

The above discussion of the material factors considered by the TortoiseCorp Board is not intended to be exhaustive but does set forth the principal factors considered by the TortoiseCorp Board.

Unaudited Prospective Financial Information

Volta does not, as a matter of general practice, develop or publicly disclose long-term forecasts of its future financial performance. However, Volta established targets relating to its consolidated results of operations and its business in connection with the proposed Business Combination, including internally prepared forecasts for each of the fiscal years ending December 31, 2020 through 2025, and supplied them to its board of directors and to TortoiseCorp. In connection with the proposed Business Combination, TortoiseCorp management used the financial projections set forth below as part of its comprehensive analysis and presented key elements of the forecasts to the TortoiseCorp Board as part of the TortoiseCorp Board’s review and subsequent approval of the Business Combination.

Volta prepared these financial projections solely for internal use and not with a view toward public disclosure or toward complying with U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that TortoiseCorp, Volta, their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. No person has made or makes any representation or warranty to any TortoiseCorp shareholder regarding the information included in these financial projections. The financial forecasts are not fact and are not necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. The projections should not be viewed as public guidance and you are cautioned not to place undue reliance on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. Volta will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of Volta’s independent registered public accounting firm, TortoiseCorp’s independent registered public accounting firm nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the projections is provided in this proxy statement/prospectus only because the projections were made available to TortoiseCorp and the TortoiseCorp Board in connection with their review of the proposed Business Combination.

These financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Volta’s business, all of which are difficult to predict and many of which are beyond Volta’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will be as projected. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the section entitled “Risk Factors” in this proxy statement/prospectus.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF VOLTA’S INTERNAL FINANCIAL PROJECTIONS, TORTOISECORP UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS AND THEIR PRESENTATION TO THE TORTOISECORP BOARD, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The unaudited prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Volta. Neither Grant Thornton LLP, Volta’s independent registered public accounting firm, nor WithumSmith+Brown, PC, TortoiseCorp’s independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, neither Grant Thornton LLP nor WithumSmith+Brown, PC express an opinion or any other form of assurance with respect thereto. The Grant Thornton LLP report included in this proxy statement/prospectus relates to Volta’s previously issued financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

Key Financial Metrics:

The projections set out below reflect the updated and final version of the financial projection model reviewed by TortoiseCorp on January 12, 2021 and assume the consummation of the Business Combination. As described above, Volta’s ability to achieve these projections will depend upon a number of factors outside of its control. These factors include significant business, economic and competitive uncertainties and contingencies. Volta developed these projections based upon assumptions with respect to future business decisions and conditions that are subject to change, including Volta’s execution of its strategies and product development, as well as growth in the markets in which it currently operates and proposes to operate. As a result, Volta’s actual results may materially vary from the projections set out below. See also “Cautionary Note Regarding Forward-Looking Statements” and the risk factors set out in “Risk Factors.”

The key elements of the projections provided by TortoiseCorp management to the TortoiseCorp Board are as follows:

	Fiscal Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E
	(in millions)
Total Revenue	$47	$141	$280	$492	$826
Gross Profit	19	66	135	242	436
Total Operating Expenses	(59)	(92)	(149)	(211)	(303)
EBITDA	(30)	(1)	33	109	252

Projected revenue is based on Volta booking revenue in its Behavior and Commerce, Network Development, Charging Network Operations and Network Intelligence activities, scaling with accelerating deployment of its station network. Network effects are driven by completion of national coverage of key media markets, growing EV penetration and full build out of its technological capabilities. Projected gross profit is driven by economies of scale in the sale of media content, maturation of the charge-for-charge effort and robust build out of the data product. “EBITDA,” a non-GAAP measure, includes future income derived from structured financings such as tax equity. Volta believes that this is a good measure of the health of the cash generating capabilities of its network over time.

Volta prepared these projections based on a variety of sources, including inputs and market data from third-party data providers, work with external consultants and management’s experience in the EV and technology sectors. These projections are based on a number of assumptions, including the following assumptions that Volta’s management believes to be material:

With respect to Total Revenue:

•        Increased reliance on charging among retail drivers due to expanded demographics of EV owners based on industry projections of U.S. passenger EV sales of 483,303 in 2021E and increasing to 1,845,150 in 2025E according to Bloomberg New Energy Finance (“BNEF”) (a 40% CAGR from 2021E to 2025E, according to BNEF) and greater availability of fast charging infrastructure;

•        An increase in Volta’s projected charging station network capacity from 3,142 charging stations in 2021E to 26,242 charging stations in 2025E (70% CAGR from 2021E to 2025E) and representing a 3% and 5% market share of U.S. public chargers, respectively (based on total U.S. chargers projected by BNEF);

•        Initiation of Charging Network Operations revenue for passenger applications beginning in 2022E with 15% of total energy delivered by Volta’s network for passenger applications being sold at $0.18 per kWh and increasing to 54% of total energy delivered by Volta’s network for passenger applications being sold at $0.24 per kWh in 2025E;

•        Initiation of Charging Network Operation revenue for fleet applications (assuming the total percentage of energy delivered by Volta’s network for fleet applications will be similar to the percentage delivered for passenger applications and sold at a similar cost per kWh) beginning in 2022E at approximately 6% of Charging Network Operations revenue, and increasing to approximately 13% of Charging Network Operations revenue in 2025E;

•        An increase in the average number of available media screens from 2,237 in 2021E to 14,817 in 2025E (60% CAGR from 2021E to 2025E), which creates national scale for Volta’s Behavior and Commerce activities;

•        A decrease in the cost per thousand impressions (“CPM”) rate of approximately 2.5% from 2021E to 2025E as the network grows beyond core media markets;

With respect to Gross Profit:

•        An increase in Gross Profit from -15% in 2021E to 47% in 2025E driven by economies of scale in the sale of media content, maturation of the charge-for-charge effort and robust build out of the data product;

•        A decrease in cost of station installation and hardware, Level 2 and DCFC, based on assumed efficiencies related to larger quantity orders as Volta scales its network development as well as planned outsourcing of station manufacturing;

•        A decrease in hardware related costs of Level 2 and DCFC stations from approximately $25,000 in 2021E to approximately $11,000 in 2025E (-19% CAGR from 2021E to 2025E);

•        A decrease in installation related costs of Level 2 and DCFC stations from approximately $26,000 2021E to approximately $15,000 in 2025E (-13% CAGR from 2021E to 2025E);

•        An increase in energy costs per kWh sold on average across the Volta network from $0.13 per kWh sold in 2021E to $0.18 per kWh sold in 2025E;

With respect to Total Operating Expenses:

•        An increase in Operating Expenses from $43 million in 2021E to $303 million in 2025E primarily driven by the expansion of Volta’s charging network;

•        An increase in salaries and benefits expense from $33 million in 2021E to $172 million in 2025E, related to an increase in headcount to align with the projected growth in Volta’s business;

While Volta’s management believes the abovementioned assumptions to be reasonable for preparation of its projected financial information, they are dependent upon future events, and actual conditions may differ from those assumed. In addition, Volta used and relied upon certain information provided by others. While Volta believes the use of such information and assumptions to be reasonable for preparation of its projected financial information, it offers no assurances with respect thereto and some assumptions may vary significantly due to unanticipated events and circumstances.

The Volta projections that were reviewed and considered by the TortoiseCorp Board were prepared including certain tax equity programs as revenue and before Volta voluntarily adopted accounting standards for the treatment of leases under ASC 842. As a result, the above projections do not give effect to the current accounting policies and procedures under ASC 842 and associated tax incentive financing programs. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta” and the financial statements of Volta included herein for additional information.

The following projections of Revenue and Adjusted EBITDA give effect to the current accounting policies and procedures under ASC 842 and associated tax incentive financing programs:

	Fiscal Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E
	(in millions)
Total Revenue	$36	$108	$239	$429	$743
Adjusted EBITDA	(38)	(3)	31	107	250

Adjusted EBITDA, a non-GAAP measure, reflects potential tax equity derived from government incentive programs (incentive income, which is the benefit from tax equity, will be accounted for as a financing activity). Additionally, for 2021, Adjusted EBITDA reflects impacts from non-recurring transaction costs associated with the Business Combination, as well as stock-based compensation adjustments. For purposes of calculating the Adjusted EBITDA projections, Volta’s management assumed the initiation of tax equity incentive programs associated with Volta’s network development beginning in 2022E for 60% of network installations increasing to 90% by 2025E.

Satisfaction of 80% Test

It is a requirement under the Existing Organizational Documents and the NYSE listing requirements that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting discounts and commissions) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the Business Combination, the TortoiseCorp Board determined that the fair market value of Volta exceeded $1.4 billion based on, among other things, comparable company EBITDA multiples and revenue multiples.

Interests of Certain Persons in the Business Combination

Interests of Sponsor and TortoiseCorp Directors and Officers

In considering the recommendation of the TortoiseCorp Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that Tortoise Borrower, an affiliate of our Sponsor, holds 5,933,333 private placement warrants that would expire worthless if an Initial Business Combination is not consummated;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;

•        the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares, including 105,000 Founder Shares which were subsequently transferred to our independent directors, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $            , based on the closing price of our Class A Ordinary Shares of $             per share on             , 2021;

•        the fact that given the differential in the purchase price that our Sponsor paid for the Founder Shares as compared to the price of the Units sold in the IPO and the substantial number of shares of New Volta Class A Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New Volta Class A Common Stock trades below the price initially paid for the Units in the IPO and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•        if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        the anticipated continuation of Vincent T. Cubbage as a director after the Business Combination;

•        the fact that our independent directors own an aggregate of 105,000 Founder Shares that were transferred from our Sponsor, which if unrestricted and freely tradeable would be valued at approximately $            , based on the closing price of our Class A Ordinary Shares of $             per share on             , 2021;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•        the fact that our Sponsor, Tortoise Borrower, and our officers and directors will lose their entire investment in us if an Initial Business Combination is not completed. At the closing of our Initial Business Combination with Volta, we anticipate that Tortoise Borrower will own 5,933,333 private placement warrants and our Sponsor will hold 8,520,000 of the total 8,625,000 Founder Shares issued and outstanding. In addition, Tortoise Borrower has made available to us a working capital promissory note for up to $1,000,000 to enable us to pay our expenses, of which $          is outstanding as of         , 2021. The ability of TortoiseCorp to repay the amounts drawn under the working capital promissory note is dependent upon the completion of our Initial Business Combination. The table set forth below sets out the total investment made by Tortoise Borrower and our Sponsor for the private placement warrants and the Founder Shares and the value of such securities, based on the closing price of our public warrants and our Class A Ordinary Shares as of         , 2021:

Name of Holder	Security	Total Capital Contribution	Value as of , 2021
Tortoise Borrower	private placement warrants	$8,900,000	$
Sponsor	Founder Shares	$25,000	$

In addition, the members of our Sponsor include Tortoise Borrower and our officers, all of whom made a capital contribution in our Sponsor in exchange for their respective membership interests therein. Tortoise Borrower’s and our officers’ membership interests in our Sponsor provide them with an indirect economic interest in the total number of Founder Shares anticipated to be held by our Sponsor as of the completion of our Initial Business Combination with Volta. Our Sponsor transferred 35,000 Founder Shares to each of our independent directors at the closing of our IPO. The table set forth below summarizes the direct or indirect interest Tortoise Borrower and our officers and directors (or family trusts related to such persons) hold in the Founder Shares along with the total capital contributions made by Tortoise Borrower and our officers and directors for their direct or indirect interests in the Founder Shares and the value of such interests based on the closing price of the Class A Ordinary Shares as of         , 2021, all of which would be lost if an Initial Business Combination is not completed by us within the required time period:

Name	Position	Total Capital Contribution	Value as of , 2021
Tortoise Borrower	N/A	$11,401	$
Vincent T. Cubbage	Chairman and Chief Executive Officer	$4,325	$
Stephen Pang	Director and Chief Financial Officer	$2,375	$
Juan Jose Daboub	Independent Director	$0.00	$
Karin McKinnell Leidel	Independent Director	$0.00	$
Sidney Tassin	Independent Director	$0.00	$
Steven Schnitzer	Vice President, General Counsel and Secretary	$2,500	$
Darrell Brock, Jr.	Vice President, Business Development	$2,375	$
Evan Zimmer	Vice President, Finance	$925	$

Potential Purchases of Public Shares

In connection with the shareholder vote to approve the Business Combination, our Sponsor, directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase public shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser.

In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of public shares could be to (a) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or (b) to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of our public shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Class A Ordinary Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors, advisors or any of their respective affiliates anticipate that they may identify the shareholders with whom our Sponsor, officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, advisors or any of their respective affiliates enter into a privately negotiated purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata portion of the Trust Account or vote against the Business Combination, whether or not such shareholder has already submitted a proxy with respect to the Business Combination but only if such shares have not already been voted at the extraordinary general meeting related to the Business Combination. Our Sponsor, officers, directors, advisors or any of their respective affiliates will select which shareholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors, advisors and any of their respective affiliates will not make purchases of Class A Ordinary Shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Total Company Shares to Be Issued in the Business Combination

We anticipate that, upon completion of the Business Combination, the ownership of New Volta will be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	88,728,871	50.9%	1,907,872	16.7%	37.3%
Public shareholders	34,500,000	19.8%	—	—	12.0%
New Private Placement Investors	30,000,000	17.2%	—	—	10.4%
Initial shareholders	8,625,000	4.9%	—	—	3.0%
Scott Mercer(2)	5,862,393	3.4%	7,176,406	62.8%	26.9%
Christopher Wendel(3)	6,649,012	3.8%	2,347,621	20.5%	10.4%
Total	174,365,276	100.0%	11,431,899	100.0%	100.0%

____________

(1)      The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)      Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock.

(3)      Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

The number of shares and the interests set forth above (a) assume (i) that no public shareholders elect to have their public shares redeemed, (ii) that there are no other issuances of equity interests of TortoiseCorp or Volta and no repurchases of Volta Restricted Stock, (iii) none of TortoiseCorp’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market and (iv) that there are no exercises of Volta Options or Volta Warrants and (b) do not take into account TortoiseCorp Warrants that will remain outstanding following the Business Combination and may be exercised at a later date. As a result of the Business Combination, the economic and voting interests of our public shareholders will decrease. If we assume that half of the outstanding public shares, i.e., 17,250,000 public shares, are redeemed and the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, the ownership of New Volta upon completion of the Business Combination will be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	88,728,871	56.5%	1,907,872	16.7%	39.7%
Public shareholders	17,250,000	11.0%	—	—	6.4%
New Private Placement Investors	30,000,000	19.1%	—	—	11.1%
Initial shareholders	8,625,000	5.5%	—	—	3.2%
Scott Mercer(2)	5,862,393	3.7%	7,176,406	62.8%	28.6%
Christopher Wendel(3)	6,649,012	4.2%	2,347,621	20.5%	11.1%
Total	157,115,276	100.0%	11,431,899	100.0%	100.0%

____________

(1)      The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)      Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock.

(3)      Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

Alternatively, if we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” i.e., 34,500,000 public shares are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii)–(iv) and (b) remain true, the ownership of New Volta upon completion of the Business Combination will be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	88,728,871	63.4%	1,907,872	16.7%	42.4%
Public shareholders	—	—	—	—	—
New Private Placement Investors	30,000,000	21.4%	—	—	11.8%
Initial shareholders	8,625,000	6.2%	—	—	3.4%
Scott Mercer(2)	5,862,393	4.2%	7,176,406	62.8%	30.5%
Christopher Wendel(3)	6,649,012	4.8%	2,347,621	20.5%	11.9%
Total	139,865,276	100.0%	11,431,899	100.0%	100.0%

____________

(1)      The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)      Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock.

(3)      Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

The ownership percentages with respect to New Volta set forth above do not take into account TortoiseCorp Warrants that will remain outstanding immediately following the Business Combination, but do include the Founder Shares, which will convert into New Volta Class A Common Stock upon an Initial Business Combination. If the facts are different than these assumptions, the percentage ownership retained by TortoiseCorp’s existing shareholders in New Volta following the Business Combination will be different. For example, if we assume that all outstanding 8,625,000 public warrants and 5,933,333 private placement warrants were exercisable and exercised following completion of the Business Combination and further assume that no public shareholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New Volta would be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	88,728,871	47.0%	1,907,872	16.7%	35.6%
Public shareholders	43,125,000	22.8%	—	—	14.2%
New Private Placement Investors	30,000,000	15.9%	—	—	9.9%
Initial shareholders	14,558,333	7.7%	—	—	4.8%
Scott Mercer(2)	5,862,393	3.1%	7,176,406	62.8%	25.6%
Christopher Wendel(3)	6,649,012	3.5%	2,347,621	20.5%	9.9%
Total	188,923,609	100.0%	11,431,899	100.0%	100.0%

____________

(1)      The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)      Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock and (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock.

(3)      Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock

The TortoiseCorp Warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination (or any other Initial Business Combination) and (b) 12 months from the closing of our IPO and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Additionally, if we (a) assume (i) that no public shareholders elect to have their public shares redeemed, (ii) that there are no other issuances of equity interests of TortoiseCorp or Volta and no repurchases of Volta Restricted Stock, (iii) none of TortoiseCorp’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market, (iv) the issuance of all 20,712,774 shares of New Volta Class A Common Stock that will be reserved in respect of New Volta Options issued in exchange for outstanding pre-merger Volta Options and in respect of New Volta Warrants issued in exchange for outstanding pre-merger Volta Warrants and (v) the issuance of all 134,993 shares of New Volta Class B Common Stock that will be reserved in respect of New Volta Options issued in exchange for outstanding pre-merger Volta Options and (b) do not take into account TortoiseCorp Warrants that will remain outstanding following the Business Combination and may be exercised at a later date, then the ownership of New Volta would be as follows:

	Shares of New Volta Class A Common Stock	% of Total New Volta Class A Common Stock	Shares of New Volta Class B Common Stock	% of Total New Volta Class B Common Stock	% of Total Voting Power
Historical Rollover Shareholders(1)	108,936,646	55.8%	1,907,872	16.5%	41.2%
Public shareholders	34,500,000	17.7%	—	—	11.1%
New Private Placement Investors	30,000,000	15.4%	—	—	9.7%
Initial shareholders	8,625,000	4.4%	—	—	2.8%
Scott Mercer(2)	6,367,392	3.3%	7,311,399	63.2%	25.6%
Christopher Wendel(3)	6,649,012	3.4%	2,347,621	20.3%	9.7%
Total	195,078,050	100.0%	11,566,892	100.0%	100.0%

____________

(1)      The number of shares and percentages shown for the Historical Rollover Shareholders do not include shares of New Volta Class A Common Stock and New Volta Class B Common Stock that Scott Mercer and Christopher Wendel will own following the Business Combination.

(2)      Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock, (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock and (c) 504,999 shares of New Volta Class A Common Stock and 134,993 shares of New Volta Class B Common Stock issuable upon the exercise of New Volta Options issued in exchange for Volta Options.

(3)      Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of New Volta Following the Business Combination

Effective immediately after the consummation of the Business Combination, the business and affairs of the post-combination company will be managed by or under the direction of the New Volta Board. The following table sets forth certain information, including ages as of March 31, 2021, regarding the persons who are expected to serve as executive officers and directors of New Volta upon the consummation of the Business Combination and assuming the election of the nominees at the extraordinary general meeting as set forth in the section entitled “Proposal No. 10 — The Director Election Proposal.”

Name	Age	Position
Scott Mercer	35	Chief Executive Officer
Christopher Wendel	54	President, Director
Eli Aheto	45	Director
Vincent T. Cubbage	56	Director
Martin Lauber	52	Director
Katherine J. Savitt	57	Director
Bonita C. Stewart	63	Director
John J. Tough	36	Director

Redemption Rights

Under our Existing Organizational Documents, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Existing Organizational Documents. As of March 31, 2021, this would have amounted to $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A Ordinary Shares for cash and will no longer own shares of TortoiseCorp. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights in excess of the 20% threshold. Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public shareholder or group will not be redeemed for cash. In order to determine whether a shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other shareholder, TortoiseCorp will require each public shareholder seeking to exercise redemption rights to certify to TortoiseCorp whether such shareholder is acting in concert or as a group with any other shareholder. Each redemption of Class A Ordinary Shares by our public shareholders will decrease the amount in our Trust Account. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

Appraisal Rights of TortoiseCorp Shareholders

There are no appraisal rights available to holders of Class A Ordinary Shares, Class B Ordinary Shares or TortoiseCorp Warrants in connection with the Business Combination or Domestication under Cayman Islands law or the DGCL.

Expected Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, TortoiseCorp will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Volta stockholders comprising a relative majority of the voting power of New Volta and having the ability to nominate the members of the New Volta Board, Volta’s operations prior to the acquisition comprising the only ongoing operations of New Volta and Volta’s senior management comprising a majority of the senior management of New Volta. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of Volta with the Business Combination treated as the equivalent of Volta issuing stock for the net assets of TortoiseCorp, accompanied by a recapitalization. The net assets of TortoiseCorp will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Volta in future reports of New Volta.

Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations for Holders (as defined below) of Class A Ordinary Shares and TortoiseCorp Warrants (collectively, “TortoiseCorp Public Securities”) immediately prior to the Business Combination with respect to (i) the Domestication, (ii) electing to have their New Volta Class A Common Stock redeemed for cash if the Business Combination is completed, (iii) the Business Combination and (iv) the ownership and disposition of New Volta Class A Common Stock and New Volta Warrants (collectively, “New Volta Securities”) following the Business Combination. Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to TortoiseCorp prior to the Business Combination and to New Volta and its subsidiaries following the Business Combination. For purposes of this discussion, a “Holder” is a beneficial owner of TortoiseCorp Public Securities immediately prior to the Business Combination or, as a result of owning such TortoiseCorp Public Securities, of New Volta Securities immediately following the Business Combination. Although not entirely clear, we intend to treat a Holder of a TortoiseCorp Unit or New Volta Unit (each consisting of one Class A Ordinary Share and a partial TortoiseCorp Warrant or one share of New Volta Class A Common Stock and a partial New Volta Warrant, as applicable) as the owner of the underlying TortoiseCorp Public Securities or New Volta Securities, as applicable, for U.S. federal income tax purposes. Assuming such treatment is appropriate, the discussion below with respect to Holders of Class A Ordinary Shares, TortoiseCorp Warrants, shares of New Volta Class A Common Stock and New Volta Warrants should also apply to Holders of TortoiseCorp Units and New Volta Units, as applicable (as the deemed owners of the underlying TortoiseCorp Public Securities and New Volta Securities that constitute the TortoiseCorp Units and New Volta Units, as applicable).

This discussion applies only to TortoiseCorp Public Securities and New Volta Securities, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rules, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could significantly alter the tax considerations described herein. TortoiseCorp has not sought any rulings from the IRS with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions.

The following discussion does not purport to be a complete analysis of all potential tax effects resulting from the completion of the Business Combination and does not address the tax treatment of any other transactions occurring in connection with the Business Combination, including, but not limited to, the issuance of Class A Ordinary Shares in the Private Placements. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state, local, or non-U.S. tax laws, any tax treaties or other tax law other than U.S. federal income tax law. Furthermore, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular Holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:

•        banks, insurance companies, or other financial institutions;

•        tax-exempt or governmental organizations;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•        dealers in securities or foreign currencies;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•        traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        persons deemed to sell TortoiseCorp Public Securities or New Volta Securities under the constructive sale provisions of the Code;

•        persons that acquired TortoiseCorp Public Securities or New Volta Securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•        except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of any class of Ordinary Shares or New Volta Common Stock;

•        persons that hold TortoiseCorp Public Securities or New Volta Securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

•        certain former citizens or long-term residents of the United States;

•        holders of Founder Shares and private placement warrants; and

•        the initial shareholders, our Sponsor, and TortoiseCorp’s or New Volta’s officers or directors.

INVESTORS ARE ENCOURAGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO, THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holder and Non-U.S. Holder Defined

For purposes of this discussion, a “U.S. Holder” is a Holder that, for U.S. federal income tax purposes, is:

•        an individual who is a citizen or resident of the United States, including an individual who is present in the United States for 183 days or more during a taxable year;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a Holder that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and that is not a U.S. Holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds TortoiseCorp Units, New Volta Units, TortoiseCorp Public Securities or New Volta Securities, the tax treatment of a partner in such partnership generally might depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding TortoiseCorp Public Securities or New Volta Securities to consult with, and rely solely upon, their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

U.S. Federal Income Taxation of U.S. Holders

This section applies to you if you are a “U.S. Holder.”

The Domestication

The discussion under this heading “— U.S. Federal Income Taxation of U.S. Holders — The Domestication” constitutes the opinion of Vinson & Elkins L.L.P., U.S. tax counsel to TortoiseCorp, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of Class A Ordinary Shares and TortoiseCorp Warrants as a result of the Domestication, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of TortoiseCorp. The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Pursuant to the Domestication, TortoiseCorp will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (and in connection with the Domestication will change its name to “Volta Inc.”). The Domestication should qualify as a Reorganization, but such treatment is not free from doubt. For purposes of the discussion below regarding the consequences of the Domestication, it is assumed that the Domestication will qualify as a Reorganization described in Section 368(a)(1)(F) of the Code.

If the Domestication qualifies as a Reorganization, for U.S. federal income tax purposes:

•        TortoiseCorp should be deemed to have (i) transferred all of its assets and liabilities to New Volta in exchange for all of the outstanding common stock and warrants of New Volta, and immediately thereafter (ii) distributed the common stock and warrants of New Volta to the shareholders and warrant holders of TortoiseCorp in liquidation of TortoiseCorp, and the taxable year of TortoiseCorp should end on the date of the Domestication;

•        subject to certain rules discussed under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b)” and “— U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules” below, a U.S. Holder that exchanges its Class A Ordinary Shares for New Volta Class A Common Stock and/or TortoiseCorp Warrants for New Volta Warrants in the Domestication should not recognize any gain or loss on such exchange;

•        subject to certain rules discussed under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b)” and “— U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Rules” below, the tax basis of a share of New Volta Class A Common Stock or a New Volta Warrant, as applicable, received by a U.S. Holder in the Domestication should be equal to the U.S. Holder’s adjusted tax basis in the Class A Ordinary Share or TortoiseCorp Warrant surrendered in exchange therefor; and

•        the holding period for a share of New Volta Class A Common Stock or a New Volta Warrant, as applicable, received by a U.S. Holder should include such U.S. Holder’s holding period for the Class A Ordinary Share or TortoiseCorp Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as a Reorganization, then subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to each of its Class A Ordinary Shares and TortoiseCorp Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding share of New Volta Class A Common Stock or New Volta Warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in the Class A Ordinary Share or TortoiseCorp Warrant surrendered in exchange therefor. In such event, such U.S. Holder’s tax basis in the share of New Volta Class A Common Stock or New Volta Warrant received in the Domestication would be equal to the fair market value of that share of New Volta Class A Common Stock or that New Volta Warrant on the date of the Domestication, and such U.S. Holder’s holding period for the share of New Volta Class A Common Stock or New Volta Warrant received in the Domestication would begin on the day following the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of New Volta Class A Common Stock described in the subsection of this proxy statement/prospectus entitled “Information about TortoiseCorp — Redemption Rights for Holders of Public Shares,” U.S. Holders exercising their redemption rights with respect to their New Volta Class A Common Stock will be subject to the potential tax consequences of the Domestication. All

U.S. Holders considering exercising their redemption rights with respect to their New Volta Class A Common Stock are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DOMESTICATION ARE COMPLEX. U.S. HOLDERS OF TORTOISECORP PUBLIC SECURITIES ARE URGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE DOMESTICATION, INCLUDING IF IT WERE TO FAIL TO QUALIFY AS A REORGANIZATION.

Effects of Section 367(b)

Section 367(b) of the Code applies to certain transactions involving foreign corporations that would otherwise not require shareholders to recognize gain or loss, including the domestication of a foreign corporation in certain Reorganizations. When it applies, Section 367(b) requires certain U.S. persons to recognize income in connection with transactions that otherwise would generally be tax-free. These rules may apply with respect to U.S. Holders on the date of the Domestication, and because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to their New Volta Class A Common Stock, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of such rules as a result of the Domestication.

A.      U.S. Holders that Own at Least 10 Percent (by Vote or Value) of TortoiseCorp

A U.S. Holder who on the date of the Domestication beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of TortoiseCorp Warrants) 10% or more of the total combined voting power of all classes of our shares entitled to vote or 10% or more of the total value of all classes of our shares (a “10% U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” as defined in U.S. Treasury regulations. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult with, and rely solely upon, their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Class A Ordinary Shares is the net positive earnings and profits of TortoiseCorp attributable to such public shares (as determined under U.S. Treasury regulations). U.S. Treasury regulations provide that the “all earnings and profits amount” attributable to a shareholder’s block of shares is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of shares.

TortoiseCorp does not expect to have significant cumulative earnings and profits through the date of the Domestication. If TortoiseCorp’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. If TortoiseCorp’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Holder would be required to include its “all earnings and profits amount” in income as a deemed dividend. A U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend. U.S. Holders, including corporate shareholders and shareholders who have made a QEF Election (as defined below), should consult with, and rely solely upon, their own tax advisors as to the applicability of such rules in their particular circumstances.

B.      U.S. Holders that Own Less than 10 Percent (by Vote and Value) of TortoiseCorp

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of TortoiseCorp Warrants) Class A Ordinary Shares with a fair market value of at least $50,000 (but less than 10% of the total combined voting power of all classes of TortoiseCorp shares entitled to vote and less than 10% of the total value of all classes of TortoiseCorp shares) will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder, as described below.

Unless a U.S. Holder makes the “all earnings and profits amount” election described herein, such U.S. Holder generally must recognize gain (but not loss) with respect to its New Volta Class A Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such New Volta Class A Common Stock over the U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and would be long-term capital gain if the U.S. Holder held the Class A Ordinary Shares for longer than one year (subject to the suspension of the applicable holding period for the reasons described in “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Volta Class A Common Stock and New Volta Warrants” below).

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its Class A Ordinary Shares. There are, however, strict conditions for making this election. The election must comply with applicable U.S. Treasury regulations and generally must include, among other things, (a) a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable U.S. Treasury regulations), (b) a complete description of the Domestication, (c) a description of any stock, securities or other consideration transferred or received in the Domestication, (d) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (e) a statement that the U.S. Holder is making the election that includes (i) a copy of the information that the U.S. Holder received from New Volta establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Class A Ordinary Shares and (ii) a representation that the U.S. Holder has notified New Volta that the U.S. Holder is making the election and (f) certain other information required to be furnished with the U.S. Holder’s U.S. federal income tax return or otherwise furnished pursuant to the Code or the U.S. Treasury regulations.

The election must be attached by the electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice that it is making the election to New Volta no later than the date such tax return is filed. Upon written request, TortoiseCorp will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that TortoiseCorp will timely provide such required information.

EACH U.S. HOLDER IS URGED TO CONSULT WITH, AND RELY SOLELY UPON, ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C.     U.S. Holders that Own Class A Ordinary Shares with a Fair Market Value of Less than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of TortoiseCorp Warrants) Class A Ordinary Shares with a fair market value of less than $50,000 (as well as less than 10% of the total combined voting power of all classes of TortoiseCorp shares entitled to vote and less than 10% of the total value of all classes of TortoiseCorp shares) generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication or to include any part of the “all earnings and profits amount” in income.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

Passive Foreign Investment Company Rules

In addition to the discussion under “— U.S. Federal Income Taxation of U.S. Holders — Effects of Section 367(b),” the Domestication could be a taxable event for U.S. Holders under the PFIC provisions of the Code.

A.      PFIC Status of TortoiseCorp

In general, a foreign (i.e., non-U.S.) corporation will be treated as a PFIC with respect to a U.S. Holder in any taxable year in which, after applying certain look-through rules, either: (i) at least 75% of its gross income for such taxable year consists of passive income (e.g., dividends, interest, rents (other than rents derived from the active conduct of a trade or business), and gains from the disposition of passive assets); or (ii) the average percentage (ordinarily averaged quarterly over the year) by value of its assets during such taxable year that produce or are held for the production of passive income is at least 50%.

Because TortoiseCorp is a blank-check company with no current active business, based upon the composition of its income and assets, and upon review of its financial statements, TortoiseCorp believes that it may be considered a PFIC for the 2020 taxable year and may be considered a PFIC for its current taxable year (which is expected to end on the date of the Domestication).

B.     Effects of PFIC Rules on the Domestication

Section 1291(f) of the Code requires that, to the extent provided in U.S. Treasury regulations, a U.S. Holder that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final U.S. Treasury regulations are currently in effect under Section 1291(f) of the Code. However, proposed U.S. Treasury regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date once they become final. If finalized (including retroactively after the date of the Domestication) in their currently proposed form, such U.S. Treasury regulations may require taxable gain recognition by a U.S. Holder with respect to its exchange of Class A Ordinary Shares and TortoiseCorp Warrants, as applicable, for New Volta Class A Common Stock and New Volta Warrants in the Domestication if TortoiseCorp were classified as a PFIC at any time during such U.S. Holder’s holding period for such Class A Ordinary Shares or TortoiseCorp Warrants, as applicable. The tax on any such recognized gain would be imposed based on a complex set of computational rules. However, as discussed in more detail below, a U.S. Holder may be able to avoid the PFIC gain and other tax consequences described below with respect to its Class A Ordinary Shares (but not its TortoiseCorp Warrants) if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below) in the first taxable year in which such U.S. Holder held (or was deemed to hold) Class A Ordinary Shares and in which TortoiseCorp was classified as a PFIC or (ii) makes a Mark-to-Market Election with respect to its Class A Ordinary Shares. Generally, neither election is available with respect to the TortoiseCorp Warrants.

Under these rules:

•        the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s aggregate holding period for such U.S. Holder’s Class A Ordinary Shares or TortoiseCorp Warrants;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder realized the gain, or to the portion of the U.S. Holder’s holding period prior to the first day of TortoiseCorp’s taxable year in which TortoiseCorp was a PFIC, would be taxed as ordinary income; and

•        the amount of gain allocated to each of the other taxable years (or portions thereof) of the U.S. Holder would be subject to tax at the highest rate of tax in effect for the U.S. Holder for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year (or portion thereof).

The proposed U.S. Treasury regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed U.S. Treasury regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “— Effects of Section 367(b),” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is not possible to predict whether, in what form and with what effective date the proposed U.S. Treasury regulations under Section 1291(f) of the Code will become final. Therefore, U.S. Holders of Class A Ordinary Shares that have not made a timely QEF Election or a Mark-to-Market Election and U.S. Holders of TortoiseCorp Warrants may, pursuant to the proposed U.S. Treasury regulations, be subject to taxation on the Domestication to the extent their Class A Ordinary Shares or TortoiseCorp Warrants have a fair market value in excess of their tax basis.

C.     QEF Election with Respect to Class A Ordinary Shares

The impact of the PFIC rules on a U.S. Holder with respect to its Class A Ordinary Shares (but not its TortoiseCorp Warrants, for which a QEF Election is not available) will depend on whether such U.S. Holder is eligible to and makes a timely and valid election to treat TortoiseCorp as a “qualified electing fund” under Section 1295 of the Code (which we refer to as a “QEF Election”) for the first taxable year in which such U.S. Holder held (or was deemed to hold) Class A Ordinary Shares and TortoiseCorp is classified as a PFIC. Generally, a QEF Election should be made on or before the due date for filing such U.S. Holder’s U.S. federal income tax return for such taxable year. A QEF Election is made by an individual U.S. Holder (and, once made, can be revoked only with the consent of the IRS) and generally requires such U.S. Holder to include annually in gross income its pro rata share of the ordinary earnings (as ordinary income) and net capital gains (as long-term capital gain), if any, of TortoiseCorp, regardless of whether TortoiseCorp makes distributions to such U.S. Holder. However, in order to comply with the QEF Election requirements, a U.S. Holder must receive a PFIC annual information statement from TortoiseCorp. Upon written request, TortoiseCorp will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that TortoiseCorp will timely provide such required information.

D.     Mark-to-Market Election with Respect to Class A Ordinary Shares

The impact of the PFIC rules on a U.S. Holder with respect to its Class A Ordinary Shares (but not its TortoiseCorp Warrants, for which a Mark-to-Market Election, is not available) may also depend on whether such U.S. Holder is eligible to and makes a timely and valid “Mark-to-Market Election” under Section 1296 of the Code with respect to its Class A Ordinary Shares. No assurance can be given that the Class A Ordinary Shares are considered to be “marketable stock” (which generally would include stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the New York Stock Exchange (on which the Class A Ordinary Shares have been listed)) for purposes of the Mark-to-Market Election. If such an election is available and has been made by a U.S. Holder, such U.S. Holder generally will not be subject to the PFIC rules described above. However, if the Mark-to-Market Election is made by a U.S. Holder after the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Class A Ordinary Shares and in which TortoiseCorp was classified as a PFIC, then the PFIC rules will continue to apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A Ordinary Shares.

THE PFIC RULES (INCLUDING THE RULES WITH RESPECT TO THE QEF ELECTION AND THE MARK-TO-MARKET ELECTION) ARE VERY COMPLEX AND AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. THEIR APPLICATION IS UNCERTAIN. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE APPLICATION OF THE PFIC RULES TO THEM IN THEIR PARTICULAR CIRCUMSTANCES AND ANY RESULTING TAX CONSEQUENCES.

THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DOMESTICATION ARE COMPLEX. U.S. HOLDERS OF TORTOISECORP PUBLIC SECURITIES ARE URGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE DOMESTICATION.

Redemption of New Volta Class A Common Stock

In the event that a U.S. Holder’s New Volta Class A Common Stock is redeemed pursuant to the redemption provisions described in the subsection of this proxy statement/prospectus entitled “Information about TortoiseCorp — Redemption Rights for Holders of Public Shares,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether it qualifies as a sale of the New Volta Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of New Volta Class A Common Stock, the U.S. Holder will be treated as described under “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Volta Class A Common Stock and New Volta Warrants” below. If the redemption does not qualify as a sale of New Volta Class A Common Stock, the U.S. Holder will be treated as receiving a distribution from New Volta with the tax consequences described below under “— U.S. Federal Income Taxation of U.S. Holders — Distributions Treated as Dividends.”

Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of New Volta stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning New Volta Warrants or otherwise) relative to all of the shares of New Volta stock outstanding both before and after the redemption. The redemption of New Volta Class A Common Stock generally will be treated as a sale of New Volta Class A Common Stock (rather than as a distribution from New Volta) if the redemption satisfies one of the following tests (the “redemption sale tests”): (i) it is “substantially disproportionate” with respect to the U.S. Holder, (ii) it results in a “complete termination” of the U.S. Holder’s interest in New Volta or (iii) it is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In determining whether any of the redemption sale tests is satisfied, a U.S. Holder must take into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are “constructively” owned by it. A U.S. Holder may constructively own (i) stock owned by certain related individuals or entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder and (ii) any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include the New Volta Class A Common Stock which could be acquired pursuant to the exercise of the New Volta Warrants.

In order to meet the “substantially disproportionate” test, the percentage of New Volta’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of our New Volta Class A Common Stock must, among other requirements, be less than 80% of the percentage of New Volta’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. Prior to the Business Combination, the New Volta Class A Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a “complete termination” of a U.S. Holder’s interest if either (i) all of the shares of our stock both actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed, the U.S. Holder is eligible to waive and effectively waives in accordance with specific rules the constructive attribution of stock owned by certain family members, and the U.S. Holder does not constructively own any other shares of our stock (including as a result of owning New Volta Warrants). The redemption of New Volta Class A Common Stock will not be “essentially equivalent to a dividend” if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in New Volta. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in New Volta will depend on the particular facts and circumstances, but the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the redemption sale tests is satisfied, the redemption will be treated as a distribution from New Volta and the tax considerations will be as described under “— U.S. Federal Income Taxation of U.S. Holders — Distributions Treated as Dividends” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Volta Class A Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Volta Warrants or possibly in other shares of our stock constructively owned by it.

U.S. Holders who actually or constructively own five percent (or if our New Volta Class A Common Stock is not then publicly traded, one percent) or more of our stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of our New Volta Class A Common Stock. A U.S. Holder should consult with, and rely solely upon, its own tax advisor with respect to its reporting requirements.

The rules governing the U.S. federal income tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of New Volta Class A Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. Additionally, because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to their New Volta Class A Common Stock, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their New Volta Class A Common Stock are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

The Business Combination

The discussion under this heading “— U.S. Federal Income Taxation of U.S. Holders — The Business Combination” constitutes the opinion of Vinson & Elkins L.L.P., U.S. tax counsel to New Volta, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of New Volta Class A Common Stock and New Volta Warrants as a result of the Business Combination, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of New Volta.

U.S. Holders of New Volta Class A Common Stock and New Volta Warrants will retain their shares of New Volta Class A Common Stock and New Volta Warrants in the Business Combination, will not receive any consideration in connection with the Business Combination and will not receive any additional shares of New Volta Class A Common Stock or additional New Volta Warrants in the Business Combination. As a result, there should be no material U.S. federal income tax consequences to U.S. Holders of New Volta Class A Common Stock and New Volta Warrants as a result of the Business Combination, regardless of whether the Business Combination qualifies as a Reorganization. Furthermore, although the Business Combination is intended to qualify as a Reorganization, and Volta and New Volta intend to report the Business Combination consistent with such qualification, such treatment is not a condition to Volta’s or New Volta’s obligation to complete the Business Combination.

U.S. HOLDERS OF NEW VOLTA CLASS A COMMON STOCK AND NEW VOLTA WARRANTS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE BUSINESS COMBINATION UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

Tax Characterization of Distributions with Respect to New Volta Class A Common Stock

If New Volta pays distributions of cash or other property to U.S. Holders of shares of New Volta Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from New Volta’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in its New Volta Class A Common Stock, that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its New Volta Class A Common Stock. Any remaining portion of the distribution will be treated as gain from the sale or exchange of New Volta Class A Common Stock and will be treated as described under “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Volta Class A Common Stock and New Volta Warrants” below.

Possible Constructive Distributions with Respect to New Volta Warrants

The terms of the New Volta Warrants provide for an adjustment to the number of shares of New Volta Class A Common Stock for which New Volta Warrants may be exercised or to the exercise price of the New Volta Warrants in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of the New Volta Warrants would, however, be treated as receiving a constructive distribution from New Volta if, for example, the adjustment increases the warrantholders’ proportionate interest in New Volta’s assets or earnings and profits (e.g., through an increase in the number of shares of New Volta Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the New Volta Warrant) as a result of a distribution of cash or other property to the holders of shares of New Volta Class A Common Stock. Any such constructive distribution would be treated in the same manner as if U.S. Holders of New Volta Warrants received a cash distribution from New Volta generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to U.S. Holders of New Volta Class A Common Stock described herein. See “— U.S. Federal Income Taxation of U.S. Holders — Tax Characterization of Distributions with Respect to New Volta Class A Common Stock” above. For certain information reporting purposes, New Volta is required to determine the date and amount of any such constructive distributions. Proposed U.S. Treasury regulations, which New Volta may rely on prior to the issuance of final regulations, specify how the date and amount of any such constructive distributions are determined.

Distributions Treated as Dividends

Any portion of a distribution that is treated as a dividend paid by New Volta to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the 50% dividends received deduction if the requisite holding period is satisfied. The portion of any dividend that is nontaxable to a corporate U.S. Holder under the dividends received deduction will result in a reduction of the U.S. Holder’s basis in its shares if the dividend is classified as an “extraordinary dividend” which reduction would increase the amount of gain or decrease the amount of loss recognized by the U.S. Holder in connection with a disposition of its shares. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, any portion of a distribution that is treated as a dividend paid by New Volta to a non-corporate U.S. Holder generally will constitute a “qualified dividend” that will be subject to U.S. federal income tax at the lower applicable long-term capital gains rate. It is unclear whether the redemption rights with respect to the New Volta Class A Common Stock described in this proxy statement/prospectus may be deemed to be a limitation of a stockholder’s risk of loss and prevent a U.S. Holder from satisfying the applicable holding period requirements, and if the Domestication did not qualify as a Reorganization, the holding period of each U.S. Holder’s shares would begin the day after the Domestication. If the applicable holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. Holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential income tax rate that applies to qualified dividend income. U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the availability of the dividends received deduction or the lower preferential income tax rate for qualified dividend income, as the case may be.

Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Volta Class A Common Stock and New Volta Warrants

Upon a sale or other taxable disposition of New Volta Class A Common Stock or New Volta Warrants (which in general would include a redemption of New Volta Class A Common Stock or New Volta Warrants that is treated as a sale of such securities as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis with respect to its New Volta Class A Common Stock or New Volta Warrants. Generally, the amount of capital gain or loss recognized by a U.S. Holder will be an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition (or, if the New Volta Class A Common Stock or New Volta Warrants are held as part of New Volta Units at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the New Volta Class A Common Stock or New Volta Warrants included in the New Volta Units) and (ii) the U.S. Holder’s adjusted tax basis in the relevant New Volta Class A Common Stock or New Volta Warrants. A U.S. Holder’s adjusted tax basis in its New Volta Class A Common Stock or New Volta Warrants generally will equal the U.S. Holder’s acquisition cost of the Class A Ordinary Shares or TortoiseCorp Warrants exchanged therefore (see the tax basis discussion above under the caption “— U.S. Federal Income Taxation of U.S. Holders — The Domestication”) or, as discussed below, the U.S. Holder’s initial basis for the New Volta Class A Common Stock received upon exercise of New Volta Warrants, less, in the case of New Volta Class A Common Stock, any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes (as discussed above).

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the New Volta Class A Common Stock or New Volta Warrants, as applicable, so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the New Volta Class A Common Stock described in this proxy statement/prospectus may be deemed to be a limitation of a stockholder’s risk of loss and suspend the running of the applicable holding period of such stock for this purpose. If the running of the holding period for the New Volta Class A Common Stock is suspended, non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment with respect to New Volta Class A Common Stock. If the one-year holding period requirement is not satisfied, any gain on a sale or other taxable disposition of the New Volta Class A Common Stock or New Volta Warrants, as applicable, would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Cash Exercise of a New Volta Warrant

Except as discussed below with respect to the cashless exercise of a New Volta Warrant, a U.S. Holder generally will not recognize gain or loss on the acquisition of New Volta Class A Common Stock upon the exercise of a New Volta Warrant for cash. The U.S. Holder’s tax basis in its New Volta Class A Common Stock received upon exercise of a New Volta Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the TortoiseCorp Warrant (see the tax basis discussion above under the caption “— U.S. Federal Income Taxation of U.S. Holders — The Domestication”) and the exercise price of such New Volta Warrant. It is unclear whether a U.S. Holder’s holding period for the New Volta Class A Common Stock received upon exercise of the New Volta Warrant will commence on the date of exercise of the New Volta Warrant or the immediately following date. In either case, the holding period will not include the period during which the U.S. Holder held the New Volta Warrant.

Cashless Exercise of a New Volta Warrant

The tax characterization of a cashless exercise of a New Volta Warrant are not clear under current tax law. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax characterizations and resultant tax consequences would be adopted by the IRS or upheld by a court of law. Accordingly, U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the tax consequences of a cashless exercise.

A cashless exercise could potentially be characterized as any of the following for U.S. federal income tax purposes: (i) not a realization event and thus tax-deferred, (ii) a realization event that qualifies as a tax-deferred “recapitalization,” or (iii) a taxable realization event. While not free from doubt, New Volta intends to treat any cashless exercise of a New Volta Warrant occurring after its giving notice of an intention to redeem the New Volta Warrant for cash as permitted under the terms of the Warrant Agreement as if New Volta redeemed such New Volta Warrant for shares in a cashless redemption qualifying as a recapitalization for U.S. federal income tax purposes. However, there is some uncertainty regarding New Volta’s intended tax treatment, and it is possible that a cashless exercise could be characterized differently. Accordingly, the tax consequences of all three characterizations are generally described below. U.S. Holders should consult with and rely solely upon their tax advisors regarding the tax consequences of a cashless exercise.

If a cashless exercise were characterized as either not a realization event or as a realization event that qualifies as a recapitalization, a U.S. Holder should not recognize any gain or loss on the exchange of New Volta Warrants for shares of New Volta Class A Common Stock. A U.S. Holder’s basis in the shares of New Volta Class A Common Stock received would generally equal the U.S. Holder’s aggregate basis in the exchanged New Volta Warrants. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period in the New Volta Class A Common Stock would be treated as commencing on the date of exchange of the New Volta Warrants or on the immediately following date, but the holding period would not include the period during which the U.S. Holder held the New Volta Warrants. On the other hand, if the cashless exercise were characterized as a realization event that qualifies as a recapitalization, the holding period of the New Volta Class A Common Stock would include the holding period of the warrants exercised therefor.

If the cashless exercise were treated as a realization event that does not qualify as a recapitalization, however, the cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized by the U.S. Holder. For example, a portion of the New Volta Warrants to be exercised on a cashless basis could be deemed to have been surrendered in payment of the exercise price of the remaining portion of such warrants, which would be deemed to be exercised. In such a case, a U.S. Holder would effectively be deemed to have sold a number of New Volta Warrants having an aggregate value equal to the exercise price of the remaining New Volta Warrants deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between the value of the portion of the warrants deemed sold and its adjusted tax basis in such warrants (generally in the manner described above under “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Volta Class A Common Stock and New Volta Warrants”), and the U.S. Holder’s tax basis in the New Volta Class A Common Stock received would generally equal the sum of the U.S. Holder’s tax basis in the remaining New Volta Warrants deemed exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the New Volta Class A Common Stock would commence on the date of exercise of the New Volta Warrants or on the date following the date of exercise of the New Volta Warrants, but the holding period would not include the period during which the U.S. Holder held the New Volta Warrants.

Redemption or Repurchase of Warrants for Cash

If New Volta redeems the New Volta Warrants for cash as permitted under the terms of the Warrant Agreement or if New Volta repurchases New Volta Warrants in an open market transaction, such redemption or repurchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described under “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Volta Class A Common Stock and New Volta Warrants” above.

Expiration of a New Volta Warrant

If a New Volta Warrant is allowed to expire unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the New Volta Warrant (see the tax basis discussion above under the caption “— U.S. Federal Income Taxation of U.S. Holders — The Domestication”). The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to dividends paid to a U.S. Holder and to the proceeds from the sale or other disposition of New Volta Units, New Volta Class A Common Stock and New Volta Warrants, unless the U.S. Holder is an exempt recipient and certifies to such exempt status. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Taxation of Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.”

The Domestication

TortoiseCorp does not expect the Domestication to result in any material U.S. federal income tax consequences to Non-U.S. Holders of Class A Ordinary Shares and TortoiseCorp Warrants.

NON-U.S. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE DOMESTICATION.

Redemption of New Volta Class A Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s New Volta Class A Common Stock pursuant to the redemption provisions described in the subsection of this proxy statement/prospectus entitled “Information about TortoiseCorp — Redemption Rights for Holders of Public Shares,” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s New Volta Class A Common Stock, as described under “— U.S. Federal Income Taxation of U.S. Holders — Redemption of New Volta Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. Holder will correspond to that described below in “— U.S. Federal Income Taxation of U.S. Holders — Distributions Treated as Dividends” and “— U.S. Federal Income Taxation of U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Volta Class A Common Stock and New Volta Warrants,” as applicable. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s New Volta Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax.

The Business Combination

The discussion under this heading “— U.S. Federal Income Taxation of Non-U.S. Holders — The Business Combination” constitutes the opinion of Vinson & Elkins L.L.P., U.S. tax counsel to New Volta, insofar as it discusses the material U.S. federal income tax considerations applicable to Non-U.S. Holders of New Volta Class A Common Stock and New Volta Warrants as a result of the Business Combination, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of New Volta.

The material U.S. federal income tax consequences to Non-U.S. Holders of New Volta Class A Common Stock and New Volta Warrants as a result of the Business Combination, regardless of whether the Business Combination qualifies as a Reorganization, should be the same as those described in “— U.S. Federal Income Taxation of U.S. Holders — The Business Combination” above.

NON-U.S. HOLDERS OF NEW VOLTA CLASS A COMMON STOCK AND NEW VOLTA WARRANTS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE BUSINESS COMBINATION UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

Tax Characterization of Distributions with Respect to New Volta Class A Common Stock

The determination of the extent to which a distribution will be treated as a dividend, return of capital or gain from the sale of stock is generally the same for Non-U.S. Holders as that described in “— U.S. Federal Income Taxation of U.S. Holders — Tax Characterization of Distributions with Respect to New Volta Class A Common Stock.” To the extent a distribution constitutes gain from the sale of New Volta Class A Common Stock, see “— U.S. Federal Income Taxation of Non-U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Volta Class A Common Stock and Warrants” below, and to the extent such distribution constitutes a dividend, see “— U.S. Federal Income Taxation of Non-U.S. Holders — Distributions Treated as Dividends.”

Possible Constructive Distributions with Respect to New Volta Warrants

The determination for Non-U.S. Holders of whether a constructive distribution from us has occurred as a result of an adjustment to the number of shares of New Volta Class A Common Stock for which New Volta Warrants may be exercised or to the exercise price of the New Volta Warrants in certain events is generally the same as the determination for U.S. Holders as described in “— U.S. Federal Income Taxation of U.S. Holders — Possible Constructive Distributions with Respect to New Volta Warrants.” To the extent such adjustment is treated as a constructive distribution, see “— U.S. Federal Income Taxation of Non-U.S. Holders — Tax Characterization of Distributions with Respect to New Volta Class A Common Stock” for the consequences of such characterization.

Distributions Treated as Dividends

Subject to the withholding requirements under FATCA (as defined below) and other than with respect to effectively connected dividends, each of which is discussed below, any distribution treated as a dividend paid to a Non-U.S. Holder on its New Volta Class A Common Stock generally will be subject to U.S. withholding tax at the rate of 30% of the gross amount of the distribution (unless an applicable income tax treaty provides for a lower rate). To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Holder.

Any portion of a distribution that is treated as a dividend paid to a Non-U.S. Holder that is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by the Non-U.S.

Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Volta Class A Common Stock and New Volta Warrants

Subject to the discussion below under “— U.S. Federal Income Taxation of Non-U.S. Holders — Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of New Volta Class A Common Stock or New Volta Warrants (including an expiration or redemption of New Volta Warrants) unless:

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•        such gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•        New Volta Class A Common Stock and New Volta Warrants constitute United States real property interests by reason of New Volta’s status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and, as a result, such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as provided under an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Volta does not believe that it will be a USRPHC for U.S. federal income tax purposes, and New Volta does not expect to become a USRPHC for the foreseeable future. However, in the event that New Volta were to become a USRPHC, as long as the New Volta Class A Common Stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations, referred to herein as “regularly traded”), a Non-U.S. Holder that actually or constructively owns, or owned at all times during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the applicable security, (i) 5% or less of the New Volta Class A Common Stock and (ii) 5% or less of the New Volta Warrants, provided the warrants are considered to be regularly traded, as applicable, will not be treated as disposing of a United States real property interest and will not be taxable on gain realized on the disposition thereof as a result of New Volta’s status as a USRPHC. It is unclear how a Non-U.S. Holder’s ownership of New Volta Warrants will affect the determination of whether such Non-U.S. Holder owns more than 5% of the New Volta Class A Common Stock. In addition, special rules may apply in the case of a disposition of New Volta Warrants if the New Volta Class A Common Stock is considered to be regularly traded, but such other securities are not considered to be regularly traded. New Volta can provide no assurance as to its future status as a USRPHC or as to whether the New Volta Class A Common Stock or New Volta Warrants will be treated as regularly traded. If New Volta were to become a USRPHC and its New Volta Class A Common Stock were not considered to be regularly traded on an established securities market, a Non-U.S. Holder (regardless of the percentage of New Volta Securities owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of New Volta Class A Common Stock, New Volta Units and New Volta Warrants (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from any such disposition.

Non-U.S. Holders are encouraged to consult with, and rely solely upon, their tax advisors regarding the tax consequences related to ownership in a USRPHC.

Exercise or Redemption of a New Volta Warrant

The U.S. federal income tax characterization of a Non-U.S. Holder’s exercise of a New Volta Warrant generally will correspond to the U.S. federal income tax characterization of the exercise of a New Volta Warrant by a U.S. Holder, as described under “— U.S. Federal Income Taxation of U.S. Holders — Cash Exercise of a New Volta Warrant” or “— U.S. Federal Income Taxation of U.S. Holders — Cashless Exercise of a New Volta Warrant” above, as the case may be. To the extent a cashless exercise is characterized as a taxable exchange, the consequences would be similar to those described above in “— U.S. Federal Income Taxation of Non-U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Volta Class A Common Stock and New Volta Warrants.” The U.S. federal income tax treatment for a Non-U.S. Holder of a redemption of New Volta Warrants for cash as permitted under the terms of the Warrant Agreement (or if New Volta purchases New Volta Warrants in an open market transaction) generally will correspond to that described above in “— U.S. Federal Income Taxation of Non-U.S. Holders — Gain or Loss on Sale or Other Taxable Exchange or Disposition of New Volta Class A Common Stock and New Volta Warrants.”

Expiration of a New Volta Warrant

The U.S. federal income tax treatment of the expiration of a New Volta Warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the expiration of a New Volta Warrant held by a U.S. Holder, as described under “— U.S. Federal Income Taxation of U.S. Holders — Expiration of a New Volta Warrant” above.

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of New Volta Units, New Volta Class A Common Stock and New Volta Warrants effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of New Volta Units, New Volta Class A Common Stock and New Volta Warrants effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of New Volta Units, New Volta Class A Common Stock or New Volta Warrants effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

NON-U.S. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THEIR OWNERSHIP OF NEW VOLTA SECURITIES FOLLOWING THE BUSINESS COMBINATION.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends (including constructive dividends) on New Volta Class A Common Stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of our securities, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a Holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our securities paid after January 1, 2019 would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Holders are encouraged to consult with, and rely solely upon, their own tax advisors regarding the effects of FATCA on their ownership of New Volta Units, New Volta Class A Common Stock or New Volta Warrants.

THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF TORTOISECORP PUBLIC SECURITIES OR NEW VOLTA SECURITIES. SUCH HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION (INCLUDING THE DOMESTICATION AND ANY EXERCISE OF THEIR REDEMPTION RIGHTS) AND, TO THE EXTENT APPLICABLE, OF OWNING NEW VOLTA SECURITIES FOLLOWING THE COMPLETION OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO, U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND TAX TREATIES (AND ANY POTENTIAL FUTURE CHANGES THERETO).

Regulatory Matters

Under the HSR Act and rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration or early termination of the 30-day waiting period following the parties’ submission of Notification and Report Forms with the Antitrust Division and the FTC. On February 22, 2021, the parties filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The waiting period expired on March 24, 2021 at 11:59 p.m. Eastern time.

At any time before or after consummation of the Business Combination, notwithstanding expiration or termination of the waiting period under the HSR Act, the Antitrust Division or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. TortoiseCorp cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other governmental authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, TortoiseCorp cannot assure you as to its result.

Neither TortoiseCorp nor Volta is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than as required under the HSR Act. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to approve and adopt the Business Combination Agreement and the Business Combination. Our shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the section above entitled “The Business Combination” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination Proposal, we may consummate the Business Combination only if it is approved by the affirmative vote (in person, online or by proxy) of a majority of the holders of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class.

NYSE Listing Requirements

Under Section 312.03(c) of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. TortoiseCorp will issue shares representing 20% or more of the number of outstanding Ordinary Shares of TortoiseCorp prior to the issuance, or 20% or more of its voting power prior to the issuance, in connection with the Business Combination. Therefore, the Business Combination will require shareholder approval under Section 312.03(c) of the NYSE Listed Company Manual.

Effect of Proposal on Current Shareholders

If the Business Combination Proposal is approved, (a) up to an aggregate of 101,240,276 shares of New Volta Class A Common Stock and 4,562,259 shares of New Volta Class B Common Stock will be issued to the Historical Rollover Shareholders in connection with the Business Combination, (b) up to 20,712,774 shares of New Volta Class A Common Stock will be reserved for issuance in respect of New Volta Class A Options issued in exchange for outstanding Volta Options and in respect of New Volta Warrants issued in exchange for outstanding Volta Warrants and (c) up to 6,869,640 shares of New Volta Class B Common Stock will be reserved for issuance in respect of New Volta Restricted Stock and New Volta Class B Options.

The issuance of shares of New Volta Class A Common Stock and New Volta Class B Common Stock described above would result in significant dilution to our shareholders, and in our shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of TortoiseCorp.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that TortoiseCorp’s entry into the Business Combination Agreement, dated as of February 7, 2021, by and among TortoiseCorp, First Merger Sub, Second Merger Sub and Volta (in the form attached to this proxy statement/prospectus as Annex A), pursuant to which, among other things, (a) First Merger Sub will merge with and into Volta, with Volta surviving the merger as a wholly owned subsidiary of New Volta, and (b) as soon as practicable, but in any event within three days following the Effective Time, Volta (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of New Volta, and all other transactions contemplated by the Business Combination Agreement, including the issuance and reservation for issuance of shares in connection therewith, be confirmed, ratified and approved in all respects.”

Vote Required for Approval

The approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination) requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

The Business Combination Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Our Sponsor, directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination Proposal.

Recommendation of the TortoiseCorp Board

THE TORTOISECORP BOARD RECOMMENDS THAT TORTOISECORP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, TortoiseCorp is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the TortoiseCorp Board has unanimously approved, and TortoiseCorp’s shareholders are being asked to consider and vote upon the Domestication Proposal to approve by special resolution a change of TortoiseCorp’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, TortoiseCorp will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which TortoiseCorp will be domesticated and continue as a Delaware corporation.

As a result of and upon the effective time of the Domestication, prior to the Effective Time: (a) each then issued and outstanding Class A Ordinary Share and each then issued and outstanding Class B Ordinary Share of TortoiseCorp will convert automatically, on a one-for-one basis, into a share of New Volta Class A Common Stock; (b) each then issued and outstanding TortoiseCorp Warrant will convert automatically into a New Volta Warrant pursuant to the Warrant Agreement; (c) each then issued and outstanding TortoiseCorp Unit will convert automatically into a New Volta Unit, each consisting of one share of New Volta Class A Common Stock and one-fourth of one New Volta Warrant; (d) a dual class structure shall be implemented and New Volta will be authorized to issue shares of New Volta Class B Common Stock that will carry voting rights in the form of ten votes per such share; and (e) after its Domestication, TortoiseCorp will immediately be renamed “Volta Inc.”

The Domestication Proposal, if approved, will approve a change of TortoiseCorp’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while TortoiseCorp is currently incorporated as an exempted company under the Cayman Islands Companies Act (As Revised), upon the Domestication, New Volta will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under the section entitled “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then TortoiseCorp will also ask its shareholders to approve the Organizational Documents Proposal (discussed below), which, if approved, will replace the Existing Organizational Documents with the Proposed Organizational Documents. The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and we encourage shareholders to carefully consult the information set out below under the sections entitled “Proposal No. 3 — The Organizational Documents Proposal” and “Proposal No. 4 — The Advisory Organizational Documents Proposals” and the Existing Organizational Documents of TortoiseCorp and the Proposed Organizational Documents.

Reasons for the Domestication

The TortoiseCorp Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the TortoiseCorp Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. The TortoiseCorp Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of TortoiseCorp and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•        Prominence, Predictability and Flexibility of Delaware Law.    For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Volta, its management and the New Volta Board to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors will provide appropriate protection for New Volta’s stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers and shareholders alike. New Volta’s incorporation in Delaware may make New Volta more attractive to future candidates for the New Volta Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification — draw such qualified candidates to Delaware corporations. The TortoiseCorp Board therefore believes that providing the benefits afforded directors by Delaware law will enable New Volta to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, the TortoiseCorp Board believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, the TortoiseCorp Board believes that the corporate environment afforded by Delaware will enable New Volta to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment After Domestication

There will be no accounting effect nor change in carrying amount of the consolidated assets and liabilities of TortoiseCorp/New Volta as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Volta immediately following the Domestication will be the same as those of TortoiseCorp immediately prior to the Domestication.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that TortoiseCorp be transferred by way of continuation to Delaware pursuant to Part XII of the Cayman Islands Companies Act (As Revised) and Section 388 of the DGCL and, immediately upon being de-registered in the Cayman Islands, that TortoiseCorp be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of TortoiseCorp as a corporation in the State of Delaware, the name of TortoiseCorp be changed from “Tortoise Acquisition Corp. II” to “Volta Inc.” and the registered office of the post-domestication company be changed to 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.”

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Domestication Proposal.

The Domestication Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Recommendation of the TortoiseCorp Board

THE TORTOISECORP BOARD UNANIMOUSLY RECOMMENDS THAT TORTOISECORP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 3 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

Assuming the Business Combination Proposal and the Domestication Proposal are approved, TortoiseCorp will replace its Existing Organizational Documents with the Proposed Certificate of Incorporation and Proposed Bylaws of New Volta, in each case under the DGCL.

TortoiseCorp’s shareholders are asked to consider and vote upon, to approve by special resolution and to adopt, the Proposed Organizational Documents in connection with the replacement of the Existing Organizational Documents, with such principal changes as are described in the Advisory Organizational Documents Proposals. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety, which are attached to this proxy statement/prospectus as Annex B and Annex C, for a more complete description of their terms.

Reasons for the Organizational Documents Proposal

Each of the Proposed Certificate of Incorporation and the Proposed Bylaws was negotiated as part of the Business Combination. The TortoiseCorp Board’s specific reasons for each of the Advisory Organizational Documents Proposals are set forth in the section entitled “Proposal No. 4 — The Advisory Organizational Documents Proposals.”

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Existing Organizational Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and the Proposed Bylaws, and that the name of the Company be changed to “Volta Inc.,” effective upon the effectiveness of the Domestication.”

Vote Required for Approval

If the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will not be presented at the extraordinary general meeting. The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands law, being the affirmative vote (in person, online or by proxy) of at least two-thirds of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Organizational Documents Proposal.

The Organizational Documents Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Recommendation of the TortoiseCorp Board

THE TORTOISECORP BOARD UNANIMOUSLY RECOMMENDS THAT TORTOISECORP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

PROPOSAL NO. 4 — THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Domestication Proposal and Organizational Documents Proposal are approved and the Business Combination is to be consummated, TortoiseCorp will replace the Existing Organizational Documents, under the Cayman Islands Companies Act (As Revised), with the Proposed Organizational Documents, under the DGCL.

As required by SEC guidance, to give shareholders the opportunity to present their separate views on important corporate governance provisions, TortoiseCorp is asking its shareholders to consider and vote upon and to approve on a non-binding advisory basis by ordinary resolution nine separate proposals in connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents. The Advisory Organizational Documents Proposals are conditioned upon the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and each of the other Condition Precedent Proposals. However, the shareholder vote regarding each of the Advisory Organizational Documents Proposals is an advisory vote, and is not binding on TortoiseCorp or the TortoiseCorp Board (separate and apart from the approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, TortoiseCorp intends that the Proposed Organizational Documents will take effect upon the closing of the Business Combination (assuming approval of the Organizational Documents Proposal).

The following table sets forth a summary of the principal changes proposed to be made between the Existing Organizational Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Organizational Documents are governed by Cayman Islands law and the Proposed Organizational Documents will be governed by the DGCL, TortoiseCorp encourages its shareholders to carefully consult the information set out under the section entitled “Comparison of Corporate Governance and Shareholder Rights.”

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares (Proposal 4A)

Under the Existing Organizational Documents, TortoiseCorp’s share capital is US$22,100 divided into 221,000,000 TortoiseCorp shares, consisting of 200,000,000 Class A Ordinary Shares, 20,000,000 Class B Ordinary Shares and 1,000,000 TortoiseCorp Preference Shares.

See paragraph 4 of the Existing Organizational Documents.

The Proposed Organizational Documents increases the total number of authorized shares of all classes of capital stock to 410,000,000 shares, consisting of three classes: 350,000,000 shares of New Volta Class A Common Stock, 50,000,000 shares of New Volta Class B Common Stock and 10,000,000 shares of New Volta Preferred Stock.

See Article IV of the Proposed Certificate of Incorporation.

Voting Power (Proposal 4B)

The Existing Organizational Documents provide that the TortoiseCorp shareholders are entitled to one vote for each Ordinary Share of which he or she is the holder for each matter properly submitted to the shareholders entitled to vote thereon; provided that under the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors.

See Articles 23.1 and 29.1 of the Existing Organizational Documents.

The Proposed Certificate of Incorporation provides that, except as otherwise expressly provided by the Proposed Certificate of Incorporation or as provided by law, the holders of New Volta Class A Common Stock and New Volta Class B Common Stock shall at all times vote together as a single class on all matters (including the election of directors); provided however, that, except as otherwise required by law, holders of shares of New Volta Class A Common Stock and New Volta Class B Common Stock shall not be entitled to vote on any amendment to the Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of New Volta Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation. Except as otherwise expressly provided in

	Existing Organizational Documents	Proposed Organizational Documents

the Proposed Certificate of Incorporation or by applicable law, each holder of New Volta Class A Common Stock shall have the right to one vote per share of New Volta Class A Common Stock held of record by such holder and each holder of New Volta Class B Common Stock shall have the right to ten votes per share of New Volta Class B Common Stock held of record by such holder. The New Volta Class B Common Stock will automatically convert into one fully paid and nonassessable share of New Volta Class A Common Stock immediately prior to the close of business on the earliest of (a) ten years from the Effective Time, (b) the date that is 12 months after the death or permanent disability of the last to die or become disabled of Scott Mercer and Christopher Wendel and (c) the date specified by the affirmative vote of the holders of the New Volta Class B Common Stock representing not less than two-thirds of the voting power of the outstanding shares of New Volta Class B Common Stock, voting separately as a single class.

See Articles IV and V of the Proposed Certificate of Incorporation.

Director Removal (Proposal 4C)

The Existing Organizational Documents provide that any director may be removed from office (a) if prior to the consummation of an Initial Business Combination, by an ordinary resolution of the holders of the Class B Ordinary Shares and (b) if following the consummation of an Initial Business Combination, by an ordinary resolution of the holders of the Ordinary Shares.

See Article 29 of the Existing Organizational Documents.

The Proposed Certificate of Incorporation provides that, subject to the rights of any New Volta Preferred Stock, directors on the New Volta Board may only be removed for cause and by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares entitled to vote in the election of directors, voting together as a single class.

See Article VI of the Proposed Certificate of Incorporation.

Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Proposal 4D)

The Existing Organizational Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of two-thirds of the Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.

See Article 18.3 of the Existing Organizational Documents.

The Proposed Certificate of Incorporation requires the affirmative vote of at least two-thirds of the voting power of the then-outstanding shares of capital stock of New Volta entitled to vote thereon, voting together as a single class, to (a) adopt, amend or repeal the Proposed Bylaws, and to (b) amend or repeal or adopt any provision inconsistent with Sections 1.2 and 2 of Article IV, or Article V, Article VI, Article VIII, Article IX, Article X, or Article XI or Section 1 of Article XII of the Proposed Certificate of Incorporation (provided that if two-thirds of the New Volta Board approved such adoption, amendment or repeal of the Proposed Organizational Documents, then only the affirmative vote of the majority of the holders of the outstanding shares will be required). The New Volta Board will also have the power to adopt, amend or repeal the Proposed Bylaws by the approval of a majority of the total number of authorized directors.

See Article VIII and Article XII of the Proposed Certificate of Incorporation.

	Existing Organizational Documents	Proposed Organizational Documents
Exclusive Forum Provision (Proposal 4E)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

Under the Proposed Certificate of Incorporation, unless New Volta consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (a) any derivative action or proceeding brought on behalf of New Volta; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Volta or any stockholder to New Volta or New Volta’s stockholders; (c) any action or proceeding asserting a claim against New Volta or any current or former director, officer or other employee of New Volta or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws of New Volta (as each may be amended from time to time); (d) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws of New Volta; (e) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (f) any action asserting a claim against New Volta or any director, officer or other employee of New Volta or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Unless New Volta consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

See Article X of the Proposed Certificate of Incorporation.

Action by Written Consent of Stockholders (Proposal 4F)

The Existing Organizational Documents provide that a resolution in writing signed by all of the shareholders entitled to vote at general meetings shall be as valid and effective as if the same had been passed at a duly convened and held general meeting.

See Article 22.3 of the Existing Organizational Documents.

The Proposed Certificate of Incorporation provides that, subject to the rights of any New Volta Preferred Stock then outstanding, any action required or permitted to be taken by New Volta’s stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

See Article 9.1 of the Proposed Certificate of Incorporation.

	Existing Organizational Documents	Proposed Organizational Documents
Corporate Name (Proposal 4G)	The Existing Organizational Documents provide the name of the company is “Tortoise Acquisition Corp. II.” See paragraph 1 of the Existing Organizational Documents.	The Proposed Organizational Documents provide that the name of the company will be “Volta Inc.” See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Proposal 4H)

The Existing Organizational Documents provide that if we do not consummate an Initial Business Combination within the Combination Period, TortoiseCorp will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate the Trust Account.

See Article 49.7 of the Existing Organizational Documents.

The Proposed Organizational Documents do not contain any provisions relating to New Volta’s ongoing existence; the default under the DGCL will make New Volta’s existence perpetual.
Provisions Related to Status as a Blank Check Company (Proposal 4I)

The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of an Initial Business Combination.

See Article 49.12 of the Existing Organizational Documents.

The Proposed Organizational Documents do not include such provisions related to our status as a blank check company, which will no longer apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

Overview

Advisory Organizational Documents Proposal 4A — Authorized Shares

TortoiseCorp’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents to authorize the change in the authorized share capital of TortoiseCorp from (a) 200,000,000 Class A Ordinary Shares, 20,000,000 Class B Ordinary Shares and 1,000,000 TortoiseCorp Preference Shares to (b) 400,000,000 shares of New Volta Common Stock and 10,000,000 shares of New Volta Preferred Stock.

As of the date of this proxy statement/prospectus, there are 43,125,000 Ordinary Shares issued and outstanding, which includes an aggregate of 8,625,000 Class B Ordinary Shares held by the initial shareholders, including our Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 14,558,333 warrants to acquire Ordinary Shares, comprised of 5,933,333 private placement warrants held by Tortoise Borrower and 8,625,000 public warrants.

As a result of and upon the effective time of the Domestication, prior to the Effective Time: (a) each then issued and outstanding Class A Ordinary Share and each then issued and outstanding Class B Ordinary Share will convert automatically, on a one-for-one basis, into a share of New Volta Class A Common Stock; (b) each then issued and outstanding TortoiseCorp Warrant will convert automatically into a New Volta Warrant pursuant to the Warrant Agreement; and (c) each then issued and outstanding TortoiseCorp Unit will convert automatically into a New Volta Unit, each consisting of one share of New Volta Class A Common Stock and one-fourth of one New Volta Warrant.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the closing of the Business Combination, each outstanding share of Volta Class B Common Stock, including each share of Volta Preferred Stock that will be converted into shares of Volta Class B Common Stock immediately prior to the Effective Time, but excluding shares of Volta Restricted Stock, will be cancelled and automatically converted into the right to receive the number of shares of New Volta Class A Common Stock, equal to the applicable exchange ratio (determined in accordance with the Business Combination Agreement); (b) each share of Volta Class A Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Volta Restricted Stock) will be cancelled and automatically converted into the right to receive the number of shares of New Volta Class B Common Stock equal to the applicable exchange ratio (determined in accordance with the Business Combination Agreement); (c) each warrant to purchase shares of Volta Preferred Stock or Volta Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into a warrant to acquire a number of shares of New Volta Class A Common Stock based on the applicable exchange ratio and at a specified price (each determined in accordance with the Business Combination Agreement); (d) each award of Volta Restricted Stock that is outstanding immediately prior to the Effective Time will be converted into New Volta Restricted Stock with respect to a number of restricted shares of New Volta Class A Common Stock or New Volta Class B Common Stock, as applicable, based on the applicable exchange ratio (determined in accordance with the Business Combination Agreement); and (e) each option to purchase shares of Volta Class A Common Stock or Volta Class B Common Stock, whether or not exercisable and whether or not vested, that is outstanding immediately prior to the Effective Time will automatically be converted into a New Volta Option to purchase a number of shares of New Volta Class A Common Stock or New Volta Class B Common Stock, as applicable, based on the applicable exchange ratio (determined in accordance with the Business Combination Agreement).

In order to ensure that New Volta has sufficient authorized capital for future issuances, the TortoiseCorp Board has approved, subject to shareholder approval, that the Proposed Organizational Documents of New Volta increase the total number of authorized shares of all classes of capital stock to 410,000,000 shares, consisting of 350,000,000 shares of New Volta Class A Common Stock, 50,000,000 shares of New Volta Class B Common Stock and 10,000,000 shares of New Volta Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4B — Voting Power

TortoiseCorp’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents providing that, except as otherwise expressly provided by the Proposed Certificate of Incorporation or as provided by law, the holders of New Volta Class A Common Stock and New Volta Class B Common Stock shall at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of shares of New Volta Class A Common Stock and New Volta Class B Common Stock shall not be entitled to vote on any amendment to the Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of New Volta Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation. Such amendment further provides that, except as otherwise expressly provided in the Proposed Certificate of Incorporation or by applicable law, each holder of New Volta Class A Common Stock shall have the right to one vote per share of New Volta Class A Common Stock held of record by such holder and each holder of New Volta Class B Common Stock shall have the right to ten votes per share of New Volta Class B Common Stock held of record by such holder.

Advisory Organizational Documents Proposal 4C — Director Removal

TortoiseCorp’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents providing that, subject to the rights of any New Volta Preferred Stock, directors on the New Volta Board may only be removed for cause and by the affirmative vote of the holders of at least two-thirds of the voting power of then-outstanding shares entitled to vote in the election of directors, voting together as a single class.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4D — Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents

TortoiseCorp’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents requiring the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (a) adopt, amend or repeal the Proposed Bylaws, and to (b) amend or repeal or adopt any provision inconsistent with Sections 1.2 and 2 of Article IV, or Article V, Article VI, Article VIII, Article IX, Article X, or Article XI or Section 1 of Article XII of the Proposed Certificate of Incorporation (provided that if two-thirds of the New Volta Board approved such adoption, amendment or repeal of the Proposed Organizational Documents, then only the affirmative vote of the majority of the holders of the outstanding shares will be required).

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4E — Exclusive Forum Provision

TortoiseCorp’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents to authorize adopting the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) as the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (a) any derivative action or proceeding brought on behalf of New Volta; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Volta or any stockholder to New Volta or New Volta’s stockholders; (c) any action or proceeding asserting a claim against New Volta or any current or former director, officer or other employee of New Volta or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL or the Proposed Organizational Documents (as each may be amended from time to time); (d) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Organizational Documents (including any right, obligation or remedy thereunder); (e) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (f) any action asserting a claim against New Volta or any director, officer or other employee of New Volta or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Such exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Unless New Volta consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4F — Action by Written Consent of Stockholders

TortoiseCorp’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents providing that, subject to the rights of any New Volta Preferred Stock then outstanding, any action required or permitted to be taken by New Volta’s stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4G — Corporate Name

TortoiseCorp’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents changing the name of the company to “Volta Inc.”

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4H — Perpetual Existence

TortoiseCorp’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents making New Volta’s corporate existence perpetual.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4I — Provisions Related to Status as a Blank Check Company

TortoiseCorp’s shareholders are being asked to approve and adopt an amendment to the Existing Organizational Documents removing provisions related to TortoiseCorp’s status as a blank check company, which will no longer apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for Amendments

Advisory Organizational Documents Proposal 4A — Authorized Shares

The principal purpose of the Advisory Organizational Documents Proposal 4A is to provide for an authorized capital structure of New Volta that will enable it to continue as an operating company governed by DGCL. The TortoiseCorp Board believes that it is important for New Volta to have available for issuance a number of authorized shares of New Volta Common Stock and New Volta Preferred Stock sufficient to support its growth and to provide flexibility for future corporate needs.

Advisory Organizational Documents Proposal 4B — Voting Power

Upon consummation of the Business Combination, Scott Mercer and Christopher Wendel will have beneficial ownership of more than 83.3% of the outstanding shares of New Volta Class B Common Stock, and such shares are generally restricted from transfers, except in limited circumstances. Under the Proposed Organizational Documents, holders of New Volta Class B Common Stock will be entitled to ten votes per share of New Volta Class B Common Stock. This provides Scott Mercer and Christopher Wendel with the ability to control the outcome of matters requiring stockholder approval. The TortoiseCorp Board believes that New Volta’s success rests on its ability to undertake a long-term view, and Scott Mercer and Christopher Wendel’s controlling interest will enhance New Volta’s ability to focus on long-term value creation and help insulate New Volta from short-term outside influences. Scott Mercer and Christopher Wendel’s voting power also provides New Volta with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintain their control.

Advisory Organizational Documents Proposal 4C — Director Removal

The Existing Organizational Documents provide that before an Initial Business Combination, holders of Class B Ordinary Shares may remove any director, and that after an Initial Business Combination, shareholders may by an ordinary resolution remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, a director may be removed only for cause if a company has a classified board. The Proposed Organizational Documents provide that directors may only be removed for cause and by the affirmative vote of the holders of at least two-thirds of the voting power of then-outstanding shares entitled to vote in the election of directors, voting together as a single class. The TortoiseCorp Board believes that such a standard will (a) increase board continuity and the likelihood that experienced board members with familiarity of New Volta’s business operations would serve on the New Volta Board at any given time and (b) make it more difficult for a potential acquiror or other person, group or entity to gain control of the New Volta Board.

Advisory Organizational Documents Proposal 4D — Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents

The Existing Organizational Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the Ordinary Shares represented in person or by proxy and entitled to vote and actually casting votes thereon at a general meeting. The Proposed Organizational Documents require the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (a) adopt, amend or repeal the Proposed Bylaws, and to (b) amend or repeal or adopt any provision inconsistent with Sections 1.2 and 2 of Article IV, or Article V, Article VI, Article VIII, Article IX, Article X, or Article XI or Section 1 of Article XII of the Proposed Certificate of Incorporation. This is intended to protect the Proposed Bylaws and certain key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Organizational Documents Proposal 4E — Exclusive Forum Provision

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Volta in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The TortoiseCorp Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Volta will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This will provide New Volta and its stockholders with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided, that these exclusive forum provisions will not apply to suits brought to enforce any cause of action arising under the Securities Act, any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Volta’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Advisory Organizational Documents Proposal 4F — Action by Written Consent of Stockholders

Under the Proposed Organizational Documents, New Volta’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend the Proposed Organizational Documents outside of a duly called special or annual meeting of the stockholders of New Volta. Further, the TortoiseCorp Board believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort the New Volta Board and New Volta’s management would need to devote to stockholder proposals, which time and effort could distract New Volta’s directors and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the New Volta Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which TortoiseCorp is aware to obtain control of New Volta, and TortoiseCorp and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the TortoiseCorp Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Volta. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the New Volta Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Advisory Organizational Documents Proposal 4G — Corporate Name

The TortoiseCorp Board believes that changing TortoiseCorp’s corporate name from “Tortoise Acquisition Corp. II” to “Volta Inc.” is desirable to reflect the Business Combination with Volta and to clearly identify New Volta as the publicly traded entity.

Advisory Organizational Documents Proposal 4H — Perpetual Existence

The TortoiseCorp Board believes that making New Volta’s corporate existence perpetual is desirable since perpetual existence is the usual period of existence for corporations and it believes that it is the most appropriate period for New Volta following the Business Combination.

Advisory Organizational Documents Proposal 4I — Provisions Related to Status as a Blank Check Company

The TortoiseCorp Board believes that the elimination of certain provisions related to TortoiseCorp’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, certain provisions in the Existing Organizational Documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of TortoiseCorp has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Vote Required for Approval

The approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding advisory vote, requires an ordinary resolution under the Cayman Islands law, being the affirmative vote (in person, online or by proxy) of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Advisory Organizational Documents Proposals.

The Advisory Organizational Documents Proposals are conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by holders of the Ordinary Shares.

As discussed above, the Advisory Organizational Documents Proposals are advisory votes and therefore are not binding on TortoiseCorp or the TortoiseCorp Board. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, TortoiseCorp intends that the Proposed Organizational Documents will take effect upon the Closing (assuming approval of the Organizational Documents Proposal).

Recommendation of the TortoiseCorp Board

THE TORTOISECORP BOARD RECOMMENDS THAT TORTOISECORP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL NO. 5 — THE PIPE PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, our shareholders are also being asked to approve the issuance and sale of 30,000,000 shares of New Volta Class A Common Stock in the Private Placement Financing, which shall occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement.

In connection with the execution of the Business Combination Agreement, on February 7, 2021, TortoiseCorp entered into separate Subscription Agreements with each of the New Private Placement Investors, pursuant to which the New Private Placement Investors agreed to purchase, and TortoiseCorp agreed to sell to the New Private Placement Investors, an aggregate of 30,000,000 Private Placement Shares for a purchase price of $10.00 per share and an aggregate purchase price of $300,000,000, in the Private Placement Financing.

The closing of the sale of the Private Placement Shares pursuant to the Subscription Agreements will take place substantially concurrently with the Closing and is contingent upon, among other customary closing conditions, the subsequent consummation of the Business Combination. The purpose of the Private Placement Financing is to raise additional capital for use by the post-combination company following the Closing.

Pursuant to the Subscription Agreements, TortoiseCorp agreed that, within 30 calendar days after the consummation of the Business Combination, New Volta will file with the SEC (at New Volta’s sole cost and expense) the Private Placement Resale Registration Statement, and New Volta will use its commercially reasonable efforts to have the Private Placement Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) 60 calendar days (or 90 calendar days if the SEC notifies New Volta that it will review the Private Placement Resale Registration Statement) following the Closing and (b) the tenth business day after the SEC notifies New Volta that the Private Placement Resale Registration Statement will not be reviewed or will not be subject to further review.

NYSE Listing Requirements

We are seeking shareholder approval in order to comply with Section 312.03(c) of the NYSE Listed Company Manual.

Under Section 312.03(c) of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. TortoiseCorp will issue shares representing 20% or more of the number of outstanding Ordinary Shares of TortoiseCorp prior to the issuance, or 20% or more of its voting power prior to the issuance, in connection with the Private Placement Financing. Therefore, the Private Placement Financing will require shareholder approval under Section 312.03(c) of the NYSE Listed Company Manual.

Effect of Proposal on Current Shareholders

If the PIPE Proposal is adopted, an aggregate of 30,000,000 shares of New Volta Class A Common Stock will be issued in connection with the Private Placement Financing.

The issuance of the shares of New Volta Class A Common Stock described above would result in significant dilution to our shareholders, and result in our shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of TortoiseCorp.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, for the purposes of complying with Section 312.03(c) of the NYSE Listed Company Manual, that the issuance of shares of New Volta Class A Common Stock in connection with the Private Placement Financing be approved.”

Vote Required for Approval

Approval of the PIPE Proposal requires the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the PIPE Proposal.

The PIPE Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the PIPE Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Recommendation of the TortoiseCorp Board

THE TORTOISECORP BOARD RECOMMENDS THAT TORTOISECORP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PIPE PROPOSAL.

PROPOSAL NO. 6 — THE 2021 PLAN PROPOSAL

Overview

In this Proposal No. 6, we are asking our shareholders to approve the New Volta 2021 Equity Incentive Plan, which we refer to herein as the 2021 Plan. A total of 45,187,241 shares of New Volta Class A Common Stock and 134,993 shares of New Volta Class B Common Stock will initially be reserved for issuance under the 2021 Plan. The TortoiseCorp Board approved the 2021 Plan on             , 2021, subject to stockholder approval at the extraordinary general meeting. If shareholders approve this proposal, the 2021 Plan will become effective on the consummation of the Business Combination. If the 2021 Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder. The 2021 Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the 2021 Plan, a copy of which is attached hereto as Annex D.

The 2021 Plan is intended to be a continuation of the Volta Option Plan, which will be assumed in the Business Combination and amended, restated and re-named into the form of the 2021 Plan effective as of the Closing Date. If the 2021 Plan becomes effective, then no additional stock awards will be granted under the Volta Option Plan as in effect immediately prior to the consummation of the Business Combination, although all outstanding stock awards granted under the Volta Option Plan as in effect immediately prior to the consummation of the Business Combination will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the applicable plan.

The material terms of the 2021 Plan are summarized below. The key differences between the terms of the 2021 Plan and the terms of the Volta Option Plan are as follows:

•        Subject to capitalization adjustments and the share counting provisions described below, a total of 45,187,241 shares of New Volta Class A Common Stock and 134,993 shares of New Volta Class B Common Stock will initially be authorized for stock awards granted under the 2021 Plan (which amount is equal to 34,750,000 new shares of New Volta Class A Common Stock plus 10,437,241 shares of Volta Class A Common Stock and 134,993 shares of Volta Class B Common Stock that are available for issuance under the Volta Option Plan) as of March 31, 2021.

•        The 2021 Plan provides for an automatic share reserve increase on the first day of each fiscal year beginning with the 2022 fiscal year through and including the first day of the 2031 fiscal year in an amount equal to the lesser of (a) 5% of the outstanding shares of New Volta Common Stock on the last day of the immediately preceding fiscal year and (b) such number of shares determined by the New Volta Board.

•        The 2021 Plan permits the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”) and stock bonus awards.

•        Under the 2021 Plan, no outside director may receive awards under the 2021 Plan with a total grant date fair value that, when combined with cash compensation received for service as an outside director, exceeds $750,000 in total value for any outside director, except with respect to the first year of service in which case any equity awards granted and cash fees paid will not exceed $1,000,000 in total value.

•        The 2021 Plan provides that all stock awards granted thereunder will be subject to recoupment in accordance with any New Volta policy or as necessary or appropriate to comply with applicable laws.

Reasons to Approve the 2021 Plan

As of March 31, 2021, a total of no shares of Volta Class A Common Stock and 1,105,231 shares of Volta Class B Common Stock remained available for future grants under the Volta Option Plan (1,332,024 shares of New Volta Class A Common Stock and no shares of New Volta Class B Common on a post-exchange basis). We believe that the current share reserve of the Volta Option Plan is insufficient to meet New Volta’s future needs with respect to attracting, motivating and retaining key executives and employees and non-employee directors in a competitive market for talent. The share discussion below is presented on a pre-exchange ratio basis, which is assumed to be

1.2052 New Volta shares for every Volta share. In connection with the Business Combination, (i) Volta Class B Common Stock will be exchanged for New Volta Class A Common stock and (ii) Volta Class A Common Stock will be exchanged for New Volta Class B Common Stock, in each case, based on the exchange ratio in the prior sentence.

The table below shows the stock awards that were outstanding under the Volta Option Plan as of March 31, 2021, each of which were granted in the form of stock options. As of             , 2021, the closing price of TortoiseCorp’s Class A Ordinary Shares was $             per share as reported on the NYSE.

Equity Grant History

Shares underlying outstanding stock options (#)	Weighted avg. exercise price per share	Weighted avg. remaining term (years)
8,616,626	$2.04	8.67

The table below shows net annual dilution and other metrics relating to equity grants under the Volta Option Plan for the last three fiscal years.

Metric	2020	2019	2018	Average
Annual Dilution(1)	4.7%	9.3%	4.8%	6.3%
Annual Burn Rate(2)	5.0%	10.0%	6.2%	7.1%
Year-End Overhang(3)	20.2%	21.7%	19.7%	20.5%

____________

(1)      Calculated by dividing (a) the number of shares underlying awards granted to all recipients during the year, minus award cancellations and forfeitures during the year, by (b) the number of shares of Volta Common Stock outstanding at year-end.

(2)      Calculated by dividing (a) the number of shares underlying awards granted to all recipients during the year by (b) the number of shares of Volta Common Stock outstanding at year-end.

(3)      Calculated by dividing the sum of (a) the number of shares underlying outstanding awards and (b) shares available for future awards, by the number of shares of Volta Common Stock outstanding, in each case at year-end.

Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total shares of our capital stock outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth in this Proposal No. 6 include embedded assumptions that are highly dependent on the public trading price of the New Volta Common Stock and other factors, which we do not control and, as a result, we do not as a matter of practice provide forecasts. These forecasts reflect various assumptions regarding New Volta’s future operations. The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such.

The 2021 Plan Combines Compensation and Corporate Governance Best Practices

The 2021 Plan includes provisions that are designed to protect New Volta stockholders’ interests and reflect corporate governance best practices.

•        No Discounted Stock Options or SARs.    All stock options and SARs granted under the 2021 Plan must have an exercise or strike price equal to or greater than the fair market value of New Volta Common Stock on the date the stock option or SAR is granted, except in connection with certain exchange programs or corporate transactions, as discussed below.

•        No Reload Stock Options or SARs or Tax Gross-ups.    The 2021 Plan does not provide for reload stock options or SARs or tax gross-ups in any circumstance.

•        Limit on Non-Employee Director Awards.    As described above and below, no outside director may receive awards under the 2021 Plan with a total grant date fair value that, when combined with cash compensation received for service as an outside director, exceeds $750,000 in total value for any outside director, except with respect to the first year of service in which case any equity awards granted and cash fees paid will not exceed $1,000,000 in total value.

•        Awards Subject to Clawback.    As described above and below, the 2021 Plan provides that all stock awards granted thereunder will be subject to recoupment in accordance with any New Volta policy or as necessary or appropriate to comply with applicable laws.

Description of the 2021 Plan

Set forth below is a summary of the material features of the 2021 Plan. The 2021 Plan is set forth in its entirety as Annex D to this proxy statement, and all descriptions of the 2021 Plan contained in this Proposal No. 6 are qualified by reference to Annex D.

Purpose

The 2021 Plan is intended to (a) attract and retain the best available personnel to ensure New Volta success and accomplish its goals, (b) incentivize employees, directors and independent contractors of New Volta with long-term equity-based compensation to align their interests with stockholders’ and (c) promote the success of New Volta’s business. The 2021 Plan is a continuation of the Volta Option Plan, which will be assumed from a subsidiary and amended, restated and re-named into the form of the 2021 Plan effective as of the consummation of the Business Combination.

Types of Stock Awards

The 2021 Plan permits the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, SARs and stock bonus awards (all such types of awards, collectively, “stock awards”).

Share Reserve

Number of Shares

Subject to adjustments as set forth in the 2021 Plan, the maximum aggregate number of shares that may be issued under the 2021 Plan is 45,187,241 shares of New Volta Class A Common Stock and 134,993 shares of New Volta Class B Common Stock. The shares may be authorized, but unissued, or reacquired shares. Furthermore, subject to adjustments as set forth in the 2021 Plan, in no event shall the maximum aggregate number of shares that may be issued under the 2021 Plan pursuant to Incentive Stock Options exceed the number set forth above plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that again become available for issuance pursuant to the 2021 Plan.

The number of shares available for issuance under the 2021 Plan will be automatically increased on the first day of each fiscal year beginning with the 2022 fiscal year through and including the first day of the 2031 fiscal year, in an amount equal to the lesser of (a) 5% of the outstanding shares of New Volta Class A Common Stock and New Volta Class B Common Stock on the last day of the immediately preceding fiscal year and (b) such smaller number of shares determined by the New Volta Board, with such shares to be shares of New Volta Class A Common Stock.

Lapsed Awards

To the extent a stock award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an exchange program (as set forth in the 2021 Plan), the unissued shares that were subject thereto shall continue to be available under the 2021 Plan for issuance pursuant to future stock awards. In addition, any shares that New Volta retains upon exercise or settlement of a stock award in order to satisfy the exercise or purchase price for such stock award or any withholding taxes due with respect to such stock award shall be treated as not issued and shall continue to be available under the 2021 Plan for issuance pursuant to future stock awards. Shares issued under the 2021 Plan and later forfeited to us due to the failure to vest or repurchased by New Volta at the original purchase price paid to it for the shares (including without limitation upon forfeiture to or repurchase by New Volta in connection with a participant ceasing to be a service provider) shall again be available for future grant under the 2021 Plan. To the extent a stock award under the 2021 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2021 Plan.

Assumption or Substitution of Awards by the Company.

The Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) assuming such award under the 2021 Plan or (b) granting an award under the 2021 Plan in substitution of such other company’s award. Any awards that are assumed or substituted under the 2021 Plan will not reduce the number of shares authorized for grant under the 2021 Plan or authorized for grant to a participant in any fiscal year.

Eligibility

Employees, directors and independent contractors of New Volta or its affiliates are all eligible to participate in the 2021 Plan. Incentive stock options may only be granted to employees. As of March 31, 2021, for equity plan purposes, New Volta had a total of approximately six employees, approximately 35 consultants and five non-employee directors who would be eligible to be granted stock awards under the 2021 Plan.

Administration

The 2021 Plan will be administered by the New Volta Board or a committee thereof, which committee will be constituted to satisfy applicable laws (the “Administrator”). To the extent a participant is a person subject to Section 16(b) of the Exchange Act, the transactions contemplated under the 2021 Plan will be structured to satisfy the requirements for exemption under Rule 16b-3.

Subject to the limitations set forth in the 2021 Plan, applicable laws and/or any applicable award agreement, the Administrator will have the authority, in its discretion, to (a) determine the fair market value in accordance with the 2021 Plan; (b) select the service providers to whom equity awards may be granted under the 2021 Plan; (c) determine the number of shares to be covered by each equity award granted under the 2021 Plan; (d) approve forms of equity award agreements for use under the 2021 Plan; (e) determine the terms and conditions, not inconsistent with the terms of the 2021 Plan, of any equity award granted thereunder; (f) institute and determine the terms and conditions of an exchange program under the terms of the 2021 Plan (subject to stockholder approval); (g) construe and interpret the terms of the 2021 Plan and equity awards granted pursuant to the 2021 Plan; (h) correct any defect, supply any omission or reconcile any inconsistency in the 2021 Plan, any equity award or any equity award agreement; (i) prescribe, amend and rescind rules and regulations relating to the 2021 Plan; (j) modify or amend each equity award (subject to the terms of the 2021 Plan); (k) adjust performance goals applicable to a participant with respect to an equity award to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary events or circumstances; (l) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2021 Plan; (m) authorize any person to execute on New Volta’s behalf any instrument required to effect the grant of an equity award previously granted by the Administrator; (n) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under an equity award; and (o) make all other determinations deemed necessary or advisable for administering the 2021 Plan.

To the extent permitted by applicable law and listing requirements, the New Volta Board or a committee thereof may delegate all or any part of its authority and powers under the 2021 Plan to one or more of our officers.

Stock Options

Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees of New Volta or the employees of its parent or subsidiary corporations.

The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be ten years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of New Volta stock or the stock of any of its parent or subsidiary corporations, the term of the incentive stock option will be five years from the date of grant or such shorter term as may be provided in the stock award agreement. Notwithstanding the foregoing, if, as of the last date on which a stock option would otherwise be exercisable, a participant is prohibited by applicable law or written New Volta policy from engaging in an open-market sales of New Volta Class A Common Stock and New Volta Class B Common Stock, the final exercise date of such stock option shall be automatically extended to the date that is 30 days following the date the participant is no longer prohibited from engaging in such open-market sales; provided the foregoing will not apply to the extent it would result in any incentive stock option from having a maximum term longer than specified above or would result in a violation of Section 409A of the Code (“Section 409A”).

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Administrator in an award agreement, subject to the following: in the case of an incentive stock option (a) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of New Volta stock or the stock of any of its parent or subsidiary corporations, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (b) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation or other transaction described in Section 424(a) of the Code.

At the time a stock option is granted, the Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised, subject to adjustment as set forth in the 2021 Plan or in an applicable award agreement. The Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment, in an applicable award agreement.

If a participant ceases to be a service provider other than for “Cause,” (as defined in the 2021 Plan) the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, or as may be provided in any other written agreement between New Volta or any affiliate and the participant, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or disability, and three months following a termination for any other reason other than Cause. Any outstanding stock option (including any vested portion thereof) held by a participant shall immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause.

Stock Appreciation Rights (SARs)

The Administrator will determine the terms and conditions of each SAR, except that the exercise price for each SAR cannot be less than 100% of the fair market value per share on the date of grant, and such terms and conditions will be set forth in an applicable award agreement. Upon exercise of a SAR, a participant will receive payment from New Volta in an amount, if any, by which the fair market value of a share on the date of exercise exceeds the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash, shares of New Volta Common Stock or a combination thereof, as determined by the Administrator. SARs are exercisable at the times and on the terms established by the Administrator, which will be set forth in an applicable award agreement.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of New Volta Common Stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of New Volta Common Stock.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Administrator may impose whatever conditions on vesting as it determines to be appropriate. For example, the Administrator may determine to grant restricted stock or RSUs only if performance goals established by the Administrator are satisfied. Any performance goals may be applied on a company-wide or an individual business unit basis, as determined by the Administrator. Please refer to the discussion below under “— Performance Goals” for more information.

During the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares unless the Administrator determines otherwise. If any such dividends or distributions are paid in shares, the shares will be subject to the same terms, including without limitation vesting and restrictions on transferability and forfeitability, as the restricted stock with respect to which they were paid.

During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof. Absent a contrary provision in an award agreement, such dividend equivalents will be subject to the same terms, restrictions and risk of forfeiture as the RSUs with respect to which the dividends accrue and shall not be settled unless and until the related RSUs have vested and been earned.

Stock Bonus Awards

A stock bonus award is an award of shares without a purchase price that is not subject to any restrictions. The Administrator will determine the number of shares to be awarded to the participant under a stock bonus award. A stock bonus award may be paid in cash, whole shares or a combination thereof, based on the fair market value of the shares subject to the stock bonus award on the date of payment, as determined in the sole discretion of the Administrator.

Performance Awards

The Administrator may grant options, SARs, restricted stock and RSUs that are subject to the satisfaction of specified performance criteria. The Administrator will determine the terms surrounding performance awards, including the required levels of performance with respect to specified business criteria (including any adjustment(s) thereto that will be applied in determining the achievement of such performance criteria), the corresponding amounts payable upon achievement of such levels of performance and the termination and forfeiture provisions; provided that all performance criteria must be determined when the achievement of such criteria remains substantially uncertain.

The Administrator in its discretion may make performance goals applicable to a participant with respect to an equity award. In the Administrator’s discretion, one or more of the following performance goals may apply: (a) sales or non-sales revenue; (b) return on revenues; (c) operating income; (d) income or earnings including operating income; (e) income or earnings before or after taxes, interest, depreciation and/or amortization; (f) income or earnings from continuing operations; (g) net income; (h) pre-tax income or after-tax income; (i) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (j) raising of financing or fundraising; (k) project financing; (l) revenue backlog; (m) gross margin; (n) operating margin or profit margin; (o) capital expenditures, cost targets, reductions and savings and expense management; (p) return on assets, return on investment, return on capital or return on stockholder equity; (q) cash flow, free cash flow, cash flow return on investment, net cash provided by operations or cash flow in excess of cost of capital; (r) performance warranty and/or guarantee claims; (s) stock price or total stockholder return; (t) earnings or book value per share; (u) economic value created; (v) pre-tax profit or after-tax profit; (w) strategic business criteria; (x) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (y) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management and completion of critical staff training initiatives; (z) objective goals relating to projects; and (aa) enterprise resource planning. Equity awards issued to participants may take into account other criteria (including subjective criteria).

Performance goals may differ from participant to participant, performance period to performance period and from equity award to equity award. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to us), (c) on a per share and/or share per capita basis, (d) against the performance of us as a whole or against any of our affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of us or individual project company, (e) on a pre-tax or after-tax basis, (f) on a U.S. GAAP or non-GAAP basis and/or (g) using an actual foreign exchange rate or on a foreign exchange neutral basis.

Outside Director Limitations

Equity awards granted during a single fiscal year under the 2021 Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the New Volta Board, will not exceed $750,000 in total value for any outside director, except with respect to the first year of service in which case any equity awards granted and cash fees paid will not exceed $1,000,000 in total value (calculating the value of any such equity awards, in each case, based on the grant date fair value of such equity awards for financial reporting purposes). Such applicable limit will include the value of any equity awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Equity awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an outside director will not count for purposes of these limits.

Leaves of Absence/Transfer Between Locations

The Administrator will have the discretion to determine in an applicable award agreement whether and to what extent the vesting of stock awards shall be suspended during any leave of absence. A participant will not cease to be an employee in the case of (a) any leave of absence approved by the participant’s employer or (b) transfers between New Volta’s locations or between New Volta and any subsidiary. If an employee holds an incentive stock option and such leave exceeds three months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such three-month period and the incentive stock option shall thereafter automatically treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy.

Nontransferability of Stock Awards

Unless determined otherwise by the Administrator or otherwise provided in an award agreement or other written agreement between New Volta or any of its affiliates and a participant, a stock award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Administrator makes a stock award transferable, such stock award will be subject such additional terms and conditions as the Administrator deems appropriate and provided in an applicable award agreement; provided, however, that in no event may any award be transferred for consideration to a third-party financial institution, unless otherwise provided in an award agreement or other applicable written agreement between New Volta or any of its affiliates and a participant.

Clawback/Recovery

The Administrator may specify in an equity award agreement that the participant’s rights, payments and/or benefits with respect to an equity award will be subject to reduction, cancellation, forfeiture and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an equity award. Notwithstanding any provisions to the contrary under the 2021 Plan, an equity award granted under the 2021 Plan will be subject to any clawback policy to the extent such policy is adopted pursuant to, and consistent with the requirements of, applicable laws. The Administrator may require a participant to forfeit or return to and/or reimburse us for all or a portion of the equity award and/or shares issued under the equity award, any amounts paid under, or benefits provided pursuant to, the equity award, and any payments or proceeds paid or provided upon disposition of the shares issued under the equity award, pursuant to the terms of such company clawback policy or as necessary or appropriate to comply with applicable laws.

Adjustment

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of the New Volta Common Stock or other securities of us or other significant corporate transaction, or other change affecting the New Volta Common Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, will, in such manner as it may deem equitable in its good faith discretion, adjust the number, kind and class of securities that may be delivered under the 2021 Plan and/or the number, class, kind and price of securities covered by each outstanding equity award; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A.

Dissolution or Liquidation

In the event of the proposed winding up, dissolution or liquidation of us, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an equity award will terminate immediately prior to the consummation of such proposed action.

Corporate Transaction

Except as otherwise provided in an applicable award agreement or other agreement with a participant that is binding upon New Volta, in the event of (a) a transfer of all or substantially all of its assets, (b) a merger, consolidation or other capital reorganization or business combination transaction of New Volta with or into another corporation, entity or person, (c) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of New Volta’s then outstanding capital stock or (d) a “Change in Control” (as defined in the 2021 Plan) (each a “corporate transaction”), each outstanding equity award (vested or unvested) will be treated as the Administrator determines, which determination shall provide for one or more of the following: (i) the continuation of such outstanding equity awards (if New Volta is the surviving corporation); (ii) the assumption of such equity awards by the surviving corporation or its parent; (iii) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such equity awards that preserve the intrinsic value of such awards; (iv) the cancellation of such equity awards in exchange for a payment to the participants equal to the excess of (A) the fair market value of the shares subject to such equity awards as of the closing date of such corporate transaction over (B) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the equity awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (v) the full or partial acceleration of vesting, settlement, payment and/or expiration of such equity awards as of immediately prior to the corporate transaction; (vi) the full or partial lapse of forfeiture, repurchase or re-acquisition rights with respect to shares previously acquired under such equity awards as of immediately prior to the corporate transaction; or (vii) the opportunity for participants to exercise their outstanding stock options and/or stock appreciation rights prior to the occurrence of the corporate transaction and the termination of such outstanding, unexercised stock options and/or stock appreciation rights prior to the consummation of such corporate transaction for no consideration, but only if such right may be exercised by the participant by broker-assisted transaction or through net exercise and net tax withholding.

Change in Control

An equity award may be subject to additional acceleration of vesting, settlement, payment and/or expiration upon or after a Change in Control as may be provided in the equity award agreement for such equity award or as may be provided in any other written agreement between us or any of our affiliates and the participant, but in the absence of such provision, no such acceleration will occur unless approved by the Administrator.

Amendment, Termination and Duration of the 2021 Plan

If approved by our shareholders, the 2021 Plan will continue in effect for a term of ten years measured from the date of approval by the board of directors, unless terminated earlier under the terms of the 2021 Plan. The Administrator may at any time amend, alter, suspend or terminate the 2021 Plan pursuant to the listing standards of any national securities exchange or association on which New Volta securities are listed or as otherwise required by applicable law.

U.S. Federal Tax Aspects

The following generally summarizes the U.S. federal income tax consequences that will arise with respect to awards under the 2021 Plan, but it is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or foreign laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the 2021 Plan should consult their own professional tax advisors concerning tax aspects of awards under the 2021 Plan. Nothing in this proxy statement is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For stock options, other than incentive stock options, and SARs the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price — the appreciation value — on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of the shares on the date of exercise or the amount realized from the sale exceeds the stock option price.

A participant who receives restricted stock will not have taxable income upon grant, but will generally be taxed upon vesting unless the participant elects to be taxed at the time of grant of restricted stock. Absent such election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting.

A participant who receives RSUs, performance units, performance shares, other stock-based awards or other cash-based awards will not have taxable income upon grant of the award; instead the participant will generally be taxed upon vesting. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Code.

The Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have New Volta withhold otherwise deliverable shares or cash (including, without limitation, withholding cash from the proceeds of a sale of shares subject to an award), or delivering to New Volta already-owned shares, or such other method as may be set forth in an award agreement; provided that, unless the Administrator permits otherwise, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined as based on such methodology that we deem to be reasonable and in accordance with applicable laws.

New Volta will be entitled to a tax deduction in connection with a stock award under the 2021 Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) places a limit of $1 million on the amount of compensation that New Volta may deduct as a business expense in any year with respect to certain of New Volta’s most highly paid executive officers. While the Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of shareholders to maintain flexibility in New Volta’s approach to executive compensation and to structure a program that New Volta consider to be the most effective in attracting, motivating and retaining key employees.

New Plan Benefits

The 2021 Plan does not provide for set benefits or amounts of awards and we have not approved any equity awards that are conditioned on stockholder approval of the Volta Option Plan. The following table summarizes certain equity awards committed pursuant to the Business Combination Agreement, which have not been granted and are subject to approval of the New Volta Board. All other future awards to directors, executive officers, employees and consultants under the 2021 Plan are discretionary and cannot be determined at this time.

Name and Position	Dollar Value	Number of Shares
Scott Mercer, Chief Executive Officer	—	9,250,000	(2)
Christopher Wendel, President	—	7,250,000	(3)
James DeGraw, General Counsel and Chief Administrative Officer	—	—
All current executive officers as a group(1)	—	17,100,000	(2)(3)(4)
All current directors who are not executive officers as a group	—	—
All employees, including all current officers who are not executive officers, as a group	—	—

____________

(1)      Volta’s current executive officers are Scott Mercer, Christopher Wendel, Andrew Lipsher, Francois Chadwick, James DeGraw, Praveen Mandal, Nadya Kohl, Brandt Hastings and Julie Rogers.

(2)      Pursuant to the Business Combination Agreement, Mr. Mercer will be granted (i) a restricted stock unit award covering 5,250,000 shares of New Volta Class A Common Stock and (ii) a restricted stock unit award covering 4,000,000 shares of New Volta Class A Common Stock.

(3)      Pursuant to the Business Combination Agreement, Mr. Wendel will be granted (i) a restricted stock unit award covering 4,500,000 shares of New Volta Class A Common Stock and (ii) a restricted stock unit award covering 2,750,000 shares of New Volta Class A Common Stock.

(4)      Volta has entered into side letters with each of Praveen Mandal and Francois Chadwick providing for the grant of an equity award covering 100,000 and 500,000 shares, respectively, of Volta Class B Common Stock.

Equity Compensation Plan Information

The following table provides information as of March 31, 2021 with respect to the shares of Volta Class A Common Stock and Volta Class B Common Stock that may be issued under Volta’s existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,616,626	(1)	$2.04	2,001,243
Equity compensation plans not approved by security holders	155,556		1.30	—
Total	8,772,182		$—	2,001,243

____________

(1)      Consists of stock options granted under the Volta Option Plan and to be assumed by New Volta in the Business Combination.

Registration with the SEC

If the 2021 Plan is approved by TortoiseCorp’s shareholders, New Volta intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2021 Plan as soon as reasonably practicable after New Volta becomes eligible to use such form.

Vote Required for Approval

The approval of the 2021 Plan Proposal requires the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the 2021 Plan Proposal.

The 2021 Plan Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the 2021 Plan Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Recommendation of the TortoiseCorp Board

THE TORTOISECORP BOARD RECOMMENDS THAT TORTOISECORP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2021 PLAN PROPOSAL.

PROPOSAL NO. 7 — THE FOUNDER PLAN PROPOSAL

Overview

In this Proposal No. 7, we are asking our shareholders to approve the New Volta Founder Incentive Plan, which we refer to herein as the Founder Plan. A total of 10,500,000 shares of New Volta Class B Common Stock will initially be reserved for issuance under the Founder Plan. The TortoiseCorp Board approved the Founder Plan on             , 2021, subject to stockholder approval at the extraordinary general meeting. If shareholders approve this proposal, the Founder Plan will become effective on the consummation of the Business Combination. If the Founder Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder. The Founder Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the Founder Plan, a copy of which is attached hereto as Annex E. The material terms of the Founder Plan are summarized below.

Description of the Founder Plan

Set forth below is a summary of the material features of the Founder Plan. The Founder Plan is set forth in its entirety as Annex E to this proxy statement, and all descriptions of the Founder Plan contained in this Proposal No. 7 are qualified by reference to Annex E.

Purpose

The Founder Plan is intended to (a) retain Christopher Wendel and Scott Mercer (together, the “Founders”) to ensure New Volta success and accomplish its goals, (b) incentivize the Founders with equity-based compensation to align their interests with stockholders’ and (c) promote the success of New Volta’s business.

Types of Stock Awards

The Founder Plan permits the grant of restricted stock units (“RSUs” or “stock award”).

Share Reserve

Number of Shares

The maximum aggregate number of shares that may be issued under the Founder Plan is 10,500,000 shares of New Volta Class B Common Stock. The shares may be authorized, but unissued, or reacquired shares.

Lapsed Awards

To the extent a stock award expires or is forfeited, the unissued shares that were subject thereto shall no longer be available under the Founder Plan for issuance pursuant to future stock awards. In addition, any shares that New Volta retains in order to satisfy any withholding taxes due with respect to such stock award shall be treated as issued and shall no longer be available under the Founder Plan for issuance pursuant to future stock awards. Shares issued under the Founder Plan and later forfeited to us due to the failure to vest (including without limitation upon forfeiture to New Volta in connection with a participant ceasing to be a service provider) shall no longer be available for future grant under the Founder Plan. To the extent a stock award under the Founder Plan is paid out in cash rather than shares, such cash payment will result in reducing the number of shares available for issuance under the Founder Plan.

Eligibility

Each of the two Founders is eligible to participate in the Founder Plan. No other individual is eligible to participate in the Founder Plan.

Administration

The Founder Plan will be administered by the New Volta Board or a committee thereof, which committee will be constituted to satisfy applicable laws (the “Founder Plan Administrator”). The transactions contemplated under the Founder Plan will be structured to satisfy the requirements for exemption under Rule 16b-3.

Subject to the limitations set forth in the Founder Plan, applicable laws and/or any applicable equity award agreement, the Founder Plan Administrator has the authority, in its discretion, to (a) determine the fair market value in accordance with the Founder Plan; (b) determine the number of shares to be covered by each equity award granted under the Founder Plan, provided that each Founder will be granted an initial equity award covering 5,250,000 shares effective as soon as practicable after the closing of the Business Combination; (c) approve forms of equity award agreements for use under the Founder Plan; (d) determine the terms and conditions, consistent with the terms of the Business Combination Agreement and not inconsistent with the terms of the Founder Plan, of any equity award granted thereunder; (e) construe and interpret the terms of the Founder Plan and equity awards granted pursuant to the Founder Plan; (f) correct any defect, supply any omission or reconcile any inconsistency in the Founder Plan, any equity award or any equity award agreement; (g) prescribe, amend and rescind rules and regulations relating to the Founder Plan; (h) modify or amend each equity award (subject to the terms of the Founder Plan); (i) allow participants to satisfy tax withholding obligations in such manner as prescribed in the Founder Plan; (j) authorize any person to execute on our behalf any instrument required to effect the grant of an equity award previously granted by the Founder Plan Administrator; (k) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under an equity award; and (l) make all other determinations deemed necessary or advisable for administering the Founder Plan.

To the extent permitted by applicable law and listing requirements, the New Volta Board or a committee thereof may delegate all or any part of its authority and powers under the Founder Plan to one or more of our officers.

RSUs

Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of New Volta Common Stock.

RSUs granted under the Founder Plan and the terms thereof, including the number of RSUs subject to such grant and the vesting schedule for such grant, will be evidenced by an award agreement.

During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Founder Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value or in some combination thereof. Absent a contrary provision in an award agreement, such dividend equivalents will be subject to the same terms, restrictions and risk of forfeiture as the RSUs with respect to which the dividends accrue and shall not be settled unless and until the related RSUs have vested and been earned.

Leaves of Absence/Transfer Between Locations

The Founder Plan Administrator has the discretion to determine in an applicable award agreement whether and to what extent the vesting of stock awards shall be suspended during any leave of absence. A participant will not cease to be an employee in the case of (a) any leave of absence approved by the participant’s employer or (b) transfers between New Volta’s locations or between New Volta and any subsidiary.

Nontransferability of Stock Awards

Unless determined otherwise by the Founder Plan Administrator or otherwise provided in an award agreement or other written agreement between New Volta or any of its affiliates and a Founder, a stock award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the

Founder Plan Administrator makes a stock award transferable, such stock award will be subject to such additional terms and conditions as the Founder Plan Administrator deems appropriate and provided in an applicable award agreement; provided, however, that in no event may any award be transferred for consideration to a third-party financial institution, unless otherwise provided in an award agreement or other applicable written agreement between New Volta or any of its affiliates and a Founder.

Clawback/Recovery

The Founder Plan Administrator may specify in an equity award agreement that the participant’s rights, payments, and/or benefits with respect to an equity award will be subject to reduction, cancellation, forfeiture and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an equity award. Notwithstanding any provisions to the contrary under the Founder Plan, an equity award granted under the Founder Plan will be subject to any clawback policy to the extent such policy is adopted pursuant to, and consistent with the requirements of, applicable laws. The Founder Plan Administrator may require a participant to forfeit or return to and/or reimburse us for all or a portion of the equity award and/or shares issued under the equity award, any amounts paid under, or benefits provided pursuant to, the equity award, and any payments or proceeds paid or provided upon disposition of the shares issued under the equity award, pursuant to the terms of such company clawback policy or as necessary or appropriate to comply with applicable laws.

Adjustment

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of the New Volta Common Stock or other securities of us or other significant corporate transaction, or other change affecting the New Volta Common Stock occurs, the Founder Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Founder Plan, will, in such manner as it may deem equitable in its good faith discretion, adjust the number, kind and class of securities that may be delivered under the Founder Plan and/or the number, class and kind of securities covered by each outstanding equity award; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A.

Dissolution or Liquidation

In the event of the proposed winding up, dissolution or liquidation of us, the Founder Plan Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously settled, an equity award will terminate immediately prior to the consummation of such proposed action.

Corporate Transaction

Except as otherwise provided in an applicable award agreement or other agreement with a participant that is binding upon New Volta, in the event of (a) a transfer of all or substantially all of our assets, (b) a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person, (c) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of our then outstanding capital stock, or (d) a “Change in Control” (as defined in the Founder Plan), each outstanding equity award (vested or unvested) will be treated as the Founder Plan Administrator determines, which determination shall provide for one or more of the following: (i) the continuation of such outstanding equity awards (if we are the surviving corporation); (ii) the assumption of such equity awards by the surviving corporation or its parent; (iii) the substitution by the surviving corporation or its parent of new equity awards for such equity awards that preserve the intrinsic value of such awards; (iv) the cancellation of such equity awards in exchange for a payment to the participants equal to the excess of the fair market value of the shares subject to such equity awards as of the closing date of such corporate transaction (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); or (v) the full or partial acceleration of vesting, settlement, payment and/or expiration of such equity awards.

Change in Control

An equity award may be subject to additional acceleration of vesting, settlement, payment and/or expiration upon or after a Change in Control as may be provided in the equity award agreement for such equity award or as may be provided in any other written agreement between us or any of our affiliates and the participant, but in the absence of such provision, no such acceleration will occur unless approved by the Founder Plan Administrator.

Amendment, Termination and Duration of the Founder Plan

If approved by our shareholders, the Founder Plan will continue in effect for a term of ten years measured from the date of approval by the board of directors, unless terminated earlier under the terms of the Founder Plan. The Founder Plan Administrator may at any time amend, alter, suspend or terminate the Founder Plan pursuant to the listing standards of any national securities exchange or association on which New Volta securities are listed or as otherwise required by applicable law.

U.S. Federal Income Tax Aspects

The following generally summarizes the U.S. federal income tax consequences that will arise with respect to awards under the Founder Plan, but it is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or foreign laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Founder Plan should consult their own professional tax advisors concerning tax aspects of awards under the Founder Plan. Nothing in this proxy statement is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

A participant who receives RSUs will not have taxable income upon grant of the award; instead the participant will generally be taxed upon vesting. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A of the Code imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Code.

The Founder Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time (but subject to any limitations set forth in an applicable award agreement), permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have New Volta withhold otherwise deliverable shares or cash (including, without limitation, withholding cash from the proceeds of a sale of shares subject to an award), or delivering to New Volta already-owned shares, or such other method as may be set forth in an award agreement. The fair market value of the shares to be withheld or delivered will be determined as based on such methodology that we deem to be reasonable and in accordance with applicable laws.

New Volta will be entitled to a tax deduction in connection with a stock award under the Founder Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) places a limit of $1 million on the amount of compensation that New Volta may deduct as a business expense in any year with respect to certain of New Volta’s most highly paid executive officers. While the Founder Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Founder Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of stockholders to maintain flexibility in New Volta’s approach to executive compensation and to structure a program that New Volta consider to be the most effective in attracting, motivating and retaining key employees.

New Plan Benefits

The Founder Plan provides that each of Mr. Mercer and Mr. Wendel will receive an award of RSUs covering 5,250,000 shares of New Volta Class B common stock. The following table summarizes the equity awards committed under the Founder Plan, which have not been granted and are subject to approval of the New Volta Board. Other than the aforementioned equity awards committed under the Founder Plan and summarized in the following table, no future awards will be made to the Founders under the Founder Plan.

Name and Position	Dollar Value	Number of Shares
Scott Mercer, Chief Executive Officer	—	5,250,000	(2)
Christopher Wendel, President	—	5,250,000	(3)
James DeGraw, General Counsel and Chief Administrative Officer	—	—
All current executive officers as a group(1)	—	10,500,000
All current directors who are not executive officers as a group	—	—
All employees, including all current officers who are not executive officers, as a group	—	—

____________

(1)      Volta’s current executive officers are Scott Mercer, Christopher Wendel, Andrew Lipsher, Francois Chadwick, James DeGraw, Praveen Mandal, Nadya Kohl, Brandt Hastings and Julie Rogers. Only Messrs. Mercer and Wendel are eligible to participate in the Founder Plan.

(2)      Pursuant to the Founder Plan, Mr. Mercer will be granted an award of RSUs covering 5,250,000 shares of New Volta Class B Common Stock.

(3)      Pursuant to the Founder Plan, Mr. Wendel will be granted an award of RSUs covering 5,250,000 shares of New Volta Class B Common Stock.

Registration with the SEC

This registration statement on Form S-4 registers the shares reserved for issuance under the Founder Plan.

Vote Required for Approval

The approval of the Founder Plan Proposal requires the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Founder Plan Proposal.

The Founder Plan Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Founder Plan Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Recommendation of the TortoiseCorp Board

THE TORTOISECORP BOARD RECOMMENDS THAT TORTOISECORP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE FOUNDER PLAN PROPOSAL.

PROPOSAL NO. 8 — THE ESPP PROPOSAL

Overview

In this Proposal No. 8, we are asking our shareholders to approve the New Volta 2021 Employee Stock Purchase Plan, which we refer to herein as the ESPP. A total of 3,715,944 shares of New Volta Class A Common Stock will initially be reserved for issuance under the ESPP. The TortoiseCorp Board approved the ESPP on            , 2021, subject to shareholders approval at the extraordinary general meeting. If shareholders approve this proposal, the ESPP will become effective on the consummation of the business combination. If the ESPP is not approved by the shareholders, it will not become effective and no awards will be granted thereunder. The ESPP is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex F.

Description of the ESPP

Purpose

The ESPP provides a means by which eligible employees and/or eligible service providers of either New Volta or one of its affiliates may be given an opportunity to purchase shares New Volta Class A Common Stock. The ESPP will permit New Volta to grant a series of purchase rights to eligible employees and/or eligible service providers. By means of the ESPP, New Volta will seek to retain and assist New Volta affiliates in retaining the services of such eligible employees and eligible service providers, to secure and retain the services of new eligible employees and eligible service providers and to provide incentives for such persons to exert maximum efforts for New Volta’s success and that of its affiliates. As of March 31, 2021, approximately 165 Volta employees and approximately 35 other Volta service providers are eligible to participate in the ESPP.

The ESPP includes two components: a “423 Component” and a “Non 423 Component.” The 423 Component is intended to qualify as an Employee Stock Purchase Plan pursuant to Section 423 of the Code. The provisions of the 423 Component will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation to extend and limit ESPP participation in a uniform and non-discriminating basis. In addition, the ESPP authorizes grants of purchase rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan under Section 423 of the Code. Except as otherwise provided in the ESPP or determined by the New Volta Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. Eligible employees will be able to participate in the 423 Component or Non-423 Component of the ESPP. Eligible service providers (who are not eligible employees) will only be able to participate in the Non-423 Component of the ESPP.

Administration

The New Volta Board administers the ESPP and has the final power to construe and interpret both the ESPP and the rights granted under it. Further, the New Volta Board has the power, subject to the provisions of the ESPP and applicable laws, to determine when and how rights to purchase New Volta Class A Common Stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any employee or other service provider will be eligible to participate in the ESPP.

The New Volta Board has the power to delegate administration of the ESPP to a committee composed of not fewer than one member of the New Volta Board. As used in this Proposal No. 8 with respect to the ESPP, the term “New Volta Board” refers to any committee the New Volta Board appoints, and to the New Volta Board. Whether or not the New Volta Board has delegated administration of the ESPP to a committee, the New Volta Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the ESPP.

Stock Subject to the ESPP

Subject to adjustments as provided in the ESPP, the maximum number of shares of New Volta Class A Common Stock that may be issued under the ESPP will not exceed 3,715,944 shares of New Volta Class A Common Stock. If any purchase right granted under the ESPP terminates without having been exercised in full, the shares of New Volta Class A Common Stock not purchased under such purchase right will again become available for issuance under the ESPP.

Offerings

The ESPP will be implemented by offerings of rights to purchase shares of New Volta Class A Common Stock to all eligible employees and eligible service providers from time to time. Offerings may comprise one or more purchase periods. The maximum length for an offering under the ESPP is 27 months. The provisions of separate offerings need not be identical. When a participant elects to join an offering, he or she is granted a purchase right to acquire shares of New Volta Class A Common Stock on each purchase date within the offering, each corresponding to the end of a purchase period within such offering. On each purchase date, all payroll deductions collected from the participant during such purchase period are automatically applied to the purchase of New Volta Class A Common Stock, subject to certain limitations.

Eligibility

Purchase rights may be granted only to New Volta employees, employees of qualifying related corporations or, solely with respect to the Non-423 Component, employees of a New Volta affiliate (other than a qualifying related corporation) or eligible service providers. The New Volta Board may provide that employees will not be eligible to be granted purchase rights under the ESPP if, on the offering date, the employee (a) has not completed at least two years of service since the employee’s last hire date (or such lesser period as the New Volta Board may determine), (b) customarily works not more than 20 hours per week (or such lesser period as the New Volta Board may determine), (c) customarily works not more than five months per calendar year (or such lesser period as the New Volta Board may determine), (d) is a highly compensated employee within the meaning of the Code or (e) has not satisfied such other criteria as the New Volta Board may determine consistent with Section 423 of the Code. Unless otherwise determined by the New Volta Board for any offering, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee has completed at least three months of service since the employee’s last hire date and customarily works more than 20 hours per week and more than five months per calendar year.

No employee will be eligible for the grant of any purchase rights if, immediately thereafter, such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of New Volta capital stock or the stock of any related corporation. An eligible employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all New Volta’s and any related corporations’ employee stock purchase plans, do not permit such eligible employee’s rights to purchase stock to accrue in excess of $25,000 worth of stock in any calendar year.

Participation in the ESPP

On each offering date, each eligible employee or eligible service provider, pursuant to an offering made under the ESPP, will be granted a purchase right to purchase up to that number of shares of New Volta Class A Common Stock purchasable either with a percentage of such employee’s earnings or with a maximum dollar amount, as designated by the New Volta Board; provided however, that in the case of eligible employees, such percentage or maximum dollar amount will in either case not exceed 15% of such employee’s earnings during the period that begins on the offering date (or such later date as the New Volta Board determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering, unless otherwise provided for in an offering.

Purchase Price

The purchase price of shares of New Volta Class A Common Stock acquired pursuant to purchase rights will be not less than the lesser of (a) 85% of the fair market value of the shares of New Volta Class A Common Stock on the offering date; or (b) 85% of the fair market value of the shares of New Volta Class A Common Stock on the applicable purchase date (i.e., the last day of the applicable purchase period).

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the offering. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions. All payroll deductions made on behalf of a participant are credited to his or her account under the ESPP and deposited with New Volta general funds. To the extent permitted in the offering document, a participant may make additional payments into such account. If required under applicable laws or regulations or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through a payment by cash, check, or wire transfer prior to a purchase date, in a manner New Volta directs.

Purchase of Stock

The New Volta Board will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of New Volta Class A Common Stock will be purchased in accordance with such offering. In connection with each offering, the New Volta Board may specify a maximum number of shares of New Volta Class A Common Stock that may be purchased by any participant or all participants. If the aggregate purchase of shares of New Volta Class A Common Stock issuable on exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any New Volta Board action otherwise, a pro rata (based on each participant’s accumulated contributions) allocation of the shares of New Volta Class A Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.

Withdrawal

During an offering, a participant may cease making contributions and withdraw from the offering by delivering a withdrawal form. New Volta may impose a deadline before a purchase date for withdrawing. On such withdrawal, such participant’s purchase right in that offering will immediately terminate and New Volta will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions without interest and such participant’s purchase right in that offering will then terminate. A participant’s withdrawal from that offering will have no effect on his or her eligibility to participate in any other offerings under the ESPP, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.

Termination of Employment

Purchase rights granted pursuant to any offering under the ESPP will terminate immediately if the participant either (a) is no longer an eligible employee or eligible service provider for any reason or for no reason, or (b) is otherwise no longer eligible to participate. New Volta will have the exclusive discretion to determine when a participant is no longer actively providing services and the date of the termination of employment or service for purposes of the ESPP. As soon as practicable, New Volta will distribute to such individual all of his or her accumulated but unused contributions without interest.

Leave of Absence

A participant will not be deemed to have terminated employment or failed to remain continuously employed by us or a Designated Company (as defined in the ESPP) in the case of sick leave, military leave or any other leave of absence approved by us; provided that such leave is for a period of not more than three months or reemployment upon the expiration of such leave is guaranteed by contract or statute. We will have sole discretion to determine whether a participant has terminated employment and the effective date on which the participant terminated employment, regardless of any notice period or garden leave required under local law.

Employment Transfers

Unless otherwise determined by the New Volta Board, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between us and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the ESPP or an offering; however, if a participant transfers from an offering under the 423 Component to an offering under the Non-423 Component, the exercise of the participant’s purchase right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a participant transfers from an offering under the Non-423 Component to an offering under the 423 Component, the exercise of the purchase right will remain non-qualified under the Non-423 Component. In the event that a participant’s purchase right is terminated under the ESPP, we will distribute as soon as practicable to such individual all of his or her accumulated but unused contributions without interest.

Restrictions on Transfer

During a participant’s lifetime, purchase rights will be exercisable only by such participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if we so permit, by a beneficiary designation.

Exercise of Purchase Rights

On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares of New Volta Class A Common Stock, up to the maximum number of shares of New Volta Class A Common Stock permitted by the ESPP and the applicable offering, at the purchase price specified in the offering. Unless otherwise specified in the offering, no fractional shares will be issued and, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares of New Volta Class A Common Stock on the final purchase date in an offering, such remaining amount will roll over to the next offering.

No purchase rights may be exercised to any extent unless and until the shares of New Volta Class A Common Stock to be issued on such exercise under the ESPP are covered by an effective registration statement pursuant to the Securities Act, and the ESPP is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the ESPP. If, on the purchase date, as delayed to the maximum extent permissible, the shares of New Volta Class A Common Stock are not registered and the ESPP is not in material compliance with all applicable laws or regulations, no purchase rights will be exercised and all accumulated but unused contributions will be distributed as soon as practicable to the participants without interest.

Capitalization Adjustments

In the event of a capitalization adjustment, the New Volta Board will appropriately and proportionately adjust: (a) the classes and maximum number of securities subject to the ESPP, (b) the classes and number of securities subject to, and the purchase price applicable to, outstanding offerings and purchase rights and (c) the classes and number of securities that are the subject of the purchase limits under each ongoing offering.

Dissolution or Liquidation

In the event of New Volta’s dissolution or liquidation, the New Volta Board will shorten any offering then in progress by setting a new purchase date prior to the consummation of such proposed dissolution or liquidation. The New Volta Board will notify each participant in writing, prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date, unless prior to such date the participant has withdrawn from the offering.

Effect of Certain Corporate Transactions

In the event of:

•        a transfer of all or substantially all of New Volta’s assets;

•        a merger, consolidation or other capital reorganization or business combination transaction of our New Volta with or into another corporation, entity or person; or

•        the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of New Volta’s then outstanding capital stock;

any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights or may substitute similar rights for outstanding purchase rights, or, if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of New Volta Class A Common Stock prior to the corporate transaction under the outstanding purchase rights, and the purchase rights will terminate immediately after such purchase. The New Volta Board will notify each participant in writing prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date unless prior to such date the participant has withdrawn from the offering.

Spin-Off

In the event of a spin-off or similar transaction involving us, the New Volta Board may take actions deemed necessary or appropriate in connection with an ongoing offering and subject to compliance with applicable laws (including the assumption of purchase rights under an ongoing offering by the spun-off company, or shortening an offering and scheduling a new purchase date prior to the closing of such transaction). In the absence of any such action by the New Volta Board, a participant in an ongoing offering whose employer ceases to qualify as a related corporation as of the closing of a spin-off or similar transaction will be treated in the same manner as if the participant had terminated employment.

Amendment, Termination or Suspension of the ESPP

The New Volta Board may amend the ESPP at any time in any respect the New Volta Board deems necessary or advisable. However, except with respect to capitalization adjustments described above, stockholder approval will be required for any amendment of the ESPP for which stockholder approval is required by applicable laws, regulations or listing requirements, including any amendment that either (a) increases the number of shares of New Volta Class A Common Stock available for issuance under the ESPP, (b) expands the class of individuals eligible to become participants and receive purchase rights, (c) materially increases the benefits accruing to participants under the ESPP or reduces the price at which shares of New Volta Class A Common Stock may be purchased under the ESPP, (d) extends the term of the ESPP or (e) expands the types of awards available for issuance under the ESPP, but in each case only to the extent stockholder approval is required by applicable laws, regulations, or listing requirements.

The New Volta Board may suspend or terminate the ESPP at any time. No purchase rights may be granted under the ESPP while the ESPP is suspended or after it is terminated.

Any benefits, privileges, entitlements, and obligations under any outstanding purchase rights granted before an amendment, suspension, or termination of the ESPP will not be materially impaired by any such amendment, suspension, or termination except (a) with the consent of the person to whom such purchase rights were granted, (b) as necessary to comply with any laws, listing requirements or governmental regulations or (c) as necessary to obtain or maintain any special tax, listing or regulatory treatment.

Federal Income Tax Information

The following generally summarizes the U.S. federal income tax consequences that will arise with respect to participation in the ESPP and with respect to the sale of New Volta Class A Common Stock acquired under the ESPP, but it is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or foreign laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors concerning tax aspects of rights under the ESPP. Nothing in this proxy statement is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that New Volta will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below. This summary also assumes that the 423 Component complies with Code Section 423 and is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

As described above, the ESPP has a 423 Component and a Non-423 Component. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the 423 Component or the Non-423 Component.

423 Component

Rights granted under the 423 Component are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code. Under this component, a participant will be taxed on amounts withheld for the purchase of New Volta Class A Common Stock as if such amounts are actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until disposition of the acquired shares. The taxation upon disposition will depend upon the holding period of the acquired shares:

•        If the stock is disposed of more than two years after the beginning of the offering and more than one year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the purchase price, or (b) the excess of the fair market value of the stock as of the beginning of the offering over the purchase price (determined as of the beginning of the offering) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss.

•        If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date.

Any compensation income that a participant receives upon sale of the New Volta Class A Common Stock that he or she purchased under the 423 Component is not subject to withholding for income, Medicare or social security taxes. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

Non-423 Component

Rights granted under the Non-423 Component are not intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code. Under this component, a participant will have compensation income equal to the value of the New Volta Class A Common Stock on the day he or she purchases the New Volta Class A Common Stock, less the purchase price. When a participant sells the New Volta Class A Common Stock purchased under the ESPP, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the New Volta Class A Common Stock on the day he or she purchased the stock. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

Any compensation income that a participant receives upon sale of the New Volta Class A Common Stock that he or she purchased under the Non-423 Component is subject to withholding for income, Medicare and social security taxes, as applicable.

Tax Consequences to New Volta

There are no federal income tax consequences to New Volta by reason of the grant or exercise of rights under the ESPP. New Volta is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the ESPP. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the ESPP.

Registration with the SEC

If the ESPP is approved by TortoiseCorp’s shareholders, New Volta intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after New Volta becomes eligible to use such form.

Vote Required for Approval

The approval of the ESPP Proposal requires the affirmative vote (in person, online or by proxy) of the holders of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually cast thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the ESPP Proposal.

The ESPP Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the ESPP Proposal will have no effect, even if approved by holders of the Ordinary Shares.

Recommendation of the TortoiseCorp Board

THE TORTOISECORP BOARD RECOMMENDS THAT TORTOISECORP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 9 — THE DIRECTOR ELECTION PROPOSAL

Overview

The TortoiseCorp Board currently consists of five members. Pursuant to our Existing Organizational Documents, the members of the TortoiseCorp Board are divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. The term of office of the first class of directors, consisting of Stephen Pang, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Juan J. Daboub and Karin M. Leidel, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Vincent T. Cubbage and Sidney L. Tassin, will expire at the third annual general meeting.

In addition, the Existing Organizational Documents provide that each director shall serve until his or her successor is elected and qualified or until his or her earlier death, resignation, disqualification or removal. Pursuant to the Business Combination Agreement, all of TortoiseCorp’s current directors, other than Vincent T. Cubbage, will resign as of the Effective Time and will not serve as members of the New Volta Board after the Effective Time.

Pursuant to the Business Combination Agreement and the Proposed Certificate of Incorporation, effective immediately after the Effective Time, we will expand the size of the New Volta Board from five directors to eight directors, and the New Volta Board will consist of Scott Mercer, Christopher Wendel, Eli Aheto, Vincent T. Cubbage, Martin Lauber, Katherine Savitt, Bonita Stewart and John Tough. It is currently contemplated that Martin Lauber, John Tough and Scott Mercer will be nominated to serve as Class I directors, Vince Cubbage, Bonita Stewart and Christopher Wendel will be nominated to serve as Class II directors and Eli Aheto and Kathy Savitt will be nominated to serve as Class III directors.

In addition, the Proposed Organizational Documents provide that each director shall serve until his or her successor is elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Information regarding each nominee is set forth in the section entitled “Management After the Business Combination.”

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the New Volta Board, effective upon the consummation of the Business Combination.”

Name of Director	Class of Director
Scott Mercer	Class I
Christopher Wendel	Class II
Eli Aheto	Class III
Vincent T. Cubbage	Class II
Martin Lauber	Class I
Katherine Savitt	Class III
Bonita Stewart	Class II
John Tough	Class I

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of a majority of the Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting. Under the terms of the Existing Organizational Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors to the TortoiseCorp Board. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Director Election Proposal.

The Director Election Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of the Class B Ordinary Shares.

Recommendation of the TortoiseCorp Board

THE TORTOISECORP BOARD RECOMMENDS THAT TORTOISECORP SHAREHOLDERS VOTE “FOR ALL NOMINEES” FOR ELECTION TO THE TORTOISECORP BOARD.

PROPOSAL NO. 10 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the TortoiseCorp Board to adjourn the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies. The Adjournment Proposal will only be presented to our shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal, the ESPP Proposal or the Director Election Proposal. If our shareholders approve the Adjournment Proposal, we may adjourn the extraordinary general meeting and any adjourned session of the extraordinary general meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our shareholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by TortoiseCorp shareholders, the TortoiseCorp Board may not be able to adjourn the extraordinary general meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Founder Plan Proposal or the Director Election Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more Proposals at the extraordinary general meeting.”

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Accordingly, failure to vote in person, online or by proxy at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the TortoiseCorp Board

THE TORTOISECORP BOARD RECOMMENDS THAT TORTOISECORP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF VOLTA

The following discussion and analysis provides information which Volta’s management believes is relevant to an assessment and understanding of its consolidated results of operations and financial condition. You should read the following discussion and analysis of Volta’s financial condition and results of operations together with the section entitled “Summary of the Proxy Statement/Prospectus — Selected Historical Financial Data of Volta” and Volta’s unaudited consolidated financial statements and the related notes thereto and audited consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2020 and the three month period ended March 31, 2021 and the accompanying notes thereto included elsewhere in this proxy statement/prospectus. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for Volta’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Volta’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Factors that could cause or contribute to such differences include, but are not limited to, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this proxy statement/prospectus. We assume no obligation to update any of these forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Percentage amounts included in this proxy statement/prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this proxy statement/prospectus may vary from those obtained by performing the same calculations using the figures in the audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Certain other amounts that appear in this proxy statement/prospectus may not sum due to rounding.

Introduction

This Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta (“Volta MD&A”) is a supplement to Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the three-month period ended March 31, 2021 included elsewhere in this proxy statement/prospectus and provides additional information on its business, recent developments, financial condition, liquidity and capital resources, cash flows and results of operations. The Volta MD&A is organized as follows:

•        Business Overview: This section provides a general description of Volta’s business, a discussion of Volta management’s general outlook regarding market demand, Volta’s competitive position and product innovation, as well as recent developments Volta management believes are important in understanding Volta’s results of operations and financial condition or in understanding anticipated future trends.

•        Basis of Presentation: This section provides a discussion of the basis on which Volta’s audited consolidated financial statements were prepared.

•        Results of Operations: This section provides an analysis of Volta’s results of operations for the three-month periods ended March 31, 2021 and March 31, 2020 and the twelve-month periods ended December 31, 2020 and December 31, 2019.

•        Liquidity and Capital Resources: This section provides a discussion of Volta’s financial condition and an analysis of its cash flows for the three-month periods ended March 31, 2021 and March 31, 2020 and the twelve-month periods ended December 31, 2020 and December 31, 2019. This section also provides a discussion of Volta’s contractual obligations, and other purchase commitments that existed at March 31, 2021 and December 31, 2020, as well as a discussion of its ability to fund its future commitments and ongoing operating activities through internal and external sources of capital.

•        Critical Accounting Policies and Estimates: This section identifies and summarizes those accounting policies that significantly impact Volta’s reported results of operations and financial condition, and require significant judgment or estimates on the part of Volta management in their application.

Business Overview

Volta’s mission is to build the fueling infrastructure of the future. Volta’s vision is to create an EV charging network that capitalizes on and catalyzes the shift from combustion-powered miles to electric miles by placing stations in public locations that match the behavior and commerce of visitors to its host sites. By leveraging a data-driven understanding of driver behavior to deliver EV charging solutions that fit seamlessly into drivers’ daily routines, Volta’s goal is to benefit the entire ecosystem of drivers, brands and its commercial partners. As part of Volta’s unique EV charging offering, its charging stations allow it to enhance its site hosts’ and strategic partners’ core commercial interests, creating a new means for them to benefit from the transformative shift to electric mobility.

Volta’s business entails partnering with real estate and retail partners with national and regional multi-site portfolios of commercial and retail properties, as well as municipalities and local business owners, to locate and deploy its EV charging stations in premier locations. Similarly, Volta’s content partners benefit from access to these unique locations, reaching audiences when they are about to enter retail facilities As of March 31, 2021, Volta had installed over 1,700 chargers across 24 territories and states that have generated over 165,000 charging sessions per month, forming one of the most utilized charging networks in the United States.

Volta’s unique business model aims to maximize deployment of capital to deliver compelling value per unit and dollars per mile of capital invested. Volta’s current business model is capable of generating revenue from multiple sources, including: Behavior and Commerce, Network Development, Charging Network Operations and Network Intelligence.

•        Behavior and Commerce revenue is principally generated through delivery of content across the charging network by site and content partners.

•        Network Development revenue is generated by providing installation, operating and maintenance services, and the sale of Volta’s charging products to select site hosts. Network Development revenue is also generated from contracts with utility companies for the sale of installed electrical infrastructure.

•        Charging Network Operations revenue is generated by utilization of the stations and through sales of LCFS credits.

•        Network Intelligence revenue consists of license or service fee revenue from proprietary software tools related to the charging network. Volta offers access to the PredictEVTM tool to utility companies, channel partners and other third parties through a software-as-a-service offering (“SaaS”).

Executive Overview

Volta seeks to capitalize on the transformational EV market megatrends, while simultaneously leveraging a differentiated business model that provides a competitive advantage. Combining an understanding of the electric charging revolution, a sustained awareness of behavioral trends and advanced proprietary data software, Volta benefits from multiple revenue streams to diversify and enhance its financial performance.

Volta intends to continue to leverage its competitive strengths to scale its network of EV charging offerings and drive stakeholder value through the acceleration of new and enhanced product offerings, investing in sales and marketing efforts, targeting expansion in existing and new markets, including strategic acquisition opportunities, and by developing customized loyalty solutions to its site hosts and retail partners that promote sustainability and detailed utilization metrics. Additionally, Volta expects to capitalize on its PredictEVTM network planning tool to drive revenue growth in network intelligence.

In addition to offering our proprietary network planning tool to various partners, Volta expects to maximize the use of its proprietary network planning tool as a data-driven approach to expand its EV charging network, as well as to continue building customized loyalty solutions for its site hosts and partners. The development and operation of a comprehensive, highly reliable charging network enables Volta to focus on the commerce-driven elements of the shift to electric mobility.

Total revenue for the three month period ended March 31, 2021 was $4.7 million, whereas total revenue for the three month period ended March 31, 2020 was $3.9 million, representing an increase of 21%. Volta generated total revenues of $19.5 million for the year ended December 31, 2020, representing an increase of 27%, as compared with the $15.3 million generated for the year ended December 31, 2019.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $(61.4) million for the three month period ended March 31, 2021, whereas EBITDA for the three month period ended March 31, 2020 was $(10.6) million. Network development expansion and its related costs had primarily driven EBITDA to $(61.4) million for the year ended December 31, 2020, as compared with $(10.6) million for the year ended December 31, 2019. EBITDA was $(47.5) million for the year ended December 31, 2020, as compared with $(32.0) million for the year ended December 31, 2019.

Information regarding use of EBITDA, a non-GAAP measure, and a reconciliation of EBITDA to net income, the most comparable GAAP measure, is included below in the subsection entitled “Non-GAAP Financial Measures.”

Volta’s financial results for the three months ended March 31, 2021 and March 31, 2020 and the years ended December 31, 2020 and 2019 take into account and give effect to Volta’s voluntary early adoption of ASC 842. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta” and the financial statements of Volta included elsewhere in this proxy statement/prospectus for additional information.

Key Performance Measures

Volta management reviews certain key performance measures, discussed below, to evaluate its business and results of operations, measure performance, identify trends, formulate plans and make strategic decisions. Volta management believes that the presentation of such metric is useful to Volta’s investors and counterparties because they are used to measure and benchmark the performance of companies, such as Volta and its peers.

Total Stations Installed, including Site Partners

Volta management defines “Total Stations Installed” as the total size of its installed charging network at the end of the period, including Volta-owned and network partner-owned charging stations. Volta’s management uses Total Stations Installed for internal network planning and forecasting purposes, including to evaluate the potential Behavior and Commerce revenue generating capacity of its charging network, which is generated through delivery of content by Volta’s partners across both Volta-owned and its network partner-owned charging stations. In addition, Total Stations Installed provides the basis for Volta’s assessment of its charging network operations as well. Volta believes that this performance measure provides meaningful, supplemental information regarding the Volta charging network that helps illustrate trends in its business and operating performance. Volta believes that this performance measure is helpful to its investors as it is used by management in assessing the growth of the Volta charging network.

However, this information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for the financial and other information presented in this proxy statement/prospectus. In addition, other companies, including companies in Volta’s industry, may calculate similarly-titled performance measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of this performance measure as a tool for comparison.

The following table sets forth this key performance measure, together with total revenue, for the three months ended March 31, 2021 and March 31, 2020 and the years ended December 31, 2020 and December 31, 2019:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
Total revenue	$4,740,386	$3,902,337	$19,450,425	$15,265,609
Total stations installed, including site partners	1,793	1,196	1,593	1,131

For more information on the increase of total revenue, refer to the subsection entitled “Results of Operations” below.

Key Factors Affecting Operational Results

Volta’s future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including macroeconomic conditions, human resources, customer retention, adoption of EVs and related technology, regulatory environment, competition, and installation and construction costs.

Macroeconomic Conditions

Volta derives a significant portion of its revenues from providing paid content on its EV charging stations. Current or prospective buyers’ spending priorities could be altered by a decline in the economy in general, the economic prospects of such buyers’, and/or the economy of any individual geographic market or industry. Any such changes, particularly a market in which Volta conducts a substantial portion of its business or an industry from which it derives a significant portion of its content, could adversely affect Volta’s revenues. Additionally, disruptions to buyers’ product plans or launches could affect revenue.

Volta is dependent upon the availability of electricity at its current and future charging sites. Increases in electricity costs, the need to upgrade or bring in additional power infrastructure at locations, delays, new or increased taxation, power shortages and/or other restrictions on the availability or cost of electricity could adversely affect Volta’s business, financial condition and results of operations.

Human Resources

Volta’s ability to achieve revenue growth, profitability and expand its charging network and strategic content partnerships to achieve broader market acceptance will depend on its ability to effectively expand its sales, content, marketing, technology and operational teams and capabilities. Volta’s success depends, in part, on its continuing ability to identify, hire, attract, train, develop and retain highly qualified personnel. To achieve growth, Volta needs to continue to expand its team and geographic footprint aggressively.

Customer Retention

Volta intends to introduce a pay-for-use model for charging, in excess of an initial period of free charging, as well as idle fees for EVs that remain connected to a charging station for more than a specified period of time after charging is complete. As Volta switches from a free EV charging to a pay-for-use model, it risks losing drivers who have become accustomed to its free charging and do not wish to use paid charging services.

Adoption of EVs and Related Technology

Volta’s future growth and success is aligned with the continuing rapid adoption of EVs for passenger and fleet applications and the desire of site partners to provide this amenity on their properties that allows Volta to access the vehicle and foot traffic at these sites. The success of alternative fuels, competing technologies or alternative transportation options could considerably undermine Volta’s prospects to offer this amenity.

The EV charging market is characterized by rapid technological change, which requires Volta to continue to develop new products, innovate, and maintain and expand its intellectual property portfolio. Any delays in such developments could adversely affect market adoption of its products and its financial results. Volta’s ability to grow its business and consumer base depends, in part, upon the effective operation of its mobile applications that Volta deploys on various mobile operating systems, cellular and payment networks and external charging standards that it does not control.

Volta is developing and operating in an emerging technology sector. Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which could harm Volta’s business. Unauthorized disclosure of personal or sensitive data or confidential information, whether through electronic security breaches or otherwise, could severely hurt Volta’s business.

Regulatory Environment

Volta’s business and its ability to execute operational plans could be highly impacted by the regulatory environment in which it operates on the federal, state and local levels. Regulatory factors affecting Volta’s business include: infrastructure financing or support, carbon offset programs, EV-related tax incentives and tax policy, utility and power regulation, payment regulations, data privacy and security, software reporting tools, transportation policy and construction, electrical and sign code permitting.

Restrictions on certain digital outdoor media content products, services or other content are or may be imposed by federal, state and local laws and regulations, as well as contracts with Volta’s host sites. Digital displays were introduced to the market relatively recently, and existing media signage regulations could be revised or new regulations could be enacted to impose greater restrictions on digital content or displays. In addition, Volta may be also impacted if federal, state or local governments enact rules or legislation to tax revenues derived from the sale of digital media. Any such regulatory changes could adversely affect Volta’s financial condition and results of operations.

Competition

Volta currently faces competition from a number of companies, in both the EV charging industry and in the media industry. Volta expects to face significant competition in the future as the markets for EV charging and content evolve. Increased competition in these industries could create a talent war, making it more challenging to attract and retain talent.

The EV charging business may become more competitive and Volta may face increased pressure on network utilization. Competition is expected to continue to increase as the number of EVs sold increases or as new competitors or alliances emerge that have greater market share or access to capital than Volta. If Volta’s content competitors offer media content display rates below the rates it charges, it could lose potential partners and be pressured to reduce its rates. This could have an adverse effect on Volta’s financial position. Volta’s future growth and success is dependent upon the desirability of its charging stations as content space. The success of alternative media content options employed by agencies, brands or other purchasers of content could undermine Volta’s prospects.

Relationships with Real Estate and Retail Partners

In order to build its charging network, Volta will need to continue to establish and maintain relationships with real estate partners, retail partners and site partners with national, multi-state and local portfolios of commercial and retail properties. Site hosts can span a diverse array of industries and locations, and if such hosts believe the benefits offered by Volta’s competitors exceed the benefits of partnering with Volta, Volta may lose access to high quality property owners that it needs to achieve profitability.

Seasonality

Volta’s content business has experienced and is expected to continue to experience fluctuations as it continues to scale its EV charging footprint in various markets. This is primarily due to, among other things, seasonal buying patterns and seasonal influences on media markets. Typically, media spend is highest in the fourth quarter, during the holiday shopping season, and lowest in the first quarter, as buyers adjust their spending following the holiday shopping season and prepare annual budgets.

Installation and Construction Cost Drivers

Volta’s business is subject to risks associated with construction, cost overruns and delays and other contingencies that may arise in the course of completing installations. The timing of obtaining permits from state and local governments to install charging stations is often out of Volta’s control, and could result in delays of operations. In addition, Volta relies on a limited number of suppliers and manufacturers for the manufacture and supply of its charging stations, some of which are also early-stage companies.

Volta’s EV chargers are typically located in publicly accessible outdoor or garage areas and may be subject to damage from a number of sources, including exposure to the elements and weather-related impacts, and wear and tear and inadvertent or accidental damage by drivers, including due to vehicle collisions or charger misuse. Volta’s charging stations may also be subject to intentional damage and abuse, including vandalism or other intentional property damage, any of which would increase wear and tear of the charging equipment and could result in such equipment being irreparably damaged or destroyed.

COVID-19 Impact

In March 2020, the World Health Organization declared COVID-19 a global pandemic. Volta management is closely monitoring the impact of the COVID-19 pandemic on all aspects of Volta’s business. Volta has taken measures in response to the ongoing COVID-19 pandemic, including closing its offices, implementing a work from home policy for its workforce and actively managing its site installations. Volta may take further actions that alter its business operations, as may be required by federal, state or local authorities or that it determines are in the best interests of its employees, contractors and stockholders. See also “Risk Factors — Risks Related to Volta’s Business — Volta faces risks related to health pandemics, which could have a material adverse effect on its business and results of operations. For example, impacts to Volta’s business as a result of the ongoing COVID-19 pandemic included slow-down of permitting and construction activities during shutdowns, shut-down of properties where Volta’s stations are located, drop off in media spend, shut-down of offices and a transition to remote work forces, impacting revenue potential and usage.”

After shelter-in-place orders were issued in March 2020, construction activities halted until June 1, 2020, resulting in a 43% forecasted reduction in capital expenditures from Volta’s original budget for the 2020 fiscal year. Volta’s supply chain was delayed due to high global demand for key components of its stations. The process of obtaining permits slowed down, as over the counter permits were scaled back due to work from home arrangements in jurisdictions where Volta was installing stations.

In addition, during the first and second quarter of the year ended December 31, 2020, Volta’s revenues declined due to COVID-19. Customer demand for paid content space on Volta charging station digital displays declined due to the decrease in foot traffic at Volta’s site hosts as drivers were subject to shelter-in-place orders around the United States. In addition, delays in construction resulting from shelter in place orders reduced the overall network station installation cadence, resulting in fewer screens being available for paid media content than Volta initially projected. As a result, Volta’s Behavior and Commerce revenue decreased by $0.6 million, or 7%, from December 31, 2019 to December 31, 2020, primarily due to postponed and canceled media campaigns as a result of the COVID-19 shelter-in-place and other measures taken in response to the COVID-19 pandemic. Impacts from COVID-19 during the three months ended March 31, 2021 were immaterial to Volta’s Behavior and Commerce activities. Also, while there were continuing delays for permits and installations due to continuing impacts from COVID-19 in the construction industry generally, given the nature of Volta’s partnerships and contractual obligations, Volta does not believe there will be a material impact to its business and operations as a result of these delays going forward.

In response to the COVID-19 pandemic, Volta’s management implemented several plans to mitigate the impact of COVID-19 on Volta’s financial performance, including operating cost containment measures, payroll reductions, reduced capital expenditures, re-prioritization construction at sites that were open and provided essential services, and raising capital through debt and equity transactions. For example, Volta implemented a plan to reduce personnel costs through a temporary hiring freeze and reduction in non-essential contractors. Volta further reduced program spend, representing a combined 38% reduction against its original budget for the 2020 fiscal year. On April 27, 2020, Volta received the PPP Loan in the amount of $3.2 million with fixed interest of 1% per annum as part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) related relief. In the second half of 2020, construction projects and the permitting process for new sites resumed.

The COVID-19 pandemic, the measures taken by the federal, state or local authorities and businesses affected and the resulting economic impact may materially and adversely affect Volta’s business, results of operations, cash flows and financial positions as well as its drivers that use its charging stations. Despite such recent events, Volta management does not anticipate the COVID-19 pandemic will significantly impact future operations, as demonstrated by the launch of several new automotive media campaigns in February 2021. Volta believes that its content network remains attractive to buyers, given over 70% of its charging stations are installed in close proximity to essential businesses such as grocery stores and pharmacies. In addition, despite the adverse impacts, there are no indications that the COVID-19 pandemic has resulted in a material decline in the carrying value of any of Volta’s assets, or a material change in the estimate of any contingent amounts recorded in the consolidated balance sheet as of March 31, 2021. See Note 3, “Liquidity,” of Volta’s unaudited consolidated financial statements for the three months ended March 31, 2021 and Volta’s audited consolidated financial statements for the years ended December 31, 2020 and 2019, respectively, included elsewhere in this proxy statement/prospectus for more information on going concern. However, the estimates of the impact of the COVID-19 pandemic on Volta’s business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact, including any variants that may arise, and the economic impact on local, regional, national and international markets. Volta’s management continues to monitor the impact of the global situation on its financial condition, liquidity, operations, suppliers, industry and workforce. See also the subsection entitled “Key Factors Affecting Operational Results” for further discussion of the possible impact of COVID-19 on Volta’s business.

Basis of Presentation

Substantially all of Volta’s long-lived assets are maintained in, and its losses are attributable to, the United States. The consolidated financial statements include the accounts of Volta and its wholly owned subsidiaries. The financial statements are prepared on a going concern basis and Volta expects to have enough funding for the foreseeable future. See Note 2, “Summary of significant accounting policies,” of Volta’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.

Components of Results of Operations

Revenue

Behavior and Commerce

Behavior and Commerce revenue is principally generated through the delivery of content across the charging network.

Network Development

Network Development revenue is generated from installation, operating and maintenance services of the charging stations to select site partners. Network Development also includes revenue related to the sale of Volta’s charging products and revenue from contracts with utility companies for the sale of installed electrical infrastructure.

Charging Network Operations

Charging Network Operations revenue is generated by utilization of Volta’s charging stations and through the sale of LCFS credits.

Network Intelligence

Network Intelligence revenue consists of license or service fee revenue from proprietary software tools derived from the charging network. Volta offers access to the PredictEVTM tool to utility companies, channel partners and other third parties through a SaaS business model.

Cost of Services

Cost of services consist primarily of contracted labor for sales of installation and maintenance services and costs related to station rent, electricity, insurance, communication, and business property taxes related to Volta’s site leases. Volta expects cost of services to increase in future periods primarily due to increased costs associated with operating a national charging network due to increasing rent and electricity costs as site hosts seek to monetize customer parking spaces.

Cost of Products

Cost of products consist primarily of hardware related costs of Level 2 and DCFC stations which includes the station chassis, high-resolution, outdoor screen displays, the EV chargers, routers, and computers. While the interim cost of products has increased for the current generation of Volta’s award-winning charging stations, which include intuitive lighting features and a new chassis design, Volta expects the next generation of stations to decrease in cost per station as it scales purchasing with its manufacturing partners.

Selling, General, and Administrative Expenses

Selling, general and administrative expenses primarily consist of personnel-related expenses, share based compensation, professional fees for legal, accounting, other consulting services, software and licenses and information technology development services costs. Volta expects to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and NYSE listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities and other administrative and professional services. Volta also expects to increase the size of its selling, general and administrative function to support the growth of its business.

Depreciation and Amortization

Depreciation and amortization primarily relate to the depreciation of Volta-owned charging stations and its tenant improvements, technology equipment and other tools. Volta anticipates these expenses will continue to increase over time as it continues to build its network.

Other Operating Expenses

Other operating expenses primarily relate to write offs of expenses related to projects discontinued prior to construction.

Interest Expense

Interest expense primarily consists of interest related to its loan interest, amortization of debt issuance costs and costs related to early termination of debt.

Other Income (Expense), net

Other income (expense), net relates to income from rebates from various jurisdictions for installing publicly available EV charging infrastructure and the revaluation of Volta Preferred Stock warrant liability, expenses related to an accrual for disputed invoices and various local and state government agencies.

Income Tax Expense

Volta’s income tax provision consists of an estimate of federal and state taxes, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law and valuation allowance.

Results of Operations

Comparison of the three months ended March 31, 2021 and 2020

The results of operations presented below should be reviewed in conjunction with Volta’s unaudited consolidated financial statements for the three months ended March 31, 2021 and the notes thereto included elsewhere in this proxy statement/prospectus. The following table sets forth Volta’s consolidated results of operations data for the three month periods ended March 31, 2021 and 2020:

	Three Months Ended March 31,		Variance
	2021	2020	$	%
REVENUES
Service revenue	$4,231,349	$3,100,866	$1,130,483	36%
Product revenue	299,037	337,282	(38,245)	(11)%
Other revenue	210,000	464,189	(254,189)	(55)%
Total revenues	4,740,386	3,902,337	838,049	21%

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization)	4,608,554	3,486,977	1,121,577	32%
Costs of products (exclusive of depreciation and amortization)	456,946	498,871	(41,925)	(8)%
Selling, general and administrative (exclusive of depreciation and amortization)	60,857,317	10,580,585	50,276,732	475%
Depreciation and amortization	2,173,215	1,443,018	730,197	51%
Other operating expenses	119,735	9,997	109,738	1098%
Total costs and expenses	68,215,767	16,019,448	52,196,319	326%
Loss from operations	(63,475,381)	(12,117,111)	(51,358,270)	424%
OTHER EXPENSES
Interest expenses, net	1,687,076	1,086,966	600,110	55%
Other expenses, net	112,238	(76,380)	188,618	(247)%
Total other expenses	1,799,314	1,010,586	788,728	78%
LOSS BEFORE INCOME TAXES	(65,274,695)	(13,127,697)	(52,146,998)	397%
Income tax expenses	—	—	—	—%
NET LOSS	$(65,274,695)	$(13,127,697)	$(52,146,998)	397%

Revenues

The following table summarizes the changes in revenue from the three months ended March 31, 2020 to March 31, 2021:

	Three Months Ended March 31,		Variance
	2021	2020	$	%
Revenues
Behavior and Commerce	$3,529,646	$1,132,684	$2,396,962	212%
Network Development	1,000,740	2,305,464	$(1,304,724)	(57)%
Charging Network Operations	—	464,189	(464,189)	(100)%
Network Intelligence	210,000	—	210,000	—%
Total revenue	$4,740,386	$3,902,337	$838,049	21%

Behavior and Commerce revenue increased by $2.4 million, or 212%, from March 31, 2020 to March 31, 2021, primarily due to large sales of media campaigns with several national brands in the three months ended March 31, 2021.

Network Development revenue decreased by $1.3 million, or 57%, from March 31, 2020 to March 31, 2021, primarily due to a decrease in installation service revenue of $0.7 million due to less construction activity occurring in the three months ended March 31, 2021 compared to the three months ended March 31, 2020 and a decrease in infrastructure sales of $0.8 million due to no infrastructure sales occurring in the first quarter of 2021, offset by an increase in operations and maintenance revenue of $0.2 million due to an increase in the number of cumulative completed projects.

Charging Network Operations revenue decreased by $0.5 million, or 100%, from March 31, 2020 to March 31, 2021, due to no regulatory credit sales occurring in the three months ended March 31, 2021.

Volta has earned $0.2 million in Network Intelligence revenue since it began generating Network Intelligence revenue in November 2020.

Cost of revenues

The following table summarizes cost of revenues by products and services:

	Three Months Ended March 31,		Variance
	2021	2020	$	%
Cost of services	4,608,554	$3,486,977	$1,121,577	32%
Cost of products	$456,946	$498,871	$(41,925)	(8)%

Cost of services increased by $1.1 million, or 32%, to $3.5 million for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, primarily due to an increase of $1.1 million in station rent derived from an increase in licensing fees related to behavior and commerce.

Cost of products remained relatively consistent from March 31, 2020 to March 31, 2021.

Operating Expenses

Selling, General and Administrative

Selling, general and administrative expenses increased by $50.3 million, or 475%, for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. This was primarily driven by an increase in non-cash stock-based compensation of $45.3 million, driven primarily by the issuance of restricted stock awards to executive employees in the first quarter of 2021. This was also driven by an increase in legal, finance, tax and accounting services expense of $1.4 million, an increase in payroll costs for salaried employees of $1.7 million and an increase in research and development prototyping expense of $1.2 million related to charging technology improvement efforts. The payroll related cost increase was mainly driven by an increase in Volta’s salaried employee headcount to 153 from 136 for the three months ended March 31, 2021 and 2020, respectively.

Depreciation and Amortization

Depreciation and amortization expenses increased by $0.7 million, or 51%, to $2.2 million for the three months ended March 31, 2021 from $1.4 million for the three months ended March 31, 2020. This was primarily due to an increase in the number of stations in service during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020.

Other Operating Expenses

Other operating expenses increased by $0.1 million for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, primarily due to a $0.1 million increase in the adjustment to construction in progress as a result of disqualified, cancelled or abandoned projects.

Loss from Operations

Loss from operations increased by $51.4 million, or 424%, from March 31, 2020 to March 31, 2021. This was primarily due to an increase in cost of revenues of $1.1 million, an increase in selling, general and administrative expenses of $50.3 million and an increase in depreciation and amortization expenses of $0.7 million, partially offset by an increase in revenue of $0.8 million, and an increase in other operating expenses of $0.1 million.

Interest Expense

Interest expense increased by $0.6 million, or 55%, from March 31, 2020 to March 31, 2021, due to an increase in the term loan balance between the periods. Loan draws increased by $25.0 million throughout the year ended December 31, 2020.

Other Expense, net

Other expense, net was relatively consistent, increasing by $0.2 million from March 31, 2020 to March 31, 2021.

Income Tax Expense

There was no income tax expense for the three months ended March 31, 2021 and 2020.

Net Loss

Net Loss increased by $52.1 million, or 397%, from March 31, 2020 to March 31, 2021, primarily due to an increase of $1.1 million in cost of revenues, an increase of $51.1 million in operating expenses and an increase in interest expense of $0.6 million, partially offset by a $0.8 million increase in revenue.

Comparison of the years ended December 31, 2020 and 2019

The results of operations presented below should be reviewed in conjunction with Volta’s audited consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. The following table sets forth Volta’s consolidated results of operations data for the years ended December 31, 2020 and 2019:

	Year Ended December 31,		Variance
	2020	2019	$	%
REVENUES
Service revenue	$15,719,852	$13,434,486	$2,285,366	17%
Product revenue	2,891,854	1,492,345	1,399,509	94%
Other revenue	838,719	338,778	499,941	148%
Total revenues	19,450,425	15,265,609	4,184,816	27%
COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization)	17,386,477	10,662,591	6,723,886	63%
Costs of products (exclusive of depreciation and amortization)	4,450,224	2,535,526	1,914,698	76%
Selling, general and administrative (exclusive of depreciation and amortization)	44,079,959	28,429,401	15,650,558	55%
Depreciation and amortization	6,468,791	3,655,234	2,813,557	77%
Other operating expenses	16,079	4,730,528	(4,714,449)	(100)%
Total costs and expenses	72,401,530	50,013,280	22,388,250	45%
Loss from operations	(52,951,105)	(34,747,671)	(18,203,434)	52%
OTHER EXPENSES
Interest expenses, net	18,360,506	4,997,680	13,362,826	267%
Other expenses, net	998,170	894,302	103,868	12%
Other expenses	19,358,676	5,891,982	13,466,694	229%
LOSS BEFORE INCOME TAXES	(72,309,781)	(40,639,653)	(31,670,128)	78%
Income tax expenses	9,096	12,963	(3,867)	(30)%
NET LOSS	$(72,318,877)	$(40,652,616)	$(31,666,261)	78%

Revenues

The following table summarizes the changes in revenue from 2019 to 2020:

	Year Ended December 31,		Variance
	2020	2019	$	%
Revenues
Behavior and Commerce	$8,013,403	$8,608,059	$(594,656)	(7)%
Network Development	10,598,303	6,318,772	4,279,531	68%
Charging Network Operations	705,719	338,778	366,941	108%
Network Intelligence	133,000	—	133,000	—%
Total revenue	$19,450,425	$15,265,609	$4,184,816	27%

Behavior and Commerce revenue decreased by $0.6 million, or 7%, from December 31, 2019 to December 31, 2020, primarily due to postponed media campaigns as a result of the COVID-19 shelter-in-place and other measures taken in response to the COVID-19 pandemic.

Network Development revenue increased by $4.3 million, or 68%, from December 31, 2019 to December 31, 2020, primarily due to an increase of $3.1 million of revenue attributable to completion of stations previously contracted, an increase of $0.6 million in infrastructure related sales, and an increase of $0.5 million in operations and maintenance revenue.

Charging Network Operations revenue increased by $0.4 million, or 108%, from December 31, 2019 to December 31, 2020. This was due to an increase in regulatory credit revenue of $0.4 million attributable to an increase in earned LCFS credits linked to higher utilization of the charging network.

Volta has earned $0.1 million in Network Intelligence revenue in 2020, which it began generating in November 2020.

Cost of revenues

The following table summarizes cost of revenues by products and services:

	For Year Ended December 31,		Variance
	2020	2019	$	%
Cost of services	$17,386,477	$10,662,591	$6,723,886	63%
Cost of products	$4,450,224	$2,535,526	$1,914,698	76%

Cost of services increased by $6.7 million, or 63%, to $17.4 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to an increase of $3.2 million in station rent and media license fees. In addition, an increase of $1.0 million in installation services costs derived from an increase of stations completed, owned by site partners.

Cost of products increased by $1.9 million, or 76%, from December 31, 2019 to December 31, 2020, primarily due to the increase of 99 charging stations sold to site partners for the year ended December 31, 2020.

Operating Expenses

Selling, General and Administrative

Selling, general and administrative expenses increased by $15.7 million, or 55%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019. This was primarily driven by an increase in payroll costs for salaried employees of $4.9 million, an increase in bonuses of $1.0 million and an increase in professional services expense of $1.7 million. This was also driven by an increase in non-cash stock-based compensation of $4.4 million. The payroll related cost increase was mainly driven by an increase in Volta’s year end full-time employee headcount to 136 from 127 in 2020 and 2019, respectively, with the addition of several senior level employees in 2019 and 2020.

Depreciation and Amortization

Depreciation and amortization expenses increased by $2.8 million, or 77%, to $6.5 million for the year ended December 31, 2020 from $3.7 million for the year ended December 31, 2019. This was primarily due to an increase in the number of stations in service in 2020 as compared to 2019.

Other Operating Expenses

Other operating expenses decreased by $4.7 million, or 100%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to a $4.5 million decrease in the adjustment to construction in progress as a result of disqualified, cancelled or abandoned projects.

Loss from Operations

Loss from operations increased by $18.2 million, or 52%, from December 31, 2019 to December 31, 2020. This was primarily due to an increase in cost of services and cost of products of $8.6 million, an increase in selling, general and administrative expenses of $15.7 million ($4.4 million non-cash), and an increase in depreciation and amortization expenses of $2.8 million, partially offset by an increase in revenue of $4.2 million, and a decrease in other operating expenses of $4.7 million.

Interest Expense

Interest expense increased by $13.4 million, or 267%, from December 31, 2019 to December 31, 2020, primarily due to a conversion feature on promissory notes issued by Volta throughout 2020 and converted in connection with the Series D Financing on December 23, 2020. The conversion feature allowed for a discounted conversion price resulting in $10.8 million of additional interest expense (non-cash portion) in 2020. Additionally, the interest expense related to Volta’s term loan increased by $3.3 million.

Other Expense, net

Other expense, net was relatively consistent from the year ended December 31, 2019 to the year ended December 31, 2020.

Income Tax Expense

Income tax expense was less than $0.1 million for each of the years ended December 31, 2020 and 2019, primarily attributable to state taxes.

Net Loss

Net loss increased by $31.7 million, or 78%, from December 31, 2019 to December 31, 2020, primarily due to an increase of $22.4 million in total costs and expenses and an increase of $13.4 million in interest expense, partially offset by a $4.2 million increase in revenue.

Liquidity and Capital Resources

Sources of Liquidity

Volta has incurred net losses and negative cash flows from operations since its inception. To date, Volta has funded its operations primarily with proceeds from the issuance of Volta Preferred Stock, borrowings under its loan facilities, including its term loan, a Paycheck Protection Program (“PPP”) loan under the Small Business Administration (SBA), and other term loans. Until Volta is cash-flow positive, Volta will need to continue to raise funds through the issuance of debt or equity securities or additional borrowings.

Volta’s operations are dependent on its ability to generate meaningful long-term revenue and will highly depend on driver behavior trends as well as increased and sustained driver demand for EVs and related charging services. If the market for EVs does not develop as Volta expects or develops more slowly than it expects, or if there is a decrease in driver demand for EV charging services, Volta’s business, prospects, financial condition and results of operations will be harmed. The market for EV charging is relatively new, rapidly evolving, characterized by rapidly changing technologies, volatile electricity pricing, additional competitors, evolving government regulation (including carbon credits) and industry standards, frequent new vehicle announcements and changing driver demands and behaviors. Any number of changes in the industry could negatively affect revenue generation from Behavior and Commerce and EV charging.

From inception to the date of the closing of its most recent financing on February 28, 2021, Volta has raised aggregate net cash proceeds of over $213 million from the sale of shares of Volta Preferred Stock, Volta Common Stock and its term loan borrowings. Volta had a cash balance of $53.5 million and $58.8 million as of March 31, 2021 and December 31, 2020, respectively.

Management has considered conditions and events which provide substantial doubt about Volta’s ability to continue as a going concern (i.e., the COVID-19 pandemic and the closing of the Business Combination) over the 12 months following the issuance of the consolidated financial statements. Volta’s cash on hand following the consummation of the Business Combination, including the net proceeds of TortoiseCorp’s cash in trust (assuming de minimis redemptions by TortoiseCorp’s stockholders) and the proceeds of the PIPE Financing, together with cash generated from sales to customers, should satisfy its working capital and capital requirements for at least the next twelve months from May 14, 2021, the date on which Volta’s audited consolidated financial statements were issued. However, no assurances can be provided that the Business Combination will be completed or that additional funding will be available at terms acceptable to Volta, if at all. If the Business Combination is not completed and Volta is unable to raise additional capital it may significantly curtail its operations, modify existing strategic plans and/or dispose of certain operations or assets. See also Note 3, “Liquidity,” of Volta’s unaudited consolidated financial statements for the three months ended March 31, 2021 and Volta’s audited consolidated financial statements for the years ended December 31, 2020 and 2019, respectively, included elsewhere in this proxy statement/prospectus for more information on going concern.

Liquidity Policy

As an early-stage company, Volta maintains a strong focus on liquidity and defines its liquidity risk tolerance based on sources and uses to maintain a sufficient liquidity position to meet its obligations under both normal and stressed conditions. Volta manages its liquidity to provide access to sufficient funding to meet its business needs and financial obligations, as well as capital allocation and growth objectives.

Debt Profile

The following table summarizes Volta’s debt balances and key related loan information:

						Net Carrying Value
	Principal Amount	Issuance Date	Maturity Date	Interest Rate		March 31, 2021	December 31, 2020
Term Loan	$49,000,000	6/19/2019	6/19/2024	12	%(1)	$49,000,000	$49,000,000
PPP Loan	3,193,300	4/27/2020	4/27/2022	1	%(2)	3,193,300	3,193,300
Total principal long-term debt						52,193,300	52,193,300
Less unamortized deferred issuance fees						1,088,876	1,173,330
Total debt						51,104,424	51,019,970
Less: current portion of long-term debt						14,406,472	10,323,138
Long-term debt, net of current portion						$36,697,952	$40,696,832

____________

(1)      The interest rate on the term loan as of June 19, 2019 was a fixed rate of 12% per annum. Please see Note 7 to the Volta audited financial statements included elsewhere in this proxy statement/prospectus for more information.

(2)      The interest rate on the PPP Loan, as of April 27, 2020, was a fixed rate of 1% per annum. Please see Note 7 to the Volta audited financial statements included elsewhere in this proxy statement/prospectus for more information.

On June 19, 2019, Volta entered into a senior secured term loan agreement, and has drawn a total of $49.0 million over the life of the term loan. Volta drew an initial amount of $24.0 million under the term loan during the year ended December 31, 2019 and drew an additional $25.0 million under the term loan during the year ended December 31, 2020 to help fund network expansion and operating activities. The term loan agreement is fully funded based on capital expenditures and is secured by stations and other assets. The loan agreement states there are no limits or restrictions on the use of funds drawn. Interest on the outstanding balance of the term loan is equal to 12% per annum, and principal payments are due in equal monthly installments beginning on July 1, 2021.

In addition, on April 27, 2020, Volta obtained a PPP Loan under the SBA program in the amount of $3.2 million. Subject to certain qualifications and exclusions, the amount of loan forgiveness will be reduced if Volta terminates employees or reduces salaries during the covered period. Any portion of the loan that is not forgiven will carry interest at the stated rate of 1% per annum, and equal installment payments would be due monthly. Volta intends to repay the PPP Loan by its stated maturity date and subsequent to the completion of the transaction documented in Note 1, “Description of business,” of Volta’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.

The following table summarizes Volta’s financing obligations related to digital media screens:

	Three Months Ended March 31,
	2021	2020
Financing obligation, long-term portion	$3,646,585	$4,422,267
Plus: current portion of financing obligation	775,610	425,440
Total financing obligation	$4,422,195	$4,847,707

Volta entered into multiple sale-leaseback arrangements of digital media screens that do not qualify as asset sales and are accounted for as financing obligations. These financing obligations have been amortized over the 5-year term at Volta’s incremental borrowing rate at the time of the transaction which has ranged between 10.32%-16.68%.

Please refer to Note 7, “Debt Facilities,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 included elsewhere in this proxy statement/prospectus for additional information.

Cash Flow Summary

The following table summarizes Volta’s cash flows for the three months ended March 31, 2021 and March 31, 2020 and years ended December 31, 2020 and December 31, 2019:

	Three Months Ended March 31,		Years Ended December 31,
	2021	2020	2020	2019
Net cash used in Operating Activities	$(16,559,105)	$(11,904,569)	$(54,590,488)	$(23,697,763)
Net cash used in Investing Activities	(8,583,952)	(3,650,862)	(19,645,499)	(24,809,641)
Net cash provided by Financing Activities	$19,809,379	$15,936,631	$122,283,884	$47,246,728

Operating Activities

Net cash used in operating activities increased by $4.7 million, or 39%, to $16.6 million for the three months ended March 31, 2021 as compared to $11.9 million for the three months ended March 31, 2020. This increase was primarily due to a $5.0 million increase in net loss adjusted for non-cash items partially offset by a decrease in net working capital, excluding operating lease liabilities, of $1.8 million. Net working capital was impacted by the net effect of an increase in prepaid partnership costs for the three months ended March 31, 2020 and a decrease in that account for the three months ended March 31, 2021. Net working capital was also impacted by the net effect of a decrease in accounts payable for the three months ended March 31, 2020, and an increase in accounts payable for the three months ended March 31, 2021. Prepaid expenses and other current assets increased while accounts receivable decreased with respect to both periods presented.

Additionally, there was a $2.2 million increase in the cash used on right-of-use (“ROU”) assets for the three months ended March 31, 2021 and a $2.0 million increase in the cash provided by the related operating lease liabilities for the same period. Despite the use of cash for operating activities, Volta intends on meeting cash requirements and maintaining operations through the issuance of equity financing as further detailed in Note 17, “Subsequent events,” of Volta’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Net cash used in operating activities increased by $30.9 million, or 130%, to $54.6 million for the year ended December 31, 2020 as compared to $23.7 million for the year ended December 31, 2019. This increase was primarily due to a $17.7 million increase in net loss adjusted for non-cash items and an increase in net working capital, excluding operating lease liabilities, of $2.4 million. Net working capital was impacted by net effect of an increase in accounts receivable, inventory and accounts payable in 2019 compared to 2018, and a decrease in those accounts in 2020 compared to 2019, primarily due to COVID-19. Accrued expenses and other liabilities increased in both 2019 and 2020, with respect to the prior year.

Additionally, there was a $11.2 million increase in the cash used on ROU assets in 2020 as compared with the prior period, a $12.5 million increase in the cash provided by the related operating lease liabilities and a $2.7 million decrease in lease incentive liabilities. Despite the use of cash for operating activities, Volta intends on meeting cash requirements and maintaining operations through the issuance of equity financing as further detailed in Note 17, “Subsequent events,” of Volta’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.

Investing Activities

Net cash used in investing activities increased by $4.9 million, or 135%, to $8.6 million for the three months ended March 31, 2021, as compared to $3.7 million for the three months ended March 31, 2020, primarily due to a lower deployment of capital around the purchase of property and equipment, net for the three months ended March 31, 2020, due to COVID-19.

Net cash used in investing activities decreased by $5.2 million, or 21%, to $19.6 million for the year ended December 31, 2020, as compared to $24.8 million for the year ended December 31, 2019, primarily due to the $3.7 million decrease in cash incentives received due to fewer financing transaction agreements on digital media screens in 2020, and offset by lower deployment of capital around the purchase of property and equipment, net, primarily due to COVID-19.

Financing Activities

Net cash provided by financing activities increased by $3.9 million, or 24%, to $19.8 million for the three months ended March 31, 2021, as compared to $15.9 million for the three months ended March 31, 2020. This was primarily driven by an increase of $20.4 million in net proceeds from the issuance of Preferred Stock, offset by a $8.3 million payment of taxes on partial recourse notes for the three months ended March 31, 2021 and a $8.3 million decrease of proceeds from issuance of long term debt.

Net cash provided by financing activities increased by $75.0 million, or 159%, to $122.3 million for the year ended December 31, 2020, as compared to $47.2 million for the year ended December 31, 2020. This was primarily driven by an increase of $75.9 million in net proceeds from the issuance of Preferred Stock and an increase in proceeds of $3.2 million from the PPP Loan, partially offset by a $4.1 million decrease in proceeds related to financing transactions on digital media screens.

Contractual Obligations

In the normal course of business, Volta enters into obligations and commitments that require future contractual payments. The commitments result primarily from operating leases and long-term debt. The following table summarizes Volta’s contractual obligations and commercial commitments as of March 31, 2021:

	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating Leases	$78,716,954	$7,954,690	$21,213,894	$19,493,172	$30,055,198
Long Term Debt	52,193,300	9,784,021	34,242,612	8,166,667	—
Financing Obligations	5,716,752	886,599	2,682,289	1,928,429	219,435
Total	$136,627,006	$18,625,310	$58,138,795	$29,588,268	$30,274,633

Subsequent Events

Please refer to Note 17, “Subsequent events,” of Volta’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information.

Non-GAAP Financial Measures

In addition to its financial results determined in accordance with U.S. GAAP, Volta believes the following non-GAAP measure is useful in evaluating its operating performance. Volta uses the following non-GAAP financial measure to evaluate its ongoing operations and for internal planning and forecasting purposes. Volta believes that this non-GAAP financial measure, when taken together with the corresponding U.S. GAAP financial measure, provides meaningful, supplemental information regarding its performance by excluding certain items that may not be indicative of its business, results of operations or outlook. Volta considers EBITDA to be an important measure because it helps illustrate underlying trends in its business and its historical operating performance on a more consistent basis. Volta believes that the use of EBITDA is helpful to its investors as it is a metric used by management in assessing the health of its business and its operating performance.

However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in Volta’s industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Volta’s non-GAAP financial measures as tools for comparison. A reconciliation is provided below for the non-GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP. Investors are encouraged to review the related U.S. GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable U.S. GAAP financial measure, and not to rely on any single financial measure to evaluate Volta’s business.

EBITDA

In order to provide investors with greater insight and allow for a more comprehensive understanding of the information used by management and the board of directors in its financial and operational decision-making, Volta has supplemented the Consolidated Financial Statements presented on a U.S. GAAP basis in this proxy statement/prospectus with EBITDA as a non-GAAP financial measure. Volta believes EBITDA provides its board of directors, management and investors with a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. Volta also believes that EBITDA is a measure frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry, and is a measure contained in its debt covenants. However, while Volta considers EBITDA to be an important measure of operating performance, EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of Volta’s results as reported under U.S. GAAP.

The following table provides a reconciliation of EBITDA to net (loss) income, the most directly comparable U.S. GAAP measure reported in Volta’s audited condensed consolidated financial statements for the following periods:

	Three Months Ended March 31,		Variance
	2021	2020	$	%
Net Income (Loss)	$(65,274,695)	$(13,127,697)	$(52,146,998)	397%
Income tax (benefit) expense	—	—	$—	—
Interest expense	1,687,076	1,086,966	$600,110	55%
Depreciation and amortization	2,173,215	1,443,018	$730,197	51%
EBITDA	$(61,414,404)	$(10,597,713)	$(50,816,691)	480%

EBITDA decreased by $50.8 million, or 480%, to $(61.4) million in the three months ended March 31, 2021, as compared to $(10.6) million for the three months ended March 31, 2020. This is primarily attributable to an increase of $1.1 million of cost of revenues and an increase of $50.3 million in selling, general and administrative expenses, partially offset by an increase in revenues of $0.8 million. EBITDA is a non-GAAP financial measure.

The following table provides a reconciliation of EBITDA to net (loss) income, the most directly comparable U.S. GAAP measure reported in Volta’s audited condensed consolidated financial statements for the following periods:

	Years Ended December 31,		Variance
	2020	2019	$	%
Net Income (Loss)	$(72,318,877)	$(40,652,616)	$(31,666,261)	78%
Income tax (benefit) expense	9,096	12,963	(3,867)	(30)%
Interest expense	18,360,506	4,997,680	13,362,826	267%
Depreciation and amortization	6,468,791	3,655,234	2,813,557	77%
EBITDA	$(47,480,484)	$(31,986,739)	$(15,493,745)	48%

EBITDA decreased by $15.5 million, or 48%, to $(47.5) million for year ended December 31, 2020, as compared to $(32.0) million for the year ended December 31, 2019. This is primarily attributable to an increase of $8.6 million of cost of services and cost of products and an increase of $15.7 million in selling, general and administrative expenses, partially offset by a decrease in other operating expenses of $3.7 million and an increase in revenues of $4.2 million, driven by the expansion of the charging network.

Critical Accounting Policies and Estimates

Volta prepares its consolidated financial statements in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires it to make estimates, assumptions and judgments that can significantly impact the amounts it reports as in its financial statements and the related disclosures. Volta bases its estimates on historical experience and other assumptions that it believes are reasonable under the circumstances. Volta’s actual results could differ significantly from these estimates under different assumptions and conditions. Volta believes that the accounting policies discussed below are critical to understanding its historical and future performance as these policies involve a greater degree of judgment and complexity.

Please refer to Note 2, “Summary of significant accounting policies,” of Volta’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a description of Volta’s accounting policies in detail. Volta believes the following accounting policies require the most significant judgments and estimates used in the preparation of its financial statements.

Emerging Growth Company Status

Pursuant to Section 107(b) of the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (a) within the same periods as those otherwise applicable to non-emerging growth companies or (b) within the same time periods as private companies. Volta intends to take advantage of the exemption for complying with certain new or revised accounting standards within the same time periods as private companies, such as current expected credit losses and income tax.

Volta also intends to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act, including, but not limited to: not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Volta will cease to be an emerging growth company on the date that is the earliest of (a) the last day of the fiscal year in which it has total annual gross revenues of $1.07 billion or more; (b) the last day of its fiscal year following the fifth anniversary of the date of its initial public offering; (c) the date on which it has issued more than $1.0 billion in nonconvertible debt during the previous three years; or (d) the last day of the fiscal year in which it is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its common stock held by non-affiliates equals or exceeds $700.0 million as of the last business day of the second fiscal quarter of such fiscal year.

Network Development Revenue

Volta generates Network Development revenue from the sales of products including charging stations to select site partners and infrastructure to utility companies as well as related installation services and operations and maintenance services on charging stations owned by third parties. Some of Volta’s agreements include non-standard terms and conditions and include promises to transfer multiple goods and services. As a result, significant interpretation and judgment is required to determine the appropriate accounting for these transactions, including: (1) whether performance obligations are considered distinct that should be accounted for separately versus together, how the price should be allocated among the performance obligations, and when to recognize revenue for each performance obligation; (2) developing an estimate of the stand-alone selling price (“SSP”), of each distinct performance obligation; (3) combining contracts that may impact the allocation of the transaction price between product and services; and (4) estimating the consideration payable to a customer as a reduction of the transaction price.

When an agreement contains multiple performance obligations, Volta identifies each component to the contract and allocates the transaction price based on a relative SSP. If the arrangement contains a lease it is accounted for in accordance with ASC 842, Leases. In some arrangements, Volta has executed a sale and leaseback of the digital media screens (sale leaseback) and has also acquired the right to control the use of the location to advertise over a set term (location lease). During the construction phase, Volta does not control the underlying asset on the customer’s property. When the sale leaseback qualifies as a financing, Volta will not record a sale for accounting purposes of the digital media screen and depreciates that asset over its useful life. For contractual lease payments that do not exceed the fair value of the location lease obligation, Volta records a lease liability and an associated ROU asset based on the discounted lease payments. In some instances, Volta may receive a lease incentive from the lessor which is recorded as a reduction to the lease payments. In arrangements where Volta pays consideration to a customer for a distinct good or service, the consideration payable to a customer is limited to the fair value of the distinct good or service received by the customer. If the contractual payments for the location lease of this arrangement are in excess of fair value, then Volta will estimate the excess contractual payments over fair value and record that amount as a reduction to the transaction price in the arrangement. The reduction to transaction price for consideration payable to a customer is recognized at the later of when Volta pays or promises to pay the consideration or when Volta recognizes the related revenue for the transferred products and services.

The determination of SSP for performance obligations to customers is judgmental and is based on the price that Volta would charge for the same good or service if sold separately on a standalone basis to similar clients in similar circumstances. Volta estimates SSP based on reasonably available data that maximizes the use of observable inputs that may vary over time. Typically the SSP of Volta’s performance obligations are based on expected cost plus a margin. The margin reflects what the market would be willing to pay adjusted for differences in products, geographies, customers, and other factors.

Sales of charging stations and installed infrastructure is recognized at a point in time when control has been transferred to the customer and is classified as product revenue on our statement of operations. Installation services are recognized over time using an input method based on costs incurred to measure progress toward complete satisfaction of the performance obligation. Revenue from operation and maintenance services is recognized ratably over the term of the arrangement as the services are performed. Operation and maintenance revenue is recognized ratably over the term of the arrangement, as services are performed. Payments are typically due within one month after billed.

Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition. Please refer to Note 2, “Summary of significant accounting policies,” of Volta’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information on revenue recognition.

Equity Based Compensation

Volta’s stock-based compensation consists of options that are granted to employees and non-employees as part of their compensation package. Given that Volta is a private company, there are no direct observable inputs into the fair value of Volta Common Stock, and Volta’s management must make assumptions to estimate the fair value.

The grant-date fair value of employee and non-employee stock options are determined using the Black-Scholes option-pricing model using various inputs, including estimates of expected volatility, term, risk-free rate, and future dividends. Forfeitures are recognized as they occur. Compensation cost is recognized over the vesting period of the applicable award using the straight-line method.

Changes in the following assumptions can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

Given the absence of a public trading market, the Volta Board considers numerous objective and subjective factors to determine the fair value of Volta Common Stock. These factors include, but are not limited to, (i) contemporaneous valuations of Volta Common Stock performed by an independent valuation specialist; (ii) developments in the business and stage of development; (iii) operational and financial performance and condition; (iv) issuances of Volta Preferred Stock and the rights and preferences of Volta Preferred Stock relative to Volta Common Stock; (v) the current condition of capital markets and the likelihood of achieving a liquidity event, such as an initial public offering or sale of Volta; (vi) the lack of marketability of the Volta Common Stock; and (vii) experience of management and hiring of key personnel.

The grant date fair value of Volta Common Stock was determined using valuation methodologies which utilize certain assumptions, including probability weighting events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability.

Volta used the market approach to determine the fair value of the Volta Common Stock. This approach measures the value of an asset or business through an analysis of recent sales or offerings of comparable investments or assets and gives consideration to the financial condition and operating performance of an entity relative to those of public entities operating in the same or similar lines of business. Volta applies the market approach by utilizing the Backsolve method, which uses a Black-Scholes option pricing model to calculate the implied value based on the recent transaction price. For purposes of allocating the fair value of Common Stock, Volta used the Option Pricing Method (“OPM”). Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options. This method is appropriate to use when the range of possible future outcomes is so difficult to predict that estimates would be highly speculative, and dissolution or liquidation is not imminent.

For financial reporting purposes, Volta considers the amount of time between the valuation date and the grant date to determine whether to use the latest common stock valuation or a straight-line interpolation between the two valuation dates. The determination includes an evaluation of whether the subsequent valuation indicates that any significant change in valuation had occurred between the previous valuation and the grant date.

The following table summarizes the key share-based payment valuation assumptions:

	Three Months Ended March 31,
	2021	2020
Expected dividend yield	—	—
Risk-free interest rate	0.51%	1.45%
Expected volatility	59.36%	37.86%
Expected term (in years)	5.3	6.0

Expected Dividend Yield

Volta does not expect, and is not contractually obligated, to pay dividends in the foreseeable future.

Risk-free Interest Rate

The risk-free interest rate is based on the implied yields currently available from the U.S. Treasury zero-coupon yield curve over the expected term.

Expected Volatility

Expected volatility is a measure of the amount of fluctuation in the value of Volta’s share price over a specific time period. Volatility is generally calculated as the standard deviation of the continuously compounding rates of return on the share over a specified period and is typically expressed as annualized returns. Judgment is required to select a method to estimate expected volatility for nonpublic companies. As Volta does not have a trading history prior to the Business Combination, sufficient historical information related to the fair value of Volta’s options is not available. Nonpublic entities may use average volatility for comparable public companies to form a reasonable basis for the assumption of expected volatility. To identify similar entities, Volta considered characteristics of each, such as industry, stage of life cycle, size and financial leverage. Based on the 2020 409a valuations performed by a third-party valuation firm, volatility was determined to be between 27% and 73% based on a 5-year analysis of comparable public companies. The average volatility actually used in the fair value determination for stock options was 38% for grants issued prior to March 31, 2020 and 50-58% for awards granted after March 31, 2020.

Expected Term (in years)

Volta uses the practical expedient in ASC 718 which allows nonpublic entities to follow a simplified approach for calculating expected term. For service vesting conditions, the expected term is the midpoint between the requisite service period and the contractual term of the option. For performance vesting conditions, the expected term is determined based on the probability of occurrence. When the occurrence is probable, the expected term is the midpoint between the requisite service period and the contractual term of the option. If the occurrence is other than probable, the expected term is the contractual term when the service period is not stated, or the midpoint between the requisite service period and the contractual term if the requisite service period or vesting period is stated.

Fair Value of Warrant Liabilities

Volta classifies Series B Preferred Stock Warrants as long-term liabilities at their estimated fair value. The liability is subject to remeasurement at each balance sheet date, with changes in fair value recorded as other expenses, net in the consolidated statement of operations and comprehensive loss. Volta will continue to revalue the Volta Warrants relating to such Volta Preferred Stock until exercise, expiration, conversion or until they are no longer redeemable or the completion of a liquidation event, including completion of an initial public offering, at which time all such Series B convertible Preferred Stock warrants will be converted into warrants to purchase shares of Common Stock and the liability will be reclassified to additional paid-in capital. As of December 31, 2020, all Volta Warrants relating to its Series B Preferred Stock remain outstanding.

Volta estimates the fair value of the warrant liability using the Backsolve method, which uses a Black-Scholes option pricing model to calculate the implied equity value of Volta. Volta is required to make assumptions and estimates in determining an appropriate risk-free interest rate, volatility, term, dividend yield, discount due to exercise restrictions and the fair value of Volta Common Stock. Any significant adjustments to the unobservable inputs would have a direct impact on the fair value of the warrant liability. Refer to Note 4, “Fair value measurements,” of Volta’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.

Long Lived Assets

Property and equipment, net, which primarily consists of charging stations and construction in progress station hardware, is reported at historical cost less accumulated depreciation. Volta estimates the useful lives of the stations to be between five and ten years, based on its historical experience and its plans regarding how it intends to use those assets.

Volta’s experience indicates that the estimated useful lives applied to its portfolio of assets have been reasonable, and it does not expect significant changes to the estimated useful lives of its long-lived assets in the future. When Volta determines that stations or other equipment will be disposed of prior to the end of their initially estimated useful lives, it estimates the revised useful lives and depreciates the assets over the revised period.

Volta also reviews property and equipment for impairment when events and circumstances indicate that depreciable property and equipment might be impaired, and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Volta uses various assumptions in determining the remaining useful lives of assets to be disposed of prior to the end of their useful lives and in determining the current fair market value of long-lived assets that are determined to be unrecoverable. Estimated useful lives and fair values are sensitive to factors including contractual commitments, regulatory requirements and future expected cash flows. Volta’s impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

Leases

Volta maintains multiple lease arrangements depending on negotiating contracts with customers relating to installed charging stations. The charging stations have two units of account: the charging station and digital media screen. Volta recognizes a financing transaction on the digital media screen, which remains on Volta’s balance sheet based on the cost of the digital media screen and is depreciated over its useful life. Volta also leases the location of the charging stations and this is recognized as an operating lease arrangement, with a lease liability and ROU asset under ASC 842. Volta voluntarily early adopted accounting standards for the treatment of leases under ASC 842 prior to the required adoption after December 15, 2021 given its business and operations in relation to leased properties on a go-forward basis.

Volta uses significant estimates in accounting for lease liabilities and ROU assets, which are recognized at the lease commencement date based on the present value of the future minimum lease payments over the lease term. The lease interest rate used to determine the present value of future lease payments is based on Volta’s incremental borrowing rate. Volta’s leases are all long term, extending beyond a twelve-month period, and include periods under options to extend or terminate the lease when it is reasonably certain Volta will exercise such options. Volta identifies separate lease and non-lease components, and the non-lease components are typically comprised of electricity reimbursements to the landlord.

Volta has elected the practical expedient to account for lease and non-lease components as a combined single lease component, increasing the amount of Volta’s lease liabilities and ROU assets.

Please refer to Note 2, “Summary of significant accounting policies,” and Note 12, “Leases,” of Volta’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information about leases.

Income Taxes

Volta utilizes the liability method in accounting for income taxes. Deferred tax assets and liabilities reflect the estimated future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. Volta makes estimates, assumptions and judgments to determine its provision for its income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. Volta assesses the likelihood that its deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.

Volta recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than

50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits which, as of the date of this proxy statement/prospectus, have not been material, are recognized within provision for income taxes. As of March 31, 2021, Volta has determined there are no uncertain tax positions.

Off-Balance Sheet Arrangements

As of the balance sheet dates of March 31, 2021 and December 31, 2020, Volta has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recent Accounting Pronouncements

Refer to Note 2, “Summary of significant accounting policies,” of Volta’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the impact of recent accounting pronouncements.

Related Party Transactions

Refer to Note 16, “Related party transactions,” of Volta’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information for related party transactions.

Quantitative and Qualitative Disclosures About Market Risk

Volta’s operations include activities solely based in the United States. These operations expose Volta to a variety of market risks, including the effects of changes in interest rates and changes in consumer attitudes. Volta monitors and manages these financial exposures as an integral part of its overall risk management program.

Interest Rate Risk

Volta had a cash balance totaling $53.5 million and $58.8 million as of March 31, 2021 and December 31, 2020, respectively. Volta manages its cash through zero balance accounts and demand deposit accounts for which the amount held is equal to the fair value. Volta’s total principal long-term debt balance was $52.2 million as of March 31, 2021 and December 31, 2020 and had fixed interest rates of 12% per annum for its EIP loan and 1% per annum for its PPP Loan, respectively. Because the rates are fixed, a change in market rates would have no impact on Volta’s financial position or results of operations.

Foreign Exchange Risk

Volta is not currently exposed to changes in foreign currency exchange rates, however, its operations may be subject to fluctuations in foreign currency exchange rates in the future to the extent it opens offices or initiates business activities in locations where it might incur expenses or generate revenues in currencies other that U.S. dollars.

INFORMATION ABOUT VOLTA

Overview

Volta’s mission is to build the fueling infrastructure of the future. Volta’s vision is to create an EV charging network that capitalizes on and catalyzes the shift from combustion-powered miles to electric miles by placing stations in public locations that match the behavior and commerce of visitors to its host sites. By leveraging a data-driven understanding of driver behavior to deliver EV charging solutions that fit seamlessly into drivers’ daily routines, Volta’s goal is to benefit the entire ecosystem of drivers, brands and its commercial partners. As part of Volta’s unique EV charging offering, its charging stations allow it to enhance its site hosts’ and strategic partners’ core commercial interests, creating a new means for them to benefit from the transformative shift to electric mobility.

Founded in 2010 by Scott Mercer, its Founder and Chief Executive Officer, and Christopher Wendel, who subsequently joined as co-founder and President, Volta primarily owns, operates and maintains EV charging stations and has expanded its network across the United States to include more than 1,700 chargers across 24 territories and states that have generated over 165,000 charging sessions per month on average for the three months ended March 31, 2021, forming one of the most utilized charging networks in the United States. To take advantage of the expected growth opportunity presented by the EV market, which we define as delivering the most value for its commercial partners, Volta intends to rapidly expand its network of charging stations, using its proprietary data-driven planning tools to identify high-traffic, high visibility site partner locations that it believes would benefit most from its EV charging solutions and garner the highest usage from Volta’s driving community.

Volta’s business entails partnering with real estate and retail partners with national and regional multi-site portfolios of commercial and retail properties, as well as municipalities and local business owners, to locate and deploy its EV charging stations in premier locations. The site hosts Volta partners with span a wide array of industries and locations, including retail centers, grocery stores, pharmacies, movie theaters, parking lots, healthcare/medical facilities, municipalities, sport and entertainment venues, parks and recreation areas, restaurants, schools and universities, certain transit and fueling locations and office buildings and other locations. Volta signs long-term contracts to locate its charging stations at site host properties and grows its footprint over time as its station utilization justifies further capital investment in its EV charging infrastructure. Unique to Volta’s model, its network has the ability to draw on several sources of revenue to build earlier and higher unit economics than other solutions currently available in the market, by tapping into multiple commercial opportunities at any given site: a unique content/sponsorship asset, real-estate partners’ investment considerations and ultimately, as Volta continues to develop its business model, user and network fees.

Most important for the long-term health of the EV charging industry, Volta focuses on optimizing its network deployment for capital and electrical grid efficiency. Volta is building a network that has at its core the objective of delivering the most electric miles per dollar invested.

Market Opportunity

Volta believes the transition to electric mobility will be one of the largest macro-economic shifts in its lifetime. Because electricity is pervasive and safely distributed, fueling can shift to a model where vehicles charge at locations where their drivers already engage in everyday activities. The locations where the vehicle is parked will offer charging speeds matched to the natural parking duration of vehicles at the site in order to provide drivers with a meaningful charge to their vehicles. With the exception of occasional drives beyond a vehicle’s battery range, EV charging is primarily a top-up model and the fueling experience is transitioning from being a common chore performed by having to make a dedicated and sometimes inconvenient stop, to being conveniently located within a driver’s typical daily routine. For example, EV drivers might top-up with lower speed charging while parked at a shopping center for a few hours, but choose a faster mid-speed option for visits to grocery stores, drug stores and coffee shops, as needed. Volta offers a unique platform that delivers the convenience of the “on your route” model of EV charging while providing additional value through its understanding of driver behavior and commerce opportunities. By providing an EV charging amenity that is centered on its strategic partners’ commercial goals, Volta believes its partners will be able to take better advantage of the shift to electric mobility and drive site visitor engagement in their businesses.

EV Charging

The EV charging market is heavily dependent on the general market for EVs, which has experienced significant recent growth in response to public demand for vehicles with greater fuel efficiency, greater performance and lower environmental emissions. Volta expects this market growth to accelerate in the future due to numerous factors, including lower upfront prices for EVs, increased EV model availability and performance, lower total cost of ownership (“TCO”) as compared to ICE vehicles, increased range and availability of chargers and federal, state and local incentives and regulations.

For example, automobile and battery manufacturers have substantially increased their efforts to offer EVs at a wider variety of price points and to develop batteries with higher efficiencies and lower costs. According to BNEF, the cost of EV batteries is expected to fall below $100/kWh beginning in 2024, which would allow EVs to compete with and potentially outperform ICE vehicles on cost in the coming years. Efforts to date by OEMs have already lowered the upfront costs of EVs, and Volta expects further price reductions over the next several years. BNEF estimates most EVs will reach upfront cost parity with ICE vehicles by 2023 on an unsubsidized basis. As measured in terms of TCO, certain classes of EVs are already at or below parity with their ICE counterparts. As overall EV costs decline, more makes and models will reach TCO parity with their ICE equivalents and the TCO advantage for other types of EVs will expand.

In addition, according to Reuters, more than $300 billion has been invested or committed for investment in EVs in the next five to ten years by global automobile OEMs. Their investment is intended to expand and accelerate production of their EV offerings and associated technologies and to optimize the global EV supply chain. For example, Daimler AG has announced plans to electrify the entire Mercedes-Benz portfolio by 2022, Volkswagen expects to put 22 million EVs on the road in the next ten years and has announced $91 billion in committed EV spending, General Motors Company expects to have 30 EV models by 2025 with $27 billion in committed EV spending, Ford has announced $22 billion in committed EV spending by 2025 and BMW expects EVs to make up 15 – 25% of its 2025 sales, with more than 7 million EVs expected to be on the road by 2030. In response to the growing electrification trend, demand for public charging is also expected to increase, with BNEF forecasting demand for EV charging connectors growing by eight times from 2015 – 2030 and by 24 times from 2015 – 2040.

U.S. PASSENGER ELECTRIC VEHICLE SALES

+20% Growth CAGR Through 2040
+30% Growth CAGR Through 2030
Million Vehicles Sold
10.0
8.0
6.0
4.0
2.0
0.0
2015
2020
2025
2030
2035
2040

CUMULATIVE U.S. PUBLIC CHARGER DEMAND

2040: +24x Expansion vs. Today
2030: +8x Expansion vs. Today
Million Connectors
2.5
2.0
1.5
1.0
0.5
0.0
2015
2020
2025
2030
2035
2040

Source: BloombergNEF.

These advances are further bolstered by incentives and rebates offered by federal, state and local governments, including regulated utilities, to encourage the use of EVs. The U.S. federal government currently offers a tax credit for qualified plug-in EVs of up to $7,500, depending on vehicle weight and battery capacity, subject to certain limitations. In addition, the Biden Administration has announced several initiatives to address climate change and encourage the transition to zero emission vehicles, including EVs. For example, on January 27, 2021, President Biden signed an executive order that calls for, among other things, the increased use of zero-emissions vehicles by the federal government. Recently, the Biden Administration announced the American Jobs Plan, an infrastructure plan intended, among other things, to help U.S. automakers spur the domestic EV supply chain and support American workers to make batteries and EVs. If adopted, the plan would establish grant and incentive programs for state and local governments and the private sector to develop EV charging infrastructure and provide for rebates and tax incentives for buying American-made EVs. Additionally, the American Jobs Plan proposes $174 billion in additional federal spending to promote the adoption of EVs, including the construction of 500,000 EV charging stations by 2030. States such as California, Colorado, Delaware, Louisiana, Massachusetts, New York and Rhode Island also offer various incentives — such as rebates, grants and tax credits — to promote EV and EV supply equipment purchases. Additional rebates and grants for purchasers of EVs are currently under consideration at the federal and state level. Further, regulated utilities such as the NY Public Service Commission, which approved $700 million to fund EV charging infrastructure for multiple utilities, and Southern California Edison, which adopted a $436 million charge-ready infrastructure program, are also supporting EV infrastructure development efforts.

Demand for EVs has also been encouraged by regulatory developments and changes in driver habits. Several states — including California, Oregon, New York, Maryland and Massachusetts — have adopted or proposed mandates for EVs with the goal of more than 6 million EVs on the road by 2030. It is also expected that by 2035, all new cars sold in California, Massachusetts and New Jersey will be zero-emission vehicles, based on current requirements or government recommendations in such states. Additionally, California has enacted its Clean Miles Standard and Incentive Program aiming to reduce greenhouse gas emissions from rideshare vehicles through electrification. Volta believes these regulations will rapidly accelerate EV adoption by drivers and fleets in the coming years.

Behavior & Commerce

Volta believes digital place-based content, an early component of its behavior and commerce-driven revenue generation, enjoys a strong and unique position in the marketing industry, offering partners a cost-effective media solution to display content on Volta charging station digital displays with an opportunity to reach high-value site visitors when they are close to making purchase decisions through a targeted and effective medium. Volta’s charging stations allow its content partners to reach their target customer demographic while they are engaged in their daily routines, whether shopping, working or pursuing recreational activities. With the growth of digital media and the use of data, advertisers can build on this location-targeting ability and alter advertising messages based on environmental conditions, including time of day, time of year and weather, making them all the more relevant and effective to their target audience. Site hosts are also able to partner with Volta to display site host content on Volta charging stations with the goal of impacting the full funnel of behavior from their customers: influencing store choice, extending dwell-time and affecting purchase decisions. Furthermore, Volta believes that it offers a compelling halo effect to partners by increasing perception of the partners brands’ commitment to the environment and community, as potential customers begin to associate the brands with Volta and its commitment to sustainability.

Volta’s Solution and Go to Market Strategy

Volta’s solution is to provide a client-first model that uses commerce and charging to unlock the larger macro opportunity surrounding the disruption of fueling. By choosing Volta charging stations, charging becomes more than just an amenity that a site host can offer its customers — it can serve as an independent driver of revenue, loyalty and driver engagement for site hosts. Volta’s content partners similarly benefit from access to unique locations served by Volta’s EV charging stations, reaching audiences when they are about to enter retail facilities. Finally, Volta believes its core focus on the use of sustainable technology and its dedication to slowing climate change by reducing greenhouse gas emissions caused by transportation closely aligns with the values of its site hosts, content partners and the drivers that use Volta chargers.

Volta’s principal products and services are its EV charging stations and related services, including its content delivery activities. Volta’s EV charging equipment consists of a managed network of content-driven Level 2 and DCFC chargers equipped with digital displays and Level 2 charging towers without digital displays. Volta’s EV charging network is facilitated by proprietary software that operates, maintains and monitors its EV charging stations and associated charging data. Volta remotely monitors and manages its EV charging stations to assist with driver engagement at host sites to provide EV drivers with vital station information, including charger location and availability. Volta’s content-driven charging stations also provide its commercial partners with an extensive network of digital displays in prime locations that drivers visit on a day-to-day basis.

In Volta’s primary business model, Volta leases premier space from real estate and retail partners and other site hosts to place its content-driven EV charging stations near site entrances, which are highly visible to both pedestrian and vehicular traffic, creating a desirable platform for brands and Volta’s commercial partners to deliver their media content. Volta remains responsible for the installation, operation and maintenance of the charging stations. Volta derives revenue from the sale of media display time on its charging stations to its commercial partners, as well as to site hosts who wish to display additional media content on Volta’s charging stations. As an alternative to Volta’s primary business model, Volta also sells content-driven EV charging stations to certain business partners and continues to perform the related installation, operation and maintenance services, while retaining the exclusive right to sell media display time on the charging stations for the duration of the contract term. Volta is also moving from an open-access model which provides sponsored charging to shoppers and visitors that use Volta charging stations, to a model where drivers will receive initial partner-sponsored charging time followed by pay-for-use charging. Over time, Volta expects to grow this share of its revenue stack by charging drivers for use of its stations. Finally, Volta also derives revenue from licensing its PredictEVTM tool, a machine-learning built software tool that Volta uses for network planning, to utility companies, channel partners and other third parties as a software-as-a-service (“SaaS”) offering to help them assess the impact that EV adoption and the shift to electric mobility will have on electricity demand in their service areas.

The Volta team also uses its proprietary network planning tool to leverage a data-driven approach to expansion of its EV charging network. Combined with the Volta team’s extensive expertise in developing and operating a comprehensive, highly reliable charging network and selecting and developing quality sites for chargers, Volta believes that the PredictEVTM tool enables it to take a holistic approach to EV charging focused on changes to commerce and behavior resulting from the shift to electric mobility.

The key elements of Volta’s go-to-market strategy include:

•        Behavior and Commerce.    Volta strives to develop and operate an EV charging network that leverages behavioral understanding to contribute in all phases of EV adoption. Volta views EV charging as more than just a fueling approach — it is an opportunity to develop sustainable and climate friendly EV infrastructure that allows drivers to maximize their time spent doing the things that matter most to them, while enabling Volta’s site hosts and commercial partners to attract and reach like-minded shoppers through a charging ecosystem that fits their daily needs. Volta’s goal is to master the questions of where people go, what they do and how they choose to spend, and to strategically plan its approach to EV charging around the behavior of drivers in a way that delivers value for both the driving community and Volta’s strategic partners.

•        Network Development.    Volta utilizes its proprietary network planning tool to predict charging demand and economic, social and grid impact across its target markets, which it believes enables it to maximize the efficiency and impact of its network. This machine learning-driven approach to demand forecasting allows Volta to predict the current and future need for charging services in a given market, facilitating planning of future expansion efforts and site, strategic partner and driver targeting with the goal of delivering the most electric miles per dollar invested. Volta leverages this data to manage relationships with national and local site hosts and content partners and provide them with additional opportunities to monitor and maximize the value provided by its charging stations and to help support initiatives that respond to network usage, performance and other optimization efforts. Volta believes this tool allows it to effectively and efficiently allocate its capital and strategic partner outreach efforts and to guide the ongoing management of its charging network.

•        Charging Network Operations.    By developing unique content-driven charging stations, located in premier locations at its host sites, Volta provides charging services that create value beyond just re-selling electricity. Volta’s award-winning, user-experience focused EV charging product family allows for tailored site planning to increase driver engagement and maximize utilization of its charging stations. By leveraging its content offerings to sponsor periods of charging on its charging stations that are free to drivers, Volta has delivered over 91 million free electric miles to drivers as of March 31, 2021, driving up to nine hours of average daily usage and an average charging session length of 95 minutes on Volta’s charging stations in California, and up to seven hours daily use and 93 minutes per charging session nationwide. This high station utilization and extended session use, which are among the best in the industry, have led to increased visitorship for Volta’s site hosts and greater impact for its commercial partners, adding value beyond just EV charging itself.

Volta is committed to sustainability, and believes this commitment is in line with the goals of its business partners and the larger community. For example, drivers using Volta’s charging stations have offset nearly 41 million pounds of CO2 emissions from July 25, 2014 to March 31, 2021. Volta will continue to evaluate means by which to assess and improve its sustainability profile, though it cannot predict which, if any, such programs it may adopt in the future or at all.

Volta’s Driver Experience

Volta’s aim is to accelerate the EV movement by providing a seamless charging experience, thoughtfully located along the paths of EV drivers’ lives. The user experience is an important focus of Volta’s efforts and it combines its station lighting, driver interfaces, mobile application and driver communications to enhance the charging experience for drivers that use its stations. A key part of this approach is Volta’s development of its stylish, well-located and easy-to-use charging stations, which aim to make the charging process uncomplicated and enjoyable. Volta also facilitates the driver experience through its proprietary mobile application, available for iOS and Android, which provides EV drivers with vital station information, including the ability to locate EV charging stations on the Volta network, view real-time station status information, initiate EV charging sessions, report and troubleshoot any issues and view their charging history. Volta seeks to continuously innovate and expand the functionality of its mobile application and expects to release new features, such as station check-in and payment processing capabilities, in the near future. In addition, Volta has integrated all Volta charging stations into one network that is available to drivers who use the Volta mobile application, in order to make EV charging as seamless as possible. Volta also intends to partner with OEMs and other mobile application providers to make the Volta mobile application available through EVs, in-dash navigation or other user interface systems, as well as through other mobile charging and map applications, to further simplify the user experience for drivers. Finally, Volta seeks to provide rapid and high-quality driver and equipment support to ensure that host sites can provide uninterrupted charging services and drivers can receive reliable charging for their EVs. Volta’s goal is to make it simple for drivers to find and use Volta’s charging stations, with minimal disruption to their daily routine.

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DC Fast
Available
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Available
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Available
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$8.48
Sponsored Charging
Extended Charging
Idle Fees
Taxes
Charging Time
Energy Delivered

Note: Illustrative example of features currently under development.

Volta’s Products and Services

Volta provides a broad range of EV-charging-related products and services and content display offerings to its site hosts and strategic business partners. Volta’s unique business model aims to maximize deployment of capital to deliver compelling value per unit and dollars per mile of capital invested. Volta’s current business model is capable of generating revenue from multiple sources, including: Behavior and Commerce, Network Development, Charging Network Operations and Network Intelligence.

•        Behavior and Commerce revenue is principally generated through delivery of content across the Volta charging network by site hosts and network partners. Volta’s Behavior and Commerce customers consist of Volta partners that purchase media display time on its content-driven charging stations to conduct their media and advertising campaigns to generate commerce or influence targeted driver behavior.

•        Network Development revenue is generated by providing installation, operating and maintenance services, and the sale of Volta’s charging products to select site hosts. Network Development revenue is also generated from contracts with utility companies for the sale of installed electrical infrastructure. Volta’s Network Development customers consist of select site hosts that purchase Volta charging stations and receive associated installation and maintenance services and utility companies with whom Volta contracts to perform electrical infrastructure development activities.

•        Network Intelligence revenue consists of license or service fee revenue from proprietary software tools related to the charging network. Volta offers access to the PredictEVTM tool to utility companies, channel partners and other third parties through a SaaS offering. Volta’s Network Intelligence customers consist of its SaaS licensees.

•        Charging Network Operations revenue is generated by utilization of the stations and through sales of LCFS credits. To the extent Volta implements pay-for-use charging features in the future, Volta anticipates that its customers will also include drivers that utilize Volta’s paid charging services.

EV Charging Products

Volta has designed and deployed a managed network of content-driven EV charging platforms that function as an integrated content network and are unique in the EV charging industry. Available in differentiated models for all charging speeds, Volta’s content-driven EV charging stations feature high-resolution 55-inch digital displays. Volta also provides tower products in a pedestal configuration to supplement its digital display-equipped EV charging stations and to allow site hosts to scale their EV charging offerings in a manner appropriate to their site. Volta plans to continue to innovate and expand the product and service offerings available with its EV charging stations.

Volta’s current EV charging stations include:

•        DC Fast Charging Stations.    Volta’s DCFC stations operate between 50 – 500VAC and supply up to 50kW. Currently, the highest power level deployed in the United States is 50kW. Volta’s DCFCs are capable of adding a driving range of 100 miles in as little as 15 minutes, depending on the charging capabilities of the particular EV’s battery (with lower capability and older EV models requiring thirty minutes or more for an equivalent charge).

•        Level 2 Chargers and Towers.    Volta’s Level 2 chargers operate between 208 – 240VAC and supply between 6.2 and 19.2 kW. A Level 2 charger will provide approximately 33 miles of range per hour of charging and a full charge in two to eight hours using our chargers. Level 2 chargers are commonly found in long-dwell time public locations and workplaces. Volta’s Level 2 chargers are ideally suited for enabling “top-up” charging along a driver’s daily route, allowing a driver to plug in and charge while shopping, working or attending to other daily tasks. Volta offers Level 2 charging equipment as both stations equipped with digital displays, and as L2 charging towers without digital displays in a pedestal configuration, intended to supplement and enhance charger availability at sites with installed Level 2 or DCFC charging stations with digital displays.

Volta deploys its EV charging platform network by either leasing space at host site locations for the installation of Volta-owned charging stations or by selling charging stations to select site hosts and performing related maintenance services. Volta also generates Behavior and Commerce revenue through the delivery of media partner content across both Volta-owned and site partner-owned charging stations equipped with digital displays.

EV Charging-Related Services

Volta installs its chargers in premium parking spaces owned or leased by commercial or public-entity site hosts that desire to provide EV charging services at their respective locations. Volta’s site hosts include retail centers, grocery stores, pharmacies, movie theaters, parking lots, healthcare/medical facilities, municipalities, sport and entertainment venues, parks and recreation areas, restaurants, schools and universities, certain transit and fueling locations and office buildings and other locations. Volta typically targets lease agreements for the installation of its charging stations at host sites with an initial term of ten years, with the option to extend the lease for up to two five year terms. Such leases address both Volta rental payments and access to and payment for electricity at host sites. In addition, Volta has sold EV charging stations to select business partners and site hosts under contractual arrangements pursuant to which Volta performs related installation, operation and maintenance services, while retaining the exclusive right to sell media display time on the charging stations for the duration of the contract term, commonly ten years.

In connection with locating its EV charging stations at its host sites, Volta is responsible for installation, operation and maintenance of the EV charging stations, including delivering electricity to drivers who access its publicly available charging network. Volta obtains electricity from site host locations where its stations are installed and either pays electricity costs to its site hosts based on negotiated rates in its lease agreements or makes electricity payments directly to the relevant utility company.

In addition to Volta’s existing, open-access model which provides sponsored charging to shoppers and visitors that use Volta charging stations, Volta is developing a model where drivers will receive initial partner-sponsored charging time followed by pay-for-use charging. Volta also anticipates implementing additional pay-for-use charging features, including fees for charging time in excess of an initial sponsored charging period, as well as idle fees for remaining connected to a station for more than a certain amount of time after charging is complete, and paid charging for its DCFC charging services. Volta also makes its mobile application available to drivers free of charge, which drivers can use to locate available chargers and initiate EV charging sessions, among other features.

Volta also provides certain site hosts with data to help them better understand charger utilization and driver engagement at their sites, as well as positive environmental impact from the charging services they are facilitating, based on the methodologies discussed above under “Volta’s Solution and Go to Market Strategy.”

Content Services

Volta sells media display time on its charging station digital displays to various national and regional businesses and content channel partners who deliver media content on Volta’s charging network to market their products and services, as well as to site hosts who wish to display promotional content on the charging stations located at their sites. Volta charges fees for these services based on the number of impressions delivered in respect of each content and media campaign. Volta believes its EV charging stations provide a new investment thesis for marketers, helping them find real-world growth by leveraging the growing EV market opportunity, while solving for sustainability concerns of regulators and stakeholders, and making it easier to target their customer demographic on their daily routes. Volta can also use its proprietary network planning tool and data collection efforts to demonstrate the value proposition of its charging stations to content partners, using metrics showing superior station utilization and increased retail engagement at its host sites. Volta’s advanced content systems also offer varying types of marketing opportunities and approaches to its content partners, including ad serving, programmatic buying, dynamic media and other ad tech innovations. Volta’s content customers include automotive OEMs, national and regional retail, consumer packaged goods and professional services companies and various channel partners.

Additional Service Offerings

Volta uses its proprietary PredictEVTM planning software tool to predict and forecast expected grid capacity, EV charging penetration and expected charger utilization. In addition to using the PredictEVTM tool to provide information inputs for its network planning and to develop data-driven site and station recommendations, Volta also licenses the PredictEVTM tool to utility companies, channel partners and other third parties through a SaaS model. Volta’s licensing partners use its PredictEVTM tool to help them predict electricity demand in their service areas as driver demand for electricity, including EV charging, continues to expand, and to help manage grid capacity constraints and concerns as well as identify prospective EV charging penetration over time. Volta believes its PredictEVTM tool enables its licensing partners to be better prepared to react to and participate in the continuing build-out of EV infrastructure.

Competitive Strengths

Volta’s competitive strengths include the following:

•        Market opportunity that capitalizes on the burgeoning EV charging station market.    The macroeconomic shift to electric mobility provides a significant opportunity to redefine how drivers and businesses view EV charging infrastructure, positioning Volta to take advantage of a compelling disruption story in a new addressable market that is not yet fully saturated.

•        Top charging utilization among competitors.    Driven by its unique business model, Volta’s well-located charging stations are among the most utilized in the EV charging industry, providing Volta with a competitive advantage in further expanding its footprint with site hosts and securing additional commercial partners, enabling further expansion and growth as Volta’s network scales.

•        Revenue diversity and unit economics.    Volta’s charging stations can deliver multiple revenue streams, with content delivery and content revenue available in addition to EV charging fees and other revenues customarily associated with EV charging, enabling Volta to maximize its deployment of capital to achieve compelling value per unit and dollars per electric mile spent. In addition to its primary business model, Volta also sells content-driven EV charging stations to select business partners and continues to perform the related installation, operation and maintenance services, generating recurring revenue while retaining the exclusive right to sell media display time on the charging stations for the duration of the contract term.

•        Visible site pipeline creates predictable growth.    As of March 31, 2021, Volta’s contracted backlog includes more than 2,000 additional screens, more than 1,000 additional charging stations and more than 450 additional sites, as well as a pipeline of more than 5,000 potential sites under master service agreements with national partners, which provide the framework for deploying Volta charging stations to such national partners’ sites by obligating such partners to work with Volta to mutually agree upon the sites for installation of Volta charging stations with the execution of a specific further agreement governed by the terms of the master service agreement. Volta currently has more than 20 of these master service agreements in place. There can be no assurances that the 5,000 potential sites currently under master services agreements will be developed due to permitting, constructing or other factors or a determination that any such sites may not be of commercial value to Volta’s business model. Volta continues to pursue commercial relationships under master service agreements as part of its ordinary course of business. Volta believes these opportunities will lead to predictable growth as Volta deploys additional capital to scale its network.

•        Differentiated and unique EV charging business model.    Volta believes its unique business model will allow it to leverage the benefits delivered to its site hosts and commercial partners to continue to grow its business at even greater rates as the Volta network scales. More site hosts would lead to more chargers, more screens and a continuously expanding network opportunity for Volta’s content partners.

•        Experienced management team.    Volta’s expertise in EV charging is driven by the vision of its Chief Executive Officer, Scott Mercer, who has been at the forefront of the EV charging movement since launching Volta’s first pilot site in Hawaii in 2011, and its President, Christopher Wendel, together who are among the last founding teams in the EV charging market to still run their business. As Volta has grown, it has assembled a talented leadership team with extensive experience in the EV charging industry, and in industries complementary to its business model, including content, construction and real estate, which is dedicated to continuing to innovate to shape how drivers view and experience EV charging and to leverage the shift to electric mobility for the benefit of Volta’s commercial partners.

Growth Strategies

Volta intends to leverage its competitive strengths and the following growth strategies to continue to scale its network of EV charging offerings and drive stakeholder value.

•        Accelerate new and enhanced product offerings.    Volta intends to continue to further develop and expand the product offerings it makes available to its commercial partners, including its EV charging, network tool, digital display and content display offerings.

•        Expanding sales and marketing.    Volta intends to invest in its sales and marketing efforts to capitalize on the continued growth opportunity in the EV market and enable appropriate and effective engagement with site hosts and content partners across verticals and channels. Volta also intends to develop loyalty programs that can be used to enhance the driver experience.

•        Targeted expansion in existing and new markets.    Volta will continue to use its proprietary network planning tools to expand its footprint in existing markets and assess and consider expansion into new markets, both in the United States and international markets such as Europe, in order to continue to attract new site hosts and content partners. Volta also intends to pursue a “land-and-expand” model which encourages existing site hosts to increase their Volta charging station footprint over time as EV penetration increases.

•        Research and development.    Volta intends to invest considerable time and expense into enhancing its products and services and to continue to provide unique and differentiated EV charging offerings to the market. Volta intends to continue to develop its proprietary network planning tool, PredictEVTM, to assist in the evaluation of additional international markets. Volta also plans to continue to develop its mobile application and its interoperability features to allow Volta to partner with additional OEMs and commercial partners. Volta is also in the process of developing customized loyalty solutions for its site hosts and retail partners that will aim to promote sustainability and facilitate site host planning by providing detailed station utilization metrics to site hosts.

•        Pursuing strategic acquisitions.    While Volta has not, to date, made any material acquisitions, it continues to explore opportunities.

Volta’s Partnerships and Strategic Relationships

Volta is focused on establishing and maintaining strong long-term relationships with real estate and retail partners and site hosts with national and regional multi-site portfolios of commercial properties to build out its charging network. Such site hosts can span a wide array of industries and locations and currently include retail centers, grocery stores, pharmacies, movie theaters, parking lots, healthcare/medical facilities, municipalities, sport and entertainment venues, parks and recreation areas, restaurants, schools and universities, certain transit and fueling locations and office buildings and other locations. For Volta’s partners with multi-site portfolios, Volta executes master service agreements with site hosts that help facilitate conversion of prospect sites into developable locations by standardizing terms and conditions for site leasing and access. Volta’s management believes the benefits offered to site hosts by its business model will continue to provide Volta with access to the highest quality property owners and site hosts. Such access and continued premier placement of Volta’s stations will in turn allow it to continue demonstrating the benefits of its content display offerings to its partners, leveraging the expansion of its EV charging network to grow its relationships with key national and regional content partners as the Volta network scales.

The table below is representative of a portion of Volta’s commercial partners since January 1, 2019. The representative commercial partners shown below are not indicative of any particular level of revenue generation and are intended to demonstrate the breadth of potential commercial partners with which Volta has engaged since January 1, 2019.

Suppliers and Service Providers

Volta has invested in and maintains long-term relationships with suppliers and service providers. Volta designs its EV charging stations in-house with the assistance of professional design consultants and outsources production to contract manufacturers. At this stage of the industry, equipment can be unique to each supplier with respect to components and aftermarket maintenance and warranty services. Volta relies on a limited number of suppliers and manufacturers, and in some cases only a single supplier for some components, for the manufacture and supply of its charging stations. Peerless-AV, which assembles Volta’s charging stations, was Volta’s principal supplier for the year ended December 31, 2020 and the three months ended March 31, 2021, accounting for 75% and 73.6% of Volta’s supply-related expenditures for such periods, respectively. For the year ended December 31, 2020 and the three months ended March 31, 2021, no other supplier or manufacturer for the supply or manufacture of Volta’s charging stations accounted for greater than approximately 10% of Volta’s supply-related expenditures for the applicable period. See also “Information About Volta — COVID-19 Impact.”

Volta’s and Peerless-AV’s supply relationship is governed by a Supply Agreement under which Volta has the right to place orders for the purchase of charging stations and related equipment (the “Peerless Supply Agreement). The materials purchased from Peerless pursuant to any purchase order are covered by terms within the Peerless Supply Agreement customary for these types of arrangements, including customary warranty, delivery, payment and liability provisions. The Peerless Supply Agreement requires Volta to purchase at least 60 and no more than 200 charging stations a quarter unless otherwise agreed by Volta and Peerless. The Peerless Supply Agreement may be terminated by either party by notice given at least thirty days before its annual renewal date, by Peerless on six months’ notice, and at any time by the giving of not less than 30-days’ notice upon breach by a party

(subject to customary cure rights), except that termination of the Peerless Supply Agreement will not terminate any then-existing purchase order (other than due to breach by the applicable party, subject to customary cure rights). The Peerless Supply Agreement does not require Volta to deal exclusively with Peerless.

In addition, Volta is typically responsible for the installation of its charging stations at its partners’ sites. These installations are generally performed by electrical and civil contractors, consistent and in accordance with accepted industry practices. Those electrical and civil contractors are engaged and managed by Volta under the oversight of Volta’s construction project managers and site management personnel. To facilitate its installation and maintenance activities, Volta has formed relationships with construction and maintenance companies that have significant experience building and maintaining EV charging sites.

Competition

EV Charging

The EV charging market is relatively new and is increasingly competitive. Volta currently faces competition from a number of companies. Volta believes its current competitors to its EV charging owner-operator business activities are EVgo, Electrify America, Tesla and Rivian. There are also many other large and small EV charging companies that offer non-networked or “basic” chargers that have limited customer leverage but could provide a low-cost solution for basic charger needs in commercial and retail locations, such as Pod Point Limited, EVConnect, Inc. and Engie SA, as well EV charging equipment manufacturers that also compete with Volta, like ChargePoint, EVBox and Blink, in addition to charging networks being developed by OEMs or in partnership with any of the aforementioned competitors. The principal competitive factors in the EV charging industry include capital efficient deployment; number of revenue lines and diversity of revenue opportunities, charger utilization and pricing to drivers; charger connectivity to EVs and ability to charge all models and standards; charger network reliability, scale and local density; charger locations and accessibility; speed of charging relative to expected vehicle dwell times at the location; software-enabled services offerings and overall business partner and driver user experience; operator brand, track record and reputation; access to equipment vendors and service providers; installation expertise and costs; and policy incentives. Large initial stage markets require significant early capital expenditures, engagement across verticals and driver engagement to gain market share and continued effort to scale product and service offerings, channels, installers, teams and processes. There are also competitors who may have limited funding, experience or commitment to quality assurance, which could cause poor experiences, hampering overall EV adoption or trust in any particular provider of charging services. Volta believes these additional competitors may struggle with gaining the necessary network traction but could gain momentum in the future. Further, Volta’s current or potential competitors may be acquired by third parties with different commercial objectives and imperatives and greater available resources.

Volta believes it has a competitive advantage in delivering charging services driven by its unique business model, EV charging station design, charging station placement, network tools and the additional value Volta’s charging stations can deliver to its site hosts and business partners by combining content display offerings with charging services to drive higher utilization as compared to Volta’s competitors.

Content

The place-based digital media industry is fragmented, consisting of a few traditional companies operating on a national basis, such as Outfront Media, Inc., Clear Channel Outdoor, Lamar, JCDecaux, Intersection and GSTV, as well as newer, digitally-forward, omni-channel platforms like Google, Facebook and Twitter, and hundreds of smaller regional and local companies operating a limited number of displays in a single or a few local geographic markets. Volta competes with all of these companies for its content customers. Volta also competes with other content, including broadcast and cable television, radio, print media, the internet and mobile and direct mail marketers, within their respective markets. In addition, Volta competes with a wide variety of out-of-home media, including media in shopping centers, grocery stores, movie theaters, transit locations and sports and entertainment venues. Advertisers compare relative costs of available media, CPMs, as well as markets, locations and audiences, particularly when delivering a message to customers with distinct demographic characteristics. In competing with other content, Volta intends to rely on its differentiated product and its content-driven charging station placement which can provide access to a high-value audience, historically unavailable locations, an uncluttered media experience, the opportunity to influence purchase and brand decisions immediately prior to site visitors entering a retail environment, a compelling halo effect for brands around alignment with sustainability and the growing ability to prove efficacy of digital content in the real world.

Governmental Regulation and Incentives

State, regional and local regulations for installation and operation of EV charging stations and place-based media content vary from jurisdiction to jurisdiction and may include, but are not limited to, permitting and sign code requirements, inspection requirements, licensing of contractors, certifications, environmental requirements, health and safety requirements and restrictions around digital display placement and content.

Compliance with such regulations is an important aspect of Volta’s ability to continue its operations and avoid additional costs and installation delays for its EV charging stations. The descriptions that follow are summaries and should be read in conjunction with the texts of the regulations described herein, which are subject to change. The descriptions do not purport to describe all present and proposed regulations affecting Volta’s business. Volta is not currently materially dependent on any government programs supporting EV technology.

Grants and Incentives

Volta continuously pursues public grants, subsidies and incentives to reduce its capital expenditures. Volta has dedicated, and plans to further dedicate, a variety of internal and external resources to monitor, apply for and utilize available grant, subsidy and incentive funding for the development of charging infrastructure on a state, local and national level. Volta may inform its network expansion and local build plans based on expected timing for and availability of funding of this type. Volta has received grants from Eversource Energy, National Grid Rhode Island, National Grid Massachusetts, Entergy Corporation, and Maryland Energy Administration.

Volta intends to continue to vigorously seek additional grants, rebates, subsidies and incentives as an effective avenue to reduce its capital investment in the promotion, purchase and installation of charging stations where applicable.

Government Regulations to Enhance EV Adoption

Some governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits and other financial incentives, such as payments for regulatory credits, as discussed in more detail below. The EV market relies on these governmental rebates, tax credits and other financial incentives to significantly lower the effective costs associated with EVs and EV charging stations.

For example, the regulations mandated by the Corporate Average Fuel Economy (“CAFE”) standards set the average new vehicle fuel economy, as weighted by sales, that a manufacturer’s fleet must achieve. The EPA has established vehicle carbon dioxide emissions standards through model year 2026 for light-duty vehicles; however, the Biden Administration has announced plans to reconsider these standards and has proposed to restore California’s authority to establish its own more stringent standards, which several other states have elected to follow. Although Volta is not a car manufacturer, and thus not directly subject to the CAFE standards, such standards may still indirectly affect Volta’s business. The adoption of more stringent standards may create further incentives for vehicle manufacturers to increase their EV offerings, which would likely result in increased demand for charging services. Additionally, several states, such as California, Massachusetts and New York, have adopted or are considering adopting bans on the sale of internal combustion engine vehicles by 2035.

LCFS Credits

Volta earns various tradable regulatory credits, in particular California’s LCFS credits, as well as carbon credits under comparable LCFS programs in other states. Volta earns credits for the kilowatt-hours distributed by its stations and, in certain cases, the installation of DCFC infrastructure under California’s Fast Charging Infrastructure program. Volta earns revenue from the sale of these credits, and expects to continue to sell future credits, to entities that generate deficits under the LCFS programs and are obligated to purchase the credits and use them to offset their deficits or emissions, primarily petroleum refiners and marketers, and other entities that can use the credits to comply with the program requirements, or through exchanges. Volta actively seeks to maximize the number of regulatory credits generated per kWh of energy dispensed energy. Volta’s management is actively monitoring proposed and newly enacted LCFS programs in other jurisdictions (including, for example, states, such as Massachusetts, New York, Colorado and Washington) as potential future revenue streams. The availability of such credits depends on continued governmental support for these programs and regulatory frameworks that make it possible for Volta to participate in these credit markets. There is no guarantee that such credits will continue to be available for sale or that regulatory restrictions would not be imposed on the proceeds from the sale of such credits in the future. Additionally, to the extent government incentives result in increased build-out of electric or other low-carbon fuel dispensing infrastructure that also produce LCFS or similar regulatory credits, the revenue received from the sale of such credits may diminish.

Other EV Charging Regulations

On December 16, 2019, California adopted amendments to the state’s electric vehicle supply equipment specifications that prohibit, or will prohibit, public-charging operators from billing customers by the minute within the state. The prohibition on per-minute billing currently applies to all new Level 2 chargers installed or replaced on or after January 1, 2021 and will apply to new DCFCs installed or replaced on or after January 1, 2023. Chargers installed before 2021 can continue time-based billing until 2031 (for Level 2 chargers) or 2033 (for DCFCs).

California, Colorado, Florida, Hawaii, Illinois, Maryland, Massachusetts, Minnesota, New York, Oregon, Pennsylvania, Utah, Virginia, Washington and the District of Columbia have determined that companies that sell EV charging services to the public will not be regulated as utilities. While these individual state determinations are not binding on any other regulator or jurisdiction, they demonstrate a trend in the way states view the nascent EV charging industry. Other jurisdictions are in the process of adopting such reforms.

Manufacturing and Safety Regulations

Volta does not directly manufacture or assemble its charging stations; however, Volta may still be subject to the Occupational Safety and Health Act of 1970, as amended (“OSHA”). OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration and various record keeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards, safety in excavation and demolition work and the handling of asbestos, may apply to Volta’s operations.

In addition, the National Electrical Manufacturers Association (“NEMA”) is the association of electrical equipment and medical imaging manufacturers. NEMA provides a forum for the development of technical standards that are in the best interests of the industry and users, advocacy of industry policies on legislative and regulatory matters, and collection, analysis, and dissemination of industry data.

Waste Handling and Disposal

Volta is subject to environmental laws and regulations regarding the handling and disposal of hazardous substances and solid wastes, including electronic wastes and batteries. These laws regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste and may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. For instance, CERCLA and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include current and prior owners or operators of the site where the release of the hazardous substance occurred as well as companies that disposed or arranged for the disposal of hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and seek to recover costs incurred from the responsible classes of persons. In the course of ordinary operations, Volta, through third parties and contractors, may handle hazardous substances within the meaning of CERCLA and similar state statutes and, as a result, may be jointly and severally liable for all or part of the costs required to clean up sites as which these hazardous substances have been released into the environment.

Volta may also be subject to the Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes for the generation or disposal of solid wastes, which may include hazardous wastes. RCRA regulates both solid and hazardous wastes, but in particular, imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. Provided that certain requirements are met, certain components of our charging stations may be excluded from RCRA’s hazardous waste regulations; however, if these components do not meet all established requirements for the exclusion to apply, or if the requirements for the exclusion change, Volta may be required to treat such products as hazardous waste which are subject to more rigorous and costly disposal requirements. Any changes in the laws or regulations, or any changes in Volta’s ability to qualify the materials used for exclusions under such laws and regulations, could adversely affect Volta’s operating expenses.

Place-Based Media Industry Regulations

The place-based media and outdoor media industry is subject to governmental regulation and enforcement at the federal, state and local levels in the United States. These regulations have a significant impact on the outdoor media industry and may have an impact on Volta’s content sales activities.

In particular, construction, repair, maintenance, lighting, upgrading, height, size, spacing, the location and permitting of outdoor digital displays and the use of new technologies for changeable displays, such as digital displays, are regulated by federal, state and local governments, and, from time to time, governments have prohibited or significantly limited the construction of new outdoor media displays or structures. Since digital displays have been developed and introduced relatively recently into the market on a large scale, existing regulations that currently do not apply to them by their terms could be revised or new regulations could be enacted to impose greater restrictions on digital displays due to alleged concerns over aesthetics or driver safety.

In recent years, outdoor media also has become the subject of other targeted taxes and fees and, from time to time, legislation has been introduced attempting to impose taxes on revenue from outdoor media or for the right to use outdoor media assets. In particular, a number of governments have implemented or initiated taxes, fees and registration requirements in an effort to decrease or restrict the number of outdoor signs and/or to raise revenue. Several jurisdictions have imposed such taxes as a percentage of outdoor media revenue generated in that jurisdiction or based on the size and type of display technology. These laws may affect prevailing competitive conditions in specified markets in a variety of ways. Such laws may reduce Volta’s expansion opportunities or may increase or reduce competitive pressure from other members of the outdoor media industry.

In addition, restrictions on the use of outdoor media to display certain products, services or other content have been imposed by federal, state and local laws and regulations. For example, tobacco products have been effectively banned from outdoor media in most jurisdictions and state and local governments in some cases limit outdoor advertising of alcohol. Further, certain municipalities may limit issue-based outdoor advertising or place restrictions on advertising off-site or off-premises products or services. Additional restrictions on outdoor media of certain products and services are or may be imposed by federal, state and local laws and regulations.

Intellectual Property

Volta protects its intellectual property and proprietary rights through patent, trademark, copyright, trade secret and unfair competition laws, augmented by its own confidentiality protocols. Volta undertakes actions as necessary to ensure that its proprietary rights are protected while at the same time respecting the intellectual property rights of other persons.

As of March 31, 2021, Volta had 9 design patents and 9 pending utility and 7 pending design patent applications in the United States. Volta continues to regularly assess opportunities for seeking patent protection for those aspects of its technology, designs and methodologies that it believes provide a meaningful competitive advantage.

Employees

As of March 31, 2021, Volta had 145 regular full-time employees. None of Volta’s employees are represented by a labor union or covered by a collective bargaining agreement. Volta has never experienced a work stoppage and believes it maintains positive relationships with its employees.

Facilities

Volta’s primary office is located at 155 De Haro St, San Francisco, California 94103, where Volta occupies facilities totaling approximately 8,480 rentable square feet under a lease that, as currently amended, expires in August 2025. Volta uses these facilities for office space and warehouse purposes. Volta believes its existing facilities are adequate for its current requirements.

Legal Proceedings

From time to time, Volta may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of its business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. Volta is not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to Volta, would individually or in the aggregate have a material adverse effect on Volta’s business, financial condition or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF TORTOISECORP

The following discussion and analysis should be read in conjunction with the financial statements and related notes of TortoiseCorp included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On September 15, 2020 (the “IPO Closing Date”), we completed our Initial Public Offering of 34,500,000 TortoiseCorp Units, including 4,500,000 TortoiseCorp Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full. The TortoiseCorp Units were sold at a price of $10.00 per unit, generating gross proceeds to us of approximately $345.0 million. We incurred offering costs of approximately $19.5 million, inclusive of approximately $12.1 million in deferred underwriting commissions.

On September 15, 2020, simultaneously with the consummation of the Initial Public Offering, we completed the private sale (the “Private Placement”) of 5,933,333 private placement warrants at a purchase price of $1.50 per warrant to Tortoise Borrower generating gross proceeds to us of approximately $8.9 million.

Approximately $345.0 million of the net proceeds from the Initial Public Offering and the Private Placement has been deposited in the Trust Account.

The Existing Organizational Documents provide that, other than the withdrawal of interest to pay taxes, none of the funds held in the Trust Account will be released until the earliest of: (a) the completion of an Initial Business Combination; (b) the redemption of any public shares that have been properly tendered in connection with a shareholder vote to amend the Existing Organizational Documents to affect the substance or timing of our obligation to redeem 100% of such public shares if we have not consummated an Initial Business Combination within the Combination Period; or (c) the redemption of 100% of the public shares if we are unable to complete an Initial Business Combination within the Combination Period. The proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders.

In connection with the Initial Public Offering, we entered into the Forward Purchase Agreement pursuant to which we may elect, in our sole and absolute discretion, to offer CIBC National Trust Company (“CIBC National Trust”) the opportunity to purchase Forward Purchase Units, consisting of one Class A Ordinary Share (the “Forward Purchase Shares”) and one-fourth of one redeemable warrant (the “Forward Purchase Warrants”), where each whole redeemable warrant is exercisable to purchase one Class A Ordinary Share at an exercise price of $11.50 per share (the “Forward Purchase Units”), and, if CIBC National Trust accepts such offer, it commits to purchase at least a minimum aggregate amount equal to either (a) 10% of the gross proceeds from a private placement that may close simultaneously with the closing of our Initial Business Combination or (b) 10% of the gross proceeds from the Initial Public Offering (the “Minimum Aggregate Amount”), at CIBC National Trust’s sole discretion, and up to a maximum aggregate amount of $100,000,000 of Forward Purchase Units at a price per unit equal to the public offering price of the TortoiseCorp Units sold in the Initial Public Offering (the “Maximum Aggregate Amount”), in a private placement that will close simultaneously with the closing of our Initial Business Combination. The Forward Purchase Agreement is subject to conditions, including CIBC National Trust specifying the amount of units between the Minimum Aggregate Amount and Maximum Aggregate Amount (the “Specified Amount”) it wishes to purchase after we notify CIBC National Trust of our intention to offer it the opportunity to purchase Forward Purchase Units. We may specify, in our sole and absolute discretion and at any time prior to or after CIBC National Trust has indicated its Specified Amount, an amount below the Specified Amount that we are willing to sell to CIBC National Trust. CIBC National Trust may choose to accept our offer to purchase the Forward Purchase Units entirely within CIBC National Trust’s sole discretion. Accordingly, if CIBC National Trust does not accept our offer to purchase the Forward Purchase Units, it will not be obligated to purchase the Forward Purchase Units. We entered into a Subscription Agreement with CIBC National Trust in connection with the Business Combination Agreement, pursuant to which CIBC National Trust agreed to purchase, subject to the satisfaction of applicable closing conditions, shares of New Volta Class A Common Stock. On February 8, 2021, and as a result of CIBC National Trust entering into such Subscription Agreement to purchase shares of New Volta Class A Common Stock, we delivered a notice to CIBC National Trust stating that we will not elect to offer CIBC National Trust the opportunity to purchase Forward Purchase Units pursuant to the Forward Purchase Agreement.

Restatement of Previously Issued Financials

On April 12, 2021, the SEC Staff issued the SEC Staff Statement. In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on September 15, 2020, the TortoiseCorp Warrants were accounted for as equity within our balance sheet, and after discussion and evaluation, including with our independent registered public accounting firm and our audit committee, and taking into consideration the SEC Staff Statement, we have concluded that the TortoiseCorp Warrants should be presented as liabilities with subsequent fair value remeasurement.

As a result of the foregoing, on May 6, 2021, the Audit Committee of the TortoiseCorp Board, in consultation with management, concluded that our previously issued financial statements for the periods beginning with the period from July 24, 2020 (inception) through December 31, 2020, and our unaudited interim financial statements as of, and for the quarterly period ended, September 30, 2020 should be restated because of a misapplication in the guidance around accounting for the TortoiseCorp Warrants and should no longer be relied upon.

Historically, the TortoiseCorp Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the TortoiseCorp Warrants, based on our application of FASB ASC Topic 815-40. The views expressed in the SEC Staff Statement were not consistent with the our historical interpretation of the specific provisions within our warrant agreements and application of ASC 815-40 to the warrant agreements. We reassessed our accounting for the TortoiseCorp Warrants issued on September 15, 2020, in light of the SEC Staff’s published views. Based on this reassessment, we determined that the TortoiseCorp Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in our statement of operations each reporting period.

Our accounting for the TortoiseCorp Warrants as components of equity instead of as derivative liabilities did not have any effect on our previously reported revenue, operating expenses, operating income, cash flows or cash.

In connection with the restatement, our management reassessed the effectiveness of our disclosure controls and procedures for the periods affected by the restatement. As a result of that reassessment, we determined that our disclosure controls and procedures for such periods were not effective with respect to the classification of the TortoiseCorp Warrants as components of equity instead of as derivative liabilities.

We have not amended our previously filed Quarterly Report on Form 10-Q for the period affected by the restatement. The financial information that has been previously filed or otherwise reported for these periods is superseded by the information in our Amendment No. 1 to our Annual Report on Form 10-K, and the financial statements and related financial information contained in such previously filed reports should no longer be relied upon.

The restatement is more fully described in Note 2 of the notes to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Proposed Business Combination

Business Combination Agreement

On February 7, 2021, we entered into the Business Combination Agreement with First Merger Sub, Second Merger Sub and Volta, pursuant to which (a) First Merger Sub will merge with and into Volta, with Volta surviving the First Merger as a wholly owned subsidiary of New Volta, and (b) as soon as practicable, but in any event within three days following the Effective Time and as part of the same overall transaction as the First Merger, Volta (as the surviving entity of the First Merger) will merge with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of New Volta.

The consummation of the Business Combination is subject to the approval of our shareholders and the satisfaction of other customary closing conditions, and the transactions are expected to be completed in the third quarter of 2021. The Outside Date under (and as defined in) the Business Combination Agreement has been automatically extended to 240 days from 210 days as a result of Volta’s non-delivery of its PCAOB Financial Statements (as defined in the Business Combination Agreement) within the 90-day period following execution of the Business Combination Agreement.

Domestication

Prior to the Effective Time, we will domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and the applicable provisions of the Cayman Islands Companies Act (As Revised).

In connection with the Domestication, (a) each then issued and outstanding Class A Ordinary Share and each then issued and outstanding Class B Ordinary Share will convert automatically, on a one-for-one basis, into a share of New Volta Class A Common Stock; (b) each then issued and outstanding TortoiseCorp Warrant will convert automatically into a New Volta Warrant pursuant to the Warrant Agreement; (c) each then issued and outstanding TortoiseCorp Unit will convert automatically into a New Volta Unit, each consisting of one share of New Volta Class A Common Stock and one-fourth of one New Volta Warrant; (d) a dual class structure will be implemented and New Volta will be authorized to issue New Volta Class B Common Stock that will carry voting rights in the form of ten votes per such share; and (e) TortoiseCorp will immediately be renamed “Volta Inc.”

Stockholder Support Agreement

On February 7, 2021, TortoiseCorp, Volta and the Written Consent Parties entered into the Stockholder Support Agreement, pursuant to which the Written Consent Parties agreed to vote all of their shares of Volta Common Stock and Volta Preferred Stock in favor of the approval and adoption of the Business Combination Agreement and the Business Combination, including agreeing to execute the Written Consent within 48 hours of the Registration Statement becoming effective. Additionally, such Written Consent Parties agreed, among other things, not to, prior to the Effective Time, (a) transfer any of their shares of Volta Common Stock and Volta Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. The Stockholder Support Agreement will terminate upon the earlier to occur of: (a) the Effective Time, (b) the date of the termination of the Business Combination Agreement in accordance with its terms and (c) the effective date of a written agreement of TortoiseCorp and the Written Consent Parties terminating the Stockholder Support Agreement.

Lock-Up Agreements

On February 7, 2021, the founders of Volta entered into the Lock-Up Agreement with TortoiseCorp and Volta, pursuant to which they agreed, subject to certain customary exceptions, not to effect any (a) direct or indirect sale, assignment, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, pledge, hypothecation, disposition, loan or other transfer, with respect to any shares of New Volta Class A Common Stock or New Volta Class B Common Stock held by them immediately after the Effective Time, including any shares of New Volta Class A Common Stock or New Volta Class B Common Stock issuable upon the exercise of New Volta Options or New Volta Warrants to purchase shares of New Volta Class A Common Stock or New Volta Class B Common Stock held by them immediately following the Closing or (b) publicly announce any intention to effect any transaction specified in clause (a), in each case, until the date that is the earlier of (i) one year after the Closing Date and (ii) the earlier to occur of, subsequent to the Closing Date, (x) the first date on which the last reported sale price of the New Volta Class A Common Stock equals or exceeds $12.00 per share (as equitably adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing and (y) the date on which there is consummated a subsequent liquidation, merger, share exchange or other similar transaction which results in all of New Volta’s stockholders having the right to exchange their shares of New Volta Class A Common Stock for cash, securities or other property.

The Proposed Bylaws will include transfer restrictions on the New Volta securities issued to Volta stockholders in connection with the First Merger for a period of six months after the Closing.

Sponsor Letter

On February 7, 2021, the initial shareholders entered into the Sponsor Letter with TortoiseCorp pursuant to which, among other things, the initial shareholders agreed to, (a) waive the anti-dilution rights set forth in Article 17.3 of the Existing Organizational Documents, (b) comply with the non-solicitation provisions in the Business Combination Agreement and (c) vote all TortoiseCorp Ordinary Shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Business Combination.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, on February 7, 2021, TortoiseCorp entered into separate Subscription Agreements with each of the New Private Placement Investors, pursuant to which the New Private Placement Investors agreed to purchase, and TortoiseCorp agreed to sell to the New Private Placement Investors, an aggregate of 30,000,000 Private Placement Shares for a purchase price of $10.00 per share and an aggregate purchase price of $300,000,000, in the Private Placement Financing.

The closing of the sale of the Private Placement Shares pursuant to the Subscription Agreements will take place substantially concurrently with the Closing and is contingent upon, among other customary closing conditions, the subsequent consummation of the Business Combination. The purpose of the Private Placement Financing is to raise additional capital for use by the post-combination company following the Closing.

Pursuant to the Subscription Agreements, TortoiseCorp agreed that, within 30 calendar days after the consummation of the Business Combination, New Volta will file with the SEC (at New Volta’s sole cost and expense) the Private Placement Resale Registration Statement, and New Volta will use its commercially reasonable efforts to have the Private Placement Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) 60 calendar days (or 90 calendar days if the SEC notifies New Volta that it will review the Private Placement Resale Registration Statement) following the Closing and (b) the tenth business day after the SEC notifies New Volta that the Private Placement Resale Registration Statement will not be reviewed or will not be subject to further review.

Results of Operations

We have neither engaged in any significant operations nor generated any operating revenue to date. Our only activities from inception through the IPO Closing Date related to our formation and the Initial Public Offering. Although we have not generated operating revenue, we have generated non-operating income in the form of investment income from investments held in the Trust Account. We expect to incur increased expenses as a result of being a public company, as well as costs in the pursuit of our acquisition plans.

For the three months ended March 31, 2021, we had a net loss of approximately $9.8 million, which consisted of approximately $2.8 million in general and administrative expenses, $30,000 in administrative expenses — related party, and approximately $7.0 million in change in fair value of derivative warrant liabilities, offset by approximately $8,000 in net gain from investments held in the Trust Account.

For the period from July 24, 2020 (inception) through December 31, 2020, we had a net loss of approximately $28.0 million, which consisted of approximately $27.0 million loss from changes in fair value of derivative warrant liabilities, approximately $0.4 million of general and administrative expenses and financing costs of approximately $0.6 million.

As a result of the SEC Staff Statement, we now classify the TortoiseCorp Warrants at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. For the three months ended March 31, 2021 and the period from July 24, 2020 (inception) through December 31, 2020, the change in fair value of the TortoiseCorp Warrants was an increase of $7,017,250 and an increase of $27,068,170, respectively.

Liquidity and Capital Resources

As of March 31, 2021, we had $184,438 in our operating bank account and working capital deficit of approximately $1.6 million. As of December 31, 2020, we had $0.9 million in our operating bank account and working capital of approximately $1.2 million.

Our liquidity needs to date have been satisfied through a payment of $25,000 of expenses on our behalf by our Sponsor in exchange for the issuance of the Founder Shares, the loan of approximately $181,000 from our Sponsor pursuant to an unsecured promissory note (the “Note”) and the proceeds from the consummation of the Private Placement not held in the Trust Account. We fully repaid the Note on September 21, 2020. In addition, in order to finance transaction costs in connection with an Initial Business Combination (including the Business Combination), our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us Working Capital Loans. As of March 31, 2021 and December 31, 2020, there were no amounts outstanding under any Working Capital Loan. On May 10, 2021, Tortoise Borrower agreed to extend to TortoiseCorp up to $1,000,000 of Working Capital Loans pursuant to a non-interest bearing promissory note (the “May 2021 Promissory Note”) that is due and payable upon the earlier of the date on which TortoiseCorp consummates its Initial Business Combination and the effective date of the winding up of TortoiseCorp. On May 11, 2021, TortoiseCorp borrowed $400,000 of Working Capital Loans pursuant to the May 2021 Promissory Note.

Based on the foregoing, management believes that TortoiseCorp will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of an Initial Business Combination (including the Business Combination) or one year from this filing. Over this time period, these funds will be used for payment of general and administrative expenses as well as expenses associated with consummating the Business Combination, or (in the event the Business Combination is not consummated) identifying, evaluating and performing due diligence on prospective target businesses and structuring, negotiating and consummating an Initial Business Combination.

Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position, results of its operations, the Closing of the Business Combination and/or search for another target company (in the event the Business Combination is not consummated), the specific impact is not readily determinable as of the date of the balance sheet. The audited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Related Party Transactions

Founder Shares

In July 2020, 7,187,500 Founder Shares were issued to our Sponsor in exchange for the payment of $25,000 of expenses on our behalf. In September 2020, we effected a share capitalization with respect to our Class B Ordinary Shares of 1,437,500 shares thereof, resulting in our Sponsor holding an aggregate of 8,625,000 Founder Shares. In connection with the Initial Public Offering, our Sponsor transferred 35,000 Founder Shares to each of Juan J. Daboub, Karin M. Leidel and Sidney L. Tassin (collectively, the “Independent Directors”). The Founder Shares are identical to the Class A Ordinary Shares included in the TortoiseCorp Units sold in the Initial Public Offering except that the Founder Shares are Class B Ordinary Shares which automatically convert into Class A Ordinary Shares at the time of the Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (a) one year after the completion of the Initial Business Combination and (b) subsequent to the Initial Business Combination, (i) if the last reported sale price of our Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of the Initial Business Combination, or (ii) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, we completed the Private Placement of the private placement warrants to Tortoise Borrower, generating gross proceeds of approximately $8.9 million. Each private placement warrant is exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless. The private placement warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by Tortoise Borrower or its permitted transferees.

Tortoise Borrower and our officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the Initial Business Combination.

Note Payable to Our Sponsor

On July 29, 2020, our Sponsor agreed to loan us funds to cover expenses related to the Initial Public Offering pursuant to the Note. The Note was non-interest bearing and payable on the earlier of 180 days and the closing of the Initial Public Offering. TortoiseCorp borrowed approximately $181,000 under the Note and repaid the Note in full on September 21, 2020.

Administrative Services Agreement

Pursuant to an Administrative Services Agreement between us and Tortoise Capital Advisors, L.L.C. (“Tortoise Capital Advisors”), an affiliate of our Sponsor, dated September 10, 2020 (the “Administrative Services Agreement”), we agreed to pay Tortoise Capital Advisors a total of $10,000 per month for office space, utilities and administrative support. Upon completion of the Initial Business Combination or our liquidation, the agreement will terminate. We incurred $30,000 and $36,667 for expenses in connection with the Administrative Services Agreement for the three months ended March 31, 2021 and the period from July 24, 2020 (inception) through December 31, 2020, respectively. No amounts were due as of March 31, 2021 and December 31, 2020.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. TortoiseCorp has identified the following as its critical accounting policies:

Investments Held in the Trust Account

Our portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The investments held in the Trust Account are classified as trading securities, which are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in gain on marketable securities, dividends and interest held in the Trust Account in the statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case TortoiseCorp uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Class A Ordinary Shares Subject to Possible Redemption

Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Ordinary Shares (including Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A Ordinary Shares are classified as shareholders’ equity. Our Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 27,400,393 and 28,382,615 Class A Ordinary Shares subject to possible redemption are presented as temporary equity, respectively, outside of the shareholders’ equity section of TortoiseCorp’s balance sheet.

Net Income Per Ordinary Share

Net income per share is computed by dividing net income by the weighted-average number of Ordinary Shares outstanding during the period. We have not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 14,558,333 Class A Ordinary Shares in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

Our statement of operations includes a presentation of income per share for Ordinary Shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A Ordinary Shares are calculated by dividing the interest income (loss) earned on investment securities held in the Trust Account, net of applicable taxes available to be withdrawn from the Trust Account, which was approximately $8,000 and $0.00 for the three months ended March 31, 2021 and the period from July 24, 2020 (inception) through December 31, 2020, respectively, by the weighted average number of Class A Ordinary Shares outstanding for the period. Net loss per ordinary share, basic and diluted for Class B Ordinary Shares, is calculated by dividing the net loss of approximately $28.0 million, less income attributable to Class A Ordinary Shares, by the weighted average number of Class B Ordinary Shares outstanding for the period.

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued 8,625,000 warrants to purchase Class A Ordinary Shares to the public shareholders in our Initial Public Offering and issued 5,933,333 Private Placement Warrants to Tortoise Borrower. All of the outstanding TortoiseCorp Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the TortoiseCorp Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the private placement warrants has been estimated using a Monte Carlo simulation model each measurement date. The fair value of public warrants issued in connection with our Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

As of March 31, 2021 and December 31, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations

As of March 31, 2021 and December 31, 2020, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

On September 10, 2020, we entered into an Administrative Services Agreement pursuant to which we have agreed to pay Tortoise Capital Advisors a total of $10,000 per month for office space, utilities and administrative support. Upon completion of the Initial Business Combination or our liquidation, the agreement will terminate.

The underwriters of the Initial Public Offering were entitled to underwriting discounts and commissions of 5.5%, of which 2.0% (approximately $6.9 million) was paid at the closing of the Initial Public Offering and 3.5% (approximately $12.1 million) was deferred. The deferred underwriting discounts and commissions will become payable to the underwriters upon the consummation of the Initial Business Combination and will be paid from the amounts held in the Trust Account. The underwriters are not entitled to any interest accrued on the deferred underwriting discounts and commissions.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (a) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the JOBS Act, (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (c) comply with any requirement that may be adopted by the Public Company Accounting and Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (d) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of our Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the IPO Closing Date or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT TORTOISECORP

Overview

TortoiseCorp is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On September 15, 2020, TortoiseCorp completed its Initial Public Offering of 34,500,000 TortoiseCorp Units, including 4,500,000 TortoiseCorp Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full. The TortoiseCorp Units were sold at a price of $10.00 per unit, generating gross proceeds to us of approximately $345.0 million. TortoiseCorp incurred offering costs of approximately $19.5 million, inclusive of approximately $12.1 million in deferred underwriting commissions.

On September 15, 2020, simultaneously with the closing of the Initial Public Offering, TortoiseCorp completed the private sale of 5,933,333 private placement warrants at a purchase price of $1.50 per warrant to Tortoise Borrower, an affiliate of the Sponsor, generating gross proceeds to TortoiseCorp of approximately $8.9 million.

Approximately $345.0 million of the net proceeds from the Initial Public Offering and the sale of the private placement warrants has been deposited in the Trust Account established for the benefit of the public shareholders.

The Existing Organizational Documents provide that, other than the withdrawal of interest to pay taxes, none of the funds held in the Trust Account will be released until the earliest of: (a) the completion of an Initial Business Combination; (b) the redemption of any public shares that have been properly tendered in connection with a shareholder vote to amend our Existing Organizational Documents to affect the substance or timing of TortoiseCorp’s obligation to redeem 100% of such public shares if it has not consummated an Initial Business Combination within the Combination Period; or (c) the redemption of 100% of the public shares if TortoiseCorp is unable to complete an Initial Business Combination within the Combination Period. The proceeds deposited in the Trust Account could become subject to the claims of TortoiseCorp’s creditors, if any, which could have priority over the claims of the public shareholders.

In connection with the Initial Public Offering, TortoiseCorp entered into the Forward Purchase Agreement pursuant to which it may elect, in its sole and absolute discretion, to offer CIBC National Trust the opportunity to purchase units (the “Forward Purchase Units”), consisting of one Class A Ordinary Share and one-fourth of one redeemable warrant, where each whole redeemable warrant is exercisable to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, and, if CIBC National Trust accepts such offer, it commits to purchase at least a minimum aggregate amount equal to either (a) 10% of the gross proceeds the Private Placement Financing or (b) 10% of the gross proceeds from the Initial Public Offering, at CIBC National Trust’s sole discretion, and up to a maximum aggregate amount of $100,000,000 of Forward Purchase Units at a price per unit equal to the public offering price of the TortoiseCorp Units sold in the Initial Public Offering, in a private placement that will close simultaneously with the closing of the Initial Business Combination. The Forward Purchase Agreement is subject to conditions, including CIBC National Trust specifying the amount of units between the minimum aggregate amount and maximum aggregate amount it wishes to purchase after TortoiseCorp notifies CIBC National Trust of its intention to offer it the opportunity to purchase Forward Purchase Units. TortoiseCorp may specify, in its sole and absolute discretion and at any time prior to or after CIBC National Trust has indicated its Specified Amount, an amount below the specified amount that TortoiseCorp is willing to sell to CIBC National Trust. CIBC National Trust may choose to accept TortoiseCorp’s offer to purchase the Forward Purchase Units entirely within CIBC National Trust’s sole discretion. Accordingly, if CIBC National Trust does not accept TortoiseCorp’s offer to purchase the Forward Purchase Units, it will not be obligated to purchase the Forward Purchase Units. On February 8, 2021, and in connection with CIBC National Trust entering into a Subscription Agreement as part of to the Private Placement Financing, TortoiseCorp delivered a notice to CIBC National Trust stating that TortoiseCorp will not elect to offer CIBC National Trust the opportunity to purchase Forward Purchase Units pursuant to the Forward Purchase Agreement.

TortoiseCorp intends to effectuate the Business Combination using cash from the proceeds of its Initial Public Offering, the sale of the private placement warrants and from additional issuances, if any, of shares, debt or a combination of shares and debt. However, TortoiseCorp cannot assure you that it will be able to complete the Business Combination. See also the section entitled “Risk Factors.”

Initial Business Combination

The NYSE rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account). In connection with its evaluation and approval of the Business Combination, the TortoiseCorp Board determined that the fair market value of Volta exceeded $1.4 billion based on, among other things, comparable company EBITDA multiples and revenue multiples.

Redemption Rights for Holders of Public Shares

We are providing our public shareholders with the opportunity to elect to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our taxes, divided by the number of then outstanding public shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of March 31, 2021, the amount in the Trust Account, including interest not previously released to us to pay our taxes, is $10.00 per share. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to the Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price.

Submission of Initial Business Combination to a Shareholder Vote

The extraordinary general meeting to which this proxy statement/prospectus relates is being held to solicit your approval of, among other things, the Business Combination, which would constitute an Initial Business Combination under the terms of the Existing Organizational Documents. Unlike many other blank check companies, TortoiseCorp public shareholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, the Existing Organizational Documents provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 20% of the Class A Ordinary Shares included in the units sold in the IPO.

Employees

TortoiseCorp currently has five officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Initial Business Combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for our Initial Business Combination and the stage of the business combination process we are in.

Management

Executive Officers and Directors

Our current executive officers and directors are set forth below:

Name	Age	Position
Vincent T. Cubbage*	56	Chief Executive Officer, President and Chairman of the Board of Directors
Stephen Pang*	39	Chief Financial Officer and Director
Juan J. Daboub	57	Independent Director
Karin M. Leidel	50	Independent Director
Sidney L. Tassin	64	Independent Director
Steven C. Schnitzer*	59	Vice President, General Counsel and Secretary
Darrell Brock, Jr.*	55	Vice President, Business Development
Evan Zimmer*	30	Vice President, Finance

____________

*        Denotes an executive officer.

Vincent T. Cubbage — Chief Executive Officer, President and Chairman of the Board of Directors. Mr. Cubbage has served as our Chief Executive Officer, President and director since July 2020 and as Chairman of our Board of Directors since the completion of our Initial Public Offering in September 2020. Mr. Cubbage has also served as Chief Executive Officer, President and as Chairman of the Board of Directors of TortoiseEcofin Acquisition Corp. III (“TortoiseEcofin III”) since February 2021. Mr. Cubbage served as Chief Executive Officer, President and director of Tortoise Acquisition Corp. from November 2018, and as Chairman of the Tortoise Acquisition Corp. Board from the completion of its initial public offering in March 2019, to the completion of its initial business combination with Hyliion on October 1, 2020, and he continues to serve on the board of directors of Hyliion Holdings Corp. He has served as Managing Director — Private Energy of Tortoise Capital Advisors, L.L.C. since January 2019. Mr. Cubbage served as the Chief Executive Officer and a member of the Board of Managers of Lightfoot Capital Partners GP LLC, the general partner of Lightfoot Capital Partners, LP, from its formation in 2006 through its wind up in December 2019. He served as Chief Executive Officer, Director and Chairman of the Board of Arc Logistics GP LLC, the general partner of Arc Logistics Partners LP (NYSE: ARCX), formerly a publicly-traded partnership engaged in the midstream business, from October 2013 to the date of its sale in December 2017. From 2007 to 2011, Mr. Cubbage also served on the board of managers of the general partner of International Resources Partners, LP, a private partnership founded by Lightfoot Capital that was engaged in the mining of natural resources. Prior to founding Lightfoot Capital, Mr. Cubbage was a Senior Managing Director and Head of the Midstream sector in the Investment Banking Division of Banc of America Securities from 1998 to 2006. Before joining Banc of America Securities, Mr. Cubbage was a Vice President at Salomon Smith Barney in the Global Energy and Power Group where he worked from 1994 to 1998. Mr. Cubbage received an M.B.A. from the American Graduate School of International Management and a B.A. from Eastern Washington University.

Stephen Pang — Chief Financial Officer and Director. Mr. Pang has served as a director since the completion of our Initial Public Offering in September 2020 and has served as our Chief Financial Officer since July 2020. Mr. Pang has also served as President and Chief Financial Officer and as a Director of TortoiseEcofin III since February 2021. Mr. Pang served as a director of Tortoise Acquisition Corp. from the completion of its initial public offering in March 2019, and as Chief Financial Officer of Tortoise Acquisition Corp. from January 2020, to the completion of its initial business combination on October 1, 2020, and he continues to serve on the board of directors of Hyliion Holdings Corp. Mr. Pang is a Managing Director and Portfolio Manager at Tortoise, and is responsible for Tortoise’s public and private direct investments across its energy strategies. He has served as a Managing Director of TortoiseCapital Advisors, L.L.C. since January 2019 and of Ecofin Investments, LLC since September 2020. Prior to joining Tortoise in 2014, Mr. Pang was a director in Credit Suisse Securities (USA) LLC’s Equity Capital Markets Group. Before joining Credit Suisse Securities (USA) LLC in 2012, he spent eight years in Citigroup Global Markets Inc.’s Investment Banking Division, where he focused on equity underwriting and corporate finance in the energy sector. Mr. Pang received a B.S. in Business Administration from the University of Richmond and is a CFA charterholder.

Juan J. Daboub — Independent Director. Dr. Daboub has served as a director since the completion of our Initial Public Offering in September 2020. Dr. Daboub was nominated to serve on the Board of Directors of Philip

Morris International Inc. (NYSE: PM) in March 2021. Dr. Daboub is the founding Chief Executive Officer of the Global Adaptation Institute (“GAIN”), a non-profit organization whose mission is to help private and public sectors prioritize climate adaptation, which since 2013 has been operated within the University of Notre Dame’s Environmental Change Initiative. Dr. Daboub served as GAIN’s Chief Executive Officer from 2010 to 2013 and has served on its Board of Directors since 2010. Dr. Daboub served as Co-Chair of the World Economic Forum Council on Climate Change from 2012 to 2014 and since 2013 has served as a Panel Member of the Innovation for Change Initiative of the United Nations Secretariat on Climate Change. In 2010, Dr. Daboub became Chairman, President and Chief Executive Officer of the Daboub Partnership, an Arcis, LLC advisory firm specialized in the implementation of public policies for countries around the world in sectors such as energy, agriculture, pensions, macroeconomics and fiscal responsibility. Since 1989, he has co-owned several companies in Latin America, including biodegradable packaging materials manufacturing and distribution of internationally recognized brands. He taught at Princeton University in 2010, and is a member of server Boards of Directors of industries in the U.S., Europe, the Middle East and Latin America, including Grupo Financiero Ficohsa in Panama since 2014; Dorado Partners, LLC in the U.S. since 2014; K&M Advisors, LLC in the U.S. since 2014; and DeNovo Corporate Advisors in Dubai, United Arab Emirates, from 2013 to 2020. He is actively engaged in sever social and non-for-profit endeavors that save lives and improve livelihoods of people in need. Dr. Daboub served as the former Managing Director of the World Bank Group from 2006 to 2010 and former Minister of Finance and Chief of Staff to the President of El Salvador from 1999 to 2004. As Managing Director of the World Bank, he oversaw operations in 110 countries in Africa, the Middle East, East Asia and Latin America. He was also responsible for the oversight of the Human Development and Sustainable Development Networks, the Information Systems Group, the World Bank Institute, the Department of Institutional Integrity and the Arab World Initiative. The Sustainable Development Network partners with countries to develop and invest in energy, water, agriculture and food and became a key player in developing the millennium development goals for the United Nations. From 1999 to 2004, Dr. Daboub served as the Minister of Finance and Chief-of-Staff to the President of El Salvador. As Minister of Finance, Dr. Daboub helped to navigate his native country through several regional economic challenges including securing and sustaining El Salvador’s investment grade rating, “dollarizing” the economy and completing a free trade agreement with the United States. During this period, he also oversaw the emergency reconstruction of El Salvador after two major earthquakes in 2001. He held high government positions in El Salvador for 12 years from 1992 to 2004, working for three different administrations without belonging to any political party; including joining the Board of DEL, El Salvador’s electric utility, and serving as president of El Salvador’s electric distribution companies. Subsequently, he was named President of ANTEL, the state-owned telecommunications company, which he re-structured and privatized through a competitive and transparent process that also de-monopolized that strategic sector. Dr. Daboub holds a Bachelor’s of Science, Masters of Science and a PhD in Industrial Engineering from North Carolina State University.

Karin McKinnell Leidel — Independent Director. Ms. Leidel has served as a director since the completion of our Initial Public Offering in September 2020. Ms. Leidel joined Nasdaq in 1998, where she held positions of increasing responsibility within the Global Corporate Client Group, was appointed Senior Managing Director in 2012, and ended her 21-year career in 2019. Over her Nasdaq career, she advised numerous companies including a significant portion of the Nasdaq’s top 100 clients. From 2006 to 2008, she was President and acting CEO of the Independent Research Network, a Nasdaq-Reuters joint venture. Prior to Nasdaq, Ms. Leidel was a Portfolio Manager at the Portola Group from 1995 to 1998. She also worked as a Securities Analyst and Bond Trader for The Franklin Templeton Group of Funds from 1993 to 1995. Ms. Leidel began her career at Goldman Sachs & Co. in Investment Banking and Corporate Finance in New York and London from 1991 to 1992. Ms. Leidel has served on the board of several non-profit organizations. She graduated from Boston University with a dual B.A. degree in Economics and French.

Sidney L. Tassin — Independent Director. Mr. Tassin has served as a director since the completion of our Initial Public Offering in September 2020. Mr. Tassin served as a director and Chairman of the Audit Committee of Tortoise Acquisition Corp. from the completion of its initial public offering on March 4, 2019 to the completion of its initial business combination on October 1, 2020. Mr. Tassin is the founder and President of Carta Energy LLC, a firm that originates private equity investments in the energy field with a focus on renewable energy technologies. Prior to founding Carta Energy LLC in 2006, Mr. Tassin was President and a founding partner of Energy Spectrum Capital LP, a private equity fund in the energy industry, from its inception in 1996 until 2006. Prior to founding Energy Spectrum Capital LP, Mr. Tassin held executive financial positions with MESA Inc. and predecessor companies from 1980 to 1994, including serving as chief financial officer from 1989 to 1994. Prior to joining

MESA Inc., Mr. Tassin was a CPA with Arthur Andersen & Co. in Houston where he worked in the Audit Division, specializing in energy companies from 1977 to 1980. Mr. Tassin served as a Director of Arc Logistics GP LLC, the general partner of Arc Logistics Partners LP (NYSE: ARCX), formerly a publicly traded partnership engaged in the midstream business, from November 2013 to the date of its sale in December 2017, serving as lead director, chair of the audit committee and chair of the conflicts committee. Mr. Tassin also served as a Director of Clipper Windpower Plc from 2002 to 2011 and was a member of the audit committee. In addition, Mr. Tassin served as a Director of Bayard Drilling Technologies, Inc. from 1998 to 2000 and was a member of the audit committee. Mr. Tassin received a BBA with a major in Accounting from Northeast Louisiana University.

Steven C. Schnitzer — Vice President, General Counsel and Secretary. Mr. Schnitzer has served as our Vice President, General Counsel and Secretary since the completion of our Initial Public Offering in September 2020. Mr. Schnitzer has also served as Vice President, General Counsel and Secretary of TortoiseEcofin III since February 2021. Mr. Schnitzer served as Vice President, General Counsel and Secretary of Tortoise Acquisition Corp. from the completion of its initial public offering in March 2019 to the completion of its initial business combination on October 1, 2020, and has served as Director and Private Energy — General Counsel of Tortoise Capital Advisors, L.L.C. since January 2019 and of Ecofin Investments, LLC since September 2020. Mr. Schnitzer served as Senior Vice President, General Counsel and Secretary of Lightfoot Capital Partners GP LLC, the general partner of Lightfoot Capital Partners, LP, from February 2014 through its wind-up in December 2019, and served as Senior Vice President, General Counsel and Secretary of Arc Logistics GP LLC, the general partner of Arc Logistics Partners LP (NYSE: ARCX), formerly a publicly traded partnership, from February 2014 until its sale in December 2017. Prior to joining Lightfoot Capital Partners GP LLC, Mr. Schnitzer practiced law with the firm of Katten Muchin Rosenman LLP, where he served as the Chair of the Corporate Group of the firm’s Washington, DC office from 2001 to January 2014 and specialized in corporate law, including mergers and acquisitions, corporate finance and securities matters. Prior to joining Katten Muchin Rosenman LLP, Mr. Schnitzer was an Associate from 1994 and a Partner from 1997 to 2000 in the Corporate Group of Crowell & Moring LLP in Washington, DC. Prior to joining Crowell & Moring LLP, Mr. Schnitzer was an Associate from 1988 to 1994 in the Corporate Finance Department of Debevoise & Plimpton LLP in New York City. Mr. Schnitzer received a Bachelor of Arts from the University of Maryland and a Juris Doctor degree from Touro College Jacob D. Fuchsberg Law Center, where he graduated cum laude and served as Editor-in-Chief of the law review.

Darrell Brock, Jr. — Vice President, Business Development. Mr. Brock has served as our Vice President of Business Development since the completion of our Initial Public Offering in September 2020. Mr. Brock has also served as Vice President of Business Development of TortoiseEcofin III since February 2021. Mr. Brock served as Vice President of Business Development of Tortoise Acquisition Corp. from the completion of its initial public offering in March 2019 to the completion of its initial business combination on October 1, 2020, and has served as Director — Private Energy of Tortoise Capital Advisors, L.L.C. since January 2019 and of Ecofin Investments, LLC since September 2020. Mr. Brock served as a Vice President of Lightfoot Capital Partners GP LLC and as Vice President of Business Development of Arc Logistics GP LLC, the general partner of Arc Logistics Partners LP (NYSE: ARCX), formerly a publicly traded partnership engaged in the midstream business, from July 2014 until the sale of Arc Logistics Partners LP in December 2017. From 2010 to June 2014, Mr. Brock served as a consultant to Arc Logistics GP LLC and Lightfoot Capital Partners GP LLC. Prior to joining Arc Logistics GP LLC, Mr. Brock was a Managing Partner at The Cumberland Group from 2009 to 2014. From 2007 to 2009, Mr. Brock was President and Chief Executive Officer of the midstream company DTX Oil, LLC. Mr. Brock served as Commissioner of the Kentucky Governor’s Office of Development from 2003 to 2005, where he oversaw state infrastructure and development, and also served as Senior Policy Advisor to the Governor. Mr. Brock received a B.B.A. in Accounting and an M.B.A. from Eastern Kentucky University.

Evan Zimmer — Vice President, Finance. Mr. Zimmer has served as our Vice President of Finance since the completion of our Initial Public Offering in September 2020. Mr. Zimmer has also served as Vice President of Finance of TortoiseEcofin III since February 2021. Mr Zimmer served as an Associate of Tortoise Capital Advisors, L.L.C. from January 2019 to September 2020 and supported the business combination activities of Tortoise Acquisition Corp. Since September 2020, Mr. Zimmer has served as Vice President — Private Energy of Tortoise Capital Advisors, L.L.C. and Ecofin Investments, LLC. From April 2015 until February 2018, Mr. Zimmer served as an Associate of Lightfoot Capital Partners GP LLC, the general partner of Lightfoot Capital Partners, LP. Prior to joining Lightfoot Capital Partners GP LLC, Mr. Zimmer served as a Consultant in the Corporate Finance group at FTI Consulting, Inc. Mr. Zimmer received a Bachelor of Science degree in Business Administration from Bucknell University.

Number and Terms of Office of Officers and Directors

TortoiseCorp has five directors. The TortoiseCorp Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to TortoiseCorp’s first annual general meeting) serving a three-year term. The term of office of the first class of directors, consisting of Stephen Pang, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Juan J. Daboub and Karin M. Leidel, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Vincent T. Cubbage and Sidney L. Tassin, will expire at the third annual general meeting.

TortoiseCorp’s officers are appointed by the TortoiseCorp Board and serve at the discretion of the TortoiseCorp Board, rather than for specific terms of office. The TortoiseCorp Board is authorized to appoint persons to the offices set forth in TortoiseCorp’s Amended and Restated Memorandum and Articles of Association as it deems appropriate. TortoiseCorp’s Amended and Restated Memorandum and Articles of Association provide that TortoiseCorp’s officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the TortoiseCorp Board.

Board Leadership Structure and Role in Risk Oversight

The Amended and Restated Memorandum and Articles of Association do not require, and the TortoiseCorp Board has no policy with respect to, the separation of the positions of Chairman and Chief Executive Officer. The TortoiseCorp Board believes that this is the most appropriate structure for TortoiseCorp because it believes that this issue is part of the succession planning process and that it is in the best interests of TortoiseCorp for the TortoiseCorp Board to make a determination regarding this issue each time it appoints a new Chief Executive Officer and during times of transition.

The Chairman has the general supervision and control of the acquisition activities of TortoiseCorp subject to the ultimate authority of the TortoiseCorp Board, and is responsible for the execution of the policies of the TortoiseCorp Board with respect to such matters. The Chief Executive Officer has general supervision of the affairs of TortoiseCorp and general control of all of its business subject to the ultimate authority of the TortoiseCorp Board, and is responsible for the execution of the TortoiseCorp Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman.

The audit committee of the TortoiseCorp Board is responsible for discussing policies and guidelines to govern the process by which risk assessment and risk management is undertaken. The audit committee is also required to meet periodically with management to review and assess TortoiseCorp’s major financial risk exposures and the manner in which such risks are being monitored and controlled.

Director Independence

The NYSE listing standards require that a majority of the TortoiseCorp Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The TortoiseCorp Board has determined that Juan J. Daboub, Karin M. Leidel and Sidney L. Tassin are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the TortoiseCorp Board

The TortoiseCorp Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation and nominating and corporate governance committees of a listed company be comprised solely of independent directors. The charter of each committee is available on our website, https://tortoisespac.com.

Audit Committee

The TortoiseCorp Board has established an audit committee of the board of directors. Juan J. Daboub, Karin M. Leidel and Sidney L. Tassin, all of whom are independent, serve as members of our audit committee. Sidney L. Tassin serves as chair of the audit committee. Each members of the audit committee is financially literate, and the TortoiseCorp Board has determined that Sidney L. Tassin qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The TortoiseCorp Board has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (a) the independent auditor’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The TortoiseCorp Board has established a compensation committee of the board of directors. Juan J. Daboub, Karin M. Leidel and Sidney L. Tassin serve as members of our compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Juan J. Daboub, Karin M. Leidel and Sidney L. Tassin are independent. Juan J. Daboub serves as chair of the compensation committee.

The TortoiseCorp Board has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The TortoiseCorp Board has established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance are Juan J. Daboub, Karin M. Leidel and Sidney L. Tassin. Karin M. Leidel serves as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee are to assist the board in:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•        developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Committee Membership, Meetings and Attendance

During the fiscal year ended December 31, 2020, the TortoiseCorp Board held two meetings, our audit committee held one meeting, our compensation committee held no meetings and our nominating and corporate governance committee held no meetings.

Each of our incumbent directors attended or participated in at least 75% of the meetings of the TortoiseCorp Board and the respective committees, of which he or she is a member, held during the period such incumbent director was a director during the fiscal year ended December 31, 2020. We encourage all of our directors to attend our annual general meetings.

Director Nominations

Our nominating and corporate governance committee recommends to the TortoiseCorp Board candidates for nomination for election at the annual general meeting. The TortoiseCorp Board also considers director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our shareholders that wish to nominate a director for election to the TortoiseCorp Board should follow the procedures set forth in our Existing Organizational Documents.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the TortoiseCorp Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our shareholders.

Shareholder Communications

The TortoiseCorp Board welcomes communications from our shareholders. Our shareholders may send communications to the TortoiseCorp Board, any committee of the TortoiseCorp Board, the Chairman of the TortoiseCorp Board or any other director in particular to:

Tortoise Acquisition Corp. II

5100 W. 115th Place

Leawood, Kansas 66211

Our shareholders should mark the envelope containing each communication as “Shareholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. TortoiseCorp’s General Counsel will review each communication received from our shareholders and will forward the communication, as expeditiously as reasonably practicable, to the addressee(s) if: (a) the communication complies with the requirements of any applicable policy adopted by the TortoiseCorp Board relating to the subject matter of the communication; and (b) the communication falls within the scope of matters generally considered by the TortoiseCorp Board. To the extent the subject matter of a communication relates to matters that have been delegated by the TortoiseCorp Board to a committee or to an executive officer of TortoiseCorp, then TortoiseCorp’s General Counsel may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the TortoiseCorp Board or an executive officer does not imply or create any fiduciary duty of the TortoiseCorp Board members or executive officer to the person submitting the communications.

Code of Ethics and Committee Charters

We have adopted a Code of Ethics applicable to our directors, officers and employees. Our Code of Ethics and our audit, compensation and nominating and corporate governance committee charters are available on our website, https://tortoisespac.com, under the “Investor Information” tab. In addition, a copy of the Code of Ethics will be provided without charge upon request from us in writing at 5100 W. 115th Place, Leawood, KS or by telephone at (913) 981-1020. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise authority for the purpose for which it is conferred;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Organizational Documents or, alternatively, by shareholder approval at general meetings.

Tortoise manages several investment vehicles. Tortoise and its affiliates may compete with us for acquisition opportunities. If these entities or companies decide to pursue any such opportunity, we may be precluded from pursuing such opportunities. In addition, investment ideas generated within Tortoise may be suitable for both us and for current or future Tortoise Funds and may be directed to such affiliates rather than to us. Neither Tortoise nor members of our management team who are also employed by Tortoise have any obligation to present us with any opportunity for a potential business combination of which they become aware. Tortoise and/or our management, in their capacities as partners, officers or employees of Tortoise or in their other endeavors, may be required to present potential business combinations to the related entities described above, current or future affiliates of Tortoise, or third parties, before they present such opportunities to us.

Notwithstanding the foregoing, we may pursue a business combination opportunity with any affiliates of Tortoise or the Tortoise Funds. Such entities may co-invest with us in the target business at the time of our Initial Business Combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Each of our officers and directors presently has, and any of them in the future may have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our business combination. In addition, we may pursue a business combination opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our Initial Business Combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Our Existing Organizational Documents provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. We are not aware of any such corporate opportunities not being offered to us and do not believe the renouncement of our interest in any such corporate opportunities impacted our search for an acquisition target.

Our Sponsor, officers and directors may become involved with subsequent blank check companies similar to the Company. Investors and potential investors should also be aware of the following other potential conflicts of interest:

•        None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are then affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•        Our initial shareholders have agreed to waive their redemption rights with respect to any Founder Shares and any public shares held by them in connection with the consummation of an Initial Business Combination. Additionally, our initial shareholders have agreed to waive their redemption rights with respect to any Founder Shares held by them if we fail to consummate an Initial Business Combination within the Combination Period. If we do not complete an Initial Business Combination within the Combination Period, the proceeds of the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. Furthermore, our initial shareholders have agreed not to transfer, assign or sell any Founder Shares held by them until one year after the date of the consummation of our Initial Business Combination or earlier if, subsequent to our Initial Business Combination, (a) the last sale price of our Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (b) we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. With certain limited exceptions, the private placement warrants and the Class A Ordinary Shares underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of our Initial Business Combination. Since our Sponsor and officers and directors own Ordinary Shares and TortoiseCorp Warrants, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our Initial Business Combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our Initial Business Combination.

•        Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our Sponsor or an affiliate of our Sponsor or any of our officers or directors to finance transaction costs in connection with an intended Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period.

The conflicts described above may not be resolved in our favor.

We are not prohibited from pursuing an Initial Business Combination with a company that is affiliated with our Sponsor, officers or directors or making the acquisition through a joint venture or other form of shared ownership with our Sponsor, officers or directors. In the event we seek to complete our Initial Business Combination with a business combination target that is affiliated with our Sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or from an independent accounting firm that such Initial Business Combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Volta is not affiliated with our Sponsor or any of our officers or directors.

Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our Initial Business Combination. Further, we currently pay an amount equal to $10,000 per month to Tortoise Capital Advisors, an affiliate of our Sponsor, for office space, utilities, secretarial support and administrative services provided to us.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

We will complete the Business Combination only if we obtain the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote (in person, online or by proxy) of a majority of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class. Our initial shareholders have agreed to vote any Founder Shares held by them and any public shares purchased during or after the Initial Public Offering in favor of our Initial Business Combination, which includes the Business Combination, and our officers and directors have also agreed to vote any public shares purchased during or after the Initial Public Offering in favor of the Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our Existing Organizational Documents provide that our officers and directors are indemnified by us to the fullest extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Our officers and directors have agreed, and any persons who may become officers or directors prior to our Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (a) we have sufficient funds outside of the Trust Account or (b) we consummate an Initial Business Combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION

TortoiseCorp

None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on the NYSE through the earlier of consummation of our Initial Business Combination and our liquidation, we have agreed to pay Tortoise Capital Advisors, an affiliate of our Sponsor, a total of $10,000 per month for office space, utilities, secretarial support and administrative services. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their respective affiliates. Any such payments prior to an Initial Business Combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an Initial Business Combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by TortoiseCorp to our Sponsor, officers and directors, or any of their respective affiliates, prior to completion of our Initial Business Combination.

In the event that the Business Combination is approved, we expect that certain of our directors and officers will continue to serve as part of the management team of New Volta in the capacity of directors. We also expect that (a) members of the New Volta management team will receive equity-based incentive compensation awards from time to time pursuant to the 2021 Plan, subject to approval of “Proposal No. 6 — The 2021 Plan Proposal” and that (b) certain members of the New Volta management team will receive equity-based incentive compensation awards pursuant to the Founder Plan, subject to approval of “Proposal No. 7 — The Founder Plan Proposal.”

For more information about the interests of our Sponsor, directors and officers in the Business Combination, see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Volta

Upon the consummation of the Business Combination, Volta will be considered a smaller reporting company and an “emerging growth company” within the meaning of the JOBS Act and has opted to comply with the executive compensation disclosure rules applicable to such companies. These rules provide for reduced compensation disclosure for the principal executive officer and the two most highly compensated executive officers other than the principal executive officer (the “named executive officers”). This section provides an overview of Volta’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Volta’s named executive officers for fiscal year 2020 are:

•        Scott Mercer, Chief Executive Officer;

•        Christopher Wendel, President; and

•        James DeGraw, General Counsel and Chief Administrative Officer.

The Volta Board, with input from Volta’s Chief Executive Officer, has historically determined the compensation for Volta’s named executive officers. The Volta Board has designed, and intends to modify as necessary, its compensation and benefits programs to attract, retain, incentivize and reward talented and qualified executives who share its philosophy and desire to work towards achieving Volta’s goals. Volta believes its compensation programs should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Volta’s current compensation programs reflect its startup origins and consist primarily of salary, bonus and equity awards. As Volta’s needs evolve, it intends to continue to evaluate its philosophy and compensation programs as circumstances require.

Summary Compensation Table

The following table provides information concerning compensation awarded to, earned by and paid to each of Volta’s named executive officers for services rendered to Volta in all capacities during 2020:

Name and Principal Position	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Scott Mercer Chief Executive Officer	275,417	75,000	420,200	28,180	(4)	798,797
Christopher Wendel President	275,417	75,000	121,261	22,113	(5)	493,790
James DeGraw General Counsel and Chief Administrative Officer	233,396	50,000	420,200	14,507	(6)	718,103

____________

(1)      Amounts include base salary foregone and paid, at the election of each named executive officer, in the form of Volta Options to purchase shares of Volta Class B Common Stock under the Volta Option Plan in connection with salary reductions related to the COVID-19 pandemic. Mr. Wendel and Mr. DeGraw elected to forego $52,500 and $45,063 in base salary, respectively, from April 16, 2020 through July 15, 2020. These payments are described in more detail below under the section titled “Narrative Disclosure to Summary Compensation Table — 2020 Equity Awards.”

(2)      Represents a discretionary annual cash bonus earned in 2020.

(3)      Represents the aggregate grant date fair value for financial statement reporting purposes of option awards granted in 2020, as determined in accordance with the provisions of FASB ASC Topic 718. The amount reflects Volta’s accounting expense for these option awards and does not represent the actual economic value that may be realized by the named executive officer. There can be no assurance that the amount will ever be realized. For the assumptions used in valuing these awards, please see Note 10 of Volta’s audited consolidated financial statements for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus. As required by the SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions.

          The amounts for Mr. Wendel and Mr. DeGraw do not include the grant date fair value of Volta Options granted in lieu of the $52,500 and $45,063, respectively, in base salary that each of Mr. Wendel and Mr. DeGraw elected to forego from April 16, 2020 through July 15, 2020. The $52,500 and $45,063 in foregone base salary for each of Mr. Wendel and Mr. DeGraw is included above under the “Salary” column. The amounts for each of Mr. Mercer, Mr. Wendel and Mr. DeGraw do include the grant date fair value of Volta Options granted in lieu of the 30% reduction in each named executive’s officer base salary from April 16, 2020 through July 15, 2020 implemented under Volta’s COVID-19 salary reduction program, which is described in more detail below under the section titled “Narrative Disclosure to Summary Compensation Table — 2020 Equity Awards.”

(4)      Represents the sum of (i) $2,200 in subsidies for the lease or purchase of an EV, (ii) $11,400 in matching 401(k) contributions and (iii) legal expenses paid for the benefit of Mr. Mercer in the amount of $14,580.

(5)      Represents the sum of (i) $1,600 in subsidies for the lease or purchase of an EV, (ii) $5,933 in matching 401(k) contributions and (iii) legal expenses paid for the benefit of Mr. Wendel in the amount of $14,580.

(6)      Represents the sum of (i) $8,675 in matching 401(k) contributions and (ii) legal expenses paid for the benefit of Mr. DeGraw in the amount of $5,832.

Narrative Disclosure to Summary Compensation Table

For 2020, the compensation program for Volta’s named executive officers consisted of base salary, bonus and equity awards.

Employment Agreements

Mr. Mercer and Mr. Wendel each entered into an employment agreement with Volta on December 18, 2018. Mr. DeGraw entered into an employment agreement with Volta on August 11, 2020. The narrative below summarizes the payments and benefits that each named executive officer is currently eligible to receive on an annualized basis.

Base Salary

In 2020, each of Volta’s named executive officers received an annual base salary to compensate them for services rendered to Volta. On February 1, 2020, the base salary of each of Mr. Mercer, Mr. Wendel and Mr. DeGraw increased from $275,000 to $300,000, $275,000 to $300,000 and $200,000 to $257,500, respectively. In response to the COVID-19 pandemic, Volta implemented a salary reduction program and reduced the annual base compensation of each named executive officer by 30% from April 16, 2020 through July 15, 2020. Mr. Wendel and Mr. DeGraw elected to further reduce their base salaries by 100% from April 16, 2020 through July 15, 2020 (i.e., they received no base salary, as explained below). The base salaries for our named executive officers were returned to pre-reduction levels beginning July 16, 2020. The actual base salary received by each named executive officer is set forth above in the Summary Compensation Table in the column titled “Salary.”

Cash Bonus

Each named executive officer’s employment agreement provides that the named executive officer will be eligible to earn a discretionary annual bonus equal to a percentage of his base salary as determined by the Volta Board. In 2020, Mr. Mercer, Mr. Wendel and Mr. DeGraw were eligible to earn annual cash bonuses based on their performance, as determined by the Volta Board, in its discretion.

The actual annual cash bonuses awarded to each of Volta’s named executive officers for 2020 performance are set forth above in the Summary Compensation Table in the column titled “Bonus.”

2020 Equity Awards

In 2020, each of Volta’s named executive officers received Volta Options to purchase shares of Volta Class B Common Stock under the Volta Option Plan as follows: (a) Mr. Mercer received Volta Options to purchase (i) 200,000, (ii) 8,621 and (iii) 475,000 shares of Volta Class B Common Stock; (b) Mr. Wendel received Volta Options to purchase (i) 200,000, (ii) 28,736 and (iii) 475,000 shares of Volta Class B Common Stock; and (c) Mr. DeGraw received Volta Options to purchase (i) 100,000, (ii) 24,665 and (iii) 100,000 shares of Volta Class B Common Stock.

Under the COVID-19 salary reduction program referenced above, Volta reduced the base salary of each named executive officer by 30% as described above and offered each named executive officer the opportunity to either (i) reduce his working time or (ii) receive a Volta Option to purchase shares of Volta Class B Common Stock under the Volta Option Plan. Each of the named executive officers elected to receive Volta Options. In addition, Mr. Wendel and Mr. DeGraw elected to further reduce their base salary to $0, such that they received no base salary from April 16, 2020 through July 15, 2020, in exchange for the opportunity to receive a Volta Option to purchase shares of Volta Class B Common Stock under the Volta Option Plan. On May 12, 2020 the Volta Board granted Mr. Mercer, Mr. Wendel and Mr. DeGraw Volta Options to purchase 8,621, 28,736 and 24,665 shares of Volta Class B Common Stock, respectively. The number of shares issuable upon the exercise of each such Volta Option is equal to the total base salary that the named executive officer did not receive from April 16, 2020 until July 15, 2020 divided by $2.61, rounded up to the nearest share.

Volta Option Plan

General.    The Volta Board originally adopted, and Volta’s stockholders approved, the Volta Option Plan on December 15, 2014, and the Volta Option Plan was last amended on December 26, 2018. The Volta Option Plan provides for the grant of incentive stock options to Volta employees (and employees of any parent or majority-owned subsidiary of Volta), and for the grant of non-statutory stock options, restricted stock, restricted stock units and stock appreciation rights to Volta employees, directors and consultants (and employees and consultants of any parent or majority-owned subsidiary of Volta). TortoiseCorp intends to assume the Volta Option Plan in the Business Combination and to amend, restate and re-name the Volta Option Plan into the form of the 2021 Plan effective as of the Closing Date. The terms of the Volta Option Plan as described herein will continue to govern the terms and conditions of the outstanding awards previously granted thereunder.

Share Reserve.    Volta reserved an aggregate of 2,188,158 shares of Volta Class A Common Stock and 26,580,398 shares of Volta Class B Common Stock under the Volta Option Plan. As of March 31, 2021, (i) Volta Options to purchase 112,009 shares of Volta Class A Common Stock and Volta Options to purchase 8,504,617 shares of Volta Class B Common Stock were outstanding, and (ii) no shares of Volta Class A Common Stock and 2,001,243 shares of Volta Class B Common Stock were available for future grants.

Plan Administration.    The Volta Board has administered the Volta Option Plan. It is expected that the compensation committee of the New Volta Board will administer the Volta Option Plan following the Closing Date.

Types of Awards.    The Volta Option Plan provides for the grant of incentive Volta Options, non-statutory Volta Options, Volta Restricted Stock, restricted stock units and stock appreciation rights.

Stock Options.    The Volta Board has discretion to grant incentive or non-statutory Volta Options under the Volta Option Plan, provided that incentive Volta Options may only be granted to employees. The exercise price per share applicable to such Volta Options must generally be equal to at least the fair market value per share of Volta Class A Common Stock or Volta Class B Common Stock, as applicable, on the date of grant. The term of Volta Options may not exceed ten years; provided, however, that any incentive Volta Option granted to a participant who owns more than 10% of the total combined voting power of all classes of Volta Common Stock, or of certain of Volta’s subsidiary corporations, may not have a term in excess of five years and must have an exercise price per share equal to at least 110% of the fair market value per share of Volta Class A Common Stock or Volta Class B Common Stock, as applicable, on the grant date. Subject to the provisions of the Volta Option Plan, the Volta Board has discretion to determine the remaining terms of the Volta Options (e.g., vesting). After the termination of a participant’s service, the participant may only exercise his or her Volta Option, to the extent vested, for a specified period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the Volta Option will remain exercisable for 18 months and 12 months following the termination of service, respectively. In all other cases except for a termination for cause, the Volta Option will generally remain exercisable for three months following the termination of service. In the event of a termination for cause, the Volta Option will immediately terminate. However, in no event may a Volta Option be exercised later than the expiration of its maximum term.

Restricted Stock.    The Volta Board has discretion to grant Volta Restricted Stock under the Volta Option Plan. Volta Restricted Stock are generally shares of Volta Class A Common Stock or Volta Class B Common Stock that are issued or sold to a participant pursuant to the Volta Option Plan and subject to repurchase by Volta under certain circumstances and that are fully vested at grant or that will vest in accordance with terms and conditions established by the Volta Board, in its sole discretion. The Volta Board has discretion to determine the number of shares that the participant may receive or purchase, the price to be paid (if any) and the time by which the participant must accept the shares/offer.

Restricted Stock Units.    The Volta Board has discretion to grant restricted stock units under the Volta Option Plan. Each restricted stock unit is a bookkeeping entry representing an amount equal to the fair market value of one share of Volta Class A Common Stock or Volta Class B Common Stock, as applicable. The Volta Board, in its discretion, determines whether restricted stock units should be granted, the total units granted and/or the vesting terms applicable to such units. Participants holding restricted stock units will hold no voting rights by virtue of such restricted stock units. The Volta Board may, in its sole discretion, award dividend equivalents in connection with the grant of restricted stock units. Restricted stock units may be settled in cash, shares of Volta Class A Common Stock or Volta Class B Common Stock, as applicable, or any combination thereof or in any other form of consideration, as determined by the Volta Board, in its sole discretion.

Stock Appreciation Rights.    The Volta Board has discretion to grant stock appreciation rights under the Volta Option Plan and to determine the terms and conditions of each stock appreciation right, except that the exercise price for each stock appreciation right cannot be less than 100% of the fair market value of the underlying shares of Volta Class A Common Stock or Volta Class B Common Stock, as applicable, on the date of grant. Upon exercise of a stock appreciation right, a participant will receive payment from Volta in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the stock appreciation right is exercised. Stock appreciation rights may be paid in cash, shares of Volta Class A Common Stock or Volta Class B Common Stock, as applicable, or any combination thereof, or in any other form of consideration, as determined by the Volta Board in its discretion. Stock appreciation rights are exercisable at the times and on the terms established by the Volta Board, in its discretion.

Non-transferability of Awards.    Unless the Volta Board provides otherwise, awards granted under the Volta Option Plan are generally not transferable.

Certain Adjustments.    In the event of certain corporate events or changes in Volta’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Volta Option Plan, the Volta Board will make adjustments to one or more of the number, kind and class of securities that may be delivered under the Volta Option Plan and/or the number, kind, class and price of securities covered by each outstanding award.

Dissolution or liquidation.    In the event of Volta’s dissolution or liquidation, each outstanding award will terminate immediately prior to the consummation of such action, unless otherwise determined by the Volta Board.

Change in Control.    The Volta Option Plan provides that in the event of a change in control, unless otherwise provided in the applicable award agreement or as determined by the Volta Board at the time of grant, outstanding awards will be assumed, cancelled if not exercised/settled or cashed out in lieu of exercise as determined by the Volta Board.

Amendment or Termination.    The Volta Board may amend or terminate the Volta Option Plan at any time, provided such action does not impair the rights or obligations of any participant without his or her consent. In addition, stockholder approval must be obtained to the extent necessary and desirable to comply with applicable laws.

Benefits and Perquisites

Volta provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; health savings account; life insurance; subsidies in the form of reimbursements up to $200 per month for the lease or purchase of EVs; and a tax-qualified Section 401(k) plan for which Volta matches 100% of contributions up to 4% of the employee’s salary. In fiscal year 2020, Volta paid legal expenses for each of its named executive officers related to executive compensation matters.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding each outstanding Volta Option award or unvested stock award held by each named executive officer as of December 31, 2020.

			Volta Option Awards(1)			Stock Awards(2)
Name	Number of Securities Underlying Unexercised Volta Options (#) Exercisable		Number of Securities Underlying Unexercised Volta Options (#) Unexercisable	Volta Option Exercise Price ($)(3)	Volta Option Expiration Date	Number of Securities that Have Not Vested (#)		Market Value of Securities that Have Not Vested ($)(4)
Scott Mercer	190,000	(5)(6)(24)	—	0.38	11/6/2022	—		—
	112,009	(7)	—	0.68	12/25/2028	—		—
	115,622	(8)(24)	125,677	0.68	1/9/2029	—		—
	—		—	—	—	475,000	(5)(9)(24)	1,453,500
	—		—	—	—	8,621	(5)(10)(24)	26,380
	—		—	—	—	200,000	(5)(11)(24)	612,000
	—		—	—	—	673,665	(5)(12)(24)	2,061,415
Christopher Wendel	—		—	—	—	156,250	(5)(13)(24)	478,125
	—		—	—	—	475,000	(5)(14)(24)	1,453,500
	—		—	—	—	28,736	(5)(15)(24)	87,932
	—		—	—	—	200,000	(5)(16)(24)	612,000
	—		—	—	—	750,000	(5)(17)(24)	2,295,000
	—		—	—	—	63,021	(5)(18)(24)	192,844
James DeGraw	—		—	—	—	100,000	(5)(19)(24)	306,000
	—		—	—	—	24,665	(5)(20)(24)	75,475
	—		—	—	—	100,000	(5)(21)(24)	306,000
	—		—	—	—	112,596	(5)(22)(24)	344,544
	—		—	—	—	39,063	(5)(23)(24)	119,533

____________

(1)      All Volta Options reflected herein cover shares of Volta Class B Common Stock granted under the Volta Option Plan, except for the Volta Options granted to Mr. Mercer on December 26, 2018 pursuant to the Volta Option Plan, which covers shares of Volta Class A Common Stock.

(2)      All stock awards reflected herein cover shares of Volta Class B Common Stock granted under the Volta Option Plan.

(3)      This column represents the fair market value of a share of Volta Class A Common Stock and Volta Class B Common Stock, as applicable, on the date of grant, as determined by the Volta Board.

(4)      The market value of a share of Volta Class B Common Stock on December 31, 2020 was $3.06, as determined by the Volta Board.

(5)      This award relates to a Volta Option that was amended to provide for immediate exercisability in December 2020.

(6)      These option shares are part of a Volta Option originally covering a total of 275,000 shares of Volta Class B Common Stock. The Volta Option is subject to a four-year vesting schedule, with 25% of the option shares vesting on November 7, 2018 and 1/48th of the shares vesting monthly thereafter, subject to the option holder’s continuous service through each vesting date. As of December 31, 2020, 126,979 shares subject to the Volta Option are vested.

(7)      The Volta Option was fully vested on date of grant.

(8)      The Volta Option is subject to a four-year vesting schedule, with 25% of the option shares vesting on January 10, 2020 and 1/48th of the shares vesting monthly thereafter, subject to the option holder’s continuous service through each vesting date.

(9)      The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 475,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on October 3, 2021 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(10)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 8,621 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a one-year vesting schedule, with 100% of the shares vesting on January 1, 2022, subject to the holder’s continuous service through such vesting date. The total original shares subject to the Volta Option pursuant to which the restricted shares were acquired is equal to the total base salary that the named executive officer did not receive from April 16, 2020 until July 15, 2020 divided by $2.61, rounded up to the nearest share, as described under the section titled “Narrative Disclosure to Summary Compensation Table — 2020 Equity Awards.”

(11)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 200,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on February 1, 2021 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(12)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 750,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on August 6, 2020 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(13)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 300,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on January 10, 2020 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(14)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 475,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on October 3, 2021 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(15)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 28,736 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a one-year vesting schedule, with 100% of the shares vesting on January 1, 2022, subject to the holder’s continuous service through such vesting date. The total original shares subject to the Volta Option pursuant to which the restricted shares were acquired is equal to the total base salary that the named executive officer did not receive from April 16, 2020 until July 15, 2020 divided by $2.61, rounded up to the nearest share, as described under the section titled “Narrative Disclosure to Summary Compensation Table — 2020 Equity Awards.”

(16)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 200,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on February 1, 2021 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(17)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 750,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on August 6, 2020 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(18)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 275,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on November 7, 2018 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(19)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 100,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on October 3, 2021 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(20)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 24,665 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a one-year vesting schedule, with 100% of the shares vesting on January 1, 2022, subject to the holder’s continuous service through such vesting date. The total original shares subject to the Volta Option pursuant to which the restricted shares were acquired is equal to the total base salary that the named executive officer did not receive from April 16, 2020 until July 15, 2020 divided by $2.61, rounded up to the nearest share, as described under the section titled “Narrative Disclosure to Summary Compensation Table — 2020 Equity Awards.”

(21)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 100,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on February 1, 2021 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(22)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 150,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on August 6, 2020 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(23)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 75,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on January 22, 2020 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(24)    The award is subject to certain acceleration as follows:

(a)      In the event Volta consummates a “change of control” (as defined in the named executive officer’s employment agreement) during the term of the award, 100% of the shares subject to the award shall immediately vest.

(b)      In the event that, during the term of the award, the named executive officer’s employment is terminated without “cause” (as defined in the named executive officer’s employment agreement) or as a result of death or disability, or the named executive officer resigns for “good reason” (as defined in the named executive officer’s employment agreement), or, in the case of Mr. DeGraw, by not renewing the named executive officer’s employment agreement, 100% of the shares subject to the award shall immediately vest, subject to the named executive officer’s timely execution and delivery of a release of claims in favor of Volta.

Additional Narrative Disclosure

Retirement Benefits

Volta currently maintains a retirement plan intended to provide benefits under section 401(k) of the Code where employees, including the named executive officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. Volta matches 100% of contributions of up to 4% of the employee’s salary. The contributions made on behalf of the named executive officers for fiscal year 2020 are disclosed above in the notes to the Summary Compensation Table.

Potential Payments on Termination or Change in Control

The following discussion describes the amounts and benefits that would have been owed to the named executive officers in the event of certain terminations of employment or change in control as of the end of fiscal year 2020 under the employment agreements and Carve-Out Plan (as defined below).

Employment Agreements.    Each of the named executive officers has entered into an employment agreement with Volta as described above in the section titled “Narrative Disclosure to Summary Compensation Table.” Each employment agreement with Volta’s named executive officers provides for an initial term that continues until the one-year anniversary of the effective date of the agreement and shall thereafter automatically renew for successive additional one-year terms unless Volta or the named executive officer provides at least 90 days’ written notice of their intent not to renew the agreement; provided however, the named executive officer’s employment shall continue to be at-will and Volta or the named executive officer may terminate the named executive officer’s employment earlier at any time, for any reason, with or without cause and with or without notice.

Volta may terminate any of the employment agreements with the named executive officers immediately for “cause” (as defined in the applicable employment agreement). If the employment of a named executive officer is terminated by Volta without “cause” or terminates as a result of his death or disability, the named executive officer resigns for “good reason” (as defined in the applicable employment agreement) or, solely with respect to Mr. DeGraw, Volta elects not to renew the agreement, the named executive officer will be entitled to receive the following severance benefits, subject to his execution of a release of claims in favor of Volta, its affiliates and any of their present, former and future owners, members, directors, officers, shareholders, employees, agents, servants, representatives, attorneys, predecessors, successors and assigns: (i) continued payment of his base salary for the lesser of the balance of the term of the agreement or six months following his termination date, (ii) acceleration of all outstanding unvested equity awards, (iii) any unpaid annual bonus for the completed fiscal year prior to the termination date, which bonus will be paid at the same time bonuses are paid to other senior executives and (iv) reimbursement or payment of COBRA premiums charged for coverage that exceeds the amount paid for similar coverage by active employees for up to twelve months following the named executive officer’s termination date. Mr. Wendel’s agreement also provides for a severance payment, subject to his execution of a release of claims in favor of Volta, if Mr. Wendel resigns for good reason in connection with Mr. Mercer’s termination from his position as Volta’s Chief Executive Officer without cause, with such severance payment equal to 25% of the amount that Mr. Wendel would otherwise receive under the Management Carveout Plan. However, as noted below, the Management Carveout Plan will terminate effective as of the day prior to, and contingent upon, the closing of the Business Combination, and, after such time, Mr. Wendel will no longer be eligible for this severance payment.

Pursuant to each of the employment agreements with the named executive officers, the named executive officer is also entitled to full acceleration of all outstanding unvested equity awards if Volta consummates a “change of control” (as defined in the applicable employment agreement) during the term of the agreement.

Management Carve-Out Plan.    Pursuant to the Volta Management Carve-Out Plan (the “Carve-Out Plan”), in the event of a “liquidity transaction” (as defined in the Carve-Out Plan), Mr. Mercer and Mr. Wendel would each be eligible to receive 2% of the “aggregate proceeds” (as defined in the Carve-Out Plan), subject to their execution of a release of claims in favor of Volta. On February 4, 2021, the Volta Board, Mr. Mercer and Mr. Wendel approved termination of the Carve-Out Plan, effective as of the day prior to, and contingent upon, the closing of the Business Combination.

Post-Closing Executive Compensation Arrangements

This section describes the plans and arrangements New Volta intends to maintain following the consummation of the Business Combination for the benefit of its employees, including the named executive officers.

2021 Plan.    In connection with the Business Combination, the TortoiseCorp Board will adopt the 2021 Plan, subject to shareholder approval, in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including the named executive officers), independent contractors and directors of New Volta and its affiliates, which is essential to New Volta’s long term success. The 2021 Plan is a continuation of the Volta Option Plan, which will be assumed from Volta and amended, restated and re-named into the form of the 2021 Plan effective as of the consummation of the Business Combination. For additional information about the 2021 Plan, please see “Proposal No. 6 — The 2021 Plan Proposal.”

Founder Plan.    In connection with the Business Combination, the TortoiseCorp Board will adopt the Founder Plan, subject to shareholder approval, in order to facilitate the grant of equity awards to Mr. Mercer and Mr. Wendel, who are essential to New Volta’s long-term success. For additional information about the Founder Plan, please see “Proposal No. 7 — The Founder Plan Proposal.”

2021 Employee Stock Purchase Plan.    In connection with the Business Combination, the TortoiseCorp Board will adopt the 2021 Employee Stock Purchase Plan, subject to stockholder approval, in order to allow employees of New Volta and its affiliates to purchase shares of New Volta Class A Common Stock at a discount through payroll deductions and to benefit from stock price appreciation, thus enhancing the alignment of employee and stockholder interests. For additional information about the 2021 Employee Stock Purchase Plan, please see “Proposal No. 8 — The 2021 Employee Stock Purchase Plan Proposal.”

Director Compensation

Historically, Volta has neither had a formal compensation policy for its non-employee directors, nor has it had a formal policy of reimbursing expenses incurred by its non-employee directors in connection with their board service. Volta has occasionally granted stock options to its non-employee directors. However, Volta did not provide its non-employee directors who will be non-employee directors of New Volta, with any cash, equity or other compensation in 2020. Neither Mr. Mercer nor Mr. Wendel received any additional compensation for service as a director for 2020.

Volta’s non-employee directors held the following aggregate number of stock options as of December 31, 2020:

Name	Shares Subject to Outstanding Stock Options
Eli Aheto	—
Martin Lauber	—
Katherine Savitt	150,000
Bonita Stewart	—
John Tough	—

Certain of Volta’s non-employee directors are affiliated with entities which hold Volta securities. See “Beneficial Ownership of Securities” and “Certain Relationships and Related Party Transactions — Volta’s Related Party Transactions” contained elsewhere in this proxy statement/prospectus for further information.

Non-Employee Director Compensation Arrangements

In connection with the Business Combination, the New Volta Board will adopt a new non-employee director compensation policy effective upon the closing of the Business Combination. The new policy is designed to attract and retain high quality non-employee directors by providing competitive compensation and to align their interests with the interests of New Volta stockholders through equity awards.

Specifically, the new policy will provide for the following annual cash retainers, which will be payable quarterly in arrears and pro-rated for partial quarters of service (including for the partial quarter of service performed following the closing of the Business Combination):

Annual Board Member Service Retainer

•        All Outside Directors: $60,000

•        Outside Director serving as Chairperson or Lead Outside Director: $30,000 (in addition to above)

Annual Committee Member Service Retainer

•        Member of the Audit Committee: $10,000

•        Member of the Compensation Committee: $7,500

•        Member of the Nominating and Corporate Governance Committee: $5,000

Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer)

•        Chairperson of the Audit Committee: $20,000

•        Chairperson of the Compensation Committee: $15,000

•        Chairperson of the Nominating and Corporate Governance Committee: $10,000

Equity Compensation

As described below, non-employee directors will receive equity awards under the 2021 Plan annually and upon their initial appointment to the New Volta Board, as follows:

•        Upon initial election or appointment to the New Volta Board, a stock option or restricted stock unit award, as determined by the New Volta Board, with a grant date value of $200,000, which will vest in three equal annual instalments beginning on the first anniversary of the date of grant, subject to the non-employee director’s continuous service through each applicable vesting date; and

•        At each annual stockholder meeting following the non-employee director’s appointment to the New Volta Board and such director’s service on the New Volta Board for a minimum of six months, an additional stock option or restricted stock unit award, as determined by the New Volta Board, with a grant date value of $150,000, which will vest in full upon the earlier of the first anniversary of the date of grant or the next annual stockholder meeting, subject to the non-employee director’s continuous service through the applicable vesting date.

Notwithstanding the foregoing, for each non-employee director who remains in continuous service as a member of the New Volta Board until immediately prior to the consummation of a “change in control” (as defined in the 2021 Plan), any unvested portion of an equity award granted in consideration of such non-employee director’s service as a member of the New Volta Board will vest in full immediately prior to, and contingent upon, the consummation of such change in control.

The New Volta Board will also have discretion to grant additional equity awards to certain outside directors for services to New Volta that exceed the standard expectations for an outside director or for other circumstances determined to be appropriate by the New Volta Board. New Volta will also reimburse directors for their reasonable out-of-pocket expenses in connection with attending board and committee meetings.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Effective immediately after the consummation of the Business Combination, the business and affairs of the post-combination company will be managed by or under the direction of the New Volta Board. The following table sets forth certain information, including ages as of March 31, 2021, regarding the persons who are expected to serve as executive officers and directors of New Volta upon the consummation of the Business Combination and assuming the election of the nominees at the extraordinary general meeting as set forth in the section entitled “Proposal No. 10 — The Director Election Proposal.”

Name	Age	Position
Executive Officers
Scott Mercer	35	Chief Executive Officer, Director and Chairperson
Christopher Wendel	54	President, Director
Francois P. Chadwick	48	Chief Financial Officer
James S. DeGraw	59	General Counsel, Chief Administrative Officer
Andrew B. Lipsher	54	Chief Strategy Officer
Praveen Mandal	53	Chief Technology Officer
Nadya Kohl	53	Chief Marketing Officer
Brandt Hastings	41	Chief Revenue Officer
Julie Rogers	47	Chief People Officer

Non-Employee Directors
Eli Aheto	45	Lead Independent Director(1)
Vincent T. Cubbage	56	Director(1)(3)
Martin Lauber	52	Director(2)(3)
Katherine J. Savitt	57	Director(2)(3)
John J. Tough	36	Director(1)(2)
Bonita C. Stewart	63	Director(2)(3)

____________

(1)      Member of the audit committee, effective upon the consummation of the Business Combination.

(2)      Member of the compensation committee, effective upon the consummation of the Business Combination.

(3)      Member of the nominating and corporate governance committee, effective upon the consummation of the Business Combination.

Information about Anticipated Executive Officers and Directors upon the Consummation of the Business Combination

Executive Officers

Scott Mercer.    Mr. Mercer founded Volta in 2010 and has served as Chief Executive Officer of Volta and as a member of the Volta Board since Volta’s founding. Mr. Mercer holds a B.A. in business from California Polytechnic State University-San Luis Obispo.

We believe that Mr. Mercer is qualified to serve as a director because of his operational and historical expertise gained from serving as Volta’s Chief Executive Officer.

Christopher Wendel.    Mr. Wendel is a co-founder of Volta and has served as Volta’s President since April 2013. Mr. Wendel also has extensive investing experience working as a Managing Director at Goldman Sachs from August 1993 to June 2006, as a Managing Director at Lehman Brothers from July 2006 to October 2008 and as a Senior Managing Director at Nomura Securities from October 2008 to June 2012. Mr. Wendel holds a B.S.F.S. in international relations from the School of Foreign Service at Georgetown University and a M.A.L.D in international political economy from Tufts University — The Fletcher School of Law and Diplomacy. Mr. Wendel currently serves on the board of the Napa Valley Film Festival and was past board chair of the Blue Oak School in Napa.

We believe that Mr. Wendel is qualified to serve as a director because of his expertise gained from serving as Volta’s President and his extensive financial and investing experience.

Francois P. Chadwick.    Mr. Chadwick has served as Volta’s Chief Financial Officer since April 2021. Prior to joining Volta, since May 2011, Mr. Chadwick served in various roles at Uber culminating in his role as Vice President, Finance Tax & Accounting. Prior to this, Mr. Chadwick served as a tax partner and national tax leader at KPMG US. Mr. Chadwick holds a Bachelor of Laws from Liverpool John Moores University in Liverpool, UK.

James S. DeGraw.    Mr. DeGraw has served as Volta’s General Counsel and Chief Administrative Officer since January 2019. Prior to joining Volta, Mr. DeGraw served as a partner at Ropes & Gray LLP until December 2018, after joining the firm in 1993. Mr. DeGraw holds a B.S. in computer science from Columbia University and a J.D. from New York University School of Law.

Andrew B. Lipsher.    Mr. Lipsher has served as Volta’s Chief Strategy Officer since July 2016. Prior to joining Volta, Mr. Lipsher served as the Chief Revenue Officer at GLAMSQUAD, Inc., a beauty services company, from April 2015 to February 2016. From December 2012 to March 2015, Mr. Lipsher was a senior client partner at Korn Ferry, and he previously held senior leadership roles at Clear Channel, Interscope Geffen A&M Records, News Corporation, BMG and Warner Music. Mr. Lipsher was also a Partner at Greycroft Partners, a leading venture capital firm. Mr. Lipsher currently serves on the advisory board of private company Alfred Club, Inc. d/b/a “Hello Alfred,” a resident management software application, and on the board of advisors for Camp Southern Ground, Inc., a children and veteran camp organization. Mr. Lipsher holds a B.A. in history from Yale University and an M.B.A. in finance from Northwestern University — Kellogg School of Management.

Praveen Mandal.    Mr. Mandal has served as Volta’s Chief Technology Officer since April 2019. Until April 2021, Mr. Mandal also served as Chief Executive Officer of 2predict, Inc., an information technology and services company, which he also co-founded. In addition, since April 2019, Mr. Mandal has served as a Venture Partner at Builders VC venture capital investment firm and since September 2014, he has served as a Massachusetts Institute of Technology Connection Science Fellow. Previously, Mr. Mandal served as president of ChargePoint, Inc., an EV charging company, from September 2007 to February 2011, which he also co-founded. Mr. Mandal holds a bachelor’s degree in computer engineering from Santa Clara University.

Nadya Kohl.    Ms. Kohl has served as Volta’s Chief Marketing Officer since August 2020. Prior to joining Volta, from October 2014 to August 2020, Ms. Kohl served as Executive Vice President of Business Development and Marketing at PlaceIQ, Inc., a marketing and advertising company. Prior to this, Ms. Kohl worked at Experian plc, a global marketing information services company, where she served in the following roles: as Global Senior Vice President, Strategy and Business Development from August 2012 to October 2014, as Managing Vice President of Advertiser Services from August 2010 to August 2012, as Group Vice President of Business Development from 2007 to 2009 and as Vice President of Strategic Consulting from 2003 to 2007. Ms. Kohl holds a B.B.A. in economics and philosophy from Loyola University of Chicago and an M.B.A in international business from The University of Chicago — Booth School of Business.

Brandt Hastings.    Mr. Hastings has served as Volta’s Chief Revenue Officer since November 2020. Prior to joining Volta, Mr. Hastings served as Senior Vice President of iHeartMedia Inc. from April 2014 to October 2020. Prior to that, Mr. Hastings worked at Clear Channel International, a marketing and advertising company, where he served as Vice President from September 2007 to April 2014, Senior Account Executive from 2005 to 2007 and Account Executive from 2002 to 2005. Mr. Hastings holds a bachelor’s degree in management and Spanish from Gettysburg College.

Julie Rogers.    Ms. Rogers has served as Volta’s Chief People Officer since February 2021. Prior to joining Volta, Ms. Rogers served as Vice President of People & Experience at Komodo Health, Inc., a computer software company, from August 2018 to October 2020. From January 2016 to July 2018, Ms. Rogers served as Global Head of People & Experience for Australia, North America and the UK for Culture Amp Pty Ltd., a computer software company. From April 2014 to September 2015, Ms. Rogers served as a Director of Human Resources for North America, Australia, EMEA and Japan at NextRoll, Inc., a marketing and advertising company. Ms. Rogers holds a bachelor’s degree in anthropology (medical and cultural) from the University of California, Santa Cruz.

Non-Employee Directors

Eli Aheto.    Mr. Aheto has served on the Volta board of directors since October 2016. He also serves or has recently served on the boards of directors of the following private companies: 80 Acres Urban Agriculture, Inc. d/b/a “80 Acres Farm,” an indoor farming company from December 2018 through January 2021, 4AM Midstream, a midstream oil and gas gathering company, since July 2017 and Nautilus Solar Energy Inc., a community solar project developer from October 2015 to July 2019. Since 2015, Mr. Aheto has been a Partner with Virgo Investment Group, a private investment firm, from 2015 to June 2021. Mr. Aheto holds an A.B. in economics from Harvard University and an M.B.A. from Harvard Business School.

We believe that Mr. Aheto is qualified to serve as a director because of his extensive experience as a private equity investor focused on the energy transition and his service on multiple boards of various energy related companies.

Vincent T. Cubbage.    Mr. Cubbage has served as our Chief Executive Officer, President and director since July 2020 and as Chairman of our Board of Directors since the completion of our Initial Public Offering in September 2020. Mr. Cubbage has also served as Chief Executive Officer, President and as Chairman of the Board of Directors of TortoiseEcofin Acquisition Corp. III (“TortoiseEcofin III”) since February 2021. Mr. Cubbage served as Chief Executive Officer, President and director of Tortoise Acquisition Corp. from November 2018, and as Chairman of the Tortoise Acquisition Corp. Board from the completion of its initial public offering in March 2019, to the completion of its initial business combination with Hyliion on October 1, 2020, and he continues to serve on the board of directors of Hyliion Holdings Corp. He has served as Managing Director — Private Energy of Tortoise Capital Advisors, L.L.C. since January 2019. Mr. Cubbage served as the Chief Executive Officer and a member of the Board of Managers of Lightfoot Capital Partners GP LLC, the general partner of Lightfoot Capital Partners, LP, from its formation in 2006 through its wind up in December 2019. He served as Chief Executive Officer, Director and Chairman of the Board of Arc Logistics GP LLC, the general partner of Arc Logistics Partners LP (NYSE: ARCX), formerly a publicly-traded partnership engaged in the midstream business, from October 2013 to the date of its sale in December 2017. From 2007 to 2011, Mr. Cubbage also served on the board of managers of the general partner of International Resources Partners, LP, a private partnership founded by Lightfoot Capital that was engaged in the mining of natural resources. Prior to founding Lightfoot Capital, Mr. Cubbage was a Senior Managing Director and Head of the Midstream sector in the Investment Banking Division of Banc of America Securities from 1998 to 2006. Before joining Banc of America Securities, Mr. Cubbage was a Vice President at Salomon Smith Barney in the Global Energy and Power Group where he worked from 1994 to 1998. Mr. Cubbage received an M.B.A. from the American Graduate School of International Management and a B.A. from Eastern Washington University.

We believe that Mr. Cubbage’s extensive business experience qualifies him to serve as a director.

Martin Lauber.    Mr. Lauber has served on the Volta board of directors since June 2020. Since June 2013, Mr. Lauber has served as a Managing Partner at 19York, LLC, a marketing communications investing and strategic advisory firm, which he also founded. Mr Lauber is also the Managing Partner of 19Y Ventures and has been active in technology and mobility investing and advising for several years. Prior, Mr Lauber was Founder and CEO of Swirl, a pioneering digital marketing agency from 1997 to 2017. Mr. Lauber holds a bachelor’s degree in American Studies from the University of California, Los Angeles.

We believe that Mr. Lauber is qualified to serve as a director because of his extensive experience in the advertising/marketing and mobility industries.

Katherine J. Savitt.    Ms. Savitt has served on the Volta board of directors since December 2018. Ms. Savitt has served as President and Chief Commercial Officer of Boom Supersonic, an aviation and aerospace company, since January 2021. From 2016, Ms. Savitt served as a founding General Partner of Perch Partners, LLC, a management consulting firm. Prior to that, Ms. Savitt served as Chief Marketing Officer and Head of Global Media at Yahoo Inc. From 2009 to 2012, Ms. Savitt served as CEO of Lockerz, Inc., a shoppable digital magazine company, which she co-founded. Prior to this, Ms. Savitt served as Executive Vice President and Chief Marketing Officer of American Eagle Outfitters Inc. Ms. Savitt holds an A.B. in history and government from Cornell University.

We believe that Ms. Savitt’s extensive business experience qualifies her to serve as a director.

Bonita C. Stewart.    Ms. Stewart has served on the New Volta Board since March 2021. Since 2006, Ms. Stewart has served in various roles at Google, Inc., a wholly owned subsidiary of Alphabet Inc., a global technology company, including most recently as Vice President, Global Partnerships since July 2016. At Google, Ms. Stewart previously served as Vice President, Americas, Partner Business Solutions from August 2012 to December 2015; as Vice President, U.S. Sales and Operations from 2011 to 2012; as Managing Director, U.S. Sales from 2009 to 2010; and as Industry Director, U.S. Automotive from 2006 to 2009. Ms. Stewart has served on the board of directors of Deckers Outdoor Corporation, a footwear design and distribution company, since September 2014, PagerDuty, digital operations management company since 2021, and Pluralsight, a leading cloud-based technology skills development platform from October 2018 to April 2021. Ms. Stewart holds a B.A. degree in Journalism from Howard University and an M.B.A. from Harvard Business School.

We believe that Ms. Stewart is qualified to serve as a director because of her extensive experience in the technology industry and her service on multiple public company boards.

John J. Tough.    Mr. Tough has served on the Volta board of directors since May 2019. Mr. Tough has worked at Energize Ventures as a Managing Partner since September 2019 and as a Partner from February 2017 to August 2019. Prior to this, Mr. Tough worked at Choose Energy, Inc., a consumer services technology company, as Chief Revenue Officer from 2016 to May 2017, Vice President of Business Development & Operations from January 2014 to 2016 and Director — Business Development from June 2012 to January 2014. He also currently serves as a member or observer on the boards of directors of the following private computer software companies: Matroid, Inc., Aurora Solar Inc., Sitetracker, Inc. and Jupiter Intelligence, Inc. In addition, Mr. Tough also currently serves as a member or observer on the boards of directors of the following private companies: Optimus Ride Inc., a mobility technology company, ZEDEDA Inc., an information technology and services company, DroneDeploy, Inc., an aerial analytics information technology company, and Nozomi Networks Inc., a computer and network security company. Mr. Tough holds a B.S. in biology, chemistry and markets and management from Duke University and an M.B.A. from The University of Chicago — Booth School of Business.

We believe Mr. Tough is qualified to serve as a director because of his extensive experience in the technology industry and his experience on multiple boards of various technology companies.

Family Relationships

There are no familial relationships among the New Volta directors and executive officers.

Board Composition

If the Proposed Organizational Documents are approved, upon the consummation of the Business Combination, the New Volta Board will be comprised of eight directors and will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. New Volta’s directors will be divided among the three classes as follows:

•        the Class I directors will be Martin Lauber, Scott Mercer and John Tough and their terms will expire at the annual meeting of stockholders to be held in 2022;

•        the Class II directors will be Vince Cubbage, Bonita Stewart and Christopher Wendel and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•        the Class III directors will be Eli Aheto and Kathy Savitt and their terms will expire at the annual meeting of stockholders to be held in 2024.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of New Volta stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal. This classification of the New Volta Board may have the effect of delaying or preventing changes in New Volta’s control or management.

The Proposed Organizational Documents that will be in effect upon the completion of this offering provided that only the New Volta Board can fill vacant directorships, including newly-created seats. Any additional directorships resulting from an increase in the authorized number of directors would be distributed pro rata among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors. The Proposed Organizational Documents will also provide that New Volta’s directors may only be removed for cause and by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares entitled to vote in the election of directors, voting together as a single class.

Director Independence

Upon the consummation of the Business Combination, the New Volta Board is expected to determine that each of the directors serving on the New Volta Board, other than Scott Mercer and Christopher Wendel, will qualify as an independent director, as defined under the listing rules of NYSE, and the New Volta Board will consist of a majority of “independent directors,” as defined under the applicable rules of the SEC and NYSE relating to director independence requirements. In addition, New Volta will be subject to certain rules of the SEC and NYSE relating to the membership, qualifications and operations of the audit committee, as discussed below.

Following the completion of the Business Combination, Scott Mercer and Christopher Wendel will control a majority of the voting power of New Volta’s outstanding capital stock. As a result, New Volta will be a “controlled company” under NYSE rules. As a controlled company, New Volta will be exempt from certain NYSE corporate governance requirements, including those that would otherwise require the New Volta Board to have a majority of independent directors and require that New Volta establish a compensation committee comprised entirely of independent directors, or otherwise ensure that the compensation of its executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the New Volta Board. While New Volta does not currently intend to rely on any of these exemptions, it will be entitled to do so for as long as New Volta will be considered a “controlled company,” and to the extent it relies on one or more of these exemptions, holders of New Volta Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Board Leadership Structure

The New Volta Board does not have a policy requiring the positions of the Chairperson of the board of directors and Chief Executive Officer to be separate or held by the same individual. The New Volta Board believes that this determination should be based on circumstances existing from time to time, based on criteria that are in New Volta’s best interests and the best interests of its stockholders, including the composition, skills and experience of the board and its members, specific challenges faced by New Volta or the industry in which it operates and governance efficiency. The New Volta Board intends to adopt Corporate Governance Guidelines, effective as of the consummation of the Business Combination, which will provide for the appointment of a lead independent director at any time when the Chairperson is not independent. Eli Aheto is expected to serve as the initial lead independent director.

Board Committees

Effective as of the consummation of the Business Combination, the New Volta Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below. The New Volta Board and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The New Volta Board will delegate various responsibilities and authority to its committees and the committees will regularly report on their activities and actions to the full board of directors. Members will serve on these committees until their resignation or until otherwise determined by the New Volta Board. The New Volta Board may establish other committees to facilitate the management of New Volta’s business as it deems necessary or appropriate from time to time.

Each committee of the New Volta Board will operate under a written charter approved by the New Volta Board. Following the consummation of the Business Combination, copies of each charter will be posted on the Investor Relations section of New Volta’s website at www.voltacharging.com. The inclusion of the post-combination company’s website address or the reference to New Volta’s website in this proxy statement/prospectus does not include or incorporate by reference the information on Volta’s website into this proxy statement/prospectus.

Audit Committee

Following the consummation of the Business Combination, New Volta’s audit committee will be comprised of Eli Aheto, Vince Cubbage and John Tough, with Eli Aheto serving as audit committee chairperson. The New Volta Board has determined that Mr. Aheto, Mr. Cubbage and Mr. Tough will each meet the requirements for independence and financial literacy under the current NYSE listing standards and SEC rules and regulations, including Rule 10A-3. In addition, the New Volta Board expects to determine that             is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of the audit committee and the New Volta Board. The audit committee will be responsible for, among other things:

•        selecting a qualified firm to serve as the independent registered public accounting firm to audit New Volta’s financial statements;

•        helping to ensure the independence and overseeing the performance of the independent registered public accounting firm;

•        reviewing and discussing the results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, New Volta’s interim and year-end operating results;

•        reviewing New Volta’s financial statements and critical accounting policies and estimates;

•        reviewing the adequacy and effectiveness of New Volta’s internal controls;

•        developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls or audit matters;

•        overseeing New Volta’s policies on risk assessment and risk management;

•        overseeing compliance with New Volta’s code of business conduct and ethics;

•        reviewing related party transactions; and

•        approving or, as permitted, pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.

The audit committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the listing standards of the NYSE, and which will be available on New Volta’s website upon the consummation of the Business Combination. All audit services to be provided to New Volta and all permissible non-audit services, other than de minimis non-audit services, to be provided to New Volta by New Volta’s independent registered public accounting firm will be approved in advance by the audit committee.

Compensation Committee

Following the consummation of the Business Combination, New Volta’s compensation committee will be comprised of John Tough, Martin Lauber, Kathy Savitt and Bonita Stewart, and Mr. Tough will be the chairperson of the compensation committee. The New Volta Board has expects to determine that each member of the compensation committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Each member of the committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Following the consummation of the Business Combination, the compensation committee will be responsible for, among other things:

•        reviewing, approving and determining, or making recommendations to the New Volta Board regarding, the compensation of New Volta’s executive officers, including the Chief Executive Officer;

•        making recommendations regarding non-employee director compensation to the full New Volta Board;

•        administering New Volta’s equity compensation plans and agreements with New Volta executive officers;

•        reviewing, approving and administering incentive compensation and equity compensation plans; and

•        reviewing and approving New Volta’s overall compensation philosophy.

The compensation committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and NYSE listing standards, and will be available on New Volta’s website upon the consummation of the Business Combination.

Nominating and Corporate Governance Committee

Following the consummation of the Business Combination, the nominating and corporate governance committee will be comprised of Vince Cubbage, Martin Lauber, Kathy Savitt and Bonita Stewart, and Mr. Cubbage will be the chairperson of the nominating and corporate governance committee. The New Volta Board expects to determine that each member of the nominating and corporate governance committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Following the consummation of the Business Combination, the nominating and corporate governance committee will be responsible for, among other things:

•        identifying, evaluating and selecting, or making recommendations to the New Volta Board regarding nominees for election to the New Volta Board and its committees;

•        considering and making recommendations to the New Volta Board regarding the composition of the New Volta Board and its committees;

•        developing and making recommendations to the New Volta Board regarding corporate governance guidelines and matters;

•        overseeing New Volta’s corporate governance practices;

•        overseeing the evaluation and the performance of the New Volta Board and individual directors; and

•        contributing to succession planning.

The nominating and corporate governance committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the NYSE listing standards and will be available on New Volta’s website upon the consummation of the Business Combination.

Code of Business Conduct and Ethics

The New Volta Board will adopt a Code of Business Conduct and Ethics that will apply to all of New Volta’s directors, officers and employees, including New Volta’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Upon the consummation of the Business Combination, the Code of Business Conduct and Ethics will be available on the Corporate Governance section of New Volta’s website. In addition, New Volta intends to post on the Corporate Governance section of New Volta’s website all disclosures that are required by law or the listing standards of the NYSE concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

None of the intended members of the New Volta compensation committee is or has been at any time one of New Volta’s officers or employees. None of New Volta’s expected executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has or has had one or more executive officers serving as a member of the New Volta Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, limits New Volta’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New Volta’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, provide that New Volta will, in certain situations, indemnify New Volta’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, New Volta will enter into separate indemnification agreements with New Volta’s directors and officers. These agreements, among other things, will require New Volta to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of New Volta’s directors or officers or any other company or enterprise to which the person provides services at New Volta’s request.

New Volta plans to maintain a directors’ and officers’ insurance policy pursuant to which New Volta’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Certificate of Incorporation and Proposed Bylaws, which will be effective upon the consummation of the Business Combination, and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

TortoiseCorp is a Cayman Islands exempted company. The Cayman Islands Companies Act (As Revised) and the Existing Organizational Documents govern the rights of TortoiseCorp’s shareholders. The Cayman Islands Companies Act (As Revised) differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Organizational Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of New Volta, your rights will differ in some regards as compared to when you were a shareholder of TortoiseCorp.

Below is a summary chart outlining important similarities and differences in the corporate governance and rights associated with owning shares of TortoiseCorp, as a Cayman Islands exempted company, and New Volta, as a corporation incorporated under the laws of the State of Delaware.

This summary is qualified in its entirety by reference to the complete text of the Existing Organizational Documents, the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B, and the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. You should review each of the Proposed Organizational Documents, as well as the DGCL and the Cayman Islands Companies Act (As Revised), for more information as to how these laws apply to New Volta and TortoiseCorp, respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Under the Cayman Islands Companies Act (As Revised) and the Existing Organizational Documents, routine corporate matters may be approved by an ordinary resolution (being the affirmative vote (in person, online or by proxy) of a majority of the holders of the Class A Ordinary Shares and Class B Ordinary Shares entitled to vote entitled to vote and actually casting votes thereon at the extraordinary general meeting, voting as a single class).

	Delaware	Cayman Islands
Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Advisory Organizational Documents Proposal 4E).

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors of TortoiseCorp owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF SECURITIES

If the Business Combination is consummated, New Volta will replace its Existing Organizational Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in the form attached to this proxy statement/prospectus as Annex B and Annex C, which, in the judgment of the TortoiseCorp Board, is necessary to adequately address the needs of the post-combination company.

The following summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation and Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. We urge you to read the Proposed Certificate of Incorporation and Proposed Bylaws in their entirety for a complete description of the rights and preferences of the post-combination company’s securities following the Business Combination.

For more information on the Organizational Documents Proposal and Advisory Organizational Documents Proposals, see the sections entitled “Proposal No. 3 — The Organizational Documents Proposal” and “Proposal No. 4 — The Advisory Organizational Documents Proposals.”

Capital Stock

Authorized Capitalization

The Proposed Certificate of Incorporation will authorize the issuance of 410,000,000 shares of capital stock, consisting of three classes: 350,000,000 shares of New Volta Class A Common Stock, 50,000,000 shares of New Volta Class B Common Stock and 10,000,000 shares of New Volta Preferred Stock. We expect to have approximately 174,365,276 shares of New Volta Class A Common Stock and 11,431,899 shares of New Volta Class B Common Stock outstanding immediately after the consummation of the Business Combination, assuming none of the outstanding public shares are redeemed in connection with the Business Combination, and 139,865,276 shares of New Volta Class A Common Stock and 11,431,899 shares of New Volta Class B Common Stock outstanding immediately after the consummation of the Business Combination, assuming all outstanding public shares are redeemed in connection with the Business Combination.

New Volta Class A Common Stock

Voting Rights

The Proposed Certificate of Incorporation provides that, except as otherwise expressly provided by the Proposed Certificate of Incorporation or as provided by law, the holders of New Volta Class A Common Stock and New Volta Class B Common Stock shall at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of shares of New Volta Class A Common Stock and New Volta Class B Common Stock shall not be entitled to vote on any amendment to the Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of New Volta Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation. Except as otherwise expressly provided in the Proposed Certificate of Incorporation or by applicable law, each holder of New Volta Class A Common Stock shall have the right to one vote per share of New Volta Class A Common Stock held of record by such holder.

Dividend Rights

Subject to preferences that may apply to any shares of New Volta Preferred Stock outstanding at the time, shares of New Volta Class A Common Stock and New Volta Class B Common Stock will be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the New Volta Board out of any assets of New Volta legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of New Volta Class A Common Stock or New Volta Class B Common Stock (or rights to acquire such shares), then holders of New Volta Class A Common Stock will receive shares of New Volta Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of New Volta Class B Common Stock will receive shares of New Volta Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of New Volta Class A Common Stock and New Volta Class B Common Stock receiving, on a per share basis, an identical number of shares of New Volta Class A Common Stock or New Volta Class B Common Stock, as applicable.

Notwithstanding the foregoing, the New Volta Board may pay or make a disparate dividend or distribution per share of New Volta Class A Common Stock or New Volta Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by both (a) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of New Volta Class A Common Stock and (b) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of New Volta Class B Common Stock, each voting separately as a class.

Rights Upon Liquidation, Dissolution and Winding Up

Subject to any preferential or other rights of any holders of New Volta Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of New Volta, whether voluntary or involuntary, holders of New Volta Class A Common Stock and New Volta Class B Common Stock will be entitled to receive ratably all assets of New Volta available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by both (a) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of New Volta Class A Common Stock and (b) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of New Volta Class B Common Stock, each voting separately as a class.

Other Rights

The holders of New Volta Class A Common Stock will not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the New Volta Class A Common Stock. The rights, preferences and privileges of holders of shares of New Volta Class A Common Stock will be subject to those of the holders of any shares of New Volta Preferred Stock that New Volta may issue in the future.

New Volta Class B Common Stock

Voting Rights

The Proposed Certificate of Incorporation provides that, except as otherwise expressly provided by the Proposed Certificate of Incorporation or as provided by law, the holders of New Volta Class A Common Stock and New Volta Class B Common Stock shall at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of shares of New Volta Class A Common Stock and New Volta Class B Common Stock shall not be entitled to vote on any amendment to the Proposed Certificate of Incorporation that relates solely to the terms of one or more outstanding series of New Volta Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation. Except as otherwise expressly provided in the Proposed Certificate of Incorporation or by applicable law, each holder of New Volta Class B Common Stock shall have the right to ten votes per share of New Volta Class B Common Stock held of record by such holder.

Dividend Rights

Subject to preferences that may apply to any shares of New Volta Preferred Stock outstanding at the time, shares of New Volta Class A Common Stock and New Volta Class B Common Stock will be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the New Volta Board out of any assets of New Volta legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of New Volta Class A Common Stock or New Volta Class B Common Stock (or rights to acquire such shares), then holders of New Volta Class A Common Stock will receive shares of New Volta Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of New Volta Class B Common Stock will receive shares of New Volta Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of New Volta Class A Common Stock and New Volta Class B Common Stock receiving, on a per share basis, an identical number of shares of New Volta Class A Common Stock or New Volta Class B Common Stock, as applicable.

Notwithstanding the foregoing, the New Volta Board may pay or make a disparate dividend or distribution per share of New Volta Class A Common Stock or New Volta Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by both (a) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of New Volta Class A Common Stock and (b) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of New Volta Class B Common Stock, each voting separately as a class.

Rights Upon Liquidation, Dissolution and Winding Up

Subject to any preferential or other rights of any holders of New Volta Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of New Volta, whether voluntary or involuntary, holders of New Volta Class A Common Stock and New Volta Class B Common Stock will be entitled to receive ratably all assets of New Volta available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by both (a) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of New Volta Class A Common Stock and (b) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of New Volta Class B Common Stock, each voting separately as a class.

Other Rights

The holders of New Volta Class B Common Stock will not have preemptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to the New Volta Class B Common Stock. The New Volta Class B Common Stock will be convertible into shares of New Volta Class A Common Stock on a one-to-one basis at the option of the holders of the New Volta Class B Common Stock at any time upon written notice to New Volta. In addition, the New Volta Class B Common Stock will automatically convert into shares of New Volta Class A Common Stock immediately prior to the close of business on the earliest to occur of (a) the later of (i) ten years from the date of filing of the Proposed Certificate of Incorporation and (ii) the date that is one year after the first date on which neither Scott Mercer nor Christopher Wendel is serving as an executive officer or director of New Volta; (b) the date that is one year after the death or permanent disability of the last to die or become disabled of Scott Mercer and Christopher Wendel; and (c) the date specified by the affirmative vote of the holders of New Volta Class B Common Stock representing not less than two-thirds of the voting power of the outstanding shares of New Volta Class B Common Stock, voting separately as a single class. The New Volta Class B Common Stock will also automatically convert into New Volta Class A Common Stock upon a transfer of the New Volta Class B Common Stock, other than certain permitted transfers specified in the Proposed Certificate of Incorporation. The rights, preferences and privileges of holders of shares of New Volta Class B Common Stock will be subject to those of the holders of any shares of New Volta Preferred Stock that New Volta may issue in the future.

New Volta Preferred Stock

The Proposed Certificate of Incorporation provides that shares of New Volta Preferred Stock may be issued from time to time in one or more series. The New Volta Board will be authorized to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

The number of authorized shares of New Volta Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of New Volta entitled to vote thereon, without a separate vote of the holders of the New Volta Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation designating a series of New Volta Preferred Stock.

The New Volta Board will be able to, subject to limitations prescribed by Delaware law, without stockholder approval, issue New Volta Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the New Volta Class A Common Stock and New Volta Class B Common Stock and could have anti-takeover effects. The ability of the New Volta Board to issue New Volta Preferred Stock without stockholder approval, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of New Volta or the removal of New Volta’s management and may adversely affect the market price of New Volta Class A Common Stock and the voting and other rights of the holders of New Volta. New Volta will have no New Volta Preferred Stock outstanding at the date the Proposed Certificate of Incorporation becomes effective. Although the TortoiseCorp Board does not currently intend to issue any shares of New Volta Preferred Stock, we cannot assure you that the New Volta Board will not do so in the future.

Warrants

Public Warrants

Public warrants may only be exercised for a whole number of shares. No fractional public warrants will be issued upon separation of the TortoiseCorp Units and only whole public warrants will trade. The public warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination (or any other Initial Business Combination) and (b) 12 months from the closing of our IPO; provided in each case that we have an effective registration statement under the Securities Act covering the New Volta Class A Common Stock issuable upon exercise of the public warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under certain circumstances). We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the New Volta Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to the New Volta Class A Common Stock until the warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the New Volta Class A Common Stock issuable upon exercise of the warrants is not effective 60 business days after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of New Volta Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of the Business Combination or any other Initial Business Combination or earlier upon redemption or liquidation. In addition, if we issue additional New Volta Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of New Volta Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the TortoiseCorp Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

Once the warrants become exercisable, we may redeem the outstanding warrants for cash (except as described herein with respect to the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the New Volta Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants for cash unless a registration statement under the Securities Act covering the New Volta Class A Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to the New Volta Class A Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

Commencing 90 days after the warrants become exercisable, we may redeem the outstanding warrants for New Volta Class A Common Stock:

•        in whole and not in part;

•        at a price equal to a number of shares of New Volta Class A Common Stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the New Volta Class A Common Stock;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the New Volta Class A Common Stock equals or exceeds $10.00 per share (as adjusted per share sub-divisions, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The “fair market value” of the New Volta Class A Common Stock means the average reported last sale price of the New Volta Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In no event will we be required to net cash settle any warrant. If we are unable to complete the Business Combination or any other Initial Business Combination within the Combination Period and we liquidate the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from our assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Private Placement Warrants

The private placement warrants are identical to the public warrants underlying the TortoiseCorp Units sold in the IPO, except that the private placement warrants and the New Volta Class A Common Stock issuable upon exercise of the private placement warrants will not be transferrable, assignable or salable until 30 days after the completion of the Business Combination or any other Initial Business Combination, subject to certain limited exceptions. Additionally, the private placement warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by TortoiseCorp and exercisable by such holders on the same basis as the public warrants.

Our Transfer Agent and Warrant Agent

The transfer agent for our Ordinary Shares (and, after the consummation of the Business Combination, the New Volta Common Stock) and the warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Proposed Organizational Documents

We will not opt out of Section 203 of the DGCL under the Proposed Organizational Documents. Under Section 203 of the DGCL, New Volta will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of New Volta (the “acquisition”), except if:

•        the New Volta Board approved the acquisition prior to its consummation;

•        the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•        the business combination is approved by the New Volta Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New Volta for a three-year period. This may encourage companies interested in acquiring New Volta to negotiate in advance with the New Volta Board because the stockholder approval requirement would be avoided if the New Volta Board approves the acquisition which results in the stockholder becoming an interested stockholder.

This may also have the effect of preventing changes in the New Volta Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Written Consent by Stockholders

Under the Proposed Organizational Documents, subject to the rights of any series of New Volta Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of New Volta must be effected at a duly called annual or special meeting of stockholders of New Volta and may not be effected by any consent in writing by such stockholders.

Special Meeting of Stockholders

Under the Proposed Organizational Documents, special meetings of stockholders of New Volta may be called only by the chairperson of the New Volta Board, the chief executive officer or president of New Volta, the lead independent director of the New Volta Board or the New Volta Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Under the Proposed Bylaws, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of New Volta shall be given in the manner and to the extent provided in New Volta’s bylaws.

Listing of Securities

We have applied to continue the listing of the New Volta Class A Common Stock and New Volta Warrants on the NYSE under the symbols “VLTA” and “VLTA WS,” respectively, upon the Closing. The TortoiseCorp Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW VOLTA COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of New Volta Common Stock or New Volta Warrants for at least six months would be entitled to sell their securities provided that (a) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (b) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted shares of New Volta Class A Common Stock or New Volta Warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of such New Volta securities then-outstanding; or

•        the average weekly reported trading volume of such New Volta securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will not be able to sell their New Volta Common Stock pursuant to Rule 144 without registration until one year after we have completed the Business Combination or any other Initial Business Combination, although these shares may be sold sooner to the extent they have been registered on a registration statement that has been declared effective by the SEC.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to TortoiseCorp regarding (a) the actual beneficial ownership of our Ordinary Shares as of the record date (prior to the Domestication, Business Combination and Private Placement Financing) and (b) the expected beneficial ownership of our voting common stock immediately following consummation of the Domestication, Business Combination and Private Placement Financing, assuming that no public shares of TortoiseCorp are redeemed, and alternatively the maximum redemptions scenario, which assumes that 34,500,000 Class A Ordinary Shares are redeemed as further described in the subsection entitled “Unaudited Pro Forma Condensed Combined Financial Information — Note 1 — Basis of Presentation,” resulting in an aggregate payment of $345.0 million out of the Trust Account, in each case, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of New Volta Class A Common Stock;

•        each of our named executive officers and directors;

•        each person who will become a named executive officer or director of New Volta post-Business Combination; and

•        all current executive officers and directors of TortoiseCorp, as a group pre-Business Combination and all executive officers and directors of New Volta post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our Ordinary Shares prior to the Domestication, Business Combination and Private Placement Financing is based on 43,125,000 Class A Ordinary Shares and Class B Ordinary Shares issued and outstanding in the aggregate as of March 31, 2021.

The expected beneficial ownership of shares of our voting common stock immediately following consummation of the Domestication, Business Combination and Private Placement Financing, assuming none of our public shares are redeemed, (a) assumes (i) that none of TortoiseCorp’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market, (ii) that there are no other issuances of equity interests of TortoiseCorp or Volta and no repurchases of Volta Restricted Stock and (iii) that there are no exercises of Volta Options or Volta Warrants and (b) does not take into account New Volta Warrants that will remain outstanding following the Business Combination and may be exercised at a later date.

The expected beneficial ownership of shares of our voting common stock immediately following consummation of the Domestication, Business Combination and Private Placement Financing, assuming the maximum redemptions scenario where 34,500,000 public shares have been redeemed, (a) assumes (i) that none of TortoiseCorp’s initial shareholders or the Historical Rollover Shareholders purchase Class A Ordinary Shares in the open market, (ii) that there are no other issuances of equity interests of TortoiseCorp or Volta and no repurchases of Volta Restricted Stock and (iii) that there are no exercises of Volta Options or Volta Warrants and (b) does not take into account New Volta Warrants that will remain outstanding following the Business Combination and may be exercised at a later date.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

Shares of New Volta Common Stock that may be acquired by an individual or group within 60 days of March 31, 2021, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Unless otherwise indicated, the address for each Volta stockholder listed is: 155 De Haro Street San Francisco, CA 94103.

				After the Business Combination and PIPE Financing
	Prior to the Business Combination and PIPE Financing			Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
Name and Address of Beneficial Owners(1)	Number of shares of Common Stock	%	% of Total Voting Power	Number of shares of Common Stock	%	% of Total Voting Power	Number of shares of Common Stock	% of Total Voting Power
Five Percent Holders of Tortoise
Tortoise Sponsor II LLC(2)(3)	8,520,000	19.8	70.6	8,520,000	4.6	3.0	8,520,000	5.6	3.4

Directors and Executive Officers of Tortoise
Vincent T. Cubbage	—	*	*	—	—	—	—	—	—
Stephen Pang	—	*	*	—	—	—	—	—	—
Juan J. Daboub	35,000	*	*	35,000	*	*	35,000	*	*
Karin M. Leidel	35,000	*	*	35,000	*	*	35,000	*	*
Sidney L. Tassin	35,000	*	*	35,000	*	*	35,000	*	*
Steven C. Schnitzer	—	*	*	—	—	—	—	—	—
Darrell Brock, Jr.	—	*	*	—	—	—	—	—	—
Evan Zimmer(4)	109,312	*	*	109,312	*	*	109,312	*	*
All Directors and Executive Officers of Tortoise as a Group (8 Individuals)	214,312	*	*	214,312	*	*	214,312	*	*
Five Percent Holders of Volta:
Activate Capital Partners, LP(5)	—	*	*	6,650,324	3.6	2.9	6,650,324	4.4	3.3
Energize Ventures Fund LP(6)	—	*	*	9,256,910	5.0	3.8	9,256,910	6.1	4.3
Virgo Hermes, LLC(7)	—	*	*	16,322,840	8.4	5.5	16,322,840	10.2	6.2

Directors and Executive Officers of New Volta After Consummation of the Business Combination
Scott Mercer(8)	—	*	*	13,678,791	7.3	27.4	13,678,791	9.0	31.0
Christopher Wendel(9)	—	*	*	8,996,633	4.8	10.4	8,996,633	5.9	11.9
Andrew B. Lipsher(10)	—	*	*	2,549,628	1.4	1.5	2,549,628	1.7	1.8
James S. DeGraw(11)	—	*	*	782,976	*	*	782,976	*	*
Praveen Mandal(12)	—	*	*	431,348	*	*	431,348	*	*
Nadya Kohl(13)	—	*	*	180,780	*	*	180,780	*	*
Brandt Hastings	—	—	*	*	—	*	—	*	—
Eli Aheto(14)	—	*	*	210,910	*	*	210,910	*	*
Martin Lauber(15)	—	*	*	756,034	*	*	756,034	*	*
Katherine J. Savitt(16)	—	*	*	351,517	*	*	351,517	*	*
John J. Tough(6)	—	*	*	241,040	*	*	241,040	*	*
Bonita Stewart(17)	—	*	*	17,576	*	*	17,576	*	*
All Directors and Executive Officers of New Volta as a Group (12 Individuals)	—	*	*	29,463,456	15.7	41.1	29,463,456	19.3	46.6

____________

*        Less than one percent.

(1)      This table is based on 43,125,000 Ordinary Shares outstanding on March 31, 2021 of which 34,500,000 were Class A Ordinary Shares and 8,625,000 were Class B Ordinary Shares. Unless otherwise noted, the business address of each of the entities, directors and executive officers in this table is 5100 W. 115th Place, Leawood, KS 66211.

(2)      Interests shown consist solely of Founder Shares, classified as Class B Ordinary Shares. Such shares will automatically convert into New Volta Class A Common Stock upon consummation of the Domestication and the Business Combination on a one-for-one basis, subject to adjustment.

(3)      Our Sponsor is the record holder of the shares reported herein. Tortoise Borrower is the managing member of our Sponsor. TortoiseEcofin Parent Holdco LLC is the sole member of Tortoise Borrower, and TortoiseEcofin Investments, LLC is the sole member of TortoiseEcofin Parent Holdco LLC. TortoiseEcofin Investments, LLC is controlled by a board of directors, which consists of Jeffrey Lovell, Robert M. Belke, Brad Armstrong, H. Kevin Birzer, Gary P. Henson and Brad Hilsabeck. Accordingly, the members of the board of directors of TortoiseEcofin Investments, LLC may be deemed to have or share beneficial ownership of the ordinary shares held directly by our Sponsor. In addition, Vincent T. Cubbage, Stephen Pang, Steven C. Schnitzer, Darrell Brock, Jr. and Evan Zimmer (or their family trusts, as applicable) are members of our Sponsor. Messrs. Cubbage, Pang, Schnitzer, Brock and Zimmer have no voting or dispositive power over such securities and hereby disclaim beneficial ownership of such securities.

(4)      Represents securities purchased by an immediate family member of Mr. Zimmer. These securities are included in this table because of Mr. Zimmer’s relationship to such family member.

(5)      Consists of (a) 6,451,466 shares of New Volta Class A Common Stock issued in exchange for 5,353,025 shares of Volta Class B Common Stock, and (b) 198,858 shares of New Volta Class A Common Stock subject to a warrant issued in exchange for a warrant exercisable within 60 days of March 31, 2020 for 165,000 shares of Volta Class A Common Stock. All such securities are held directly by Activate Capital Partners, LP (“Activate LP”). AGC Partners GP, LP is the general partner of Activate LP, and AGC Partners GP, LLC is the general partner of AGC Partners GP, LP. The principal address of Activate LP is 50 California Street, Suite 680, San Francisco, California 94111.

(6)      Consists of (a) 8,357,012 shares of New Volta Class A Common Stock issued in exchange for 6,934,129 shares of Volta Class B Common Stock, and (b) 198,858 shares of New Volta Class A Common Stock subject to a warrant issued in exchange for warrants exercisable within 60 days of December 31, 2020 for 165,000 shares of Volta Class A Common Stock and 381,679 shares of Volta Class B Common Stock, all of which are held directly by Energize Ventures Fund LP (“Energize LP”). Also includes 241,040 shares of New Volta Class B Common Stock issuable upon the exercise of New Volta options held directly by John J. Tough issued in exchange for pre-merger Volta options. John J. Tough is the managing partner of Energize LP. The principal address of Energize LP is 1 South Wacker Drive, Suite 1620, Chicago, Illinois 60606

(7)      Consists of (a) 7,063,801 shares of New Volta Class A Common Stock issued in exchange for 5,861,103 shares of Volta Class B Common Stock and (b) 9,048,129 shares of New Volta Class A Common Stock subject to a warrant issued in exchange for a warrant exercisable within 60 days of March 31, 2020 for 7,507,575 shares of Volta Class B Common Stock, all of which are held directly by Virgo Hermes, LLC (“Virgo LLC”). Jesse Watson is the Chief Executive Officer of Virgo LLC. The principal address of Virgo LLC is 1201 Howard Avenue, Burlingame, California 94010. Eli Aheto is an affiliate of Virgo and a director of Volta. See footnote 14.

(8)      Consists of (a) 5,862,393 shares of New Volta Class A Common Stock issued in exchange for 4,864,249 shares of Volta Class B Common Stock, (b) 7,176,406 shares of New Volta Class B Common Stock issued in exchange for 5,954,535 shares of Volta Class A Common Stock, and (c) 504,999 shares of New Volta Class A Common Stock and 134,993 shares of New Volta Class B Common Stock issuable upon the exercise of New Volta Options issued in exchange for Volta Options. Excludes 5,250,000 restricted stock units to be issued in connection with the Business Combination pursuant to the Founder Plan.

(9)      Consists of (a) 6,649,012 shares of New Volta Class A Common Stock issued in exchange for 5,516,937 shares of Volta Class B Common Stock, and (b) 2,347,621 shares of New Volta Class B Common Stock issued in exchange for 1,947,910 shares of Volta Class A Common Stock. Excludes 5,250,000 restricted stock units to be issued in connection with the Business Combination pursuant to the Founder Plan.

(10)    Consists of (a) 1,911,843 shares of New Volta Class A Common Stock issued in exchange for 1,586,328 shares of Volta Class B Common Stock, (b) 213,641 shares of New Volta Class B Common Stock issued in exchange for 177,266 shares of Volta Class A Common Stock, and (c) 424,144 shares of New Volta Class B Common Stock issuable upon the exercise of New Volta Options issued in exchange for Volta Options.

(11)    Consists of (a) 1,197,307 shares of New Volta Class A Common Stock issued in exchange for 449,665 shares of Volta Class B Common Stock, and (b) 68,916 shares of New Volta Class B Common Stock issuable upon the exercise of New Volta Options issued in exchange for Volta Options.

(12)    Consists of (a) 369,456 shares of New Volta Class A Common Stock issued in exchange for 306,552 shares of Volta Class B Common Stock, and (b) 61,892 shares of New Volta Class B Common Stock issuable upon the exercise of New Volta Options issued in exchange for Volta Options.

(13)    Consists of 180,780 shares of New Volta Class A Common Stock issued in exchange for 150,000 shares of Volta Class B Common Stock.

(14)    Consists of (a) 40,978 shares of New Volta Class A Common Stock issued in exchange for 34,001 shares of Volta Class B Common Stock held directly by Pacific Premier Trust Custodian FBO Eli Aheto IRA, and (b) 210,910 shares of New Volta Class B Common Stock issuable upon the exercise of New Volta options held directly by Eli Aheto issued in exchange for pre-merger Volta options. The principal address of Eli Aheto is 1201 Howard Avenue, Burlingame, CA 94010. Mr. Aheto is an affiliate of Virgo. See footnote 7.

(15)    Consists of (a) 507,043 shares of New Volta Class A Common Stock issued in exchange for 420,713 shares of Volta Class B Common Stock held directly by 19Y Ventures VI, LLC (“19Y LLC”), (b) 236,018 shares of New Volta Class A Common Stock issued in exchange for 195,833 shares of Volta Class B Common Stock held directly by Martin Lauber and (c) 12,973 shares of New Volta Class B Common Stock issuable upon the exercise of New Volta Options held directly by Martin Lauber issued in exchange for Volta Options. Martin Lauber is the Managing Member of 19Y LLC. The principal address of 19Y LLC and Martin Lauber is 120 Gilmartin Drive, Tiburon, California 94920.

(16)    Consists of 351,517 shares of New Volta Class B Common Stock issuable upon the exercise of New Volta Options issued in exchange for Volta Options.

(17)    Consists of 17,576 shares of New Volta Class B Common Stock issuable upon the exercise of New Volta Options issued in exchange for Volta Options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

TortoiseCorp Related Party Transactions

Founder Shares

On July 29, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,187,500 Founder Shares. In September 2020, the Company effected a share capitalization of 1,437,500 Founder Shares, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The holders of the Founder Shares agreed to forfeit up to an aggregate of 1,125,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The over-allotment option was exercised in full on September 11, 2020; thus, these shares are no longer subject to forfeiture.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (a) one year after the completion of the Initial Business Combination and (b) subsequent to the Initial Business Combination, (i) if the last reported sale price of the Company’s Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of the Initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, TortoiseCorp completed the Private Placement of 5,933,333 private placement warrants at a price of $1.50 per private placement warrant in the Private Placement to Tortoise Borrower, generating gross proceeds of approximately $8.9 million.

Each private placement warrant is exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If TortoiseCorp does not complete an Initial Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The private placement warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by Tortoise Borrower or its permitted transferees.

Tortoise Borrower and TortoiseCorp’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the Initial Business Combination.

Administrative Services Agreement

Pursuant the Administrative Services Agreement between TortoiseCorp and Tortoise Capital Advisors, dated September 10, 2020, TortoiseCorp agreed to pay Tortoise Capital Advisors a total of $10,000 per month for office space, utilities and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the agreement will terminate. During the period from July 24, 2020 (inception) through December 31, 2020, the Company incurred $36,667 in expenses for these services, which is included in general and administrative expenses on the audited condensed statement of operations. No amounts were due as of December 31, 2020.

In addition, the Sponsor, the Company’s officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on a suitable Initial Business Combination. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, the Company’s officers or directors or any affiliates of the Company or the Company’s officers or directors. Any such payments prior to an Initial Business Combination will be made using funds held outside the Trust Account.

Related Party Loans and Advances

On July 29, 2020, the Sponsor agreed to loan the Company up to $600,000 to be used for the payment of costs related to the Initial Public Offering pursuant to the Note. The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $181,000 under the Note and repaid the Note in full on September 21, 2020.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor, certain of the Company’s officers and directors or any of their respective affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an Initial Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an Initial Business Combination is not completed within the Combination Period, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-combination company at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Registration Rights

The holders of the Founder Shares, private placement warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A Ordinary Shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), and any Class A Ordinary Shares held by the initial shareholders, the Sponsor and Tortoise Borrower at the completion of the Initial Public Offering or acquired prior to or in connection with the Initial Business Combination, are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that TortoiseCorp offer such securities in an underwritten offering. These holders also have certain “piggy-back” registration rights with respect to certain underwritten offerings TortoiseCorp may conduct. The Company will bear the expenses incurred in connection with the registration of such securities.

Forward Purchase Agreement

The Company entered into the Forward Purchase Agreement, pursuant to which the Company may elect, in its sole and absolute discretion, to offer CIBC National Trust the opportunity to purchase Forward Purchase Units, consisting of one Forward Purchase Share and one-fourth of one Forward Purchase Warrant, where each whole redeemable warrant is exercisable to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, and, if CIBC National Trust accepts such offer, it commits to purchase at least a minimum aggregate amount equal to either (a) 10% of the gross proceeds from a private placement that may close simultaneously with the closing of the Initial Business Combination or (b) the Minimum Aggregate Amount of 10% of the gross proceeds from the Initial Public Offering, and up to the Maximum Aggregate Amount of $100,000,000 of Forward Purchase Units at a price per unit equal to the public offering price. The Forward Purchase Shares will be identical to the Class A Ordinary Shares included in the TortoiseCorp Units sold in the Initial Public Offering and the Forward Purchase Warrants will have the same terms as the public warrants, except the Forward Purchase Shares and the Forward Purchase Warrants will be subject to transfer restrictions and certain registration rights. The funds from the sale of the Forward Purchase Units may be used as part of the consideration to the sellers in the Initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company. The Forward Purchase Agreement is subject to conditions, including CIBC National Trust specifying the Specified Amount it wishes to purchase after the Company notifies CIBC National Trust of its intention to offer CIBC National Trust the opportunity to purchase Forward Purchase Units. The Company may specify, in its sole and absolute discretion and at any time prior to or after CIBC National Trust has indicated its Specified Amount, an amount below the Specified Amount that the Company is willing to sell to CIBC National Trust. CIBC National Trust may choose to accept the Company’s offer to purchase the Forward Purchase Units entirely within CIBC National Trust’s sole discretion. Accordingly, if CIBC

National Trust does not accept the Company’s offer to purchase the Forward Purchase Units, it will not be obligated to purchase the Forward Purchase Units. On February 8, 2021, and in connection with CIBC National Trusts entering into of a subscription agreement to purchase shares of New Volta Class A Common Stock in the Private Placement Financing, we delivered a notice to CIBC National Trust stating that we will not elect to offer CIBC National Trust the opportunity to purchase Forward Purchase Units pursuant to the Forward Purchase Agreement.

Volta’s Related Party Transactions

Equity Financings

Volta Series C Preferred Stock

Between March and June 2018, Volta sold an aggregate of 18,581,768 shares of its Series C Preferred Stock at a per share issuance price of $1.6773 to accredited investors for an aggregate issuance price of approximately $32.1 million. Each outstanding share of Volta Series C Preferred Stock will be converted into shares of Volta Class B Common Stock immediately prior to the Effective Time as part of the Conversion in connection with the Business Combination.

The following table summarizes issuances of shares of Volta’s Series C Preferred Stock to Volta’s directors, executive officers or holders of more than 5% of Volta’s capital stock or their respective affiliated entities.

Name of Stockholder(1)	No. of Shares (Series C)	Aggregate Purchase Price ($)
Virgo Hermes, LLC*(2)	894,294	1,499,999.33
Energize Ventures Fund LP*(3)	4,173,374	7,000,000.21
Activate Capital Partners, LP*	4,173,373	6,999,998.53

____________

*        Owner of more than 5% of Volta’s capital stock.

(1)      Additional details regarding these stockholders and their equity holdings are provided in this proxy statement/ prospectus under the section entitled “Beneficial Ownership of Securities.”

(2)      Virgo Hermes, LLC is an affiliate of Eli Aheto, a member of Volta’s board of directors.

(3)      Energize Ventures Fund LP is an affiliate of John Tough, a member of Volta’s board of directors.

(4)      Activate Capital Partners, LP is an affiliate of Anup Jacob, a former member of Volta’s board of directors.

Volta Series C-2 Preferred Stock

In June 2019, Volta issued an aggregate of 4,605,480 shares of its Series C-2 Preferred Stock at a per share issuance price of $2.605592 to accredited investors for an aggregate issuance price of approximately $12 million. Each outstanding share of Volta’s Series C-2 Preferred Stock will be converted into shares of Volta Class B Common Stock immediately prior to the Effective Time as part of the Conversion in connection with the Business Combination.

The following table summarizes issuances of shares of Volta’s Series C-2 Preferred Stock to Volta’s directors, executive officers or holders of more than 5% of Volta’s capital stock or their respective affiliated entities.

Name of Stockholder(1)	No. of Shares (Series C-2)	Aggregate Purchase Price ($)
Entities affiliated with Energize Ventures*(2)	2,302,739	5,999,998.33
Activate Capital Partners, LP*	767,579	1,999,997.71

____________

*        Owner of more than 5% of Volta capital stock.

(1)      Additional details regarding these stockholders and their equity holdings are provided in this proxy statement/ prospectus under the section “Beneficial Ownership of Securities.”

(2)      Consists of 1,918,949 shares held by Energize Ventures Fund LP and 383,790 shares held by EV Volta SPV LLC. Each of Energize Ventures Fund LP and EV Volta SPV LLC is an affiliate of John Tough, a member of Volta’s board of directors.

Volta Series D and D-1 Preferred Stock

Between December 2020 and February 2021, Volta sold an aggregate of 13,266,042 shares of its Series D Preferred Stock at a per share issuance price of $7.3809 to accredited investors for an aggregate purchase price of approximately $97.9 million. In December 2020, Volta also issued an aggregate of 8,283,574 shares of its Series D-1 Preferred Stock at a per share issuance price of $3.7731 through the conversion of certain promissory notes for an aggregate value of approximately $31.2 million. Each outstanding share of Volta Series D Preferred Stock and Series D-1 Preferred Stock will be converted into shares of Volta Class B Common Stock immediately prior to the Effective Time as part of the Conversion in connection with the Business Combination.

The following table summarizes issuances of shares of Volta’s Series D Preferred Stock and Series D-1 Preferred Stock to Volta’s directors, executive officers or holders of more than 5% of Volta’s capital stock or their respective affiliated entities.

Name of Stockholder(1)	No. of Shares (Series D)	No. of Shares (Series D-1)	Aggregate Purchase Price ($)
Virgo Hermes, LLC*(2)	—	1,386,686	5,232,109.59
Entities affiliated with Energize Ventures*(3)	1,923,883	841,806	17,376,207.24
Carolyn Magill(4)	—	26,979	101,797.26
Pacific Premier Trust Custodian FBO Eli Aheto IRA(5)	34,001	—	250,957.99
Entities affiliated with 19Y Ventures(6)	135,484	—	999,993.86
Bauer Family Investments LLC(7)	—	54,249	204,690.41
The Bonita K Coleman Living Trust(8)	—	54,377	205,172.60
Activate Capital Partners, LP*	—	412,073	1,554,794.52

____________

*        Owner of more than 5% of Volta capital stock.

(1)      Additional details regarding these stockholders and their equity holdings are provided in this proxy statement/ prospectus under the section “Beneficial Ownership of Securities.”

(2)      Virgo Hermes, LLC is an affiliate of Eli Aheto, a member of Volta’s board of directors.

(3)      Consists of (i) 1,354,847 shares of Series D Preferred Stock held by Energize Growth Fund I LP, (ii) 569,036 shares of Series D Preferred Stock held by EV Volta SPV LLC and (iii) 841,806 shares of Series D-1 Preferred Stock held by Energize Ventures Fund LP. Each of Energize Growth Fund I LP, EV Volta SPV LLC and Energize Ventures Fund LP is an affiliate of John Tough, a member of Volta’s board of directors.

(4)      Carolyn Magill is the spouse of Eli Aheto, a member of Volta’s board of directors.

(5)      Pacific Premier Trust Custodian FBO Eli Aheto IRA is an affiliate of Eli Aheto, a member of Volta’s board of directors.

(6)      Consists of (i) 135,484 shares of Series D Preferred Stock held by 19Y Ventures VI, LLC and (ii) 677,424 shares of Series D Preferred Stock held by 19Y Ventures VI-2, LLC. Each of 19Y Ventures VI, LLC and 19Y Ventures VI-2, LLC is an affiliate of Martin Lauber, a member of Volta’s board of directors.

(7)      Bauer Family Investments LLC is an affiliate of Christopher Wendel, a member of Volta’s board of directors and an executive officer of Volta.

(8)      The Bonita K Coleman Living Trust is an affiliate of Bonita Stewart, a member of Volta’s board of directors.

Stock Transfers

On December 30, 2020, Scott Mercer, a director, executive officer and holder of more than 5% of Volta’s capital stock, sold an aggregate of 427,844 shares of Volta Class B Common Stock to EV Volta SPV LLC, an entity affiliated with John Tough, one of Volta’s directors, at a purchase price of $7.01 per share, for an aggregate purchase price of $3.0 million. In addition, Christopher Wendel, a director, executive officer and holder of more than 5% of Volta’s capital stock, sold an aggregate of 142,615 shares of Volta Class B Common Stock to EV Volta SPV LLC at a purchase price of $7.01 per share, for an aggregate purchase price of $1.0 million.

On December 31, 2020, Scott Mercer also sold an aggregate of 285,229 shares of Volta Class B Common Stock to 19Y Ventures VI, LLC, an entity affiliated with Martin Lauber, one of Volta’s directors, at a purchase price of $7.01 per share, for an aggregate purchase price of $2.0 million.

Related Party Loans

In October 2015, Volta made loans to each of Scott Mercer and Christopher Wendel in the amounts of $150,000 and $105,000, respectively, to enable the purchase of 500,000 shares and 350,000 shares, respectively, of

Volta Class A Common Stock pursuant to restricted stock purchase agreements with such directors and executive officers. The loans were interest-bearing at a rate of 2.3% per annum and were secured by a pledge of such shares of Volta Class A Common Stock. The amounts outstanding under each of the loans will be repaid in full at or prior to the Closing of the Business Combination.

In December 2016, Volta made loans of $342,000 to each of Scott Mercer and Christopher Wendel to enable the purchase of 900,000 shares of Volta Class B Common Stock each pursuant to the Volta Option Plan. The loans were interest-bearing at a rate of 2.26% per annum and were secured by a pledge of such shares of Volta Class B Common Stock. The amounts outstanding under each of the loans will be repaid in full at or prior to the Closing of the Business Combination.

In December 2020, Volta made loans to certain of its directors and executive officers in the amounts set forth in the table below to enable such directors and executive officers to exercise certain outstanding Volta Options to purchase shares of Volta Class A Common Stock and Volta Class B Common Stock, as applicable. The loans were interest-bearing at a rate of 3.25% per annum and were secured by a pledge of shares of Volta Class A Common Stock and Volta Class B Common Stock in the amounts detailed below. All of such loans are expected to be repaid in full at or prior to the Closing of the Business Combination.

	Principal Amount	Pledged Shares
Name		Volta Class A Common Stock	Volta Class B Common Stock
Scott Mercer	$3,061,432.70	1,236,015 shares	1,577,322 shares
Christopher Wendel	$2,810,569.53	605,686 shares	2,159,552 shares
Andrew B. Lipsher	$1,278,392.42	177,266 shares	1,296,041 shares
Debra A. Crow	$987,914.58	57,182 shares	966,309 shares
James S. DeGraw	$540,564.50	—	449,665 shares
Praveen K. Mandal	$365,177.92	—	306,552 shares
Nadya Kohl	$195,000.00	—	150,000 shares

In February 2021, Volta made additional loans to certain of its directors and executive officers in the amounts set forth in the table below to facilitate the satisfaction of the recipients’ tax withholding obligations associated with the grant of vested shares of Volta restricted stock to such recipients. The loans were interest-bearing at a rate of 3.25% per annum and were secured by a pledge of shares of Volta Class B Common Stock in the amounts detailed below. All of such loans are expected to be repaid in full at or prior to the Closing of the Business Combination.

Name	Principal Amount	Pledged Shares (Volta Class B Common Stock)
Scott Mercer	$5,113,961.42	2,089,037 shares
Christopher Wendel	$3,790,220.85	1,548,293 shares

Consulting Agreements

2Predict, Inc.

Praveen Mandal, who has served as Volta’s Chief Technology Officer since October 2019, also served as the Chief Executive Officer of 2Predict, Inc. (“2Predict”) until April 2021.

In November 2018, Volta entered into a Consulting Agreement with 2Predict pursuant to which 2Predict agreed to organize and design a data strategy for Volta. In February 2021, Volta entered into a Master Services Agreement with 2Predict, pursuant to which 2Predict agreed to develop data models for Volta for a term of at least one year. As of December 31, 2020, Volta has made payments of $773,632 to 2Predict under such agreements.

In April 2021, Volta entered into an Asset Purchase Agreement with 2Predict, pursuant to which Volta acquired certain assets of 2Predict for purchase consideration of $200,000 and 150,134 Class B common shares of Volta Industries, Inc. Mr. Mandal also signed a revised employment agreement as a full-time employee of Volta.

Energize Ventures

In May 2019 and in connection with the Series C-2 Preferred Stock financing described above, Volta entered into a Strategic Consulting Agreement Letter with Energize Ventures LLC (“Energize Ventures”), pursuant to which Energize Ventures agreed to provide Volta with strategic consulting services for a term of at least one year (the “Energize Ventures Consulting Agreement”).

In connection with the Volta Series D Financing, Volta issued warrants to purchase 381,679 shares of Volta Class B Common Stock at an exercise price of $1.31 per share in March 2020 to Energize Ventures, as consideration for certain consulting services provided by Energize Ventures (or its predecessor entity) to Volta. In May 2018, Volta issued Invenergy Future Fund, LP (a predecessor entity to Energize Ventures) a Class A Common Stock Warrant for 165,000 shares of Volta Class A Common Stock at an exercise price of $0.68 per share as consideration for certain consulting services provided by Invenergy Future Fund, LP to Volta. John Tough, who serves as a member of Volta’s board of directors, is a Managing Partner of Energize Ventures.

Activate Capital Partners LP

In December 2020, in connection with the Volta Series D Financing, Volta issued Activate Capital Partners LP, a holder of more than 5% of Volta’s capital stock, warrants to purchase 150,000 shares of Volta Class B Common Stock at an exercise price of $0.01 per share, as consideration for certain consulting services provided by Activate Capital Partners LP to Volta.

Related Agreements

Stockholder Support Agreement

For a detailed description of the Stockholder Support Agreement, see the section entitled “The Business Combination — Related Agreements — Stockholder Support Agreement.”

A&R Registration Rights Agreement

In connection with the Closing of the Business Combination, the IPO Registration Rights Agreement will be amended and restated and the Registration Rights Holders, including Volta’s directors and their affiliated entities, certain of Volta’s executive officers and holders of more than 5% of Volta’s capital stock, will enter into the A&R Registration Rights Agreement that will provide for registration rights for the resale of certain securities to be held by or issuable to the Registration Rights Holders upon the consummation of the Business Combination. Pursuant to the A&R Registration Rights Agreement, New Volta will agree that, within 30 calendar days after the consummation of the Business Combination, New Volta will file with the SEC (at New Volta’s sole cost and expense) the Resale Registration Statement, and New Volta will use its commercially reasonable best efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, certain of the Registration Rights Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders will be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by New Volta if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Amended and Restated Investors’ Rights Agreement

In December 2020, Volta entered into an amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”) with certain holders of Volta’s capital stock including certain directors, officers and holders of 5% or more of Volta’s capital stock. In particular, each of Scott Mercer, Christopher Wendel, Bonita Stewart, Debra Crow, John Tough, Martin Lauber and Eli Aheto and each of Virgo Hermes, LLC and Activate Capital Partners LP are parties to the Investors’ Rights Agreement. Pursuant to the Investors’ Rights Agreement, the parties thereto have agreed to certain transfer restrictions relating to their equity interests in Volta and eligible holders of Volta’s capital stock received certain registration rights, information rights and pre-emptive rights relating to certain future equity issuances by Volta, each in accordance with the terms thereof. The Investors’ Rights Agreement will terminate in accordance with its terms at the closing of the Business Combination.

Amended and Restated Voting Agreement

In December 2020, Volta entered into an amended and restated voting agreement (the “Voting Agreement”) with certain holders of Volta’s capital stock including certain directors, officers and holders of 5% or more of Volta’s capital stock. In particular, each of Scott Mercer, Christopher Wendel, Bonita Stewart, Debra Crow, John Tough, Martin Lauber and Eli Aheto and each of Virgo Hermes, LLC and Activate Capital Partners LP are parties to the Voting Agreement. Pursuant to the Voting Agreement, the parties thereto have agreed to vote their interests in Volta in favor of the composition of the Volta Board as set forth in the Voting Agreement and agreed to be subject to customary drag-along rights in connection with certain prospective sale transactions, each in accordance with the terms thereof. The Voting Agreement will terminate in accordance with its terms at the closing of the Business Combination.

Amended and Restated Right of First Refusal and Co-Sale Agreement

In December 2020, Volta entered into an amended and restated right of first refusal and co-sale agreement (the “ROFR and Co-Sale Agreement”) with certain holders of Volta’s capital stock including certain directors, officers and holders of 5% or more of Volta’s capital stock. In particular, each of Scott Mercer, Christopher Wendel, Bonita Stewart, Debra Crow, John Tough, Martin Lauber and Eli Aheto and each of Virgo Hermes, LLC and Activate Partners LP are parties to the ROFR and Co-Sale Agreement. Pursuant to the ROFR and Co-Sale Agreement, certain parties thereto have agreed to grant Volta a right of first refusal on certain transfers of Volta’s equity securities, with other investors party thereto entitled to a secondary right of first refusal and a right of co-sale on transfers by other applicable holders, subject to certain exceptions, each in accordance with the terms thereof. The ROFR and Co-Sale Agreement will terminate in accordance with its terms at the closing of the Business Combination.

Indemnification Agreements

The Proposed Certificate of Incorporation, which will be effective upon the completion of the Business Combination, will contain provisions limiting the liability of directors, and the Proposed Bylaws, which will be effective upon the completion of the Business Combination, will provide that New Volta will indemnify each of its directors to the fullest extent permitted under Delaware law. The Proposed Organizational Documents will also provide the New Volta Board with discretion to indemnify officers and employees when determined appropriate by the New Volta Board.

Volta has entered into indemnification agreements with each of its directors and officers, and New Volta intends to enter into new indemnification agreements with all of its directors and executive officers and certain other key employees. The indemnification agreements will provide that New Volta will indemnify each of its directors, executive officers and other key employees against any and all expenses incurred by such director, executive officer or other key employee because of his or her status as one of New Volta’s directors, executive officers or other key employees, to the fullest extent permitted by Delaware law and the Proposed Organizational Documents. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, New Volta will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee. For more information regarding these indemnification agreements, see the section entitled “Description of Securities.”

Policies and Procedures for Related Party Transactions

New Volta intends to adopt a new written related party transaction policy to be effective upon the consummation of the Business Combination. The policy will provide that officers, directors, holders of more than 5% of any class of the New Volta’s voting securities and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with New Volta without the prior consent of the audit committee, or other independent members of the New Volta Board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for New Volta to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

All of the transactions described in this section were entered into prior to the adoption of this policy.

LEGAL MATTERS

Vinson & Elkins L.L.P. has passed upon the validity of the securities of New Volta offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The audited financial statements of Volta included in this proxy statement/prospectus and elsewhere in this registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Tortoise Acquisition Corp. II as of December 31, 2020 and for the period from July 24, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus on Form S-4 have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING INFORMATION

Unless TortoiseCorp has received contrary instructions, TortoiseCorp may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of TortoiseCorp’s disclosure documents at the same address this year, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of TortoiseCorp’s disclosure documents, the shareholders should follow these instructions:

•        If the shares are registered in the name of the shareholder, the shareholder should contact TortoiseCorp at its offices at 5100 W. 115th Place, Leawood, Kansas 66211, directed to the attention of its Secretary, or its telephone number at (913) 981-1020 to inform TortoiseCorp of his or her request; or

•        If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SHAREHOLDER PROPOSALS AND NOMINATIONS

We anticipate that the 2022 annual meeting of stockholders will be held no later than             , 2022. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2022 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our Proposed Bylaws. Assuming the meeting is held on or about             , 2022, such proposals must be received by New Volta at its offices at 155 De Haro Street San Francisco, CA 94103, within a reasonable time before New Volta begins to print and send its proxy materials for the meeting.

In addition, the Proposed Bylaws, which will be effective upon consummation of the Domestication, provide notice procedures for stockholders to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New Volta not later than the close of business on the 90th day nor earlier than the close of business 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after such anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date such meeting is first made. Thus, for our 2022 annual meeting of stockholders, notice of a proposal must be delivered to our Secretary no later than             , 2022 and no earlier than             , 2022. The Chairperson of the New Volta Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Further, the Proposed Bylaws, which will be effective upon the consummation of the Domestication, provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New Volta in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting was first made. Thus, for our 2022 annual meeting of stockholders, notice of a nomination must be delivered to our Secretary no later than             , 2022 and no earlier than             , 2022. The Chairperson of the New Volta Board may refuse to acknowledge the introduction of any stockholder nomination not made in compliance with the foregoing procedures.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the TortoiseCorp Board, any committee chairperson or the non-management directors as a group by writing to the TortoiseCorp Board or committee chairperson in care of Tortoise Acquisition Corp II, 5100 W. 115th Place, Leawood, Kansas 66211. Following the Business Combination, such communications should be sent in care of Volta Inc., 155 De Haro Street San Francisco, CA 94103. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

ENFORCEABILITY OF CIVIL LIABILITY

TortoiseCorp is a Cayman Islands exempted company. If TortoiseCorp does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon TortoiseCorp. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against TortoiseCorp in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, TortoiseCorp may be served with process in the United States with respect to actions against TortoiseCorp arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of TortoiseCorp’s securities by serving TortoiseCorp’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

TortoiseCorp files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read TortoiseCorp’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the extraordinary general meeting, you should contact TortoiseCorp’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: SNPR.info@investor.morrowsodali.com

If you are a TortoiseCorp shareholder and would like to request documents, please do so by             , 2021, in order to receive them before the extraordinary general meeting. If you request any documents from TortoiseCorp, TortoiseCorp will mail them to you by first class mail, or another equally prompt means.

All information included in this proxy statement/prospectus relating to TortoiseCorp has been supplied by TortoiseCorp, and all such information relating to Volta has been supplied by Volta. Information provided by either TortoiseCorp or Volta does not constitute any representation, estimate or projection of any other party.

Neither TortoiseCorp nor Volta has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that included in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information included in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
Tortoise Acquisition Corp. II Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2021 (Unaudited) and December 31, 2020	F-2
Unaudited Condensed Consolidated Statement of Operations for the three months ended March 31, 2021	F-3
Unaudited Condensed Consolidated Statement of Changes in Shareholders’ Equity for the three months ended March 31, 2021	F-4
Unaudited Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2021	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6
Tortoise Acquisition Corp. II Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-22
Balance Sheet as of December 31, 2020	F-23
Statement of Operations for the period from July 24 (inception) through December 31, 2020	F-24
Statements of Changes in Shareholders’ Equity for the period from July 24, 2020 (inception) through December 31, 2020	F-25
Statement of Cash Flows for the period from July 24, 2020 (inception) through December 31, 2020	F-26
Notes to Financial Statements	F-27
Volta Industries, Inc. Unaudited Consolidated Financial Statements
Unaudited Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020	F-46
Unaudited Consolidated Statements of Operations and Comprehensive Loss for the three months ended March 31, 2021	F-47
Unaudited Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the three months ended March 31, 2021	F-48
Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2021	F-49
Notes to the Unaudited Consolidated Financial Statements	F-51
Volta Industries, Inc. Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-76
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-77
Consolidated Statements of Operations for the years ended December 31, 2020 and 2019	F-78
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2020 and 2019	F-78
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2020 and 2019	F-79
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and 2019	F-80
Notes to Consolidated Financial Statements	F-82

TORTOISE ACQUISITION CORP. II
CONDENSED CONSOLIDATED Balance SheetS

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$184,438	$922,823
Prepaid expenses	442,634	458,325
Total current assets	627,072	1,381,148
Cash held in Trust Account	345,008,035	345,000,000
Total Assets	$345,635,107	$346,381,148

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$2,196,772	$18,824
Accrued expenses	—	119,017
Total current liabilities	2,196,772	137,841
Deferred legal fees	150,000	150,000
Deferred underwriting commissions	12,075,000	12,075,000
Derivative warrant liabilities	52,209,400	45,192,150
Total liabilities	66,631,172	57,554,991

Commitments and Contingencies
Class A ordinary shares; 27,400,393 and 28,382,615 shares subject to possible redemption at $10.00 per share at March 31, 2021 and December 31, 2020, respectively	274,003,930	283,826,150

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 7,099,607 and 6,117,385 shares issued and outstanding (excluding 27,400,393 and 28,382,615 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	710	612
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	863	863
Additional paid-in capital	42,854,066	33,041,944
Accumulated deficit	(37,855,634)	(28,043,412)
Total shareholders’ equity	5,000,005	5,000,007
Total Liabilities and Shareholders’ Equity	$345,635,107	$346,381,148

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TORTOISE ACQUISITION CORP. II
Unaudited Condensed CONSOLIDATED Statement of Operations
FOR THE THREE MONTHS ENDED MARCH 31, 2021

General and administrative expenses	$2,773,007
Administrative expenses – related party	30,000
Loss from operations	(2,803,007)
Other income (expenses)
Change in fair value of derivative warrant liabilities	(7,017,250)
Net gain from investments held in Trust Account	8,035
Net loss	$(9,812,222)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	34,500,000
Basic and diluted net income per share, Class A ordinary shares	$0.00
Basic and diluted weighted average shares outstanding of Class B ordinary shares	8,625,000
Basic and diluted net loss per share, Class B ordinary shares	$(1.14)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TORTOISE ACQUISITION CORP. II
Unaudited Condensed CONSOLIDATED Statement of Changes in Shareholders’ Equity
FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	6,117,385	$612	8,625,000	$863	$33,041,944	$(28,043,412)	$5,000,007
Offering costs	—	—	—	—	(10,000)	—	(10,000)
Shares subject to possible redemption	982,222	98	—	—	9,822,122	—	9,822,220
Net loss	—	—	—	—	—	(9,812,222)	(9,812,222)
Balance – March 31, 2021 (Unaudited)	7,099,607	$710	8,625,000	$863	$42,854,066	$(37,855,634)	$5,000,005

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TORTOISE ACQUISITION CORP. II
Unaudited Condensed CONSOLIDATED Statement of Cash Flows
FOR THE THREE MONTHS ENDED MARCH 31, 2021

Cash Flows from Operating Activities:
Net loss	$(9,812,222)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	7,017,250
Net gain from investments held in Trust Account	(8,035)
Changes in operating assets and liabilities:
Prepaid expenses	15,691
Accounts payable	2,177,948
Accrued expenses	(44,017)
Net cash used in operating activities	(653,385)

Cash Flows from Financing Activities:
Offering costs paid	(85,000)
Net cash used in financing activities	(85,000)

Net decrease in cash	(738,385)

Cash – beginning of the period	922,823
Cash – ending of the period	$184,438

Supplemental disclosure of noncash investing and financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$(9,822,220)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION

Organization and General

Tortoise Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 24, 2020. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities that the Company has not yet identified (the “Initial Business Combination”).

All activity for the period from July 24, 2020 (inception) through March 31, 2021 relates to the Company’s formation and its preparation for the initial public offering (the “Initial Public Offering”), which is described below, and since the closing of the Initial Public Offering, the search for a prospective acquisition target for an Initial Business Combination. The Company will not generate any operating revenue until after the completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of income earned on investments in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Tortoise Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on September 10, 2020. On September 15, 2020, the Company consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), including 4,500,000 Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.5 million, inclusive of approximately $12.1 million in deferred underwriting commissions (see Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 5,933,333 warrants at a price of $1.50 per warrant (the “Private Placement Warrants”) in a private placement (the “Private Placement”) to TortoiseEcofin Borrower LLC, a Delaware limited liability company (“TortoiseEcofin Borrower”) and an affiliate of the Sponsor, generating gross proceeds to the Company of approximately $8.9 million (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and will be invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of an Initial Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an Initial Business Combination. The Company’s Initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time the Company signs a definitive agreement in connection with an Initial Business Combination. However, the Company will only complete an Initial Business Combination if the post-combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of an Initial Business Combination either (a) in connection with a shareholder meeting called to approve the Initial Business Combination or (b) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of an Initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with an Initial Business Combination if the Company would have net tangible assets of at least $5,000,001 upon such consummation of the Initial Business Combination and a majority of the shares voted are voted in favor of the Initial Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which were adopted by the Company in connection with the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing an Initial Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with an Initial Business Combination, the holders of the Founder Shares (as defined in Note 6) prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of an Initial Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of an Initial Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with an Initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete an Initial Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering, or September 15, 2022 (or 27 months from the closing of the Initial Public Offering, or December 15, 2022, if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within 24 months from the closing of the Initial Public Offering) (the “Combination Period”), the Company will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in the case of clauses (b) and (c), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete an Initial Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete an Initial Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete an Initial Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will only be the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On February 7, 2021, the Company, SNPR Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“First Merger Sub”), and SNPR Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Second Merger Sub”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Volta Industries, Inc., a Delaware corporation (“Volta”), pursuant to which First Merger Sub will merge with and into Volta (the “First Merger”), with Volta surviving the First Merger as a wholly owned subsidiary of the Company (the “Surviving Corporation”), and the Surviving Corporation will subsequently merge with and into Second Merger Sub (the “Second Merger”) with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of the Company (the “Proposed Business Combination”). The announcement of the Proposed Business Combination and related agreements were filed with the SEC on a Form 8-K on February 8, 2021.

Completion of the Proposed Business Combination is subject to the satisfaction of the conditions stated in the Business Combination Agreement. Prior to the effective time of the First Merger (the “Effective Time”), the Company will domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and the applicable provisions of the Companies Act

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

(2020 Revision) of the Cayman Islands (the “Companies Act”). The Outside Date under (and as defined in) the Business Combination Agreement has been automatically extended to 240 days from 210 days as a result of Volta’s non-delivery of its PCAOB Financial Statements (as defined in the Business Combination Agreement) within the 90-day period following execution of the Business Combination Agreement. The Company expects to complete the Proposed Business Combination in the third quarter of 2021.

In connection with the execution of the Business Combination Agreement, the Company entered into a Stockholder Support Agreement (the “Stockholder Support Agreement”) with Volta and certain shareholders of Volta pursuant to which such shareholders agreed to vote all of their shares of Volta’s Class A common stock, par value $0.001 per share (“Volta Class A Common Stock”) and shares of Volta’s Class B common stock, par value $0.001 per share (“Volta Class B Common Stock” and, together with the Volta Class A Common Stock, the “Volta Common Stock”) and shares of Volta’s preferred stock (“Volta Preferred Stock”) in favor of the approval and adoption of the Proposed Business Combination and related transactions (the “Proposed Transactions”), including agreeing to execute a written consent within forty-eight hours of a registration statement on Form S-4 filed by the Company becoming effective. Additionally, such shareholders have agreed, among other things, not to, prior to the Effective Time (a) transfer any of their shares of Volta Common Stock and Volta Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

In connection with the execution of the Business Combination Agreement, the founders of Volta entered into a Lock-Up Agreement with the Company and Volta pursuant to which they have agreed, subject to certain customary exceptions, not to effect any (a) direct or indirect sale, assignment, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, pledge, hypothecation, disposition, loan or other transfer, with respect to any shares of the Company’s domesticated Class A common stock (the “Class A Common Stock”) or domesticated Class B common stock (the “Class B Common Stock”) held by them immediately after the Effective Time, including any shares of Class A Common Stock or Class B Common Stock issuable upon the exercise of options or warrants to purchase shares of Class A Common Stock or Class B Common Stock held by them immediately following the closing of the Proposed Transactions (the “BCA Closing”) or (b) publicly announce any intention to effect any transaction specified in clause (a), in each case, until the date that is the earlier of (i) one year after the BCA Closing and (ii) the earlier to occur of, subsequent to the BCA Closing, (x) the first date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as equitably adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing at least 150 days after the BCA Closing and (y) the date on which there is consummated a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

The Company’s bylaws after the BCA Closing will include transfer restrictions on its securities issued to the investors of Volta in connection with the First Merger for a period of six (6) months after the BCA Closing.

In connection with the execution of the Business Combination Agreement, the Company entered into a letter agreement with Volta, the Sponsor and the other holders of the Founder Shares pursuant to which, among other things, the Sponsor and each other holder agreed to (a) waive the anti-dilution rights set forth in Article 17.3 of the Amended and Restated Memorandum and Articles of Association, (b) comply with the non-solicitation provisions in the Business Combination Agreement and (c) vote all of the Company’s ordinary shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Proposed Transactions.

In connection with the execution of the Business Combination Agreement, the Company entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (each, a “Subscriber” and collectively, the “Subscribers”), pursuant to which the Subscribers agreed to purchase, and

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

the Company agreed to sell to the Subscribers, an aggregate of 30,000,000 shares of Class A Common Stock (the “Private Placement Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $300,000,000, in a private placement.

The closing of the sale of the Private Placement Shares pursuant to the Subscription Agreements will take place on the date of, and at a time immediately prior to or substantially concurrently with, the BCA Closing and is contingent upon, among other customary closing conditions, the consummation of the Proposed Transactions. The purpose of the Private Placement is to raise additional capital for use by the combined company following the BCA Closing.

Pursuant to the Subscription Agreements, the Company agreed that, within 30 calendar days after the consummation of the Proposed Transactions, it will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Private Placement Shares (the “Private Placement Resale Registration Statement”), and to use commercially reasonable efforts to have the Private Placement Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days (or 90 calendar days if the SEC notifies the Company that it will review the Private Placement Resale Registration Statement) following the BCA Closing and (ii) the tenth business day after the SEC notifies the Company that the Private Placement Resale Registration Statement will not be reviewed or will not be subject to further review.

Also, in January 2021, in connection with the Proposed Transactions, the Company engaged Barclays Capital Inc. (“Barclays”) and Goldman Sachs & Co LLC (“Goldman” and, together with Barclays, the “Placement Agents”) pursuant to an engagement letter to act as co-placement agents in connection with the potential sale of its equity-linked securities to one or more financial investors. An aggregate fee of 3.0% of the gross proceeds received by the Company from a sale of the securities in such offering (or $9.0 million) will be payable to the Placement Agents, subject to the completion of the offering. The Company also engaged Barclays under such engagement letter to act as the Company’s financial advisor and capital markets advisor in connection with the Proposed Transactions, and the Company agreed to pay a fee of $3.0 million to Barclays for such services, subject to the consummation of the Proposed Transactions.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any future period.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K/A filed by the Company with the SEC on May 6, 2021.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of March 31, 2021, the Company had approximately $184,000 in its operating bank account and working capital deficit of approximately $1.6 million.

Through March 31, 2021, the Company’s liquidity needs have been satisfied through a payment of $25,000 of expenses on behalf of the Company by the Sponsor in exchange for the issuance of the Founder Shares, the loan of approximately $181,000 from the Sponsor pursuant to the Note (as defined in Note 4) and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 21, 2020. In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of March 31, 2021 and December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, the Company’s management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of an Initial Business Combination and one year from the date of this report. Over this time period, these funds will be used for payment of general and administrative expenses as well as expenses associated with consummating the Proposed Transactions, or (in the event the Proposed Transactions are not consummated) identifying, evaluating and performing due diligence on prospective target businesses and structuring, negotiating and consummating an Initial Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $345,008,035 in cash equivalents and $345,000,000 in cash held in the Trust Account as of March 31, 2021 and December 31, 2020, respectively.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities, which are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in gain on marketable securities, dividends and interest held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000, and any cash held in the Trust Account. At March 31, 2021, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Fair Value of Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Fair Value of Financial Instruments

As of March 31, 2021 and December 31, 2020, the carrying values of cash, prepaid expenses, accrued expenses and accounts payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in the Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. Treasury securities and are recognized at fair value. The fair value of investments held in the Trust Account is determined using quoted prices in active markets.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 27,400,393 and 28,382,615 Class A ordinary shares subject to possible redemption are presented as temporary equity, respectively, outside of the shareholders’ equity section of the Company’s unaudited condensed consolidated balance sheet.

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. The Company has not considered the effect of the Public Warrants (as defined below) and the Private Placement Warrants to purchase an aggregate of 14,558,333 Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s unaudited condensed consolidated statement of operations includes a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net loss per share, basic and diluted for Class A ordinary shares is calculated by dividing the investment income earned on the Trust Account of approximately $8,000 for the three months ended March 31, 2021 by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing the net loss of approximately $9.8 million, less income attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for the period.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On September 15, 2020, the Company consummated the Initial Public Offering of 34,500,000 Units, including 4,500,000 Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.5 million, inclusive of approximately $12.1 million in deferred underwriting commissions.

Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 6).

NOTE 4. RELATED PARTY TRANSACTIONS

Founder Shares

On July 29, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,187,500 Founder Shares. In September 2020, the Company effected a share capitalization of 1,437,500 Founder Shares, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The holders of the Founder Shares agreed to forfeit up to an aggregate of 1,125,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The over-allotment option was exercised in full on September 11, 2020; thus, these shares are no longer subject to forfeiture.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (a) one year after the completion of the Initial Business Combination and (b) subsequent to the Initial Business Combination, (i) if the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. RELATED PARTY TRANSACTIONS (cont.)

commencing at least 150 days after the consummation of the Initial Business Combination, and (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 5,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to TortoiseEcofin Borrower, generating gross proceeds to the Company of approximately $8.9 million.

Each Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete an Initial Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by TortoiseEcofin Borrower or its permitted transferees.

TortoiseEcofin Borrower and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Related Party Loans

On July 29, 2020, the Sponsor agreed to loan the Company up to $600,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $181,000 under the Note and repaid the Note in full on September 21, 2020.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor, certain of the Company’s officers and directors or any of their respective affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an Initial Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an Initial Business Combination is not completed within the Combination Period, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-combination company at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Pursuant to an Administrative Services Agreement between the Company and Tortoise Capital Advisors, L.L.C. (“Tortoise Capital Advisors”), dated September 10, 2020 (the “Administrative Services Agreement”), the Company agreed to pay Tortoise Capital Advisors a total of $10,000 per month for office space, utilities and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the agreement will terminate. During the three months ended March 31, 2021, the Company incurred $30,000 in expenses for these services, which is included in administrative expenses — related party on the accompanying unaudited condensed consolidated statement of operations. No amount was due as of March 31, 2021 and December 31, 2020.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. RELATED PARTY TRANSACTIONS (cont.)

In addition, the Sponsor, the Company’s officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on a suitable Initial Business Combination. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, the Company’s officers or directors or any affiliates of the Company or the Company’s officers or directors. Any such payments prior to an Initial Business Combination will be made using funds held outside the Trust Account.

NOTE 5. COMMITMENTS & CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), and any Class A ordinary shares held by the Initial Shareholders, the Sponsor and TortoiseEcofin Borrower at the completion of the Initial Public Offering or acquired prior to or in connection with the Initial Business Combination, are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that the Company offer such securities in an underwritten offering. These holders also have certain “piggy-back” registration rights with respect to certain underwritten offerings the Company may conduct. Additionally, pursuant to the Forward Purchase Agreement, the Company agreed to grant certain registration rights to CIBC National Trust in connection with the issuance of any Forward Purchase Units upon the completion of the Initial Business Combination. The Company will bear the expenses incurred in connection with the registration of such securities. However, on February 8, 2021, the Company delivered a notice to CIBC National Trust stating that the Company will not elect to offer CIBC National Trust the opportunity to purchase Forward Purchase Units pursuant to the Forward Purchase Agreement.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 4,500,000 additional Units at the Initial Public Offering price of $10.00 per Unit, less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on September 11, 2020.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or approximately $12.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amount held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees Associated with the Initial Public Offering

The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer half of their fees until the closing of the Initial Business Combination. As of March 31, 2021 and December 31, 2020, the Company recorded an aggregate of $150,000 in connection with such arrangement as deferred legal fees in the accompanying unaudited condensed consolidated balance sheet.

Forward Purchase Agreement

The Company entered into a forward purchase agreement (the “Forward Purchase Agreement”), pursuant to which the Company may elect, in its sole and absolute discretion, to offer CIBC National Trust Company (“CIBC National Trust”) the opportunity to purchase forward purchase units, consisting of one Class A ordinary share (the “Forward Purchase Shares”) and one-fourth of one redeemable warrant (the “Forward Purchase Warrants”), where

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. COMMITMENTS & CONTINGENCIES (cont.)

each whole redeemable warrant is exercisable to purchase one Class A ordinary share at an exercise price of $11.50 per share (the “Forward Purchase Units”), and, if CIBC National Trust accepts such offer, it commits to purchase at least a minimum aggregate amount equal to either (a) 10% of the gross proceeds from a private placement that may close simultaneously with the closing of the Initial Business Combination or (b) 10% of the gross proceeds from the Initial Public Offering (the “Minimum Aggregate Amount”), and up to a maximum aggregate amount of $100,000,000 of Forward Purchase Units at a price per unit equal to the Initial Public Offering price (the “Maximum Aggregate Amount”). The Forward Purchase Shares will be identical to the Class A ordinary shares included in the Units sold in the Initial Public Offering and the Forward Purchase Warrants will have the same terms as the Public Warrants, except the Forward Purchase Shares and the Forward Purchase Warrants will be subject to transfer restrictions and certain registration rights. The funds from the sale of the Forward Purchase Units may be used as part of the consideration to the sellers in the Initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company. The Forward Purchase Agreement is subject to conditions, including CIBC National Trust specifying the amount of Forward Purchase Units between the Minimum Aggregate Amount and Maximum Aggregate Amount (the “Specified Amount”) it wishes to purchase after the Company notifies CIBC National Trust of its intention to offer CIBC National Trust the opportunity to purchase Forward Purchase Units. The Company may specify, in its sole and absolute discretion and at any time prior to or after CIBC National Trust has indicated its Specified Amount, an amount below the Specified Amount that the Company is willing to sell to CIBC National Trust. CIBC National Trust may choose to accept the Company’s offer to purchase the Forward Purchase Units entirely within its sole discretion. Accordingly, if CIBC National Trust does not accept the Company’s offer to purchase the Forward Purchase Units, it will not be obligated to purchase the Forward Purchase Units. In connection with the Company entering into the Business Combination Agreement, the Company entered into a Subscription Agreement with CIBC National Trust, pursuant to which CIBC National Trust agreed to purchase, subject to the satisfaction of applicable closing conditions, shares of Class A Common Stock. On February 8, 2021, and as a result of CIBC National Trust entering into such Subscription Agreement to purchase shares of Class A Common Stock, the Company delivered a notice to CIBC National Trust stating that the Company will not elect to offer CIBC National Trust the opportunity to purchase Forward Purchase Units pursuant to the Forward Purchase Agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company and the closing of an Initial Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 6. DERIVATIVE WARRANT LIABILITIES

As of March 31, 2021 and December 31, 2020, the Company has 8,625,000 and 5,933,333 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of an Initial Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. DERIVATIVE WARRANT LIABILITIES (cont.)

current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective 60 business days after the closing of the Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. In addition, if the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A ordinary shares (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. DERIVATIVE WARRANT LIABILITIES (cont.)

Commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for Class A ordinary shares:

•        in whole and not in part;

•        at a price equal to a number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted per share sub-divisions, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of Class A ordinary shares shall mean the average reported last sale price of Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete an Initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 7. SHAREHOLDERS’ EQUITY

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. On March 31, 2021 and December 31, 2020, there were 34,500,000 Class A ordinary shares issued and outstanding, including 27,400,393 and 28,382,615 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share (the “Founder Shares”). On July 29, 2020, the Company issued 7,187,500 Founder Shares. In September 2020, the Company effected a share capitalization of 1,437,500 Founder Shares, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares. On September 10, 2020, the Sponsor transferred 35,000 Founder Shares to each of the Company’s independent directors. All shares and associated amounts have been retroactively restated to reflect the share capitalization. Of the 8,625,000 Founder Shares outstanding, up to 1,125,000 were subject to forfeiture by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The over-allotment option was exercised in full on September 11, 2020; thus, the 1,125,000 Founder Shares are no longer subject to forfeiture.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Founder Shares will have the right to elect all of the Company’s directors prior to the Initial Business Combination. On any other matter submitted to a vote of the Company’s shareholders, holders of the Class A ordinary shares and holders of the Founder Shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law or stock exchange rule.

The Founder Shares will automatically convert into Class A ordinary shares at the time of the Initial Business Combination on a one-for-one basis (subject to adjustment for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

the Initial Public Offering and related to the closing of the Initial Business Combination, the ratio at which Founder Shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination).

In connection with the Company entering into the Business Combination Agreement, subject to the closing thereof, the Sponsor and the Initial Shareholders agreed to waive the anti-dilution rights set forth in the Amended and Restated Memorandum and Articles of Association.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

NOTE 8. FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

March 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Mutual funds	$345,008,035	$—	$—
Liabilities:
Derivative warrant liabilities	$28,225,750	$—	$24,005,660

December 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash held in Trust Account	$345,000,000	$—	$—
Liabilities:
Derivative warrant liabilities	$24,610,660	$—	$20,581,480

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period.

Level 1 instruments include investments in mutual funds invested in government securities and Public Warrants. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

The fair value of the Public Warrants and Private Placement Warrants issued in connection with the Initial Public Offering was initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants has been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering has been measured based on the listed market price of such warrants, a Level 1 measurement, since December 31, 2020. For the three months ended March 31, 2021, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of $7.0 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of December 31, 2020	As of March 31, 2021
Volatility	22.7%	47.0%
Stock price	$10.49	$10.95
Expected life of the options to convert	5.96	5.25
Risk-free rate	0.37%	0.98%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities for the three months ended March 31, 2021 is summarized as follows:

Level 3 – Derivative warrant liabilities at December 31, 2020	$20,581,490
Change in fair value of derivative warrant liabilities	3,424,170
Level 3 – Derivative warrant liabilities at March 31, 2021	$24,005,660

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred up to the date the unaudited condensed consolidated financial statements were issued. On May 10, 2021, TortoiseEcofin Borrower, an affiliate of the Sponsor, agreed to extend to the Company up to $1,000,000 of Working Capital Loans pursuant to a non-interest bearing promissory note (the “May 2021 Promissory Note”) that is due and payable upon the earlier of the date on which the Company consummates its Initial Business Combination and the effective date of the winding up of the Company. As of the date of the filing of this report, the Company has borrowed $400,000 of Working Capital Loans pursuant to the May 2021 Promissory Note. The Company did not identify any other subsequent events that would have required adjustment to or disclosure in the unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Tortoise Acquisition Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Tortoise Acquisition Corp. II (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from July 24, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 24, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
May 6, 2021

TORTOISE ACQUISITION CORP. II
BALANCE SHEET
As Restated — See Note 2
December 31, 2020

Assets:
Current assets:
Cash	$922,823
Prepaid expenses	458,325
Total current assets	1,381,148
Cash held in Trust Account	345,000,000
Total Assets	$346,381,148
Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$18,824
Accrued expenses	119,017
Total current liabilities	137,841
Deferred legal fees	150,000
Derivative warrant liabilities	45,192,150
Deferred underwriting commissions	12,075,000
Total liabilities	57,554,991

Commitments and Contingencies (Note 6)

Class A ordinary shares; 28,382,615 shares subject to possible redemption at $10.00 per share	283,826,150

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 6,117,385 shares issued and outstanding (excluding 28,382,615 shares subject to possible redemption)	612
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding	863
Additional paid-in capital	33,041,944
Accumulated deficit	(28,043,412)
Total shareholders’ equity	5,000,007
Total Liabilities and Shareholders’ Equity	$346,381,148

The accompanying notes are an integral part of these financial statements.

TORTOISE ACQUISITION CORP. II
STATEMENT OF OPERATIONS
As Restated — See Note 2
For the Period from July 24, 2020 (inception) through December 31, 2020

General and administrative expenses	$326,955
Administrative expenses – related party	36,667
Loss from operations	$(363,622)
Other income (expenses)
Change in fair value of derivative warrant liabilities	(27,068,170)
Financing cost – derivative warrant liabilities	(611,620)
Net loss	(28,043,412)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	34,500,000
Basic and diluted net income per share, Class A ordinary shares	$—
Basic and diluted weighted average shares outstanding of Class B ordinary shares	8,625,000
Basic and diluted net loss per share, Class B ordinary shares	$(3.25)

The accompanying notes are an integral part of these financial statements.

TORTOISE ACQUISITION CORP. II
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
As Restated — See Note 2
For the Period from July 24, 2020 (inception) through December 31, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – July 24, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Sale of units in initial public offering, less fair value of public warrants	34,500,000	3,450	—	—	334,399,430	—	334,402,880
Offering costs	—	—	—	—	(18,931,451)	—	(18,931,451)
Excess of cash received over fair value of private placement warrants	—	—	—	—	1,373,140	—	1,373,140
Shares subject to possible redemption	(28,382,615)	(2,838)	—	—	(283,823,312)	—	(283,826,150)
Net loss	—	—	—	—	—	(28,043,412)	(28,043,412)
Balance – December 31, 2020	6,117,385	$612	8,625,000	$863	$33,041,944	$(28,043,412)	$5,000,007

The accompanying notes are an integral part of these financial statements.

TORTOISE ACQUISITION CORP. II
STATEMENT OF CASH FLOWS
As Restated — See Note 2
For the Period from July 24, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(28,043,412)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	25,000
General and administrative expenses paid by Sponsor under note payable	48,163
Change in fair value of derivative warrant liabilities	27,068,170
Financing cost – derivative warrant liabilities	611,620
Changes in operating assets and liabilities:
Prepaid expenses	(458,325)
Accounts payable	18,824
Accrued expenses	44,017
Net cash used in operating activities	(685,943)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	(345,000,000)
Net cash used in investing activities	(345,000,000)
Cash Flows from Financing Activities:
Repayment of note payable to related party	(180,944)
Proceeds received from initial public offering, gross	345,000,000
Proceeds received from private placement	8,900,000
Offering costs paid	(7,110,290)
Net cash provided by financing activities	346,608,766
Net increase in cash	922,823
Cash – beginning of the period	—
Cash – ending of the period	$922,823
Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$75,000
Payment of offering costs through note payable	$132,781
Deferred underwriting commissions	$12,075,000
Deferred legal fees	$150,000
Initial value of Class A ordinary shares subject to possible redemption	$311,214,630
Change in value of Class A ordinary shares subject to possible redemption	$(27,388,480)

The accompanying notes are an integral part of these financial statements.

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION

Organization and General

Tortoise Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 24, 2020. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities that the Company has not yet identified (the “Initial Business Combination”).

All activity for the period from July 24, 2020 (inception) through December 31, 2020 relates to the Company’s formation and its preparation for the initial public offering (the “Initial Public Offering”), which is described below, and since the closing of the Initial Public Offering, the search for a prospective acquisition target for an Initial Business Combination. The Company will not generate any operating revenue until after the completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of income earned on investments on investments in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Tortoise Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on September 10, 2020. On September 15, 2020, the Company consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “public shares”), including 4,500,000 Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.5 million, inclusive of approximately $12.1 million in deferred underwriting commissions (see Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 5,933,333 warrants at a price of $1.50 per warrant (the “Private Placement Warrants”) in a private placement (the “Private Placement”) to TortoiseEcofin Borrower LLC, a Delaware limited liability company (“TortoiseEcofin Borrower”) and an affiliate of the Sponsor, generating gross proceeds to the Company of approximately $8.9 million (see Note 5).

Upon the closing of the Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and will be invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of an Initial Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an Initial Business Combination. The Company’s Initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time the Company signs a definitive agreement in connection with an Initial Business Combination. However, the Company will only complete an Initial Business Combination if the post-combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

The Company will provide the holders of the public shares (the “public shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of an Initial Business Combination either (a) in connection with a shareholder meeting called to approve the Initial Business Combination or (b) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of an Initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their public shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public shareholders who redeem their public shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These public shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with an Initial Business Combination if the Company would have net tangible assets of at least $5,000,001 upon such consummation of the Initial Business Combination and a majority of the shares voted are voted in favor of the Initial Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which were adopted by the Company in connection with the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing an Initial Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with an Initial Business Combination, the holders of the Founder Shares (as defined in Note 8) prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares and any public shares purchased during or after the Initial Public Offering in favor of an Initial Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of an Initial Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the public shares, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its public shares in connection with an Initial Business Combination or to redeem 100% of its public shares if the Company does not complete an Initial Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their public shares in conjunction with any such amendment.

If the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering, or September 15, 2022 (or 27 months from the closing of the Initial Public Offering, or December 15, 2022, if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within 24 months from the closing of the Initial Public Offering) (the “Combination Period”), the Company will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish the public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in the case of clauses (b) and (c), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete an Initial Business Combination within the Combination Period. However, if the Initial Shareholders should acquire public shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete an Initial Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete an Initial Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will only be the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

As more fully described in Note 10, on February 7, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with SNPR Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“First Merger Sub”), SNPR Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Second Merger Sub”), and Volta Industries, Inc., a Delaware corporation (“Volta”), pursuant to which First Merger Sub will merge with and into Volta (the “First Merger”), with Volta surviving the First Merger as a wholly owned subsidiary of the Company (the “Surviving Corporation”), and the Surviving Corporation will subsequently merge with and into Second Merger Sub (the “Second Merger”) with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of the Company (the “Proposed Business Combination”). The announcement of the Proposed Business Combination and related agreements were filed with the SEC on a Form 8-K on February 8, 2021.

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

Completion of the Proposed Business Combination is subject to the satisfaction of the conditions stated in the Business Combination Agreement.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $0.9 million in its operating bank account and working capital of approximately $1.2 million.

Through December 31, 2020, the Company’s liquidity needs have been satisfied through a payment of $25,000 of expenses on behalf of the Company by the Sponsor in exchange for the issuance of the Founder Shares, the loan of approximately $181,000 from the Sponsor pursuant to the Note (as defined in Note 5) and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 21, 2020. In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, the Company’s management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of an Initial Business Combination and one year from the date of this report. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In April 2021, the Audit Committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to its public and private placement warrants to purchase Class A ordinary shares that the Company issued in September 2020 (the “Warrants”), the Company’s previously issued financial statements for the Affected Periods should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on September 15, 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, including with the Company’s independent registered public accounting firm and the Company’s audit committee, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on September 15, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company’s statement of operations each reporting period.

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$346,381,148	$—	$346,381,148
Liabilities and stockholders’ equity
Total current liabilities	$137,841	$—	$137,841
Deferred legal fees	150,000		150,000
Deferred underwriting commissions	12,075,000	—	12,075,000
Derivative warrant liabilities	—	45,192,150	45,192,150
Total liabilities	12,362,841	45,192,150	57,554,991
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	329,018,300	(45,192,150)	283,826,150
Stockholders’ equity
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	160	452	612
Class B ordinary shares – $0.0001 par value	863	—	863
Additional paid-in-capital	5,362,606	27,679,338	33,041,944
Accumulated deficit	(363,622)	(27,679,790)	(28,043,412)
Total stockholders’ equity	5,000,007	—	5,000,007
Total liabilities and stockholders’ equity	$346,381,148	$—	$346,381,148
	Period From July 24, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(363,622)	$—	$(363,622)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(27,068,170)	(27,068,170)
Financing costs	—	(611,620)	(611,620)
Net gain from investments held in Trust Account	—	—	—
Total other (expense) income	—	(27,679,790)	(27,679,790)
Net loss	$(363,622)	$(27,679,790)	$(28,043,412)
Basic and Diluted weighted-average Class A ordinary shares outstanding	34,500,000	—	34,500,000
Basic and Diluted net loss per Class A share	$—	—	$—
Basic and Diluted weighted-average Class B ordinary shares outstanding	8,625,000	—	8,625,000
Basic and Diluted net loss per Class B share	$(0.04)	—	$(3.25)

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	Period From July 24, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(363,622)	$(27,679,790)	$(28,043,412)
Adjustment to reconcile net loss to net cash used in operating activities	73,163	27,679,790	27,752,953
Net cash used in operating activities	(685,943)	—	(685,943)
Net cash used in investing activities	(345,000,000)	—	(345,000,000)
Net cash provided by financing activities	346,608,766	—	346,608,766
Net change in cash	$922,823	$—	$922,823

In addition, the impact to the balance sheet dated September 15, 2020, filed on Form 8-K on September 21, 2020 related to the impact of accounting for the public and private warrants as liabilities at fair value resulted in an $18.1 million increase to the derivative warrant liabilities line item at September 15, 2020 and offsetting decrease to the Class A ordinary shares subject to possible redemption mezzanine equity line item. There is no change to total shareholders’ equity at the reported balance sheet date.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

As described in Note 2 — Restatement of Previously Issued Financial Statements and Note 11 — Quarterly Financial Information (unaudited), the Company’s financial statements for the period from July 24, 2020 (inception) through December 31, 2020, and for the unaudited interim periods ended September 30, 2020 (collectively, the “Affected Periods”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2 — Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000, and any cash held in Trust Account. At December 31, 2020, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

As of December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, and accrued expenses approximate their fair values due to the short-term nature of the instruments.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash Held in Trust Account

As of December 31, 2020, the assets held in the Trust Account were held in cash.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2020.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the public shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 28,382,615 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge its exposures to cash flow, market or foreign currency risks. Management evaluates all of the Company’s financial instruments, including issued warrants to purchase its Class A ordinary shares, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued 8,625,000 warrants to purchase Class A ordinary shares to investors in the Company’s Initial Public Offering and simultaneously issued 5,933,333 Private Placement Warrants to TortoiseEcofin Borrower. All of the Company’s outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. The Company has not considered the effect of the Public Warrants (as defined below) and the Private Placement Warrants to purchase an aggregate of 14,558,333 Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statement of operations include a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net loss per share, basic and diluted for Class A ordinary shares is calculated by dividing the investment income earned on the Trust Account of $0 for the period from July 24, 2020 (inception) through December 31, 2020 by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing the net loss of approximately $364,000, less income attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for the period.

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

On September 15, 2020, the Company consummated the Initial Public Offering of 34,500,000 Units, including 4,500,000 Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.5 million, inclusive of approximately $12.1 million in deferred underwriting commissions.

Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On July 29, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,187,500 Founder Shares. In September 2020, the Company effected a share capitalization of 1,437,500 Founder Shares, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The holders of the Founder Shares agreed to forfeit up to an aggregate of 1,125,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The over-allotment option was exercised in full on September 11, 2020; thus, these shares are no longer subject to forfeiture.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (a) one year after the completion of the Initial Business Combination and (b) subsequent to the Initial Business Combination, (i) if the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

commencing at least 150 days after the consummation of the Initial Business Combination, and (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 5,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to TortoiseEcofin Borrower, generating gross proceeds to the Company of approximately $8.9 million.

Each Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete an Initial Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by TortoiseEcofin Borrower or its permitted transferees.

TortoiseEcofin Borrower and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Related Party Loans

On July 29, 2020, the Sponsor agreed to loan the Company up to $600,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $181,000 under the Note and repaid the Note in full on September 21, 2020.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor, certain of the Company’s officers and directors or any of their respective affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an Initial Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an Initial Business Combination is not completed within the Combination Period, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-combination company at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Pursuant an Administrative Services Agreement between the Company and Tortoise Capital Advisors, L.L.C. (“Tortoise Capital Advisors”), dated September 10, 2020 (the “Administrative Services Agreement”), the Company agreed to pay Tortoise Capital Advisors a total of $10,000 per month for office space, utilities and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the agreement will terminate. During the period from July 24, 2020 (inception) through December 31, 2020, the Company incurred $36,667 in expenses for these services, which is included in administrative expenses – related party on the accompanying statement of operations. No amount was due as of December 31, 2020.

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

In addition, the Sponsor, the Company’s officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on a suitable Initial Business Combination. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, the Company’s officers or directors or any affiliates of the Company or the Company’s officers or directors. Any such payments prior to an Initial Business Combination will be made using funds held outside the Trust Account.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), and any Class A ordinary shares held by the Initial Shareholders, the Sponsor and TortoiseEcofin Borrower at the completion of the Initial Public Offering or acquired prior to or in connection with the Initial Business Combination, are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that the Company offer such securities in an underwritten offering. These holders also have certain “piggy-back” registration rights with respect to certain underwritten offerings the Company may conduct. The Company will bear the expenses incurred in connection with the registration of such securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 4,500,000 additional Units at the Initial Public Offering price of $10.00 per Unit, less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on September 11, 2020.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or approximately $12.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amount held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees Associated with the Initial Public Offering

The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer half of their fees until the closing of the Initial Business Combination. As of December 31, 2020, the Company recorded an aggregate of $150,000 in connection with such arrangement as deferred legal fees in the accompanying balance sheet.

Forward Purchase Agreement

The Company entered into a forward purchase agreement (the “Forward Purchase Agreement”), pursuant to which the Company may elect, in its sole and absolute discretion, to offer CIBC National Trust Company (“CIBC National Trust”) the opportunity to purchase forward purchase units, consisting of one Class A ordinary share (the “Forward Purchase Shares”) and one-fourth of one redeemable warrant (the “Forward Purchase Warrants”), where each whole redeemable warrant is exercisable to purchase one Class A ordinary share at an exercise price of $11.50 per share (the “Forward Purchase Units”), and, if CIBC National Trust accepts such offer, it commits to purchase at least a minimum aggregate amount equal to either (a) 10% of the gross proceeds from a private placement that may close simultaneously with the closing of the Initial Business Combination or (b) 10% of the gross proceeds from the Initial Public Offering (the “Minimum Aggregate Amount”), and up to a maximum

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

aggregate amount of $100,000,000 of Forward Purchase Units at a price per unit equal to the public offering price (the “Maximum Aggregate Amount”). The Forward Purchase Shares will be identical to the Class A ordinary shares included in the Units sold in the Initial Public Offering and the Forward Purchase Warrants will have the same terms as the Public Warrants, except the Forward Purchase Shares and the Forward Purchase Warrants will be subject to transfer restrictions and certain registration rights. The funds from the sale of the Forward Purchase Units may be used as part of the consideration to the sellers in the Initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company. The Forward Purchase Agreement is subject to conditions, including CIBC National Trust specifying the amount of Forward Purchase Units between the Minimum Aggregate Amount and Maximum Aggregate Amount (the “Specified Amount”) it wishes to purchase after the Company notifies CIBC National Trust of its intention to offer CIBC National Trust the opportunity to purchase Forward Purchase Units. The Company may specify, in its sole and absolute discretion and at any time prior to or after CIBC National Trust has indicated its Specified Amount, an amount below the Specified Amount that the Company is willing to sell to CIBC National Trust. CIBC National Trust may choose to accept the Company’s offer to purchase the Forward Purchase Units entirely within its sole discretion. Accordingly, if CIBC National Trust does not accept the Company’s offer to purchase the Forward Purchase Units, it will not be obligated to purchase the Forward Purchase Units.

In connection with the Company entering into the Business Combination Agreement, the Company entered into a subscription agreement with CIBC National Trust pursuant to which CIBC National Trust agreed to purchase, subject to the satisfaction of applicable closing conditions, shares of our Class A Common Stock (as defined in Note 10). On February 8, 2021 and as a result of CIBC National Trust entering into such subscription agreement to purchase shares of Class A Common Stock, the Company delivered a notice to CIBC National Trust stating that it will not elect to offer CIBC National Trust the opportunity to purchase Forward Purchase Units pursuant to the Forward Purchase Agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company and the closing of an Initial Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7. DERIVATIVE WARRANT LIABILITIES

As of December 31, 2020, the Company had 8,625,000 Public Warrants and 5,933,333 Private Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of an Initial Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective 60 business days after the closing of the Initial Business Combination, warrant holders

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 7. DERIVATIVE WARRANT LIABILITIES (cont.)

may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. In addition, if the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A ordinary shares (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

Commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for Class A ordinary shares:

•        in whole and not in part;

•        at a price equal to a number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 7. DERIVATIVE WARRANT LIABILITIES (cont.)

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted per share sub-divisions, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of Class A ordinary shares shall mean the average reported last sale price of Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete an Initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. SHAREHOLDERS’ EQUITY

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. On December 31, 2020, there were 34,500,000 Class A ordinary shares issued and outstanding, including 28,382,615 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share (the “Founder Shares”). On July 29, 2020, the Company issued 7,187,500 Founder Shares. In September 2020, the Company effected a share capitalization of 1,437,500 Founder Shares, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares. On September 10, 2020, the Sponsor transferred 35,000 Founder Shares to each of the Company’s independent directors. All shares and associated amounts have been retroactively restated to reflect the share capitalization. Of the 8,625,000 Founder Shares outstanding, up to 1,125,000 were subject to forfeiture by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The over-allotment option was exercised in full on September 11, 2020; thus, the 1,125,000 Founder Shares are no longer subject to forfeiture.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Founder Shares will have the right to elect all of the Company’s directors prior to the Initial Business Combination. On any other matter submitted to a vote of the Company’s shareholders, holders of the Class A ordinary shares and holders of the Founder Shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law or stock exchange rule.

The Founder Shares will automatically convert into Class A ordinary shares at the time of the Initial Business Combination on a one-for-one basis (subject to adjustment for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Initial Business Combination, the ratio at which Founder Shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination).

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 8. SHAREHOLDERS’ EQUITY (cont.)

In connection with the Company entering into the Business Combination Agreement, subject to the closing thereof, the Sponsor and the Initial Shareholders agreed to waive the anti-dilution rights set forth in the Amended and Restated Memorandum and Articles of Association

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2020, there were no preference shares issued or outstanding.

NOTE 9. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and financial liabilities that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level I)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities	$24,610,660	$—	$20,581,490

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement as of December 31, 2020 on account of the separate listing and trading of the Public Warrants as of November 2, 2020.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since December 31, 2020. For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $27.1 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its Class A ordinary shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s Class A ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement:

	As of September 15, 2020	As of December 31, 2020
Volatility	22.6%	47.5%
Probability of success of a Business Combination	80.0%	80.0%
Stock price	$9.69	$10.65
Expected life of the options to convert	6	5.5
Risk-free rate	0.37%	0.43%
Dividend yield	0.0%	0.0%

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs for the period from July 24, 2020 (inception) through December 31, 2020 is summarized as follows:

Level 3 – Derivative warrant liabilities at July 24, 2020 (inception)	$—
Issuance of Public and Private Warrants with Level 3 measurements	18,123,980
Change in fair value of derivative warrant liabilities measured with Level 3 inputs	27,068,170
Transfer of Public Warrants to Level 1 measurements	(13,404,640)
Derivative warrant liabilities at December 31, 2020 measured utilizing Level 3 inputs	$20,581,490

NOTE 10. SUBSEQUENT EVENTS

On February 7, 2021, the Company, First Merger Sub and Second Merger Sub entered into a Business Combination Agreement with Volta, pursuant to which First Merger Sub will merge with and into Volta, with Volta surviving the First Merger as a wholly owned subsidiary of the Company, and the Surviving Corporation will subsequently merge with and into Second Merger Sub with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of the Company. The announcement of the Proposed Business Combination and related agreements were filed with the SEC on a Form 8-K on February 8, 2021.

Completion of the Proposed Business Combination is subject to the satisfaction of the conditions stated in the Business Combination Agreement. Prior to the effective time of the First Merger (the “Effective Time”), the Company will domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and the applicable provisions of the Companies Act (2020 Revision) of the Cayman Islands (the “Companies Act”). The Company expects to complete the Proposed Business Combination late in the third quarter of 2021. The Outside Date under (and as defined in) the Business Combination Agreement has been automatically extended to 240 days from 210 days as a result of Volta’s non-delivery of its PCAOB Financial Statements (as defined in the Business Combination Agreement) within the 90-day period following execution of the Business Combination Agreement.

Stockholder Support Agreement

In connection with the execution of the Business Combination Agreement, the Company entered into a Stockholder Support Agreement (the “Stockholder Support Agreement”) with Volta and certain shareholders of Volta pursuant to which such shareholders agreed to vote all of their shares of Volta’s Class A common stock, par value $0.001 per share (“Volta Class A Common Stock”) and shares of Volta’s Class B common stock, par value $0.001 per share (“Volta Class B Common Stock” and, together with the Volta Class A Common Stock, the “Volta Common Stock”) and shares of Volta’s preferred stock (“Volta Preferred Stock”) in favor of the approval and adoption of the Proposed Business Combination and related transactions (the “Proposed Transactions”), including agreeing to execute a written consent within forty-eight hours of a registration statement on Form S-4 filed by the Company becoming effective. Additionally, such shareholders have agreed, among other things, not to, prior to the Effective Time (a) transfer any of their shares of Volta Common Stock and Volta Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Lock-Up Agreement

In connection with the execution of the Business Combination Agreement, the founders of Volta entered into a Lock-Up Agreement with the Company and Volta pursuant to which they have agreed, subject to certain customary exceptions, not to effect any (a) direct or indirect sale, assignment, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, pledge, hypothecation, disposition, loan or other transfer, with respect to any shares of the Company’s domesticated Class A common stock (the “Class A Common Stock”) or domesticated Class B common stock (the “Class B Common Stock”) held by them immediately after the Effective Time, including any shares of Class A Common Stock or Class B Common Stock issuable upon

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 10. SUBSEQUENT EVENTS (cont.)

the exercise of options or warrants to purchase shares of Class A Common Stock or Class B Common Stock held by them immediately following the closing of the Proposed Transactions (the “BCA Closing”) or (b) publicly announce any intention to effect any transaction specified in clause (a), in each case, until the date that is the earlier of (i) one year after the BCA Closing and (ii) the earlier to occur of, subsequent to the BCA Closing, (x) the first date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as equitably adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing at least 150 days after the BCA Closing and (y) the date on which there is consummated a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

The Company’s bylaws after the BCA Closing will include transfer restrictions on its securities issued to the investors of Volta in connection with the First Merger for a period of six (6) months after the BCA Closing.

Sponsor Letter

In connection with the execution of the Business Combination Agreement, the Company entered into a letter agreement with Volta, the Sponsor and the other holders of the Founder Shares pursuant to which, among other things, the Sponsor and each other holder agreed to (a) waive the anti-dilution rights set forth in Article 17.3 of the amended and restated memorandum and articles of association, (b) comply with the non-solicitation provisions in the Business Combination Agreement and (c) vote all of the Company’s ordinary shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Proposed Transactions.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, the Company entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (each, a “Subscriber” and collectively, the “Subscribers”), pursuant to which the Subscribers agreed to purchase, and the Company agreed to sell to the Subscribers, an aggregate of 30,000,000 shares of Class A Common Stock (the “Private Placement Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $300,000,000, in a private placement.

The closing of the sale of the Private Placement Shares pursuant to the Subscription Agreements will take place on the date of, and at a time immediately prior to or substantially concurrently with, the BCA Closing and is contingent upon, among other customary closing conditions, the consummation of the Proposed Transactions. The purpose of the Private Placement is to raise additional capital for use by the combined company following the BCA Closing.

Pursuant to the Subscription Agreements, the Company agreed that, within 30 calendar days after the consummation of the Proposed Transactions, it will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Private Placement Shares (the “Private Placement Resale Registration Statement”), and to use commercially reasonable efforts to have the Private Placement Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days (or 90 calendar days if the SEC notifies the Company that it will review the Private Placement Resale Registration Statement) following the BCA Closing and (ii) the tenth business day after the SEC notifies the Company that the Private Placement Resale Registration Statement will not be reviewed or will not be subject to further review.

Also, in January 2021, in connection with the Proposed Transactions, the Company engaged Barclays Capital Inc. (“Barclays”) and Goldman Sachs & Co LLC (“Goldman” and, together with Barclays, the “Placement Agents”) pursuant to an engagement letter to act as co-placement agents in connection with the potential sale of its equity-linked securities to one or more financial investors. An aggregate fee of 3.0% of the gross proceeds received

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 10. SUBSEQUENT EVENTS (cont.)

by the Company from a sale of the securities in such offering (or $9.0 million) will be payable to the Placement Agents, subject to the completion of the offering. The Company also engaged Barclays under such engagement letter to act as the Company’s financial advisor and capital markets advisor in connection with the Proposed Transactions, and the Company agreed to pay a fee of $3.0 million to Barclays for such services, subject to the consummation of the Proposed Transactions.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through May 6, 2021, the date the financial statements were issued. Other than as described herein, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

NOTE 11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following tables contain unaudited consolidated quarterly financial information for the quarterly period ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s consolidated financial statements as described in Note 2 — Restatement of Previously Issued Financial Statements. The restatement and revision had no impact to net loss, net cash flows from operating, investing or financing activities. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$346,610,178	$—	$346,610,178
Liabilities and stockholders’ equity
Total current liabilities	$86,561	$—	$86,561
Deferred legal fees	150,000
Deferred underwriting commissions	12,075,000	—	12,075,000
Derivative warrant liabilities	—	22,975,940	22,975,940
Total liabilities	12,311,561	22,975,940	35,137,501
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	329,298,610	(22,975,940)	306,322,670
Stockholders’ equity
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	157	230	387
Class B ordinary shares – $0.0001 par value	863	—	863
Additional paid-in-capital	5,082,299	5,463,350	10,545,649
Accumulated deficit	(83,312)	(5,463,580)	(5,546,892)
Total stockholders’ equity	5,000,007	—	5,000,007
Total liabilities and stockholders’ equity	$346,610,178	$—	$346,460,178

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (cont.)

	Period From July 24, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(83,312)	$—	$(83,312)
Other (expense) income:
Change in fair value of warrant liabilities	—	(4,851,960)	(4,851,960)
Financing costs	—	(611,620)	(611,620)
Net gain from investments held in Trust Account	—	—	—
Total other (expense) income	—	(5,463,580)	(5,463,580)
Net loss	$(83,312)	$(5,463,580)	$(5,546,892)
Basic and Diluted weighted-average Class A ordinary shares outstanding	34,500,000	—	34,500,000
Basic and Diluted net loss per Class A share	$—	—	$—
Basic and Diluted weighted-average Class B ordinary shares outstanding	8,625,000	—	8,625,000
Basic and Diluted net loss per Class B share	$(0.01)	—	$(0.64)
	Period From July 24, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Cash Flows
Net loss	$(83,312)	$(5,463,580)	$(5,546,892)
Adjustment to reconcile net loss to net cash used in operating activities	73,163	5,463,580	5,536,743
Net cash used in operating activities	(528,167)	—	(528,167)
Net cash used in investing activities	(345,000,000)	—	(345,000,000)
Net cash provided by financing activities	346,608,766	—	346,608,766
Net change in cash	$1,080,599	$—	$1,080,599

Volta Industries, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets

	March 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$53,472,655	$58,806,333
Accounts receivable, less allowance for doubtful accounts; $0 and $53,185	5,906,810	6,216,461
Inventory	5,569,261	6,151,110
Prepaid partnership costs – current	8,534,843	9,624,948
Prepaid expenses and other current assets	5,713,676	627,779
Total current assets	79,197,245	81,426,631
Operating lease right-of-use asset, net	53,361,003	49,434,028
Property and equipment, net	52,740,002	46,457,690
Notes receivable – employee	9,358,913	1,018,543
Other non-current assets	543,370	554,462
Total assets	$195,200,533	$178,891,354

LIABILITIES
Current liabilities
Accounts payable	$10,399,584	$5,493,498
Accounts payable – due to related party	234,444	91,941
Accrued expenses and other current liabilities	21,602,436	22,231,882
Operating lease liability – current portion	8,077,869	7,483,528
Deferred revenue	7,148,804	7,624,904
Term loans payable – current	14,406,472	10,323,138
Total current liabilities	61,869,609	53,248,891
Term loans payable, net of unamortized debt issuance costs and current term loan payable	36,697,952	40,696,832
Operating lease liability – non-current portion	40,511,336	37,146,055
Other non-current liabilities	6,788,158	7,004,559
Total liabilities	145,867,055	138,096,337

Redeemable convertible preferred stock, $0.001 par value; 71,566,249 and 71,566,249 shares authorized; 66,927,034 shares and 63,035,778 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively; (aggregate liquidation preference of $205,662,884 and $176,941,913 as of March 31, 2021 and December 31, 2020, respectively)	210,029,724	182,599,047

STOCKHOLDERS’ DEFICIT
Common Stock, $0.001 par value: 126,000,000 and 126,000,000 shares authorized; 26,561,329 and 20,351,411 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	1,032	523
Additional paid-in capital	59,614,628	13,232,658
Accumulated deficit	(220,311,906)	(155,037,211)
Total stockholders’ deficit	(160,696,246)	(141,804,030)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$195,200,533	$178,891,354

Volta Industries, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended March 31,
	2021	2020
REVENUES
Service revenue	$4,231,349	$3,100,866
Product revenue	299,037	337,282
Other revenue	210,000	464,189
Total revenues	4,740,386	3,902,337

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization shown below)	4,608,554	3,486,977
Costs of products (exclusive of depreciation and amortization shown below)	456,946	498,871
Selling, general and administrative	60,857,317	10,580,585
Depreciation and amortization	2,173,215	1,443,018
Other operating expenses	119,735	9,997
Total costs and expenses	68,215,767	16,019,448
Loss from operations	(63,475,381)	(12,117,111)

OTHER EXPENSES
Interest expenses, net	1,687,076	1,086,966
Other (income) expenses, net	112,238	(76,380)
Total other expenses	1,799,314	1,010,586

LOSS BEFORE INCOME TAXES	(65,274,695)	(13,127,697)

Income tax expenses	—	—
NET LOSS	$(65,274,695)	$(13,127,697)

Weighted-average Class A Common Stock outstanding, basic and diluted (Note 11 – Net loss per share)	6,373,206	6,373,206
Net loss per Class A Common Stock, basic and diluted (Note 11 – Net loss per share)	$(5.10)	$(1.71)
Weighted-average Class B Common Stock outstanding, basic and diluted (Note 11 – Net loss per share)	6,421,799	1,294,175
Net loss per Class B Common Stock, basic and diluted (Note 11 – Net loss per share)	$(5.10)	$(1.71)

Volta Industries, Inc. and Subsidiaries
Unaudited Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2019	45,377,418	$75,608,294	10,866,044	$309	$5,541,971	$(82,718,334)	$(77,176,054)
Beneficial conversion feature in convertible promissory notes	—	—	—	—	377,574	—	377,574
Issuance of Class B Common Stock warrants – related party	—	—	—	—	291,201	—	291,201
Issuance of common stock upon exercise of options	—	—	6,562	7	4,456		4,463
Stock-based compensation expense – Options	—	—	—	—	178,819	—	178,819
Net loss	—	—	—	—	—	(13,127,697)	(13,127,697)
Balances at March 31, 2020	45,377,418	$75,608,294	10,872,606	$316	$6,394,021	$(95,846,031)	$(89,451,694)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2020	63,035,778	$182,599,047	20,351,411	$523	$13,232,658	$(155,037,211)	$(141,804,030)
Issuance of common stock upon exercise of options	—	—	509,918	509	863,314	—	863,823
Stock-based compensation expense – Options	—	—	—	—	5,282,656	—	5,282,656
Issuance of Series D Preferred Stock	1,858,985	13,720,968	—	—	—	—	—
Issuance of Series D Preferred Stock – related party	2,032,271	14,999,990	—	—	—	—	—
Issuance costs – Series D		(1,290,281)
Issuance of restricted stock awards – related party	—	—	5,700,000	—	40,236,000	—	40,236,000
Net loss	—	—	—	—	—	(65,274,695)	(65,274,695)
Balance at March 31, 2021	66,927,034	$210,029,724	26,561,329	$1,032	$59,614,628	$(220,311,906)	$(160,696,246)

Volta Industries, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net loss	$(65,274,695)	$(13,127,697)
Adjustments to reconcile net loss to net cash used in operating activities:
Reduction in the carrying amount of ROU assets	1,093,636	672,515
Depreciation and amortization	2,173,215	1,443,018
Stock-based compensation	45,518,656	178,819
Non-cash interest expense	84,454	58,306
Revaluation of warrant liability to estimated fair value	(90,277)	7,540
Expenses related to invoices in dispute	623,700	—
Other	119,735	9,997
Changes in operating assets and liabilities:
Accounts receivable	309,651	5,788,558
Inventory	581,849	92,857
Prepaid expenses and other current assets	(5,085,897)	(207,420)
Prepaid partnership costs	349,390	(2,565,450)
Operating lease right-of-use asset	(4,656,931)	(2,481,320)
Other non-current assets	11,092	(34,501)
Accounts payable	4,906,086	(4,478,666)
Due to related party	142,503	42,112
Accrued expenses and other current liabilities	(825,294)	(827,679)
Deferred revenue	(476,100)	223,532
Lease incentive liability	(5,348)	(5,408)
Operating lease liability	3,959,622	1,914,539
Other noncurrent liabilities	(18,152)	1,391,779
Net cash used in operating activities	(16,559,105)	(11,904,569)

Cash flows from investing activities
Purchase of property and equipment	(8,748,818)	(4,255,404)
Capitalization of internal-use software	(13,841)	—
Incentive lease received	178,707	604,542
Net cash used in investing activities	(8,583,952)	(3,650,862)

Cash flows from financing activities
Due from employees for taxes paid on partial recourse notes	(8,340,370)	—
Proceeds from issuance of Series D Preferred Stock	28,720,958	—
Proceeds from issuance of Series D-1 convertible notes	—	3,000,000
Proceeds from issuance of Series D-1 convertible notes – related party	—	6,500,000
Beneficial conversion feature related to convertible notes	—	377,574
Proceeds from issuance of long term debt	—	8,300,000
Proceeds from exercise of stock options	863,823	4,463
Payment of issuance costs related to Series D and D-1 Preferred Stock	(1,290,281)	(2,448,515)
Payment of debt issuance costs	—	(182,775)
Proceeds from financing activity	—	445,513
Payment of financing activity principal	(144,751)	(59,629)
Net cash provided by financing activities	19,809,379	15,936,631

Volta Industries, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows — Continued

	Three Months Ended March 31,
	2021	2020
Net increase (decrease) in cash and cash equivalents	(5,333,678)	381,200
Cash and cash equivalents, beginning of period	58,806,333	10,758,436
Cash and cash equivalents, end of period	$53,472,655	$11,139,636

Supplemental disclosures of cash flow information
Cash paid for interest	$1,504,402	$798,890

Non-cash investing and financing activities
Initial recognition of operating lease right-of-use asset	$(4,834,862)	$(2,846,082)
Initial recognition of operating lease liability	4,471,181	2,350,931
Warrants issued in partial satisfaction of debt and other liabilities	—	291,201

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 1 — Description of business

Volta Industries, Inc. is a holding company for its wholly-owned subsidiaries, Volta Charging, LLC, Volta Charging Services, LLC (inactive), and Volta Media, LLC (inactive) (collectively, “the Company” or “Volta”). The Company was incorporated in Delaware on December 15, 2014 and is headquartered in San Francisco, California. The Company operates a network of smart media-enabled charging stations for electric vehicles across the United States (“U.S.”). In addition, the Company utilizes the network to decarbonize the transportation sector and accelerate electric vehicle adoption by providing sponsored or pay-to-use charging to drivers. Revenue is derived primarily by selling paid content on the media-enabled charging station network and selling, installing and maintaining charging stations.

On February 7, 2021, the Company entered into a Business Combination Agreement with Tortoise Acquisition Corp. II. Immediately following the Closing of the proposed transaction, the post-combination company intends to change its name to Volta Industries, Inc. and expects to trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “VLTA”, pending NYSE approval. The Company and any of its subsidiaries will be the surviving company listed on the NYSE.

On March, 25 2021, the Company formed a new wholly-owned subsidiary, Volta Canada Inc.

All of the Company’s operations and assets are located in the U.S., and all of its revenues are attributable to customers located in the U.S.

Note 2 — Summary of significant accounting policies

Basis of presentation and consolidation

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and include the accounts and operations of Volta Industries, Inc. and its wholly-owned subsidiaries. Volta Charging, LLC is the primary operating subsidiary of the Company. All intercompany accounts and transactions have been eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant items subject to management’s estimates and assumptions include, but are not limited to, assumptions underlying the determination of the stand-alone selling prices for performance obligations within revenue arrangements, allowance for doubtful accounts, inventory valuation, stock-based compensation, tax valuation allowance, valuation and recognition of warrants, incremental borrowing rate for right-of-use (“ROU”) assets and lease liabilities, lease term, and the valuation and useful lives of property and equipment. The Company believes that the estimates and judgments upon which it relies are reasonable based upon information available to the Company at the time that these estimates and judgments are made. The Company periodically evaluates such estimates and adjusts prospectively based upon such periodic evaluation. Actual results could differ materially from those estimates using different assumptions or under different conditions.

Cash, cash equivalents, and restricted cash

Cash and cash equivalents include on-demand deposits with banks and a mutual fund, respectively, for which cost approximates the fair value. As of March, 31, 2021, Restricted cash as of March 31, 2021 includes $0.1 million held in escrow related to payments to contractors.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Accounts receivable and allowance for doubtful accounts

Unbilled receivables result from amounts recognized as revenues but not yet invoiced as of the consolidated balance sheet date. As of March 31, 2021 and December 31, 2020, the company had $0.8 million in unbilled receivables related to network development revenue, which are included in the accounts receivable balance.

Concentration of risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. The Company’s cash is held on deposit with high-credit quality financial institutions. Such deposits may at times exceed federally insured limits. The Company has not experienced losses in such amounts or accounts.

As of March 31, 2021, one customer accounted for 39.5% and another customer accounted for 22.8% of the Company’s accounts receivable balance. As of December 31, 2020, one customer accounted for 59.5% of the Company’s accounts receivable balance. For the three months ended March 31, 2021, one customer accounted for 40.2%, one customer accounted for 30.2%, and another accounted for 12.5% of the Company’s revenue. For the three months ended March 31, 2020, one customer accounted for 41.2% of the Company’s revenue and another accounted for 21.9%. Revenue generated by these customers arises from a portfolio of contracts with multiple, separate, legal entities. The Company mitigates concentration risk as all contracts are executed with these separate, legal entities.

As of March 31, 2021, one supplier accounted for 13.5% and another supplier accounted for 12.7% of the Company’s accounts payable balance and orders. As of December 31, 2020, one supplier accounted for 21.1% of the Company’s accounts payable balance and orders. The Company mitigates concentration risk by maintaining contracts and agreements with alternative suppliers and is actively expanding its supplier network.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. The cost of maintenance and repairs is expensed as incurred, and expenditures that extend the useful lives of assets are capitalized. Property and equipment are depreciated and amortized using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term, ranging from two to five years.

Asset	Useful Lives (In Years)
Charging stations and digital media screens	5 – 10
Capitalized research and development equipment	5
Computers and equipment	3 – 5
Furniture	5
Leasehold improvements	2 – 5
Internal-use software	0.5

Construction in progress includes all costs capitalized related to projects, primarily related to in-process engineering activities and installation of assets that have yet to be placed in service. When assets are retired or otherwise disposed of, the cost and accumulated depreciation or amortization are removed from the consolidated balance sheets, and any resulting gain or loss is reflected in the consolidated statements of operations and comprehensive loss in the period realized.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is assessed by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Although the Company has accumulated losses, the Company believes that the future cash flows will be sufficient to exceed the carrying value of the Company’s long-lived assets. As of March 31, 2021 and December 31, 2020, the Company determined that no events or changes in circumstances existed that would otherwise indicate any impairment of its long-lived assets.

Leases

The Company determines if an arrangement contains a lease at inception. The Company recognizes an ROU asset and a lease liability at the lease commencement date for operating leases with terms greater than 12 months. ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. The initial measurement of ROU assets is comprised of the initial amount of the lease liability, adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred, less any lease incentives received. ROU assets are subsequently measured throughout the lease term at the carrying amount of the lease liability, plus any initial direct costs, plus (less) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate as the Company generally cannot determine the implicit rate because it does not have access to the lessor’s residual value or the amount of the lessor’s deferred initial costs. The incremental borrowing rate is the interest rate the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms.

Lease terms include the noncancellable period of the lease plus any additional periods covered by either an option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

Variable lease payments associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed occurs. Variable lease payments are recognized in other operating expenses in the consolidated statement of operations and comprehensive loss.

The Company identifies separate lease and non-lease components within the contract. Non-lease components primarily include payments for electricity reimbursements made to the landlord. The Company has elected the practical expedient to combine lease and non-lease payments and account for them together as a single lease component, which increases the amount of the Company’s ROU assets and lease liabilities.

In April 2020, the FASB provided for an optional practical expedient that simplifies how a lessee accounts for rent concessions that are a direct consequence of the COVID-19 pandemic. The practical expedient provides that, for eligible leases, the lessee may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract. Instead, lessees may account for COVID-19 related rent concessions either (i) as if they were part of the enforceable rights and obligations of the parties under the existing lease contract or (ii) as a lease modification. Eligible leases are those for which the concession is COVID-19 related and the changes to the lease do not result in a substantial increase to the rights of the lessor or the obligations of the lessee. The Company has elected to apply the practical expedient for all eligible lease modifications, resulting in the rent concession being recorded as a negative variable lease cost and recognized in the consolidated statement of operations and comprehensive loss in that period.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Equity issuance costs

For the three months ended March 31, 2020, the Company raised $9.5 million through sales of Series D-1 Preferred Stock resulting in $0.3 million of equity issuance costs, paid as Class B Common Stock warrants. As of March 31, 2021, the Company had raised $128.1 million through sales of Series D and D-1 Preferred Stock, resulting in $4.5 million of equity issuance costs, of which $3.8 million was paid in cash and $0.7 million was paid as Class B Common Stock warrants (see Note 8 — Warrants). Equity issuance costs are included in Preferred Stock on the consolidated balance sheets.

Deferred Transaction Costs

As of March 31, 2021 and December 31, 2020, respectively, deferred transaction costs of approximately $3.9 million and $30.1 thousand are capitalized in prepaid expenses and other current assets in the consolidated balance sheets for the business combination with Tortoise Acquisition Corp. II (see Note 1 — Description of business). Approximately $1.3 million is recorded in accrued expenses and other current liabilities in the consolidated balance sheets as of March 31, 2021. There were no deferred transaction costs included in accrued expenses and other current liabilities as of December 31, 2020. Upon the completion of the business combination, all deferred transaction costs will be offset against the proceeds from the business combination. The deferred transaction costs will be reviewed periodically to assess the probability of the completion of the business combination. If the business combination is not completed, the deferred transaction costs will be expensed in the period the decision to terminate is made.

Stock warrants

The Company’s Common Stock warrants are freestanding warrants that were issued in connection with certain debt and equity financing transactions. The warrants are classified as equity instruments at the grant date fair value calculated using the OPM Backsolve approach and are not subject to revaluation at the balance sheet date.

Revenue recognition

ASC 606

Revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services by following a five-step process, (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price, and (v) recognize revenue when or as the Company satisfies a performance obligation.

The Company generally considers a sales contract and/or agreement with an approved purchase order as a customer contract provided that collection is considered probable, which is assessed based on the creditworthiness of the customer. The Company combines contracts with a customer if contracts are entered into at or near the same time with the same customer and are negotiated with a single commercial substance or contain price dependencies. As it enters contracts with customers, the Company evaluates distinct goods and services promised in the contract to identify the appropriate performance obligations. The performance obligations include advertising services, charging stations, which include Level 2 (L2) or Direct Current Fast Charging (“DCFC”) stations, installation services, operation and maintenance services, installed infrastructure, regulatory credits and Software-as-a-Service (“SaaS”). The Company generally contracts with customers at fixed amounts and has not experienced significant returns or price concessions and discounts. To the extent the Company is entitled to variable consideration on the sale of goods or services, it will estimate the amount it expects to collect as part of the transaction price provided it is probable that a significant reversal of revenue will not occur when the uncertainty related to variable consideration is resolved.

When a contract contains multiple performance obligations, the Company allocates the transaction price to each performance obligation using the relative standalone selling price (“SSP”) method. The determination of SSP is judgmental and is based on the price the Company would charge for the same good or service if it were sold

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

separately in a standalone sale to similar customers in similar circumstances. As the charging stations, installation and operation and maintenance services are never sold separately, the Company utilizes an expected cost plus a margin approach to determine the SSP of each of the separate performance obligations. Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for promised goods or services.

Disaggregation of revenue

The Company’s operations represent a single operating segment based on how the Company and its Chief Operating Decision Maker (“CODM”) manages its business. The Company disaggregates revenue by major category in the table below based on what it believes are the primary economic factors may impact the nature, amount, timing, and uncertainty of revenue and cash flows from these customer contracts.

	Three Months Ended March 31,
	2021	2020
Revenues
Behavior and Commerce	$3,529,646	$1,132,684
Network Development	1,000,740	2,305,464
Charging Network Operations	—	464,189
Network Intelligence	210,000	—
Total revenues	$4,740,386	$3,902,337

Behavior and Commerce

Behavior and Commerce revenue is generated by displaying paid media content on the Company’s network of media-enabled charging stations. National and regional businesses pay for content either directly or through their relationships with advertising agencies, based on the number of impressions delivered over the contract term, which is typically less than one year. Behavior and Commerce revenue is recognized ratably over time as the impressions are displayed on media-enabled charging stations over the contract term. The Company typically bills customers in advance on a monthly basis, and payments are typically due within one month after content delivery. Behavior and Commerce revenue is recorded in service revenue in the consolidated statements of operations and comprehensive loss.

Network Development

Network Development revenue consists of revenue generated through installation services, operation and maintenance services offered over the contract term (generally a 10-year term), installed infrastructure for utility companies and charging station products. Revenue from installation services is recognized over time using an input method based on costs incurred to measure progress toward complete satisfaction of the performance obligation. Revenue from operation and maintenance services is recognized ratably over the term of the arrangement as the services are performed. Revenue from the sale of installed infrastructure is recognized at a point in time when control of the installed infrastructure is transferred to the customer. Revenue from charging stations is recognized at the point in time when control of the charging station is transferred to the customer, which is typically when the charging station is delivered at the designated customer site.

If the arrangement contains a lease it is accounted for in accordance with ASC 842, Leases. In some arrangements, the Company has executed a sale and leaseback of the digital media screens (sale leaseback) and has also acquired the right to control the use of the location to advertise over a set term (location lease) (see Note 7 — Debt facilities). During the construction phase, the Company does not control the underlying asset on the customer’s property. As the leaseback qualifies as a financing arrangement, the Company will not record a sale for accounting purposes of the digital media screen and will depreciate that asset over its useful life. For contractual payments that

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

do not exceed the fair value of the location lease obligation, the Company records a lease liability and an associated right-of-use asset based on the discounted lease payments. In some instances, the Company may receive a lease incentive from the lessor which is recorded as a reduction to the right-of-use asset.

The determination of the transaction price for Network Development revenue may require judgment and can affect the amount and timing of revenue. The transaction price is based on the consideration that the Company expects to be entitled to for providing the Network Development products and services on a standalone basis. Almost all of the transaction price is based on fixed cash consideration received from customers. The transaction price is allocated between lease and non-lease components based on a relative-selling price basis. However, in arrangements where the Company pays consideration to a customer for a distinct good or service, the consideration payable to a customer is limited to the fair value of the distinct good or service received by the customer. If the contractual payments for the location lease of this arrangement are in excess of fair value, then the Company will estimate the excess contractual payments over fair value and record that amount as a reduction to the transaction price in the arrangement. The reduction to transaction price for consideration payable to a customer is recognized at the later of when the Company pays or promises to pay the consideration or when the Company recognizes the related revenue for the transferred products and services. The Company reduced the transaction price and recognized consideration payable to a customer of $0.1 million and $38.7 thousand for the three months ended March 31, 2021 and 2020, respectively.

The Company typically bills the customer upon contract inception for charging stations and installation services and bills the customer on a quarterly basis for operation and maintenance services. Payments are typically due within one month after billing. Revenue generated through installation services, operation and maintenance services and installed infrastructure is recorded in service revenue in the consolidated statements of operations and comprehensive loss. Revenue generated through charging station products is recorded in product revenue in the consolidated statements of operations and comprehensive loss.

Charging Network Operations

Charging Network Operations revenue correlates to usage of stations, and are currently, primarily generated by selling regulatory credits or Low Carbon Fuel Standard credits to other regulated entities. The Company recognizes revenue from regulatory credits at the point in time when the regulatory credits are sold to the customer. Costs associated Charging Network Operations is comprised of a minor amount of personnel-related costs which is presented in selling, general and administrative in the consolidated statements of operations and comprehensive loss. Charging Network Operations revenue is recorded in other revenue in the consolidated statements of operations and comprehensive loss.

Network Intelligence

Network Intelligence revenue is generated through the delivery of SaaS to the customer. The Company recognizes Network Intelligence revenue ratably over the contract term on a time-elapsed basis as the SaaS is performed. Network Intelligence revenue is recorded in other revenue in the consolidated statements of operations and comprehensive loss. A majority of costs associated with Network Intelligence revenue qualify as internal use software and are capitalized and recorded within property and equipment, net on the consolidated balance sheets.

Practical expedient and policy elected

The Company utilized the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component if the Company generally expects, at contract inception, that the period between when the Company transfers control of the promised good or service and when the Company receives payment from the customer is within one year or less. At contract inception, the Company expects to complete installation and transfer control of media-enabled charging stations to customers and receive payment within one year of contract execution. The Company generally expects to fulfill media campaigns and receive payment for advertising sales within one year.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

The Company has elected to present revenue net of sales taxes remitted to government authorities.

Remaining performance obligations

Transaction price allocated to the remaining performance obligation represents contracted revenue that has not yet been recognized, which includes deferred revenue and unbilled amounts that is expected to be recognized as revenue in future periods and excludes the performance obligations that are subject to cancellation terms. The remaining performance obligations related to advertising services, the sale of media-enabled charging stations, installation services and SaaS are expected to be recognized as revenue within the next twelve months and are recorded within deferred revenue on the consolidated balance sheets. The unbilled amount was $0.8 million as of March 31, 2021 and December 31, 2020. The remaining performance obligations was $23.4 million and $24.4 million as of March 31, 2021, and December 31, 2020, respectively. The Company expects to recognize approximately 38.7% of its remaining performance obligations as revenues in the next twelve months and the remainder thereafter.

Deferred revenue

Deferred revenue primarily consists of billings or payments received from customers in advance of revenue recognized for the sale of media-enabled charging stations, installation and operation and maintenance services and is recognized as revenue upon transfer control or as services are performed. The Company generally invoices customers in advance or in milestone-based installments. Revenue recognized for the three months ended March 31, 2021 that was included in the deferred revenue balance at December 31, 2020 was $0.8 million. As of March 31, 2021, deferred revenue related to such customer payments amounted to $7.2 million, of which, $7.1 million is expected to be recognized during the succeeding twelve-month period, and is therefore presented as current.

Costs to obtain a contract with a customer

The Company elected to apply the practical expedient available under ASC 340-40, Other Assets and Deferred Costs — Contracts with Customers, to not capitalize incremental costs of obtaining a contract, such as sales commissions, if the amortization period is less than one year. Commissions paid for certain sales of advertising are expensed as incurred because the amortization period would have been one year or less as the majority of media campaigns are scheduled to run less than one year.

Sales commissions are also paid for obtaining a network development contract with a site host that purchases media-enabled charging stations and related services. As the typical contract term for these agreements exceeds one year, the Company does not apply this practical expedient. Sales commissions that are considered incremental and recoverable costs of obtaining a contract with a customer are capitalized and included in prepaid expenses and other current assets and other non-current assets on the consolidated balance sheets. The deferred costs are then amortized over the period of benefit consistent with the transfer of the goods and services to the customer to which the asset relates and is included in selling, general and administrative in the consolidated statements of operations and comprehensive loss.

The ending balances of assets recognized from costs of obtaining a contract with a customer were $44.6 thousand and $0.1 million included in prepaid expenses and other current assets as of March 31, 2021 and December 31, 2020, respectively, and $0.3 million included in other non-current assets as of March 31, 2021 and December 31, 2020. Amortization expense related to assets recognized from costs to obtain a contract with a customer was $0.1 million for the three months ended March 31, 2021 and 2020. The Company did not recognize any contract cost impairment losses for the three months ended March 31, 2021 and 2020.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Cost of revenues (excluding depreciation and amortization)

Costs of services

Costs of services consist of costs attributable to the Network Development revenues and Behavior and Commerce revenue. Costs associated with Network Development consist of costs associated with providing installation, operations and maintenance services, including personnel-related costs associated with delivering services, such as salaries and benefits, and costs to install infrastructure for utility companies. Costs associated with Behavior and Commerce revenue consists of costs associated with providing advertising services, including related rental payments on location leases for the advertising displays, for charging sites, station electricity, and labor costs directly related to service revenue-generating activities.

Cost of products

Cost of products consists of primarily of hardware cost and shipping cost. Hardware cost primarily relate to L2 and DCFC stations which includes the cost of station chassis, the electric vehicle chargers, routers, and computers.

Advertising expenses

The Company expenses advertising expenses as they are incurred. For the three months ended March 31, 2021 and 2020, advertising expenses were $0.1 million and $0.2 million respectively, and are included in selling, general and administrative in the consolidated statements of operations and comprehensive loss. The Company does not capitalize any advertising expenses.

COVID-19 impact

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The COVID-19 pandemic will continue to have a negative impact on the operations and customers of the Company. The impact on the business and the results of operations included decreased customer demand for advertising space due to the decrease in foot traffic at the site hosts as consumers were subject to shelter-in-place orders around the United States, as well as the temporary halting of construction activities of the media-enabled charging stations. In addition, the ability of the employees and the suppliers’ and customers’ employees to work may be impacted by individuals contracting or being exposed to COVID-19, which may significantly hamper the operations. Despite the adverse impacts, there are no indications that the COVID-19 pandemic has resulted in a material decline in the carrying value of any assets, or a material change in the estimate of any contingent amounts recorded in the consolidated balance sheet as of March 31, 2021. However, there is uncertainty as to the duration and overall impact of the COVID-19 pandemic. The consolidated financial statements reflect estimates and assumptions made by management as of March 31, 2021 and management continues to monitor the potential impact. Events and changes in circumstances arising after March 31, 2021, including those resulting from the impacts of the COVID-19 pandemic, will be reflected in management’s estimates for future periods. The Company applied for a loan under the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief and Economic Security Act of 2020 (“CARES Act”). In April 2020, the Company received loan proceeds of $3.2 million under the SBA PPP of the CARES Act (see Note 7 — Debt facilities).

Recent accounting pronouncements

Recently adopted accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires a lessee to recognize a lease liability and an ROU asset for all leases as of the date on which the lessor makes the underlying asset available to the lessee. For lessors, accounting for leases is substantially the same as in prior periods. In

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, to clarify how to apply certain aspects of the new leases standard. ASU No. 2020-05, as subsequently amended for various technical issues, and the consideration of COVID-19, is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, and early adoption is permitted. The Company adopted ASU 2016-02, and all related amendments using the modified retrospective transition method. Under that transition method, the Company initially applied the new leases standard at the beginning of the earliest period presented in the financial statements (which is January 1, 2019) for leases existing at, or entered into after January 1, 2019. The modified retrospective approach did not require any transition accounting for leases that expired before the earliest comparative period presented. The standard provides a number of optional practical expedients in transition. The Company elected the transition practical expedients, which permits the Company to carry forward certain conclusions regarding lease identification, lease classification and initial direct costs under the new standard. The Company also elected the practical expedient pertaining to land easements and the short-term lease recognition exemption for all leases with a term shorter than twelve months. The Company did not elect the practical expedient to use hindsight for leases existing at the adoption date. The Company does not anticipate any changes in future cash flows or other significant indirect effects as a result of the change in accounting principle. See Note 12, Leases, for further information and disclosures related to the adoption of this standard.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for income taxes by, among other things, eliminating certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for public business entities for fiscal years beginning after December 15, 2020, with early adoption permitted. Upon adoption, the Company must apply certain aspects of this standard retrospectively for all periods presented while other aspects are applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company adopted the new standard on January 1, 2021. The adoption of this new standard did not have a significant effect on our financial statements.

Recently issued accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU was subsequently amended by ASU No. 2018-19, ASU No. 2019-05 and ASU No. 2019-10. The guidance amended reporting requirements for credit losses for assets held at amortized cost basis and available-for-sale debt securities. For available-for-sale debt securities, credit losses will be presented as an allowance rather than as a write-down. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists. ASU No. 2016-13, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates for fiscal years beginning after December 15, 2022, and for interim periods within those fiscal years. If the Company were to lose EGC status in 2021, the standard would be effective for the fiscal year beginning after December 15, 2021. The Company has not yet determined the potential effects of this ASU on its consolidated financial statements.

Note 3 — Liquidity

The Company’s financial statements are prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has financed its operations to date primarily through private placements of its equity securities and loan agreements. Since its inception, the Company has incurred negative cash flows from operations and investing activities as it is expending significant resources in expanding its activities. This has resulted in losses from operations, which are expected to continue for the foreseeable future years, and an accumulated deficit. The Company may require additional financing to fund operations to meet its business plan.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 3 — Liquidity (cont.)

For the three months ended March 31, 2021 and 2020, the Company incurred a net loss of $65.3 million and $13.1 million, respectively, and had negative cash flows from operating activities of $16.6 million and $11.9 million, respectively. As of March 31, 2021, the Company had an accumulated deficit of $220.3 million and cash of $53.5 million.

In the first quarter of 2020, the Company’s revenues declined due to COVID-19. Customer demand for advertising space declined due to the decrease in foot traffic at our site hosts as consumers were subject to shelter-in-place orders around the United States. Productivity and capital expenditures decreased as construction activities of our media-enabled charging stations was temporarily halted due to the shelter-in-place orders. The financial impacts of COVID-19 on the Company, an emerging business yet to achieve profitability, cast substantial doubt as to whether the Company can continue as a going concern for a reasonable period of time.

In response, management implemented several plans to mitigate the impact of COVID-19 on the Company’s financial performance, including operating cost containment measures, payroll reductions, realignment of our commissions structure, reduced capital expenditures, re-prioritization of high-value and essential sites, and raising capital through debt and equity transactions. Most of the Company’s media-enabled charging stations are located in close proximity to essential businesses, positioning us for recovery as shelter-in-place orders lift and consumers gradually return to in-person shopping. There are inherent uncertainties associated with predicting consumer behavior, particularly after the effects of COVID-19. Trends may or may not improve based on mitigating plans implemented by management.

In April, 2020, the Company received loan proceeds of $3.2 million under the PPP, under the CARES Act as administered by the U.S. SBA (see Note 7 — Debt facilities).

Until the Company is cash-flow positive, the Company will need to continue to raise funds through the issuance of private equity securities or additional borrowings. The Company raised $128.1 million through sales of Series D and D-1 Preferred Stock, where $9.5 million was received as of the three months ended March 31, 2020 and $118.6 million was received as of March 31, 2021. In addition, the Company entered into a Business Combination Agreement with Tortoise Acquisition Corp. II. on February 7, 2021 (see Note 1 — Description of business).

Management has considered conditions and events which provide substantial doubt about the Company’s ability to continue as a going concern (i.e., the COVID-19 pandemic and the closing of the Business Combination Agreement) over the 12 months following the issuance of the consolidated financial statements. No assurances can be provided that additional funding will be available at terms acceptable to the Company, if at all. If the Company is unable to raise additional capital the Company may significantly curtail its operations, modify existing strategic plans and/or dispose of certain operations or assets.

Note 4 — Fair value measurements

The Company uses a three-tier fair value hierarchy to prioritize the inputs used in the fair value measurements. All of the Company’s cash and cash equivalents are classified within Level 1 as they are valued using quoted market prices or alternative pricing sources. The senior secured term loan and the PPP Loan are classified within Level 2 as they are valued using market-based risk measurements that are indirectly observable, such as credit risk. Preferred Stock warrant liabilities are classified within Level 3 and measured by the OPM Backsolve approach under the market method.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 4 — Fair value measurements (cont.)

The Company’s financial instruments for which the Company discloses fair value are as follows:

	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
December 31, 2020
Liabilities
PPP Loan	$3,193,300	$3,193,300	$—	$3,193,300	$—
Senior secured term loan	47,826,670	50,960,000	—	50,960,000	—
Preferred Stock warrant liability	698,451	698,451	—	—	698,451
Total	$51,718,421	$54,851,751	$—	$54,153,300	$698,451

March 31, 2021
Liabilities
PPP Loan	$3,193,300	$3,193,300	$—	$3,193,300	$—
Senior secured term loan	49,000,000	50,960,000	—	50,960,000	—
Preferred Stock warrant liability	608,173	608,173	—	—	608,173
Total	$52,801,473	$54,761,473	$—	$54,153,300	$608,173

Level 2 valuation — senior secured term loan and PPP

The Company measures the fair value of the senior secured term loan using discounted cash flows and market-based expectations for credit risk and market risk. The carrying amount of the PPP Loan approximates fair value due to the expected short-term nature of the loan.

Level 3 valuation — Preferred Stock warrants

The Company measures the value of its Preferred Stock warrants on a recurring basis using the OPM Backsolve approach. The OPM Backsolve approach uses a Black-Scholes option pricing model to calculate the implied equity value of the Company. Once an overall equity value was determined, the aggregate amounts were allocated to the different classes of equity according to their rights and preferences. The inputs to the OPM Backsolve approach include time to liquidation, a risk-free interest rate, an assumption for a discount for lack of marketability and an assumed volatility based on the volatility of similar publicly traded companies. In determining the fair value of the warrants, the methodologies used to estimate the enterprise value of the Company were performed using the approaches, and the assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“AICPA Accounting and Valuation Guide”).

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	March 31, 2021	December 31, 2020
Expected dividend yield	—	—
Risk-free interest rate	0.64%	0.53%
Expected volatility	50%	50%
Expected term (in years)	4.25	4.50

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 4 — Fair value measurements (cont.)

The Preferred Stock warrants are recorded as a liability due to the Preferred Stock’s redemption provisions. Unrealized losses resulting from changes in the fair value measurement of Preferred Stock warrants each period are recorded to other expenses, net in the Company’s accompanying consolidated statements of operations and comprehensive loss. The changes in the fair value of the Preferred Stock warrants were as follows:

December 31, 2020	698,451
Increase in fair value of warrants	(90,277)
March 31, 2021	$608,174

December 31, 2019	287,505
Increase in fair value of warrants	(7,540)
March 31, 2020	$279,965

There were no transfers of financial instruments between levels of the hierarchy for the three months ended March 31, 2021 and 2020.

Note 5 — Property and equipment, net

Property and equipment, net, as of March 31, 2021 and December 31, 2020, consist of the following:

	March 31, 2021	December 31, 2020
Charging stations and digital media screens	51,995,376	43,717,259
Construction in progress	13,904,864	14,665,803
Capitalized research and development equipment	1,690,278	973,703
Leasehold improvements	593,005	552,005
Computer equipment and internal-use software	1,135,087	974,216
Other fixed assets	327,545	336,234
Capitalized software	13,841	—
Total property and equipment	69,659,996	61,219,220
Less accumulated depreciation and amortization	(16,919,994)	(14,761,530)
Property and equipment, net	$52,740,002	$46,457,690

Construction in progress is primarily comprised of the charging stations that are in the process of being installed. Depreciation and amortization expenses were $2.2 million and $1.4 million for the three months ended March 31, 2021 and 2020, respectively.

Note 6 — Accrued expenses and other current liabilities

Accrued expenses and other current liabilities as of March 31, 2021 and December 31, 2020 consist of the following:

	March 31, 2021	December 31, 2020
Accrued billings on contracts	$10,555,521	$—
Charging station expenses	$1,856,052	$4,811,852
Lease incentive liability	3,647,249	4,038,322
Employee related expenses	1,438,419	3,712,880
Financing transaction costs	—	3,459,719
Other	1,569,410	2,274,252
Deposit liability	2,508,701	2,508,701
Accrued interest	27,084	1,426,156
Total accrued expenses and other liabilities	$21,602,436	$22,231,882

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 6 — Accrued expenses and other current liabilities (cont.)

Charging station expenses consist primarily of accrued installation costs and rent expenses. Accrued employee expenses consist of accrued bonuses and commissions. Financing transaction costs are in connection to the issuances of Series D Preferred Stock for the year ended December 31, 2020.

Note 7 — Debt facilities

The Company’s outstanding debt instruments as of March 31, 2021 and December 31, 2020 are as follows:

	March 31, 2021	December 31, 2020
Term loan	$49,000,000	$49,000,000
PPP small business loan	3,193,300	3,193,300
Total outstanding principal amount	52,193,300	52,193,300
Less unamortized debt issuance fees	1,088,876	1,173,330
Less current maturities	14,406,472	10,323,138
Total long-term debt	$36,697,952	$40,696,832

Term loan

On June 19, 2019, the Company entered into a term loan agreement that provides for senior secured term loan facilities of up to $44.0 million, and on November 25, 2020, the maximum borrowings were increased to $49.0 million. $32.3 million of the principal amount was outstanding as of outstanding as of March 31, 2020. The Company drew on the remaining amount of the commitment of $16.7 million as of December 31, 2020. The term loan bears interest on the total outstanding balance at 12% per annum and is secured by certain qualifying assets of the Company. Principal payments are due in equal monthly installments beginning on July 1, 2021, and the term loan matures on June 19, 2024. These provisions expire on the earlier of loan termination, when the facility is fully drawn on, or two years after the closing date. As of March 31, 2021 and December 31, 2020, $49.0 million of the principal was outstanding, and there was a debt discount of $1.1 million and $1.2 million, related to debt issuance costs, respectively. As of March 31, 2021 and December 31, 2020, accrued interest was $27.1 thousand and $1.4 million, respectively.

As of March 31, 2021, the lenders agreed to waive their right to call the debt as a result of violations of certain covenants.

PPP Loan

In April 2020 the Company applied for and received a small business loan of $3.2 million through the PPP. The loan principal and accrued interest are forgivable so long as the borrower maintains its payroll levels and uses the loan proceeds for eligible purposes during the covered period following disbursement, such as payroll, benefits, rent and utilities. Subject to certain qualifications and exclusions, the amount of loan forgiveness is reduced if the borrower terminates employees or reduces salaries during the covered period. Any portion of the loan that is not forgiven will carry interest at the stated rate of 1% per annum, and equal installment payments would be due monthly. Although the Company expects to receive full forgiveness for the loan as the entire amount was used for eligible expenses under the program, the Company plans to repay the PPP Loan.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 7 — Debt facilities (cont.)

Term loan and PPP Loan payments by period as of March 31, 2021 are as follows:

Fiscal Year
2021	$9,784,021
2022	17,909,279
2023	16,333,333
2024	8,166,667
2025	—
$52,193,300

Convertible notes

During the three months ended March 31, 2020, the Company issued convertible notes with a total original principal amount of $9.5 million to investors. Subsequent to March 31, 2020 through December 31, 2020, the Company issued convertible notes with a total original principal amount of $20.7 million. The convertible notes accrued interest at a rate of 8% per annum and had an original maturity date of September 2021.

As of December 31, 2020, all outstanding principal amounts and accrued but unpaid interest were automatically converted into shares of Series D-1 Preferred Stock upon the closing of the Company’s sale of the Series D Preferred Stock. The Company issued to the holders of the convertible notes a number of shares of Series D-1 Preferred Stock calculated by dividing the outstanding principal amount and accrued but unpaid interest by the conversion price of $3.77 per share, calculated at a 26% discount to the fair value of the Series D Preferred Stock (see Note 9 — Redeemable convertible preferred stock for the amount and description of Series D-1 Preferred Stock issued upon conversion of the convertible notes).

Financing obligations

For one customer, the Company has entered into multiple contracts to sell media enabled charging stations and also lease back the digital media screens for a period of up to 10 years. The lease back of the digital media screen is in excess of its useful life of 5 years. Therefore, the consideration received equal to relative standalone selling price for the digital media screens has been recorded as a financing transaction. This financing arrangement has been amortized over its 5 year term at the Company’s incremental borrowing rate at the time of the transaction. As of March 31, 2021 and December 31, 2020, the current portions of the financing obligation were 0.8 million and $0.7 million which were included within accrued expenses and other current liabilities. Non-current portions were $3.6 million and $3.8 million, respectively which were included within other non-current liabilities on the consolidated balance sheets. The Company’s incremental borrowing rate for each of these transaction has ranged between 10.32%-16.68%.

As of March 31, 2021 future payments under financing obligations were as follows:

Fiscal Year
2021	$886,599
2022	1,345,949
2023	1,336,341
2024	1,170,811
2025	757,618
Thereafter	219,435
Total future payments	5,716,753
Less amount representing interest	1,294,558
Total financing obligations	$4,422,195

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 8 — Warrants

Common Stock warrants

In connection with Series D issuance, the Company issued equity classified warrants to purchase 381,679 shares of Class B Common Stock at an exercise price of $1.31, to the existing investors, during the three months ended March 31, 2020. The Company valued the warrants at $0.76 per share upon issuance for a total amount of $0.3 million. As the warrants were issued in connection with the issuance of Preferred Stock, the Preferred Stock had equal and offsetting equity issuance costs of $0.3 million recorded in the consolidated balance sheet as of March 31, 2020.

As of March 31, 2021 and December 31, 2020, all Preferred Stock and Common Stock warrants remain outstanding.

Note 9 — Redeemable convertible preferred stock

A summary of the authorized and issued and outstanding redeemable convertible preferred stock (collectively, the “Preferred Stock”) as of March 31, 2021 and December 31, 2020, consist of the following:

Preferred Stock	Authorized Shares	Issued and Outstanding Shares	Original Issuance, Net	Carrying Value	Liquidation Preference
December 31, 2020
Series A	7,363,856	7,363,856	$8,823,381	$8,823,381	$8,831,988
Series B	11,247,313	11,090,568	15,137,773	15,137,773	15,489,087
Series C	18,581,768	18,581,768	30,892,828	30,892,828	31,167,199
Series C-1	665,428	665,428	1,004,530	1,116,142	1,004,530
Series C-2	7,675,798	7,675,798	19,638,170	19,638,170	19,999,998
Series D	17,748,512	9,374,786	64,661,690	64,661,690	69,194,358
Series D-1	8,283,574	8,283,574	31,254,753	42,329,063	31,254,753
	71,566,249	63,035,778	$171,413,125	$182,599,047	$176,941,913
March 31, 2021
Series A	7,363,856	7,363,856	$8,823,381	$8,823,381	$8,831,988
Series B	11,247,313	11,090,568	15,137,773	15,137,773	15,489,087
Series C	18,581,768	18,581,768	30,892,828	30,892,828	31,167,199
Series C-1	665,428	665,428	1,004,530	1,116,142	1,004,530
Series C-2	7,675,798	7,675,798	19,638,170	19,638,170	19,999,998
Series D	17,748,512	13,266,042	92,092,367	92,092,367	97,915,329
Series D-1	8,283,574	8,283,574	31,254,753	42,329,063	31,254,753
	71,566,249	66,927,034	$198,843,802	$210,029,724	$205,662,884

The Preferred Stock is presented outside of permanent equity in the consolidated financial statements due to the redemption provisions outside of the Company’s control in the event of a deemed liquidation, including a merger or consolidation in which the holders of Common Stock and Preferred Stock hold less than 50% of the post-merger entity. The redemption amount is not adjusted as a deemed liquidation is not probable, therefore the Preferred Stock is not probable of becoming redeemable.

Conversion

Each share of Preferred Stock is convertible into fully paid and non-assessable Class A Common Stock, at the option of the holder, at any time. The conversion rate is determined by dividing the original issue price by the conversion price. Both the original issuance price and conversion price per share are $1.20, $1.40, $1.68, $1.51, $2.61, $7.38 and $3.77 for Series A, Series B, Series C, Series C-1, Series C-2, Series D and Series D-1, respectively. As of December 31, 2020, all 8,283,574 shares of Series D-1 were issued upon conversion of convertible notes at a

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 9 — Redeemable convertible preferred stock (cont.)

26% discount to the issuance price, resulting in an increase in carrying value of $11.1 million. The conversion ratio for all series of Preferred Stock is 1:1. The conversion price would be adjusted upon issuance of additional shares of Common Stock (including Common Stock deemed issued by the issuance of options or convertible securities) for consideration less than the applicable conversion price for each series of Preferred Stock, stock splits and combinations, distributions payable on the Common Stock in additional shares of Common Stock, other securities of the Company or other property, merger or reorganization in which the Common Stock is exchanged for securities, cash or other property.

The Company has the right to redeem up to a third of the originally issued shares of Series A Preferred Stock (including Common Stock resulting from the conversion thereof), at a redemption price equal to the Series A original issue price plus a premium of 75%, 150% or 225% thereon if the redemption occurs in the first year, two years or three years respectively of the issuance date. The redemption right terminates after the third anniversary of the issuance date. In the event of redemption of any shares of Series A Preferred Stock, the conversion rights of the shares designated for redemption will terminate on the last full day preceding the date fixed for redemption if the redemption price is fully paid on the redemption date.

Upon any conversion, no adjustment to the conversion price will be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Class A Common Stock delivered upon conversion.

All outstanding shares of Preferred Stock shall be mandatorily converted to shares of Class A Common Stock upon the following: (i) a closing of the sale of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, resulting in at least $275.0 million of proceeds (net of underwriting discounts and commissions), or (ii) at the date and time, or occurrence of an event, specified by vote or written consent of a majority of the then-outstanding Preferred Stock voting together.

Dividend rights

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall, on a pari passu basis, first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to that dividend per share of Preferred Stock as would equal the product of (i) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (ii) the number of shares of Common Stock issuable upon conversion of a share of the applicable series of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend; provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Preferred Stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend.

Voting rights

On any matter presented to the stockholders of the Company at any meeting of the stockholders, the holders of Preferred Stock are entitled to cast the number of votes equal to the number of shares of Preferred Stock held. Holders of Preferred Stock vote together as a single class with the holders of the Company’s Common Stock.

The holders of Series D and Series D-1 Preferred Stock voting as a separate class shall be entitled to elect one member of the Volta Board. The holders of Series C, Series C-1 and Series C-2 Preferred Stock voting as a separate class shall be entitled to elect one member of the Volta Board. The holders of Series B Preferred Stock voting as a separate class shall be entitled to elect one member of the Volta Board. The holders of Common Stock voting as a separate class shall be entitled to elect two members of the Volta Board.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 9 — Redeemable convertible preferred stock (cont.)

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, or a deemed liquidation event (a merger or consolidation in which the holders of Common Stock and Preferred Stock hold less than 50% of the post-merger entity or a sale of substantially all of the Company’s assets), the holders of Preferred Stock are entitled to receive assets of the Company in preference to any distribution to holders of Common Stock. Assets available for distribution to holders of Preferred Stock are made on a pari passu basis to all series of Preferred Stock. Payment to Preferred Stock holders shall be made according to this order of preference for an amount (liquidation amount) equal to the greater of (i) original issue price per share, plus any dividends declared but unpaid or (ii) an amount per share that would have been payable had all shares of each Preferred Stock series been converted into Common Stock immediately prior to any such event of liquidation. If upon any such event of liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution are insufficient, the holders of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the number of shares held.

Redemption

The holders of Preferred Stock have no voluntary rights to redeem shares. If a deemed liquidation event occurs and the Company does not effect a dissolution of the Company, the holders of the Preferred Stock have the right to require the Company to redeem the Preferred Stock at the same amount as the liquidation amount. Although the Preferred Stock is not mandatorily or currently redeemable, a deemed liquidation would constitute an event outside the Company’s control in which the Company would be obligated to redeem the Preferred Stock.

Note 10 — Stockholders’ deficit and stock-based compensation

As of March 31, 2021 and December 31, 2020, the shares of Common Stock authorized, issued and outstanding were as follows:

	Authorized Shares	Issued and Outstanding Shares
December 31, 2020
Class A Common Stock	86,000,000	9,485,479
Class B Common Stock	40,000,000	10,865,932
	126,000,000	20,351,411
March 31, 2021
Class A Common Stock	86,000,000	9,485,479
Class B Common Stock	40,000,000	17,075,850
	126,000,000	26,561,329

Holders of Class A Common Stock are entitled to one vote per share on any matter submitted to a vote of the stockholders of the Company; holders of Class B Common Stock have no voting rights. Holders of Common Stock are entitled to receive dividends whenever funds are legally available and when declared by the Volta Board, subject to the priority rights of holders of all series of Preferred Stock outstanding.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 10 — Stockholders’ deficit and stock-based compensation (cont.)

Shares reserved for issuance

The Company had reserved shares of Common Stock for future issuance as of March 31, 2021 and December 31, 2020 as follows:

	March 31, 2021	December 31, 2020
Conversion of Series A Preferred Stock	7,363,856	7,363,856
Conversion of Series B Preferred Stock	11,090,568	11,090,568
Conversion of Series C Preferred Stock	18,581,768	18,581,768
Conversion of Series C-1 Preferred Stock	665,428	665,428
Conversion of Series C-2 Preferred Stock	7,675,798	7,675,798
Conversion of Series D Preferred Stock	13,266,042	9,374,786
Conversion of Series D-1 Preferred Stock	8,283,574	8,283,574
Preferred Stock warrants	156,745	156,745
Common Stock warrants	8,369,254	8,369,254
Stock option plans:
Options and RSAs outstanding	8,772,182	5,197,616
Shares available for grant	2,001,243	11,785,727
Total	86,226,458	88,545,120

2014 Stock Plan

Under the 2014 Equity Incentive Plan (“Volta Option Plan”), employees, officers, directors, and consultants of the Company are able to participate in the Company’s future performance through awards of non-qualified stock options, incentive stock options, restricted stock awards, restricted stock awards and stock appreciation rights at the discretion of management and the Volta Board.

Incentive and non-statutory stock options may be granted with exercise prices not less than 100% of the estimated fair value of the Common Stock on the date of grant, as determined by the Volta Board. Options granted to individuals owning over 10% of the total combined voting power of all classes of stock are exercisable up to five years from the date of grant.

The exercise price of any option granted to a 10% stockholder may not be less than 110% of the estimated fair value of the Common Stock on the date of grant, as determined by the Volta Board. Options granted under the Volta Option Plan expire no later than ten years from the date of grant. Options granted under the Volta Option Plan vest over periods determined by the Volta Board, generally over periods of four years. The Volta Option Plan terminates automatically ten years after the earlier of its adoption by the Volta Board or the approval of the Volta Option Plan by the stockholders.

Subject to Volta Board approval at the grant date, if an option includes an “early exercise” feature, then such option shall be exercisable at any time, but any unvested option shares shall be subject to the Company’s right to repurchase them at the original exercise price in the event that the optionee’s service terminates for any reason. If an option does not permit early exercise, then such an option shall not be exercisable with respect to unvested shares.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 10 — Stockholders’ deficit and stock-based compensation (cont.)

As of March 31, 2021, there were options and RSAs outstanding to purchase a total of 112,009 Class A shares of Common Stock and 8,504,617 of Class B shares of Common Stock under the Volta Option Plan. As of March 31, 2021, zero options for Class A Common Stock and 2,001,243 shares of Class B Common Stock were available for issuance under the Volta Option Plan. Option award activity for employees as of March 31, 2021, is as follows:

	Number of options outstanding	Weighted- average exercise price per share	Weighted- average remaining contractual life (years)	Aggregate intrinsic value
December 31, 2020	14,469,493	0.93	8.2	30,880,726
Options granted	4,186,892	3.35
Options exercised	(509,918)	1.70
Options forfeited	(102,408)	1.76
Options expired	—	—
March 31, 2021	18,044,059	$2.03	8.4	$108,589,869
Options vested and exercisable as of March 31, 2021	3,486,657	1.39	7.9	21,218,494

The aggregate intrinsic value of employee options exercised for the three months ended March 31, 2021 and 2020 was $3.0 million and $4.1 thousand, respectively. The intrinsic value is the difference between the estimated fair value of the Company’s Common Stock at the date of exercise and the exercise price for in-the-money options.

For the three months ended March 31, 2021, the Company granted 4,186,892 options purchase shares of its Class B Common Stock at a weighted average exercise price of $3.35 per share, pursuant to the Volta Option Plan.

For the three months ended March 31, 2021, the Company granted 5,700,000 restricted stock awards for shares of its Class B common Stock with a weighted average grant date fair value of $7.06 per share (see Note 15 — Related party transactions).

The weighted-average grant-date fair value of employee options granted for the three months ended March 31, 2021 and 2020 was $3.94 and $0.51 per share, respectively. The weighted-average grant-date fair value of employee options forfeited for the three months ended March 31, 2021 and 2020 was $1.41 and $0.27 per share, respectively. The weighted-average grant-date fair value of options that vested for the three months ended March 31, 2021 and 2020 was $3.23 and $0.60 per share, respectively. The total fair value of options vested for the three months ended March 31, 2021 and 2020 was $8.3 million and $0.5 million, respectively.

Stock-based compensation

Stock-based compensation is estimated using the Black-Scholes option pricing model on the date of grant. The fair value of all options is amortized on a ratable basis over the required service periods of the awards, which are generally the vesting periods.

The weighted-average assumptions that were used in calculating such values for the three months ended March 31, 2021 and 2020, were as follows:

	March 31,
	2021	2020
Expected dividend yield	—	—
Risk-free interest rate	0.60%	1.45%
Expected volatility	57.67%	37.86%
Expected term (in years)	5.8	6.0

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 10 — Stockholders’ deficit and stock-based compensation (cont.)

The Company has limited historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. Therefore, the expected term of options granted is based on the “simplified method” of expected life, described in U.S. Securities and Exchange Commission’s Staff Accounting Bulletin 107, whose acceptance was extended in Staff Accounting Bulletin 110.

The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

As the Company does not have a trading history for its Common Stock prior to the Business Combination (see Note 16 — Subsequent events), the expected stock price volatility for the Company’s Common Stock was estimated by taking the historic stock price volatility for industry peers based on their price observations over a period equivalent to the expected term of the stock option grants. The Company has no history or expectation of paying cash dividends on its Common Stock. As of March 31, 2021 and 2020, the Company has employee stock-based compensation expense of $14.1 million and $2.3 million related to unvested stock awards not yet recognized, which is expected to be recognized over an estimated weighted-average period of approximately 3.59 and 3.30 years, respectively.

Compensation expense

Compensation expense related to stock-based awards was recorded in selling, general and administrative in the consolidated statements of operations and comprehensive loss for $45.5 million and $0.2 million for the three months ended March 31, 2021 and 2020, respectively.

Partial recourse promissory notes

As of March 31, 2021 and December 31, 2020, the Company had $18.7 million and $10.4 million, respectively of promissory notes outstanding from employees, issued for 1,036,124 restricted stock purchases of Class A Common Stock, for both years, and the exercise of 11,147,195 shares of stock options exercisable for Class B Common Stock in both years. As of March 31, 2021 and December 31, 2020, the Company recognized $9.0 million and $0.7 million tax paid on employees’ behalf for the awards subject to 83(b) elections which were paid through payroll by the Company in note receivable — employee on the consolidated balance sheets. The promissory notes for the exercise of stock options represent the aggregate exercise price of the options and carry interest rates of 3.25% and 2.26%, respectively, and the principal and interest are due upon the earlier of: (i) the tenth anniversary of the note’s issuance, or (ii) the date of a change of control. The promissory notes for the restricted stock awards represent the aggregate purchase price of the awards and carry interest rates of 2.30% with interest due and payable annually and the principal due upon the earlier of: (i) the tenth anniversary of the note’s issuance, or (ii) the date of a change of control. The promissory notes issued for the taxes paid on behalf of employees relating to restricted stock awards granted during the quarter ended March 31, 2020 represent the amount of taxes paid and carry interest at a rate pf 3.25% per annum compounded annually and the principal and interest are due upon the earlier of: (i) the fourth anniversary of the note’s issuance, or (ii) a termination of employment; or (iii) the date of a change of control. All promissory notes issued are collateralized by the shares issued in exchange for the note and were considered to be partial recourse as they may be surrendered at the then fair market value of a share of Common Stock as determined by the Volta Board. The remainder up to 50% for some notes, or 37.5% for others, of the value of the original principal of the notes is collateralized by the assets of the borrowers. The amount payable is not limited to the fair value of the shares at the time of default or maturity. As such, the shares are not considered exercised for accounting purposes and the shares issued are not reflected as outstanding in the consolidated financial statements until the notes are repaid and the underlying stock options have vested.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 11 — Net loss per share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period. For stock options that were exercised by employees issuing promissory notes to the Company, the shares of Common Stock issued under such exercises are not included in the calculation of basic net loss per share until the underlying promissory notes are fully paid or forgiven.

Diluted net loss per share is computed in a similar manner, but it also includes the effect of potential common shares outstanding during the period, when dilutive. Potential common shares include outstanding stock options, convertible Preferred Stock, warrants for Common Stock and warrants for Preferred Stock. The dilutive effect of potentially dilutive common shares is reflected in diluted net loss per share by application of the treasury stock method for stock options and warrants, and by application of the if-converted method for the Preferred Stock. Deposits received for the repayment of the promissory notes for the exercise of stock options are considered in the calculation of diluted net loss per share, in the event the effect is dilutive. To the extent these potential common shares are antidilutive, they are excluded from the calculation of diluted net loss per share.

The following table presents the computation of basic and diluted net loss per share for the periods presented:

	Three Months Ended March 31,
	2021		2020
	Class A Common	Class B Common	Class A Common	Class B Common
Numerator:
Net loss	$(32,513,397)	$(32,761,298)	$(10,911,877)	$(2,215,820)
Denominator:
Basic shares:
Weighted-average common shares, basic	6,373,206	6,421,799	6,373,206	1,294,175
Diluted shares:
Weighted-average common shares, diluted	6,373,206	6,421,799	6,373,206	1,294,175
Net loss per share attributable to common stockholders:
Basic	$(5.10)	$(5.10)	$(1.71)	$(1.71)
Diluted	$(5.10)	$(5.10)	$(1.71)	$(1.71)

The following weighted average shares of the potentially dilutive outstanding securities for the three months ended March 31, 2021 and 2020, respectively, were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive given the net loss attributable to common shares. Therefore, the diluted net loss per share are the same as the basic net loss per share for the periods presented.

	March 31,
	2021	2020
Anti-dilutive securities
Outstanding stock options – stock plan	8,616,626	12,123,979
Non plan option grants	155,556	—
Convertible Preferred Stock	66,927,034	45,377,418
Warrants for Common Stock	8,369,254	8,219,254
Warrants for Preferred Stock	156,745	156,745
Options and RSAs exercised under notes receivables	11,327,631	3,201,729
Total anti-dilutive securities	95,552,846	69,079,125

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 12 — Leases

The Company is a lessee in several noncancellable operating leases, primarily for office space and the use of spaces for the installation of its electric vehicle charging stations (“site leases”). These leases generally have an initial term ranging from five to ten years, with the option to extend the lease for one to five years. In connection with the leases, the Company recorded asset retirement obligations for the restoration of lease sites of $0.9 million and $0.8 million as of March 31, 2021 and December 31, 2020, respectively, in other non-current liabilities within the consolidated balance sheets .

Supplemental information related to leases within the consolidated balance sheets is as follows:

	March 31, 2021	December 31, 2020
Other operating leases information
Weighted-average remaining lease term (years)	7.8	7.9
Weighted-average discount rate	13.6%	13.8%

The Company received COVID-19 related rent concessions indicating that (i) the Company was not obligated to pay rent, or the entirety of the contractual rent, or (ii) the Company received interest-free rent deferrals for the period affected by lockdown measures. The amount of such concessions recognized as negative variable lease cost for the three months ended March 31, 2021 and 2020 was $27.4 thousand and $28.8 thousand, respectively. The following lease costs were recognized in other operating expenses within the consolidated statements of operations and comprehensive loss:

	Three Months Ended March 31,
	2021	2020
Operating lease costs
Fixed lease cost	$2,631,068	$1,538,082
Variable lease cost	41,083	24,607
Total operating lease costs	$2,672,151	$1,562,689

Supplemental cash flow information related to leases is as follows:

	Three Months Ended March 31,
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash outflows from operating leases	$2,054,339	$1,309,676
ROU assets obtained in exchange for lease obligations
ROU assets obtained in exchange for operating lease liabilities	$4,445,003	$2,262,626

Amounts disclosed for ROU assets obtained in exchange for lease obligations include amounts added to the carrying amount of ROU assets resulting from lease modifications and reassessments.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 12 — Leases (cont.)

Maturities of lease liabilities as of March 31, 2021 are as follows:

Operating Leases
Fiscal Year
2021	$7,954,690
2022	10,486,687
2023	10,727,207
2024	10,180,613
2025	9,312,559
Thereafter	30,055,198
Total undiscounted lease payments	78,716,954
Less imputed interest	(30,127,748)
Total lease liabilities	$48,589,206

As of March 31, 2021, there are no material leases that are legally binding but have not yet commenced.

Note 13 — Commitments and Contingencies

Contingencies

From time to time, the Company may become involved in claims and other legal matters, either asserted or unasserted, arising in the ordinary course of business. While the outcome of these other claims cannot be predicted with certainty, management does not believe that the outcome of any of these ongoing legal matters, individually and in aggregate, will have a material adverse effect on the Company’s consolidated financial statements.

For the three months ended March 31, 2021, the Company recognized $0.6 million in other operating expenses in the consolidated statements of operations and comprehensive loss, and $0.6 million in accrued expenses and other current liabilities as of March 31, 2021 on the consolidated balance sheet for invoices totaling $1.4 million. In good faith, the Company disputed invoices for work performed in 2019. There are various disagreements between the Company and the vendor regarding these invoices. The Company disputes the underlying basis for these amounts and notified the vendor during the year ended December 31, 2020 of the Company’s intent not to pay.

Employee benefit plan

The Company has a 401(K) defined contribution savings plan that covers substantially all of its employees. The Company contributes a matching contribution of up to 4% of the employee’s contribution under applicable safe harbor rules. Employee contribution is also limited by annual maximum amount determined by the Internal Revenue Service. The Company made contributions of $0.2 million for each of the three months ended March 31, 2021 and 2020.

Note 14 — Income taxes

The provision for income taxes is recorded at the end of each interim period based on the Company’s best estimate of its effective income tax rate expected to be applicable for the full fiscal year in accordance with ASC 740-270. There is no provision for income taxes because the Company has incurred operating losses since inception and has projected losses for the current year. The Company’s effective income tax rate was 0% for the three months ended March 31, 2021 and 2020, and the realization of any deferred tax assets does not satisfy the “is not more likely than not” threshold.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 15 — Related party transactions

During the three months ended March 31, 2021, the Company received consulting services from 2Predict, Inc., a firm where a Volta officer is co-founder and CEO, and from Energize Ventures, LLC, an entity where a Volta Board member is a managing partner, and recognized consulting service expenses of $0.1 million in selling, general and administrative in the consolidated statements of operations and comprehensive loss. During the three months ended March 31, 2020, the Company received consulting services from 2Predict, Inc., and recognized consulting service expenses of $0.3 million in selling, general and administrative in the consolidated statements of operations and comprehensive loss. As of March 31, 2021 and December 31, 2020, the Company maintained a balance of $0.2 million and $0.1 million, respectively, in accounts payable — due to related party for the consulting services received.

The Company issued a total of $9.5 million in convertible notes during the three months ended March 31, 2020, of which $6.5 million was issued to Activate Capital Partners, LP, an entity where a Volta Board member is partner and co-founder, Virgo Hermes, LLC, an entity where a Volta Board member is a partner, and Energize Ventures, LLC. From March 31, 2020 through December 30, 2020, the Company issued a total of $20.7 million in convertible notes (see Note 7 — Debt facilities), of which $3.3 million was issued to Virgo Hermes LLC, Activate Capital Partners, LP, Bauer Family Investments, an entity where the President is a managing member, and the CFO. As of December 31, 2021, the total $9.8 million convertible notes issued to related parties had been converted into 2,721,956 shares of Series D-1 Preferred Stock at a conversion price of $3.77 per share for total proceeds of $10.3 million. These shares were issued, collectively, to Activate Capital Partners, LP, Virgo Hermes, LLC, and Energize Ventures, LLC, the CFO, and Bauer Family Investments.

From March 31, 2020 through December 30, 2020, the Company issued 9,374,786 shares of Series D Preferred Stock, of which 169,485 shares were to 19York Ventures, which is an entity founded by a Volta Board member, Activate Capital Partners, LP and Energize Ventures, LLC at $7.38 per share for total proceeds of $1.3 million. During the three months ended March 31, 2021, the Company issued 3,891,256 shares of Series D Preferred Stock (see Note 9 — Redeemable convertible preferred stock), of which 2,032,271 shares were to 19York Ventures and Energize Ventures, LLC at $7.38 per share for total proceeds of $15.0 million.

During the three months ended March 31, 2020 and December 30, 2020, in connection with Series D issuance (see Note 8 — Warrants), the Company issued 381,679 Class B Common Stock warrants for a total value of $0.3 million to Energize Ventures, LLC and 150,000 Class B Common Stock warrants for a total value of $0.5 million to Activate Capital Partners, LP for the consulting services provided during the fundraising.

All of the principal related to partial recourse promissory notes issued by the Company as of December 31, 2020 was used to exercise options for 9,271,877 shares of the Company’s Common Stock. The aggregate principal amount of promissory notes includes $9.0 million and $0.7 million for taxes relating to 83(b) elections paid on the employees’ behalf and was recognized as notes receivable — employee on the consolidated balance sheet as of December 31, 2020 (see Note 10 — Stockholders’ equity and stock-based compensation).

During the three months ended March 31, 2021, the Company entered into promissory note agreements with related parties where the Company loaned $8.3 million at an interest rate of 3.25%. The entire unpaid principal and interest balances on the total amount of the notes are due in February 2025, and 3,407,015 shares of issued and outstanding Class B Common Stock are pledged as collateral by the related parties for these promissory notes. The Company recognized $0.4 million for the portion of the partial recourse promissory note issued in December 2016 corresponding to the unsold shares of Class B Common Stock in notes receivable — employee on the consolidated balance sheets.

During the three months ended March 31, 2021, the Company issued 6,209,918 shares of Class B Common Stock, which includes 5,700,000 shares of restricted stock awards that were issued to the CEO and President and became fully vested upon issuance.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 16 — Subsequent events

The Company has evaluated events subsequent to March 31, 2021 and through the issuance date of June 23, 2021. The following events occurring subsequent to the balance sheet date merited recognition or disclosure in these statements.

Prior to the Business Combination, the entire unpaid principal balance, together with the accrued and unpaid interest thereon, of all partial recourse promissory notes issued to executive officers (see Note 15 — Related party transactions) are expected to be paid. Immediately prior to the Business Combination, all outstanding shares of the Company’s Preferred Stock are expected to be converted into 66,927,034 shares of Common Stock. Upon the expected Closing of the Business Combination in Q2 of 2021, a total of 107,864,958 shares of Common Stock are expected to be outstanding. The Company’s Common Stock is expected to begin trading on the NYSE in Q2 2021 under the symbol “VLTA”.

In April and May 2021, the Company granted 971,700 options to purchase shares of its Class B Common Stock at an exercise price of $7.48 per share, pursuant to the Volta Option Plan.

In April and May 2021, the Company issued 208,563 shares of Class B common stock. The Company received $0.1 million related to this issuance.

On April 13, 2021, the Company formed two new, wholly-owned subsidiaries, Volta Charging Germany GmbH and Volta France SARL.

In April 2021, the Company entered into and executed an asset acquisition agreement with 2Predict, Inc., pursuant to which the seller agreed to sell certain assets to the Company. The assets purchased consist of intellectual property, including rights against third parties related to, insurance benefits arising from or relating to and goodwill in and to the intellectual property. The purchase price consisted of: (i) cash consideration of $0.2 million, and (ii) equity consideration of 150,134 shares of Class B Common Stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Volta Industries, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Volta Industries, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in redeemable convertible preferred stock and shareholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Adoption of new accounting standard

As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for leases in the year ended December 31, 2020 due to the adoption of Accounting Standards Codification Topic 842, Leases.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has an accumulated deficit of $155,037,211 as of December 31, 2020 and incurred a net loss of $72,318,877 during the year ended December 31, 2020. These conditions, along with other matters set forth in Note 3, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2019.

San Francisco, California

May 14, 2021 (except for the immaterial error correction discussed in Note 2, as to which the date is June 24, 2021)

Volta Industries, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,
	2020	2019
ASSETS
Current assets
Cash	$58,806,333	$10,758,436
Accounts receivable, less allowance for doubtful accounts; $53,185 and $0	6,216,461	10,136,135
Inventory	6,151,110	8,011,472
Prepaid partnership costs – current	9,624,948	11,664,643
Prepaid expenses and other current assets	627,779	847,063
Total current assets	81,426,631	41,417,749
Operating lease right-of-use asset, net	49,434,028	28,120,659
Property and equipment, net	46,457,690	32,809,225
Notes receivable – employee	1,018,543	—
Other non-current assets	554,462	563,444
Total assets	$178,891,354	$102,911,077

LIABILITIES
Current liabilities
Accounts payable	$5,493,498	$18,769,048
Accounts payable – due to related party	91,941	47,888
Accrued expenses and other current liabilities	22,231,882	14,027,429
Operating lease liability – current portion	7,483,528	4,154,276
Deferred revenue	7,624,904	8,254,296
Term loans payable – current	10,323,138	—
Total current liabilities	53,248,891	45,252,937
Term loans payable, net of unamortized debt issuance costs and current term loan payable	40,696,832	23,181,240
Operating lease liability – non-current portion	37,146,055	24,394,432
Other non-current liabilities	7,004,559	11,650,228
Total liabilities	138,096,337	104,478,837

Redeemable convertible preferred stock, $0.001 par value; 71,566,249 and 45,534,163 shares authorized; 63,035,778 shares and 45,377,418 shares issued and outstanding as of December 31, 2020 and 2019, respectively; (aggregate liquidation preference of $176,941,913 and $76,604,696 as of December 31, 2020 and 2019, respectively)	182,599,047	75,608,294

STOCKHOLDERS’ DEFICIT
Common Stock, $0.001 par value: 126,000,000 and 76,920,000 shares authorized; 20,351,411 and 10,866,044 shares issued and outstanding as of December 31, 2020 and 2019, respectively	523	309
Additional paid-in capital	13,232,658	5,541,971
Accumulated deficit	(155,037,211)	(82,718,334)
Total stockholders’ deficit	(141,804,030)	(77,176,054)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$178,891,354	$102,911,077

Volta Industries, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2020	2019
REVENUES
Service revenue	$15,719,852	$13,434,486
Product revenue	2,891,854	1,492,345
Other revenue	838,719	338,778
Total revenues	19,450,425	15,265,609

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization shown below)	17,386,477	10,662,591
Costs of products (exclusive of depreciation and amortization shown below)	4,450,224	2,535,526
Selling, general and administrative	44,079,959	28,429,401
Depreciation and amortization	6,468,791	3,655,234
Other operating expenses	16,079	4,730,528
Total costs and expenses	72,401,530	50,013,280
Loss from operations	(52,951,105)	(34,747,671)

OTHER EXPENSES
Interest expenses, net	18,360,506	4,997,680
Other expenses, net	998,170	894,302
Total other expenses	19,358,676	5,891,982
LOSS BEFORE INCOME TAXES	(72,309,781)	(40,639,653)

Income tax expenses	9,096	12,963
NET LOSS	$(72,318,877)	$(40,652,616)

Weighted-average Class A Common Stock outstanding, basic and diluted (Note 11 – Net loss per share)	6,373,206	6,373,206
Net loss per Class A Common Stock, basic and diluted (Note 11 – Net loss per share)	$(9.39)	$(5.33)
Weighted-average Class B Common Stock outstanding, basic and diluted (Note 11 – Net loss per share)	1,332,295	1,251,598
Net loss per Class B Common Stock, basic and diluted (Note 11 – Net loss per share)	$(9.39)	$(5.33)

Volta Industries, Inc. and Subsidiaries
Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2018	37,701,620	$55,970,124	10,630,474	$240	$1,253,367	$(42,046,292)	$(40,792,685)

Cumulative effect of adoption of new accounting standard (ASC 842)	—	—	—	—	—	(19,426)	(19,426)
Issuance of Series C-2 Preferred Stock	7,675,798	19,999,998	—	—	—	—	—
Issuance costs – Series C-2 Preferred Stock	—	(361,828)	—	—	—	—	—
Issuance of Common Stock upon exercise of options	—	—	68,903	69	42,082	—	42,151
Vesting of restricted stock awards			166,667	—	—	—	—
Stock-based compensation expense – Options	—	—	—	—	887,573	—	887,573
Issuance of Class B Common Stock warrants		—	—	—	3,358,949	—	3,358,949
Net loss	—	—	—	—	—	(40,652,616)	(40,652,616)
Balances at December 31, 2019	45,377,418	75,608,294	10,866,044	309	5,541,971	(82,718,334)	(77,176,054)

Issuance of Series D Preferred Stock	9,205,301	67,943,407	—	—	—	—	—
Issuance of Series D Preferred Stock – related party	169,485	1,250,952	—	—	—	—	—
Issuance costs – Series D Preferred Stock	—	(4,532,669)	—	—	—	—	—
Conversion of convertible promissory notes and accrued interest into Series D-1 Preferred Stock	5,561,618	20,984,528	—	—	—	—	—
Conversion of convertible promissory notes and accrued interest into Series D-1 Preferred Stock – related party	2,721,956	10,270,225	—	—	—	—	—
Recognition of conversion premium of convertible promissory notes for Series D-1 Preferred Stock	—	11,074,310	—	—	—	—	—
Beneficial conversion feature in convertible promissory notes	—	—	—	—	1,198,300	—	1,198,300
Issuance of Class B Common Stock warrants – related party	—	—	—	—	749,152	—	749,152
Issuance of Common Stock upon exercise of options (vested) – related party	—	—	213,490	214	104,767	—	104,981
Issuance of Common Stock upon exercise of options using partial recourse notes – related party	—	—	9,271,877	—	—	—	—
Stock-based compensation expense – Options	—	—	—	—	1,902,424	—	1,902,424
Secondary sales of common stock pledged against partial recourse notes – related party	—	—	—	—	3,736,044	—	3,736,044
Net loss	—	—	—	—	—	(72,318,877)	(72,318,877)
Balances at December 31, 2020	63,035,778	$182,599,047	20,351,411	$523	$13,232,658	$(155,037,211)	$(141,804,030)

Volta Industries, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(72,318,877)	$(40,652,616)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of ROU asset	2,571,856	1,704,872
Depreciation and amortization	6,468,791	3,655,234
Loss on abandonment of property and equipment	16,079	4,562,764
Stock-based compensation	1,902,424	887,573
Compensation expense from secondary sales of common stock – related party	3,736,044	—
Non-cash interest expense	13,096,208	3,435,604
Revaluation of warrant liability to estimated fair value	410,946	161,299
Expenses related to invoices in dispute	623,700	—
Loss on disposal of research and development equipment	116,706	—
Other	281,157	—
Changes in operating assets and liabilities:
Accounts receivable	3,919,675	(7,418,500)
Inventory	1,860,362	(7,162,356)
Prepaid expenses and other current assets	54,983	(162,303)
Prepaid partnership costs	(6,651,626)	(5,888,048)
Operating lease right-of-use asset	(18,602,030)	(29,825,531)
Other non-current assets	8,982	(200,597)
Accounts payable	(13,275,550)	17,805,450
Due to related party	44,053	47,888
Accrued expenses and other current liabilities	9,801,975	4,570,908
Deferred revenue	(629,392)	(4,297,944)
Lease incentive liability	(48,463)	2,713,250
Operating lease liability	16,080,875	28,548,709
Other noncurrent liabilities	(4,059,366)	3,816,581
Net cash used in operating activities	(54,590,488)	(23,697,763)

Cash flows from investing activities
Purchase of property and equipment	(19,902,280)	(29,151,061)
Capitalization of internal-use software	(347,761)	—
Incentive lease received	604,542	4,341,420
Net cash used in investing activities	(19,645,499)	(24,809,641)

Cash flows from financing activities
Proceeds from issuance of Series C-2 Preferred Stock	—	19,999,998
Payment of issuance costs related to Series C-2 Preferred Stock	—	(361,828)
Due from employees for taxes paid on partial recourse notes	(1,018,543)	—
Proceeds from issuance of Series D Preferred Stock	69,194,358	—
Proceeds from issuance of Series D-1 convertible notes	20,550,000	—
Proceeds from issuance of Series D-1 convertible notes – related party	9,600,000	—
Proceeds from issuance of long term debt	25,000,000	24,000,000
Proceeds from PPP Loan	3,193,300	—
Proceeds from exercise of stock options	104,981	42,151
Payment of issuance costs related to Series D and D-1 Preferred Stock	(3,783,517)	—
Payment of debt issuance costs	(661,818)	(895,416)
Proceeds from financing activity	445,513	4,563,533
Payment of financing activity principal	(340,390)	(101,710)
Net cash provided by financing activities	122,283,884	47,246,728

Volta Industries, Inc. and Subsidiaries
Consolidated Statements of Cash Flows — (Continued)

	Years Ended December 31,
	2020	2019
Net increase (decrease) in cash and cash equivalents	48,047,897	(1,260,676)
Cash, beginning of year	10,758,436	12,019,112
Cash, end of year	$58,806,333	$10,758,436

Supplemental disclosures of cash flow information
Cash paid for interest	$5,264,298	$4,997,680
Cash paid for taxes	9,096	12,963

Non-cash investing and financing activities
Initial recognition of operating lease right-of-use asset	$21,460,508	$28,315,054
Initial recognition of operating lease liability	18,077,411	29,669,023
Issuance of Series D-1 Preferred Stock in satisfaction of debt and other liabilities	42,021,427
Secondary sales of common stock pledged against partial recourse notes – related party	3,736,044	—
Warrants issued in partial satisfaction of debt and other liabilities	—	3,358,949
Warrants issued in connection with Series D financing as service fees to related party	749,152	—

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1 — Description of business

Volta Industries, Inc. is a holding company for its wholly-owned subsidiaries, Volta Charging, LLC, Volta Charging Services, LLC (inactive), and Volta Media, LLC (inactive) (collectively, “the Company” or “Volta”). The Company was incorporated in Delaware on December 15, 2014 and is headquartered in San Francisco, California. The Company operates a network of smart media-enabled charging stations for electric vehicles across the United States (“U.S.”). In addition, the Company utilizes the network to decarbonize the transportation sector and accelerate electric vehicle adoption by providing sponsored or pay-to-use charging to drivers. Revenue is derived primarily by selling paid content on the media-enabled charging station network and selling, installing and maintaining charging stations.

All of the Company’s operations and assets are located in the U.S., and all of its revenues are attributable to customers located in the U.S.

Note 2 — Summary of significant accounting policies

Basis of presentation and consolidation

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and include the accounts and operations of Volta Industries, Inc. and its wholly-owned subsidiaries. Volta Charging, LLC is the primary operating subsidiary of the Company. All intercompany accounts and transactions have been eliminated upon consolidation.

Immaterial Correction of Prior Period Financial Statements

In June 2021, the Company revised its consolidated statements of operations and comprehensive loss and consolidated balance sheets to reflect the corrections of immaterial errors for the years ended December 31, 2020 and 2019. For the year ended December 31, 2019, the correction to correct a gross up of accrued billings on contracts is attributable to clerical errors. For the year ended December 31, 2020, the corrections to construction in progress hardware, inventory, accrued billings, financing liability, and network costs of sales are attributable to the determination that construction in progress hardware and inventory assets were not properly recorded based on shipment dates, accrued billings were grossed up due to clerical errors, the long term portion of the financing liability should have been recorded in other non-current liabilities, and other network costs and costs of services for certain projects were recorded in the incorrect period, respectively, and an accrued loss related to invoices in dispute should have been recorded in selling, general and administrative. Corrections to comprehensive income are primarily attributable to errors related to other network costs and costs of services for construction projects recorded in the incorrect period.

As of December 31, 2019, the correction to accrued billings on contracts resulted in a $1.1 million decrease to prepaid partnership costs — current with a corresponding decrease to accounts payable of $1.1 million. As of December 31, 2020, the correction to construction in progress resulted in a $1.1 million decrease to property and equipment, net with a corresponding decrease to accrued expenses and other current liabilities of $1.1 million; the correction to charging stations and digital media screens resulted in a $0.2 million increase to property and equipment, net with a corresponding decrease to other expenses, net of $0.2 million; the correction to inventory resulted in a $0.1 million increase to inventory with a corresponding increase to accrued expenses and other current liabilities for $0.1 million; the correction to accrued billings on contracts resulted in a $4.0 million decrease to prepaid partnership costs — current with a corresponding decrease to accounts payable of $4.0 million; the correction to reclassify the financing liability between the short and long-term portions resulted in a $0.2 million decrease to accrued expenses and other current liabilities with a corresponding increase to other non-current liabilities; the correction to charging station expenses resulted in a $0.9 million decrease to accrued expenses and other current liabilities with a corresponding decrease to other expenses, net, of $0.8 million and a decrease to costs of services for $0.1 million; the correction to reclassify expenses related to invoices in dispute resulted in a $0.6 million decrease to other expenses, net, with a corresponding increase to selling, general and administrative of $0.6 million.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Pursuant to Accounting Standards Codification (“ASC”) 250, Accounting Changes and Error Corrections issued by the Financial Accounting Standards Board (“FASB”) and Staff Accounting Bulletin 99, Materiality (“SAB 99”) issued by the SEC, the Company determined the impact of the error was immaterial to all periods. The correction was recorded as part of the activity within the consolidated statements of operations and comprehensive losses and the consolidated balance sheets for the years ended December 31, 2020 and 2019 as reflected herein. Adjustment due to these error corrections had an immaterial impact on the Company’s previously reported net loss, net loss per share, total assets, total liabilities and stockholder’s deficit.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant items subject to management’s estimates and assumptions include, but are not limited to, assumptions underlying the determination of the stand-alone selling prices for performance obligations within revenue arrangements, allowance for doubtful accounts, inventory valuation, stock-based compensation, tax valuation allowance, valuation and recognition of warrants, incremental borrowing rate for right-of-use (“ROU”) assets and lease liabilities, lease term, and the valuation and useful lives of property and equipment. The Company believes that the estimates and judgments upon which it relies are reasonable based upon information available to the Company at the time that these estimates and judgments are made. The Company periodically evaluates such estimates and adjusts prospectively based upon such periodic evaluation. Actual results could differ materially from those estimates using different assumptions or under different conditions.

Segment reporting

For the years ended December 31, 2020 and 2019, the Company was managed as a single operating segment on a consolidated basis. The Company determined that the President is the Chief Operating Decision Maker (“CODM”) as he is responsible for making decisions regarding the allocation of resources, performance assessment, strategic operations and organization management. Although the Company has different revenue streams, the CODM manages the Company as a whole and makes decisions at the consolidated level. There are no segment managers who are held accountable for operating and financial results or the product and service mix offered by the Company.

Cash

Cash includes on-demand deposits with banks, for which the cost approximates the fair value.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. The Company generally grants uncollateralized credit terms to its customers and maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. Bad debt expenses are recorded in selling, general and administrative in the consolidated statements of operations and comprehensive loss when the allowance is established. When accounts receivable are deemed uncollectible, the uncollectible amount is written off against the allowance for doubtful accounts. Recoveries of accounts receivable previously written off are recorded as credits to bad debt expense and included in selling, general and administrative in the consolidated statements of operations and comprehensive loss. The Company determines the level of allowances required based on historical experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions and other factors that may affect customers’ ability to pay. For the year ended December 31, 2020, the Company recorded bad debt expenses of $0.1 million. There was no bad debt expense recorded for the year ended December 31, 2019.

Unbilled receivables result from amounts recognized as revenues but not yet invoiced as of the consolidated balance sheet date. As of December 31, 2020 and December 31, 2019, the Company had $0.8 million and $0.6 million, respectively, in unbilled receivables related to network development revenue, which are included in the accounts receivable balance.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Concentration of risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. The Company’s cash is held on deposit with high-credit quality financial institutions. Such deposits may at times exceed federally insured limits. The Company has not experienced losses in such amounts or accounts.

As of December 31, 2020, one customer accounted for 59.5% of the Company’s accounts receivable balance. As of December 31, 2019, one customer accounted for 68.2% and another customer accounted for 16.7% of the Company’s accounts receivable balance. For the year ended December 31, 2020, one customer accounted for 63.0% and another customer accounted for 16.1% of the Company’s revenue. For the year ended December 31, 2019, one customer accounted for 65.5% of the Company’s revenue. Revenue generated by these customers arises from a portfolio of contracts with multiple, separate, legal entities. The Company mitigates concentration risk as all contracts are executed with these separate, legal entities.

As of December 31, 2020 and 2019, one supplier accounted for 21.1% and 76.3% of the Company’s accounts payable balance and orders, respectively. The Company mitigates concentration risk by maintaining contracts and agreements with alternative suppliers and is actively expanding its supplier network.

Fair value of financial instruments

The Company evaluates the fair value measurements of all financial assets and liabilities. Fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

A three-tiered hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value. This hierarchy requires that the Company use observable market data, when available, and minimize the use of unobservable inputs when determining fair value:

•        Level 1, observable inputs such as quoted prices in active markets;

•        Level 2, inputs other than the quoted prices in active markets that are observable either directly or indirectly;

•        Level 3, unobservable inputs in which there is little or no market data, which requires that the Company develop its own assumptions.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Inventory

Inventory consists of finished goods in the form of assembled charging stations. Inventory is measured using the first-in, first-out (“FIFO”) method and stated at the lower of cost or net realizable value as of December 31, 2020 and 2019. The value of inventories is reduced by estimates for excess and obsolete inventories. The estimate for excess and obsolete inventories is based upon management’s review of utilization of inventories in light of projected sales, current market conditions, and market trends. The Company monitors inventory to identify events that would require impairment due to obsolete inventory and adjusts the value of inventory when required. No inventory valuation losses were recorded during the years ended December 31, 2020 and 2019.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. The cost of maintenance and repairs is expensed as incurred, and expenditures that extend the useful lives of assets are capitalized. Property and equipment are depreciated and amortized using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term, ranging from two to five years.

Asset	Useful Lives (In Years)
Charging stations and digital media screens	5–10
Capitalized research and development equipment	5
Computers and equipment	3–5
Furniture	5
Leasehold improvements	2–5
Internal-use software	0.5

Construction in progress includes all costs capitalized related to projects, primarily related to in-process engineering activities and installation of assets that have yet to be placed in service. When assets are retired or otherwise disposed of, the cost and accumulated depreciation or amortization are removed from the consolidated balance sheets, and any resulting gain or loss is reflected in the consolidated statements of operations and comprehensive loss in the period realized.

For the years ended December 31, 2020 and 2019, losses of $16.1 thousand and $4.6 million, respectively, related to construction in progress that were damaged or abandoned were recognized in other operating expenses in the consolidated statements of operations and comprehensive loss.

Capitalization of software costs

The Company accounts for the costs of software developed for internal use by capitalizing costs incurred during the application development stage to property and equipment, net on the consolidated balance sheets. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. The Company amortized the capitalized costs of internal-use software on a straight-line basis over six months and recognized the amortization in depreciation and amortization in the consolidated statements of operations and comprehensive loss.

Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is assessed by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Although the Company has accumulated losses, the Company believes that the future cash flows will be sufficient to exceed the carrying value of the Company’s long-lived assets. As of December 31, 2020 and 2019, the Company determined that no events or changes in circumstances existed that would otherwise indicate any impairment of its long-lived assets.

Leases

The Company determines if an arrangement contains a lease at inception. The Company recognizes an ROU asset and a lease liability at the lease commencement date for operating leases with terms greater than 12 months. ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. The initial measurement of ROU assets is comprised of the initial amount of the lease liability, adjusted for lease payments made at or before the lease commencement

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

date, plus any initial direct costs incurred, less any lease incentives received. ROU assets are subsequently measured throughout the lease term at the carrying amount of the lease liability, plus any initial direct costs, plus (less) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate as the Company generally cannot determine the implicit rate because it does not have access to the lessor’s residual value or the amount of the lessor’s deferred initial costs. The incremental borrowing rate is the interest rate the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms.

Lease terms include the noncancellable period of the lease plus any additional periods covered by either an option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

Variable lease payments associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed occurs. Variable lease payments are recognized in other operating expenses in the consolidated statement of operations and comprehensive loss.

The Company identifies separate lease and non-lease components within the contract. Non-lease components primarily include payments for electricity reimbursements made to the landlord. The Company has elected the practical expedient to combine lease and non-lease payments and account for them together as a single lease component, which increases the amount of the Company’s ROU assets and lease liabilities.

In April 2020, the FASB provided for an optional practical expedient that simplifies how a lessee accounts for rent concessions that are a direct consequence of the COVID-19 pandemic. The practical expedient provides that, for eligible leases, the lessee may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract. Instead, lessees may account for COVID-19 related rent concessions either (i) as if they were part of the enforceable rights and obligations of the parties under the existing lease contract or (ii) as a lease modification. Eligible leases are those for which the concession is COVID-19 related and the changes to the lease do not result in a substantial increase to the rights of the lessor or the obligations of the lessee. The Company has elected to apply the practical expedient for all eligible lease modifications, resulting in the rent concession being recorded as a negative variable lease cost and recognized in the consolidated statement of operations and comprehensive loss in that period.

Debt issuance costs

Costs incurred in connection with borrowings under financing facilities are deferred and amortized over the life of the related financing on a straight-line basis which approximates the effective interest method. During the years ended December 31, 2020 and 2019, the Company deferred and capitalized costs related to the issuance of the term loans approximating $0.6 million and $0.9 million, respectively, and amortized $0.3 million and $0.1 million, respectively, of deferred debt issuance costs as interest expenses, net in the consolidated statements of operations and comprehensive loss (see Note 7 — Debt facilities).

During the year ended December 31, 2020, the Company recorded debt issuance costs of $0.1 million related to the convertible note upon issuance. The amortized debt issuance costs of $39.9 thousand were recognized as interest expenses, net in the consolidated statements of operations and comprehensive loss and the remaining unamortized debt issuance cost of $0.1 million was reclassified to equity issuance costs and included in Preferred Stock on the consolidated balance sheets upon the conversion of the convertible note into Series D-1 Preferred Stock.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Equity issuance costs

During the year ended December 31, 2020, the Company raised $99.3 million through sales of Series D and D-1 Preferred Stock resulting in $4.5 million of equity issuance costs, of which $3.8 million was paid in cash and $0.7 million was paid as Class B Common Stock warrants (see Note 8 — Warrants). Equity issuance costs are included in Preferred Stock on the consolidated balance sheets.

Stock warrants

The Company classifies Preferred Stock warrants issued in connection with certain historical debt arrangements as long-term liabilities on the consolidated balance sheets at their estimated fair value because the underlying Preferred Stock is contingently redeemable. At initial recognition, the warrants were recorded at their estimated fair value calculated using the Option Pricing Model (“OPM”) Backsolve approach, under the market method.

The Company’s Common Stock warrants are freestanding warrants that were issued in connection with certain debt and equity financing transactions. The warrants are classified as equity instruments at the grant date fair value calculated using the OPM Backsolve approach and are not subject to revaluation at the balance sheet date.

Revenue recognition

ASC 606

Revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services by following a five-step process, (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price, and (v) recognize revenue when or as the Company satisfies a performance obligation.

The Company generally considers a sales contract and/or agreement with an approved purchase order as a customer contract provided that collection is considered probable, which is assessed based on the creditworthiness of the customer. The Company combines contracts with a customer if contracts are entered into at or near the same time with the same customer and are negotiated with a single commercial substance or contain price dependencies. As it enters contracts with customers, the Company evaluates distinct goods and services promised in the contract to identify the appropriate performance obligations. The performance obligations include advertising services, charging stations, which include Level 2 (L2) or DCFC charging stations, installation services, operation and maintenance services, installed infrastructure, regulatory credits and Software-as-a-Service (“SaaS”). The Company generally contracts with customers at fixed amounts and has not experienced significant returns or price concessions and discounts. To the extent, the Company is entitled to variable consideration on the sale of goods or services, it will estimate the amount it expects to collect as part of the transaction price provided it is probable that a significant reversal of revenue will not occur when the uncertainty related to variable consideration is resolved.

When a contract contains multiple performance obligations, the Company allocates the transaction price to each performance obligation using the relative standalone selling price (“SSP”) method. The determination of SSP is judgmental and is based on the price the Company would charge for the same good or service if it were sold separately in a standalone sale to similar customers in similar circumstances. As the charging stations, installation and operation and maintenance services are never sold separately, the Company utilizes an expected cost plus a margin approach to determine the SSP of each of the separate performance obligations. Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for promised goods or services.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Disaggregation of revenue

The Company’s operations represent a single operating segment based on how the Company and its CODM manages its business. The Company disaggregates revenue by major category in the table below based on what it believes are the primary economic factors that may impact the nature, amount, timing, and uncertainty of revenue and cash flows from these customer contracts.

	Year Ended December 31,
	2020	2019
Revenues
Behavior and Commerce	$8,013,403	$8,608,059
Network Development	10,598,303	6,318,772
Charging Network Operations	705,719	338,778
Network Intelligence	133,000	—
Total revenues	$19,450,425	$15,265,609

Behavior and Commerce

Behavior and Commerce revenue is generated by displaying paid media content on the Company’s network of media-enabled charging stations. National and regional businesses pay for content either directly or through their relationships with advertising agencies, based on the number of impressions delivered over the contract term, which is typically less than one year. Behavior and Commerce revenue is recognized ratably over time as the impressions are displayed on media-enabled charging stations over the contract term. The Company typically bills customers in advance on a monthly basis, and payments are typically due within one month after content delivery. Behavior and Commerce revenue is recorded in service revenue in the consolidated statements of operations and comprehensive loss.

Network Development

Network Development revenue consists of revenue generated through installation services, operation and maintenance services offered over the contract term (generally a 10-year term), installed infrastructure for utility companies and charging station products. Revenue from installation services is recognized on a percentage of completion basis over the installation period. Revenue from operation and maintenance services is recognized ratably over the term of the arrangement as the services are performed. Revenue from the sale of installed infrastructure is recognized at a point in time when control of the installed infrastructure is transferred to the customer. Revenue from charging stations is recognized at the point in time when control of the charging station is transferred to the customer, which is typically when the charging station is delivered at the designated customer site.

If the arrangement contains a lease it is accounted for in accordance with ASC 842, Leases. In some arrangements, the Company has executed a sale and leaseback of the digital media screens (sale leaseback) and has also acquired the right to control the use of the location to advertise over a set term (location lease) (see Note 7 — Debt facilities). During the construction phase, the Company does not control the underlying asset on the customer’s property. As the leaseback qualifies as a financing arrangement, the Company will not record a sale for accounting purposes of the digital media screen and will depreciate that asset over its useful life. For contractual payments that do not exceed the fair value of the location lease obligation, the Company records a lease liability and an associated right-of-use asset based on the discounted lease payments. In some instances, the Company may receive a lease incentive from the lessor which is recorded as a reduction to the right-of-use asset.

The determination of the transaction price for Network Development revenue may require judgment and can affect the amount and timing of revenue. The transaction price is based on the consideration that the Company expects to be entitled to for providing the Network Development products and services on a standalone basis. Almost all of the transaction price is based on fixed cash consideration received from customers. The transaction price is allocated between lease and non-lease components based on a relative-selling price basis. However, in arrangements

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

where the Company pays consideration to a customer for a distinct good or service, the consideration payable to a customer is limited to the fair value of the distinct good or service received by the customer. If the contractual payments for the location lease of this arrangement are in excess of fair value, then the Company will estimate the excess contractual payments over fair value and record that amount as a reduction to the transaction price in the arrangement. The reduction to transaction price for consideration payable to a customer is recognized at the later of when the Company pays or promises to pay the consideration or when the Company recognizes the related revenue for the transferred products and services. For the years ended December 31, 2020 and 2019, the Company reduced the transaction price and recognized consideration payable to a customer of $0.4 million and $0.2 million, respectively.

The Company typically bills the customer upon contract inception for charging stations and installation services and bills the customer on a quarterly basis for operation and maintenance services. Payments are typically due within one month after billing. Revenue generated through installation services, operation and maintenance services and installed infrastructure is recorded in service revenue in the consolidated statements of operations and comprehensive loss. Revenue generated through charging station products is recorded in product revenue in the consolidated statements of operations and comprehensive loss.

Charging Network Operations

Charging Network Operations revenue correlates to the usage of the stations, and is currently, primarily generated by selling regulatory credits or Low Carbon Fuel Standard credits to other regulated entities. The Company recognizes revenue from regulatory credits at the point in time when the regulatory credits are sold to the customer. Costs associated with Charging Network Operations is comprised of a minor amount of personnel-related costs which are presented in selling, general and administrative in the consolidated statements of operations and comprehensive loss. Charging Network Operations revenue is recorded in other revenue in the consolidated statements of operations and comprehensive loss.

Network Intelligence

Network Intelligence revenue is generated through the delivery of SaaS to the customer. The Company recognizes Network Intelligence revenue ratably over the contract term on a time-elapsed basis as the SaaS is performed. Network Intelligence revenue is recorded in other revenue in the consolidated statements of operations and comprehensive loss. A majority of costs associated with Network Intelligence revenue qualify as internal-use software and are capitalized and recorded within property and equipment, net on the consolidated balance sheets.

Practical expedient and policy elected

The Company utilized the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component if the Company generally expects, at contract inception, that the period between when the Company transfers control of the promised good or service and when the Company receives payment from the customer is within one year or less. At contract inception, the Company expects to complete installation and transfer control of media-enabled charging stations to customers and receive payment within one year of contract execution. The Company generally expects to fulfill media campaigns and receive payment for advertising sales within one year.

The Company has elected to present revenue net of sales taxes remitted to government authorities.

Remaining performance obligations

Transaction price allocated to the remaining performance obligation represents contracted revenue that has not yet been recognized, which includes deferred revenue and unbilled amounts that are expected to be recognized as revenue in future periods and excludes the performance obligations that are subject to cancellation terms. The remaining performance obligations related to advertising services, the sale of media-enabled charging stations,

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

installation services and SaaS are expected to be recognized as revenue within the next twelve months and are recorded within deferred revenue on the consolidated balance sheets. The unbilled amounts were $0.8 million and $0.6 million as of December 31, 2020 and 2019. Remaining performance obligations were $24.4 million as of December 31, 2020. The Company expects to recognize approximately 38.9% of its remaining performance obligations as revenues in the next twelve months and the remainder thereafter.

Deferred revenue

Deferred revenue primarily consists of billings or payments received from customers in advance of revenue recognized for the sale of media-enabled charging stations, installation and operation and maintenance services and is recognized as revenue upon transfer control or as services are performed. The Company generally invoices customers in advance or in milestone-based installments. Revenue recognized during the years ended December 31, 2020 and 2019 that was included in the deferred revenue balance at December 31, 2019 and 2018, was $8.1 million and $2.3 million, respectively. Deferred revenue is expected to be recognized during the succeeding twelve-month period and is therefore presented as current. As of December 31, 2020 and 2019, deferred revenue related to such customer payments amounted to $7.5 million and $13.1 million, respectively.

Costs to obtain a contract with a customer

The Company elected to apply the practical expedient available under ASC 340-40, Other Assets and Deferred Costs — Contracts with Customers, to not capitalize incremental costs of obtaining a contract, such as sales commissions, if the amortization period is less than one year. Commissions paid for certain sales of advertising are expensed as incurred because the amortization period would have been one year or less as the majority of media campaigns are scheduled to run less than one year.

Sales commissions are also paid for obtaining a network development contract with a site host that purchases media-enabled charging stations and related services. As the typical contract term for these agreements exceeds one year, the Company does not apply this practical expedient. Sales commissions that are considered incremental and recoverable costs of obtaining a contract with a customer are capitalized and included in prepaid expenses and other current assets and other non-current assets on the consolidated balance sheets. The deferred costs are then amortized over the period of benefit consistent with the transfer of the goods and services to the customer to which the asset relates and is included in selling, general and administrative in the consolidated statements of operations and comprehensive loss.

The ending balances of assets recognized from costs of obtaining a contract with a customer were $0.1 million and $0.4 million included in prepaid expenses and other current assets and $0.3 million and $0.3 million included in other non-current assets as of December 31, 2020 and 2019, respectively. Amortization expense related to assets recognized from costs to obtain a contract with a customer was $0.4 million and $0.3 million for the years ended December 31, 2020 and 2019, respectively. The Company did not recognize any contract cost impairment losses during the years ended December 31, 2020 and 2019.

Cost of revenues (excluding depreciation and amortization)

Costs of services

Costs of services consist of costs attributable to the Network Development revenues and Behavior and Commerce revenue. Costs associated with Network Development consist of costs associated with providing installation, operations and maintenance services, including personnel-related costs associated with delivering services, such as salaries and benefits, and costs to install infrastructure for utility companies. Costs associated with Behavior and Commerce revenue consists of costs associated with providing advertising services, including related rental payments on location leases for the advertising displays, for charging sites, station electricity, and labor costs directly related to service revenue-generating activities.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Cost of products

Cost of products consists primarily of hardware cost and shipping cost. Hardware cost primarily relates to L2 and DCFC stations which include the cost of station chassis, electric vehicle chargers, routers, and computers.

Selling, general and administrative (excluding depreciation and amortization)

Selling, general and administrative consists primarily of employee-related costs, including salaries, employee benefits, and stock-based compensation, repair and maintenance expenses on corporate facilities and equipment, marketing and advertising costs.

Advertising expenses

The Company expenses advertising expenses as they are incurred. For the years ended December 31, 2020 and 2019, advertising expenses were $0.3 million and $0.4 million, respectively, and are included in selling, general and administrative in the consolidated statements of operations and comprehensive loss. The Company does not capitalize any advertising expenses.

Other expenses, net

Other expenses, net, consist primarily of the miscellaneous expenses or income that are not related to the core business operation. For the years ended December 31, 2020 and 2019, other expenses, net primarily relate to the changes in the fair value measurement of Preferred Stock warrants (see Note 4 — Fair value measurements).

Other income included in other expenses, net is related to rebates and incentives received from utility companies for the installation of electric vehicle charging stations and related infrastructure.

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized.

Management regularly assesses the ability to realize deferred tax assets recorded based upon the weight of available evidence, including such factors as recent earnings history and expected future taxable income on a jurisdiction-by-jurisdiction basis. In the event that the Company changes its determination as to the amount of realizable deferred tax assets, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

The Company accounts for uncertain tax positions in accordance with accounting standards which clarifies the accounting for uncertainty in income taxes in an enterprise’s financial statements by defining the criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements. The accounting standard prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return as well as guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2020, the Company determined that there are no uncertain tax positions. The Company’s policy is to include penalties and interest related to income tax matters within the Company’s benefit from (provision for) income taxes.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Stock-based compensation

The Company accounts for all share-based payment awards granted to employees and nonemployees based on the fair value of the awards on the date of the grant. For service-based awards, stock-based compensation is recognized in the consolidated statements of operations and comprehensive loss over the period during which the employee is required to perform service in exchange for the award (generally the vesting period of the award). The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option pricing model. The grant-date fair value of option awards is based upon the fair value of the Company’s Common Stock as of the date of grant, as well as estimates of the expected term of the awards, expected Common Stock price volatility over the expected term of the option awards, risk-free interest rates and expected dividend yield. Forfeitures are recognized as they occur. Compensation cost is recognized over the vesting period of the applicable award using the straight-line method.

Comprehensive loss

For the years ended December 31, 2020 and 2019, the Company had no items of comprehensive loss.

COVID-19 impact

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The COVID-19 pandemic will continue to have a negative impact on the operations and customers of the Company. The impact on the business and the results of operations included decreased customer demand for advertising space due to the decrease in foot traffic at the site hosts as consumers were subject to shelter-in-place orders around the United States, as well as the temporary halting of construction activities of the media-enabled charging stations. In addition, the ability of the employees and the suppliers’ and customers’ employees to work may be impacted by individuals contracting or being exposed to COVID-19, which may significantly hamper the operations. Despite the adverse impacts, there are no indications that the COVID-19 pandemic has resulted in a material decline in the carrying value of any assets, or a material change in the estimate of any contingent amounts recorded in the consolidated balance sheet as of December 31, 2020. However, there is uncertainty as to the duration and overall impact of the COVID-19 pandemic. The consolidated financial statements reflect estimates and assumptions made by management as of December 31, 2020 and management continues to monitor the potential impact. Events and changes in circumstances arising after December 31, 2020, including those resulting from the impacts of the COVID-19 pandemic, will be reflected in management’s estimates for future periods. The Company applied for a loan under the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief and Economic Security Act of 2020 (“CARES Act”). In April 2020, the Company received loan proceeds of $3.2 million under the SBA PPP of the CARES Act (see Note 7 — Debt facilities).

Recent accounting pronouncements

Recently adopted accounting pronouncements

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-07, Compensation — Stock Compensation: Improvements to Non-employee Share-Based Payment Accounting. ASU 2018-07 was issued to provide guidance on share-based payments granted to non-employees in exchange for goods or services used or consumed in an entity’s own operations and supersedes the guidance in ASC 505-50, Equity-Based Payments to Non-Employees. ASU 2018-07 aligns much of the guidance on measuring and classifying non-employee awards with that of awards to employees. The Company adopted this standard on January 1, 2019 using the modified retrospective basis. The adopted standard did not have a material impact on the consolidated financial statements.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. The ASU eliminates certain disclosure requirements for fair value measurements for all entities and modifies some disclosure requirements. This ASU is effective for all entities for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company adopted this standard on January 1, 2020. Since the standard impacted disclosures only, its adoption did not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires a lessee to recognize a lease liability and an ROU asset for all leases as of the date on which the lessor makes the underlying asset available to the lessee. For lessors, accounting for leases is substantially the same as in prior periods. In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, to clarify how to apply certain aspects of the new leases standard. ASU No. 2020-05, as subsequently amended for various technical issues, and the consideration of COVID-19, is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, and early adoption is permitted. The Company adopted ASU 2016-02 and all related amendments using a modified retrospective transition method. Under that transition method, the Company initially applied the new leases standard at the beginning of the earliest period presented in the financial statements (which is January 1, 2019) for leases existing at, or entered into after, January 1, 2019. The modified retrospective approach did not require any transition accounting for leases that expired before the earliest comparative period presented. The standard provides a number of optional practical expedients in transition. The Company elected the transition practical expedients, which permits the Company to carry forward certain conclusions regarding lease identification, lease classification and initial direct costs under the new standard. The Company also elected the practical expedient pertaining to land easements and the short-term lease recognition exemption for all leases with a term shorter than twelve months. The Company did not elect the practical expedient to use hindsight for leases existing at the adoption date. Upon adoption, the Company recognized net ROU assets and lease liabilities of $13.1 million and $14.7 million, respectively, on the consolidated balance sheets. Further, the sale and leaseback of the digital media screens was recorded as a financing obligation in the amount of $0.3 million with a corresponding reduction to retained earnings on January 1, 2019. For the year ended December 31, 2019, Network Development revenue was reduced by $3.1 million upon transition which includes failed sale accounting treatment of the digital media screens and station rent expense, recorded in Cost of Services, decreased by $0.4 million. The Company does not anticipate any changes in future cash flows or other significant indirect effects as a result of the change in accounting principle.

Recently issued accounting pronouncements not yet effective

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU was subsequently amended by ASU No. 2018-19, ASU No. 2019-05 and ASU No. 2019-10. The guidance amended reporting requirements for credit losses for assets held at amortized cost basis and available-for-sale debt securities. For available-for-sale debt securities, credit losses will be presented as an allowance rather than as a write-down. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists. ASU No. 2016-13, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates for fiscal years beginning after December 15, 2022, and for interim periods within those fiscal years. If the Company were to lose EGC status in 2021, the standard would be effective for the fiscal year beginning after December 15, 2021. The Company has not yet determined the potential effects of this ASU on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes. This guidance is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted, including adoption in an interim period. The Company has not yet determined the potential effects of this ASU on its consolidated financial statements.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain convertible instruments, amends guidance on derivative scope exceptions for contracts in an entity’s own equity, and modifies the guidance on diluted earnings per share (“EPS”) calculations as a result of these changes. The standard can be applied on either a fully retrospective or modified retrospective basis by an entity. Early adoption is permitted for fiscal years beginning after December 15, 2020. The Company does not expect a significant impact of this ASU on the consolidated financial statements.

Note 3 — Liquidity

The Company’s financial statements are prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has financed its operations to date primarily through private placements of its equity securities and loan agreements. Since its inception, the Company has incurred negative cash flows from operations and investing activities as it is expending significant resources in expanding its activities. This has resulted in losses from operations, which are expected to continue for the foreseeable future years, and an accumulated deficit. The Company may require additional financing to fund operations to meet its business plan.

During the years ended December 31, 2020 and 2019, the Company incurred a net loss of $72.3 million and $40.7 million, respectively, and had negative cash flows from operating activities of $54.6 million and $23.7 million, respectively. As of December 31, 2020, the Company had an accumulated deficit of $155.0 million and cash of $58.8 million.

During the first and second quarter of FY 2020, the Company’s revenues declined due to COVID-19. Customer demand for advertising space declined due to the decrease in foot traffic at our site hosts as consumers were subject to shelter-in-place orders around the United States. Productivity and capital expenditures decreased as construction activities of our media-enabled charging stations were temporarily halted due to the shelter-in-place orders. The financial impacts of COVID-19 on the Company, an emerging business yet to achieve profitability, cast doubt as to whether the Company can continue as a going concern for a reasonable period of time.

In response, management implemented several plans to mitigate the impact of COVID-19 on the Company’s financial performance, including operating cost containment measures, payroll reductions, realignment of our commissions structure, reduced capital expenditures, re-prioritization of high-value and essential sites, and raising capital through debt and equity transactions. Most of our media-enabled charging stations are located in close proximity to essential businesses, positioning us for recovery as shelter-in-place orders lift and consumers gradually return to in-person shopping. There are inherent uncertainties associated with predicting consumer behavior, particularly after the effects of COVID-19. Trends may or may not improve based on mitigating plans implemented by management.

During April 2020, the Company received loan proceeds of $3.2 million under the PPP, under the CARES Act as administered by the U.S. SBA (see Note 7 — Debt facilities).

Until the Company is cash-flow positive, the Company will need to continue to raise funds through the issuance of private equity securities or additional borrowings. The Company raised $128.1 million through sales of Series D and D-1 Preferred Stock, where $99.3 million was received during the year ended December 31, 2020 and $28.7 million was received subsequent to December 31, 2020. In addition, the Company entered into a Business Combination Agreement with Tortoise Acquisition Corp. II on February 7, 2021 (see Note 17 — Subsequent events). Management has considered conditions or events in the aggregate, including the impact of the COVID-19 pandemic and the closing of the Business Combination Agreement, that provides substantial doubt about the Company’s ability to continue as a going concern over the next 12 months following the issuance of the consolidated financial statements. No assurances can be provided that additional funding will be available at terms acceptable to the Company, if at all. If the Company is unable to raise additional capital, the Company may significantly curtail its operations, modify existing strategic plans and/or dispose of certain operations or assets.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 4 — Fair value measurements

The Company uses a three-tier fair value hierarchy to prioritize the inputs used in the fair value measurements. All of the Company’s cash is classified within Level 1 as they are valued using quoted market prices or alternative pricing sources. The senior secured term loan and the PPP Loan are classified within Level 2 as they are valued using market-based risk measurements that are indirectly observable, such as credit risk. Preferred Stock warrant liabilities are classified within Level 3 and measured by the OPM Backsolve approach under the market method.

The Company’s financial instruments for which the Company discloses fair value are as follows:

	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
December 31, 2019
Liabilities
Senior secured term loan	$23,181,240	$24,608,068	$—	$24,608,068	$—
Preferred Stock warrant liability	287,505	287,505	—	—	287,505
Total	$23,468,745	$24,895,573	$—	$24,608,068	$287,505
December 31, 2020
Liabilities
PPP Loan	$3,193,300	$3,193,300	$—	$3,193,300	$—
Senior secured term loan	47,826,670	50,960,000	—	50,960,000	—
Preferred Stock warrant liability	698,451	698,451	—	—	698,451
Total	$51,718,421	$54,851,751	$—	$54,153,300	$698,451

Level 2 valuation — senior secured term loan and PPP

The Company measures the fair value of the senior secured term loan using discounted cash flows and market-based expectations for credit risk and market risk. The carrying amount of the PPP Loan approximates fair value due to the expected short-term nature of the loan.

Level 3 valuation — Preferred Stock warrants

The Company measures the value of its Preferred Stock warrants on a recurring basis using the OPM Backsolve approach. The OPM Backsolve approach uses a Black-Scholes option pricing model to calculate the implied equity value of the Company. Once an overall equity value was determined, the aggregate amounts were allocated to the different classes of equity according to their rights and preferences. The inputs to the OPM Backsolve approach include time to liquidation, a risk-free interest rate, an assumption for a discount for lack of marketability and an assumed volatility based on the volatility of similar publicly traded companies. In determining the fair value of the warrants, the methodologies used to estimate the enterprise value of the Company were performed using the approaches, and the assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“AICPA Accounting and Valuation Guide”).

Assumptions used in the Backsolve approach for the years ended December 31, 2020 and 2019 were as follows:

	December 31,
	2020	2019
Expected dividend yield	—	—
Risk-free interest rate	0.53%	1.76%
Expected volatility	50%	50%
Expected term (in years)	4.50	5.50

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 4 — Fair value measurements (cont.)

The Preferred Stock warrants are recorded as a liability due to the Preferred Stock’s redemption provisions. Unrealized losses resulting from changes in the fair value measurement of Preferred Stock warrants each period are recorded to other expenses, net in the Company’s accompanying consolidated statements of operations and comprehensive loss. The changes in the fair value of the Preferred Stock warrants as of December 31, 2020 and 2019 were as follows:

December 31, 2018	$126,206
Increase in the fair value of warrants	161,299
December 31, 2019	287,505
Increase in the fair value of warrants	410,946
December 31, 2020	$698,451

There were no transfers of financial instruments between levels of the hierarchy during the years ended December 31, 2020 and 2019.

Note 5 — Property and equipment, net

Property and equipment, net, as of December 31, 2020 and 2019, consist of the following:

	December 31,
	2020	2019
Charging stations and digital media screens	$43,717,259	$32,172,355
Construction in progress	14,665,803	6,755,264
Capitalized research and development equipment	973,703	815,406
Leasehold improvements	552,005	541,647
Computer equipment and internal-use software	974,216	469,824
Other fixed assets	336,234	395,545
Total property and equipment	61,219,220	41,150,041
Less accumulated depreciation and amortization	(14,761,530)	(8,340,816)
Property and equipment, net	$46,457,690	$32,809,225

Construction in progress is primarily comprised of the charging stations that are in the process of being installed. Depreciation and amortization expenses were $6.5 million and $3.7 million for the years ended December 31, 2020 and 2019, respectively.

Note 6 — Accrued expenses and other current liabilities

Accrued expenses and other current liabilities as of December 31, 2020 and 2019 consist of the following:

	December 31,
	2020	2019
Charging station expenses	$4,811,852	$2,396,854
Lease incentive liability	4,038,322	7,054,670
Employee related expenses	3,712,880	1,418,020
Financing transaction costs	3,459,719	—
Other	2,274,252	578,054
Deposit liability	2,508,701	1,871,831
Accrued interest	1,426,156	708,000
Total accrued expenses and other liabilities	$22,231,882	$14,027,429

Charging station expenses consist primarily of accrued installation costs and rent expenses. Accrued employee expenses consist of accrued bonuses and commissions. Financing transaction costs are in connection to the issuances of Series D Preferred Stock for the year ended December 31, 2020.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 7 — Debt facilities

The Company’s outstanding debt instruments as of December 31, 2020 and 2019 are as follows:

	December 31,
	2020	2019
Term loan	$49,000,000	$24,000,000
PPP small business loan	3,193,300	—
Total outstanding principal amount	52,193,300	24,000,000
Less unamortized debt issuance fees	1,173,330	818,760
Less current maturities	10,323,138	—
Total long-term debt	$40,696,832	$23,181,240

Term loan

On June 19, 2019, the Company entered into a term loan agreement that provides for senior secured term loan facilities of up to $44.0 million, of which $20.0 million was available and was drawn upon at the close of the agreement and the Company drew down an additional $4.0 million on the loan facility during September 2019, which resulted in $24.0 million of the principal amount outstanding as of December 31, 2019. On November 25, 2020, the maximum borrowings were increased to $49.0 million. The Company drew on the remaining amount of the commitment of $25.0 million during the year ended December 31, 2020. The term loan bears interest on the total outstanding balance at 12% per annum and is secured by certain qualifying assets of the Company. Principal payments are due in equal monthly installments beginning on July 1, 2021, and the term loan matures on June 19, 2024. These provisions expire on the earlier of loan termination, when the facility is fully drawn on, or two years after the closing date. As of December 31, 2020 and 2019, principal amounts of $49.0 million and $24.0 million were outstanding, and there was a debt discount of $1.2 million and $0.8 million related to debt issuance costs, respectively. As of December 31, 2020 and 2019, accrued interest was $1.4 million and $0.7 million, respectively.

The term loan agreement contains certain covenants pertaining to reporting and financial requirements, as well as negative and affirmative covenants. If the Company does not meet its reporting requirements, the lenders have the right to request remedies, including an increase in the interest rate by 3.0% per annum, and an option to call the loan in the event of default. The Company was in compliance with all covenant requirements as of December 31, 2019. Subsequent to 2019, the Company was not in compliance with certain financial and reporting requirements for the month of June 2020. In August 2020 and November 2020, the lenders agreed to waive their right to call the debt as a result of those violations. In December 2020, the Company was in compliance with all covenants.

PPP Loan

In April 2020 the Company applied for and received a small business loan of $3.2 million through the PPP. The loan principal and accrued interest are forgivable so long as the borrower maintains its payroll levels and uses the loan proceeds for eligible purposes during the covered period following disbursement, such as payroll, benefits, rent and utilities. Subject to certain qualifications and exclusions, the amount of loan forgiveness is reduced if the borrower terminates employees or reduces salaries during the covered period. Any portion of the loan that is not forgiven will carry interest at the stated rate of 1% per annum, and equal installment payments would be due monthly. Commencing November 2020, the Company is required to repay the loan in equal monthly payments with the final payment due upon maturity of the loan in April 2022. Although the Company expects to receive full forgiveness for the loan as the entire amount was used for eligible expenses under the program, the Company plans to repay the PPP Loan.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 7 — Debt facilities (cont.)

Term loan and PPP Loan payments by period as of December 31, 2020 are as follows:

Year Ending December 31,
2021	$10,323,138
2022	18,731,273
2023	16,333,333
2024	6,805,556
2025	—
$52,193,300

Convertible notes

During the periods of March 2020 through October 2020, the Company issued convertible notes with a total original principal amount of $30.2 million to investors. The convertible notes accrued interest at a rate of 8% per annum and had an original maturity date of September 2021.

As of December 31, 2020, all outstanding principal amounts and accrued but unpaid interest were automatically converted into shares of Series D-1 Preferred Stock upon the closing of the Company’s sale of the Series D Preferred Stock. The Company issued to the holders of the convertible notes a number of shares of Series D-1 Preferred Stock calculated by dividing the outstanding principal amount and accrued but unpaid interest by the conversion price of $3.77 per share, calculated at a 26% discount to the fair value of the Series D Preferred Stock (see Note 9 – Redeemable convertible preferred stock for the amount and description of Series D-1 Preferred Stock issued upon conversion of the convertible notes).

Financing obligations

For one customer, the Company has entered into multiple contracts to sell media-enabled charging stations and also leaseback the digital media screens for a period of up to 10 years. The leaseback of the digital media screen is in excess of its useful life of 5 years. Therefore, the consideration received equal to the relative standalone selling price for the digital media screens has been recorded as a financing transaction. This financing arrangement has been amortized over its 5-year term at the Company’s incremental borrowing rate at the time of the transaction. As of December 31, 2020 and 2019, the current portions of the financing obligation were $0.7 million and $0.3 million which were included within accrued expenses and other current liabilities. Non-current portions were $3.8 million and $4.1 million which were included within other non-current liabilities on the consolidated balance sheets, respectively. The Company’s incremental borrowing rate for each of these transactions has ranged between 10.32%-16.68%.

As of December 31, 2020 future payments under financing obligations were as follows:

Year Ending December 31,
2021	$1,169,175
2022	1,346,001
2023	1,336,393
2024	1,170,864
2025	757,670
Thereafter	178,723
Total future payments	5,958,826
Less amount representing interest	1,391,880
Total financing obligations	$4,566,946

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 8 — Warrants

Preferred Stock warrants

In connection with the Company’s prior debt financing arrangements, the Company issued Preferred Stock warrants to purchase shares of Series B Preferred Stock. During December 2019, the Company issued warrants to purchase up to 209,029 shares of Series B Preferred Stock at an exercise price of $1.05 per warrant, expiring in July 2025 and all remained outstanding as of December 31, 2020.

The fair value of the outstanding Preferred Stock warrants was initially $0.1 million, determined by estimating an aggregate equity value of the Company using a Backsolve method (see Note 4 — Fair value measurements).

Common Stock warrants

In connection with a prior debt facility which was partially used in 2018, then unused and terminated in 2019, the Company issued Common Stock warrants to purchase 1,951,969 shares of Class B Common Stock, which are classified in equity; in connection with the lender’s commitment until the termination of the senior secured note facility, the Company issued additional warrants to purchase 5,555,606 shares of Class B Common Stock at an exercise price of $2.19 per share, which are also classified in equity. The Company valued the warrants at $0.60 per share upon issuance for a total amount of $3.4 million. As the warrants were issued in connection with a debt facility, the debt had an equal and offsetting original issuance discount of $3.4 million which was amortized into interest expenses, net in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2019.

In connection with Series D issuance, the Company issued warrants to purchase 381,679 and 150,000 shares of Class B Common Stock at an exercise price of $1.31 and $0.01 in March 2020 and December 2020, respectively, to the existing investors, which are classified in equity. The Company valued the warrants at $0.76 and $3.05 respectively per share upon issuance for a total amount of $0.7 million. As the warrants were issued in connection with the issuance of Preferred Stock, the Preferred Stock had equal and offsetting equity issuance costs of $0.7 million recorded in the consolidated balance sheet as of December 31, 2020.

As of December 31, 2020 and 2019, all Preferred Stock and Common Stock warrants remain outstanding.

Note 9 — Redeemable convertible preferred stock

A summary of the authorized and issued and outstanding redeemable convertible preferred stock (collectively, the “Preferred Stock”) as of December 31, 2020 and 2019, consist of the following:

Preferred Stock	Authorized Shares	Issued and Outstanding Shares	Original Issuance, Net	Carrying Value	Liquidation Preference
December 31, 2019
Series A	7,363,856	7,363,856	$8,831,988	$8,823,381	$8,832,209
Series B	11,247,313	11,090,568	15,489,087	15,137,773	15,489,087
Series C	18,581,768	18,581,768	31,167,199	30,892,828	31,167,199
Series C-1	665,428	665,428	1,004,530	1,116,142	1,116,142
Series C-2	7,675,798	7,675,798	19,999,998	19,638,170	20,000,059
	45,534,163	45,377,418	$76,492,802	$75,608,294	$76,604,696

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 9 — Redeemable convertible preferred stock (cont.)

Preferred Stock	Authorized Shares	Issued and Outstanding Shares	Original Issuance, Net	Carrying Value	Liquidation Preference
December 31, 2020
Series A	7,363,856	7,363,856	$8,823,381	$8,823,381	$8,831,988
Series B	11,247,313	11,090,568	15,137,773	15,137,773	15,489,087
Series C	18,581,768	18,581,768	30,892,828	30,892,828	31,167,199
Series C-1	665,428	665,428	1,004,530	1,116,142	1,004,530
Series C-2	7,675,798	7,675,798	19,638,170	19,638,170	19,999,998
Series D	17,748,512	9,374,786	64,661,690	64,661,690	69,194,358
Series D-1	8,283,574	8,283,574	31,254,753	42,329,063	31,254,753
	71,566,249	63,035,778	$171,413,125	$182,599,047	$176,941,913

The Preferred Stock is presented outside of permanent equity in the consolidated financial statements due to the redemption provisions outside of the Company’s control in the event of a deemed liquidation, including a merger or consolidation in which the holders of Common Stock and Preferred Stock hold less than 50% of the post-merger entity. The redemption amount is not adjusted as a deemed liquidation is not probable, therefore the Preferred Stock is not probable of becoming redeemable.

Conversion

Each share of Preferred Stock is convertible into fully paid and non-assessable Class A Common Stock, at the option of the holder, at any time. The conversion rate is determined by dividing the original issue price by the conversion price. Both the original issuance price and conversion price per share are $1.20, $1.40, $1.68, $1.51, $2.61, $7.38 and $3.77 for Series A, Series B, Series C, Series C-1, Series C-2, Series D and Series D-1, respectively. All 8,283,574 shares of Series D-1 were issued upon conversion of convertible notes at a 26% discount to the issuance price, resulting in an increase in carrying value of $11.1 million. The conversion ratio for all series of Preferred Stock is 1:1. The conversion price would be adjusted upon issuance of additional shares of Common Stock (including Common Stock deemed issued by the issuance of options or convertible securities) for consideration less than the applicable conversion price for each series of Preferred Stock, stock splits and combinations, distributions payable on the Common Stock in additional shares of Common Stock, other securities of the Company or other property, merger or reorganization in which the Common Stock is exchanged for securities, cash or other property.

The Company has the right to redeem up to a third of the originally issued shares of Series A Preferred Stock (including Common Stock resulting from the conversion thereof), at a redemption price equal to the Series A original issue price plus a premium of 75%, 150% or 225% thereon if the redemption occurs in the first year, two years or three years respectively of the issuance date. The redemption right terminates after the third anniversary of the issuance date. In the event of redemption of any shares of Series A Preferred Stock, the conversion rights of the shares designated for redemption will terminate on the last full day preceding the date fixed for redemption if the redemption price is fully paid on the redemption date.

Upon any conversion, no adjustment to the conversion price will be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Class A Common Stock delivered upon conversion.

All outstanding shares of Preferred Stock shall be mandatorily converted to shares of Class A Common Stock upon the following: (i) a closing of the sale of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, resulting in at least $275.0 million of proceeds (net of underwriting discounts and commissions), or (ii) at the date and time, or occurrence of an event, specified by vote or written consent of a majority of the then-outstanding Preferred Stock voting together.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 9 — Redeemable convertible preferred stock (cont.)

Dividend rights

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall, on a pari passu basis, first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to that dividend per share of Preferred Stock as would equal the product of (i) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (ii) the number of shares of Common Stock issuable upon conversion of a share of the applicable series of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend; provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Preferred Stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend.

Voting rights

On any matter presented to the stockholders of the Company at any meeting of the stockholders, the holders of Preferred Stock are entitled to cast the number of votes equal to the number of shares of Preferred Stock held. Holders of Preferred Stock vote together as a single class with the holders of the Company’s Common Stock.

The holders of Series D and Series D-1 Preferred Stock voting as a separate class shall be entitled to elect one member of the Volta Board. The holders of Series C, Series C-1 and Series C-2 Preferred Stock voting as a separate class shall be entitled to elect one member of the Volta Board. The holders of Series B Preferred Stock voting as a separate class shall be entitled to elect one member of the Volta Board. The holders of Common Stock voting as a separate class shall be entitled to elect two members of the Volta Board.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, or a deemed liquidation event (a merger or consolidation in which the holders of Common Stock and Preferred Stock hold less than 50% of the post-merger entity or a sale of substantially all of the Company’s assets), the holders of Preferred Stock are entitled to receive assets of the Company in preference to any distribution to holders of Common Stock. Assets available for distribution to holders of Preferred Stock are made on a pari passu basis to all series of Preferred Stock. Payment to Preferred Stockholders shall be made according to this order of preference for an amount (liquidation amount) equal to the greater of (i) original issue price per share, plus any dividends declared but unpaid or (ii) an amount per share that would have been payable had all shares of each Preferred Stock series been converted into Common Stock immediately prior to any such event of liquidation. If upon any such event of liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution are insufficient, the holders of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the number of shares held.

Redemption

The holders of Preferred Stock have no voluntary rights to redeem shares. If a deemed liquidation event occurs and the Company does not effect a dissolution of the Company, the holders of the Preferred Stock have the right to require the Company to redeem the Preferred Stock at the same amount as the liquidation amount. Although the Preferred Stock is not mandatorily or currently redeemable, a deemed liquidation would constitute an event outside the Company’s control in which the Company would be obligated to redeem the Preferred Stock.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 10 — Stockholders’ equity and stock-based compensation

As of December 31, 2020 and 2019, the shares of Common Stock authorized, issued and outstanding were as follows:

	Authorized Shares	Issued and Outstanding Shares
December 31, 2019
Class A Common Stock	55,920,000	7,409,330
Class B Common Stock	21,000,000	3,456,714
	76,920,000	10,866,044
December 31, 2020
Class A Common Stock	86,000,000	9,485,479
Class B Common Stock	40,000,000	10,865,932
	126,000,000	20,351,411

Holders of Class A Common Stock are entitled to one vote per share on any matter submitted to a vote of the stockholders of the Company; holders of Class B Common Stock have no voting rights. Holders of Common Stock are entitled to receive dividends whenever funds are legally available and when declared by the Volta Board, subject to the priority rights of holders of all series of Preferred Stock outstanding.

Shares reserved for issuance

The Company had reserved shares of Common Stock for future issuance as of December 31, 2020 and 2019 as follows:

	December 31,
	2020	2019
Conversion of Series A Preferred Stock	7,363,856	7,363,856
Conversion of Series B Preferred Stock	11,090,568	11,090,568
Conversion of Series C Preferred Stock	18,581,768	18,581,768
Conversion of Series C-1 Preferred Stock	665,428	665,428
Conversion of Series C-2 Preferred Stock	7,675,798	7,675,798
Conversion of Series D Preferred Stock	9,374,786	—
Conversion of Series D-1 Preferred Stock	8,283,574	—
Preferred Stock warrants	156,745	156,745
Common Stock warrants	8,369,254	7,837,575
Stock option plans:
Options and RSAs outstanding	5,197,616	10,691,126
Shares available for grant	11,785,727	1,528,203
Total	88,545,120	65,591,067

2014 Stock Plan

Under the 2014 Equity Incentive Plan (“Volta Option Plan”), employees, officers, directors, and consultants of the Company are able to participate in the Company’s future performance through awards of non-qualified stock options, incentive stock options, restricted stock awards, restricted stock awards and stock appreciation rights at the discretion of management and the Volta Board.

Incentive and non-statutory stock options may be granted with exercise prices not less than 100% of the estimated fair value of the Common Stock on the date of grant, as determined by the Volta Board. Options granted to individuals owning over 10% of the total combined voting power of all classes of stock are exercisable up to five years from the date of grant.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 10 — Stockholders’ equity and stock-based compensation (cont.)

The exercise price of any option granted to a 10% stockholder may not be less than 110% of the estimated fair value of the Common Stock on the date of grant, as determined by the Volta Board. Options granted under the Volta Option Plan expire no later than ten years from the date of grant. Options granted under the Volta Option Plan vest over periods determined by the Volta Board, generally over periods of four years. The Volta Option Plan terminates automatically ten years after the earlier of its adoption by the Volta Board or the approval of the Volta Option Plan by the stockholders.

Subject to Volta Board approval at the grant date, if an option includes an “early exercise” feature, then such option shall be exercisable at any time, but any unvested option shares shall be subject to the Company’s right to repurchase them at the original exercise price in the event that the optionee’s service terminates for any reason. If an option does not permit early exercise, then such an option shall not be exercisable with respect to unvested shares.

As of December 31, 2020, there were options and RSAs outstanding to purchase a total of 112,009 Class A shares of Common Stock and 4,910,607 of Class B shares of Common Stock under the Volta Option Plan. As of December 31, 2020, zero options for both Class A Common Stock and Class B Common Stock were available for issuance under the Volta Option Plan. Option award activity for employees and non-employees as of December 31, 2020, is as follows:

	Number of options outstanding	Weighted-average exercise price per share	Weighted- average remaining contractual life (years)	Aggregate intrinsic value
December 31, 2018	5,457,736	$0.54	8.9	$765,591
Options granted	5,636,140	0.96
Options exercised	(68,903)	0.33
Options forfeited	(393,806)	0.66
Options expired	(8,541)	0.38
December 31, 2019	10,622,626	0.76	8.6	5,836,457
Options granted	4,383,239	1.05
Options exercised	(213,490)	0.49
Options forfeited	(232,113)	0.97
Options expired	(90,769)	0.76
December 31, 2020	14,469,493	$0.93	8.2	$30,880,726
Options vested and exercisable as of December 31, 2019	4,208,556	0.55	8.0	3,180,418
Options vested and exercisable as of December 31, 2020	1,947,361	0.63	7.0	4,734,286

The aggregate intrinsic value of employee options exercised during the years ended December 31, 2020 and 2019 was $0.5 million and $0.1 million, respectively. The intrinsic value is the difference between the estimated fair value of the Company’s Common Stock at the date of exercise and the exercise price for in-the-money options.

The weighted-average grant-date fair value of employee options granted during the years ended December 31, 2020 and 2019 was $0.45 and $0.37 per share, respectively. The weighted-average grant-date fair value of employee options forfeited during the years ended December 31, 2020 and 2019 was $0.38 and $0.24 per share, respectively. The weighted-average grant-date fair value of options that vested during the year ended December 31, 2020 and 2019 was $0.30 and $0.17 per share, respectively. The total fair value of options vested during the years ended December 31, 2020 and 2019 was $0.9 million and $0.2 million, respectively.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 10 — Stockholders’ equity and stock-based compensation (cont.)

Stock-based compensation

Stock-based compensation is estimated using the Black-Scholes option pricing model on the date of grant. The fair value of all options is amortized on a ratable basis over the required service periods of the awards, which are generally the vesting periods.

The weighted-average assumptions that were used in calculating such values during the years ended December 31, 2020 and 2019, were as follows:

	December 31,
	2020	2019
Expected dividend yield	—	—
Risk-free interest rate	0.80%	2.07%
Expected volatility	48.14%	34.39%
Expected term (in years)	6.0	6.0

The Company has limited historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. Therefore, the expected term of options granted is based on the “simplified method” of expected life, described in U.S. Securities and Exchange Commission’s Staff Accounting Bulletin 107, whose acceptance was extended in Staff Accounting Bulletin 110.

The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

As the Company does not have a trading history for its Common Stock prior to the Business Combination (see Note 17 — Subsequent events), the expected stock price volatility for the Company’s Common Stock was estimated by taking the historic stock price volatility for industry peers based on their price observations over a period equivalent to the expected term of the stock option grants. The Company has no history or expectation of paying cash dividends on its Common Stock. As of December 31, 2020 and 2019, the Company had employee stock-based compensation expense of $3.1 million and $1.7 million related to unvested stock awards not yet recognized, which is expected to be recognized over an estimated weighted-average period of approximately 2.8 years.

Compensation expense

Compensation expense related to stock-based awards was recorded in selling, general and administrative in the consolidated statements of operations and comprehensive loss for $5.3 million and $1.0 million for the years ended December 31, 2020 and 2019, respectively.

Partial recourse promissory notes

As of December 31, 2020 and 2019, the Company had $10.4 million and $1.2 million of promissory notes outstanding from employees, issued for 1,036,124 restricted stock purchases of Class A Common Stock, for both years, and the exercise of 11,147,195 and 2,165,605 shares of stock options exercisable for Class B Common Stock, respectively. The Company recognized $0.7 million tax paid on employees’ behalf for the awards subject to 83(b) elections which were paid through payroll by the Company in note receivable — employee on the consolidated balance sheets. The promissory notes for the exercise of stock options represent the aggregate exercise price of the options and carry interest rates of 3.25% and 2.26%, respectively, and the principal and interest are due upon the earlier of: (i) the tenth anniversary of the note’s issuance, or (ii) the date of a change of control. The promissory notes for the restricted stock awards represent the aggregate purchase price of the awards and carry interest rates of 2.30% with interest due and payable annually and the principal due upon the earlier of: (i) the tenth anniversary of the note’s issuance, or (ii) the date of a change of control. All promissory notes issued are collateralized by the shares issued in exchange for the note and were considered to be partial recourse as they may be surrendered at the then fair market value of a share of Common Stock as determined by the Volta Board. The remainder up to 50% of the value of the original principal of the notes is collateralized by the assets of the borrowers. The amount payable is not limited to

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 10 — Stockholders’ equity and stock-based compensation (cont.)

the fair value of the shares at the time of default or maturity. As such, the shares are not considered exercised for accounting purposes and the shares issued are not reflected as outstanding in the consolidated financial statements until the notes are repaid and the underlying stock options have vested.

Note 11 — Net loss per share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period. For stock options that were exercised by employees issuing promissory notes to the Company, the shares of Common Stock issued under such exercises are not included in the calculation of basic net loss per share until the underlying promissory notes are fully paid or forgiven.

Diluted net loss per share is computed in a similar manner, but it also includes the effect of potential common shares outstanding during the period, when dilutive. Potential common shares include outstanding stock options, convertible Preferred Stock, warrants for Common Stock and warrants for Preferred Stock. The dilutive effect of potentially dilutive common shares is reflected in diluted net loss per share by application of the treasury stock method for stock options and warrants, and by application of the if-converted method for the Preferred Stock. Deposits received for the repayment of the promissory notes for the exercise of stock options are considered in the calculation of diluted net loss per share, in the event the effect is dilutive. To the extent these potential common shares are anti-dilutive, they are excluded from the calculation of diluted net loss per share.

The following table presents the computation of basic and diluted net loss per share for the periods presented:

	Year Ended December 31,
	2020		2019
	Class A Common	Class B Common	Class A Common	Class B Common
Numerator:
Net loss	$(59,814,813)	$(12,504,064)	$(33,979,564)	$(6,673,052)
Denominator:
Basic shares:
Weighted-average common shares, basic	6,373,206	1,332,295	6,373,206	1,251,598
Diluted shares:
Weighted-average common shares, diluted	6,373,206	1,332,295	6,373,206	1,251,598
Net loss per share attributable to common stockholders:
Basic	$(9.39)	$(9.39)	$(5.33)	$(5.33)
Diluted	$(9.39)	$(9.39)	$(5.33)	$(5.33)

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 11 — Net loss per share (cont.)

The following weighted average shares of the potentially dilutive outstanding securities for the years ended December 31, 2020 and 2019 were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive given the net loss attributable to common shares. Therefore, the diluted net loss per share is the same as the basic net loss per share for the periods presented.

	December 31,
	2020	2019
Anti-dilutive securities
Outstanding stock options – stock plan	5,022,616	10,622,626
Non plan option grants	175,000	—
Convertible Preferred Stock	63,035,778	45,377,418
Warrants for Common Stock	8,219,254	7,837,575
Warrants for Preferred Stock	156,745	156,745
Options and RSAs exercised under notes receivables	11,327,631	3,201,729
Total anti-dilutive securities	87,937,024	67,196,093

Note 12 — Leases

The Company is a lessee in several noncancellable operating leases, primarily for office space and the use of spaces for the installation of its electric vehicle charging stations (“site leases”). These leases generally have an initial term ranging from five to ten years, with the option to extend the lease for one to five years. In connection with the leases, the Company recorded asset retirement obligations for the restoration of lease sites of $0.8 million and $0.6 million as of December 31, 2020 and 2019, respectively, in other non-current liabilities within the consolidated balance sheets.

Supplemental information related to leases within the consolidated balance sheets is as follows:

	December 31,
	2020	2019
Other operating leases information
Weighted-average remaining lease term (years)	7.9	8.1
Weighted-average discount rate	13.8%	13.3%

The Company received COVID-19 related rent concessions indicating that (i) the Company was not obligated to pay rent, or the entirety of the contractual rent, or (ii) the Company received interest-free rent deferrals for the period affected by lockdown measures. The amount of such concessions recognized as negative variable lease cost during the year ended December 31, 2020 was $0.2 million. The following lease costs were recognized in other operating expenses within the consolidated statements of operations and comprehensive loss:

	Year Ended December 31,
	2020	2019
Operating lease costs
Fixed lease cost	$7,388,997	$4,011,839
Variable lease cost	(78,702)	207,470
Total operating lease costs	$7,310,295	$4,219,309

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 12 — Leases (cont.)

Supplemental cash flow information related to leases is as follows:

	Year Ended December 31,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash outflows from operating leases	$6,837,734	$3,452,433
ROU assets obtained in exchange for lease obligations
ROU assets obtained in exchange for operating lease liabilities	$18,369,433	$26,962,093

Amounts disclosed for ROU assets obtained in exchange for lease obligations include amounts added to the carrying amount of ROU assets resulting from lease modifications and reassessments.

Maturities of lease liabilities as of December 31, 2020 are as follows:

Year Ending December 31,	Operating Leases
2021	$9,474,959
2022	9,725,444
2023	9,908,607
2024	9,349,544
2025	8,578,895
Thereafter	26,090,109
Total undiscounted lease payments	73,127,558
Less imputed interest	(28,497,977)
Total lease liabilities	$44,629,581

As of December 31, 2020, there were no material leases that are legally binding but have not yet commenced.

Note 13 — Contingencies

Contingencies

From time to time, the Company may become involved in claims and other legal matters, either asserted or unasserted, arising in the ordinary course of business. While the outcome of these other claims cannot be predicted with certainty, management does not believe that the outcome of any of these ongoing legal matters, individually and in aggregate, will have a material adverse effect on the Company’s consolidated financial statements.

For the year ended December 31, 2020, the Company recognized $0.6 million in other operating expenses in the consolidated statements of operations and comprehensive loss, and $0.6 million in accrued expenses and other current liabilities as of December 31, 2020 on the consolidated balance sheet for invoices totaling $1.4 million. In good faith, the Company disputed invoices for work performed in 2019. There are various disagreements between the Company and the vendor regarding these invoices. The Company disputes the underlying basis for these amounts and notified the vendor during the year ended December 31, 2019 of the Company’s intent not to pay.

Note 14 — Income taxes

Loss before income taxes for the years ended December 31, 2020 and 2019 are as follows:

	Year Ended December 31,
	2020	2019
United States	$(72,309,781)	$(40,639,653)
Loss before income taxes	$(72,309,781)	$(40,639,653)

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 14 — Income taxes (cont.)

The provision for income taxes for the years ended December 31, 2020 and 2019 was immaterial, and the individual components (current and deferred, federal and state) were all individually immaterial as well.

	Years Ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	9,096	12,963
Deferred:
Federal	—	—
State	—	—
Total income tax provision	$9,096	$12,963

The difference between the tax provision at the statutory federal income tax rate and the provision for (benefit from) income tax as a percentage of loss before income taxes (effective tax rate) for the years ended December 31, 2020 and 2019 was as follows:

	Year Ended December 31,
	2020	2019
Benefit from income taxes at U.S. federal statutory rate	$(15,415,033)	$(8,534,327)
State statutory rate	(2,915,853)	(602,022)
Change in valuation allowance	19,235,173	12,564,697
Permanent differences	479,583	170,523
Alternative fuel vehicle credit	(1,383,870)	(3,598,871)
Other	9,096	12,963
Total provision for (benefit from) income taxes	$9,096	$12,963

The Company’s effective tax rate differs from the federal statutory rate primarily due to the change in valuation allowance and the alternative fuel credit.

The components of net deferred tax assets as of December 31, 2020 and 2019 consisted of the following:

	Year Ended December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryovers	$35,596,006	$16,781,509
Accruals, deferrals and reserves	2,418,008	830,822
Operating lease liabilities	13,599,071	9,404,234
Stock compensation	196,079	79,245
Credits	8,795,895	7,412,025
Gross deferred tax assets	60,605,059	34,507,834
Valuation allowance	(45,616,779)	(26,381,606)
Gross deferred tax assets after valuation allowance	14,988,280	8,126,228
Deferred tax liabilities:
Fixed assets and intangibles	(2,930,512)	(2,359,601)
Operating lease right-of-use assets	(12,057,768)	(5,766,628)
Gross deferred tax liabilities	$(14,988,280)	$(8,126,228)
Net deferred tax assets	$—	$—

Management regularly assesses the ability to realize deferred tax assets recorded based upon the weight of available evidence, including such factors as recent earnings history and expected future taxable income on a jurisdiction by jurisdiction basis. In the event that the Company changes its determination as to the amount of

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 14 — Income taxes (cont.)

realizable deferred tax assets, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. During the years ended December 31, 2020 and 2019, the valuation allowance increased by $19.2 million and $12.6 million, respectively.

Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the “ownership change” limitations provided by Section 382 and 383 of the Internal Revenue Code of 1986, as amended, and other similar state provisions. Any annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

As of December 31, 2020, the Company had federal and state NOL carryforwards of approximately $62.3 million and $54.4 million (post apportionment), respectively, as reported on its tax returns available to reduce future taxable income, if any. If not utilized, these federal and state NOL carryforwards will begin to expire in the year ending December 31, 2035. As a result of the Tax Cuts and Jobs Act of 2017, $36.8 million in federal NOL carryforwards do not have an expiration date. As of December 31, 2020, the Company also has Alternative Fuel Vehicle Credit carryforwards of $8.8 million that will begin to expire in the year ending December 31, 2035 if not utilized.

The Company accounts for uncertain tax positions in accordance with accounting standards which clarifies the accounting for uncertainty in income taxes in an enterprise’s financial statements by defining the criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements. The accounting standard prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return as well as guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2020, the Company has determined there are no uncertain tax positions.

The Company’s policy is to include penalties and interest related to income tax matters within the Company’s benefit from (provision for) income taxes. As of December 31, 2020, the Company had no material accrued interest and penalties related to uncertain tax positions.

The 2017 through 2020 tax years generally remain subject to examination by U.S. federal and most state tax authorities.

Note 15 — Employee benefit plan

The Company has a 401(k) defined contribution savings plan that covers substantially all employees of the Company on a tax-advantaged basis. The 401(k) plan provides for voluntary salary reduction contributions of eligible participants’ annual compensation, not to exceed the Internal Revenue Service annual allowable contribution. The Company is obligated to contribute a matching contribution of up to 4% of the employee’s contribution under applicable safe harbor rules. Matching contributions are invested proportionately to each participant’s voluntary contributions in the investment options provided under the 401(k) plan. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. The Company recognized expenses related to matching contributions made of $0.5 million and $0.4 million in selling, general and administrative for the years ended December 31, 2020 and 2019, respectively.

Note 16 — Related party transactions

During the years ended December 31, 2020 and 2019, the Company received consulting services from 2Predict, Inc., a firm where a Volta officer is co-founder and CEO, and Energize Ventures, LLC, an entity where a Volta Board member is a managing partner. During the years ended December 31, 2020 and 2019, the Company recognized consulting service expenses provided by 2Predict, Inc. and Energize Ventures, LLC, of $0.6 million and $0.3 million in selling, general and administrative in the consolidated statements of operations and comprehensive loss, and maintained $0.1 million and $47.9 thousand in accounts payable — due to related party for the consulting services received as of December 31, 2020 and 2019, respectively.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 16 — Related party transactions (cont.)

The Company issued a total of $30.2 million in convertible notes during the year ended December 31, 2020 (see Note 7 — Debt facilities), of which $0.1 million was issued to the CFO, $0.2 million was issued to Bauer Family Investments, an entity where the President is a managing member, $9.5 million was issued to Activate Capital Partners, LP, an entity where a Volta Board member is partner and co-founder, Virgo Hermes, LLC, an entity where a Volta Board member is a partner, and Energize Ventures, LLC. As of December 31, 2020, the total $9.8 million convertible notes issued to related parties had been converted into 2,721,956 shares of Series D-1 Preferred Stock at a conversion price of $3.77 per share where 27,142 shares were issued to the CFO, 54,249 shares were issued to Bauer Family Investments, and 2,640,565 shares were issued, collectively, to Activate Capital Partners, LP, Virgo Hermes, LLC, and Energize Ventures, LLC.

During the year ended December 31, 2020, the Company issued 9,374,786 shares of Series D Preferred Stock (see Note 9 — Redeemable convertible preferred stock), of which 169,485 shares were to 19York Ventures, which is an entity founded by a Volta Board member, Activate Capital Partners, LP and Energize Ventures, LLC at $7.38 per share for total proceeds of $1.3 million.

During the year ended December 31, 2020, in connection with Series D issuance (see Note 8 — Warrants), the Company issued 531,679 Class B Common Stock warrants for a total value of $0.7 million to Energize Ventures, LLC and Activate Capital Partners LP for the consulting services provided during the fundraising.

During the year ended December 31, 2020, the CEO and the President of the Company transferred and sold fully vested 855,688 shares of Class B Common Stock to 19York Ventures and EV Volta SPV, LLC, an entity where a Volta Board member is a managing partner, at a price of $7.01 per share. The Company recognized $3.4 million for the difference between the purchase price and the fair value of $3.06 as of December 31, 2020 for the shares sold and transferred in selling, general and administrative in the consolidated statements of operations and comprehensive loss. The Company also recognized $0.4 million for the portion of the partial recourse promissory note issued in December 2016 corresponding to the sold shares in notes receivable — employee on the consolidated balance sheets.

During the year ended December 31, 2020, the Company issued partial recourse promissory notes (see Note 10 — Stockholders’ equity and stock-based compensation) to executives of the Company for an aggregate principal amount of $9.2 million with an interest rate of 3.25% per annum. All of the principal was used to exercise options for 9,271,877 shares of the Company’s Common Stock. The aggregate principal amount of promissory notes includes $0.7 million for taxes relating to 83(b) elections paid on the employees’ behalf and was recognized as notes receivable — employee on the consolidated balance sheet as of December 31, 2020.

Note 17 — Subsequent events

The Company has evaluated events subsequent to December 31, 2020 and through the issuance date of May 12, 2021. The following events occurring subsequent to the balance sheet date merited recognition or disclosure in these statements.

In January and February 2021, the Company issued 3,891,256 shares of Series D Preferred Stock for $28.7 million with a par value of $0.001 per share. Each share of Series D Preferred Stock will have a stated value of $7.38 per share. At any time, the Series D Preferred Stock can be converted into shares of Class A Common Stock at $7.38 per share.

From January through March 2021, the Company issued 6,209,918 shares of Class B Common Stock, which includes 5,700,000 shares of restricted stock awards that were issued to related parties and became fully vested upon issuance. The Company received proceeds of $0.9 million related to this issuance. In January and March 2021, the Company granted 9,611,840 and 275,052 options, respectively, to purchase shares of its Class B Common Stock at an exercise price of $3.06 per share and $7.48 per share, pursuant to the Volta Option Plan.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 17 — Subsequent events (cont.)

In February 2021, the Company entered into promissory note agreements with related parties where the Company loaned $8.3 million at an interest rate of 3.25%. The entire unpaid principal and interest balances on the total amount of the notes are due in February 2025, and 3,407,015 shares of issued and outstanding Class B Common Stock are pledged as collateral by the related parties for these promissory notes.

On February 7, 2021, the Company entered into a Business Combination Agreement with Tortoise Acquisition Corp. II. Immediately following the Closing of the proposed transaction, the post-combination company intends to change its name to Volta Industries, Inc. and expects to trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “VLTA”, pending NYSE approval. The Company and any of its subsidiaries will be the surviving company listed on the NYSE. Prior to the Business Combination, the entire unpaid principal balance, together with the accrued and unpaid interest thereon, of all partial recourse promissory notes issued to executive officers (see Note 16 — Related party transactions) are expected to be paid. Immediately prior to the Business Combination, all outstanding shares of the Company’s Preferred Stock are expected to be converted into 66,927,034 shares of Common Stock. Upon the expected Closing of the Business Combination in Q2 of 2021, a total of 93,488,363 shares of Common Stock are expected to be outstanding. The Company’s Common Stock is expected to begin trading on the NYSE in Q2 2021 under the symbol “VLTA”.

In March 2021, the Company formed a new wholly-owned subsidiary, Volta Canada Inc. In April 2021, the Company formed two new wholly-owned subsidiaries, Volta Charging Germany GmbH and Volta France SARL.

In April 2021, the Company entered into and executed an asset acquisition agreement with 2Predict, Inc., pursuant to which the seller agreed to sell certain assets to the Company. The assets purchased consist of intellectual property, including rights against third parties related to, insurance benefits arising from or relating to and goodwill in and to the intellectual property. The purchase price consisted of: (i) cash consideration of $0.2 million, and (ii) equity consideration of 150,134 shares of Class B Common Stock.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

Tortoise Acquisition Corp. II,

SNPR MERGER SUB I, INC.,

SNPR MERGER SUB II, LLC,

and

VOLTA INDUSTRIES, INC.

Dated as of February 7, 2021

Annex A-i

Annex A-ii

Annex Page
Section 7.09	Further Action; Reasonable Best Efforts.	A-59
Section 7.10	Public Announcements; Other Filings.	A-60
Section 7.11	Stock Exchange Listing	A-61
Section 7.12	Antitrust.	A-61
Section 7.13	Trust Account	A-62
Section 7.14	Tax Matters	A-62
Section 7.15	Directors	A-63
Section 7.16	PCAOB Financial Statements	A-63
Section 7.17	Termination of Certain Agreements	A-63
Section 7.18	Section 16 Matters	A-63
Section 7.19	Private Placement Financing	A-63
Section 7.20	Domestication Bylaws	A-63

Article VIII

CONDITIONS TO THE MERGERS

Section 8.01	Conditions to the Obligations of Each Party	A-64
Section 8.02	Conditions to the Obligations of Acquiror, First Merger Sub and Second Merger Sub	A-64
Section 8.03	Conditions to the Obligations of the Company	A-65

Article IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01	Termination	A-66
Section 9.02	Effect of Termination	A-67
Section 9.03	Expenses	A-67
Section 9.04	Amendment	A-67
Section 9.05	Waiver	A-67

Article X

GENERAL PROVISIONS

Section 10.01	Notices	A-68
Section 10.02	Nonsurvival of Representations, Warranties and Covenants	A-68
Section 10.03	Severability	A-68
Section 10.04	Entire Agreement; Assignment	A-69
Section 10.05	Parties in Interest	A-69
Section 10.06	Governing Law	A-69
Section 10.07	Waiver of Jury Trial	A-69
Section 10.08	Headings	A-69
Section 10.09	Counterparts	A-69
Section 10.10	Specific Performance.	A-69
Section 10.11	No Recourse	A-70
Section 10.12	Legal Representation	A-70

EXHIBIT A	Form of Amended and Restated Registration Rights Agreement
EXHIBIT B	Form of Certificate of Incorporation of Acquiror upon Domestication
EXHIBIT C	Form of Bylaws of Acquiror upon Domestication
EXHIBIT D	Directors and Officers of the Surviving Corporation, Surviving Entity and Acquiror
EXHIBIT E	Form of Written Consent
SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Stockholders

Annex A-iii

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 7, 2021 (this “Agreement”), by and among Tortoise Acquisition Corp. II, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), SNPR Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), SNPR Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Acquiror (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), and Volta Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, prior to the Closing and subject to the conditions of this Agreement, Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and the applicable provisions of the Cayman Islands Companies Act (2021 Revision) (the “Companies Act”) (such deregistration and domestication, including all matters necessary or ancillary in order to effect such domestication, the “Domestication”);

WHEREAS, concurrently with and as part of the Domestication, Acquiror shall file a certificate of incorporation (the “Domestication Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws (the “Domestication Bylaws” and collectively with the Domestication Certificate of Incorporation, the “Domestication Organizational Documents”) (in substantially the forms attached as Exhibits B and C hereto);

WHEREAS, in connection with and as part of the Domestication, (a) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Class A Common Stock”); (b) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (c) each then issued and outstanding Acquiror Warrant shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Class A Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Acquiror Warrant Agreement; (d) each then issued and outstanding Acquiror Unit shall convert automatically into a unit of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Units”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Class A Common Stock and one-fourth of one Domesticated Acquiror Warrant; (e) a dual class structure shall be implemented and Acquiror shall be authorized to issue shares of Class B common stock, par value $0.0001 per share, of Acquiror that will carry voting rights in the form of ten (10) votes per such share (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Class B Common Stock” and, together with the Domesticated Acquiror Class A Common Stock, the “Domesticated Acquiror Common Stock”), and (f) after its domestication as a corporation incorporated in the State of Delaware, Acquiror shall immediately be renamed “Volta Inc.” upon the Effective Time;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), Acquiror and the Company will enter into a business combination transaction pursuant to which: (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Acquiror (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to herein as the “Surviving Corporation”); and (b) as soon as practicable, but in any event within three (3) days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into the Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”);

WHEREAS, after consultation with their respective Tax advisors, Acquiror and the Company (a) intend, for U.S. federal and applicable state income Tax purposes, that (i) the Domestication (and the conversion of Acquiror Class A Common Stock and Acquiror Class B Common Stock into Domesticated Acquiror Class A Common Stock in connection therewith) shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the First Merger and the Second Merger shall be viewed as a single integrated transaction described in Rev. Rule 2001-46, 2001-2 C.B. 321 and, taken together, are treated as a merger of the Company with and into Acquiror that will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

Annex A-1

(b) intend for this Agreement to constitute, and hereby adopt as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and (c) intend to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Mergers are fair to, and in the best interests of, the Company and its shareholders and has approved and adopted this Agreement and declared its advisability and approved the Mergers and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Mergers by the shareholders of the Company (the “Company Recommendation”);

WHEREAS, the Board of Directors of Acquiror (the “Acquiror Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the applicable Per Share Merger Consideration to shareholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement, including the Mergers, the Domestication and the Private Placements, by the shareholders of Acquiror;

WHEREAS, the Board of Directors of First Merger Sub (the “First Merger Sub Board”) has (a) determined that the First Merger is fair to, and in the best interests of, First Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the First Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the First Merger by the sole stockholder of First Merger Sub;

WHEREAS, Acquiror, as the sole member of Second Merger Sub, has authorized, approved and adopted this Agreement, the Second Merger and the other transactions contemplated by this Agreement;

WHEREAS, Acquiror and the Key Company Stockholders, concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock and Company Preferred Stock in favor of this Agreement, the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, Acquiror and certain stockholders of the Company, concurrently with the execution and delivery of this Agreement, are entering into Lock-Up Agreements, dated as of the date hereof (each, a “Lock-Up Agreement” and collectively, the “Lock-Up Agreements”), setting forth their agreement with respect to the transfer of shares of Domesticated Acquiror Common Stock after Closing;

WHEREAS, Sponsor and the Company, concurrently with the execution and delivery of this Agreement, are entering into a letter agreement (the “Sponsor Letter”) pursuant to which, subject to the terms and conditions set forth therein, at and conditioned upon the Closing, (a) the Sponsor has agreed to waive the anti-dilution rights set forth in Article 17.3 of Acquiror’s Amended and Restated Memorandum and Articles of Association dated September 10, 2020 (the “Acquiror Articles of Association”) with respect to the shares of Acquiror Class B Common Stock owned by the Sponsor that may be triggered from the Private Placements, the Mergers and/or the other transactions contemplated hereunder, (b) the Sponsor has agreed to the provisions set forth in Section 7.01, and (c) the Sponsor has agreed to vote all shares of Acquiror Class B Common Stock held by it in favor of the adoption and approval of this Agreement and the other Acquiror Proposals;

WHEREAS, in connection with the Closing, Acquiror and certain shareholders of the Company and shareholders of the Acquiror shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, Acquiror, its officers and directors, and Sponsor are parties to that certain Letter Agreement, dated September 10, 2020 (the “Letter Agreement”), providing that, among other things, such parties will vote their shares of Acquiror Class B Common Stock in favor of this Agreement, the Mergers, and the other transactions contemplated by this Agreement; and

WHEREAS, Acquiror, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors (the “Private Placement Investors”) pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have

Annex A-2

agreed to purchase up to 30,000,000 shares of Domesticated Acquiror Class A Common Stock at a purchase price of $10.00 in a private placement or placements (collectively, the “Private Placements”) for aggregate gross proceeds to Acquiror of up to $300,000,000 (the “Private Placement Financing”), to be consummated concurrently with the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Acquiror Class A Common Stock” means Acquiror’s Class A ordinary shares, par value $0.0001 per share.

“Acquiror Class B Common Stock” means Acquiror’s Class B ordinary shares, par value $0.0001 per share.

“Acquiror Common Stock” means (a) prior to the Domestication, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock, and (b) immediately following the Domestication, the Domesticated Acquiror Class A Common Stock and the Domesticated Acquiror Class B Common Stock.

“Acquiror Material Adverse Effect” means any event, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) is or is reasonably expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of Acquiror, or (ii) would prevent, materially delay or materially impede the performance by Acquiror, First Merger Sub or Second Merger Sub of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Acquiror Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Acquiror operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical or social conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 virus or any mutation thereof, and including the impact of such pandemics on the health of any officer, employee or consultant of Acquiror), social unrest (including protests, demonstrations, riots, arson, conflagration, looting, boycotts), and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by Acquiror as required by this Agreement or any Ancillary Agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), or (g) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that Acquiror is materially disproportionately affected thereby as compared with other participants in the industry in which Acquiror operates.

“Acquiror Organizational Documents” means the Acquiror Articles of Association and the Trust Agreement.

“Acquiror Units” means one share of Acquiror Class A Common Stock and one-fourth of one Acquiror Warrant.

“Acquiror Warrant Agreement” means that certain Warrant Agreement dated September 10, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company.

“Acquiror Warrants” means whole warrants to purchase shares of Acquiror Class A Common Stock as contemplated under the Acquiror Warrant Agreement, with each whole warrant exercisable for one share of Acquiror Class A Common Stock at an exercise price of $11.50.

Annex A-3

“Advisory Charter Proposals” means the non-binding proposals relating to the approval of the Domestication Organizational Documents submitted for a vote at the Acquiror Stockholders’ Meeting.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“AICPA” means the American Institute of Certified Public Accountants and any division or subdivision thereof.

“Ancillary Agreements” means the Registration Rights Agreement, the Lock-Up Agreements, the Stockholder Support Agreement, the Sponsor Letter and all other agreements, certificates and instruments executed and delivered by Acquiror, First Merger Sub, Second Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“CCC” means the Corporations Code of the State of California.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company dated December 22, 2020, as such may have been amended, supplemented or modified from time to time.

“Company Class A Common Stock” means the shares of the Company’s Class A Common Stock, par value $0.001 per share.

“Company Class B Common Stock” means the shares of the Company’s Class B Common Stock, par value $0.001 per share.

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

Annex A-4

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical or social conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 virus or any mutation thereof, and including the impact of such pandemics on the health of any officer, employee or consultant of the Company or the Company Subsidiaries), social unrest (including protests, demonstrations, riots, arson, conflagration, looting, boycotts), and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), (g) any failure to meet any internal or external projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Non-Plan Options” means all options to purchase any Company Class B Common Stock granted outside of the terms and conditions of the Company Option Plan.

“Company Options” means all outstanding options to purchase shares of Company Class A Common Stock or Company Class B Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plan. For the avoidance of doubt, “Company Options” shall not include any “Company Warrants” or “Company Non-Plan Options.”

“Company Option Plan” means the Volta Industries, Inc. 2014 Equity Incentive Plan, adopted December 15, 2014 and last amended December 26, 2018, as such may have been amended, supplemented or modified from time to time.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis (including any shares of Company Restricted Stock), and including, without limitation or duplication, (i) the number of shares of Company Class B Common Stock issuable upon conversion of the Company Preferred Stock pursuant to Section 3.01(a), (ii) the number of shares of Company Common Stock that are issuable upon the net exercise of Company Options and Company Non-Plan Options that are unexpired, issued and outstanding as of immediately prior to the Effective Time, assuming that the fair market value of one Option Share equals (x) the Exchange Ratio multiplied by (y) $10.00, and (iii) the number of shares of Company Common Stock that are issuable upon the net exercise of Company Warrants that are unexpired, issued and outstanding as of immediately prior to the Effective Time, assuming that the fair market value of one Warrant Share equals the (x) Exchange Ratio multiplied by (y) $10.00.

Annex A-5

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series C-1 Preferred Stock, the Company Series C-2 Preferred Stock, the Company Series D Preferred Stock and the Company Series D-1 Preferred Stock.

“Company Restricted Stock” means the unvested restricted shares of Company Common Stock issued pursuant to the Company Option Plan, including any shares of Company Common Stock issued pursuant to early-exercised Company Options to purchase shares of Company Common Stock.

“Company Series A Preferred Stock” means the shares of the Company’s Preferred Stock designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Company Series B Preferred Stock” means the shares of the Company’s Preferred Stock designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Company Series C Preferred Stock” means the shares of the Company’s Preferred Stock designated as Series C Preferred Stock in the Company Certificate of Incorporation.

“Company Series C-1 Preferred Stock” means the shares of the Company’s Preferred Stock designated as Series C-1 Preferred Stock in the Company Certificate of Incorporation.

“Company Series C-2 Preferred Stock” means the shares of the Company’s Preferred Stock designated as Series C-2 Preferred Stock in the Company Certificate of Incorporation.

“Company Series D Preferred Stock” means the shares of the Company’s Preferred Stock designated as Series D Preferred Stock in the Company Certificate of Incorporation.

“Company Series D-1 Preferred Stock” means the shares of the Company’s Preferred Stock designated as Series D-1 Preferred Stock in the Company Certificate of Incorporation.

“Company Stock” means the Company Common Stock and Company Preferred Stock.

“Company Subsidiary” means each subsidiary of the Company.

“Company Voting Agreement” means that certain Amended and Restated Voting Agreement, dated December 23, 2020, by and among the Company and the parties named therein.

“Company Stockholder Approval” means the affirmative vote or consent of (i) the holders of a majority of the outstanding shares of Company Class A Common Stock and Company Preferred Stock, voting together as a single class on an as-converted basis, (ii) the holders of a majority of the outstanding shares of Company Class A Common Stock, voting as a single class, and (iii) the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a single class.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries or Acquiror or its subsidiaries (as applicable) that is bound by any written confidentiality agreements.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP or Business Data from unauthorized access, acquisition or misuse.

Annex A-6

“EIP Loan” means the Term Loan, Guarantee and Security Agreement, dated June 19, 2019, by and among the Company, as parent, Volta Charging, LLC, Volta Media LLC and Volta Charging Services LLC, as borrowers, EICF Agent LLC, as administrative agent and collateral agent, lenders party thereto and other parties thereto, as amended by that First Amendment to Loan Agreement, dated March 26, 2020, as further amended by that Second Amendment to Loan Agreement, dated May 4, 2020 and as further amended by that Third Amendment to Loan Agreement, dated November 25, 2020.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.

“Environmental Attributes” means any and all credits, benefits, emissions reductions, offsets and allowances of any kind, howsoever entitled, resulting from, or attributable to, the avoidance of the emission of any gas, chemical, or other substance to the environment, including (but not limited to) the avoidance of lifecycle greenhouse gas emissions, associated with the use of electricity in vehicle transportation, including (but not limited to) credits associated with California’s Low Carbon Fuel Standard.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iii) pollution or protection of the environment, natural resources or human health and safety; or (iv) the characterization of products or services as renewable, green, sustainable, or similar such claims.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (i) 130,000,000 by (ii) the Company Outstanding Shares.

“First Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of First Merger Sub, as amended, modified or supplemented from time to time.

“Forward Purchase Agreement” means the Forward Purchase Agreement between Acquiror and CIBC National Trust Company, dated as of August 31, 2020.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Annex A-7

“Intellectual Property” means rights in (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, including rights to use any Personal Information, (v) Internet domain names and social media accounts, and (vi) rights of privacy and publicity and all other intellectual property, industrial property, or proprietary rights of any kind or description.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Acquiror, the actual knowledge of Vincent T. Cubbage, Stephen Pang, Steven C. Schnitzer, Darrell Brock and Evan Zimmer after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing, including the real property leased pursuant to the Site Leases.

“Leased Office Space” means the Leased Real Property other than the real property leased pursuant to the Site Leases.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, or (iii) any Reciprocal License.

“Option Shares” means the shares of Company Common Stock issuable pursuant to a Company Option or a Company Non-Plan Option in accordance with terms of such Company Option or Company Non-Plan Option.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) such imperfections of title, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes), encroachment, encumbrance, Lien or restriction that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations

Annex A-8

promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Unaudited Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) information related to an identified or identifiable individual or household (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual or household, including any internet protocol address or other persistent identifier, (iii) any other, similar information or data regulated by Privacy/Data Security Laws and (iv) any information that is covered by PCI DSS.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data, including the following Laws and their implementing regulations: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made publicly available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Articles 8 and 49 of the Acquiror Articles of Association.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

Annex A-9

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Second Merger Sub Organizational Documents” means the certificate of formation and limited liability company agreement of Second Merger Sub, as amended, modified or supplemented from time to time.

“Site Lease” each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property used, or reserved or held for future use, as a charging area or to place charging equipment used to supply electricity to charge electric vehicles.

“Software” means all computer software (in object code or source code format), and related documentation.

“Sponsor” means Tortoise Sponsor II LLC, a Cayman Islands limited liability company.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, the Surviving Entity, Acquiror or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Tax authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Acquiror, First Merger Sub, Second Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Acquiror and/or its Representatives in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

“Warrant Shares” means the shares of Company Common Stock issuable pursuant to a Company Warrant in accordance with the terms of such Company Warrant.

Annex A-10

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Balance Sheet	Section 4.07(b)
Action	Section 4.09
Acquiror	Preamble
Acquiror Articles of Association	Recitals
Acquiror Board	Recitals
Acquiror Closing Statement	Section 2.02(d)
Acquiror D&O Indemnitees	Section 7.07(b)
Acquiror D&O Insurance	Section 7.07(d)
Acquiror Disclosure Schedule	Article V
Acquiror Material Contract	Section 5.19(a)
Acquiror Preferred Stock	Section 5.03(a)
Acquiror Proposals	Section 7.02(a)
Acquiror Recommendation	Section 7.04(a)
Acquiror SEC Reports	Section 5.07(a)
Acquiror Stockholders’ Approval	Section 5.04
Acquiror Stockholders’ Meeting	Section 7.02(a)
Agreement	Preamble
Alternative Transaction	Section 7.01(a)
Antitrust Laws	Section 7.12(a)
Assumed Non-Plan Option	Section 3.01(f)
Assumed Option	Section 3.01(e)
Assumed Warrant	Section 3.01(c)
Audited Financial Statements	Section 4.07(a)
Blue Sky Laws	Section 4.05(b)
Acquiror Alternative Transaction	Section 7.01(d)
Claims	Section 6.03
Closing	Section 2.02(b)
Closing Date	Section 2.02(b)
Closing Form 8-K	Section 7.10(c)
Closing Press Release	Section 7.10(d)
Code	Section 3.02(h)
Companies Act	Recitals
Company	Preamble
Company Board	Recitals
Company Closing Statement	Section 2.02(e)
Company Disclosure Schedule	Article IV
Company Interested Party Transaction	Section 4.21(a)
Company Permits	Section 4.06
Company Recommendation	Recitals
Company Warrants	Section 4.03(b)
Confidentiality Agreement	Section 7.05(b)
Continuing Employees	Section 7.06(a)
Continuation Period	Section 7.06(a)
Contracting Parties	Section 10.11
Conversion	Section 4.03(h)
D&O Indemnities	Section 7.07(a)
D&O Insurance	Section 7.07(b)
Data Security Requirements	Section 4.13(k)

Annex A-11

Defined Term	Location of Definition
DGCL	Recitals
DLLCA	Recitals
Domesticated Acquiror Class A Common Stock	Recitals
Domesticated Acquiror Class B Common Stock	Recitals
Domesticated Acquiror Common Stock	Recitals
Domesticated Acquiror Units	Recitals
Domesticated Acquiror Warrants	Recitals
Domestication	Recitals
Domestication Bylaws	Recitals
Domestication Certificate of Incorporation	Recitals
Domestication Organizational Documents	Recitals
Effective Time	Section 2.02(a)
Environmental Permits	Section 4.15
ERISA Affiliate	Section 4.10(c)
Exchange Act	Section 3.01(e)
Exchange Agent	Section 3.02(a)
Exchange Fund	Section 3.02(a)
Exchanged Restricted Stock	Section 3.01(d)
First Merger	Recitals
First Merger Sub	Preamble
First Merger Sub Board	Recitals
First Merger Sub Common Stock	Section 5.03(b)
Founder Incentive Adjustment Plan	Section 7.02(a)
GAAP	Section 4.07(a)
Governmental Authority	Section 4.05(b)
Health Plan	Section 4.10(k)
Information Statement	Section 7.03(a)
IRS	Section 4.10(b)
Lease	Section 4.12(b)
Lease Documents	Section 4.12(b)
Letter Agreement	Recitals
Letter of Transmittal	Section 3.02(b)
Lock-Up Agreement	Recitals
Material Contracts	Section 4.16(a)
Material Customers	Section 4.17
Material Suppliers	Section 4.17
Mergers	Recitals
Merger Materials	Section 7.02(a)
Merger Subs	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	Section 5.03(b)
Nonparty Affiliates	Section 10.11
Omnibus Incentive Plan	Section 7.02(a)
Omnibus Incentive Plan Share Reserve	Section 7.02(a)
Outside Date	Section 9.01(b)
PCAOB Financial Statements	Section 7.16
Per Share Class A Merger Consideration	Section 3.01(b)(i)
Per Share Class B Merger Consideration	Section 3.01(b)(ii)
Per Share Merger Consideration	Section 3.01(b)(ii)
Plans	Section 4.10(a)
Post-Closing Equity Award Commitments	Section 6.01(b)(ii)
PPACA	Section 4.10(k)

Annex A-12

Defined Term	Location of Definition
Private Placement Financing	Recitals
Private Placement Investors	Recitals
Private Placements	Recitals
Privileged Communications	Section 10.12
Proxy Statement	Section 7.02(a)
Registration Rights Agreement	Recitals
Registration Statement	Section 7.02(a)
Remedies Exceptions	Section 4.04
Representatives	Section 7.05(a)
SEC	Section 5.07(a)
Second Effective Time	Section 2.02(a)
Second Merger	Recitals
Second Merger Sub	Preamble
Securities Act	Section 4.05(b)
Sponsor Letter	Recitals
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	Recitals
Surviving Entity	Recitals
Terminating Company Breach	Section 9.01(f)
Terminating Acquiror Breach	Section 9.01(g)
Trust Account	Section 5.13
Trust Agreement	Section 5.13
Trust Fund	Section 5.13
Trustee	Section 5.13
Unaudited Financial Statements	Section 4.07(b)
Waiving Parties	Section 10.12
Waiving Party Group	Section 10.12
Written Consent	Section 7.03(a)
Written Consent Failure	Section 7.03(a)

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

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Article II
AGREEMENT AND PLAN OF MERGER

Section 2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in Article VIII, and following the Domestication, and in accordance with the DGCL, at the Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the surviving corporation of the First Merger (provided that references to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b) Upon the terms and subject to the conditions set forth in Article VIII, and following the Domestication and the Effective Time, and in accordance with the DLLCA, at the Second Effective Time, the Surviving Corporation shall be merged with and into the Second Merger Sub. As a result of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and the Second Merger Sub shall continue as the surviving entity of the Second Merger (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.02 Effective Times; Closing; Closing Statements.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), and following the Domestication, the parties hereto shall cause the First Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”). As soon as practicable following the Effective Time, but in any event within three (3) days of the Effective Time, the parties hereto shall cause the Second Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and DLLCA and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Second Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a) with respect to the First Merger, a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(c) For the avoidance of doubt, the Closing and the Effective Time shall not occur prior to the completion of the Domestication.

(d) No later than one (1) Business Day prior to the Closing Date, Acquiror shall deliver to the Company written notice (the “Acquiror Closing Statement”) setting forth Acquiror’s good faith estimate of: (i) the amount of cash Acquiror will have on hand as of the Closing Date, after consummation of the Private Placements, and after deducting all amounts to be paid pursuant to the exercise of Redemption Rights (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Transactions and the Private Placements); (ii) the number of shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Class B Common Stock to be outstanding as of immediately prior to the Closing after giving effect to the exercise of all Redemption Rights and the issuance of shares of Domesticated Acquiror Class A Common Stock pursuant to the Subscription Agreements and (iii) the amount of transaction fees, costs and expenses paid or required to be paid (or projected to be paid after the Closing Date) by Acquiror and its affiliates in connection with the Transactions (including the amount paid or required to be paid to each applicable payee thereof).

(e) No later than one (1) Business Day prior to the Closing Date, the Company shall deliver to Acquiror written notice (the “Company Closing Statement”) setting forth the Company’s good faith estimate of: (i) a

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calculation of the Per Share Merger Consideration and (ii) the amount of transaction fees, costs and expenses paid or required to be paid and outstanding by the Company and its affiliates in connection with the Transactions (including the amount paid or required to be paid to each applicable payee thereof).

(f) Acquiror will consider in good faith the Company’s comments to the Acquiror Closing Statement, and if any adjustments are made to the Acquiror Closing Statement by Acquiror prior to the Closing, such adjusted Acquiror Closing Statement shall thereafter become the Acquiror Closing Statement for all purposes of this Agreement. The Acquiror Closing Statement shall be prepared in accordance with the applicable definitions contained in this Agreement. The Company will consider in good faith Acquiror’s comments to the Company Closing Statement, and the Company Closing Statement shall be subject to Acquiror prior written approval (not to be unreasonably withheld, conditioned or delayed). If any adjustments are made to the Company Closing Statement by the Company with such Acquiror approval prior to the Closing, such adjusted Company Closing Statement shall thereafter become the Company Closing Statement for all purposes of this Agreement. The Company Closing Statement and the calculations and determinations contained therein shall be prepared in accordance with the Company’s organizational documents, all documents, plans and agreements governing the Company Outstanding Shares, the DGCL and the applicable definitions contained in this Agreement.

Section 2.03 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and First Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and First Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

Section 2.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the First Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.07).

(b) At the Effective Time, the bylaws of the First Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.07).

(c) At the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with their terms and as provided by DLLCA (subject to Section 7.07).

Section 2.05 Directors and Managers.

(a) The parties will take all requisite actions such that the initial directors of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit D hereto and/or such other individuals as are mutually agreed by the parties, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are duly elected or appointed and qualified.

(b) The parties will take all requisite actions such that the initial managers of the Surviving Entity immediately after the Second Effective Time shall be the individuals set forth on Exhibit D hereto and/or such

Annex A-15

other individuals as are mutually agreed by the parties, each to hold office in accordance with the provisions of the DLLCA and the certificate of formation and operating agreement of the Surviving Entity and until their respective successors are duly elected or appointed and qualified.

(c) The parties shall cause the Acquiror Board as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit D hereto and/or such other individuals as are mutually agreed by the parties, each to hold office in accordance with the DGCL and the Domestication Certificate of Incorporation and the bylaws of Acquiror and until their respective successors are duly elected or appointed and qualified.

Article III
CONVERSION OF SECURITIES; EXCHANGE

Section 3.01 Conversion of Securities.

(a) Immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Class B Common Stock at the then-effective conversion rate as calculated pursuant to Section 4.1.1 of the Company Certificate of Incorporation. All of the shares of Company Preferred Stock converted into shares of Company Class B Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such Company Preferred Stock.

(b) At the Effective Time, by virtue of the Mergers and without any action on the part of Acquiror, First Merger Sub, Second Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Class B Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a), but excluding shares of Company Restricted Stock) shall be canceled and converted into the right to receive the number of shares of Domesticated Acquiror Class A Common Stock equal to the Exchange Ratio (the “Per Share Class A Merger Consideration”);

(ii) each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Restricted Stock) shall be canceled and converted into the right to receive the number of shares of Domesticated Acquiror Class B Common Stock equal to the Exchange Ratio (the “Per Share Class B Merger Consideration” and together with the Per Share Class A Merger Consideration, the “Per Share Merger Consideration”);

(iii) all shares of Company Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iv) each share of First Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(c) Effective as of the Effective Time, each Company Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of shares of Domesticated Acquiror Class A Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.01(c) (each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (a) each Assumed Warrant shall be exercisable solely for shares of Domesticated Acquiror Class A Common Stock; (b) the number of shares of Domesticated Acquiror Class A Common Stock subject to each Assumed Warrant shall be equal to (1) the number of shares of Company Common Stock subject to the applicable Company Warrant multiplied by (2) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Domesticated Acquiror Class A Common Stock; and (c) the per share exercise price for the Domesticated Acquiror Class A Common Stock issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the

Annex A-16

resulting exercise price up to the nearest whole cent. Acquiror shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares Domesticated Acquiror Class A Common Stock for delivery upon the exercise of such Assumed Warrants.

(d) Each share of Company Common Stock that is Company Restricted Stock that is outstanding immediately prior to the Effective Time will be handled in accordance with the terms of Sections 3.01(b)(i) and (ii), as applicable, in the same manner as any other share of Company Common Stock issued and outstanding immediately prior to the Effective Time (such restricted shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Class B Common Stock issued pursuant to this Section 3.01(d), “Exchanged Restricted Stock”). Except as specifically provided above, following the Effective Time, each award of Exchanged Restricted Stock shall continue to be governed by the same terms and conditions (including vesting) as were applicable to the corresponding former Company Restricted Stock immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by Transactions, and except that any per share repurchase price applicable to such Exchanged Restricted Stock shall be equal to the quotient obtained by dividing (i) the per share repurchase price applicable to the Company Restricted Stock by (ii) the Exchange Ratio, rounded up to the nearest cent. The parties intend that shares of Exchanged Restricted Stock issued in exchange for Company Restricted Stock in accordance with Sections 3.01(b)(i) and (ii), as applicable, and this Section 3.01(d) will be treated as received in exchange for the applicable holder’s Company Restricted Stock and, provided that a timely and valid election has been made in respect of such Company Restricted Stock under Section 83(b) of the Code, agree to treat and report the receipt of the Exchanged Restricted Stock for income Tax purposes as consideration for such holder’s Company Restricted Stock and not as compensation for services, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Tax law).

(e) Effective as of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall automatically, without any action on the part of the holder thereof or the Company, be assumed and converted into an option to purchase a number of shares of Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock, as applicable, as determined under this Section 3.01(e) (such option, an “Assumed Option”). Each Assumed Option shall be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (a) each Assumed Option shall be exercisable solely for shares of Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock, as applicable; (b) each Assumed Option shall be assumed and converted into an option to purchase a number of shares of Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock, as applicable, equal to (1) the number of shares of Company Class A Common Stock or Company Class B Common Stock, as applicable, subject to such Company Option immediately prior to the Effective Time multiplied by (2) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock, as applicable; and (c) the per share exercise price of each Assumed Option shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Option, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent; provided, however, that the exercise price and the number of shares of Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock, as applicable, purchasable pursuant to the Assumed Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Assumed Option to which Section 422 of the Code applies, the exercise price and the number of shares of Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock, as applicable, purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Acquiror shall take all corporate action necessary to reserve for future issuance pursuant to the Omnibus Incentive Plan, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of shares Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock, as applicable, for delivery upon the exercise of such Exchange Options. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection, or to cause any disposition or acquisition of equity securities of Acquiror pursuant to this Section 3.01(e) by each individual who is subject to the

Annex A-17

reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to Acquiror or who will (or is reasonably expected to) become subject to such reporting requirements with respect to Acquiror to be exempt under Rule 16b-3 under the Exchange Act. Effective as of the Effective Time or as soon thereafter as permitted under applicable Law, Acquiror shall file an appropriate registration statement or registration statements with respect to the shares of Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock, as applicable, subject to such Assumed Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(f) Each Company Non-Plan Option that is outstanding and unexercised immediately prior to the Effective Time shall, in the Company’s sole discretion, either (i) be automatically cancelled for no consideration as of the Effective Time, or (ii) automatically, without any action on the part of the holder thereof or the Company and effective as of the Effective Time, be assumed and converted into an option to purchase a number of shares of Domesticated Acquiror Class A Common Stock as determined under this Section 3.01(f) (such option, an “Assumed Non-Plan Option”). To the extent applicable, each Assumed Non-Plan Option shall be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Non-Plan Option immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (a) each Assumed Non-Plan Option shall be exercisable solely for shares of Domesticated Acquiror Class A Common Stock; (b) each Assumed Non-Plan Option shall be assumed and converted into an option to purchase a number of shares of Domesticated Acquiror Class A Common Stock equal to (1) the number of shares of Company Common Stock subject to such Company Non-Plan Option immediately prior to the Effective Time multiplied by (2) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Domesticated Acquiror Class A Common Stock; and (c) the per share exercise price of each Assumed Non-Plan Option shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Non-Plan Option, as in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent; provided, however, that the exercise price and the number of shares of Domesticated Acquiror Class A Common Stock, purchasable pursuant to the Assumed Non-Plan Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. Acquiror shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Non-Plan Options remain outstanding, a sufficient number of shares Domesticated Acquiror Class A Common Stock for delivery upon the exercise of such Assumed Non-Plan Options.

Section 3.02 Exchange.

(a) Exchange Agent. On the Closing Date, Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Acquiror and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of the Company Stock, for exchange in accordance with this Article III, the number of shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Class B Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Class B Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the date hereof, Acquiror shall use its reasonable best efforts to cause the Exchange Agent to mail (or send by electronic mail) to each holder of Company Stock (including shares of Company Class B Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 3.01 a letter of transmittal, which shall be in a form reasonably acceptable to Acquiror and the Company (the “Letter of Transmittal”) and shall specify instructions for delivering the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after submitting to the Exchange Agent such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, such holder of shares of Company Stock shall be entitled to receive in exchange therefore, and Acquiror shall cause the Exchange Agent to deliver, the applicable

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Per Share Merger Consideration in accordance with the provisions of Section 3.01, and such shares of Company Stock shall forthwith be cancelled. Notwithstanding the foregoing, after the Effective Time Acquiror may in its sole discretion cause the Exchange Agent to deliver the applicable Per Share Merger Consideration to any holder of shares of Company Stock notwithstanding the fact that such holder has not submitted a Letter of Transmittal to the Exchange Agent, after which the shares of Company Stock held by such holder shall forthwith be cancelled.

(c) Distributions with Respect to Uncancelled Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock with a record date after the Effective Time shall be paid to any holder of shares of Company Stock with respect to the shares of Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock represented thereby until the Company Stock held by such holder is cancelled in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following such cancellation, Acquiror shall pay or cause to be paid to the holder of the shares of Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock issued to such holder, without interest, (i) promptly, but in any event within five (5) Business Days of such cancellation, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to such cancellation and a payment date occurring after surrender, payable with respect to such shares of Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock.

(d) No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of the Company Stock (including shares of Company Class B Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Stock.

(e) Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Acquiror Class A Common Stock, Acquiror Class B Common Stock, Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock for one year after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Acquiror for the applicable Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Acquiror free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Acquiror, the Surviving Entity or the Surviving Corporation shall be liable to any holder of Company Stock (including shares of Company Class B Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) for any Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, the Surviving Entity, First Merger Sub, Second Merger Sub, Acquiror, and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

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(i) Fractional Shares. No certificates or scrip or shares representing fractional shares of Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Acquiror or a holder of shares of Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock. In lieu of any fractional share of Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock to which any holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law.

Section 3.04 Appraisal and Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL or, to the extent applicable, the CCC, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the CCC, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights or, to the extent applicable, complied with all of the provisions of the CCC relevant to the exercise and perfection of dissenters’ rights, shall not be converted into, and such shareholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL, or to the extent applicable, right to dissenters’ rights under the CCC. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Stock under Section 262 of the DGCL, or to the extent applicable, dissenters’ rights pursuant to Chapter 13 of the CCC (or other applicable Law), shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon in accordance with this Agreement.

(b) Prior to the Closing, the Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL, or to the extent applicable, demands for dissenters’ rights under the CCC. The Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed for purposes of Sections 4.01, 4.02, 4.03 or 4.04 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedules), the Company hereby represents and warrants to Acquiror, First Merger Sub and Second Merger Sub as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and

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is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Other than the Company Subsidiaries set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has made available (and, with respect to organizational documents of the Company and Company Subsidiaries in existence as of the date hereof, has made available prior to the date of this Agreement) to Acquiror and/or its Representatives in the Virtual Data Room a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 86,000,000 shares of Company Class A Common Stock, 40,000,000 shares of Company Class B Common Stock and 71,566,249 shares of Company Preferred Stock, consisting of (i) 7,363,856 shares of Company Series A Preferred Stock, (ii) 11,247,313 shares of Company Series B Preferred Stock, (iii) 18,581,768 shares of Company Series C Preferred Stock, (iv) 665,428 shares of Company Series C-1 Preferred Stock, (v) 7,675,798 shares of Company Series C-2 Preferred Stock, (vi) 17,748,512 shares of Company Series D Preferred Stock and (vii) 8,283,574 shares of Company Series D-1 Preferred Stock. As of the date hereof, (i) 9,485,479 shares of Company Class A Common Stock are issued and outstanding, (ii) 16,606,927 shares of Company Class B Common Stock are issued and outstanding, (iii) 7,363,856 shares of Company Series A Preferred Stock are issued and outstanding, (iv) 11,090,568 shares of Company Series B Preferred Stock are issued and outstanding, (v) 18,581,768 shares of Company Series C Preferred Stock are issued and outstanding, (vi) 665,428 shares of Company Series C-1 Preferred Stock are issued and outstanding, (vii) 7,675,798 shares of Company Series C-2 Preferred Stock are issued and outstanding, (viii) 11,911,195 shares of Company Series D Preferred Stock are issued and outstanding, (ix) 8,283,574 shares of Company Series D-1 Preferred Stock are issued and outstanding, (x) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (xi)  112,009 shares of Company Class A Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Option Plan, (xii) 8,682,393 shares of Company Class B Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Option Plan, (xiii)  175,000 shares of Company Class B Common Stock are reserved for future issuance pursuant to outstanding Company Non-Plan Options, (xiv) 17,701,208 shares of Company Restricted Stock are outstanding pursuant to the Company Option Plan, of which 2,076,149 are shares of Company Class A Common Stock and 15,625,059 shares of Company Class B Common Stock, (xv) 330,000 shares of Company Class A Common Stock are reserved for future issuance upon the exercise of the Company Warrants identified on Section 4.03(c) of the Company Disclosure Schedule, (xvi) 8,039,254 shares of Company Class B Common Stock are reserved for issuance upon the exercise of the Company Warrants identified on Section 4.03(c) of the Company Disclosure Schedule, (xvii) 156,745 shares of Company Series B Preferred Stock are reserved for future issuance upon the exercise of the Company Warrants identified on Section 4.03(c) of the Company Disclosure Schedule and (xviii) 71,566,249 shares of Company Class A Common Stock are reserved for future issuance upon conversion of the Company Preferred Stock.

(b) Other than the Company Options, the Company Non-Plan Options, the Company Preferred Stock, the outstanding warrants to purchase an aggregate 156,745 shares of Company Series B Preferred Stock, the outstanding warrants to purchase an aggregate 330,000 shares of Company Class A Common Stock, and the outstanding warrants to purchase an aggregate 8,039,254 shares of Company Class B Common Stock (such

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warrants, collectively, the “Company Warrants”), there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth in the Company Voting Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Stock or any of the equity interests or other securities of the Company.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth, as of the date hereof, the following information with respect to each Company Option, Company Non-Plan Option, share of Company Restricted Stock and Company Warrant outstanding as of the date hereof, as applicable: (i) the name of the Company Option recipient, Company Non-Plan Option recipient, Company Restricted Stock recipient or Company Warrant recipient or the name of the holder of the Company Warrant; (ii) the Company Option Plan, if any, pursuant to which such Company Option or Company Restricted Stock was granted; (iii) the number of shares of Company Stock subject to such Company Option, Company Non-Plan Option, Company Restricted Stock or Company Warrant; (iv) the exercise or purchase price of such Company Option, Company Non-Plan Option, Company Restricted Stock or Company Warrant; (v) the date on which such Company Option, Company Non-Plan Option, Company Restricted Stock or Company Warrant was granted or issued; and (vi) the date on which such Company Option, Company Non-Plan Option or Company Warrant expires. The Company has made available to Acquiror and/or its Representatives in the Virtual Data Room accurate and complete copies of (y) the Company Option Plan pursuant to which the Company has granted the Company Options or Company Restricted Stock that are currently outstanding and the form of all stock and stock-based award agreements evidencing such Company Option or Company Restricted Stock and (z) the Company Warrants. No Company Option or Company Non-Plan Option was granted with an exercise price per share less than the fair market value of the underlying Company Class A Common Stock or Company Class B Common Stock, as applicable, as of the date such Company Option or Company Non-Plan Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) Other than with respect to Company Restricted Stock, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option, Company Non-Plan Option or Company Restricted Stock as a result of the consummation of the Transactions, and (ii) all outstanding Company Stock, all outstanding Company Options, all outstanding Company Non-Plan Options, all outstanding shares of Company Restricted Stock, all outstanding Company Warrants and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance in all material respects with (A) all applicable securities laws and other applicable laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(f) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

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(g) The shareholders of the Company collectively own directly, beneficially and of record all of the equity of the Company (which are represented by the issued and outstanding shares of Company Common Stock and Company Preferred Stock). Except for the Company Stock held by the shareholders of the Company, the Company Options, the Company Restricted Stock, the Company Non-Plan Options and the Company Warrants, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(h) Immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into Company Class B Common Stock at the then effective conversion rate as calculated pursuant to Section 4.1.1 of the Company Certificate of Incorporation (the “Conversion”). Section 4.03(h) of the Company Disclosure Schedule sets forth the currently effective conversion rate for each series of Company Preferred Stock as calculated pursuant to 4.1.1 of the Company Certificate of Incorporation. After the Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities. Subject to and upon receipt of the Company Stockholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Mergers, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror, First Merger Sub and Second Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Mergers or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

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(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.07 Financial Statements.

(a) The Company has made available to Acquiror and/or its Representatives in the Virtual Data Room true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the year then ended, each audited in accordance with the auditing standards of AICPA (the “Audited Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. The Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to Acquiror and/or its Representatives in the Virtual Data Room true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2020 and December 31, 2020 (the “2020 Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the periods then ended (the “Unaudited Financial Statements”), which are attached as Section 4.07(b) of the Company Disclosure Schedule. The Unaudited Financial Statements (including the notes thereto) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(c) Except as and to the extent set forth on the 2020 Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2020 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d) Since January 1, 2018, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or

Annex A-24

claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

Section 4.08 Absence of Certain Changes or Events. Since December 31, 2019 and on and prior to the date of this Agreement, except as otherwise reflected in the Unaudited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, other than due to any actions taken due to a “shelter in place” or similar direction of any Governmental Authority or any commercially reasonable action in response to the COVID-19 virus, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of the covenants set forth in Section 6.01 (other than the covenants set forth in Sections 6.01(b)(i) - (vi) and Section 6.01(b)(x)).

Section 4.09 Absence of Litigation. There is no material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority or any arbitration proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. Section 4.09 of the Company Disclosure Schedule sets forth a description of each Action by or against the Company that is pending as of the date hereof.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date hereof, all employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party or bound, with respect to which the Company or any Company Subsidiary has any obligation (other than (i) the Company or any Company Subsidiary’s standard form(s) of at-will offer letter or consulting agreement, which forms have been made available to Acquiror and/or its Representatives in the Virtual Data Room, and permit(s) termination of employment: (x) by the Company or a Company Subsidiary with no more than ten (10) day’s advance notice, and (y) without severance or other payment or penalty obligations of the Company or any Company Subsidiary, or (ii) customary employee or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid). Section 4.10(a) of the Company Disclosure Schedule also lists, as of the date hereof, all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, and under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”).

(b) With respect to each material Plan, the Company has made available to Acquiror and/or its Representatives in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary

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plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law.

(f) Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

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(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(m) Except as set forth of Section 4.10(m) of the Company Disclosure Schedule, no Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any Company Employees who reside or work outside of the United States.

Section 4.11 Labor and Employment Matters.

(a) Section 4.11(a)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position (including whether full- or part- time) and location of employment; (iii) hire date and service date (if different); (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay, and status as exempt or non-exempt under the Fair Labor Standards Act and analogous state wage laws; (v) commission, bonus or other incentive-based compensation eligibility, and all other compensation for which he or she is eligible. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and there have never been any, strikes, lockouts or work stoppages existing or, to the company’s knowledge, threatened, with respect to any employees or the Company or any Company Subsidiaries or any other individuals who have provided services with respect to the Company or any Company Subsidiaries. There have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(c) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or individuals classified as independent contractors.

(d) The Company and the Company Subsidiaries are and have been since January 1, 2018 in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leave, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and neither the Company nor any Company Subsidiary is liable for any arrears of wages,

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penalties or other sums for failure to comply with any of the foregoing. Each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual for all services performed for, or provided to, the Company and each Company Subsidiary.

Section 4.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists, as of the date hereof, the street address, or to the extent unavailable, the geographic location, of each parcel of Leased Real Property other than Site Leases, and sets forth a list, as of the date hereof, of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses the Leased Office Space (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents, and each Site Lease that has been specifically requested in writing by Acquiror, have been made available to Acquiror and/or its Representatives in the Virtual Data Room. (i) There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any real property, and (ii) all Leases and Site Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases or Site Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases and Site Leases, except as would not have a Company Material Adverse Effect.

(c) Other than due to any actions taken due to a “shelter in place” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not have a Company Material Adverse Effect.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP and to which the Company or any Company Subsidiary is party, including for the Software or Business Systems of any other person (other than (x) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and annual license and maintenance fees of less than $100,000 and (y) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $100,000 or less per annum); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Products or (B) otherwise material to the business of the Company or any Company Subsidiary as currently conducted as of the date hereof. To the knowledge of the Company, the Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b) The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened in writing, or, to the Company’s knowledge, pending.

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(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain and protect Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. To the Company’s knowledge, neither the Company nor any Company Subsidiaries has disclosed any material trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i) There have been no claims filed and served or threatened in writing, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) All persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Acquiror and/or its respective Representatives in the Virtual Data Room, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f) Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.13(a)(ii) of the Company Disclosure Schedule.

(g) Section 4.13(g) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products, and for each such item of Open Source Software: (i) the name and version number of the applicable license; and (ii) the manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Products (including, as applicable, the applicable Product or Products, the manner and extent to which such item of Open Source Software interoperates with any Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.).

(h) The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any material Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the material source code to any of the Business Systems or Product components at no or minimal charge.

(i) To the Company’s knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Products currently commercialized by the Company or under development which are not of the type that are capable of being remediated in the ordinary course of business without materially delaying the Company’s commercialization timeline as currently planned.

(j) The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures (i) that manage mobile devices, including those provided to employees or contractors by the Company or any Company Subsidiary and those provided by such individuals themselves (and the Company and the Company Subsidiaries do not permit such individuals to use devices in connection with the business that are not monitored by the Company or a Company Subsidiary), (ii) that provide continuous monitoring and alerting of any problems or

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issues with the Business Systems, and (iii) that monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems. All of such plans and procedures have been proven effective upon testing in all material respects, since January 1, 2018. To the Company’s knowledge, since January 1, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems that constitute Company-Licensed IP as currently conducted or as contemplated to be conducted as of the date hereof.

(k) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and each of the Company Subsidiaries currently and previously have complied with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, (iv) PCI DSS and (v) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems constituting Company-Owned IP and any Business Data, including where applicable, implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices, and the taking and storing on-site and off-site of back-up copies of critical data. The Company’s and the Company Subsidiaries’ employees and contractors receive training on information security issues where appropriate based on the employees’ and contractors’ roles within Company or Company Subsidiaries. To the Company’s knowledge, there is no Disabling Device in any of the Business Systems constituting Company-Owned IP or Product components. Since January 1, 2018, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) to the Company’s knowledge, been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. Neither the Company nor any of the Company Subsidiaries has provided or, to the Company’s knowledge, been legally required to provide any notice to data owners in connection with any unauthorized access, use, disclosure or other processing of Personal Information.

(l) Except as would not be expected to result in a Company Material Adverse Effect, the Company and/or one of the Company Subsidiaries (i)  owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or Acquiror from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements

(m) All past and current employees and independent contractors of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment.

(n) Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

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Section 4.14 Taxes.

(a) The Company and the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted, or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with GAAP in the Unaudited Financial Statements for any material Taxes of the Company or any Company Subsidiary as of the date of the Unaudited Financial Statements that have not been paid.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) Each of the Company and the Company Subsidiaries have withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes).

(g) Neither the Company nor any Company Subsidiary has (i) any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h) The Company has made available to Acquiror true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and the Company Subsidiaries for tax years ending on or after December 31, 2018.

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(i) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(j) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes.

(l) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(m) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary: (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.

(o) For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as a corporation.

(p) As the date hereof, the Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any current facts or circumstances, that could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(q) Each of the Company and the Company Subsidiaries: (i) has had a reasonable opportunity to consult with Tax advisors of its own choosing (and prior to Closing, has advised its owners to consult with Tax advisors of their own choosing), in each case regarding this Agreement, the Transactions, and the Tax structure of the Transactions; (ii) is aware of the anticipated Tax consequences of the Transactions and that such consequences may not be free from doubt; (iii) is relying solely upon its own Representatives and not relying upon any other party or its Representatives for Tax advice regarding the Transactions; (iv) other than representations and warranties explicitly provided pursuant to this Agreement and advice from its own Representatives, is not relying upon any representation, warranty, assurance, statement or expectation of any other person in determining the Tax consequences of the Transactions; and (v) prior to Closing, has advised its owners that neither the Company nor any its affiliates (nor any of their Representatives) is providing them any representation, warranty or assurance regarding the Tax consequences of the Transactions or otherwise providing them Tax advice.

Section 4.15 Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated since January 1, 2018, nor is it in violation of, applicable Environmental Law, including, to the knowledge of the Company, all material registration, recordkeeping, and other obligations required to generate, hold, trade and sell Environmental Attributes; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and

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other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation of, or liability under, Environmental Laws, except in each case as would not have a Company Material Adverse Effect. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $1,000,000, in the aggregate, over any 12-month period;

(ii) each contract and agreement with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary of more than $3,000,000, in the aggregate, over any 12-month period;

(iii) all management contracts (excluding contracts for employment) and contracts with other consultants;

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements (excluding reseller agreements in the ordinary course of business) to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $1,000,000, in the aggregate, over any 12-month period;

(v) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vi) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $4,000,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vii) all partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(ix) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xi) all leases or master leases of personal property reasonably likely to result in annual payments of $1,000,000 or more in a 12-month period;

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(xii) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a)(ii) of the Company Disclosure Schedule;

(xiii) all contracts which involve the license or grant of rights to Company-Owned IP by the Company;

(xiv) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xv) all contracts or agreements for the development of material Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to Acquiror and/or its Representatives in the Virtual Data Room);

(xvi) all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise); and

(xvii) all contracts and agreements relating to a Company Interested Party Transaction;

(xviii) all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $1,000,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief; and

(xix) all material contracts with any Material Customer or Material Supplier.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. The Company has, in all respects, furnished or made available to Acquiror and/or its Representatives in the Virtual Data Room true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

Section 4.17 Customers, Vendors and Suppliers. Section 4.17 of the Company Disclosure Schedule sets forth as of the date of this Agreement (i) the top 10 customers, advertisers, network partners and site partners of the Company (based upon the aggregate consideration paid to the Company for goods or services rendered since January 1, 2020) (collectively, the “Material Customers”), and (ii) the top 10 suppliers of the Company (based upon the aggregate consideration paid by the Company for goods or services rendered since January 1, 2020) (collectively, the “Material Suppliers”). To the knowledge of the Company as of the date of this Agreement, there is no present intent, and the Company has not received written notice that, any Material Customer or Material Supplier will discontinue or materially alter its relationship with the Company.

Section 4.18 Insurance.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured (except with respect to policies of subcontractors of the Company or a Company Subsidiary entered into in the ordinary course of business consistent with past practice) or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer and the principal insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event

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has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.19 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Mergers are fair to and in the best interests of the Company and its shareholders, (b) approved this Agreement and the Mergers and declared their advisability, and (c) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Company’s shareholders. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.20 Certain Business Practices.

(a) Since January 1, 2018, none of the Company, any Company Subsidiary, any of their respective directors or officers, or to the Company’s knowledge, employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b) Since January 1, 2018, none of the Company, any Company Subsidiary, any of their respective directors or officers, or to the Company’s knowledge, employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) There are no, and since January 1, 2018, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 4.21 Interested Party Transactions; Side Letter Agreements.

(a) Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary (including any loan or lending arrangement), other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21. The Company and the Company Subsidiaries have not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any director, officer or other affiliate of the Company or any of the Company Subsidiaries.

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(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a true and complete list of all transactions, contracts, side letters, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer or management rights.

Section 4.22 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.23 Brokers. Except for Goldman Sachs & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided Acquiror with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and Goldman Sachs & Co. LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 4.24 Product Warranty; Products Liability.

(a) To the knowledge of the Company, all of the Products conform with all applicable contractual commitments and express and implied warranties. To the knowledge of the Company, all Products comply in all material respects with all industry and trade association standards and legal requirements, if any, applicable to such Products, including consumer product, manufacturing, labeling, quality and safety Laws of the United States and each state in which the Company or any Company Subsidiary makes the Products available and each other jurisdiction (including foreign jurisdictions) in which the Company or any Company Subsidiary makes the Products available, in each case directly or indirectly through any reseller or distributor. None of the Products currently offered by the Company or in use has been subject to a recall and, to the knowledge of the Company, no facts or circumstances exist which, given the passage of time, would reasonably be expected to result in a recall.

(b) There are no existing or, to the Company’s knowledge, threatened product liability claims against the Company for Products which are defective and, to the Company’s knowledge, no facts or circumstances exist which, given the passage of time, would reasonably be expected to result in a material product liability claim against the Company for Products currently offered by the Company or in use which are defective. The Company has not received any order from a Governmental Authority stating that any Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Authority

Section 4.25 Sexual Harassment and Misconduct. None of the Company or the Company Subsidiaries has entered into a settlement agreement with a current or former officer, director or employee of the Company or any of the Company Subsidiaries resolving allegations of sexual harassment or misconduct in writing by an executive officer, director or employee of the Company or any of the Company Subsidiaries. There are no, and since the date of the Unaudited Financial Statements, there have not been any Actions pending or, to the knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by an officer, director or employee of the Company or any of the Company Subsidiaries. Since January 1, 2018, the Company and its Subsidiaries have used reasonable best efforts to investigate, and complied in all material respects with all applicable Laws with respect to the investigation of and responding to all sexual harassment or other discrimination allegations with respect to current or former employees of which the Company has or had knowledge.

Section 4.26 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Acquiror, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Acquiror, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component

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thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Acquiror, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR, FIRST MERGER SUB AND
SECOND MERGER SUB

Except as set forth (i) in the Acquiror SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Acquiror SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such an Acquiror SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), or (ii) in the Acquiror’s disclosure schedule delivered by Acquiror in connection with this Agreement (the “Acquiror Disclosure Schedule”) Acquiror hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization.

(a) Each of Acquiror, First Merger Sub and Second Merger Sub is a company, limited liability company or corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be an Acquiror Material Adverse Effect.

(b) First Merger Sub and Second Merger Sub are the only subsidiaries of Acquiror. Except for First Merger Sub and Second Merger Sub,, Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02 Organizational Documents. Each of Acquiror, First Merger Sub and Second Merger Sub has heretofore furnished to the Company complete and correct copies of the Acquiror Organizational Documents, the First Merger Sub Organizational Documents and the Second Merger Sub Organizational Documents. The Acquiror Organizational Documents, the First Merger Sub Organizational Documents and the Second Merger Sub Organizational Documents are in full force and effect. Neither Acquiror, First Merger Sub nor Second Merger Sub is in violation of any of the provisions of the Acquiror Organizational Documents, the First Merger Sub Organizational Documents and the Second Merger Sub Organizational Documents.

Section 5.03 Capitalization.

(a) The authorized share capital of Acquiror consists of (i) 200,000,000 shares of Acquiror Class A Common Stock, (ii) 20,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 preference shares, par value $0.0001 per share (“Acquiror Preferred Stock”). As of the date of this Agreement (i) 34,500,000 shares of Acquiror Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 8,625,000 shares of Acquiror Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Acquiror Class A Common Stock or Acquiror Class B Common Stock are held in the treasury of Acquiror, (iv) 14,558,333 Acquiror Warrants are issued and outstanding, and (v) 14,558,333 shares of Acquiror Class A Common Stock are reserved for future issuance pursuant to the Acquiror Warrants. As of the date of this Agreement, there are no shares of Acquiror Preferred Stock issued and outstanding. Each Acquiror Warrant is exercisable for one share of Acquiror Class A Common Stock at an exercise price of $11.50, subject to the terms of such Acquiror Warrant and the Acquiror Warrant Agreement.

(b) As of the date of this Agreement, the authorized capital stock of First Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share (the “First Merger Sub Common Stock”). As of the date hereof, Acquiror is the sole member and owner of all (100%) of the membership interests of Second Merger

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Sub. As of the date hereof, 10,000 shares of First Merger Sub Common Stock are issued and outstanding. All outstanding shares of First Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities laws and the First Merger Sub Organizational Documents. All membership interests of Second Merger Sub have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Second Merger Sub Organizational Documents.

(c) All outstanding Acquiror Units, shares of Acquiror Class A Common Stock, shares of Acquiror Class B Common Stock and Acquiror Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Acquiror Organizational Documents.

(d) The Per Share Merger Consideration being delivered by Acquiror hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Domestication Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for the Subscription Agreements, the Forward Purchase Agreement, this Agreement, the Acquiror Warrants and the Acquiror Class B Common Stock, Acquiror has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in, Acquiror. All shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Acquiror nor any subsidiary of Acquiror is a party to, or otherwise bound by, and neither Acquiror nor any subsidiary of Acquiror has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement, Acquiror is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Common Stock or any of the equity interests or other securities of Acquiror or any of its subsidiaries. Except with respect to the Redemption Rights and the Acquiror Warrants, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock. There are no outstanding contractual obligations of Acquiror to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04 Authority Relative to This Agreement. Each of Acquiror, First Merger Sub and Second Merger Sub have all necessary corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Acquiror, First Merger Sub and Second Merger Sub and the consummation by each of Acquiror, First Merger Sub and Second Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action, and no other corporate or limited liability company, as applicable, proceedings on the part of Acquiror, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Acquiror Proposals (other than the Domestication), (i) the approval and adoption of this Agreement by an ordinary resolution under Cayman Islands law by (x) the holders of a majority of the shares of Acquiror Common Stock, voting together as a single class, represented in person or by proxy and entitled to vote thereon, voting and who vote at a general meeting with respect thereto and (y) the holders of a majority of the outstanding shares of First Merger Sub Common Stock, and (ii) the filing and recordation of appropriate merger documents as required by the DGCL and DLLCA and (b) with respect to the Domestication, the approval and adoption of the Domestication (including the adoption and approval of the amendment to the Acquiror Articles of Association, a certificate of corporate domestication and the Domestication Organizational Documents) by special resolution under Cayman Islands law by the holders of at least two-thirds of the shares of Acquiror Common Stock, voting together as a single class, represented in person or by proxy and entitled to vote thereon, voting and who vote at a general meeting with respect thereto) (collectively, the “Acquiror Stockholders’ Approval”). This Agreement has been duly and validly executed and delivered by Acquiror, First Merger Sub and Second Merger Sub and, assuming due authorization,

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execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror, First Merger Sub or Second Merger Sub, enforceable against Acquiror, First Merger Sub or Second Merger Sub in accordance with its terms subject to the Remedies Exceptions. The Acquiror Board has approved this Agreement and the Transactions (including the Domestication), and such approvals are sufficient so that the restrictions on business combinations set forth in the Acquiror Articles of Association shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of Acquiror, no other state takeover statute is applicable to the Mergers or the other Transactions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Acquiror, First Merger Sub and Second Merger Sub do not, and the performance of this Agreement by each of Acquiror, First Merger Sub and Second Merger Sub will not, (i) conflict with or violate the Acquiror Organizational Documents, the Domestication Organizational Documents, the First Merger Sub Organizational Documents or the Second Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of Acquiror, First Merger Sub or Second Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Acquiror, First Merger Sub or Second Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Acquiror, First Merger Sub or Second Merger Sub is a party or by which each of Acquiror, First Merger Sub or Second Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have an Acquiror Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Acquiror, First Merger Sub and Second Merger Sub do not, and the performance of this Agreement by each of Acquiror, First Merger Sub and Second Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL or the DLLCA, (ii) in connection with the Domestication, the applicable requirements and required approval of the Registrar of Companies in the Cayman Islands and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Acquiror, First Merger Sub or Second Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither Acquiror, First Merger Sub nor Second Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Acquiror, First Merger Sub or Second Merger Sub or by which any property or asset of Acquiror, First Merger Sub or Second Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror, First Merger Sub or Second Merger Sub is a party or by which Acquiror, First Merger Sub or Second Merger Sub or any property or asset of Acquiror, First Merger Sub or Second Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have an Acquiror Material Adverse Effect. Each of Acquiror, First Merger Sub and Second Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Acquiror, First Merger Sub or Second Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Acquiror has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since September 10, 2020, together with any amendments, restatements or supplements thereto (collectively, the “Acquiror SEC Reports”). Acquiror has hereto furnished to the Company true and correct copies of all

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amendments and modifications that have not been filed by Acquiror with the SEC to all agreements, documents and other instruments that previously had been filed with Acquiror with the SEC and are currently in effect. As of their respective dates, the Acquiror SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Acquiror SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Acquiror SEC Report. Each director and executive officer of Acquiror is in material compliance with the filing requirements of Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Reports. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.

(c) Except as and to the extent set forth in the Acquiror SEC Reports, neither Acquiror, First Merger Sub nor Second Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Acquiror’s and Merger Sub’s business.

(d) Acquiror is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(f) Acquiror maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Acquiror maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Acquiror has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Acquiror to Acquiror’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Acquiror to record, process, summarize and report financial data. Acquiror has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Acquiror. Since September 30, 2020, there have been no material changes in Acquiror’s internal control over financial reporting.

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(g) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror, and Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since September 10, 2020 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) Acquiror has conducted no business other than the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination (and, in each case, all other activities customarily associated therewith), (b) Acquiror has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (c) Acquiror has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (d) there has not been an Acquiror Material Adverse Effect, and (e) Acquiror has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror, or any property or asset of Acquiror, before any Governmental Authority. Neither Acquiror nor any material property or asset of Acquiror is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Acquiror, continuing investigation by, any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The Acquiror Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement (including the Domestication) are fair to and in the best interests of Acquiror and its shareholders, (ii) approved this Agreement and the transactions contemplated by this Agreement (including the Domestication) and declared their advisability, (iii) recommended that the shareholders of Acquiror approve and adopt this Agreement and the Mergers, and directed that this Agreement and the Mergers be submitted for consideration by the shareholders of Acquiror at the Acquiror Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of share capital of Acquiror necessary to approve the Domestication and the Mergers is Acquiror Stockholders’ Approval.

(c) The First Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the First Merger are fair to and in the best interests of First Merger Sub and its sole stockholder, (ii) approved this Agreement and the First Merger and declared its advisability, (iii)  recommended that the sole stockholder of First Merger Sub approve and adopt this Agreement and approve the First Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of First Merger Sub.

(d) Acquiror, as the sole member of Second Merger Sub, has authorized, approved and adopted this Agreement, the Second Merger and the other transactions contemplated by this Agreement pursuant to written resolutions not subsequently rescinded or modified in any way.

(e) The only vote of the holders of any class or series of capital stock of First Merger Sub and Second Merger Sub that is necessary to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of First Merger Sub Common Stock and the affirmative vote of Acquiror as the sole member of Second Merger Sub.

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Section 5.11 No Prior Operations of First Merger Sub and Second Merger Sub. First Merger Sub and Second Merger Sub were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement. The Second Merger Sub has at all times during its existence been treated as a disregarded entity for federal and applicable state and local income Tax purposes and its assets are thereby treated for applicable income Tax purposes as owned by Acquiror, and no election has been made or will be made, nor has any action been taken or will be taken, to treat the Second Merger Sub as a corporation or a partnership for income Tax purposes.

Section 5.12 Brokers. Except for Barclays Capital Inc. and Goldman Sachs & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, First Merger Sub or Second Merger Sub. Acquiror has provided the Company with a true and complete copy of all contracts, agreements and arrangements including its engagement letters, with Barclays Capital Inc. and Goldman Sachs & Co. LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 5.13 Acquiror Trust Fund. As of the date of this Agreement, Acquiror has no less than $345,000,000 in the trust fund established by Acquiror for the benefit of its public shareholders (the “Trust Fund”) (including an aggregate of approximately $12,075,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of September 10, 2020, between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Acquiror has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Acquiror or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Acquiror and the Trustee that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Acquiror Organizational Documents. To Acquiror’s knowledge, as of the date of this Agreement, following the Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Acquiror, threatened in writing with respect to the Trust Account. Upon consummation of the First Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Acquiror shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Acquiror as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Acquiror due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to shareholders of Acquiror who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Acquiror in connection with its efforts to effect the Mergers. Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror at the Effective Time.

Section 5.14 Employees. None of Acquiror, First Merger Sub or Second Merger Sub has, or has had, any employees. Other than any officers as described in the Acquiror SEC Reports, Acquiror, First Merger Sub and Second Merger Sub have no employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred

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by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any officer or director. Acquiror, First Merger Sub and Second Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any Person who is or has been an employee of or independent contractor to Acquiror (other than fees paid to consultants, advisors, placement agents or underwriters engaged by Acquiror in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such Person or (ii) result in forgiveness of indebtedness with respect to any employee of Acquiror.

Section 5.15 Taxes.

(a) Acquiror, First Merger Sub and Second Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Acquiror for any material Taxes of Acquiror as of the date of such financial statements that have not been paid.

(b) None of Acquiror, First Merger Sub or Second Merger Sub is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) None of Acquiror, First Merger Sub or Second Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing, (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing, or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) Each of Acquiror, First Merger Sub and Second Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e) None of Acquiror, First Merger Sub or Second Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which Acquiror was the common parent).

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(f) None of Acquiror, First Merger Sub or Second Merger Sub has any material liability for the Taxes of any person (other than Acquiror, First Merger Sub and Second Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes).

(g) None of Acquiror, First Merger Sub or Second Merger Sub has any request for a material ruling in respect of Taxes pending between Acquiror, First Merger Sub or Second Merger Sub, on the one hand, and any Tax authority, on the other hand.

(h) Neither Acquiror, First Merger Sub nor Second Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) None of Acquiror, First Merger Sub or Second Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of Acquiror, First Merger Sub or Second Merger Sub, has threatened to assert against Acquiror, First Merger Sub or Second Merger Sub any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k) There are no Tax liens upon any assets of Acquiror, First Merger Sub or Second Merger Sub except for Permitted Liens.

(l) None of Acquiror, First Merger Sub or Second Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Acquiror nor Merger Sub (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) None of Acquiror, First Merger Sub or Second Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which Acquiror, First Merger Sub or Second Merger Sub does not file Tax Returns stating that Acquiror, First Merger Sub or Second Merger Sub is or may be subject to Tax in such jurisdiction.

(n) For U.S. federal income tax purposes, (i) each of Acquiror and First Merger Sub is, and has been since its formation, classified as a corporation, and (ii) Second Merger Sub is, and has been since its formation, disregarded as separate from Acquiror.

(o) As the date hereof, none of Acquiror, First Merger Sub or Second Merger Sub has taken any action, nor to the knowledge of Acquiror, First Merger Sub or Second Merger Sub are there any current facts or circumstances, that could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(p) Each of Acquiror, First Merger Sub and Second Merger Sub: (i) has had a reasonable opportunity to consult with Tax advisors of its own choosing (and prior to Closing has advised its owners to consult with Tax advisors of their own choosing), in each case regarding this Agreement, the Transactions, and the Tax structure of the Transactions; (ii) is aware of the anticipated Tax consequences of the Transactions and that such consequences may not be free from doubt; (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for Tax advice regarding the Transactions; (iv) other than representations and warranties explicitly provided pursuant to this Agreement and advice from its own Representatives, is not relying upon any representation, warranty, assurance, statement or expectation of any other person in determining the Tax consequences of the Transactions; and (v) prior to Closing, has advised, except as required by applicable Law,

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its owners that neither the Acquiror nor any its affiliates (nor any of their Representatives) is providing them any representation, warranty or assurance regarding the Tax consequences of the Transactions or otherwise providing them Tax advice.

Section 5.16 Registration and Listing. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SNPR.U.” The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SNPR.” The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “SNPR WS.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Acquiror, threatened in writing against Acquiror by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the shares of Acquiror Class A Common Stock, or Acquiror Warrants or terminate the listing of Acquiror on the New York Stock Exchange. None of Acquiror or any of its affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the shares of Acquiror Class A Common Stock, or the Acquiror Warrants under the Exchange Act.

Section 5.17 Insurance. Except for directors’ and officers’ liability insurance, Acquiror does not maintain any insurance policies.

Section 5.18 Intellectual Property. Neither Acquiror nor either Merger Sub owns, licenses or otherwise has any material right, title or interest in any Intellectual Property. To the knowledge of Acquiror, neither Acquiror nor either Merger Sub infringes, misappropriates or violates any Intellectual Property of any other Person.

Section 5.19 Agreements, Contracts and Commitments.

(a) Section 5.19 of the Acquiror Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Acquiror, First Merger Sub or Second Merger Sub is party, including contracts by and among Acquiror, First Merger Sub or Second Merger Sub, on the one hand, and any director, officer, stockholder or Affiliate of such parties (the “Acquiror Material Contracts”), other than any such Acquiror Material Contract that is listed as an exhibit to any Acquiror SEC Report.

(b) Neither Acquiror nor, to the knowledge of Acquiror, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Acquiror Material Contract.

Section 5.20 Title to Property. Neither Acquiror nor either Merger Sub owns or leases any real property or personal property. There are no options or other contracts under which Acquiror or either Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

Section 5.21 Investment Company Act. Acquiror is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act of 1940, as amended.

Section 5.22 Private Placements.

(a) As of the date hereof, (i) Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable Private Placement Investors named therein, pursuant to which the Private Placement Investors have committed to provide the Private Placement Financing; (ii) to the knowledge of Acquiror, with respect to each Private Placement Investor, the Subscription Agreement with such Private Placement Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any material respect (it being understood that a change of or to one or more entities or individuals with respect to a Private Placement Investor shall not be deemed a violation of the foregoing), and no withdrawal, termination, amendment or modification is contemplated by Acquiror.; (iii) each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each Private Placement Investor, and neither the execution or delivery by Acquiror thereto nor the performance of Acquiror’s obligations under any such Subscription Agreement violates any Laws; (iv) there are no other agreements, side letters, or arrangements between Acquiror and any Private Placement Investor relating to any Subscription Agreement that would affect the obligation of such Private Placement Investor to contribute to the Acquiror the applicable portion of the Private Placement Financing set forth in the Subscription Agreement of such Private

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Placement Investor, and Acquiror does not know of any facts or circumstances that would result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the Private Placement Financing not being available to Acquiror, on the Closing Date; and (v) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement.

(b) No fees, consideration (other than Domesticated Acquiror Class A Common Stock issued in connection with the Private Placement Financing) or other discounts are payable or have been agreed by Acquiror (including, from and after the Closing, the Company and the Merger Subs) to any Private Placement Investor in respect of its portion of the Private Placement Financing.

Section 5.23 Acquiror’s and Merger Sub’s Investigation and Reliance. Each of Acquiror, First Merger Sub and Second Merger Sub is a sophisticated purchaser and each acknowledges, covenants and agrees, on behalf of themselves and their respective Representatives: (a) that in entering into this Agreement, they have relied solely on their own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Acquiror, First Merger Sub and Second Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose, (b) that they have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions, (c) that neither Acquiror, First Merger Sub nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, (d) that neither the Company nor any of its respective shareholders, affiliates or Representatives shall have any liability to Acquiror, First Merger Sub, Second Merger Sub or any of their respective shareholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Acquiror, First Merger Sub or Second Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, and (e) that Acquiror, First Merger Sub and Second Merger Sub acknowledge that neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Article VI
CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.01 Conduct of Business by the Company Pending the Mergers.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Acquiror shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii) in each case in all material respects, the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations (provided that neither the Company nor any Company Subsidiaries shall be required to amend or otherwise change any Plan for purposes of this Section 6.01(a)(ii)).

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(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, except for (x) the exercise or settlement of any Company Options in effect on the date of this Agreement and (y) commitments to grant, or grants, of any equity awards (whether in the Company or, to the extent solely a commitment to grant after the Closing, pursuant to the Omnibus Incentive Plan) to any employees or new hires of the Company or any Company Subsidiary, including, and notwithstanding Section 6.01(b)(vi) or any other provision in this Agreement, any commitments to grant equity awards pursuant to the Omnibus Incentive Plan as set forth on Schedule 6.01(b)(ii) (collectively, the “Post-Closing Equity Award Commitments”); or (B) any material assets of the Company or any Company Subsidiary, in each case, except for (x) issuances, sales, pledges, dispositions of, grants or encumbrances by a Company Subsidiary to or for the benefit of the Company or a Company Subsidiary and (y) pledges and encumbrances of any shares of any class of capital stock of, or material assets of, the Company or a Company Subsidiary to secure obligations under the EIP Loan;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or distributions made by a Company Subsidiary to the Company or a Company Subsidiary;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for aggregate consideration exceeding $5,000,000, except for acquisitions by the Company or any Company Subsidiary of stock or assets of the Company or any Company Subsidiary; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, except for (i) advances, loans or other incurrence of indebtedness of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of the Company or the Company Subsidiaries not to exceed $5,000,000 and (ii) any such indebtedness among the Company and the Company Subsidiaries or among the Company Subsidiaries;

(vi) other than in the ordinary course of business, (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director or executive officer, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or executive officer, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director or executive officer;

(vii) adopt, materially amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(viii) materially amend the Company’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as required by GAAP;
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(ix) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(x) (A) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than (x) in the ordinary course of business consistent with past practice or (y) solely among the Company and the Company Subsidiaries or solely among the Company Subsidiaries with respect to transactions expressly permitted under Section 6.01(b)(ii), Section 6.01(b)(iii) and Section 6.01(b)(v);

(xi) fail to maintain the existence of, or use reasonable efforts to protect, Company-Owned IP;

(xii) other than in the ordinary course of business, enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products that would be owned by the counterparty to such contract, agreement or arrangement;

(xiii) intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;

(xiv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $3,000,000 individually or $5,000,000 in the aggregate;

(xv) enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xvi) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties;

(xvii) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole; or

(xviii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company from taking or failing to take any commercially reasonable action, including the establishment of any commercially reasonable policy, procedure or protocol, in response to COVID-19 or measures implemented by applicable Governmental Authorities related to COVID-19, so long as, in each instance, prior to taking any such action that would otherwise violate this Section 6.01, the Company, to the extent reasonably practicable under the circumstances, provides Acquiror with advance notice of such anticipated action and consults with Acquiror in good faith with respect to such action, and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Section 6.01 in any way, and (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business. Nothing herein shall require the Company to obtain consent from Acquiror to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Acquiror, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Acquiror and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

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Section 6.02 Conduct of Business by Acquiror and Merger Subs Pending the Mergers. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority) or in connection with the Domestication, Acquiror agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Acquiror, First Merger Sub and Second Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements) and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority) or in connection with the Domestication, neither Acquiror, First Merger Sub nor Second Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Acquiror Organizational Documents, the First Merger Sub Organizational Documents or the Second Merger Sub Organizational Documents or form any subsidiary of Acquiror other than First Merger Sub and Second Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Acquiror Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Acquiror Common Stock or Acquiror Warrants except for redemptions from the Trust Fund and conversions of the Acquiror Class B Common Stock that are required pursuant to the Acquiror Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Acquiror, First Merger Sub or Second Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Acquiror, First Merger Sub or Second Merger Sub, except in connection with the Private Placements and the conversion of the Acquiror Class B Common Stock pursuant to the Acquiror Organizational Documents;

(e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or make any loan or advance or investment in any third party or initiate the start- up of any new business, non-wholly owned Subsidiary or joint venture;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Acquiror, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except a working capital loan from the Sponsor or an affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs in connection with the transactions contemplated hereby;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

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(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Acquiror, First Merger Sub or Second Merger Sub;

(j) enter into, amend, or terminate (other than terminations in accordance with their terms) any Contract with any director, officer or affiliate of Acquiror, First Merger Sub or Second Merger Sub, or waive any material right in connection therewith (other than working capital loans made by Sponsor in accordance with Section 6.02(f));

(k) hire any employee or adopt or enter into any Employee Benefit Plan;

(l) amend the Trust Agreement or any other agreement related to the Trust Account; or

(m) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Acquiror to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Acquiror prior to the Closing Date. Prior to the Closing Date, each of Acquiror and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or right, title or interest in, or make any claim against, or assert any right, title or interest in, the Trust Fund, regardless of whether such claim, right, title or interest arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Acquiror on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim, right, title or interest arises based on contract, tort, equity or any other theory of legal liability (any and all such claims, rights, titles and interests are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Acquiror, First Merger Sub, Second Merger Sub or any other person (a) for legal relief against monies or other assets of Acquiror, First Merger Sub or Second Merger Sub held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or (b) for damages for breach of this Agreement against Acquiror (or any successor entity), First Merger Sub or Second Merger Sub in the event this Agreement is terminated for any reason and Acquiror consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Acquiror shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Acquiror prevails in such action or proceeding.

Section 6.04 Domestication.

(a) Subject to obtaining the Acquiror Stockholders’ Approval, prior to the Effective Time, Acquiror shall take all actions necessary to cause the Domestication to become effective in accordance with the applicable provisions of the DGCL and the Companies Act, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as Exhibit B to this Agreement, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made, including with the Registrar of Companies in the Cayman Islands, as required under the Companies Act in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands.

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(b) In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror shareholder:

(i) (A) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock, and (B) the transfer books of Acquiror shall record such conversion; provided, however, that each holder of shares of Acquiror Class A Common Stock that has validly elected to redeem their shares in connection with the Redemption Rights shall be entitled to receive only cash in an amount equal to the redemption price provided for in the Trust Agreement and the Acquiror Articles of Association;

(ii) (A) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock, (B) the transfer books of Acquiror shall record such conversion and (C) all rights in respect of all Acquiror Class B Common Stock shall cease to exist, other than the right to receive the Domesticated Acquiror Class A Common Stock in accordance with this Section 6.04(b)(ii);

(iii) each then issued and outstanding Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Acquiror Warrant Agreement;

(iv) each then issued and outstanding Acquiror Unit shall convert automatically into a Domesticated Acquiror Unit; and

(v) each authorized share of Acquiror Preferred Stock shall continue to exist as preferred stock of Acquiror in accordance with the Domestication Certificate of Incorporation.

(c) For the avoidance of doubt, any reference in this Agreement to shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, collectively, for periods from and after the Domestication will be deemed to include the shares of Domesticated Acquiror Class A Common Stock. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that the Domestication will occur immediately prior to the Mergers for Tax and all other purposes.

Article VII
ADDITIONAL AGREEMENTS

Section 7.01 No Solicitation.

(a) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of the Company or any of the outstanding capital stock of the Company or any conversion (other than the Conversion), consolidation, merger, business combination, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries other than with Acquiror and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and

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their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it pursuant to such agreement prior to the date hereof.

(b) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall notify Acquiror promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, the Company Subsidiaries or any of their respective Representatives of any (i) inquiry or proposal with respect to an Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an Alternative Transaction or (iii) request for non-public information relating to the Company or any of the Company Subsidiaries, or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party, in each case that is related to an inquiry or proposal with respect to an Alternative Transaction. In such notice, the Company shall, to the extent not prohibited by the terms of any confidentiality obligations existing as of the date hereof, identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and shall provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep Acquiror informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(c) If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or any of the Company Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, each of Acquiror, First Merger Sub and Second Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving Acquiror and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (an “Acquiror Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquiror Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquiror Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Acquiror Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any Acquiror Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of Acquiror, First Merger Sub and Second Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Acquiror Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 7.01 by Acquiror, First Merger Sub or Second Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by Acquiror, First Merger Sub and Second Merger Sub.

(e) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, Acquiror shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt by Acquiror or any of its Representatives of any (i) inquiry or proposal with respect to an Acquiror Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an

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Acquiror Alternative Transaction or (iii) request for non-public information relating to Acquiror, or for access to the business, properties, assets, personnel, books or records of Acquiror by any third party, in each case that is related to an inquiry or proposal with respect to Alternative Transaction. In such notice, Acquiror shall, to the extent not prohibited by the terms of any confidentiality obligations existing as of the date hereof, identify the third party making any such inquiry, proposal, indication or request with respect to an Acquiror Alternative Transaction and shall provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. Acquiror shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Acquiror Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(f) If Acquiror or any of its Representatives receives any inquiry or proposal with respect to an Acquiror Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, then Acquiror shall promptly (and in no event later than twenty-four (24) hours after Acquiror becomes aware of such inquiry or proposal) notify such person in writing that Acquiror is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

Section 7.02 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02, Acquiror (with the assistance and cooperation of the Company as reasonably requested by Acquiror) shall prepare and (subject to Acquiror’s receipt of the PCAOB Financial Statements) file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with providing Acquiror’s shareholders with the opportunity to exercise their Redemption Rights and the registration under the Securities Act of the shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Class B Common Stock to be issued or issuable (i) in the Domestication and (ii) to the shareholders of the Company pursuant to this Agreement, including the shares of Domesticated Acquiror Class A Common Stock issuable upon exercise of the Domesticated Acquiror Warrants in accordance with their terms, which shall include a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) relating to the meeting of Acquiror’s shareholders (including any adjournment or postponement thereof, the “Acquiror Stockholders’ Meeting”) to be held to consider: (1) approval and adoption of this Agreement, the Mergers and the Transactions; (2) approval of the Domestication, including the Domestication Organizational Documents; (3) the issuance of the number of shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Class B Common Stock to be issued or issuable (i) in the Domestication, (ii) to the shareholders of the Company pursuant to this Agreement and (iii) pursuant to the Private Placement Financing, in each case if required under the rules and regulations of the New York Stock Exchange; (4) the adoption and approval of the Advisory Charter Proposals; (5) approval and adoption of (i) an equity incentive plan in a form and substance reasonably acceptable to Acquiror and the Company, with each such party’s acceptance not to be unreasonably withheld, conditioned or delayed (the “Omnibus Incentive Plan”), and which Omnibus Incentive Plan will constitute an amendment, restatement and continuation of the Company Option Plan such that the Omnibus Incentive Plan shall provide for a number of shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Class B Common Stock equal to the sum of the total number of shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Class B Common Stock subject to the Assumed Options, plus the total number of shares of Exchanged Restricted Stock, plus the total number of shares reserved under the Company Option Plan that is unused as of immediately prior to the Closing (multiplied by the Exchange Ratio), plus 34,750,000 (the “Omnibus Incentive Plan Share Reserve”), and the Omnibus Incentive Plan Share Reserve shall automatically increase on the first day of each fiscal year beginning with the 2022 fiscal year through and including the first day of the 2031 fiscal year by a number of shares equal to the lesser of (A) five percent (5%) of the shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Class B Common Stock issued and outstanding on the last day of the immediately preceding fiscal year, as determined on a fully diluted basis and (B) such smaller number of shares as determined by the Acquiror Board and (ii) a new founder incentive adjustment plan in a form and substance reasonably acceptable to Acquiror and the Company (the “Founder Incentive Adjustment Plan”), and which Founder Incentive Adjustment Plan will provide for restricted stock unit awards to Scott Mercer and Christopher Wendel covering a number of shares of Domesticated Acquiror Class B Common Stock equal to 10,500,000 in the aggregate, consistent with any commitments to grant such awards as set forth on Section 6.01(b)(ii) of the Company Disclosure Schedule, with each such party’s acceptance not to be unreasonably withheld, conditioned or delayed;

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(6) the election of the individuals set out on Exhibit D, and/or such other individuals as are mutually agreed by the parties, to the Acquiror Board; and (7) any other proposals the parties mutually deem necessary or desirable to consummate the Transactions (collectively, the “Acquiror Proposals”). Each of the Company and Acquiror shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials (as defined below). Acquiror shall take all corporate action necessary to (i) reserve for future issuance pursuant to the Omnibus Incentive Plan and the Founder Incentive Adjustment Plan, and shall maintain such reservation for so long as any Post-Closing Equity Award Commitment remains outstanding, a sufficient number of shares Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock, as applicable, for delivery upon satisfaction of all unsatisfied Post-Closing Equity Award Commitments and (ii) subject to shareholder approval of the related Acquiror Proposal, at or as soon as possible (but in all events within 75 days) after the Closing grant the applicable equity awards in satisfaction of all Post-Closing Equity Award Commitments in accordance with their terms. Acquiror and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, each of the Company and Acquiror shall take all actions necessary to cause the Merger Materials to be mailed to their respective shareholders as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company and Acquiror shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by Acquiror for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Acquiror and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement and any amendments thereto.

(b) Acquiror shall comply in all material respects with all applicable Laws, any applicable rules and regulations of the New York Stock Exchange, Acquiror Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the holding of the Acquiror Stockholders’ Meeting and with respect to exercise of the Redemption Rights. No filing of, or amendment or supplement to the Merger Materials will be made by Acquiror without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Domesticated Acquiror Class A Common Stock to be issued or issuable to the shareholders of the Company in connection with this Agreement for offering or sale in any jurisdiction. Acquiror will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Mergers. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by Acquiror without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c) Acquiror represents that the information supplied by Acquiror for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to their respective shareholders and (iii) the time of the Acquiror Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective

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Time, any event or circumstance relating to Acquiror, First Merger Sub or Second Merger Sub, or their respective officers or directors, should be discovered by Acquiror which should be set forth in an amendment or a supplement to the Merger Materials, Acquiror shall promptly inform the Company.

(d) The Company represents that the information supplied by the Company for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time Merger Materials are mailed to their respective shareholders and (iii) the time of the Acquiror Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform Acquiror.

Section 7.03 Written Consent; Information Statement; Company Change in Recommendation.

(a) As promptly as practicable following the date upon which the Registration Statement becomes effective, the Company shall solicit the Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, (i) the Company Board shall set a record date for determining the shareholders of the Company entitled to provide such written consent in accordance with the organizational documents of the Company and the Company will prepare (subject to the reasonable approval of Acquiror) and deliver to the shareholders of the Company an information statement (the “Information Statement”), which Information Statement shall include a description of the appraisal rights of the shareholders of the Company available under Section 262 of the DGCL and the dissenters’ rights of the shareholders of the Company available under Chapter 13 of the CCC, along with such other information as is required thereunder and pursuant to applicable Law. The Company shall use reasonable best efforts to cause each Key Company Stockholder to duly execute and deliver a stockholder written consent substantially in the form attached hereto as Exhibit E (the “Written Consent”) in respect of the shares of Company Stock beneficially owned by such Key Company Stockholder (which Key Company Stockholders hold shares of Company Stock sufficient to constitute the Company Stockholder Approval) in accordance with Section 228 of the DGCL within forty-eight (48) hours of the Registration Statement becoming effective. As promptly as practicable following the execution and delivery of the Written Consent by the Key Company Stockholders to the Company, the Company shall deliver to Acquiror a copy of such Written Consent in accordance with Section 10.01. If the Key Company Stockholders fail to deliver the Written Consent to the Company within forty-eight (48) hours of the Registration Statement becoming effective (a “Written Consent Failure”), Acquiror shall have the right to terminate this Agreement as set forth in Section 9.01.

(b) The Information Statement and Written Consent shall include the Company Recommendation.

(c) Notwithstanding (i) the making of any inquiry or proposal with respect to an Alternative Transaction or (ii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall the Company or any of the Company Subsidiaries execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate this Agreement in connection therewith and (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to use reasonable best efforts to cause each Key Company Stockholder to duly execute and deliver the Written Consent and to otherwise solicit the Requisite Company Stockholder Approval in accordance with Section 7.03(a).

Section 7.04 Acquiror Stockholders’ Meeting; First Merger Sub Stockholder’s Approval and Second Merger Sub Shareholder’s Approval.

(a) Acquiror shall call and hold the Acquiror Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Acquiror Proposals, and Acquiror shall use its reasonable best efforts to hold the Acquiror Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (after, in each case, taking into account a reasonable period of time as Acquiror deems necessary to solicit proxies); provided, that Acquiror may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the Acquiror Stockholders’

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Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Acquiror Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Acquiror Proposals or otherwise take actions consistent with Acquiror’s obligations pursuant to Section 7.09 of this Agreement. Acquiror shall use its reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror Stockholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Acquiror Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The Acquiror Board shall recommend to its shareholders that they approve the Acquiror Proposals (the “Acquiror Recommendation”) and shall include the Acquiror Recommendation in the Proxy Statement.

(b) Notwithstanding (i) the making of any inquiry or proposal with respect to an Acquiror Alternative Transaction or (ii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall Acquiror, First Merger Sub or Second Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquiror Alternative Transaction or terminate this Agreement in connection therewith and (B) Acquiror, First Merger Sub and Second Merger Sub shall otherwise remain subject to the terms of this Agreement, including Acquiror’s obligation to use reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror Stockholders’ Meeting in accordance with Section 7.04(a).

(c) Promptly following the execution of this Agreement, Acquiror shall approve and adopt this Agreement and approve the Mergers and the other transactions contemplated by this Agreement, as the sole stockholder of First Merger Sub.

Section 7.05 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Acquiror shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to provide access to or disclose information where (i) the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law or (ii) such information is subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention and to obtain consents or waivers to such confidentiality obligations), any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company or Acquiror, as applicable, and in compliance with all measures implemented by Governmental Authorities in response to COVID-19.

(b) All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated September 17, 2020 (the “Confidentiality Agreement”), between Acquiror and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.06 Employee Benefits Matters.

(a) Acquiror shall or shall cause the Surviving Entity to provide, during the period between the Effective Time and the one (1) year anniversary of the Effective Time (or, if shorter, the period of employment of the relevant employee) (the “Continuation Period”), the employees of the Company who remain employed immediately after the Effective Time (the “Continuing Employees”) with (i) a base salary or base wage rate no less favorable to each

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Continuing Employee than the base salary or base wage rate applicable thereto immediately prior to the Effective Time; (ii) an incentive cash compensation opportunity (excluding nonqualified deferred compensation, change in control bonus, transaction bonus, retention, long-term cash compensation and equity or equity-based compensation) no less favorable to each Continuing Employee than the incentive compensation opportunity (excluding nonqualified deferred compensation, change in control bonus, transaction bonus, retention, long-term cash compensation and equity or equity-based compensation) applicable thereto immediately prior to the Effective Time; and (iii) employee benefits (excluding nonqualified deferred compensation, defined benefit pension, retiree or post-termination health or welfare, and equity or equity-based benefits) substantially comparable in the aggregate to the employee benefits (excluding nonqualified deferred compensation, defined benefit pension, retiree or post-termination health or welfare, severance, and equity or equity-based benefits) provided to the Continuing Employees under the Plans in effect immediately prior to the Effective Time.

(b) The Company shall cause all notices to be timely provided to each participant under the Company Option Plan as required by the Company Option Plan.

(c) Acquiror shall, or shall cause the Surviving Entity or its applicable subsidiary to provide Continuing Employees credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Entity or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Acquiror shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Entity or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Entity will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(d) The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Acquiror, the Surviving Entity and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.07 Directors’ and Officers’ Indemnification.

(a) All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers, employees, fiduciaries or agents of the Company and its Subsidiaries, as provided in their respective organizational documents or in any indemnification agreement with the Company or its Subsidiaries binding as of the date hereof and still in effect as of Closing, shall survive the Closing and shall continue in full force and effect for a period of six years. With respect to the current and former directors and officers of the Company and its Subsidiaries (the “D&O Indemnitees”), the certificate of incorporation and bylaws of the Surviving Corporation and the operating agreement of the Surviving Entity shall contain provisions no less favorable with respect to exculpation, indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. Acquiror further agrees that with respect

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to the provisions of the limited liability company agreements of the Company Subsidiaries relating to exculpation, indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each D&O Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Incorporation or the bylaws of the Company, or the organizational documents of any Company Subsidiary, in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers, employees, fiduciaries or agents of the Acquiror, First Merger Sub and Second Merger Sub as provided in their respective organizational documents or in any indemnification agreement with the Acquiror, First Merger Sub and Second Merger Sub binding as of the date hereof, shall survive the Closing and shall continue in full force and effect. With respect to the current and former directors and officers of the Acquiror, First Merger Sub and Second Merger Sub (the “Acquiror D&O Indemnitees”), the certificate of incorporation and bylaws of the Surviving Corporation and the operating agreement of the Surviving Entity shall contain provisions no less favorable with respect to exculpation, indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Acquiror in effect at Closing, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the Acquiror D&O Indemnitees, unless such modification shall be required by applicable Law. Acquiror further agrees that with respect to the provisions of the limited liability company agreement of the Second Merger Sub relating to exculpation, indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the Acquiror D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each Acquiror D&O Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Acquiror, First Merger Sub, or Second Merger Sub, as applicable, would have been permitted under applicable Law, the Acquiror Certificate of Incorporation or the bylaws of the Acquiror as of Closing, or the organizational documents of the Second Merger Sub, in effect on the date of Closing to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c) For a period of six years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to Acquiror and/or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. If the Company elects to purchase such a “tail” policy prior to the Effective Time, Acquiror will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company elects to replace, amend, modify, or supplement its directors’ and officers’ liability insurance policy between the date hereof and the Effective Time, the Company shall provide reasonable advance notice of such election to Acquiror, and the Company shall cooperate in good faith with Acquiror with respect to any efforts to obtain such replacement, amendment, modification, or supplementation of the Company’s directors’ and officers’ liability insurance policy, including with respect to the amount of premium to be spent in connection with such replacement, amendment, modification, or supplementation as well as in connection with the “tail” policy to be purchased for such replacement, amendment, modification, or supplementation.

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(d) For a period of six years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Acquiror’s directors’ and officers’ liability insurance policy (“Acquiror D&O Insurance”) on terms not less favorable than the terms of such current insurance coverage. Prior to the Effective Time, Acquiror may purchase a prepaid “tail” policy with respect to the Acquiror D&O Insurance from an insurance carrier with the same or better credit rating as the Acquiror’s current directors’ and officers’ liability insurance carrier. If the Acquiror elects to purchase such a “tail” policy prior to the Effective Time, Acquiror will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.

(e) The provisions of this Section 7.07: (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each Acquiror D&O Indemnitee, in each case, who is an intended third-party beneficiary of this Section 7.07; and (ii) are in addition to any rights such D&O Indemnitees or Acquiror D&O Indemnitees may have under the certificate of incorporation and bylaws of the Surviving Corporation and the operating agreement of the Surviving Entity or their respective Subsidiaries, as the case may be, or under any applicable Contracts or Laws and not intended to, nor shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Acquiror, the Surviving Corporation or Surviving Entity or their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 7.07 is not prior to or in substitution of any such claims under such policies).

(f) In the event the Surviving Corporation, Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Surviving Entity, as applicable, shall assume, at and as of the closing of the applicable transaction referred to in this Section 7.07(f), all of the obligations set forth in this Section 7.07.

(g) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing. Prior to or in connection with the Closing, the Company may purchase, subject to the Acquiror’s consent, “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of Acquiror. From and after the date of this Agreement, Acquiror and the Company shall cooperate in good faith with respect to any efforts to obtain such “go-forward” directors’ and officers’ insurance, and the Company shall include Acquiror in all communications with an insurance broker mutually selected by Acquiror and the Company and any underwriters regarding the placement of such “go-forward” directors’ and officers’ insurance.

Section 7.08 Notification of Certain Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.09 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

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(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 7.10 Public Announcements; Other Filings.

(a) As promptly as practicable after execution of this Agreement, Acquiror will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed).

(b) The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Acquiror and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of Acquiror and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent Acquiror or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

(c) At least three (3) days prior to the Closing, the Company shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by Acquiror (such approval not to be unreasonably withheld, conditioned or delayed).

(d) Prior to the Closing, Acquiror and the Company shall prepare a mutually agreeable joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, Acquiror shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within four (4) Business Days thereafter), Acquiror shall file the Closing Form 8-K with the SEC. In connection with the preparation of the Closing Form 8-K and the Closing Press Release, or any other report or form to be filed with the SEC, each party shall, upon request by the other party, furnish all information concerning it and its Affiliates to the other party and provide such other assistance as may be reasonably requested by the other party to be included in the Closing Form 8-K or the Closing Press Release and shall otherwise reasonably assist and cooperate with the other party in the preparation of the Closing Form 8-K and the Closing Press Release and the resolution of any comments received from the SEC with respect thereto.

(e) From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

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(f) Acquiror shall, at all times during the period from the date hereof through the Effective Time: (i) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act; and (ii) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act; provided that no action or omission taken by Acquiror pursuant to this Section 7.10(f) shall be deemed to constitute a violation of Section 6.02.

Section 7.11 Stock Exchange Listing. Acquiror will use its reasonable best efforts to cause the Domesticated Acquiror Class A Common Stock issued in connection with the Transactions (including the shares of Domesticated Acquiror Class A Common Stock to be issued in connection with the Domestication and the shares of Domesticated Acquiror Class A Common Stock to be issued in the Private Placements) and the Domesticated Acquiror Warrants to be approved for listing on the New York Stock Exchange at the Closing. During the period from the date hereof until the Closing, Acquiror shall use its reasonable best efforts to keep the Acquiror Units, Acquiror Class A Common Stock and Acquiror Warrants listed for trading on the New York Stock Exchange.

Section 7.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Acquiror each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report From as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Acquiror and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

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Section 7.13 Trust Account. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate within a specified time period as contained in the Acquiror Organizational Documents will be terminated and Acquiror shall have no obligation whatsoever to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Mergers or otherwise, and no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account. At least 72 hours prior to the Effective Time, Acquiror shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Acquiror (to be held as available cash for immediate use on the balance sheet of Acquiror, and to be used (a) to pay the Company’s and Acquiror’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.14 Tax Matters

(a) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Acquiror, First Merger Sub, Second Merger Sub and the Company shall (a) use its respective reasonable best efforts to: (i) cause the Domestication (and the conversion of Acquiror Class A Common Stock and Acquiror Class B Common Stock into Domesticated Acquiror Class A Common Stock in connection therewith) to qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) cause the Mergers to be viewed as a single integrated transaction for U.S. federal income tax purposes (whether pursuant to Rev. Rul. 2001-46, 2001-2 C.B. 321, or otherwise) and, taken to together, to qualify as a reorganization within the meaning of Section 368(a) of the Code, and (iii) not (and not permit or cause any of their affiliates, subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede the Domestication or the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and (b) report each of the Domestication and the integrated Mergers as a reorganization within the meaning of Section 368(a) of the Code (unless (i) otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or (ii) solely with respect to the reporting of the integrated Mergers as a reorganization, the Second Merger is not effected pursuant to Section 7.14(b) below), including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Domestication and the Mergers.

(b) Notwithstanding anything to the contrary in this Agreement, unless the Company certifies in writing (in a form substantially similar to the certificate described in Section 8.02(c)) at the Effective Time that the representations and warranties of the Company contained in Section 4.14(p) are true and correct as of the Effective Time (as if made at the Effective Time), the parties hereto shall not effect the Second Merger described in Section 2.01(b) of this Agreement (or any similar transaction after the First Merger), and the Surviving Corporation shall continue its separate existence as a wholly-owned corporate subsidiary of Acquiror notwithstanding Section 2.01(b) of this Agreement (and any other provision related thereto). The parties hereto shall reasonably cooperate with each other and their respective counsel to provide reasonable factual support letters of the sort customarily provided as the basis for a legal opinion that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that for the avoidance of doubt, the inability of the Company to provide certification, or the inability of any party to provide a factual support letter or any representation requested pursuant thereto, in each case, pursuant to this Section 7.14(b) shall not be a condition to, or have other any effect on, the Transactions (other than the Second Merger) or any other obligations or rights under this Agreement (including, but not limited to, the obligation of each party to cause the Closing or First Merger to occur).

(c) For the avoidance of doubt, except as otherwise required pursuant to this Agreement, no party (or its respective affiliates and owners) shall be required to satisfy its obligations pursuant to this Section 7.14 by foregoing, reducing, or adversely modifying the amount, rights or nature of any shares, options or other property such party (or its respective affiliates or owners) is entitled to retain or receive pursuant to this Agreement (including indirectly by agreeing to grant, increase, or modify the amount, rights or nature of any shares, options or other property to which another party (or its respective affiliates or owners) is entitled to retain or receive pursuant to this agreement) without reasonable compensation therefor. To the extent the parties reasonably determine the

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Transactions qualify as a tax-free incorporation pursuant to Section 351 of the Code, either in addition to or in lieu of the “reorganization” treatment discussed above, the parties agree to undertake similar obligations as set forth in this Section 7.14 in respect of such tax-free incorporation treatment.

Section 7.15 Directors. Acquiror shall take all necessary action so that immediately after the Effective Time, the board of directors of Acquiror is comprised of the individuals designated on Exhibit D and/or such other individuals as are mutually agreed by the parties.

Section 7.16 PCAOB Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Financial Statements”) not later than 60 days from the date of this Agreement.

Section 7.17 Termination of Certain Agreements. The Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, terminate the agreements in Section 7.17 of the Company Disclosure Schedule at or prior to the Closing.

Section 7.18 Section 16 Matters. Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Domesticated Acquiror Class A Common Stock or Domesticated Acquiror Class B Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.19 Private Placement Financing. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms:

(a) The Company shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with (x) the arrangement of the Private Placement Financing and (y) the marketing of the transactions contemplated by this Agreement and the other Transaction Documents in the public markets and/or with existing Acquiror shareholders, in each case as may be reasonably requested by Acquiror, including by (i) participating in meetings, presentations, calls, due diligence sessions, drafting sessions and sessions with actual or potential Private Placement Investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”); (ii) assisting with the preparation of customary materials for actual or potential Private Placement Investors, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the Private Placement Financing (which shall not include pro forma financial information); (iii) providing financial statements and such other financial information regarding the Company and the Company Subsidiaries, that is readily available or within its possession; and (iv) otherwise reasonably cooperating with Acquiror’s efforts (including Acquiror’s reasonable requests) to consummate the Private Placement Financing.

(b) Unless otherwise approved in writing by the Company (which approval may be given or withheld by the Company in its sole discretion), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify, the applicable purchase price per share or provide the applicable Private Placement Investor any material post-Closing right in respect of the Acquiror under any Subscription Agreement, in each case other than by termination of such Subscription Agreement (and a withdrawal of the applicable Private Placement Investor) or a reduction in the Private Placement Investor’s commitment under such Subscription Agreement (in which case, Acquiror shall provide the Company with prompt written notice of any such termination or reduction). In the event Acquiror determines to permit any other amendment or modification to be made to, any other waiver (in whole or in part) of, or provide any other consent to modify, any other material provision of any Private Placement Subscription Agreement, Acquiror shall provide the Company with prompt written notice of any such amendment, modification, waiver or consent to modify.

Section 7.20 Domestication Bylaws. On or effective as of the Closing Date, Acquiror shall cause the Domestication Bylaws, in substantially the form attached hereto as Exhibit C, to be adopted.

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Article VIII
CONDITIONS TO THE MERGERS

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Acquiror, First Merger Sub and Second Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to Acquiror.

(b) Acquiror Stockholders’ Approval. The Acquiror Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Acquiror in accordance with the Proxy Statement, the DGCL, the Companies Law, the Acquiror Organizational Documents and the rules and regulations of the New York Stock Exchange.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d) HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Stock Exchange Listing. The shares of Domesticated Acquiror Class A Common Stock shall be listed on the New York Stock Exchange, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

(g) Acquiror Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents.

Section 8.02 Conditions to the Obligations of Acquiror, First Merger Sub and Second Merger Sub. The obligations of Acquiror, First Merger Sub and Second Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Sections 4.01, 4.03 (other than clauses (a), (b), (c) and (h) thereof, which is subject to clause (iii) below), 4.04 and 4.23 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Sections 4.03(a), 4.03(b), 4.03(c) and 4.03(h) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in additional cost, expense or liability to the Company, Acquiror, First Merger Sub, Second Merger Sub or their affiliates in excess of $13,000,000, and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Acquiror a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a), 8.02(b) and 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(e) Resignation. Other than those persons identified as continuing directors on Exhibit D, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f) FIRPTA Tax Certificates. At least two (2) days prior to the Closing, the Company shall deliver to Acquiror in a form reasonably acceptable to Acquiror, a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by Acquiror with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(g) Financial Statements. The Company shall have delivered to Acquiror the PCAOB Financial Statements.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Acquiror, First Merger Sub and Second Merger Sub contained in (i) Sections 5.01, 5.03 (other than clauses (a) and (e) thereof, which is subject to clause (iii) below), 5.04 and 5.12 shall each be true and correct in all material respects as of as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Sections 5.03(a) and 5.03(e) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Acquiror, First Merger Sub, Second Merger Sub or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Acquiror Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. Acquiror, First Merger Sub and Second Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Acquiror shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Acquiror, certifying as to the satisfaction of the conditions specified in Sections 8.03(a), 8.03(b) and 8.03(d).

(d) Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

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(e) Resignation. Other than those persons identified as continuing directors on Exhibit D, all members of the Acquiror Board shall have executed written resignations effective as of the Effective Time.

(f) Registration Rights Agreement. Acquiror shall have delivered a copy of the Registration Rights Agreement duly executed by Acquiror and the Acquiror shareholders party thereto.

(g) Trust Fund. Acquiror shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to Acquiror immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available for immediate use to Acquiror in respect of all or a portion of the payment obligations set forth in Section 7.13 and the payment of Acquiror’s fees and expenses incurred in connection with this Agreement and the Transactions.

(h) Minimum Cash. As of the Closing, after consummation of the Private Placements and after distribution of the Trust Fund pursuant to Section 7.13 and deducting all amounts to be paid pursuant to the exercise of Redemption Rights, Acquiror shall have cash on hand equal to or in excess of $225,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Transactions and the Private Placements).

(i) Domestication. The Domestication shall have been completed as provided in Section 6.04.

Article IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company or Acquiror, as follows:

(a) by mutual written consent of Acquiror and the Company; or

(b) by either Acquiror or the Company if the Effective Time shall not have occurred prior to the date that is 210 days after the date hereof (as such date may be extended pursuant to the terms of this Agreement, the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; and provided, further, that in the event that any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; or

(c) by either Acquiror or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Mergers; or

(d) by either Acquiror or the Company if any of the Acquiror Proposals shall fail to receive the requisite vote for the Acquiror Stockholders’ Approval at the Acquiror Stockholders’ Meeting; or

(e) by Acquiror in the event of a Written Consent Failure; or

(f) by Acquiror upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Acquiror has not waived such Terminating Company Breach and Acquiror, First Merger Sub and Second Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Acquiror may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Acquiror to the Company; or

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(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror, First Merger Sub and Second Merger Sub set forth in this Agreement, or if any representation or warranty of Acquiror, First Merger Sub and Second Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Acquiror Breach”); provided that the Company has not waived such Terminating Acquiror Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Acquiror Breach is curable by Acquiror, First Merger Sub and Second Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Acquiror, First Merger Sub and Second Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Acquiror; or

(h) by Acquiror if the PCAOB Financial Statements have not been delivered to Acquiror by the Company on or before the date that is 60 days from the date hereof; provided, however, if the Company is not able, after exercising reasonable best efforts, to deliver the PCAOB Financial Statements by such date, then the Company may deliver the PCAOB Financial Statements to the Acquiror by the date that is 90 days from the date hereof without giving rise to a right of termination by Acquiror; provided, further, that in the event of any extension pursuant to the foregoing proviso, there shall be a corresponding extension to the Outside Date as set forth in Section 9.01(b).

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) the definitions set forth in Article I (Definitions) and the following Sections shall survive any such termination: Section 6.03 (Claims Against Trust Account), Section 7.05(b) (Continued Effect of Confidentiality Agreement), this Section 9.02 (Effect of Termination) and Article X (General Provisions), and (b) nothing herein shall relieve any party from liability for a willful breach of this Agreement or any other Transaction Document by a party hereto or thereto prior to such termination.

Section 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated; provided that if the Closing shall occur, Acquiror shall pay or cause to be paid, (i) the unpaid expenses of the Company incurred in connection with this Agreement and the Transactions, and (ii) any expenses of First Merger Sub, Second Merger Sub or their affiliates incurred in connection with this Agreement and the Transactions; it being understood that any payments to be made (or to cause to be made) by Acquiror under this Section 9.03 shall be paid as soon as reasonably practicable upon consummation of the First Merger and release of proceeds from the Trust Account.

Section 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Effective Time, (i) Acquiror may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Acquiror, First Merger Sub or Second Merger Sub, (b) waive any inaccuracy in the representations and warranties of Acquiror, First Merger Sub or Second Merger Sub contained herein or in any document delivered by Acquiror, First Merger Sub and/or Second Merger Sub pursuant hereto and (c) waive compliance with any agreement of Acquiror, First Merger Sub or Second Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

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Article X
GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Acquiror, First Merger Sub or Second Merger Sub:

Tortoise Acquisition Corp. II
5100 W. 1115th Place
Leawood, KS 66211
Attention: Vincent T. Cubbage; Steven C. Schnitzer
Email: vcubbage@tortoiseecofin.com; sschnitzer@tortoiseecofin.com with a copy to:

Vinson & Elkins L.L.P.
1114 Avenue of the Americas
32nd Floor
New York, NY 10036
Attention: Brenda Lenahan; Ramey Layne
Email: blenahan@velaw.com; rlayne@velaw.com

if to the Company:

Volta Industries, Inc.
155 De Haro Street
San Francisco, CA 94103
Attn: Scott Mercer; Christopher Wendel; James DeGraw
Email: scott@voltacharging.com; chris@voltacharging.com; legal@voltacharging.com with a copy to:

Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, CA 94105
Attention: Amanda Galton; Hari Raman; Albert Vanderlaan
Email: agalton@orrick.com

hraman@orrick.com

avanderlaan@orrick.com

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision

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is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and

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provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

Section 10.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

Section 10.12 Legal Representation. Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Orrick, Herrington & Sutcliffe LLP (or any successor) may represent the holders of Company Stock or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Waiving Party Group”), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, any Transaction Document or the Transactions, notwithstanding its representation (or any continued representation) of the Company or other Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Acquiror and the Company acknowledge that the foregoing provision applies whether or not Orrick, Herrington & Sutcliffe LLP provides legal services to the Company after the Closing Date. Each of Acquiror and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges

Annex A-70

and agrees that all communications, written or oral, between the Company or any member of the Waiving Party Group and its counsel, including Orrick, Herrington & Sutcliffe LLP, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Waiving Party Group (the “Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Legal Proceeding against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

[Signature Page Follows.]

Annex A-71

Acquiror, First Merger Sub, Second Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TORTOISE ACQUISITION CORP. II
By	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer and President
SNPR MERGER SUB I, INC.
By	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer and President
SNPR MERGER SUB II, LLC
By	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer and President

[Signature Page to Business Combination Agreement and Plan of Reorganization]

Annex A-72

Acquiror, First Merger Sub, Second Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VOLTA INDUSTRIES, INC.
By	/s/ Scott Mercer
Name:	Scott Mercer
Title:	CEO

[Signature Page to Business Combination Agreement and Plan of Reorganization]

Annex A-73

EXHIBIT A

Form of Amended and Restated Registration Rights Agreement

[Intentionally Omitted]

Annex A-74

EXHIBIT B

Form of Certificate of Incorporation of Acquiror upon Domestication

[Intentionally Omitted]

Annex A-75

EXHIBIT C

Form of Bylaws of Acquiror upon Domestication

[Intentionally Omitted]

Annex A-76

EXHIBIT D

[Intentionally Omitted]

Annex A-77

EXHIBIT E

Form of Written Consent

[Intentionally Omitted]

Annex A-78

Annex B

CERTIFICATE OF INCORPORATION OF
VOLTA INC.

Article I

The name of this corporation is Volta Inc. (the “Corporation”).

Article II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

Article III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

Article IV

Section 1. Total Authorized

1.1 The total number of shares of all classes of stock that the Corporation has authority to issue is 410,000,000 shares, consisting of three (3) classes: 350,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), 50,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

1.2 The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of the Class A Common Stock or Class B Common Stock voting separately as a class shall be required therefor.

Section 2. Preferred Stock

2.1 The Corporation’s Board of Directors (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one (1) or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (the “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.

2.2 Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences

Annex B-1

and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

Section 3. Rights of Class A Common Stock and Class B Common Stock

3.1 Except as otherwise provided in this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.

3.2 Except as otherwise expressly provided by this Certificate of Incorporation or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (the “Bylaws”) and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one (1) or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one (1) or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder.

3.3 Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by both (a) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and (b) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Common Stock, each voting separately as a class.

3.4 Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one (1) such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by both (a) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and (b) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Common Stock, each voting separately as a class.

3.5 Subject to any preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such

Annex B-2

class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by both (a) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and (b) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Common Stock, each voting separately as a class.

3.6 In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one (1) such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by both (a) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class A Common Stock and (b) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Class B Common Stock, each voting separately as a class.

Article V

Section 1. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.

Section 2. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the earliest of (i) ten (10) years from the Effectiveness Date (as defined below); (ii) the date that is twelve (12) months after the death or Permanent Disability (as defined below) of the last to die or become Disabled (as defined below) of the Founders; and (iii) the date specified by the affirmative vote of the holders of Class B Common Stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class (each of the events referred to in (i), (ii) and (iii) are referred to herein as an “Automatic Conversion”). The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this Section 2 of Article V to record holders of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion. Such notice shall be provided by any means then permitted by the General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the person registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Automatic Conversion shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon Automatic Conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.

Annex B-3

Section 3. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock.

Section 4. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Certificate of Incorporation or the Bylaws, relating to the administration of the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ninety (90) days after the date of such request furnish sufficient (as determined in good faith by the Board) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation; provided that the Board may delay such automatic conversion if the applicable Founder is continuing to make good faith efforts to provide affidavits or other evidence reasonably requested by the Corporation as of the ninetieth (90th) day following such request. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

Section 5. Definitions.

5.1 “Affiliate” means a Parent, a Subsidiary or any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation.

5.2 “Convertible Security” shall mean any evidences of indebtedness, shares or other securities (other than shares of Class B Common Stock), including restricted stock units, convertible into or exchangeable for Class A Common Stock or Class B Common Stock, either directly or indirectly.

5.3 “Director” means a member of the Board of Directors of the Corporation.

5.4 “Effectiveness Date” shall mean the date of the filing of this Certificate of Incorporation.

5.5 “Employee” means any person, including Officers and Directors, employed by the Corporation or any Affiliate of the Corporation. Neither service as a Director nor payment of a director’s fee by the Corporation will be sufficient to constitute “employment” by the Corporation.

5.6 “Founder” shall mean either Scott Mercer or Christopher Wendel.

5.7 “Immediate Family Member” shall mean with respect to a Qualified Stockholder: a spouse, domestic partner, child, grandchild or other lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual, father, father-in-law, mother, mother-in-law, brother, step-brother, sister or step-sister.

5.8 “Independent Contractor” means any person, including an advisor, consultant or agent, engaged by the Corporation or an Affiliate to render services to such entity or who renders, or has rendered, services to the Corporation, or any Affiliate and is compensated for such services.

5.9 “Officers” means a person who is an officer of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.

5.10 “Option” shall mean rights, options, restricted stock units or warrants to subscribe for, purchase or otherwise acquire Class A Common Stock, Class B Common Stock or any Convertible Security.

5.11 “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

Annex B-4

5.12 “Permitted IRA” shall mean an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (the “Code”), a “Roth IRA” as defined in Section 408A(b) of the Code or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided, that, in each case such Qualified Stockholder has Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust.

5.13 “Permanent Disability” or “Disabled” shall mean a permanent and total disability that has lasted for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner reasonable acceptable to the Company and the Founder (or, in the case of the Founder’s incapacity, the Founder’s authorized legal representative).

5.14 “Permitted Entity” shall mean with respect to a Qualified Stockholder: (i) any general partnership, limited partnership, limited liability company, corporation, trust or other entity under the Voting Control of, or controlling, or under common control with (a) such Qualified Stockholder and/or (b) any other Permitted Entity of such Qualified Stockholder, or (ii) solely with respect to a Qualified Stockholder that is a venture capital, private equity or similar private investment fund, any general partner, managing member, officer or director of such Qualified Stockholder or an affiliated investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such Qualified Stockholder; or (iii) any other corporation, partnership, limited liability company or trust approved by the Board.

5.15 “Permitted Foundation” shall mean with respect to a Qualified Stockholder: a trust, donor-advised fund or charitable organization or organization that is tax-exempt under Section 501(c)(3) of the Code so long as such Qualified Stockholder has Voting Control with respect to the shares of Class B Common Stock held by such trust or organization and the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust or organization) to such Qualified Stockholder.

5.16 “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock: (i) by a Qualified Stockholder to (A) any Permitted Trust of such Qualified Stockholder, (B) any Permitted IRA of such Qualified Stockholder, (C) any Permitted Entity of such Qualified Stockholder, and (D) any Permitted Foundation of such Qualified Stockholder, and (E) any Immediate Family Member of such Qualified Stockholder; or (ii) by a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation of a Qualified Stockholder to (A) such Qualified Stockholder, or (B) any other Permitted Entity, Permitted Trust, Permitted IRA or Permitted Foundation of such Qualified Stockholder.

5.17 “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.

5.18 “Permitted Trust” shall mean with respect to a Qualified Stockholder: (i) a trust for the benefit of such Qualified Stockholder and for the benefit of such Qualified Stockholder and Qualified Stockholder’s Immediate Family Members; (ii) a trust for the benefit of such Qualified Stockholder and/or persons other than such Qualified Stockholder so long as such Qualified Stockholder has Voting Control with respect to the shares of Class B Common Stock held by such trust to such Qualified Stockholder; or (iii) a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Code or a reversionary interest so long as such Qualified Stockholder has Voting Control with respect to the shares of Class B Common Stock held by such trust.

5.19 “Qualified Stockholder” shall mean: (i) the record holder of a share of Class B Common Stock as of the Effectiveness Date; (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effectiveness Date pursuant to the exercise or conversion of any Option or Convertible Security that, in each case, was outstanding as of the Effectiveness Date (or was issued in connection with a Post-Closing Equity Award Commitment, as such term is defined in the Business Combination Agreement and Plan of Reorganization by and amount Tortoise acquisition Corp. II, SNPR Merger Sub I, Inc., SNPR Merger Sub II, LLC and Volta Industries, dated as of February 7, 2021); (iii) each natural person who, prior to the Effectiveness Date, Transferred shares of capital stock of the Corporation to a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation that is or becomes a Qualified Stockholder; (iv) each natural person who

Annex B-5

Transferred shares of, or equity awards for, Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation that is or becomes a Qualified Stockholder, and (v) a Permitted Transferee.

5.20 “Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

5.21 “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee that results in a corresponding change in beneficial ownership (and excluding, for example, a transfer to a broker acting in capacity as an agent on behalf of a Qualified Stockholder and not as a principal), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 5 of Article V:

(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, and (B) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;

(iv) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

(v) the fact that, as of the Effectiveness Date or at any time after the Effectiveness Date, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order); or

(vi) in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board.

A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by an entity that is a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation, as of the date that such entity is no longer a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation.

5.22 “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise. A Qualified Stockholder will be deemed to have Voting Control with respect to shares contributed to a donor-advised fund.

Annex B-6

Section 6. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Article V, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.

Section 7. Notwithstanding anything to the contrary in Sections 1, 2 or 3 of this Article V, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of Sections 1, 2 or 3 of this Article V occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Certificate of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock, such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock and no shares of Class B Common Stock shall be issued in payment thereof.

Section 8. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.

Article VI

Section 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board (as defined below) shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Section 3. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors shall be divided, with respect to the time for which they severally hold office, into three (3) classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board is authorized to assign members of the Board already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the Effectiveness Date, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Effectiveness Date and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Effectiveness Date. At each annual meeting of stockholders following the Effectiveness Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. In the event of any increase or decrease in the authorized number of directors (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three (3) classes of directors so as to ensure that no one class has more than one (1) director more than any other class.

Annex B-7

Section 4. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Subject to the special rights of the holders of any series of Preferred Stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to ensure that no one class has more than one (1) director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.

Section 5. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

Section 6. Election of directors need not be by written ballot unless the Bylaws shall so provide.

Article VII

Section 1. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Section 2. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

Article VIII

The Board shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Preferred Stock issued pursuant to any Certificate of Designation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws; provided, further, that if two-thirds (2/3) of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

Annex B-8

Article IX

Section 1. Subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2. Special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws) or the Board acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

Article X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation or any stockholder to the Corporation or the Corporation’s stockholders; (iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the General Corporation Law, this Certificate or the Bylaws of the Corporation (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate or the Bylaws of the Corporation (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article X shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

Article XI

If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Certificate of Incorporation (including without limitation, all portions of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall remain in full force and effect.

Annex B-9

Article XII

Section 1. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation), and subject to Sections 1 and 2.1 of Article IV, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with Sections 1.2 and 2 of Article IV, or Article V, Article VI, Article VI, Article VIII, Article IX, Article X, Article XI, or this Section 1 of this Article XII (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.

Section 2. Notwithstanding any other provision of this Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation), both (i) the affirmative vote of the holders of Class A Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Class A Common Stock, voting separately as a single class, and (ii) the affirmative vote of the holders of Class B Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Class B Common Stock, voting separately as single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, Sections 1.2, 2.2, 3 of Article IV, Article V or this Section 2 of Article XII.

* * *

Annex B-10

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this ____ day of ___________, 2021.

Annex B-11

Annex C

VOLTA INC.

(a Delaware corporation)

BYLAWS

As Adopted [•], 2021 and

As Effective [•], 2021

Annex Page
Article I STOCKHOLDERS		C-1
1.1	Annual Meetings	C-1
1.2	Special Meetings	C-1
1.3	Notice of Meetings	C-1
1.4	Adjournments	C-1
1.5	Quorum	C-2
1.6	Organization	C-2
1.7	Voting; Proxies	C-2
1.8	Fixing Date for Determination of Stockholders of Record	C-2
1.9	List of Stockholders Entitled to Vote	C-3
1.10	Inspectors of Elections	C-3
1.11	Notice of Stockholder Business; Nominations	C-4

Article II BOARD OF DIRECTORS		C-9
2.1	Number; Qualifications	C-9
2.2	Election; Resignation; Removal; Vacancies	C-9
2.3	Regular Meetings	C-9
2.4	Special Meetings	C-9
2.5	Remote Meetings Permitted	C-9
2.6	Quorum; Vote Required for Action	C-10
2.7	Organization	C-10
2.8	Unanimous Action by Directors in Lieu of a Meeting	C-10
2.9	Powers	C-10
2.10	Compensation of Directors	C-10
2.11	Confidentiality	C-10

Article III COMMITTEES		C-10
3.1	Committees	C-10
3.2	Committee Rules	C-11

Article IV OFFICERS; CHAIRPERSON; LEAD INDEPENDENT DIRECTOR		C-11
4.1	Generally	C-11
4.2	Chief Executive Officer	C-11
4.3	Chairperson of the Board	C-12
4.4	Lead Independent Director	C-12
4.5	President	C-12
4.7	Chief Financial Officer	C-12
4.8	Treasurer	C-12
4.6	Vice President	C-12
4.9	Secretary	C-13
4.10	Delegation of Authority	C-13
4.11	Removal	C-13

Article V STOCK		C-13
5.1	Certificates; Uncertificated Shares	C-13
5.2	Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares	C-13
5.3	Lock-up	C-13
5.4	Other Regulations	C-15

Annex C-i

Annex Page
Article VI INDEMNIFICATION		C-15
6.1	Indemnification of Officers and Directors	C-15
6.2	Advance of Expenses	C-16
6.3	Non-Exclusivity of Rights	C-16
6.4	Indemnification Contracts	C-16
6.5	Right of Indemnitee to Bring Suit	C-16
6.6	Nature of Rights	C-17
6.7	Insurance	C-17

Article VII NOTICES		C-17
7.1	Notice	C-17
7.2	Waiver of Notice	C-18

Article VIII INTERESTED DIRECTORS		C-18
8.1	Interested Directors	C-18
8.2	Quorum	C-18

Article IX MISCELLANEOUS		C-18
9.1	Fiscal Year	C-18
9.2	Seal	C-18
9.3	Form of Records	C-18
9.4	Reliance Upon Books and Records	C-19
9.5	Certificate of Incorporation Governs	C-19
9.6	Severability	C-19
9.7	Time Periods	C-19

Article X AMENDMENT		C-19

Annex C-ii

VOLTA INC.

(a Delaware corporation)

BYLAWS

As Adopted [•], 2021 and

As Effective [•], 2021

Article I

STOCKHOLDERS

1.1 Annual Meetings.

An annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors (the “Board”) of Volta Inc. (the “Corporation”) shall each year fix. The meeting may be held either at a place, within or without the State of Delaware as permitted by the Delaware General Corporation Law (the “DGCL”), or by means of remote communication as the Board in its sole discretion may determine. Any proper business may be transacted at the annual meeting.

1.2 Special Meetings.

Special meetings of stockholders for any purpose or purposes shall be called in the manner set forth in the Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). The special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

1.3 Notice of Meetings.

Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 7.1.1 of these Bylaws) stating the date, time and place, if any, of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting. In the case of a special meeting, such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

1.4 Adjournments.

The chairperson of the meeting shall have the power to adjourn the meeting to another time, date and place (if any). Any meeting of stockholders, annual or special, may be adjourned from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof and the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel any previously scheduled special or annual meeting of stockholders before it is to be held, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 1.3 hereof or otherwise, in which case notice shall be provided to the stockholders of the new date, time and place, if any, of the meeting as provided in Section 1.3 above.

Annex C-1

1.5 Quorum.

Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.6 Organization.

Meetings of stockholders shall be presided over by (a) such person as the Board may designate, or (b) in such person’s absence, the Chairperson of the Board, or (c) in such person’s absence, the Lead Independent Director, or, (d) in such person’s absence, the Chief Executive Officer of the Corporation, or (e) in such person’s absence, the President of the Corporation, or (f) in the absence of such person, by a Vice President. Such person shall be the chairperson of the meeting and, subject to Section 1.10 of these Bylaws, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to such person to be in order. The Secretary of the Corporation shall act as the secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as the secretary of the meeting.

1.7 Voting; Proxies.

Each stockholder of record entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Except as may be required in the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Unless otherwise provided by applicable law, rule or regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two (2) or more classes or series of stock entitled to vote as separate classes, then in the case of each class or series, the holders of a majority of the voting power of the shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter).

1.8 Fixing Date for Determination of Stockholders of Record.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to notice of or to vote at the adjourned meeting.

Annex C-2

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which shall not be more than sixty (60) days prior to such action. If no such record date is fixed by the Board, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

1.9 List of Stockholders Entitled to Vote.

The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (provided that the information required to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a location where stockholders may attend in person, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.10 Inspectors of Elections.

1.10.1 Applicability. Unless otherwise required by the Certificate of Incorporation or by the DGCL, the following provisions of this Section 1.10 shall apply only if and when the Corporation has a class of voting stock that is: (a) listed on a national securities exchange; (b) authorized for quotation on an interdealer quotation system of a registered national securities association; or (c) held of record by more than two thousand (2,000) stockholders. In all other cases, observance of the provisions of this Section 1.10 shall be optional, and at the discretion of the Board.

1.10.2 Appointment. The Corporation shall, in advance of any meeting of stockholders, appoint one (1) or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one (1) or more inspectors to act at the meeting.

1.10.3 Inspector’s Oath. Each inspector of election, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

1.10.4 Duties of Inspectors. At a meeting of stockholders, the inspectors of election shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

1.10.5 Opening and Closing of Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the chairperson of the meeting at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware, upon application by a stockholder, shall determine otherwise.

Annex C-3

1.10.6 Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in connection with proxies pursuant to Section 211(a)(2)b.(i) of the DGCL, or in accordance with Sections 211(e) or 212(c)(2) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.10 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

1.11 Notice of Stockholder Business; Nominations.

1.11.1 Annual Meeting of Stockholders.

(a) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 1.11 (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders, and such stockholder must fully comply with the notice and other procedures set forth in this Section 1.11 to make such nominations or propose business before an annual meeting.

(b) For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to Section 1.11.1(a) of these Bylaws:

(i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11;

(ii) such other business (other than the nomination of persons for election to the Board) must otherwise be a proper matter for stockholder action;

(iii) if the Proposing Person (as defined below) has provided the Corporation with a Solicitation Notice (as defined below), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and

(iv)  if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.11, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.11.

To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (except in the case of the Corporation’s first annual meeting following the closing of the Transaction (as defined below), for which such notice shall be timely if delivered in the same time period as if such meeting were

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a special meeting governed by Section 1.11.2 of these Bylaws); provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than thirty (30) days before, or more than sixty (60) days after, such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and (B) no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which Public Announcement (as defined below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting for which notice has been given commence a new time period (or extend any time period) for providing the Record Stockholder’s notice. Such Record Stockholder’s notice shall set forth:

(x) as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director:

(i) the name, age, business address and residence address of such person;

(ii) the principal occupation or employment of such nominee;

(iii) the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person (as defined in Section 1.11.3(c));

(iv) the date or dates such shares were acquired and the investment intent of such acquisition;

(v) all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1.11 and to serving as a director if elected); and

(vi) whether such person meets the independence requirements of the stock exchange upon which the Corporation’s Class A Common Stock is primarily traded.

(y) as to any other business that the Record Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proposing Person, including any anticipated benefit to any Proposing Person therefrom; and

(z) as to the Proposing Person giving the notice:

(i) the current name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Corporation’s stock ledger, if different;

(ii) the class or series and number of shares of stock of the Corporation that are directly or indirectly owned of record or beneficially owned by such Proposing Person, including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;

(iii) whether and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement, as well as any rights to dividends on the shares of any class or series of shares of the Corporation that are separated or separable from the underlying shares of the Corporation) or any short interest in any security of the Corporation (for purposes of this Bylaw a person shall be deemed to have

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a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to any share of stock of the Corporation;

(iv) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand;

(v) any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(vi) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (the disclosures to be made pursuant to the foregoing clauses (iv) through (vi) are referred to as “Disclosable Interests”). For purposes hereof “Disclosable Interests” shall not include any information with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(vii) such Proposing Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 1.11;

(viii) a complete written description of any agreement, arrangement or understanding (whether oral or in writing) (including any knowledge that another person or entity is Acting in Concert (as defined in Section 1.11.3(c)) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any other person Acting in Concert with any of the foregoing persons;

(ix) as to each person whom such Proposing Person proposes to nominate for election or re-election as a director, any agreement, arrangement or understanding of such person with any other person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director known to such Proposing Person after reasonable inquiry;

(x) a representation that the Record Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(xi) a representation whether such Proposing Person intends (or is part of a group that intends) to deliver a proxy statement or form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent being a “Solicitation Notice”); and

(xii) any proxy, contract, arrangement, or relationship pursuant to which the Proposing Person has a right to vote, directly or indirectly, any shares of any security of the Corporation.

A stockholder providing written notice required by this Section 1.11 will update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the close of business on the fifth (5th) business day prior to the meeting and, in the event of any adjournment or postponement thereof, the close of business on the fifth (5th) business day prior to such adjourned or postponed meeting. In the case of an update and supplement

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pursuant to clause (i) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than five (5) business days after the record date for the meeting, and in the case of an update and supplement pursuant to clause (ii) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

(c) Notwithstanding anything in the second sentence of Section 1.11.1(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no Public Announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least ninety (90) days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than thirty (30) days before or sixty (60) days after such anniversary date, at least ninety (90) days prior to such annual meeting), a stockholder’s notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation no later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

(d) Notwithstanding anything in Section 1.11 or any other provision of the Bylaws to the contrary, any person who has been determined by a majority of the Whole Board to have violated Section 2.11 of these Bylaws or a Board Confidentiality Policy (as defined below) while serving as a director of the Corporation in the preceding five (5) years shall be ineligible to be nominated or serve as a member of the Board, absent a prior waiver for such nomination or service approved by two-thirds of the Whole Board.

1.11.2 Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one (1) or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1.11.1(b) of these Bylaws shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (i) no earlier than the one hundred twentieth (120th) day prior to such special meeting and (ii) no later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

1.11.3 General.

(a) Only such persons who are nominated in accordance with the procedures set forth in this Section 1.11 shall be eligible to be elected at a meeting of stockholders and serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.11. Except as otherwise provided by law or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.11 and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a Qualified Representative of the stockholder (as defined below)) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

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(b) Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 1.11 shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(c) For purposes of this Section 1.11 the following definitions shall apply:

(A) a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;

(B) “Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (3) any associate (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)), of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;

(C) “Proposing Person” shall mean (1) the stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made;

(D) “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; and

(E) to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the annual meeting; provided, however, that if the stockholder is (1) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership shall be deemed a Qualified Representative, (2) a corporation or a limited liability company, any officer or person who functions as the substantial equivalent of an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity

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ultimately in control of the corporation or limited liability company shall be deemed a Qualified Representative or (z) a trust, any trustee of such trust shall be deemed a Qualified Representative. The Secretary of the Corporation, or any other person who shall be appointed to serve as the secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.

Article II

BOARD OF DIRECTORS

2.1 Number; Qualifications.

The total number of directors constituting the Board (the “Whole Board”) shall be fixed from time to time in the manner set forth in the Certificate of Incorporation. No decrease in the authorized number of directors constituting the Whole Board shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.

2.2 Election; Resignation; Removal; Vacancies.

Election of directors need not be by written ballot. Unless otherwise provided by the Certificate of Incorporation and subject to the special rights of holders of any series of Preferred Stock to elect directors, the Board shall be divided into three (3) classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the Whole Board. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at a later time or upon the happening of an event. Subject to the special rights of holders of any series of Preferred Stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth in the Certificate of Incorporation.

2.3 Regular Meetings.

Regular meetings of the Board may be held at such places, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.

2.4 Special Meetings.

Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, or President, the Lead Independent Director or by resolution adopted by a majority of the Whole Board and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

2.5 Remote Meetings Permitted.

Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other remote communications by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other remote communications shall constitute presence in person at such meeting.

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2.6 Quorum; Vote Required for Action.

At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

2.7 Organization.

Meetings of the Board shall be presided over by (a) the Chairperson of the Board, or (b) in such person’s absence, the Lead Independent Director, or (c) in such person’s absence, by the Chief Executive Officer, or (d) in such person’s absence, by a chairperson chosen by the Board at the meeting. The Secretary shall act as the secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as the secretary of the meeting.

2.8 Unanimous Action by Directors in Lieu of a Meeting.

Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.9 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

2.10 Compensation of Directors.

Members of the Board, as such, may receive, pursuant to a resolution of the Board, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board.

2.11 Confidentiality.

Each director shall maintain the confidentiality of, and shall not share with any third party person or entity (including third parties that originally sponsored, nominated or designated such director (the “Sponsoring Party”)), any non-public information learned in their capacities as directors, including communications among Board members in their capacities as directors. The Board may adopt a board confidentiality policy further implementing and interpreting this bylaw (a “Board Confidentiality Policy”). All directors are required to comply with this bylaw and any such Board Confidentiality Policy unless such director or the Sponsoring Party for such director has entered into a specific written agreement with the Corporation, in either case as approved by the Board, providing otherwise with respect to such confidential information.

Article III

COMMITTEES

3.1 Committees.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all

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the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it, but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.

3.2 Committee Rules.

Each committee shall keep records of its proceedings and make such reports as the Board may from time to time request. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.

Article IV

OFFICERS; CHAIRPERSON; LEAD INDEPENDENT DIRECTOR

4.1 Generally.

The officers of the Corporation shall consist of a Chief Executive Officer (who may be the Chairperson of the Board or the President), a President, a Secretary and a Treasurer and may consist of such other officers, including, without limitation, a Chief Financial Officer and one (1) or more Vice Presidents, as may from time to time be appointed by the Board. All officers shall be elected by the Board; provided, however, that the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Except as otherwise provided by law, by the Certificate of Incorporation or these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal. Any number of offices may be held by the same person. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board and the Board may, in its discretion, leave unfilled, for such period as it may determine, any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal.

4.2 Chief Executive Officer.

Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:

(a) to act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;

(b) subject to Article I, Section 1.6 of these Bylaws, to preside at all meetings of the stockholders;

(c) subject to Article I, Section 1.2 of these Bylaws, to call special meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as the Chief Executive Officer shall deem proper;

(d) to affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; and

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(e) to sign certificates for shares of stock of the Corporation (if any);

(f) and, subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.

The person holding the office of President shall be the Chief Executive Officer of the Corporation unless the Board shall designate another officer to be the Chief Executive Officer.

4.3 Chairperson of the Board.

Subject to the provisions of Section 2.7 of these Bylaws, the Chairperson of the Board shall have the power to preside at all meetings of the Board and shall have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe.

4.4 Lead Independent Director.

The Board may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the Chairperson of the Board is not present and shall exercise such other powers and duties as may from time to time be assigned to such person by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Class A Common Stock is primarily traded.

4.5 President.

The person holding the office of Chief Executive Officer shall be the President of the Corporation unless the Board shall have designated one (1) individual as the President and a different individual as the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board to the Chairperson of the Board, and/or to any other officer, the President shall have the responsibility for the general management and control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board.

4.6 Vice President.

Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President or that are delegated to such Vice President by the Board or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s or President’s absence or disability.

4.7 Chief Financial Officer.

The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer, or as the Board may from time to time prescribe.

4.8 Treasurer.

The person holding the office of Treasurer shall have custody of all monies and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board or the Chief Executive Officer may from time to time prescribe.

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4.9 Secretary.

The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board or the Chief Executive Officer may from time to time prescribe.

4.10 Delegation of Authority.

The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.

4.11 Removal.

Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board; provided, that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then such officer may also be removed by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

Article V

STOCK

5.1 Certificates; Uncertificated Shares.

The shares of capital stock of the Corporation shall be uncertificated shares; provided, however, that the resolution of the Board that the shares of capital stock of the Corporation shall be uncertificated shares shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be). Notwithstanding the foregoing, the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation, by the Chairperson or Vice-Chairperson of the Board, the Chief Executive Officer or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

5.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

5.3 Lock-up Holders.

5.3.1 Lock-Up Holders. Subject to Section 5.3.2, the holders (the “Lock-up Holders”) of Class A Common Stock and Class B Common Stock of the Corporation issued (a) as consideration pursuant to the merger (the “Transaction”) of SNPR Merger Sub I, Inc., a Delaware corporation (“Merger Sub”), with and into Volta Industries, Inc., a Delaware corporation (the “Target”), pursuant to the Business Combination Agreement and Plan of Reorganization, dated as of February 7, 2021 (the “Business Combination Agreement”), by and among Tortoise Acquisition Corp. II, Merger Sub, SNPR Merger Sub II, LLC and the Target or (b) to directors, officers, employees and former employees of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Transaction in respect of awards

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of Volta Industries, Inc. outstanding immediately prior to the closing of the Transaction (such shares referred to in Section 5.3.1(b), the “Equity Award Shares”) and (c) upon the exercise of warrants, options or other convertible securities outstanding as of immediately following the closing of the Transaction in respect of warrants, options or other convertible securities of Volta Industries, Inc. outstanding immediately prior to the closing of the Transaction (“Convertible Security Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

5.3.2 Permitted Transferees. Notwithstanding the provisions set forth in Section 5.3.1, the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) to any of such Lock-Up Holder’s Permitted Transferees, upon written notice to the Corporation; (ii) the Corporation’s officers or directors, (iii) any affiliates or family members of the Corporation’s officers or directors, (iv) any direct or indirect partners, members or equity holders of such Lock-up Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, or (v) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the other Lock-up Holders, any affiliates of the other Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; (d) to the partners, members or equity holders of such Lock-up Holder by virtue of the Lock-up Holder’s organizational documents, as amended, upon dissolution of the Lock-up Holder; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (f) to the Corporation (including dispositions to the Corporation upon exercise of such party’s right to repurchase or reacquire any Corporation securities in the event the Lock-Up Holder (or a related service provider) ceases to provide services to the Corporation, including, without limitation, the equity incentive plans, “early exercise” documents or other arrangements of the Corporation); (g) pursuant to the exercise or settlement of any options, restricted stock units, warrants, other convertible securities or other equity awards to purchase securities of the Corporation (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that any securities issued upon such exercise shall be subject to the restrictions set forth in Section 5.3.2 (except as provided in clause (h)); (h)(i) through a broker-assisted “cashless” exercise or settlement to satisfy tax withholding or other tax obligations at up to statutory maximum rates pursuant to the Corporation’s or its Affiliates’ equity incentive plans, awards or arrangements, or (ii) (A) to repay or settle any loan or loans held by any third party financier as a result of a refinancing of any loan previously made by the Corporation or any of its Affiliates to or for the benefit of the Lock-Up Holder in connection with the Lock-Up Holder’s “early-exercise” of any options to purchase shares of common stock of the Corporation (including any such loan proceeds made to enable the Lock-Up Holder to satisfy the exercise price of any such options or any withholding or other income tax obligations in connection therewith) or (B) the Lock-Up Holder’s payment for withholding taxes in connection with the delivery of shares of common stock pursuant to an equity award; or (i) in connection with a liquidation, merger, stock exchange, reorganization, tender offer or similar transaction approved by the Board or a duly authorized committee thereof or other similar transaction which results in substantially all of the Corporation’s stockholders having the right to exchange their shares of Class A Common Stock and Class B Common Stock for cash, securities or other property subsequent to the closing date of the Transaction; provided, that in connection with any Transfer of such Lock-Up Shares in the foregoing clauses (a) through (e) and (h)(ii)(A), the restrictions and obligations contained in Section 5.3.1 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares.

5.3.3 Authority. Notwithstanding the other provisions set forth in this Section 5.3, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided, that, any such waiver, amendment or repeal of any Lock-up obligations set forth herein shall require, in addition to any other vote of the members of the Board required to take such action pursuant to these Bylaws or applicable law, the affirmative vote of the majority of the independent directors.

5.3.4 Definitions. For purposes of this Section 5.3:

(a) the term “Affiliate” of a specified person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person;

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(b) the term “Family Member” means with respect to any individual, a spouse, domestic partner, child, grandchild or other lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual, father, father-in-law, mother, mother-in-law, brother, step-brother, or sister or step-sister or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary;

(c) the term “Lock-up Period” means the period beginning on the closing date of the Transaction and ending on the date that is 180 days after the closing date of the Transaction;

(d) the term “Lock-up Shares” means the shares of Class A Common Stock and Class B Common Stock held by the Lock-up Holders immediately following the closing of the Transaction and the Equity Award Shares and the Convertible Security Shares; provided, that, for clarity, shares of Class A Common Stock issued in connection with the Domestication (as defined in the Business Combination Agreement) or the PIPE Investment (as defined in the Business Combination Agreement) or upon exercise of warrants issued in connection with the Domestication shall not constitute Lock-up Shares;

(e) the term “Permitted Transferees” means with respect to any Person, (i) any Family Member of such Person, (ii) any Affiliate of such Person or to any investment fund or other entity controlled or managed by such Person, (iii) any Affiliate of any Family Member of such Person, (iv) if the Lock-Up Holder is a corporation, partnership, limited liability company or other business entity, its stockholders, partners, members or other equityholders, (v) the Corporation in connection with the repurchase of shares of its capital stock issued pursuant to equity awards granted under a stock incentive plan or other equity award plan and (vi) a tax-exempt or charitable organization, or a donor-advised fund;

(f) the term “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

(g) the term “Transfer” means any direct or indirect sale, assignment, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, pledge, hypothecation, disposition, loan or other transfer, excluding the consummation of the transactions contemplated hereby and the Business Combination Agreement.

5.4 Other Regulations.

Subject to applicable law, the Certificate of Incorporation and these Bylaws, the issue, transfer, conversion and registration of shares represented by certificates and of uncertificated shares shall be governed by such other regulations as the Board may establish.

Article VI

INDEMNIFICATION

6.1 Indemnification of Officers and Directors.

Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or any other type whatsoever (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article VI, an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding,

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had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, subject to Section 6.5 of these Bylaws, the Corporation shall indemnify any such Indemnitee seeking indemnity in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board or such indemnification is authorized by an agreement approved by the Board.

6.2 Advance of Expenses.

Except as otherwise provided in a written indemnification contract between the Corporation and an Indemnitee, the Corporation shall pay on a current and as-incurred basis all expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that if the DGCL then so requires, the advancement of such expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay such amounts if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

6.3 Non-Exclusivity of Rights.

The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.

6.4 Indemnification Contracts.

The Board is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VI.

6.5 Right of Indemnitee to Bring Suit.

The following shall apply to the extent not in conflict with any indemnification contract provided for in Section 6.4 of these Bylaws.

6.5.1 Right to Bring Suit. If a claim under Section 6.1 or 6.2 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid, to the fullest extent permitted by law, the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard of conduct which makes it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the Indemnitee for the amount claimed.

6.5.2 Effect of Determination. Neither the absence of a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in applicable law, nor an actual determination that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

6.5.3 Burden of Proof. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI, or otherwise, shall be on the Corporation.

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6.6 Nature of Rights.

The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of any provision of this Article VI that adversely affects any right of an Indemnitee or an Indemnitee’s successors shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VI with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, repeal or modification.

6.7 Insurance.

The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Article VII

NOTICES

7.1 Notice.

7.1.1 Form and Delivery. Except as otherwise specifically required in these Bylaws (including, without limitation, Section 7.1.2 of these Bylaws) or by applicable law, all notices required to be given pursuant to these Bylaws shall be in writing and may (a) in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission and (b) be effectively delivered to a stockholder when given by hand delivery, by depositing such notice in the mail, postage prepaid or, if specifically consented to by the stockholder as described in Section 7.1.2 of these Bylaws, by sending such notice by facsimile, electronic mail or other form of electronic transmission. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. The notice shall be deemed given: (a) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person; (b) in the case of delivery by mail, upon deposit in the mail; (c) in the case of delivery by overnight express courier, when dispatched; and (d) in the case of delivery via facsimile, electronic mail or other form of electronic transmission, at the time provided in Section 7.1.2 of these Bylaws.

7.1.2 Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given in accordance with Section 232 of the DGCL. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 7.1.2 shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.

7.1.3 Affidavit of Giving Notice. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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7.2 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

Article VIII

INTERESTED DIRECTORS

8.1 Interested Directors.

No contract or transaction between the Corporation and one (1) or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one (1) or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.

8.2 Quorum.

Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

Article IX

MISCELLANEOUS

9.1 Fiscal Year.

The fiscal year of the Corporation shall be determined by resolution of the Board.

9.2 Seal.

The Board may provide for a corporate seal, which may have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board.

9.3 Form of Records.

Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of any other information storage device or method, electronic or otherwise, provided, that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.

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9.4 Reliance Upon Books and Records.

A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

9.5 Certificate of Incorporation Governs.

In the event of any conflict between the provisions of the Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.

9.6 Severability.

If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

9.7 Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Article X

AMENDMENT

Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, and any adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as expressly provided in the Certificate of Incorporation.

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CERTIFICATION OF BYLAWS

OF

VOLTA INC.

(a Delaware corporation)

I, James DeGraw, certify that I am Secretary of Volta INC., a Delaware corporation (the “Corporation”), that I am duly authorized to make and deliver this certification and that the attached Bylaws are a true and complete copy of the Bylaws of the Corporation in effect as of the date of this certificate.

Dated: [●], 2021
James DeGraw
General Counsel and Corporate Secretary

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Annex D

VOLTA INC.

2021 EQUITY INCENTIVE PLAN

1.     Purposes of the Plan.    The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Independent Contractors with long-term equity-based compensation to align their interests with the Company’s stockholders; and (c) to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Stock Bonuses.

This Plan is a continuation of the Volta Industries, Inc. 2014 Equity Incentive Plan (the “Prior Plan”), which the Company assumed from a Subsidiary and amended, restated and renamed into the form of this Plan effective as of the Effective Date. Notwithstanding anything herein to the contrary, with respect to any Award originally issued under the Prior Plan, in no event will the terms applicable to such Award following this assumption, amendment and restatement impair the rights of such Participant with respect to such Award and, in the event of any conflict between the terms of this Plan and the Prior Plan that would otherwise result in such an impairment, the applicable term of the Prior Plan shall apply.

2.     Definitions.    As used herein, the following definitions will apply:

(a)     “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)     “Affiliate” means a Parent, a Subsidiary or any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(c)     “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Affiliate, as such laws, rules, and regulations shall be in effect from time to time.

(d)     “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Stock Bonuses.

(e)     “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)     “Board” means the Board of Directors of the Company.

(g)     “Business Combination Agreement” means that certain Business Combination Agreement by and among the Company, SNPR Merger Sub I, Inc., a Delaware corporation, SNPR Merger Sub II, LLC, a Delaware limited liability company, and Volta Industries, Inc., a Delaware corporation.

(h)     “Cause” means, with respect to the termination of a Participant’s status as a Service Provider, (i) except as otherwise defined in an Award Agreement, in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate of the Company and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import) or where it only applies upon the occurrence of a change in control and one has not yet taken place): (A) any material breach by Participant of any material written agreement between Participant and the Company; (B) any failure by Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time; (C) neglect or persistent unsatisfactory performance of Participant’s duties; (D) Participant’s repeated failure to follow reasonable and lawful instructions

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from the Board or Chief Executive Officer; (E) Participant’s indictment for, conviction of, or plea of guilty or nolo contendere to, any felony or crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (F) Participant’s commission of or participation in an act of fraud against the Company; (G) Participant’s commission of or participation in an act that results in material damage to the Company’s business, property or reputation; or (H) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement (taking into account, for the avoidance of doubt, applicable cure periods and other applicable conditions to such determination); provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. For purposes of clarity, a termination without “Cause” does not include any termination that occurs solely as a result of Participant’s death or Disability. Where a determination is made under clause (i) above, the determination as to whether a Participant’s status as a Service Provider for purposes of the Plan has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. Where a determination is made under clause (ii) above, the determination as to whether a Participant’s status as a Service Provider for purposes of the Plan has been terminated for Cause will be made in accordance with the applicable employment agreement, consulting agreement, change in control agreement or similar agreement. The foregoing definition does not in any way limit the Company’s ability (or that of any Affiliate or any successor thereto, as appropriate) to terminate a Participant’s employment or consulting relationship at any time, subject to Applicable Laws.

(i)     “Change in Control” except as may otherwise be provided in an Award Agreement or other applicable agreement that is executed by an applicable Participant after the Effective Date hereof, means the occurrence of any of the following:

(i)     The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization in substantially the same proportions immediately after such merger, consolidation or reorganization as in effect immediately prior to such merger, consolidation or reorganization;

(ii)     The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (z) to a continuing or surviving entity described in Section 2(h)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(h)(i));

(iii)     A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv)     The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(h), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)     a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate;

(2)     a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;

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(3)     the Company; and

(4)     a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Code Section 409A, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(j)     “Class A Common Stock” means the Class A common stock of the Company.

(k)     “Class B Common Stock” means the Class B common stock of the Company.

(l)     “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(m)     “Code Section 409A” Code Section 409A, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(n)     “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(o)     “Common Stock” means the Class A and/or Class B common stock of the Company.

(p)     “Company” means Volta, Inc., a Delaware corporation, or any successor thereto.

(q)     “Director” means a member of the Board.

(r)     “Disability” means, unless otherwise specified in an Award Agreement, total and permanent disability as defined in Section 22(e)(3) of the Code in the case of Incentive Stock Options, and for all other Awards, means as determined by the Social Security Administration or the long-term disability plan maintained by the Company; provided however, that if the Participant resides outside of the United States, “Disability” shall have such meaning as is required by Applicable Laws. The Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(s)     “Effective Date” means              .

(t)     “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(u)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)     “Exchange Program” means a program under which outstanding Awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include (A) any action described in Section 15 or any action taken in connection with a Change in Control transaction nor (B) any transfer or other disposition permitted under Section 14. For the purpose of clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Administrator in its sole discretion without approval by the Company’s stockholders.

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(w)     “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)     If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in such source as the Administrator deems reliable;

(ii)     If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in such source as the Administrator deems reliable; or

(iii)     In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator in compliance with Applicable Laws and regulations and in a manner that complies with Code Section 409A.

(x)     “Fiscal Year” means the fiscal year of the Company.

(y)     “Incentive Stock Option” means an option to purchase Shares granted pursuant to the Plan that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(z)     “Independent Contractor” means any person, including an advisor, consultant or agent, engaged by the Company or an Affiliate to render services to such entity or who renders, or has rendered, services to the Company, or any Affiliate and is compensated for such services.

(aa)     “Insider” means an Officer or Director or any other person whose transactions in Common Stock are subject to Section 16 of the Exchange Act.

(bb)     “Nonstatutory Stock Option” means an option to purchase Shares granted pursuant to the Plan that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(cc)     “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(dd)     “Option” means a Nonstatutory Stock Option or an Incentive Stock Option.

(ee)     “Outside Director” means a Director who is not an Employee.

(ff)     “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(gg)     “Participant” means the holder of an outstanding Award.

(hh)     “Performance Goal” means a formula or standard determined by the Administrator with respect to each Performance Period based on one or more of the following criteria and any adjustment(s) thereto established by the Administrator: (1) sales or non-sales revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets (gross or net), return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share (basic or diluted); (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria, consisting of one or more

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objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, joint ventures, acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics or other strategic criteria determined by the Administrator; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects (including charging station installations), including project completion, timing and/or achievement of milestones, project budget, technical progress against work plans; and (27) enterprise resource planning. Awards issued to Participants may take into account other criteria (including subjective criteria). Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any Affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.

(ii)     “Performance Period” means the time period during which the Performance Goals or other vesting provisions must be satisfied for Awards. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Administrator.

(jj)     “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(kk)     “Plan” means this 2021 Equity Incentive Plan.

(ll)      “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan.

(mm)     “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(nn)     “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(oo)     “Section 16(b)” means Section 16(b) of the Exchange Act.

(pp)     “Service Provider” means an Employee, Director or Independent Contractor.

(qq)     “Share” means a share of Common Stock, as adjusted in accordance with Section 15 of the Plan.

(rr)     “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(ss)     “Stock Bonus” or “Stock Bonus Award” means an Award granted pursuant to Section 10 of the Plan.

(tt)     “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(uu)     “Tax-Related Items” means income tax, social insurance or other social contributions, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other taxrelated items.

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3.     Stock Subject to the Plan.

(a)     Stock Subject to the Plan.    Subject to the provisions of Sections 3(b) and 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan will not exceed the sum of (i)             shares of Class A Common Stock, and (ii)         shares of Class B Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing, subject to the provisions of Section 15 below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options exceed the number set forth in this Section 3(a) plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any Shares that again become available for issuance pursuant to Section 3(c).

(b)     Automatic Share Reserve Increase.    The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2022 Fiscal Year and ending on (and including) the first day of the 2031 Fiscal Year, in each case, in an amount equal to the lesser of (i)  five percent (5%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year and (ii) such number of Shares determined by the Board, with such Shares to be Class A Common Stock.

(c)     Lapsed Awards.    To the extent an Award should expire or be forfeited or become unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Exchange Program, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be available under the Plan for issuance pursuant to future Awards.  In addition, any Shares which are retained by the Company upon exercise or settlement of an Award in order to satisfy the exercise or purchase price for such Award or any withholding taxes due with respect to such Award shall be treated as not issued and shall continue to be available under the Plan for issuance pursuant to future Awards.  Shares issued under the Plan and later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for the Shares (including, without limitation, upon forfeiture to or repurchase by the Company in connection with a Participant ceasing to be a Service Provider) shall again be available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

(d)     Assumption or Substitution of Awards by the Company.    The Administrator, from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) assuming such award under this Plan or (b) granting an Award under this Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Administrator elects to assume an award granted by another company, subject to the requirements of Code Section 409A, the purchase price or the exercise price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately. In the event the Administrator elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under this Plan shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any fiscal year.

4.     Administration of the Plan.

(a)     Procedure.

(i)     Multiple Administrative Bodies.    Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)     Rule 16b-3.    To the extent the Participant is a Person subject to Section 16(b), the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)     Other Administration.    Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

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(b)     Powers of the Administrator.    Subject to the limitations set forth in the Plan and Applicable Laws and/or any applicable Award Agreement, the Administrator will have the authority, in its discretion:

(i)     to determine the Fair Market Value in accordance with Section 2(w)(iii);

(ii)     to select the Service Providers to whom Awards may be granted hereunder;

(iii)     to determine the number of Shares to be covered by each Award granted hereunder;

(iv)     to approve forms of Award Agreements for use under the Plan;

(v)     to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder; such terms and conditions may include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)     to institute and determine the terms and conditions of an Exchange Program; provided however, that the Administrator shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of the Company’s stockholders;

(vii)     to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii)     correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(ix)     to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying non-U.S. Applicable Laws, for qualifying for favorable tax treatment under applicable non-U.S. Applicable Laws or facilitating compliance with non-U.S. Applicable Laws (sub-plans may be created for any of these purposes);

(x)     to modify or amend each Award (subject to Section 22 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, to accelerate vesting and to extend the maximum term of an Option (subject to the terms and conditions of the Plan and compliance with all Applicable Laws, including, without limitation, Section 6(b) of the Plan regarding Incentive Stock Options and Code Section 409A);

(xi)     adjust Performance Goals to take into account changes in Applicable Laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Administrator deems necessary or appropriate to avoid windfalls or hardships;

(xii)     to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;

(xiii)     to authorize any person to execute on behalf of the Company any instrument required to give effect to the grant of an Award previously granted by the Administrator;

(xiv)     to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xv)     to make all other determinations deemed necessary or advisable for administering the Plan.

(c)     Effect of Administrator’s Decision.    Subject to the limitations set forth in the Plan and/or any applicable Award Agreement, the Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant to the Company for review. Any Officer of the Company, including but not limited to Insiders, shall have the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant. Only the Committee shall have the authority to review and resolve disputes with respect to Awards held by Participants who are Insiders.

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(d)     Delegation.    To the extent permitted by Applicable Laws, the Board or Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or Officers.

(e)     Administration of Awards Subject to Performance Goals.    The Administrator will, in its sole discretion, determine the Performance Goals, if any, applicable to any Award (including any adjustment(s) thereto that will be applied in determining the achievement of such Performance Goals). The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator shall determine and approve the extent to which such Performance Goals have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned.

(f)     Section 16 of the Exchange Act.    Awards granted to Participants who are Insiders must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

5.     Award Eligibility.    Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Bonuses may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.     Stock Options.

(a)     Limitations.    Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares subject to each Option will be determined as of the date the Option with respect to such Shares is granted.

(b)     Term of Option.    The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)     Option Exercise Price and Consideration.

(i)     Exercise Price.    The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator in an Award Agreement, subject to the following:

(1)     In the case of an Incentive Stock Option

(A)     granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)     granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)     In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)     Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

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(4)     The exercise price may be adjusted as provided in Section 14 below.

(ii)     Exercisability and Vesting.    At the time an Option is granted, the Administrator will fix the period within which the Option may vest and/or be exercised and will determine any conditions that must be satisfied before the Option may vest and/or be exercised, subject to adjustment as set forth herein or in an applicable Award Agreement. An Option will vest and/or become exercisable at such time, and upon such terms, as are determined by the Administrator in an applicable Award Agreement, which may include completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If an Option vests and/or becomes exercisable based on the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

(iii)     Form of Consideration.    The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant in an applicable Award Agreement. Such consideration for both types of Options may consist of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)     Exercise of Option.

(i)     Procedure for Exercise; Rights as a Stockholder.    Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with full payment of any applicable taxes or other amounts required to be withheld or deducted with respect to the Option). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan or an applicable Award Agreement.

(ii)     Termination of Relationship as a Service Provider.    If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death, Disability or Cause, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the unvested portion of the Option will terminate and the Shares covered by the unvested portion of the Option (after giving effect to any applicable acceleration provisions that apply to such Option) will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

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(iii)     Disability of Participant.    If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination as a result of Participant’s Disability. Unless otherwise provided by the Administrator, if on the date of such termination the Participant is not vested as to his or her entire Option, the unvested portion of the Option will terminate and the Shares covered by the unvested portion of the Option (after giving effect to any applicable acceleration provisions that apply to such Option) will revert to the Plan. If after such termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)     Death of Participant.    If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the unvested portion of the Option will terminate and the Shares covered by the unvested portion of the Option (after giving effect to any applicable acceleration provisions that apply to such Option) will revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v)     Termination for Cause.    If a Participant ceases to be a Service Provider as a result of being terminated for Cause, any outstanding Option (including any vested portion thereof) held by such Participant shall immediately terminate in its entirety upon the Participant being first notified of his or her termination for Cause and the Participant will be prohibited from exercising his or her Option from and after the date of such notification. All the Participant’s rights under any Option, including the right to exercise the Option, may be suspended pending an investigation of whether Participant will be terminated for Cause.

(vi)     Automatic Extension of Term Due to Trading Restrictions.    Notwithstanding anything herein to the contrary, if, as of the last date on which an Option would otherwise be exercisable, a Participant is prohibited by Applicable Law or written Company policy from engaging in any open-market sales of Common Stock, the final exercise date of such Option will be automatically extended to the date that is thirty (30) days following the date the Participant is no longer prohibited from engaging in such open-market sales; provided that the foregoing will not apply to the extent it would result in any Incentive Stock Option having a maximum term that is longer than is specified in Section 6(b) above or would result in a violation of Code Section 409A.

7.     Restricted Stock.

(a)     Grant of Restricted Stock.    Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)     Vesting Criteria and Other Terms.    Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the Period of Restriction has lapsed. The Period of Restriction will lapse at such time, and upon such terms, as are determined by the Administrator in an applicable Award Agreement, which may include the completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If the Period of Restriction will lapse upon the

Annex D-10

satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

(c)     Transferability.    Except as provided in this Section 7, the Award Agreement or other written agreement between the Company or any of its Affiliates and an applicable Participant, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)     Other Restrictions.    The Administrator, in its sole discretion, may in an applicable Award Agreement impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)     Removal of Restrictions.    Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine in an applicable Award Agreement. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)     Voting Rights.    During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise in an applicable Award Agreement.

(g)     Dividends and Other Distributions.    Unless the Administrator provides otherwise in an applicable Award Agreement, during the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, and any such dividends or distributions will be subject to the same terms, including, without limitation, vesting and restrictions on transferability and forfeitability, as the Shares of Restricted Stock with respect to which they were paid.

(h)     Return of Restricted Stock to Company.    On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will be cancelled and returned as unissued Shares to the Company and again will become available for grant under the Plan.

8.     Restricted Stock Units.

(a)     Grant.    Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Restricted Stock Units granted under the Plan, including the number of Restricted Stock Units subject to such grant, will be evidenced by an Award Agreement setting forth the terms, conditions, and restrictions (if any) related to the grant, subject to the limitations set forth herein.

(b)     Vesting Criteria and Other Terms.    The Administrator will set vesting criteria and other terms in its discretion in an applicable Award Agreement, which, depending on the extent to which the vesting criteria and other terms are met, will determine the number of Restricted Stock Units that settle into shares of Common Stock. A Restricted Stock Unit Award will vest at such time, and upon such terms, as are determined by the Administrator in an applicable Award Agreement, which may include upon completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If Restricted Stock Units vest based upon satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

(c)     Earning Restricted Stock Units.    Upon meeting the applicable vesting criteria and any other conditions, the Participant will be entitled to have the Restricted Stock Units settled as determined by the Administrator, subject to the limitations set forth herein or in an applicable Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria or other conditions that must be met for the Restricted Stock Units to settle.

(d)     Dividend Equivalents.    The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof. Absent a contrary provision in an Award Agreement, such dividend equivalents shall

Annex D-11

be subject to the same terms, restrictions and risk of forfeiture as the Restricted Stock Units with respect to which the dividends accrue and shall not be settled unless and until the related Restricted Stock Units have vested and been earned.

(e)     Form and Timing of Settlement.    Settlement of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(f)     Cancellation.    On the date set forth in the Award Agreement, all Shares underlying any unvested, unearned Restricted Stock Units (after giving effect to any applicable acceleration provisions that apply to such Restricted Stock Units) will be forfeited to the Company and the underlying shares of Common Stock will be available for future issuance under the Plan in accordance with Section 3(c).

9.     Stock Appreciation Rights.

(a)     Grant of Stock Appreciation Rights.    Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)     Number of Shares.    The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider, which number will be set forth in an applicable Award Agreement.

(c)     Exercise Price and Other Terms.    Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, which will be set forth in an applicable Award Agreement.

(d)     Exercisability and Vesting.    At the time a Stock Appreciation Right is granted, the Administrator will fix the period within which the Stock Appreciation Right may vest and/or be exercised and will determine any conditions that must be satisfied before the Option may vest and/or be exercised. A Stock Appreciation Right will vest and/or become exercisable at such time, and upon such terms, as are determined by the Administrator in an applicable Award Agreement, which may include completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If a Stock Appreciation Right vests and/or becomes exercisable based on the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

(e)     Expiration of Stock Appreciation Rights.    A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights, mutatis mutandis.

(f)     Payment of Stock Appreciation Right Amount.    Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)     The amount, if any, by which the Fair Market Value of a Share on the date of exercise exceeds the exercise price; times

(ii)     The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

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10.     Stock Bonus Awards.

(a)     Awards of Stock Bonuses.    A Stock Bonus Award is an award of Shares to an eligible person without a purchase price that is not subject to any restrictions. All Stock Bonus Awards may be made, but are not required to be made, pursuant to an Award Agreement.

(b)     Number of Shares.    The Administrator will have complete discretion to determine the number of Shares to be awarded to any Participant under a Stock Bonus Award and any other terms applicable to such Stock Bonus Award.

(c)     Form and Timing of Payment.    Payment of a Stock Bonus Award will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement (unless such grant is not made pursuant to an Award Agreement as provided in Section 10(a)). Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares subject to the Stock Bonus Award on the date of payment, as determined in the sole discretion of the Administrator.

11.     Outside Director Limitations.    Stock awards granted during a single fiscal year under the Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Board, shall not exceed $750,000 in total value for any Outside Director, except with respect to the first year of service in which case any stock awards granted and cash fees paid will not exceed $1,000,000 in total value (calculating the value of any such stock awards, in each case, based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an Employee or while he or she was an Independent Contractor but not an Outside Director will not count for purposes of the limitations set forth in this Section 11.

12.     Leaves of Absence/Transfer Between Locations.    The Administrator shall have the discretion to determine in an applicable Award Agreement whether and to what extent the vesting of Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by Applicable Laws). A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company or any Affiliate. If an Employee is holding an Incentive Stock Option and such leave exceeds three (3) months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first (1st) day following such three (3) month period and the Incentive Stock Option shall thereafter automatically treated for tax purposes as a Nonstatutory Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.

13.     Change in Time Commitment.    In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from full-time to part-time), the Administrator, in its sole discretion, may, if so provided in an applicable Award Agreement (i) make a corresponding reduction in the number of Shares or cash amount subject to any portion of any outstanding Award that is scheduled to vest, settle and/or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend or otherwise revise the vesting, settlement and/or payment schedule applicable to any outstanding Award (in accordance with all Applicable Laws, including, without limitation, Section 409A of the Code, as applicable). In the event the Administrator takes any action pursuant to this Section 13, the Participant will have no right with respect to any portion of any affected Award.

14.     Transferability of Awards.    Unless determined otherwise by the Administrator or otherwise provided in an Award Agreement or other written agreement between the Company and an applicable Participant, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will be subject to such additional terms and conditions as the Administrator deems appropriate and provides in an applicable Award Agreement provided, however, that

Annex D-13

in no event may any Award be transferred for consideration to a third-party financial institution, unless otherwise provided in an Award Agreement or other applicable written agreement between the Company or any of its Affiliates and the applicable Participant.

15.     Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)     Adjustments.    In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend or distribution of property, including shares of a subsidiary) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable in its good faith discretion, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award. Notwithstanding the forgoing, all adjustments under this Section 15 shall be made in a manner that does not result in taxation or penalties under Code Section 409A.

(b)     Dissolution or Liquidation.    In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, and without limiting Section 14(a) or 14(c) herein, an Award will terminate immediately prior to the consummation of such proposed action.

(c)     Corporate Transaction.    Except as otherwise provided in an applicable Award Agreement or other agreement with the Participant that is binding upon the Company, in the event of (i) a transfer of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock, or (iv) a Change in Control (each, a “Corporate Transaction”), each outstanding Award (vested or unvested) will be treated as the Administrator determines, which determination may be made without the consent of any Participant and need not treat all outstanding Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Participant, shall provide for one or more of the following in the event of a Corporate Transaction: (A) the continuation of such outstanding Awards by the Company (if the Company is the surviving corporation); (B) the assumption of such outstanding Awards by the surviving corporation or its parent; (C) the substitution by the surviving corporation or its parent of new options or other equity awards for such Awards that preserve (as of immediately after the Corporate Transaction) the intrinsic value of such Awards (as of immediately prior to the Corporate Transaction); (D) the cancellation of such outstanding Awards in exchange for a payment to the Participants equal to the excess of (1) the Fair Market Value of the Shares subject to such Awards as of the closing date of such Corporate Transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the Shares subject to the Awards; provided that, at the discretion of the Administrator and to the extent permissible under all Applicable Laws (including without limitation Section 409A of the Code), such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; (E) the full or partial acceleration of vesting, settlement, payment and/or expiration of such outstanding Awards as of immediately prior to the Corporate Transaction; (F) the full or partial lapse of forfeiture, repurchase or reacquisition rights with respect to Shares previously acquired pursuant to any Awards as of immediately prior to the Corporate Transaction; or (G) the opportunity for Participants to exercise such outstanding Options and/or Stock Appreciation Rights prior to the occurrence of the Corporate Transaction and the termination of such outstanding, unexercised Options and/or Stock Appreciation Rights upon the consummation of such Corporate Transaction for no consideration but only if such right may be exercised by the Participant by broker-assisted transaction or through net exercise and net tax withholding.

(d)     Change in Control.    An Award may be subject to additional acceleration of vesting, settlement, payment and/or expiration upon or after a Change in Control as may be provided in the Award Agreement for

Annex D-14

such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur unless approved by the Administrator.

16.     Tax.

(a)     Withholding Requirements.    Subject to any limitations provided in an applicable Award Agreement, prior to the delivery of any Shares or cash pursuant to an Award (or exercise or settlement thereof) or prior to any time the Award or Shares are subject to taxation or other Tax-Related Items, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax-Related Items or other items that the Company or any Affiliate is required to withhold or deduct or that is otherwise applicable with respect to such Award.

(b)     Withholding Arrangements.    The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time (but subject to any limitations set forth in an applicable Award Agreement), may require a Participant to satisfy such withholding or deduction obligations or any other Tax-Related Items, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares, (iii) delivering to the Company already-owned Shares, or (iv) such other method as may be set forth in the Award Agreement; provided that, unless specifically permitted by the Company, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or Shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or Shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The Fair Market Value of the Shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with Applicable Laws.

(c)     Compliance With Code Section 409A.    Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of the application of Code Section 409A to the extent such taxes result from the failure of the Plan or an Award Agreement to be in documentary compliance with Code Section 409A.

17.     No Effect on Employment or Service.    Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Affiliate, nor will they interfere in any way with the Participant’s right or the Company’s or any Affiliate’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18.     Date of Grant.    The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19.     Corporate Records Control.    In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

Annex D-15

20.     Clawback/Recovery.    The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy to the extent such policy is adopted pursuant to, and consistent with the requirements of, Applicable Laws. The Administrator may require a Participant to forfeit or return to and/or reimburse the Company for all or a portion of the Award and/or Shares issued under the Award, any amounts paid under, or benefits provided pursuant to, the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Award, pursuant to the terms of such Company clawback policy or as necessary or appropriate to comply with Applicable Laws.

21.     Term of Plan.    Subject to Section 25 of the Plan, the restatement of the Prior Plan into this Plan became effective as of the Effective Date. The Plan will continue in effect for a term of ten (10) years measured from the earlier of the date the Board approves restatement of the Prior Plan into this Plan or the approval of such restatement by the Company’s stockholders, unless terminated earlier under Section 22 of the Plan.

22.     Amendment and Termination of the Plan.

(a)     Amendment and Termination.    The Administrator may at any time amend, alter, suspend or terminate the Plan, subject to Section 22(b) and (c).

(b)     Stockholder Approval.    The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)     Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

23.     Conditions Upon Issuance of Shares.

(a)     Legal Compliance.    Shares will not be issued pursuant to the vesting, exercise, settlement or payment (as applicable) of an Award unless the vesting, exercise, settlement or payment of such Award and the issuance and delivery of such Shares or cash will comply with Applicable Laws as determined by the Company in good faith.

(b)     Investment Representations.    As a condition to the vesting, exercise, settlement or payment of an Award, the Company may require the Participant to represent and warrant at the time of any such vesting, exercise, settlement or payment that the Shares are being purchased or issued only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

24.     Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares, or payment of cash, hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares, or pay such cash, as to which such requisite authority will not have been obtained.

25.     Stockholder Approval.    The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Prior Plan was restated into this Plan. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26.     Governing Law.    The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

o    O    o

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Annex E

VOLTA INC.

Founder Incentive Plan

1.     Purposes of the Plan.    The purposes of this Plan are (a) to retain the Founders to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize the Founders with equity-based compensation to align their interests with the Company’s stockholders; and (c) to promote the success of the Company’s business.

The Plan permits the grant of Restricted Stock Units.

2.     Definitions.    As used herein, the following definitions will apply:

(a)     “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)     “Affiliate” means a Parent, a Subsidiary or any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(c)     “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Affiliate, as such laws, rules, and regulations shall be in effect from time to time.

(d)     “Award” means, individually or collectively, a grant under the Plan of Restricted Stock Units.

(e)     “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)     “Board” means the Board of Directors of the Company.

(g)     “Cause” means, with respect to the termination of a Participant’s status as a Service Provider, (i) except as otherwise defined in an Award Agreement, in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate of the Company and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import) or where it only applies upon the occurrence of a change in control and one has not yet taken place): (A) any material breach by Participant of any material written agreement between Participant and the Company; (B) any failure by Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time; (C) neglect or persistent unsatisfactory performance of Participant’s duties; (D) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer; (E) Participant’s indictment for, conviction of, or plea of guilty or nolo contendere to, any felony or crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (F) Participant’s commission of or participation in an act of fraud against the Company; (G) Participant’s commission of or participation in an act that results in material damage to the Company’s business, property or reputation; or (H) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement (taking into account, for the avoidance of doubt, applicable cure periods and other applicable conditions to such determination); provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. For purposes of clarity, a termination without “Cause” does not include any termination that occurs solely as a result of Participant’s death or Disability. Where a determination is made under clause (i) above, the determination as to whether a

Annex E-1

Participant’s status as a Service Provider for purposes of the Plan has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. Where a determination is made under clause (ii) above, the determination as to whether a Participant’s status as a Service Provider for purposes of the Plan has been terminated for Cause will be made in accordance with the applicable employment agreement, consulting agreement, change in control agreement or similar agreement. The foregoing definition does not in any way limit the Company’s ability (or that of any Affiliate or any successor thereto, as appropriate) to terminate a Participant’s employment or consulting relationship at any time, subject to Applicable Laws.

(h)     “Change in Control” except as may otherwise be provided in an Award Agreement or other applicable agreement that is executed by an applicable Participant after the Effective Date hereof, means the occurrence of any of the following:

(i)     The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization in substantially the same proportions immediately after such merger, consolidation or reorganization as in effect immediately prior to such merger, consolidation or reorganization;

(ii)     The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (z) to a continuing or surviving entity described in Section 2(h)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(h)(i));

(iii)     A change in the effective control of the Company, which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv)     The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least twenty-five percent (25%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(h), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)     a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate;

(2)     a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;

(3)     the Company; and

(4)     a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) owns more than twenty-five percent (25%) of the total voting power represented by the Company’s then outstanding voting securities and no other Person or group of related Persons owns a greater percentage of such voting power, the acquisition of additional securities of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Code Section 409A, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

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(i)     “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j)     “Code Section 409A” Code Section 409A, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(k)     “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(l)     “Common Stock” means the Class B common stock of the Company.

(m)     “Company” means Volta, Inc., a Delaware corporation, or any successor thereto.

(n)     “Director” means a member of the Board.

(o)     “Disability” means, unless otherwise specified in an Award Agreement, total and permanent disability as determined by the Social Security Administration or the long-term disability plan maintained by the Company. The Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p)     “Effective Date” means                      .

(q)     “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r)     “Employee-Founder” means a Founder who is an Employee.

(s)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)     “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)     If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in such source as the Administrator deems reliable;

(ii)     If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in such source as the Administrator deems reliable; or

(iii)     In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator in compliance with Applicable Laws and regulations and in a manner that complies with Code Section 409A.

(u)     “Fiscal Year” means the fiscal year of the Company.

(v)     “Founder” means each of Scott Mercer and/or Christopher Wendel, as applicable.

(w)     “Independent Contractor” means any person, including an advisor, consultant or agent, engaged by the Company or an Affiliate to render services to such entity or who renders, or has rendered, services to the Company, or any Affiliate and is compensated for such services.

(x)     “Insider” means an Officer or Director or any other person whose transactions in Common Stock are subject to Section 16 of the Exchange Act.

(y)     “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

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(z)     “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(aa)     “Participant” means the holder of an outstanding Award.

(bb)     “Plan” means this Founder Incentive Plan.

(cc)     “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 6. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(dd)     “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ee)     “Section 16(b)” means Section 16(b) of the Exchange Act.

(ff)     “Service Provider” means an Employee, Director or Independent Contractor.

(gg)     “Share” means a share of Common Stock, as adjusted in accordance with Section 9 of the Plan.

(hh)     “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(ii)     “Tax-Related Items” means income tax, social insurance or other social contributions, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other taxrelated items.

3.     Stock Subject to the Plan.

(a)     Stock Subject to the Plan.    Subject to the provisions of Sections 3(b) and 9 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan will not exceed the 10,500,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)     Lapsed Awards.    To the extent an Award should expire or be forfeited, the unissued Shares that were subject thereto shall not return to the Plan and shall no longer be available under the Plan for issuance pursuant to future Awards. In addition, any Shares which are retained by the Company in order to satisfy any withholding taxes due with respect to such Award shall no longer be available under the Plan for issuance pursuant to future Awards. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will result in reducing the number of Shares available for issuance under the Plan.

4.     Administration of the Plan.

(a)     Procedure.

(i)     Multiple Administrative Bodies.    Different Committees with respect to each Founder may administer the Plan.

(ii)     Rule 16b-3.    The transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)     Other Administration.    Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)     Powers of the Administrator.    Subject to the limitations set forth in the Plan and Applicable Laws and/or any applicable Award Agreement, the Administrator will have the authority, in its discretion:

(i)     to determine the Fair Market Value in accordance with Section 2(t)(iii);

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(ii)     to determine the number of Shares to be covered by each Award granted hereunder, provided that each Founder will be granted an initial Award covering 5,250,000 Shares effective as soon as practicable following the closing of the transactions contemplated by the Business Combination Agreement (the “Business Combination Agreement”) by and among the Company, SNPR Merger Sub I, Inc., a Delaware corporation, SNPR Merger Sub II, LLC, a Delaware limited liability company, and Volta Industries, Inc., a Delaware corporation (each, an “Initial Founder Award”);

(iii)     to approve forms of Award Agreements for use under the Plan;

(iv)     to determine the terms and conditions, consistent with the terms set forth in the Business Combination Agreement and not inconsistent with the terms of the Plan, of any Award granted hereunder; such terms and conditions may include, but are not limited to, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(v)     to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vi)     correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(vii)     to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying non-U.S. Applicable Laws, for qualifying for favorable tax treatment under applicable non-U.S. Applicable Laws or facilitating compliance with non-U.S. Applicable Laws (sub-plans may be created for any of these purposes);

(viii)     to modify or amend each Award (subject to Section 16 of the Plan), subject to the terms and conditions of the Plan and compliance with all Applicable Laws;

(ix)     to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;

(x)     to authorize any person to execute on behalf of the Company any instrument required to give effect to the grant of an Award previously granted by the Administrator;

(xi)     to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii)     to make all other determinations deemed necessary or advisable for administering the Plan.

(c)     Effect of Administrator’s Decision.     Subject to the limitations set forth in the Plan and/or any applicable Award Agreement, the Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant to the Company for review. The Committee shall have the authority to review and resolve disputes with respect to Awards held by Participants who are Insiders.

(d)     Delegation.    To the extent permitted by Applicable Laws, the Board or Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or Officers.

(e)     Section 16 of the Exchange Act.    Awards granted to Participants who are Insiders must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

5.     Award Eligibility.    Restricted Stock Units may be granted to any Founder who is a Service Provider.

6.     Restricted Stock Units.

(a)     Grant.    Restricted Stock Units granted under the Plan, including the number of Restricted Stock Units subject to such grant, will be evidenced by an Award Agreement setting forth the terms, conditions, and restrictions (if any) related to the grant, subject to the limitations set forth herein.

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(b)     Vesting Criteria and Other Terms.    A Restricted Stock Unit Award will vest at such time, and upon such terms, as are determined by the Administrator consistent with the Business Combination Agreement, the Plan and Applicable Laws, and set forth in an applicable Award Agreement. The extent to which the vesting criteria and other terms set by the Administrator are met will determine the number of Restricted Stock Units that settle into shares of Common Stock.

(c)     Earning Restricted Stock Units.    Upon meeting the applicable vesting criteria and any other conditions, the Participant will be entitled to have the Restricted Stock Units settled as determined by the Administrator, subject to the limitations set forth herein or in an applicable Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria or other conditions that must be met for the Restricted Stock Units to settle.

(d)     Dividend Equivalents.    The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof. Absent a contrary provision in an Award Agreement, such dividend equivalents shall be subject to the same terms, restrictions and risk of forfeiture as the Restricted Stock Units with respect to which the dividends accrue and shall not be settled unless and until the related Restricted Stock Units have vested and been earned.

(e)     Form and Timing of Settlement.    Settlement of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(f)     Cancellation.    On the date set forth in the Award Agreement, all Shares underlying any unvested, unearned Restricted Stock Units (after giving effect to any applicable acceleration provisions that apply to such Restricted Stock Units) will be forfeited to the Company and the underlying shares of Common Stock will not be available for future issuance under the Plan.

7.     Leaves of Absence/Transfer Between Locations.    The Administrator shall have the discretion to determine in an applicable Award Agreement whether and to what extent the vesting of Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by Applicable Laws). A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company or any Affiliate.

8.     Transferability of Awards.    Unless determined otherwise by the Administrator or otherwise provided in an Award Agreement or other written agreement between the Company or any of its Affiliates and an applicable Participant, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will be subject to such additional terms and conditions as the Administrator deems appropriate and provides in an applicable Award Agreement provided, however, that in no event may any Award be transferred for consideration to a third-party financial institution, unless otherwise provided in an Award Agreement or other applicable written agreement between the Company or any of its Affiliates and the applicable Participant.

9.     Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)     Adjustments.    In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend or distribution of property, including shares of a subsidiary) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable in its good faith discretion, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class and kind of securities covered by each outstanding Award. Notwithstanding the forgoing, all adjustments under this Section 9 shall be made in a manner that does not result in taxation or penalties under Code Section 409A.

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(b)     Dissolution or Liquidation.    In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously settled, and without limiting Section 9(a) or 9(c) herein, an Award will terminate immediately prior to the consummation of such proposed action.

(c)     Corporate Transaction.    Except as otherwise provided in an applicable Award Agreement or other agreement with the Participant that is binding upon the Company, in the event of (i) a transfer of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock, or (iv) a Change in Control (each, a “Corporate Transaction”), each outstanding Award (vested or unvested) will be treated as the Administrator determines, which determination may be made without the consent of any Participant and need not treat all outstanding Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Participant, shall provide for one or more of the following in the event of a Corporate Transaction: (A) the continuation of such outstanding Awards by the Company (if the Company is the surviving corporation); (B) the assumption of such outstanding Awards by the surviving corporation or its parent; (C) the substitution by the surviving corporation or its parent of new equity awards for such Awards that preserve (as of immediately after the Corporate Transaction) the intrinsic value of such Awards (as of immediately prior to the Corporate Transaction); (D) the cancellation of such outstanding Awards in exchange for a payment to the Participants equal to the Fair Market Value of the vested Shares subject to such Awards as of the closing date of such Corporate Transaction; provided that, at the discretion of the Administrator and to the extent permissible under all Applicable Laws (including without limitation Section 409A of the Code), such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; or (E) the full or partial acceleration of vesting, settlement, payment and/or expiration of such outstanding Awards as of immediately prior to the Corporate Transaction.

(d)     Change in Control.    An Award may be subject to additional acceleration of vesting, settlement, payment and/or expiration upon or after a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur unless approved by the Administrator.

10.     Tax.

(a)     Withholding Requirements.    Subject to any limitations provided in an applicable Award Agreement, prior to the delivery of any Shares or cash pursuant to an Award (or settlement thereof) or prior to any time the Award or Shares are subject to taxation or other Tax-Related Items, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax-Related Items or other items that the Company or any Affiliate is required to withhold or deduct or that is otherwise applicable with respect to such Award.

(b)     Withholding Arrangements.    The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time (but subject to any limitations set forth in an applicable Award Agreement), may permit a Participant to satisfy such withholding or deduction obligations or any other Tax-Related Items, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares, (iii) delivering to the Company already-owned Shares, or (iv) such other method as may be set forth in the Award Agreement. The Fair Market Value of the Shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with Applicable Laws.

(c)     Compliance With Code Section 409A.    Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment,

Annex E-7

or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of the application of Code Section 409A to the extent such taxes result from the failure of the Plan or an Award Agreement to be in documentary compliance with Code Section 409A.

11.     No Effect on Employment or Service.    Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Affiliate, nor will they interfere in any way with the Participant’s right or the Company’s or any Affiliate’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

12.     Date of Grant.    The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

13.     Corporate Records Control.    In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

14.     Clawback/Recovery.    The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy to the extent such policy is adopted pursuant to, and consistent with the requirements of, Applicable Laws. The Administrator may require a Participant to forfeit or return to and/or reimburse the Company for all or a portion of the Award and/or Shares issued under the Award, any amounts paid under, or benefits provided pursuant to, the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Award, pursuant to the terms of such Company clawback policy or as necessary or appropriate to comply with Applicable Laws.

15.     Term of Plan.    Subject to Section 19 of the Plan, the Plan will become effective as of the Effective Date. The Plan will continue in effect for a term of ten (10) years measured from the earlier of the date the Board approves this Plan or the approval of this Plan by the Company’s stockholders, unless terminated earlier under Section 16 of the Plan.

16.     Amendment and Termination of the Plan.

(a)     Amendment and Termination.    The Administrator may at any time amend, alter, suspend or terminate the Plan, subject to Section 16(b) and (c).

(b)     Stockholder Approval.    The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)     Effect of Amendment or Termination.    No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

17.     Conditions Upon Issuance of Shares.

(a)     Legal Compliance.    Shares will not be issued pursuant to the vesting, settlement or payment (as applicable) of an Award unless the vesting, settlement or payment of such Award and the issuance and delivery of such Shares or cash will comply with Applicable Laws as determined by the Company in good faith.

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(b)     Investment Representations.    As a condition to the vesting, settlement or payment of an Award, the Company may require the Participant to represent and warrant at the time of any such vesting, settlement or payment that the Shares are being purchased or issued only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

18.     Inability to Obtain Authority.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares, or payment of cash, hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares, or pay such cash, as to which such requisite authority will not have been obtained.

19.     Stockholder Approval.    The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

20.     Governing Law.    The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

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Annex F

VOLTA INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

1.     General; Purpose.

(a)     Purpose.    The Plan provides a means by which Eligible Employees and/or Eligible Service Providers of either the Company or a Designated Company may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees and/or Eligible Service Providers. The Company, by means of the Plan, seeks to, and seeks to assist its Related Corporations or Affiliates to, retain the services of Eligible Employees and Eligible Service Providers and provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations and Affiliates.

(b)     Qualified and Non-Qualified Offerings Permitted.    The Plan includes two components: a 423 Component and a Non423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation, to extend and limit Plan participation in a uniform and non-discriminating basis. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan, except with respect to a Non-423 Component, the terms of which may vary from the requirements of the Plan that relate to qualification as an Employee Stock Purchase Plan), and the Company will designate which Designated Company is participating in each separate Offering and if any Eligible Service Providers will be eligible to participate in a separate Offering. Eligible Employees will be able to participate in the 423 Component or Non-423 Component of the Plan. Eligible Service Providers will only be able to participate in the Non-423 Component of the Plan.

2.     Administration.

(a)     The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)     The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan and in accordance with Applicable Laws:

(i)     To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)     To designate from time to time which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations or as Designated Non-423 Corporations, which Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii)     To designate from time to time which persons will be eligible to participate in the Non423 Component of the Plan as Eligible Service Providers and which Eligible Service Providers will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iv)     To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(v)     To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(vi)     To suspend or terminate the Plan at any time as provided in Section 12.

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(vii)     To amend the Plan at any time as provided in Section 12.

(viii)     Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company, its Related Corporations, and Affiliates and to carry out the intent that the 423 Component be treated as an Employee Stock Purchase Plan.

(ix)     To adopt such rules, procedures and sub-plans relating to the operation and administration of the Plan as are necessary or appropriate under Applicable Laws to permit or facilitate participation in the Plan by Employees or Eligible Service Providers who are non-U.S. nationals or employed or providing services or located or otherwise subject to the laws of a jurisdiction outside the United States. Without limiting the generality of, but consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans, which, for purposes of the Non-423 Component, may be beyond the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to Applicable Laws.

(c)     The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan and Applicable Laws, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)     All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.     Shares of Common Stock Subject to the Plan.

(a)     Number of Shares Available.    Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed             shares of Common Stock. .

(b)     Share Recycling.    If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)     Source of Shares.    The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.     Grant of Purchase Rights; Offering.

(a)     Offerings.    The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees and/or Eligible Service Providers under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering will be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the Offering Document or otherwise) the period during which the Offering will be effective, which period will not exceed twenty seven (27) months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

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(b)     More than One Purchase Right.    If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)     Restart Provision Permitted.    The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Offering.

5.     Eligibility.

(a)     General.    Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or, solely with respect to the Non-423 Component, Employees of an Affiliate or Eligible Service Providers.

(b)     Grant of Purchase Rights in Ongoing Offering.    The Board may provide that Employees will not be eligible to be granted Purchase Rights under the Plan if, on the Offering Date, the Employee (i) has not completed at least two (2) years of service since the Employee’s last hire date (or such lesser period of time as may be determined by the Board in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Board in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Board in its discretion), (iv) is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, or (v) has not satisfied such other criteria as the Board may determine consistent with Section 423 of the Code. Unless otherwise determined by the Board for any Offering, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has completed at least three (3) months of service since the Employee’s last hire date and customarily works more than twenty (20) hours per week and more than five (5) months per calendar year.

(c)     5% Stockholders Excluded.    No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five (5) percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)     $25,000 Limit.    As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds U.S. $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)     Service Requirement.    An Eligible Service Provider will not be eligible to be granted Purchase Rights unless the Eligible Service Provider is providing bonafide services to the Company or a Designated Company on the applicable Offering Date.

(f)     Non-423 Component Offerings.    Notwithstanding anything set forth herein except for Section 5(e) above, the Board may establish additional eligibility requirements, or fewer eligibility requirements, for Employees and/or Eligible Service Providers with respect to Offerings made under the Non-423 Component even if such requirements are not consistent with Section 423 of the Code.

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6.     Purchase Rights; Purchase Price.

(a)     Grant and Maximum Contribution Rate.    On each Offering Date, each Eligible Employee or Eligible Service Provider, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock (rounded down to the nearest whole share) purchasable either with a percentage or with a maximum dollar amount of such Employee’s earnings (as defined by the Board in each Offering and consistent with Section 423(b)(5) of the Code, as applicable), as designated by the Board; provided however, that in the case of Eligible Employees, such percentage or maximum dollar amount will in either case not exceed 15% of such Employee’s earnings during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering, unless otherwise provided for in an Offering.

(b)     Purchase Dates.    The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)     Other Purchase Limitations.    In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering, and (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable on exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)     Purchase Price.    The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:

(i)     an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)     an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.     Participation; Withdrawal; Termination.

(a)     Enrollment.    An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified by the Company, an enrollment form provided by the Company or any third party designated by the Company (each, a “Company Designee”). The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Laws require that Contributions be deposited with a Company Designee or otherwise be segregated.

(b)     Contributions.    If permitted in the Offering, a Participant may begin Contributions with the first payroll or payment date occurring on or after the Offering Date (or, in the case of a payroll date or payment date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll or payment will be included in the new Offering) or on such other date as set forth in the Offering. If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Laws or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through a payment by cash, check, or wire transfer prior to a Purchase Date, in a manner directed by the Company or a Company Designee.

(c)     Withdrawals.    During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. On such withdrawal,

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such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions without interest (except as required by Applicable Law) and such Participant’s Purchase Right in that Offering will then terminate. A Participant’s withdrawal from that Offering will have no effect on his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(d)     Termination of Eligibility.    Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Eligible Employee or Eligible Service Provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. The Company shall have the exclusive discretion to determine when Participant is no longer actively providing services and the date of the termination of employment or service for purposes of the Plan. As soon as practicable, the Company will distribute to such individual all of his or her accumulated but unused Contributions without interest (except as required by Applicable Law).

(e)     Leave of Absence.    For purposes of this Section 7, an Employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Designated Company in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that such leave is for a period of not more than three (3) months or reemployment upon the expiration of such leave is guaranteed by contract or statute. The Company will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under Applicable Laws.

(f)     Employment Transfers.    Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. In the event that a Participant’s Purchase Right is terminated under the Plan, the Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions without interest (except as required by Applicable Law).

(g)     No Transfers of Purchase Rights.    During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(h)     No Interest.    Unless otherwise specified in the Offering or required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.     Exercise of Purchase Rights.

(a)     On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock (rounded down to the nearest whole share), up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b)     Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date in an Offering, then such remaining amount will roll over to the next Offering.

(c)     No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued on such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all Applicable Laws. If on a Purchase Date the shares of Common

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Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than three (3) months from the original Purchase Date and in no event will the Purchase Date be after such date that would exceed the amount of time permitted by Section 423 of the Code. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed as soon as practicable to the Participants without interest (except as required by Applicable Law).

9.     Covenants of the Company.    The Company will seek to obtain from each U.S. federal or state, non-U.S. or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common Stock under any applicable Offering unless the Company determines, in its sole discretion, that doing so would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock pursuant to any Offering under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to issue and sell Common Stock pursuant to any such Offering.

10.     Designation of Beneficiary.

(a)     The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock or Contributions from the Participant’s account under the Plan if the Participant dies before such shares or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation or change must be on a form approved by the Company or as approved by the Company for use by a Company Designee.

(b)     If a Participant dies, in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and Contributions (without interest, except as required by Applicable Law) to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and Contributions (without interest, except as required by Applicable Law) to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.     Capitalization Adjustments; Dissolution or Liquidation; Corporate Transactions.

(a)     Capitalization Adjustment.    In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and number of securities subject to, and the purchase price applicable to, outstanding Offerings and Purchase Rights, and (iii) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding, and conclusive.

(b)     Dissolution or Liquidation.    In the event of a dissolution or liquidation of the Company, the Board will shorten any Offering then in progress by setting a New Purchase Date prior to the consummation of such proposed dissolution or liquidation. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7.

(c)     Corporate Transaction.    In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or

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does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) prior to the Corporate Transaction under the outstanding Purchase Rights (with such actual date to be determined by the Board in its sole discretion), and the Purchase Rights will terminate immediately after such purchase. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7.

(d)     Spin-Off.    In the event of a spin-off or similar transaction involving the Company, the Board may take actions deemed necessary or appropriate in connection with an ongoing Offering and subject to compliance with Applicable Laws (including the assumption of Purchase Rights under an ongoing Offering by the spun-off company, or shortening an Offering and scheduling a new Purchase Date prior to the closing of such transaction). In the absence of any such action by the Board, a Participant in an ongoing Offering whose employer ceases to qualify as a Related Corporation as of the closing of a spin-off or similar transaction will be treated in the same manner as if the Participant had terminated employment (as provided in Section 7(d)).

12.     Amendment, Termination or Suspension of the Plan.

(a)     Plan Amendment.    The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Laws, including but not limited to any amendment that either (i) increases the number of shares of Common Stock available for issuance under the Plan, (ii) expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by Applicable Laws.

(b)     Suspension or Termination.    The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c)     No Impairment of Rights.    Any benefits, privileges, entitlements, and obligations under any outstanding Purchase Rights granted before an amendment, suspension, or termination of the Plan will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right or the 423 Component complies with the requirements of Section 423 of the Code.

(d)     Corrections and Administrative Procedures.    Notwithstanding anything in the Plan to the contrary, the Board will be entitled to: (i) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (ii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iii) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code; and (iv) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

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13.     Tax Matters.

(a)     Section 409A of the Code.    Purchase Rights granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code under U.S. Treasury Regulation Section 1.409A1(b)(5)(ii). Purchase Rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to Section 13(b) below, Purchase Rights granted to U.S. taxpayers under the Non-423 Component will be subject to such terms and conditions that will permit such Purchase Rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares subject to a Purchase Right be delivered within the short-term deferral period. Subject to Section 13(b) below, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that a Purchase Right or the exercise, payment, settlement, or deferral thereof is subject to Section 409A of the Code, the Purchase Right will be granted, exercised, paid, settled, or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the Purchase Right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto.

(b)     No Guarantee of Tax Treatment.    Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States, or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 13(a) above. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

14.     Tax Withholding.    The Participant will make adequate provision to satisfy any applicable withholding obligations of, and/or contributions required to be remitted by, the Company and/or the applicable Designated Company related to Participant’s Tax-Related Items which arise with respect to Participant’s participation in the Plan or upon the disposition of the shares of Common Stock acquired pursuant to the Plan. The Company and/or the Designated Company may, but will not be obligated to, (i) withhold from the Participant’s compensation or any other payments due to the Participant the amount necessary to meet such withholding obligations and/or required contributions, (ii) withhold a sufficient whole number of shares of Common Stock issued upon exercise of a Purchase Right having an aggregate value sufficient to satisfy such withholding obligations and/or required contributions, (iii) withhold from the proceeds of the sale of shares of Common Stock, either through a voluntary sale or a mandatory sale arranged by the Company, the amount necessary to meet any such withholding obligations and/or required contributions, or (iv) employ any other method that the Company and/or the Designated Company deems appropriate to satisfy any such withholding obligations and/or required contributions. The Company and/or the Designated Company will have the right to take such other action as may be necessary in the opinion of the Company or a Designated Company to satisfy any such withholding obligations and/or required contributions, or reporting obligations related to such Tax-Related Items. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

15.     Effective Date of Plan.    The Plan will become effective on the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within twelve (12) months before or after the date the Plan is adopted (or, if required under Section 12(a) above, amended) by the Board.

16.     Miscellaneous Provisions.

(a)     Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b)     A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired on exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

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(c)     The Plan and any Offering do not constitute an employment or service contract. Nothing in the Plan or in any Offering will in any way alter the at-will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue his or her employment or service relationship with the Company, a Related Corporation, or an Affiliate, or on the part of the Company, a Related Corporation, or an Affiliate to continue the employment or service of a Participant.

(d)     The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules. For purposes of litigating any dispute that may arise directly or indirectly from the Plan or any Offering, the parties hereby submit and consent to the exclusive jurisdiction of the State of Delaware and agree that any such litigation shall be conducted only in the courts of Delaware or the federal courts of the United States located in Delaware and no other courts.

(e)     If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f)     If any provision of the Plan does not comply with Applicable Laws, such provision will be construed in such a manner as to comply with Applicable Laws.

17.     Definitions.    As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)     “423 Component” means the part of the Plan, which excludes the Non423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b)     “Affiliate” means any entity, other than a Related Corporation, that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(c)     “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Purchase Rights are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Related Corporation or Affiliate, as such laws, rules, and regulations shall be in effect from time to time.

(d)     “Board” means the Board of Directors of the Company.

(e)     “Capitalization Adjustment” means, with respect to, the Common Stock subject to the Plan or subject to any outstanding Purchase Right, a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Common Stock, subdivision of the Common Stock, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs.

(f)     “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g)     “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h)     “Common Stock” means the Class A common stock of the Company.

(i)     “Company” means Volta Inc., a Delaware corporation.

(j)     “Contributions” means the payroll deductions or other payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already contributed the maximum permitted amount of payroll deductions and other payments during the Offering.

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(k)     “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)     a transfer of all or substantially all of the Company’s assets;

(ii)     a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person; or

(iii)     the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock.

(l)     “Designated 423 Corporation” means any Related Corporation selected by the Board as participating in the 423 Component.

(m)     “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component will not be a Related Corporation participating in the Non423 Component.

(n)     “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.

(o)     “Director” means a member of the Board.

(p)     “Effective Date” means             .

(q)     “Eligible Employee” means an Employee who meets the requirements for eligibility to participate in any Offering in the 423 Component as set forth in the document(s) governing the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(r)     “Eligible Service Provider” means a natural person other than an Employee or Director who (i) is designated by the Committee to be an “Eligible Service Provider,” (ii) provides bonafide services to the Company and is not a U.S. taxpayer or provides bonafide services to a Designated Non-423 Corporation, and (iii) meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such person also meets the requirements for eligibility to participate set forth in the Plan.

(s)     “Employee” means any person, including an Officer or Director, who is treated as an employee in the records of the Company or a Related Corporation or Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)     “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(u)     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(v)     “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)     If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in such source as the Board deems reliable;

(ii)     If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in such source as the Board deems reliable; or

(iii)     In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Board in compliance with Applicable Laws and in a manner that complies with Sections 409A of the Code.

Annex F-10

(w)     “Fiscal Year” means the fiscal year of the Company.

(x)     “New Purchase Date” means a new Purchase Date set by shortening any Offering then in progress.

(y)     “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees and Eligible Service Providers.

(z)     “Offering” means the grant to Eligible Employees or Eligible Service Providers of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods during the Offering. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(aa)     “Offering Date” means a date selected by the Board for an Offering to commence.

(bb)     “Officer” means a person who is an officer of the Company or a Related Corporation or Affiliate within the meaning of Section 16 of the Exchange Act.

(cc)     “Participant” means an Eligible Employee or Eligible Service Provider who holds an outstanding Purchase Right.

(dd)     “Plan” means this Volta Inc. 2021 Employee Stock Purchase Plan, including both the 423 Component and the Non-423 Component, as amended from time to time.

(ee)     “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(ff)     “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(gg)     “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(hh)      “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(ii)     “Securities Act” means the U.S. Securities Act of 1933, as amended.

(jj)     “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising in relation to a Participant’s participation in the Plan and legally applicable to a Participant.

(kk)     “Trading Day” means any day on which the exchange or market on which shares of Common Stock are listed is open for trading.

o    O    o

Annex F-11

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.     Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Organizational Documents provide for indemnification of our officers and directors against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Organizational Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.     Exhibits and Financial Statements Schedules

(a)    Exhibits:

Exhibit Number	Description
2.1**

Business Combination Agreement, dated as of February 7, 2021, by and among TortoiseCorp, First Merger Sub, Second Merger Sub and Volta (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement).

3.1**

Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to TortoiseCorp’s Current Report on Form 8-K (File No. 001-39508) filed with the SEC on September 15, 2020).

3.2**	Form of Certificate of Incorporation of New Volta (attached as Annex B to the proxy statement/prospectus that forms a part of this registration statement).
3.3**	Form of Bylaws of New Volta (attached as Annex C to the proxy statement/prospectus that forms a part of this registration statement).
4.1**	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to TortoiseCorp’s Registration Statement on Form S-1 (Registration No. 333-248269) filed with the SEC on September 1, 2020).
4.2**

Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to TortoiseCorp’s Registration Statement on Form S-1 (Registration No. 333-248269) filed with the SEC on September 1, 2020).

4.3**	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to TortoiseCorp’s Registration Statement on Form S-1 (Registration No. 333-248269) filed with the SEC on September 1, 2020).
4.4**

Warrant Agreement, dated September 10, 2020, between TortoiseCorp and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of TortoiseCorp’s Current Report on Form 8-K filed with the SEC on September 15, 2020).

4.5*	Form of Certificate of Corporate Domestication of TortoiseCorp, to be filed with the Secretary of State of the State of Delaware.
5.1	Opinion of Vinson & Elkins L.L.P. with respect to the legality of the securities being registered.
8.1	Form of Opinion of Vinson & Elkins L.L.P. regarding tax matters.
10.1†**	New Volta 2021 Equity Incentive Plan (attached as Annex D to the proxy statement/prospectus that forms a part of this registration statement).
10.2†**	New Volta Founder Incentive Plan (attached as Annex E to the proxy statement/prospectus that forms a part of this registration statement).

Exhibit Number	Description
10.3†**	New Volta Employee Stock Purchase Plan (attached as Annex F to the proxy statement/prospectus that forms a part of this registration statement).
10.4**

Letter Agreement, dated September 10, 2020, among TortoiseCorp, its officers, its directors, the Sponsor and TortoiseEcofin Borrower (incorporated by reference to Exhibit 10.1 to TortoiseCorp’s Current Report on Form 8-K (File No. 001-39508) filed with the SEC on September 15, 2020).

10.5**

Investment Management Trust Agreement, dated September 10, 2020, among TortoiseCorp and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to TortoiseCorp’s Current Report on Form 8-K (File No. 001-39508) filed with the SEC on September 15, 2020).

10.6**

Registration Rights Agreement, dated September 10, 2020, among TortoiseCorp, the Sponsor, TortoiseEcofin Borrower and the other parties named therein (incorporated by reference to Exhibit 10.3 to TortoiseCorp’s Current Report on Form 8-K (File No. 001-39508) filed with the SEC on September 15, 2020).

10.7**

Administrative Services Agreement, dated September 10, 2020, between TortoiseCorp and Tortoise Capital Advisors, L.L.C. (incorporated by reference to Exhibit 10.4 to TortoiseCorp’s Current Report on Form 8-K (File No. 001-39508) filed with the SEC on September 15, 2020).

10.8**

Private Placement Warrants Purchase Agreement, dated September 10, 2020, between TortoiseCorp and TortoiseEcofin Borrower (incorporated by reference to Exhibit 10.5 to TortoiseCorp’s Current Report on Form 8-K (File No. 001-39508) filed with the SEC on September 15, 2020).

10.9**

Form of Indemnification Agreement (incorporated by reference to Exhibit 10.7 of TortoiseCorp’s Registration Statement on Form S-1 (Registration No. 333-248269) filed with the SEC on September 1, 2020).

10.10**

Promissory Note, dated July 29, 2020, issued to the Sponsor by TortoiseCorp (incorporated by reference to Exhibit 10.1 to TortoiseCorp’s Registration Statement on Form S-1 (Registration No. 333-248269) filed with the SEC on September 1, 2020).

10.11**

Securities Subscription Agreement, dated July 29, 2020, between TortoiseCorp and the Sponsor (incorporated by reference to Exhibit 10.5 to TortoiseCorp’s Registration Statement on Form S-1 (Registration No. 333-248269) filed with the SEC on September 1, 2020).

10.12**

Stockholder Support Agreement, dated as of February 7, 2021, by and among TortoiseCorp and the shareholders of Volta named therein (incorporated by reference to Exhibit 10.1 to TortoiseCorp’s Current Report on Form 8-K (File No. 001-39508) filed with the SEC on February 8, 2021).

10.13**

Lock-Up Agreement, dated as of February 7, 2021, by and among TortoiseCorp, Volta and Volta’s founders (incorporated by reference to Exhibit 10.2 to TortoiseCorp’s Current Report on Form 8-K (File No. 001-39508) filed with the SEC on February 8, 2021).

10.14**

Sponsor Letter, dated as of February 7, 2021, by and among TortoiseCorp, Volta, the Sponsor and certain holders of TortoiseCorp’s founder shares named therein (incorporated by reference to Exhibit 10.3 to TortoiseCorp’s Current Report on Form 8-K (File No. 001-39508) filed with the SEC on February 8, 2021).

10.15**	Form of Subscription Agreement (incorporated by reference to Exhibit 10.4 to TortoiseCorp’s Current Report on Form 8-K (File No. 001-39508) filed with the SEC on February 8, 2021).
10.16**

Forward Purchase Agreement, dated August 31, 2020, between TortoiseCorp and CIBC National Trust Company (incorporated by reference to TortoiseCorp’s Registration Statement filed on Form S-1 (Registration No. 333-248269) filed with the SEC on September 1, 2020).

23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of Grant Thornton LLP.
23.3	Consent of Vinson & Elkins L.L.P. (included in Exhibits 5.1 and 8.1).
24.1**	Power of Attorney (included on the signature page to this registration statement).
99.1**	Consent of Scott Mercer to be named as a director.
99.2**	Consent of Christopher Wendel to be named as a director.
99.3**	Consent of Martin Lauber to be named as a director.
99.4**	Consent of Katherine Savitt to be named as a director.
99.5**	Consent of Eli Aheto to be named as a director.

Exhibit Number	Description
99.6**	Consent of John Tough to be named as a director.
99.7**	Consent of Bonita Stewart to be named as a director.
99.8	Form of Proxy Card for Extraordinary General Meeting.
99.9***	Schedule of New Private Placement Investors.

____________

*        To be filed by amendment.

**      Previously filed.

***    The Subscription Agreements are substantially identical in all material respects to the form of Subscription Agreement filed as Exhibit 10.15 hereto, except as to the identity of each New Private Placement Investor, the number of Private Placement Shares subscribed for by each New Private Placement Investor and the purchase price to be paid by each New Private Placement Investor. Pursuant to Instruction 2 to Item 601 of Regulation S-K, we have omitted filing copies of each such Subscription Agreement as exhibits to this Registration Statement on Form S-4/A and have filed a schedule as Exhibit 99.9 hereto identifying each New Private Placement Investor, the number of Private Placement Shares subscribed for by each New Private Placement Investor and the purchase price to be paid by each New Private Placement Investor.

†        Management Contracts.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(9)    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 25, 2021.

Tortoise Acquisition Corp. II
By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 25, 2021.

Signature	Title
/s/ Vincent T. Cubbage	President, Chief Executive Officer and Director
Vincent T. Cubbage	(Principal Executive Officer)
*	Chief Financial Officer and Director
Stephen Pang	(Principal Financial Officer and Principal Accounting Officer)
*	Director
Juan J. Daboub
*	Director
Karin M. Leidel
*	Director
Sidney L. Tassin
*By:	/s/ Vincent T. Cubbage
Vincent T. Cubbage
Attorney-in-fact